UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

CELLULAR BIOMEDICINE GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name(s) of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Cellular Biomedicine Group, Inc. common stock, par value $0.001 per share
(2)

Aggregate number of securities to which transaction applies:

11,768,545 shares of common stock, which consists of: (A) 10,181,058 shares of common stock outstanding as of September 28, 2020 (calculated as 19,450,353 shares of common stock outstanding as of September 28, 2020 minus 9,269,295 Rollover Shares (as defined in the accompanying proxy statement); (B) 1,476,742 shares of common stock issuable upon the exercise of options to purchase shares of common stock outstanding as of September 28, 2020, with a per share exercise price below $19.75; (C) 110,745 shares of common stock subject to restricted stock units outstanding as of September 28, 2020, other than restricted stock units held by the Management Rollover Stockholders (as defined in the accompanying proxy statement); and (D) 0 shares of common stock subject to performance-based restricted stock units outstanding as of September 28, 2020.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for the purposes of calculating the filing fee, the maximum aggregate value was determined based upon the sum of: (A) 10,181,058 shares of common stock outstanding as of September 28, 2020 (calculated as 19,450,353 shares of common stock outstanding as of September 28, 2020 minus 9,269,295 Rollover Shares), multiplied by the merger consideration of $19.75 per share; (B) 1,476,742 shares of common stock issuable upon the exercise of options to purchase shares of common stock outstanding as of September 28, 2020, with a per share exercise price below $19.75, multiplied by $9.31 (the difference between the merger consideration of $19.75 per share and the weighted average per share exercise price of $10.44); (C) 110,745 shares of common stock subject to restricted stock units outstanding as of September 28, 2020, other than restricted stock units held by the Management Rollover Stockholders (as defined in the accompanying proxy statement), multiplied by the merger consideration of $19.75 per share; and (D) 0 shares of common stock subject to performance-based restricted stock units outstanding as of September 28, 2020, multiplied by the merger consideration of $19.75 per share. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in the preceding sentence by 0.0001091.

	(4)	Proposed maximum aggregate value of transaction: $217,011,577.27
	(5)	Total fee paid: $23,675.96

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

DATED OCTOBER 9, 2020

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

[●], 2020

To the Stockholders of Cellular Biomedicine Group, Inc.:

You are cordially invited to attend a special meeting of the stockholders of Cellular Biomedicine Group, Inc., a Delaware corporation (“CBMG,” the “Company,” “we,” “our” or “us”), which we will hold at [●], on [●], 2020 at [●], Eastern Time. As part of our precautions regarding the coronavirus or COVID-19 pandemic, the special meeting may be held solely by means of remote communication rather than in person. If we take this step, we will announce the decision to do so in advance and provide details on how to participate in a press release issued by the Company and on our website, https://www.cellbiomedgroup.com. We will also file the press release with the U.S. Securities and Exchange Commission as definitive additional solicitation material. We encourage you to vote by proxy—by mail, by telephone or over the Internet—well in advance of the special meeting, to ensure your shares are represented whether or not you decide to attend the special meeting in person.

At the special meeting, holders of shares of our common stock, par value $0.001 per share (“Common Stock”), will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of August 11, 2020 (as it may be amended from time to time, the “Merger Agreement”), by and among CBMG Holdings, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), CBMG Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company, pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent. Parent and Merger Sub are entities newly formed on behalf of a consortium consisting of (i) Tony (Bizuo) Liu (Chief Executive Officer of CBMG) and certain other members of CBMG management consisting of Yihong Yao, Li (Helen) Zhang and Chengxiang (Chase) Dai (such other members of CBMG management, together with Mr. Liu, collectively, the “Management Rollover Stockholders”), (ii) Dangdai International Group Co., Limited, Mission Right Limited, Wealth Map Holdings Limited, Earls Mill Limited, OPEA SRL, Maplebrook Limited, Full Moon Resources Limited, Viktor Pan and Zheng Zhou (together with the Management Rollover Stockholders, collectively, the “Consortium Rollover Stockholders”), and (iii) Yunfeng Fund III, L.P., TF Capital Fund III L.P., Velvet Investment Pte. Ltd. and Mr. Liu (in his capacity as an equity investor) (collectively, the “Equity Investors” and, together with Parent, Merger Sub and the Consortium Rollover Stockholders, collectively, the “Buyer Consortium”). In this letter to the stockholders of CBMG, we refer to the Buyer Consortium, together with Novartis AG, Novartis Pharma AG, Yunfeng Capital Limited, TF Capital Ranok Ltd. and Winsor Capital Limited, collectively, as the “Participants.”

If the Merger is consummated, each share of Common Stock outstanding immediately prior to the effective time of the Merger (other than (i) shares of Common Stock owned by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent and shares of Common Stock owned by the Company, (ii) certain shares of Common Stock owned by the Consortium Rollover Stockholders and all of the shares of Common Stock owned by Novartis Pharma AG (together with the Consortium Rollover Stockholders, collectively, the “Rollover Stockholders”), and (iii) shares of Common Stock owned by stockholders who are entitled to, and who have timely perfected and have not withdrawn a demand for (or lost their right to), appraisal rights pursuant to Section 262 of the General Corporation Law of the State of Delaware) will be converted into the right to receive $19.75 in cash, without interest and subject to any applicable withholding taxes. The Merger is a “going private transaction” under U.S. Securities and Exchange Commission rules. If the Merger is consummated, the Company will be wholly owned by Parent, and Parent will be owned by the Equity Investors and the Rollover Stockholders.

The board of directors of the Company (the “Board”) formed a special committee comprised solely of four independent and disinterested directors of the Company (the “Special Committee”) to evaluate and, if applicable, negotiate the terms of the Merger and alternatives to the Merger. The Special Committee unanimously (i) determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders (other than the Participants and their respective affiliates), (ii) directed that the Merger Agreement be submitted to the Board for its approval and recommendation that the Company’s stockholders adopt the Merger Agreement, and (iii) recommended that the Board (a) approve and declare advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, (b) declare that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, the Company and its stockholders (other than the Participants and their respective affiliates), (c) authorize and approve the Company’s entry into the Merger Agreement and consummation of the transactions contemplated thereby, including the Merger, (d) submit the adoption of the Merger Agreement for consideration by the Company’s stockholders at a meeting of the stockholders of the Company, and (e) recommend that the Company’s stockholders vote in favor of the adoption of the Merger Agreement.

The Board (without the participation of Tony (Bizuo) Liu, Darren O’Brien and Hansheng Zhou, who abstained from voting given their relationships with the Buyer Consortium), acting on behalf of the Company and upon the unanimous recommendation of the Special Committee with respect to the Merger Agreement and the transactions contemplated thereby, including the Merger, unanimously (i) determined that the Merger Agreement and other transaction documents and the transactions contemplated thereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders (other than the Participants and their respective affiliates), (ii) authorized and approved the execution, delivery and performance by the Company of the Merger Agreement and other transaction documents and consummation of the transactions contemplated thereby, including the Merger, and (iii) directed that the Merger Agreement be submitted for adoption by the Company’s stockholders and recommended that the Company’s stockholders vote in favor of the adoption of the Merger Agreement. Tony (Bizuo) Liu, Darren O’Brien and Hansheng Zhou abstained from the vote of the Board given their relationships with the Buyer Consortium. In evaluating the Merger Agreement and the transactions contemplated thereby, including the Merger, the Special Committee consulted with its independent legal and financial advisors and, in making its recommendation to the Board, considered a number of factors, and, in evaluating the Merger Agreement and the transactions contemplated thereby, the Board consulted with its legal advisors and, in making its determination, including its recommendation to the Company’s stockholders, considered a number of factors, including the recommendation of the Special Committee, as such factors considered by the Special Committee and the Board are described more fully in the enclosed proxy statement. The Board (without the participation of Tony (Bizuo) Liu, Darren O’Brien and Hansheng Zhou, who abstained from voting given their relationships with the Buyer Consortium) unanimously recommends that you vote “FOR” the proposal to adopt the Merger Agreement.

You will also be asked to consider and vote at the special meeting on (i) one or more proposals to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement, and (ii) a non-binding, advisory proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the Merger. The Board (without the participation of Tony (Bizuo) Liu, Darren O’Brien and Hansheng Zhou, who abstained from voting given their relationships with the Buyer Consortium) unanimously recommends that you vote “FOR” each of these proposals.

The Board is soliciting your proxy to ensure that a quorum exists and that your shares are represented and voted at the special meeting and any adjournments or postponements thereof. The Merger cannot be consummated unless the Merger Agreement is adopted by the affirmative vote of the holders of (i) at least a majority of the shares of Common Stock outstanding at the close of business, Eastern Time, on [●], 2020, the record date for the special meeting, and (ii) at least a majority of the shares of Common Stock outstanding at the close of business, Eastern Time, on the record date excluding the votes of the Participants and their respective affiliates, in each case, in accordance with applicable law and the organizational documents of the Company.

Your vote is important, regardless of the number of shares of Common Stock you own. Whether or not you expect to attend the special meeting in person, please submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the special meeting. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you fail to return your proxy and fail to attend the special meeting in person, your shares will not be counted for purposes of determining whether a quorum exists at the special meeting and will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement. Similarly, if you hold your shares in “street name” and fail to instruct your broker, bank or other nominee as to how to vote your shares, your shares will not be counted for purposes of determining whether a quorum exists and will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement.

In considering the recommendation of the Board, you should be aware that certain of the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of our stockholders generally as further described in the accompanying proxy statement. You should also be aware that the Rollover Stockholders have interests in the Merger that are different from, or in addition to, the interests of the Company’s other stockholders, as further described in the accompanying proxy statement. At the close of business, Eastern Time, on the record date for the special meeting, the Rollover Stockholders collectively owned approximately [●]% of the outstanding shares of Common Stock. Pursuant to a Consortium Rollover and Support Agreement and a Novartis Rollover and Support Agreement (collectively, the “Rollover and Support Agreements”), as applicable, each entered into with Parent on August 11, 2020, each of the Rollover Stockholders has agreed, among other things, (i) to vote, or cause to be voted, all of the Common Stock held by such Rollover Stockholder in favor of the proposal to adopt the Merger Agreement and (ii) that certain shares of Common Stock held by the Consortium Rollover Stockholder (or in the case of Novartis Pharma AG, all of the shares of Common Stock held by Novartis Pharma AG) will be canceled at the closing of the Merger for no consideration. In consideration for such cancellation, the Rollover Stockholders will receive newly issued ordinary shares of Parent immediately prior to the consummation of the Merger. The Special Committee and the Board did not assess whether the Rollover and Support Agreements were fair to, and in the best interests of, the Rollover Stockholders.

The accompanying proxy statement provides you with more detailed information about the special meeting, the Merger Agreement and the transactions contemplated thereby, including the Merger. A copy of the Merger Agreement is attached as Annex A to the proxy statement. We encourage you to carefully read the entire proxy statement and its annexes, including the Merger Agreement and the documents referred to or incorporated by reference in the proxy statement. You may also obtain additional information about the Company from other documents that we have filed with the U.S. Securities and Exchange Commission.

Thank you in advance for your cooperation and continued support.

Sincerely,

Alan Au

Director and Chair of the Special Committee

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The accompanying proxy statement is dated [●], 2020, and is first being mailed to stockholders of the Company on or about [●], 2020.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [●]

To the Stockholders of Cellular Biomedicine Group, Inc.:

NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of Cellular Biomedicine Group, Inc., a Delaware corporation (“CBMG,” the “Company,” “we,” “our” or “us”), will be held at [●] on [●], 2020 at [●], Eastern Time, for the following purposes:

(i)

To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of August 11, 2020 (as it may be amended from time to time, the “Merger Agreement”), by and among CBMG Holdings, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), CBMG Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company, pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent (such proposal, the “Merger Agreement Proposal”). A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement.

(ii)

To consider and vote on one or more proposals to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Merger Agreement Proposal (the “Adjournment Proposal”).

(iii)

To consider and vote on a non-binding, advisory proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the Merger (the “Advisory Compensation Proposal”).

As part of our precautions regarding the coronavirus or COVID-19 pandemic, the special meeting may be held solely by means of remote communication rather than in person. If we take this step, we will announce the decision to do so in advance and provide details on how to participate in a press release issued by the Company and on our website, https://www.cellbiomedgroup.com. We will also file the press release with the U.S. Securities and Exchange Commission as definitive additional solicitation material. We encourage you to vote by proxy—by mail, by telephone or over the Internet—well in advance of the special meeting, to ensure your shares are represented whether or not you decide to attend the special meeting in person.

All holders of record of shares of our common stock, par value $0.001 per share (“Common Stock”), at the close of business, Eastern Time, on [●], 2020, the record date for the special meeting, are entitled to notice of and to vote at the special meeting or at any adjournments or postponements thereof. All stockholders of record are cordially invited to attend the special meeting in person.

The board of directors of the Company (the “Board”) (without the participation of Tony (Bizuo) Liu, Darren O’Brien and Hansheng Zhou, who abstained from voting given their relationships with the Buyer Consortium) unanimously recommends that the stockholders of the Company vote “FOR” the Merger Agreement Proposal, “FOR” the Adjournment Proposal and “FOR” the Advisory Compensation Proposal.

Parent and Merger Sub are entities newly formed on behalf of a consortium consisting of (i) Tony (Bizuo) Liu (Chief Executive Officer of CBMG) and certain other members of CBMG management consisting of Yihong Yao, Li (Helen) Zhang and Chengxiang (Chase) Dai (such other members of CBMG management, together with Mr. Liu, collectively, the “Management Rollover Stockholders”), (ii) Dangdai International Group Co., Limited, Mission Right Limited, Wealth Map Holdings Limited, Earls Mill Limited, OPEA SRL, Maplebrook Limited,

Full Moon Resources Limited, Viktor Pan and Zheng Zhou (together with the Management Rollover Stockholders, collectively, the “Consortium Rollover Stockholders”), and (iii) Yunfeng Fund III, L.P., TF Capital Fund III L.P., Velvet Investment Pte. Ltd. and Mr. Liu (in his capacity as an equity investor) (collectively, the “Equity Investors” and, together with Parent, Merger Sub and the Consortium Rollover Stockholders, collectively, the “Buyer Consortium”). In this notice, we refer to the Buyer Consortium, together with Novartis AG, Novartis Pharma AG, Yunfeng Capital Limited, TF Capital Ranok Ltd. and Winsor Capital Limited, collectively, as the “Participants.”

If the Merger is consummated, each share of Common Stock outstanding immediately prior to the effective time of the Merger (other than (i) shares of Common Stock owned by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent and shares of Common Stock owned by the Company, (ii) certain shares of Common Stock owned by the Consortium Rollover Stockholders and all of the shares of Common Stock owned by Novartis Pharma AG (together with the Consortium Rollover Stockholders, collectively, the “Rollover Stockholders”), and (iii) shares of Common Stock owned by stockholders who are entitled to, and who have timely perfected and have not withdrawn a demand for (or lost their right to), appraisal rights pursuant to Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”)) will be converted into the right to receive $19.75 in cash, without interest and subject to any applicable withholding taxes. The Merger is a “going private transaction” under U.S. Securities and Exchange Commission rules. If the Merger is consummated, the Company will be wholly owned by Parent, and Parent will be owned by the Equity Investors and the Rollover Stockholders.

Your vote is important, regardless of the number of shares of Common Stock you own. The Board is soliciting your proxy to ensure that a quorum exists and that your shares are represented and voted at the special meeting and any adjournments and postponements thereof. The Merger cannot be consummated unless the Merger Agreement is adopted by the affirmative vote of the holders of (i) at least a majority of the shares of Common Stock outstanding at the close of business, Eastern Time, on the record date, and (ii) at least a majority of the shares of Common Stock outstanding at the close of business, Eastern Time, on the record date excluding the votes of the Participants and their respective affiliates, in each case, in accordance with applicable law and the organizational documents of the Company. If you fail to vote or you abstain from voting on the Merger Agreement Proposal, the effect will be the same as a vote “AGAINST” the Merger Agreement Proposal.

Assuming a quorum exists, approval of the Adjournment Proposal and the Advisory Compensation Proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock outstanding at the close of business, Eastern Time, on the record date that are present in person or represented by proxy at the special meeting. Approval of the Advisory Compensation Proposal and the Adjournment Proposal are not conditions to the consummation of the Merger.

As required by Section 262 of the DGCL, the Company is notifying all stockholders entitled to vote on the Merger that you are or may be entitled to assert appraisal rights in connection with the proposed Merger. The procedures you are required to follow in order to exercise your appraisal rights are summarized in the accompanying proxy statement in the section entitled “Rights of Appraisal” beginning on page 155, and a copy of Section 262 of the DGCL is included with the accompanying proxy statement as Annex C.

Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy card to ensure that your shares will be represented at the special meeting if you are unable to attend. You also may submit your proxy card by using a toll-free telephone number or the Internet. We have provided instructions on the proxy card for using these convenient services.

If you are a stockholder who holds your shares of Common Stock in “street name” through a broker, bank or other nominee, please be aware that you will need to follow the directions provided by such broker, bank or nominee regarding how to instruct it to vote your shares of Common Stock at the special meeting. If your shares are held by a broker, bank or other nominee and you wish to vote in person at the special meeting, you must bring to the special meeting a proxy from the broker, bank or other nominee that holds your shares authorizing you to vote in person at the special meeting. Please also bring to the special meeting your account statement evidencing your beneficial ownership of Common Stock at the close of business, Eastern Time, on the record date. All stockholders should also bring photo identification to the special meeting.

The proxy statement of which this notice forms a part provides a detailed description of the Merger, the Merger Agreement, the Merger Agreement Proposal, the Adjournment Proposal and the Advisory Compensation Proposal, and provides specific information concerning the special meeting. We urge you to read the proxy statement, including any documents incorporated therein by reference, and its annexes carefully and in their entirety. If you have any questions concerning the Merger or the proxy statement, would like additional copies of the proxy statement or need help voting your shares of Common Stock, please contact our Corporate Secretary by mail at 209 Perry Parkway, Suite 13, Gaithersburg, Maryland 20877, or by telephone at +1 (301) 825-5320.

BY ORDER OF THE BOARD OF DIRECTORS

Andrew Chan

Chief Legal Officer (General Counsel), Corporate

Development and Secretary

Dated [●], 2020

i

Page
TF Capital	175
Tony (Bizuo) Liu	177
The Consortium Rollover Stockholders	177
Novartis Filing Persons	183

SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINATIONS	201

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS	202

OTHER MATTERS FOR ACTION AT THE STOCKHOLDERS MEETING	203

WHERE YOU CAN FIND ADDITIONAL INFORMATION	204

ANNEX A—AGREEMENT AND PLAN OF MERGER, DATED AS OF AUGUST 11, 2020, BY AND AMONG CBMG HOLDINGS, CBMG MERGER SUB INC. AND CELLULAR BIOMEDICINE GROUP, INC.	A-1
ANNEX B—OPINION OF JEFFERIES LLC	B-1
ANNEX C—SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE	C-1

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This proxy statement contains information relating to a special meeting of the stockholders of Cellular Biomedicine Group, Inc., a Delaware corporation, which will be held at [●] on [●], 2020 at [●], Eastern Time, and any adjournments or postponements thereof, and is being furnished to stockholders of Cellular Biomedicine Group, Inc. as part of the solicitation of proxies by the board of directors of Cellular Biomedicine Group, Inc. for use at the special meeting. This proxy statement is dated [●], 2020, and is first being mailed to stockholders of Cellular Biomedicine Group, Inc. on or about [●], 2020.

SUMMARY TERM SHEET

This Summary Term Sheet highlights selected information contained in this proxy statement. We encourage you to read carefully this entire proxy statement, including its annexes and the documents referred to or incorporated by reference in this proxy statement, as this Summary Term Sheet may not contain all of the information that may be important to you. The items in this Summary Term Sheet include page references directing you to a more complete description of that topic in this proxy statement.

Because the Merger (as defined below under “—Certain Defined Terms”) is a “going private transaction,” Cellular Biomedicine Group, Inc. and the Buyer Filing Persons (as defined below under “—Certain Defined Terms”) have filed with the U.S. Securities and Exchange Commission a Transaction Statement on Schedule 13E-3 (the “Schedule 13E-3”) with respect to the Merger. You may obtain any additional information about the Schedule 13E-3 under the caption “Where You Can Find Additional Information.”

Certain Defined Terms

In this proxy statement, we refer to (i) the Agreement and Plan of Merger, dated as of August 11, 2020, by and among CBMG Holdings, CBMG Merger Sub Inc., and Cellular Biomedicine Group, Inc., as it may be amended from time to time, as the “Merger Agreement,” (ii) the merger of CBMG Merger Sub Inc. with and into Cellular Biomedicine Group, Inc. pursuant to the Merger Agreement as the “Merger,” (iii) Cellular Biomedicine Group, Inc. as “CBMG,” the “Company,” “we,” “our,” “us,” or, after giving effect to the Merger, the “Surviving Corporation,” (iv) CBMG Holdings as “Parent,” and (v) CBMG Merger Sub Inc. as “Merger Sub.” We refer to (i) the board of directors of the Company as the “Board” and the special committee consisting solely of four independent and disinterested directors of the Company as the “Special Committee.”

In this proxy statement, we also refer to (i) the U.S. Securities and Exchange Commission as the “SEC,” (ii) the Securities Act of 1933, as amended, as the “Securities Act,” and (iii) the Securities Exchange Act of 1934, as amended, as the “Exchange Act.”

In this proxy statement, we further refer to (i) Yunfeng Fund III, L.P. and Yunfeng Capital Limited, collectively, as “Yunfeng Capital,” (ii) TF Capital Ranok Ltd., TF Capital Fund III L.P. and Winsor Capital Limited, collectively, as “TF Capital,” (iii) Velvet Investment Pte. Ltd. as “Velvet Investment,” (iv) Tony (Bizuo) Liu, Yihong Yao, Li (Helen) Zhang and Chengxiang (Chase) Dai, collectively, as the “Management Rollover Stockholders,” (v) the Management Rollover Stockholders, Dangdai International Group Co., Limited, Mission Right Limited, Wealth Map Holdings Limited, Earls Mill Limited, OPEA SRL, Maplebrook Limited, Full Moon Resources Limited, Viktor Pan and Zheng Zhou, collectively, as the “Consortium Rollover Stockholders,” (vi) Novartis Pharma AG as “Novartis” and, together with Novartis AG, collectively, as the

“Novartis Filing Persons,” (vii) the Consortium Rollover Stockholders and Novartis as the “Rollover Stockholders,” (viii) Yunfeng Fund III, L.P., TF Capital Fund III L.P., Velvet Investment and Mr. Liu (in his capacity as an equity investor), collectively, as the “Equity Investors,” (ix) the Consortium Rollover Stockholders, the Equity Investors, Parent and Merger Sub, collectively, as the “Buyer Consortium,” (x) the Consortium Rollover Stockholders, Yunfeng Fund III, L.P., Yunfeng Capital Limited, TF Capital Fund III L.P., TF Capital Ranok Ltd., Winsor Capital Limited, Parent and Merger Sub, collectively, as the “Consortium Filing Persons,” (xi) the Consortium Filing Persons and the Novartis Filing Persons, collectively, as the “Buyer Filing Persons,” (xii) the Buyer Consortium, the Novartis Filing Persons, Yunfeng Capital Limited, TF Capital Ranok Ltd. and Winsor Capital Limited, collectively, as the “Participants,” and (xiii) the holders of common stock, par value $0.001 per share, of the Company that are not affiliates of the Company, collectively, as the “unaffiliated security holders.”

All references to “dollars” and “$” in this proxy statement, including in this Summary Term Sheet, are to U.S. dollars. Unless otherwise indicated, all dates and times referenced in this proxy statement refer to Eastern Time in the United States.

The Parties Involved in the Merger (page 114)

Cellular Biomedicine Group, Inc.

Cellular Biomedicine Group, Inc. is a Delaware corporation. Originally incorporated in Arizona in 2011 and known as EastBridge Investment Group Corporation, the Company is a clinical-stage biopharmaceutical company committed to using our proprietary cell-based technologies to develop immunotherapies for the treatment of cancer and stem cell therapies for the treatment of degenerative diseases. CBMG’s principal business address is 209 Perry Parkway, Suite 13, Gaithersburg, Maryland 20877, and its telephone number is +1 (301) 825-5320.

Our common stock, par value $0.001 per share (“Common Stock”), is traded on the Nasdaq Global Select Market (“Nasdaq”) under the ticker symbol “CBMG.” Our corporate web address is https://www.cellbiomedgroup.com. The information provided on the Company’s website is not part of this proxy statement and is not incorporated in this proxy statement by reference or by any other reference to the Company’s website provided in this proxy statement.

See “Important Information Regarding Cellular Biomedicine Group, Inc.—Company Background” beginning on page 161 and “The Parties Involved in the Merger—Cellular Biomedicine Group, Inc.” beginning on page 114 for additional information.

Additional information about CBMG is contained in its public filings, which is incorporated by reference herein. See “Where You Can Find Additional Information” beginning on page 204.

CBMG Holdings

Parent is an exempted company with limited liability incorporated under the laws of the Cayman Islands and is a holding company formed solely for the purpose of holding the equity interest in Merger Sub, entering into the Merger Agreement and consummating the transactions contemplated by the Merger Agreement, including the Merger. The registered address of Parent is c/o Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands. The principal business address of Parent is Suite 3206, One Exchange Square, 8 Connaught Place, Hong Kong, and the telephone number of Parent is +852 2516 6363.

CBMG Merger Sub Inc.

Merger Sub is a Delaware corporation and a holding company that is wholly owned by Parent and formed solely for the purpose of entering into the Merger Agreement and consummating the transactions contemplated by the Merger Agreement, including the Merger. The registered address of Merger Sub is c/o Maples Fiduciary Services (Delaware) Inc., Suite 302, 4001 Kennett Pike, County of New Castle, Wilmington, Delaware 19807. The principal business address of Merger Sub is Suite 3206, One Exchange Square, 8 Connaught Place, Hong Kong. Merger Sub is wholly owned by Parent and the telephone number of Merger Sub is +852 2516 6363.

Yunfeng Capital

Yunfeng Fund III, L.P. is an exempted limited partnership established under the laws of the Cayman Islands. Yunfeng Fund III, L.P. is an investment fund which was established for the purpose of making portfolio investments in accordance with its investment guidelines and engaging in such other activities incidental or ancillary thereto, including, without limitation, holding interests in Parent and completing the transactions contemplated by the Merger Agreement, including the Merger and the related financing transactions. Yunfeng Fund III, L.P. has not engaged in any business except for activities permitted by its exempted limited partnership agreement (the “YF Fund III LPA”), including activities incidental to its formation and in connection with the transactions contemplated by the Merger Agreement, including the Merger. The principal business address of Yunfeng Fund III, L.P. is Suite 3206, One Exchange Square, 8 Connaught Place, Central, Hong Kong and the telephone number of Yunfeng Fund III, L.P. is +852 2516 6363.

Yunfeng Investment III, Ltd. is the general partner of Yunfeng Fund III, L.P. Yunfeng Investment III, Ltd. is an exempted company with limited liability incorporated under the laws of the Cayman Islands. The principal business of Yunfeng Investment III, Ltd. is to serve as the general partner of Yunfeng Fund III, L.P. and as the general partner (or in a similar capacity) for other investment partnerships or alternative investment vehicles established pursuant to the YF Fund III LPA and to engage in other lawful businesses under applicable laws and all things necessary or incidental thereto. The principal business address of Yunfeng Investment III, Ltd. is Suite 3206, One Exchange Square, 8 Connaught Place, Central, Hong Kong and the telephone number of Yunfeng Investment III, Ltd. is +852 2516 6363.

Yunfeng Capital Limited is an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands and an affiliate of Yunfeng Fund III, L.P. The registered office of Yunfeng Capital Limited is c/o Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands and the telephone number of Yunfeng Capital Limited is +852 2516 6363. The principal business of Yunfeng Capital Limited is private equity investment activities.

TF Capital

TF Capital Ranok Ltd. is a company with limited liability incorporated under the laws of the British Virgin Islands. The registered office of TF Capital Ranok Ltd. is Trinity Chambers, PO Box 4301, Road Town, Tortola, British Virgin Islands. The principal business address of TF Capital Ranok Ltd. is Unit 705, Tower 1, 88 Keyuan Road, German Center, Pudong New District, Shanghai 201203, China. The telephone number of TF Capital Ranok Ltd. is +86 21 5019 8835. The principal business of TF Capital Ranok Ltd. is private equity investment activities. TF Capital Ranok Ltd. is a wholly-owned subsidiary of TF Capital Fund III L.P.

TF Capital Fund III L.P. is an exempted limited partnership established under the laws of the Cayman Islands. The general partner of TF Capital Fund III L.P. is Taitong Fund Management Co., Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands. The registered office of each of TF Capital Fund III L.P. and Taitong Fund Management Co., Ltd. is P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. The principal business address of each of TF Capital Fund III L.P. and Taitong Fund Management Co., Ltd. is Unit 705, Tower 1, 88 Keyuan Road, German Center, Pudong New District, Shanghai 201203, China. The telephone number of each of TF Capital Fund III L.P. and Taitong Fund Management Co., Ltd. is +86 21 5019 8835. The principal business of each of TF Capital Fund III L.P. and Taitong Fund Management Co., Ltd. is private equity investment activities.

Winsor Capital Limited is a company with limited liability incorporated under the laws of the British Virgin Islands. The registered office of Winsor Capital Limited is c/o SHRM Trustees (BVI) Limited of Trinity Chambers, PO Box 4301, Road Town, Tortola, British Virgin Islands. The principal business address of Winsor Capital Limited is Unit 705, Tower 1, 88 Keyuan Road, German Center, Pudong New District, Shanghai 201203, China. The telephone number of Winsor Capital Limited is +86 21 5019 8835. The principal business of Winsor Capital Limited is private equity investment activities. Winsor Capital Limited is a wholly-owned subsidiary of Taitong Late Stage Fund L.P. Taitong Late Stage Fund L.P. is an affiliate of TF Capital Fund III L.P.

Velvet Investment

Velvet Investment Pte. Ltd. is a private company limited by shares formed under the laws of Singapore. Velvet Investment Pte. Ltd. is managed by GIC Special Investments Private Limited, which is wholly-owned by GIC Private Limited. GIC Special Investments Private Limited and GIC Private Limited are private companies limited by shares organized under the laws of the Republic of Singapore. Velvet Investment Pte. Ltd.’s principal business address is 168 Robinson Road, #37-01 Capital Tower, Singapore 068912 and its telephone number is +(65) 6889-8888. The principal business of Velvet Investment Pte. Ltd. is investment holding.

Tony (Bizuo) Liu

Mr. Liu is the Chief Executive Officer, the Chief Financial Officer and a director of the Company and is a citizen of the United States of America. His principal occupation is as a director and officer of the Company. The principal business address of Mr. Liu is c/o Cellular Biomedicine Group, Inc., 209 Perry Parkway, Suite 13, Gaithersburg, Maryland 20877 and his telephone number is +1 (301) 825-5320.

Other Management Rollover Stockholders

Yihong Yao

Yihong Yao is the Chief Scientific Officer of the Company and is a citizen of the United States of America. His principal business address is c/o Cellular Biomedicine Group, Inc., 209 Perry Parkway, Suite 13, Gaithersburg, Maryland 20877 and his telephone number is +1 (301) 825-5320.

Li (Helen) Zhang

Li (Helen) Zhang is the Chief Production Officer of the Company and is a citizen of the United States of America. Her principal business address is c/o Cellular Biomedicine Group, Inc., 209 Perry Parkway, Suite 13, Gaithersburg, Maryland 20877 and her telephone number is +1 (301) 825-5320.

Chengxiang (Chase) Dai

Chengxiang (Chase) Dai is the General Manager of the Regenerative Medicine Business Unit of the Company. Mr. Dai has been General Manager of the Regenerative Medicine Business Unit of the Company since March 2018. He is a Chinese citizen. His principal business address is c/o Cellular Biomedicine Group, Inc., 209 Perry Parkway, Suite 13, Gaithersburg, Maryland 20877 and his telephone number is +1 (301) 825-5320.

Other Consortium Rollover Stockholders

Dangdai International Group Co., Limited

Dangdai International Group Co., Limited is an exempted limited company incorporated under the laws of Hong Kong. The registered office of Dangdai International Group Co., Limited is Room 2105-07, 21/F, Man Yee Building, 68 Des Voeux Road Central, Central, Hong Kong. The principal business address of Dangdai International Group Co., Limited is Room 2105-07, 21/F, Man Yee Building, 68 Des Voeux Road Central, Central, Hong Kong. The telephone number of Dangdai International Group Co., Limited is +852 3892 2700. The principal business of Dangdai International Group Co., Limited is private equity investment activities.

Mission Right Limited

Mission Right Limited is a company with limited liability incorporated under the laws of the British Virgin Islands. The registered office of Mission Right Limited is Palm Grove House, P.O. Box 438, Road Town, Tortola, British Virgin Islands. The principal business address of Mission Right Limited is Rooms 4503-5, 45th floor, China Resources Building, 26 Harbour Road, Wanchai, Hong Kong. The telephone number of Mission Right Limited is +852 2856 9300. The principal business of Mission Right Limited is investment holding. Mission Right Limited is an entity jointly controlled by Zeacome Investment Limited and Yusen Holdings Limited.

Wealth Map Holdings Limited and Earls Mill Limited

Wealth Map Holdings Limited is a company with limited liability incorporated under the laws of the British Virgin Islands. The principal business address of Wealth Map Holdings Limited is c/o Unit 2006-08, 20/F Harbour Centre, 25 Harbour Road, Wan Chai, Hong Kong. The telephone number of Wealth Map Holdings Limited is +852 2630 2000. The principal business of Wealth Map Holdings Limited is investment holding.

Earls Mill Limited is a company with limited liability incorporated under the laws of the British Virgin Islands. The principal business address of Earls Mill Limited is c/o Unit 2006-08, 20/F Harbour Centre, 25 Harbour Road, Wan Chai, Hong Kong. The telephone number of Earls Mill Limited is +852 2630 2000. The principal business of Earls Mill Limited is investment holding.

Sailing Capital Overseas Investments Fund, L.P. (“Sailing Capital”) is an exempted limited partnership established under the laws of the Cayman Islands whose registered office is c/o Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands. The principal business address of Sailing Capital is Unit 2006-08, 20/F, Harbour Centre, 25 Harbour Road, Wan Chai, Hong Kong. The telephone number of Sailing Capital is +852 2630 2000. Sailing Capital is the sole shareholder of Wealth Map Holdings Limited and James Xiao Dong Liu, the Chairman of Sailing Capital, is the sole director of Earls Mill Limited. Sailing Capital is a global private equity firm focused on investments in the healthcare, technology and consumer sectors.

The general partner of Sailing Capital is Sailing Capital Overseas Investments GP, Ltd, an exempted company with limited liability incorporated under the laws of the Cayman Islands. The registered office of Sailing Capital Overseas Investments GP, Ltd is c/o Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands. The principal business address of Sailing Capital Overseas Investments GP, Ltd is Unit 2006-08, 20/F, Harbour Centre, 25 Harbour Road, Wan Chai, Hong Kong and its telephone number is +852 2630 2000. The principal business of Sailing Capital Overseas Investments GP, Ltd is to serve as the general partner of Sailing Capital and to engage in other lawful businesses under applicable laws and all things necessary or incidental thereto.

OPEA SRL

OPEA SRL is a company limited by shares incorporated under the laws of Italy and its registered address is Via Cesare Battisti 1, 20122 Milan, Italy. The principal business address of OPEA SRL is Via Cesare Battisti 1, 20122 Milan, Italy and its telephone number is +39 02 76011178. The principal business of OPEA SRL is private equity investment.

Maplebrook Limited

Maplebrook Limited is an exempted company with limited liability incorporated under the laws of the Cayman Islands. The registered office of Maplebrook Limited is P.O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1 – 1205 Cayman Islands. The principal business address of

Maplebrook Limited is c/o Credit Suisse Trust Limited, 1 Raffles Link #05-02 Singapore 039393. The telephone number of Maplebrook Limited is +65 6212 6000. The principal business of Maplebrook Limited is financial and private equity investment activities.

Full Moon Resources Limited

Full Moon Resources Limited is a company with limited liability incorporated under the laws of the British Virgin Islands. The registered office of Full Moon Resources Limited is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands. The principal business address of Full Moon Resources Limited is Room 1902-3, Bank of America Tower, 12 Harcourt Road, Central, Hong Kong. The telephone number of Full Moon Resources Limited is +852 3900 8282. The principal business of Full Moon Resources Limited is investment holding.

Viktor Pan

Viktor Pan serves as a Managing Director of Infotech Electronics Ind. Inc. since February 1999. Mr. Pan is a citizen of Austria. His principal business address is 6th Floor, No.273, Sec.4, Hsin-Yi Road, Taipei, Republic of China and his business telephone number is +886 2 2325 7362.

Zheng Zhou

Zheng Zhou is a retiree and is a Hong Kong citizen. His address is Flat B, 25/F, Tower 6, Marinella, 9 Welfare Road, Aberdeen, Hong Kong.

Novartis Filing Persons

Novartis Pharma AG is a corporation organized under the laws of Switzerland. The address and telephone number of the principal business office of Novartis Pharma AG is Lichtstrasse 35, 4056 Basel, Switzerland and +41 61 324 1111. The principal business of Novartis Pharma AG is developing and marketing pharmaceuticals. Novartis Pharma AG is a wholly-owned subsidiary of Novartis AG.

Novartis AG, a corporation organized under the laws of Switzerland, is the publicly owned parent of a multinational group of companies specializing in the research, development, manufacturing and marketing of healthcare products, led by innovative pharmaceuticals and also including high-quality generic pharmaceuticals. The address and telephone number of the principal business office of Novartis AG is Lichtstrasse 35, 4056 Basel, Switzerland and +41 61 324 1111.

The Special Meeting (page 119)

This proxy statement is being furnished to the Company’s stockholders as part of the solicitation of proxies by the Board for use at the special meeting to be held at [●] on [●], 2020 at [●], or at any adjournments or postponements thereof. At the special meeting, the Company’s stockholders will be asked to consider and vote upon:

•	a proposal to adopt the Merger Agreement (the “Merger Agreement Proposal”). A copy of the Merger Agreement is attached as Annex A to this proxy statement.

•

one or more proposals to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Merger Agreement Proposal (the “Adjournment Proposal”).

•

a non-binding, advisory proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the Merger (the “Advisory Compensation Proposal”).

As part of our precautions regarding the coronavirus or COVID-19 pandemic, the special meeting may be held solely by means of remote communication rather than in person. If we take this step, we will announce the decision to do so in advance and provide details on how to participate in a press release issued by the Company and on our website, https://www.cellbiomedgroup.com. We will also file the press release with the SEC as definitive additional solicitation material. We encourage you to vote by proxy—by mail, by telephone or over the Internet—well in advance of the special meeting, to ensure your shares are represented whether or not you decide to attend the special meeting in person.

Record Date and Quorum (page 120)

The holders of record of shares of Common Stock outstanding at the close of business on [●], 2020, the record date for the special meeting (the “record date”), will be entitled to notice of, and to vote at, the special meeting or any adjournments or postponements thereof. For each matter to be voted on at the special meeting, holders of record of Common Stock are entitled to one vote for each share of Common Stock they own of record at the close of business on the record date. At the close of business on the record date, [●] shares of Common Stock were outstanding.

The presence at the special meeting, in person or represented by proxy, of the holders of a majority of the shares of Common Stock outstanding at the close of business on the record date will constitute a quorum at the special meeting. At the close of business on the record date, the Consortium Rollover Stockholders owned an aggregate of [●] outstanding shares of Common Stock (which represented approximately [●]% of the total number of outstanding shares of Common Stock), and Novartis owned an aggregate of 1,458,257 shares of Common Stock (which represented approximately [●]% of the total number of outstanding shares of Common Stock). Pursuant to the Consortium Support Agreement and the Novartis Support Agreement (each as defined in the section entitled “—Rollover and Support Agreements”), each of the Rollover Stockholders has agreed, among other things, (i) to vote, or cause to be voted, all of the shares of Common Stock owned directly or indirectly by him, her or it in favor of the Merger Agreement Proposal, and (ii) until the earlier of the closing of the Merger and the termination of the Merger Agreement, not to, directly or indirectly, transfer any shares of Common Stock owned by him, her or it. Accordingly, assuming the Rollover Stockholders comply with their respective obligations under the applicable Rollover and Support Agreement, the presence of the shares of Common Stock owned by the Rollover Stockholders at the special meeting would ensure a quorum at the special meeting.

Required Vote (page 121)

The Merger cannot be consummated unless the Merger Agreement is adopted by the affirmative vote of the holders of (i) at least a majority of the shares of Common Stock outstanding at the close of business on the record date and (ii) at least a majority of the shares of Common Stock outstanding at the close of business on the record date excluding the votes of the Participants and their respective affiliates, in each case, in accordance with applicable law and the organizational documents of the Company (the approval described in the foregoing clause (ii), the “Company Majority of the Minority Stockholder Approval” and, the approvals described in the foregoing clauses (i) and (ii), collectively, the “Company Stockholder Approval”). Consummation of the Merger does not require approval of a majority of the shares of Common Stock held by all unaffiliated security holders because, although the votes of the Participants and their respective affiliates are excluded, the votes of our directors (other than Tony (Bizuo) Liu, Darren O’Brien and Hansheng Zhou) and officers (other than the Management Rollover Stockholders) are included. Given that [●] shares of Common Stock owned by the Company’s stockholders other than the Participants and their respective affiliates were outstanding at the close of business on the record date, [●] shares of Common Stock owned by such stockholders other than the Participants and their respective affiliates must be voted in favor of the Merger Agreement Proposal in order for the Merger Agreement Proposal to be approved.

Assuming a quorum exists, approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock outstanding at the close of business on the record date that are present in person or represented by proxy at the special meeting.

Assuming a quorum exists, approval of the Advisory Compensation Proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock outstanding at the close of business on the record date that are present in person or represented by proxy at the special meeting.

Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Merger (page 58)

The Special Committee unanimously (i) determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders (other than the Participants and their respective affiliates), (ii) directed that the Merger Agreement be submitted to the Board for its approval and recommendation that the Company’s stockholders adopt the Merger Agreement, and (iii) recommended that the Board (a) approve and declare advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, (b) declare that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, the Company and its stockholders (other than the Participants and their respective affiliates), (c) authorize and approve the Company’s entry into the Merger Agreement and consummation of the transactions contemplated thereby, including the Merger, (d) submit the adoption of the Merger Agreement for consideration by the Company’s stockholders at a meeting of the stockholders of the Company, and (e) recommend that the Company’s stockholders vote in favor of the adoption of the Merger Agreement.

The Board (without the participation of Tony (Bizuo) Liu, Darren O’Brien and Hansheng Zhou, who abstained from voting given their relationships with the Buyer Consortium), acting on behalf of the Company and upon the unanimous recommendation of the Special Committee with respect to the Merger Agreement and the transactions contemplated thereby, including the Merger, unanimously (i) determined that the Merger Agreement and other transaction documents and the transactions contemplated thereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders (other than the Participants and their respective affiliates), (ii) authorized and approved the execution, delivery and performance by the Company of the Merger Agreement and other transaction documents and consummation of the transactions contemplated thereby, including the Merger, and (iii) directed that the Merger Agreement be submitted for adoption by the Company’s stockholders and recommended that the Company’s stockholders vote in favor of the adoption of the Merger Agreement.

Accordingly, the Board (without the participation of Tony (Bizuo) Liu, Darren O’Brien and Hansheng Zhou, who abstained from voting given their relationships with the Buyer Consortium) unanimously recommends that the stockholders of the Company vote “FOR” the Merger Agreement Proposal, “FOR” the Adjournment Proposal and “FOR” the Advisory Compensation Proposal.

For descriptions of the reasons considered and fairness determination made by the Special Committee and the Board in determining to recommend approval of the Merger Agreement Proposal, see “Special Factors—Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Merger” beginning on page 58.

Purposes of the Company for the Merger (page 76)

The Company’s purpose for engaging in the Merger is to enable its stockholders to realize the value of their investment in the Company through their receipt of $19.75 per share of Common Stock in cash (the “Per Share Merger Consideration”), which represents:

•

a premium of approximately 31.9% over the closing price per share of Common Stock on August 10, 2020, the last full trading day before the Special Committee’s initial determination to recommend that the Board approve, adopt and declare advisable the Merger Agreement and the transactions contemplated thereby;

•	a premium of approximately 42.5% over the closing price per share of Common Stock seven days prior to August 10, 2020;

•	a premium of approximately 32.6% over the closing price per share of Common Stock 30 days prior to August 10, 2020;

•	a premium of approximately 36.9% over the closing price per share of Common Stock 90 days prior to August 10, 2020;

•	a premium of approximately 4% over the 52-week intraday high for the period ending on August 10, 2020;

•	a premium of approximately 79.9% over the 52-week intraday low for the period ending on August 10, 2020; and

•

a premium of approximately 11.8% over the closing price per share of Common Stock on November 8, 2019, the last trading day before the date of the November 11 Proposal (as defined in the section entitled “Special Factors—Background of the Merger” beginning on page 32).

For a further description of the Company’s purpose for engaging in the Merger, see “Special Factors—Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Merger” beginning on page 58 and “Special Factors—Purposes and Reasons of the Company for the Merger” beginning on page 76.

Opinion of Jefferies LLC (page 68 and Annex B)

The Company has retained Jefferies LLC (“Jefferies”) as the financial advisor to the Special Committee. In connection with this engagement, the Special Committee requested that Jefferies evaluate the fairness, from a financial point of view, of the Per Share Merger Consideration to be received by holders of shares of Common Stock (other than Parent, Merger Sub, the Rollover Stockholders and their respective affiliates) pursuant to the Merger Agreement. At a meeting of the Special Committee held on August 10, 2020 to evaluate the Merger, Jefferies rendered its opinion to the Special Committee to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as described in its opinion, the Per Share Merger Consideration to be received by holders of shares of Common Stock (other than Parent, Merger Sub, the Rollover Stockholders and their respective affiliates) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.

The full text of Jefferies’ opinion, which describes various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Jefferies, is attached as Annex B to this proxy statement and is incorporated herein by reference. Jefferies’ opinion was provided for the use and benefit of the Special Committee (in its capacity as such) in its consideration of the Merger and did not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to the Company, nor did it address the underlying business decision by the Company to engage in the Merger or the terms of the Merger Agreement (other than the Per Share Merger Consideration to the extent expressly specified therein) or the documents referred to therein. Jefferies’ opinion did not constitute a recommendation as to how any holder of shares of Common Stock should vote on the Merger or any matter related thereto. See “Special Factors—Opinion of Jefferies LLC” beginning on page 68.

Position of the Buyer Filing Persons as to the Fairness of the Merger (page 77)

Each of the Buyer Filing Persons believes that the Merger is substantively and procedurally fair to the unaffiliated security holders. Their belief is based upon the factors discussed under the section entitled “Special Factors—Position of the Buyer Filing Persons as to the Fairness of the Merger” beginning on page 77.

Structure of the Merger

If the conditions to the parties’ obligations to consummate the Merger are satisfied or, if permitted, waived, Merger Sub will merge with and into the Company, with the Company surviving the Merger as a wholly-owned subsidiary of Parent. As a result of the Merger, the Company will cease to be a publicly traded company and will instead be a wholly-owned subsidiary of Parent and, through Parent, beneficially owned by the Equity Investors and the Rollover Stockholders.

Merger Consideration

If the Merger is consummated, each share of Common Stock outstanding immediately prior to the effective time of the Merger (other than (i) shares of Common Stock owned by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent and shares of Common Stock owned by the Company, (ii) the Consortium Rollover Shares and the Novartis Rollover Shares (each as defined below under “—Rollover and Support Agreements”), and (iii) shares of Common Stock owned by stockholders who are entitled to, and who have timely perfected and have not withdrawn a demand for (or lost their right to), appraisal rights pursuant to Section 262 of the General Corporation Law of the State of Delaware (the “DGCL” and, the shares described in clauses (i) through (iii), collectively, the “Excluded Shares”) will be converted into the right to receive $19.75 in cash, without interest and subject to any applicable withholding taxes.

Treatment of Company Equity Awards (page 91)

Vested Company Equity Awards

The vested Stock Options, RSUs and PSUs (in each case, as defined below in this section) are referred to in this proxy statement as “Vested Company Equity Awards.” Certain outstanding equity awards granted under the Company’s 2014 Equity Incentive Plan, as amended, and the Company’s 2011 Incentive Stock Option Plan, as amended, will vest immediately prior to the Merger pursuant to their terms, and therefore will (unless otherwise agreed between the applicable holder and Parent) be treated as Vested Company Equity Awards in connection with the Merger.

Except as otherwise agreed to in writing between a holder of a Vested Company Equity Award and Parent, each outstanding Vested Company Equity Award will automatically be canceled immediately prior to the effective time of the Merger and will entitle its holder to receive (without interest) from the Surviving Corporation, as promptly as practicable after the effective time of the Merger:

(i) for each vested outstanding and unexercised option to purchase shares of Common Stock (“Stock Option”), an amount in cash equal to (A) the total number of shares of Common Stock subject to such Stock Option immediately prior to the effective time of the Merger multiplied by (B) the excess, if any, of the Per Share Merger Consideration over the exercise price per share of Common Stock under such Stock Option (subject to any applicable withholding taxes). Any vested Stock Option which has an exercise price per share of Common Stock that is greater than or equal to the Per Share Merger Consideration will be canceled at the effective time of the Merger for no consideration or payment, unless otherwise agreed to in writing between a holder of such vested Stock Option and Parent;

(ii) for each vested Company time-vesting restricted stock unit (“RSU”), an amount in cash equal to (A) the total number of shares of Common Stock subject to such vested RSU immediately prior to the effective time of the Merger multiplied by (B) the Per Share Merger Consideration (subject to any applicable withholding taxes); and

(iii) for each vested Company performance-vesting restricted stock unit (“PSU”), an amount in cash equal to (A) the number of shares of Common Stock subject to such vested PSU, calculated based on actual performance achieved in accordance with the terms of each vested PSU, immediately prior to the effective time of the Merger multiplied by (B) the Per Share Merger Consideration (subject to any applicable withholding taxes).

The Buyer Consortium expects to enter into arrangements with certain holders of Vested Company Equity Awards that provide for the rollover of such awards into ordinary shares of Parent.

Unvested Company Equity Awards

Except as otherwise agreed to in writing between a holder of an Unvested Company Equity Award (as defined below in this section) and Parent, each Unvested Company Equity Award outstanding immediately prior to the effective time of the Merger will be assumed by Parent as an equity award of the same type covering ordinary shares of Parent and will continue to have, and be subject to, the same terms and conditions (including vesting terms) set forth in the Company equity plan under which it was granted and the equity award agreements relating thereto, as in effect immediately prior to the effective time of the Merger, except that (i) the number of ordinary shares of Parent covered by each such assumed equity award will equal the number of shares of Common Stock subject to such equity award, multiplied by the Exchange Ratio (as defined below in this section), with the result rounded down to the nearest whole share, and (ii) the per share exercise price for the ordinary shares of Parent issuable upon exercise of an assumed equity award that is a Stock Option will be equal to the quotient obtained by dividing the exercise price per share of Common Stock at which such assumed equity award was exercisable immediately prior to the effective time of the Merger by the Exchange Ratio, rounded up to the nearest whole cent. The unvested Stock Options, RSUs and PSUs are referred to in this proxy statement as “Unvested Company Equity Awards.” The “Exchange Ratio” is the ratio of the Per Share Merger Consideration divided by the fair market value of one ordinary share of Parent as of the date the Merger is consummated. For a further description of the treatment of Stock Options, RSUs and PSUs in the Merger, see “Special Factors—Interests of Certain Persons in the Merger—Treatment of Company Equity Awards” beginning on page 91 and “The Merger Agreement—Treatment of Company Equity Awards” beginning on page 130.

Intent of the Company’s Directors and Executive Officers to Vote in Favor of the Merger (page 89)

Our directors and executive officers have informed us that, as of the date of this proxy statement, they intend to vote all of the shares of Common Stock owned directly by them in favor of the Merger Agreement Proposal and each of the other proposals listed in this proxy statement. At the close of business on the record date, (i) our directors and executive officers directly owned, in the aggregate, [●] shares of Common Stock, or approximately [●]% of the outstanding shares of Common Stock, and (ii) our directors (other than Tony (Bizuo) Liu, Darren O’Brien and Hansheng Zhou) and executive officers (other than the Management Rollover Stockholders) directly owned, in the aggregate, [●] shares of Common Stock, or approximately [●]% of the outstanding shares of Common Stock.

The affirmative votes by our directors (other than Tony (Bizuo) Liu, Darren O’Brien and Hansheng Zhou) and executive officers (other than the Management Rollover Stockholders) will count towards the Company Majority of the Minority Stockholder Approval. However, shares of Common Stock held by Tony (Bizuo) Liu, Darren O’Brien, Hansheng Zhou and the Management Rollover Stockholders will not count towards the Company Majority of the Minority Stockholder Approval, but their votes will count towards the affirmative votes to approve the Adjournment Proposal and the Advisory Compensation Proposal.

Interests of the Company’s Directors and Executive Officers in the Merger (page 89)

In considering the recommendations of the Special Committee and of the Board (without the participation of Tony (Bizuo) Liu, Darren O’Brien and Hansheng Zhou, who abstained from voting given their relationships with the Buyer Consortium) that you vote to approve the Merger Agreement Proposal, you should be aware that, aside from their interests as stockholders of the Company, the Company’s directors and executive officers (including Messrs. Liu and Yao, who are also Rollover Stockholders) have interests in the Merger that are different from, or in addition to, those of other stockholders of the Company. The members of the Special Committee were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in making recommendations to the Board, which was also aware of and took into account these interests, among other matters, when making its recommendation to the stockholders of the Company that the Merger Agreement Proposal be approved. For additional details, see “Special Factors—Interests of Certain Persons in the Merger” beginning on page 89 and “Special Factors—Golden Parachute Compensation” beginning on page 95.

Financing for the Merger (page 98)

The Company and the Buyer Consortium estimate that the total amount of funds necessary to complete the transactions contemplated by the Merger Agreement, including (i) the cash payment of the Per Share Merger Consideration to holders of Common Stock (other than the Excluded Shares), (ii) the cash payment to holders of Vested Company Equity Awards, and (iii) fees and expenses in connection with the Merger, is approximately $210 million, assuming no exercise of appraisal rights by stockholders of the Company. In calculating this amount, the Company and the Buyer Consortium did not consider the value of the Excluded Shares, which will be canceled for no consideration pursuant to the Merger Agreement. The Buyer Consortium expects to provide this amount through cash contributions as contemplated by certain equity commitment letters, dated as of August 11, 2020, between Parent and each of Mr. Liu, Yunfeng Fund III, L.P., TF Capital Fund III L.P., and Velvet Investment Pte. Ltd., respectively (collectively, the “Equity Commitment Letters”).

As of the date of this proxy statement, there are no alternative financing arrangements or plans in place to acquire the funds necessary for the transactions contemplated by the Merger Agreement, including the Merger. See “Special Factors—Financing for the Merger” beginning on page 98 for additional information.

Equity Commitment Letters (page 99)

Pursuant to the Equity Commitment Letters, the Equity Investors have committed, subject to the terms and conditions therein, to purchase, or cause the purchase of, equity interests of Parent, at or prior to the closing of the Merger, in an aggregate cash amount of $210 million. The amount of each Equity Investor’s equity commitment under its respective Equity Commitment Letter is $10 million by Mr. Liu, $105 million by Yunfeng Fund III, L.P., $65 million by TF Capital Fund III L.P., and $30 million by Velvet Investment Pte. Ltd., in each case with such funds to be used by Parent solely for the purpose of financing the transactions contemplated by the Merger Agreement, including the Merger and other transaction costs and expenses. See “Special Factors—Financing for the Merger—Equity Commitment Letters” beginning on page 99 for additional information.

Limited Guarantees (page 100)

Concurrently with the execution and delivery of the Merger Agreement, the Company and each of the Equity Investors entered into a limited guarantee, dated as of August 11, 2020, in favor of the Company (each, a “Limited Guarantee,” and, collectively, the “Limited Guarantees”). Under its respective Limited Guarantee, each Equity Investor has guaranteed, subject to the terms and conditions set forth therein, in favor of the Company a portion of the payment obligations of Parent under the Merger Agreement for the Parent Termination Fee (as defined below under “—Termination Fees”) and certain costs and expenses that may become payable to the Company by Parent under certain circumstances as set forth in the Merger Agreement. See “Special Factors—Financing for the Merger—Limited Guarantees” beginning on page 100 for additional information.

Rollover and Support Agreements (page 100)

Consortium Support Agreement (page 100)

Concurrently with the execution and delivery of the Merger Agreement, the Consortium Rollover Stockholders entered into a certain Rollover and Support Agreement (the “Consortium Support Agreement”) with Parent, pursuant to which each Consortium Rollover Stockholder has agreed, among other things, (i) to vote, or cause to be voted, all of the shares of Common Stock owned directly or indirectly by him, her or it in favor of the adoption of the Merger Agreement and the approval of the Merger and the other transactions contemplated by the Merger Agreement, and against any competing transaction or any action or transaction that could reasonably be expected to interfere with, delay or adversely affect the Merger Agreement and the transactions contemplated thereby, and (ii) that certain shares of Common Stock owned by each Consortium Rollover Stockholder (the “Consortium Rollover Shares”) will, in connection with and at the closing of the Merger, be canceled without any payment of, or the right to receive, the Per Share Merger Consideration. Certain other shares of Common Stock held by certain Consortium Rollover Stockholders will be canceled at the effective time of the Merger in exchange for the right to receive the Per Share Merger Consideration, as specified in the Consortium Support Agreement. In consideration for the cancellation of its Consortium Rollover Shares, each of the Consortium Rollover Stockholders will receive, immediately prior to the closing of the Merger, a number of newly issued ordinary shares of Parent equal to its respective number of Consortium Rollover Shares that are canceled in such manner at the closing of the Merger. Until the earlier of the closing of the Merger and the termination of the Merger Agreement pursuant to and in compliance with the terms therein, each of the Rollover Stockholders has agreed not to, without the prior written consent of Parent and the Board (at the direction of the Special Committee), directly or indirectly, transfer any shares of Common Stock owned by him, her or it.

At the close of business on the record date, the Consortium Rollover Stockholders owned an aggregate of [●] outstanding shares of Common Stock (which represented approximately [●]% of the total number of outstanding shares of Common Stock), of which [●] shares of Common Stock were Consortium Rollover Shares. Together with shares of Common Stock that are unissued as of the date of this proxy statement and that underlie certain Company equity awards subject to vesting and exercise immediately prior to the closing of the Merger that will be treated as Consortium Rollover Shares under the Consortium Support Agreement, it is contemplated that the total number of the Rollover Shares of the Rollover Stockholders at the closing of the Merger will be 10,232,704 shares of Common Stock. See “Special Factors—Rollover and Support Agreements—Consortium Support Agreement” beginning on page 100 for additional information.

Novartis Support Agreement (page 101)

Concurrently with the execution and delivery of the Merger Agreement, Novartis entered into a certain Rollover and Support Agreement (the “Novartis Support Agreement”) with Parent, pursuant to which, Novartis has agreed, among other things, (i) to vote, or cause to be voted, all of the shares of Common Stock owned directly or indirectly by Novartis (the “Novartis Rollover Shares” and, together with the Consortium Rollover Shares, the “Rollover Shares”) in favor of the adoption of the Merger Agreement and the approval of the Merger and the other transactions contemplated by the Merger Agreement, and against any competing transaction or any action or other transaction that could reasonably be expected to interfere with, delay or adversely affect the Merger Agreement and the transactions contemplated by the Merger Agreement, and (ii) that the Novartis Rollover Shares will, at the closing of the Merger, be canceled without any payment of, or the right to receive, the Per Share Merger Consideration. In consideration for the cancellation of the Novartis Rollover Shares, Novartis will receive, immediately prior to the closing of the Merger, a number of newly issued ordinary shares of Parent equal to the number of the Novartis Rollover Shares held by Novartis that are canceled in such manner at the closing of the Merger. Until the earlier of the closing of the Merger and the termination of the Merger Agreement pursuant to and in compliance with the terms therein, Novartis has agreed not to, without the prior written consent of Parent and the Board (at the direction of the Special Committee), directly or indirectly, transfer any shares of Common Stock owned by it.

At the close of business on the record date, Novartis owned an aggregate of 1,458,257 shares of Common Stock (which represented approximately [●]% of the total number of outstanding shares of Common Stock), of which each share owned by Novartis is a “Novartis Rollover Share.” See “Special Factors—Rollover and Support Agreements—Novartis Support Agreement” beginning on page 101 for additional information.

Interim Investors Agreement (page 103)

Concurrently with the execution and delivery of the Merger Agreement, the Consortium Rollover Stockholders, the Equity Investors, Parent and Merger Sub entered into an interim investors agreement (the “Interim Investors Agreement”), which governs the relationship among the parties thereto with respect to the Merger Agreement and matters relating thereto until the termination of the Merger Agreement or the consummation of the Merger. The Interim Investors Agreement provides for, among other things, subject to certain limitations or exceptions therein, (i) the mechanism for making decisions relating to the equity financing of the Merger by the Buyer Consortium pending consummation of the Merger, (ii) the mechanism for making decisions relating to the Merger Agreement and ancillary agreements pending consummation of the Merger, and (iii) the arrangement for the sharing of certain fees and expenses among the Buyer Consortium. See “Special Factors—Interim Investors Agreement” beginning on page 103 for additional information.

Bridge Loan Agreements (page 103)

Amendment Letter to TF Bridge Loan Agreement (page 103)

On January 28, 2020, the Company and Winsor Capital Limited, an affiliate of TF Capital Fund III L.P., entered into a Bridge Loan Agreement (the “TF Bridge Loan Agreement”) pursuant to which Winsor Capital Limited agreed to provide an unsecured loan to the Company in an aggregate principal amount of $16 million in three tranches at a simple interest rate of 6% per annum (the “TF Bridge Loan”). Concurrently with the execution and delivery of the Merger Agreement, the Company and Winsor Capital Limited entered into an Amendment Letter (the “Amendment Letter”) in connection with the TF Bridge Loan Agreement. Pursuant to the TF Bridge Loan Agreement, as amended by the Amendment Letter, the Company and Winsor Capital Limited have agreed to revise the terms of the TF Bridge Loan to provide for a new maturity date for all tranches thereunder, which will be the earlier of (i) August 7, 2021 and (ii) the occurrence of an event of default (as specified in the TF Note (as defined in the section entitled “Special Factors—Amendment Letter to TF Bridge Loan Agreement” beginning on page 103) for so long as such event of default has not been remedied by the end of the applicable grace period. See “Special Factors—Amendment Letter to TF Bridge Loan Agreement” beginning on page 103 for additional information.

Yunfeng Bridge Loan Agreement (page 103)

Concurrently with the execution and delivery of the Merger Agreement, the Company entered into a Bridge Loan Agreement (the “Yunfeng Bridge Loan Agreement”) with Yunfeng Capital Limited, an affiliate of Yunfeng Fund III, L.P., pursuant to which Yunfeng Capital Limited agreed to provide an unsecured loan to the Company in an aggregate principal amount of $25 million at a simple interest rate of 6% per annum (the “Yunfeng Bridge Loan”). The Company is required to repay all unpaid principal of the Yunfeng Bridge Loan, together with the accrued but unpaid interest thereon, on the maturity date, which is the earlier of (i) August 7, 2021, and (ii) the occurrence of an event of default (as specified in the convertible promissory note issued pursuant to the terms of the Yunfeng Bridge Loan Agreement (the “Yunfeng Loan Note”), the form of which is attached as Exhibit A to the Yunfeng Bridge Loan Agreement), for so long as any such event of default has not been remedied by the end of the applicable grace period. See “Special Factors—Yunfeng Bridge Loan Agreement” beginning on page 103 for additional information.

CFIUS Clearance (page 105)

The obligations of each party to consummate the Merger are subject to, among other things, receipt of the CFIUS Clearance (as defined in the section entitled “The Merger Agreement—Conditions to the Merger” beginning on page 147).

Prior to the closing of the Merger, Parent, Merger Sub and the Company have agreed to use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable laws to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement as soon as practicable. In furtherance of this obligation, the Company and Parent have agreed, as promptly as practicable after the date of the Merger Agreement, to prepare and file with the Committee on Foreign Investment in the United States (“CFIUS”) a declaration pursuant to 31 C.F.R. § 800.402 (the “CFIUS Declaration”). The CFIUS Declaration was submitted by the parties on August 25, 2020 and was accepted by CFIUS on August 27, 2020.

The Company and Parent have also agreed to promptly prepare and submit a joint voluntary notice to CFIUS pursuant to 31 C.F.R. § 800.401(a) (a “Joint Voluntary Notice”) following CFIUS’ review of the CFIUS Declaration, and use their respective reasonable best efforts to respond as promptly as practicable to any information request from CFIUS in connection with the CFIUS assessment, review or investigation of the Merger, in the event that any of the following three conditions are met: (i) CFIUS requests that the Company and/or Parent submit a Joint Voluntary Notice; (ii) CFIUS initiates a unilateral review of the Merger; or (iii) the Company and Parent mutually agree to file a Joint Voluntary Notice after CFIUS is not able to conclude action at the conclusion of the 30-day declaration assessment period described in 31 C.F.R. § 800.405 with respect to the Merger. The parties have agreed that they will not submit a Joint Voluntary Notice under any other circumstances. On September 25, 2020, CFIUS requested that the parties to the CFIUS Declaration file a Joint Voluntary Notice regarding the Merger, and indicated that if the parties do not file a Joint Voluntary Notice, CFIUS may use other authorities available to it, including, without limitation, initiating a unilateral review of the Merger.

As of the date of this proxy statement, the Company and Parent have not filed a Joint Voluntary Notice, but have indicated to CFIUS that they will file a Joint Voluntary Notice prior to the consummation of the Merger and expect to file such Joint Voluntary Notice in the near future. See “Special Factors—CFIUS Clearance” beginning on page 105 and “The Merger Agreement—CFIUS Clearance” beginning on page 144 for additional information.

Conditions to the Merger (page 147)

The obligations of each party to consummate the Merger are subject to the satisfaction or waiver (to the extent permitted by applicable law and other than receipt of the Company Stockholder Approval, which may not be waived by either party) of the following conditions:

•	receipt of the Company Stockholder Approval;

•	receipt of the CFIUS Clearance; and

•

no order (whether temporary, preliminary or permanent) or proceeding having been issued, and no law having been enacted, issued, entered, promulgated or enforced, by any governmental entity of competent jurisdiction that restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Merger and continues to be in effect.

In addition, the obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of the following conditions:

•

the accuracy of the Company’s representations and warranties contained in the Merger Agreement (subject to certain materiality qualifiers) (as further described in the section entitled “The Merger Agreement—Conditions to the Merger” beginning on page 147);

•	the Company having performed in all material respects all of its obligations under the Merger Agreement on or prior to the closing date of the Merger;

•

the absence of any development, fact, change, event, effect, occurrence or circumstance since August 11, 2020 that has or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined in the section entitled “The Merger Agreement—Representations and Warranties” beginning on page 131); and

•	Parent having received a certificate of the Company, dated as of the closing date of the Merger, signed by an officer of the Company certifying the fulfillment of the above conditions.

In addition, the obligations of the Company to consummate the Merger are subject to the satisfaction or waiver of the following conditions:

•

the accuracy of Parent’s and Merger Sub’s representations and warranties contained in the Merger Agreement (subject to certain materiality qualifiers) (as further described in the section entitled “The Merger Agreement—Conditions to the Merger” beginning on page 147);

•	each of Parent and Merger Sub having performed in all material respects all of their obligations under the Merger Agreement on or prior to the closing date of the Merger; and

•	the Company having received a certificate of Parent, dated as of the closing date of the Merger, signed by an officer of Parent, certifying the fulfillment of the above conditions.

Go-Shop Period; Solicitation of Acquisition Proposals (page 138)

Beginning on August 11, 2020 until 11:59 p.m., New York time, on September 10, 2020 (the “Go-Shop Period”), the Company and its subsidiaries and their respective officers, directors, employees, consultants, agents, financial advisors, attorneys, accountants, other advisors, affiliates and other representatives (“representatives”) had the right (acting under the direction of the Special Committee), subject to compliance with applicable terms and conditions of the Merger Agreement, to, directly or indirectly, solicit, initiate, facilitate and encourage, whether publicly or otherwise, Acquisition Proposals (as defined in the section entitled “The Merger Agreement—Go-Shop Period; Solicitation of Acquisition Proposals” beginning on page 138) and enter into, engage in and maintain discussions or negotiations with any persons or groups of persons, or its or their representatives and financing sources, with respect to Acquisition Proposals (or inquiries, proposals or offers or other efforts or attempts that may reasonably be expected to lead to an Acquisition Proposal), and otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, efforts, attempts, discussions or negotiations.

Except as expressly permitted under the Merger Agreement, from 12:00 a.m. on September 11, 2020 (the “No-Shop Period Start Date”) until the effective time of the Merger, or, if earlier, the termination of the Merger Agreement, the Company has agreed that the Company and its subsidiaries will not, and will cause each of its subsidiaries and will use commercially reasonable efforts to cause its and their respective representatives not to (and will not authorize or knowingly give permission to its and their respective representatives to), directly or indirectly:

•

solicit, initiate or knowingly facilitate or take any other action to knowingly encourage (including by furnishing non-public information) any inquiries regarding, or the making of, any submission or announcement of a proposal or offer that constitutes or that could reasonably be expected to lead to an Acquisition Proposal;

•

engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any non-public information in connection with or for the purpose of encouraging or facilitating, any Acquisition Proposal;

•	approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal;

•	enter into any Alternative Acquisition Agreement (as defined in the section entitled “The Merger Agreement—Go-Shop Period; Solicitation of Acquisition Proposals” beginning on page 138);

•

take any action to make the provisions of any takeover law or any restrictive provision of any applicable anti-takeover provision in the organizational documents of the Company inapplicable to any transactions contemplated by any Acquisition Proposal; or

•	authorize, commit to or agree to do any of the foregoing.

Notwithstanding anything to the contrary in the foregoing paragraphs, if at any time after the No-Shop Period Start Date and prior to receipt of the Company Stockholder Approval, the Company or any of its representatives receives an Acquisition Proposal from any person or group of persons, which Acquisition Proposal did not result from any breach of the non-solicitation provisions of the Merger Agreement:

•

the Company and its representatives may contact and engage in discussions with such person or group of persons making the Acquisition Proposal or its or their representatives and financing sources solely to clarify the terms and conditions thereof or to request that any Acquisition Proposal made orally be made in writing or to notify such person or group of persons or its or their representatives of the applicable provisions of the Merger Agreement; and

•

if the Special Committee determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal (as defined in the section entitled “The Merger Agreement—Go-Shop Period; Solicitation of Acquisition Proposals” beginning on page 138), then the Company and its representatives may, subject to their compliance with certain obligations set forth in the Merger Agreement, (i) furnish, pursuant to an acceptable confidentiality agreement, information with respect to the Company and its subsidiaries to the person or group of persons making such Acquisition Proposal and its or their respective representatives and financing sources and (ii) engage in or otherwise participate in discussions or negotiations with the person or group of persons making such Acquisition Proposal and its or their representatives.

See “The Merger Agreement—Go-Shop Period; Solicitation of Acquisition Proposals” beginning on page 138 for additional information.

Adverse Recommendation Change (page 141)

Prior to receipt of the Company Stockholder Approval, the Board may, in response to a Superior Proposal (as defined in the section entitled “The Merger Agreement—Go-Shop Period; Solicitation of Acquisition Proposals” beginning on page 138) or an Intervening Event (as defined in the section entitled “The Merger Agreement—Adverse Recommendation Change” beginning on page 141) make an Adverse Recommendation Change (as defined in the section entitled “The Merger Agreement—Adverse Recommendation Change” beginning on page 141) if, among other things, the Special Committee has determined in good faith, after consultation with its financial advisor and outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law. See “The Merger Agreement—Adverse Recommendation Change” beginning on page 141.

Termination of the Merger Agreement (page 148)

The Company (upon the recommendation of the Special Committee) and Parent, by mutual written consent, may terminate the Merger Agreement and abandon the Merger at any time prior to the effective time of the Merger, whether before or after receipt of the Company Stockholder Approval.

Either the Company (upon the recommendation of the Special Committee) or Parent may terminate the Merger Agreement and abandon the Merger at any time prior to the effective time of the Merger if:

•

the Merger has not been consummated by March 10, 2021, which date may be extended by two months by either Parent or the Company (upon the recommendation of the Special Committee) if CFIUS Clearance has not been received but all other conditions to the closing of the Merger have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the closing of the Merger (so long as such conditions are reasonably capable of being satisfied)) and such party seeking to extend has complied in all material respects with its obligations to use reasonable best efforts to consummate the Merger, including to use reasonable best efforts to obtain CFIUS Clearance (such date, as it may be extended, the “Outside Date,” and, such termination right, an “Outside Date Termination”);

•	the special meeting has been held and the Company Stockholder Approval has not been obtained at such special meeting or at any adjournments or postponements thereof (a “Stockholder Vote Termination”);

•

any order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger has become final and non-appealable (whether before or after the Company Stockholder Approval is obtained) (a “Restraints Termination”); or

•

(i) the President of the United States publicly announces a decision to suspend or prohibit the Merger pursuant to the DPA (as defined in the section entitled “The Merger Agreement—Conditions to the Merger” beginning on page 147) or (ii) after CFIUS notifies Parent or the Company in writing that CFIUS intends to send a report to the President of the United States recommending that the President of the United States act to suspend or prohibit the Merger pursuant to the DPA, Parent determines in good faith that the condition relating to CFIUS Clearance is unlikely to be satisfied on terms that do not give rise to a Burdensome Condition (as defined in the section entitled “Merger Agreement—CFIUS Clearance” beginning on page 144) and provides the Company with written notice of such determination (a “CFIUS Termination”).

The Company (upon the recommendation of the Special Committee) may terminate the Merger Agreement and abandon the Merger:

•

prior to receipt of the Company Stockholder Approval, in order to concurrently enter into an Alternative Acquisition Agreement that constitutes a Superior Proposal, if (i) the Company and its representatives have complied in all material respects with the requirements of the non-solicitation provisions of the Merger Agreement and (ii) the Company immediately prior to, or concurrently with, such termination pays to Parent in immediately available funds the applicable Termination Fee (as described below under “—Termination Fees”) (a “Superior Proposal Termination”);

•

prior to the effective time of the Merger, Parent or Merger Sub has breached any representation, warranty, covenant or agreement made by Parent or Merger Sub in the Merger Agreement such that certain closing conditions specifically set forth in the Merger Agreement would not be satisfied, and such breach or failure of a condition is not curable or, if curable, is not cured prior to the earlier of (i) the 30th day after written notice thereof is given by the Company to Parent and (ii) the date that is two business days prior to the Outside Date (a “Parent Breach Termination”); or

•

prior to the effective time of the Merger, if all of the conditions to Parent’s obligation to consummate the Merger have been satisfied (other than those conditions that by their nature cannot be satisfied other than at the closing of the Merger) and Parent and Merger Sub fail to consummate the transactions contemplated by the Merger Agreement on the date the closing of the Merger should have occurred pursuant to the terms of the Merger Agreement if the Company has previously given to Parent three days’ written notice of its intention to terminate the Merger Agreement (a “Parent Closing Failure Termination”).

Parent may terminate the Merger Agreement and abandon the Merger if:

•

prior to receipt of the Company Stockholder Approval, the Board or any committee thereof (including the Special Committee) has made an Adverse Recommendation Change (an “Adverse Recommendation Change Termination”); or

•

prior to the effective time of the Merger, the Company has breached any representation, warranty, covenant or agreement made by the Company in the Merger Agreement such that certain closing conditions specifically set forth in the Merger Agreement would not be satisfied, and such breach or failure of a condition is not curable or, if curable, is not cured prior to the earlier of (i) the 30th day after written notice thereof is given by Parent to the Company and (ii) the date that is two business days prior to the Outside Date (a “Company Breach Termination”).

See “The Merger Agreement—Termination of the Merger Agreement” beginning on page 148 for additional information.

Termination Fees (page 150)

Under certain circumstances, the Company may be required to pay Parent a fee in connection with the termination of the Merger Agreement (the “Termination Fee”), or Parent may be required to pay the Company a fee in connection with the termination of the Merger Agreement (the “Parent Termination Fee”).

The Company is obligated to pay Parent a Termination Fee of $12 million in the following circumstances:

•

if (i) either Parent or the Company effects an Outside Date Termination or a Stockholder Vote Termination or Parent effects a Company Breach Termination, (ii) any person has announced, commenced, publicly disclosed, made or made known to the Company an Acquisition Proposal, and has not withdrawn such Acquisition Proposal, prior to the special meeting (in the case of a Stockholder Vote Termination) or such termination (in the case of an Outside Date Termination or Company Breach Termination), and (iii) within 12 months of such termination the Company has entered into a definitive agreement with respect to certain Acquisition Proposals or the transactions contemplated by certain Acquisition Proposals are consummated, then the Company will be obligated to pay Parent a Termination Fee of $12 million upon the earlier of entering into such definitive agreement with respect to such Acquisition Proposal and consummation of the transactions contemplated by such Acquisition Proposal;

•	if Parent effects an Adverse Recommendation Change Termination, then the Company will be obligated to pay such Termination Fee within two business days after the date of such termination; or

•	if the Company effects a Superior Proposal Termination, then the Company will be obligated to pay such Termination Fee immediately prior to, or concurrently with, such termination.

Parent is obligated to pay a Parent Termination Fee of $24 million no later than two business days after the Company effects a Parent Breach Termination or a Parent Closing Failure Termination or either the Company or Parent effects an Outside Date Termination (in circumstances in which the Company could have effected a Parent Breach Termination or a Parent Closing Failure Termination).

See “The Merger Agreement—Termination Fees” beginning on page 150 for additional information.

Specific Performance (page 151)

The parties to the Merger Agreement may be entitled to specific performance of the terms of the Merger Agreement, including an injunction or injunctions to prevent breaches of the Merger Agreement, subject to certain conditions set forth in the Merger Agreement.

Delisting and Deregistration of Our Common Stock (page 107)

If the Merger is consummated, our shares of Common Stock will be delisted from, and no longer traded on, Nasdaq and will be deregistered under the Exchange Act. If the Merger is consummated, the Company will no longer be a public company, and, as such, will no longer file reports with the SEC.

Rights of Appraisal (page 155 and Annex C)

Under Delaware law, holders of shares of Common Stock who do not vote in favor of the Merger Agreement Proposal, who properly demand appraisal of their shares of Common Stock and who otherwise comply with the requirements of Section 262 of the DGCL will be entitled to seek appraisal for, and obtain payment in cash for the judicially determined “fair value” (as defined pursuant to Section 262 of the DGCL) of, their shares of Common Stock in lieu of receiving the Per Share Merger Consideration if the Merger is consummated, but only if they comply with all applicable requirements of Delaware law. This appraised value could be more than, the same as, or less than, the Per Share Merger Consideration. Any holder of Common Stock intending to exercise appraisal rights must, among other things, submit a written demand for appraisal to the Company prior to the vote on the Merger Agreement Proposal, must not vote in favor of the Merger Agreement Proposal and must otherwise comply with all of the procedures required by Section 262 of the DGCL, which is included as Annex C to this proxy statement. You are encouraged to read these provisions carefully and in their entirety.

Moreover, due to the complexity of the procedures for exercising the right to seek appraisal, stockholders who are considering exercising such appraisal rights are encouraged to seek the advice of legal counsel. Failure to comply strictly with these provisions may result in loss of the right of appraisal.

Material U.S. Federal Income Tax Consequences of the Merger (page 108)

If you are a U.S. holder (as defined in the section entitled “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 108), the receipt of cash for your shares of Common Stock pursuant to the Merger generally will be a taxable transaction for U.S. federal income tax purposes. If you are a non-U.S. holder (as defined in the section entitled “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 108), the receipt of cash for your shares of Common Stock pursuant to the Merger generally will not be subject to U.S. federal income taxation, unless you have certain connections to the United States. See “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 108 for a further discussion of the material U.S. federal income tax consequences of the Merger to holders of shares of Common Stock. You should consult your tax advisors regarding the particular tax consequences to you of the exchange of shares of Common Stock for cash pursuant to the Merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws).

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the special meeting, the Merger Agreement and the Merger. These questions and answers may not address all questions that may be important to you as a stockholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions set forth in the section entitled “Where You Can Find Additional Information” beginning on page 204.

Q:	Why am I receiving this proxy statement?

A:

On August 11, 2020, we entered into the Merger Agreement providing for the merger of Merger Sub with and into the Company, with the Company surviving the Merger as a wholly-owned subsidiary of Parent. A copy of the Merger Agreement is attached to this proxy statement as Annex A.

You are receiving this proxy statement in connection with the solicitation of proxies by the Board in favor of the Merger Agreement Proposal and the other matters to be voted on at the special meeting and because you owned shares of Common Stock at the close of business on [●], 2020, the record date for the special meeting. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your shares of Common Stock with respect to such matters.

Your vote is important, regardless of the number of shares of Common Stock you own. We encourage you to vote by proxy—by mail, by telephone or over the Internet—well in advance of the special meeting, to ensure your shares are represented whether or not you decide to attend the special meeting in person.

Q:	What is a proxy?

A:

A proxy is your legal designation of another person to vote your shares of Common Stock. This written document describing the matters to be considered and voted on at the special meeting is called a proxy statement. The document used to designate a proxy to vote your shares of Common Stock is called a proxy card.

Q:	What is the proposed transaction?

A:

The proposed transaction is the merger of Merger Sub with and into the Company pursuant to the Merger Agreement. If the Merger is consummated, the Company will become a privately-held company that is wholly owned by Parent, and Parent will be owned by the Equity Investors and the Rollover Stockholders.

Q:	What matters will be voted on at the special meeting?

A:	You will be asked to consider and vote on the following proposals:

•	to approve the Merger Agreement Proposal;

•	to approve the Adjournment Proposal; and

•	to approve the Advisory Compensation Proposal.

Q:	Where and when is the special meeting?

A:	The special meeting will be held at [●] on [●], 2020 at [●]. As part of our precautions regarding the coronavirus or COVID-19 pandemic, the special meeting may be held solely by means of remote communication rather than in person. If we take this step, we will announce the decision to do so in advance and provide details on how to participate in a press release issued by the Company and on our website, https://www.cellbiomedgroup.com. We will also file the press release with the SEC as definitive additional solicitation material. We encourage you to vote by proxy—by mail, by telephone or over the Internet—well in advance of the special meeting, to ensure your shares are represented whether or not you decide to attend the special meeting in person.

Q:	Who can attend and vote at the special meeting?

A:

All stockholders of record at the close of business on the record date are entitled to receive notice of, attend and vote at the special meeting, or any adjournments or postponements thereof. You will need to demonstrate that you were a stockholder at the close of business on the record date to be admitted to the meeting and present valid government photo identification, such as a driver’s license or passport. If you hold shares in “street name,” you may vote them at the special meeting only if you obtain a signed proxy from the record holder (the broker, bank or other nominee) giving you the right to vote the shares. If your shares are held in the name of your broker, bank or other nominee, you will also need to bring evidence of your beneficial stock ownership, such as a recent account statement or voting instruction form provided by your broker, bank or other nominee or other similar evidence of ownership, along with proper identification. If you do not have proof that you owned Common Stock at the close of business on the record date, you may not be admitted to the meeting.

A complete list of stockholders entitled to vote at the special meeting, arranged in alphabetical order, showing the address of and number of shares of Common Stock held by each such stockholder, will be made available at the offices of the Company, 209 Perry Parkway, Suite 13, Gaithersburg, Maryland 20877, for examination by any stockholder, for any purpose germane to the special meeting, during normal business hours, for a period of at least ten days prior to the special meeting.

Q:	How many shares of Common Stock must be present to constitute a quorum for the meeting? What if there is no quorum?

A:

The presence at the special meeting, in person or represented by proxy, of the holders of a majority of the shares of Common Stock outstanding at the close of business on the record date will constitute a quorum at the special meeting. There must be a quorum for business to be conducted at the special meeting. If a quorum is not present, the person presiding at the special meeting may adjourn the special meeting from time to time until a quorum exists. Failure of a quorum to be present at the special meeting will necessitate an adjournment or postponement of the special meeting and may subject the Company to additional expense. If the adjournment is for more than 30 days, or if, after the adjournment, a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting. At the close of business on the record date, there were [●] shares of Common Stock outstanding. Accordingly, a sufficient number of shares of Common Stock representing at least [●] votes must be present or represented by proxy at the special meeting to constitute a quorum.

At the close of business on the record date, the Consortium Rollover Stockholders owned an aggregate of [●] outstanding shares of Common Stock (which represented approximately [●]% of the total number of outstanding shares of Common Stock), and Novartis owned an aggregate of 1,458,257 shares of Common Stock (which represented approximately [●]% of the total number of outstanding shares of Common Stock). Pursuant to the Consortium Support Agreement and the Novartis Support Agreement (each as defined in the section entitled “—Rollover and Support Agreements”), each of the Rollover Stockholders has agreed, among other things, (i) to vote, or cause to be voted, all of the shares of Common Stock owned directly or indirectly by him, her or it in favor of the Merger Agreement Proposal, and (ii) until the earlier of the closing of the Merger and the termination of the Merger Agreement, not to, directly or indirectly, transfer any shares of Common Stock owned by him, her or it. Accordingly, assuming the Rollover Stockholders comply with their respective obligations under the applicable Rollover and Support Agreement, the presence of the shares of Common Stock owned by the Rollover Stockholders at the special meeting would ensure a quorum at the special meeting.

Q:	What will I receive in the Merger?

A:

If the Merger is consummated, you will be entitled to receive $19.75 in cash, without interest and subject to any applicable withholding taxes, for each share of Common Stock that you own, unless you have timely perfected and not withdrawn a demand for (or lost your right to) appraisal rights pursuant to Section 262 of the DGCL. For example, if you own 100 shares of Common Stock, you will be entitled to receive $1,975 in cash in exchange for your shares of Common Stock, without interest and subject to any applicable withholding taxes. You will not be entitled to receive shares of the Surviving Corporation or Parent.

Q:	How does the Per Share Merger Consideration compare to the market price of shares of Common Stock prior to announcement of the Merger?

A:

The $19.75 Per Share Merger Consideration represents a premium of approximately (i) 31.9% over the closing price per share of Common Stock on August 10, 2020, the last full trading day before the Special Committee’s initial determination to recommend that the Board approve, adopt and declare advisable the Merger Agreement and the transactions contemplated thereby, (ii) 42.5% over the closing price per share of Common Stock seven days prior to August 10, 2020, (iii) 32.6% over the closing price per share of Common Stock 30 days prior to August 10, 2020, (iv) 36.9% over the closing price per share of Common Stock 90 days prior to August 10, 2020, (v) 4% over the 52-week intraday high for the period ending on August 10, 2020, (vi) 79.9% over the 52-week intraday low for the period ending on August 10, 2020 and (vii) 11.8% over the closing price per share of Common Stock on November 8, 2019, the last trading day before the date of the November 11 Proposal.

Q:	How will Stock Options, RSUs and PSUs be treated in the Merger?

A:

Except as otherwise agreed to in writing between a holder of a Vested Company Equity Award and Parent, each outstanding Vested Company Equity Award will automatically be canceled immediately prior to the effective time of the Merger and will entitle its holder to receive (without interest and subject to any applicable withholding taxes) from the Surviving Corporation, as promptly as practicable after the effective time of the Merger, (i) for each vested outstanding and unexercised Stock Option, an amount in cash equal to (A) the total number of shares of Common Stock subject to such Stock Option immediately prior to the effective time of the Merger multiplied by (B) the excess, if any, of the Per Share Merger Consideration over the exercise price per share of Common Stock under such Stock Option, (ii) for each vested RSU, an amount in cash equal to (A) the total number of shares of Common Stock subject to such vested RSU immediately prior to the effective time of the Merger multiplied by (B) the Per Share Merger Consideration, and (iii) for each vested PSU, an amount in cash equal to (A) the number of shares of Common Stock subject to such vested PSU, calculated based on actual performance achieved in accordance with the terms of each vested PSU, immediately prior to the effective time of the Merger multiplied by (B) the Per Share Merger Consideration. Except as otherwise agreed to in writing between a holder of a Vested Company Equity Award and Parent, any vested Stock Option which has an exercise price per share of Common Stock that is greater than or equal to the Per Share Merger Consideration will be canceled at the effective time of the Merger for no consideration or payment. Certain outstanding equity awards granted under the Company’s 2014 Equity Incentive Plan, as amended, and the Company’s 2011 Incentive Stock Option Plan, as amended, will vest immediately prior to the Merger pursuant to their terms, and therefore will (unless otherwise agreed between the applicable holder and Parent) be treated as Vested Company Equity Awards in connection with the Merger.

The Buyer Consortium expects to enter into arrangements with certain holders of Vested Company Equity Awards that provide for the rollover of such awards into ordinary shares of Parent.

Except as otherwise agreed to in writing between a holder of an Unvested Company Equity Award and Parent, each Unvested Company Equity Award that is outstanding immediately prior to the effective time of the Merger will be assumed by Parent as an equity award of the same type covering ordinary shares of Parent and will continue to have, and be subject to, the same terms and conditions (including vesting terms) set forth in the Company equity plan under which it was granted and the equity award agreements relating thereto, as in effect immediately prior to the effective time of the Merger, except that (i) the number of ordinary shares of Parent covered by each such assumed equity award will equal the number of shares of Common Stock subject to such equity award, multiplied by the Exchange Ratio, rounded down to the nearest whole share, and (ii) the per share exercise price for the ordinary shares of Parent issuable upon the exercise of an assumed equity award that is a Stock Option will be equal to the quotient obtained by dividing the exercise price per share of Common Stock at which such assumed Unvested Company Equity Award was exercisable immediately prior to the effective time of the Merger by the Exchange Ratio, rounded up to the nearest whole cent. For a further description of the treatment of Stock Options, RSUs and PSUs in the Merger, see “Special Factors—Interests of Certain Persons in the Merger—Treatment of Company Equity Awards” beginning on page 91 and “The Merger Agreement—Treatment of Company Equity Awards” beginning on page 130.

Q:	Is the Merger expected to be taxable to me?

A:

If you are a U.S. holder (as defined below), the receipt of cash for your shares of Common Stock pursuant to the Merger generally will be a taxable transaction for U.S. federal income tax purposes. If you are a non-U.S. holder (as defined below), the receipt of cash for your shares of Common Stock pursuant to the Merger generally will not be subject to U.S. federal income taxation, unless you have certain connections to the United States. See “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 108 for a further discussion of the material U.S. federal income tax consequences of the Merger to holders of shares of Common Stock. You should consult your tax advisors regarding the particular tax consequences to you of the exchange of shares of Common Stock for cash pursuant to the Merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws).

Q:	What vote of our stockholders is required to approve the Merger Agreement Proposal?

A:

The Merger cannot be consummated unless the Merger Agreement is adopted by the affirmative vote of the holders of (i) at least a majority of the shares of Common Stock outstanding at the close of business on the record date and (ii) at least a majority of the shares of Common Stock outstanding at the close of business on the record date excluding the votes of the Participants and their respective affiliates, in each case, in accordance with applicable law and the organizational documents of the Company. Consummation of the Merger requires the approval of a majority of the outstanding shares of Common Stock entitled to vote on such proposal excluding such shares held by the Participants and their respective affiliates, but does not require approval of a majority of the shares of Common Stock held by all unaffiliated security holders because, although the votes of the Participants and their respective affiliates are excluded, the votes of our directors (other than Tony (Bizuo) Liu, Darren O’Brien and Hansheng Zhou) and officers (other than the Management Rollover Stockholders) are included.

At the close of business on the record date, there were [●] shares of Common Stock outstanding. At the close of business on the record date, the Consortium Rollover Stockholders owned an aggregate of [●] outstanding shares of Common Stock (which represented approximately [●]% of the total number of outstanding shares of Common Stock), and Novartis owned an aggregate of 1,458,257 shares of Common Stock (which represented approximately [●]% of the total number of outstanding shares of Common Stock). Pursuant to the Consortium Support Agreement and the Novartis Support Agreement, each of the Rollover Stockholders has agreed, among other things, (i) to vote, or cause to be voted, all of the shares of Common Stock owned directly or indirectly by him, her or it in favor of the Merger Agreement Proposal, and (ii) until the earlier of the closing of the Merger and the termination of the Merger Agreement, not to, directly or indirectly, transfer any shares of Common Stock owned by him, her or it. Accordingly, assuming the Rollover Stockholders comply with their respective obligations under the applicable Rollover and Support Agreement, the presence of the shares of Common Stock owned by the Rollover Stockholders at the special meeting would ensure a quorum at the special meeting. However, given that the Rollover Stockholders are Participants, shares of Common Stock held by the Rollover Stockholders and their respective affiliates will not count towards the Company Majority of the Minority Stockholder Approval, but their votes will count towards the affirmative votes to approve the Adjournment Proposal and the Advisory Compensation Proposal.

Q:	What vote of our stockholders is required to approve the Adjournment Proposal and the Advisory Compensation Proposal?

A:

Assuming a quorum exists, each of the Adjournment Proposal and the Advisory Compensation Proposal will be approved if the holders of a majority of the shares of Common Stock outstanding at the close of business on the record date that are present or represented by proxy at the special meeting vote “FOR” each such proposal.

Q:	How does the Board recommend that I vote?

A:

The Board (without the participation of Tony (Bizuo) Liu, Darren O’Brien and Hansheng Zhou, who abstained from voting given their relationships with the Buyer Consortium), acting on behalf of the Company and upon the unanimous recommendation of the Special Committee, unanimously recommends that our stockholders vote:

•	“FOR” the Merger Agreement Proposal;

•	“FOR” the Adjournment Proposal; and

•	“FOR” the Advisory Compensation Proposal.

You should read “Special Factors—Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Merger” beginning on page 58 for a discussion of the factors that the Special Committee and the Board (without the participation of Tony (Bizuo) Liu, Darren O’Brien and Hansheng Zhou, who abstained from voting given their relationships with the Buyer Consortium) considered in determining to recommend the approval of the Merger Agreement. See also “Special Factors—Interests of Certain Persons in the Merger” beginning on page 89 for additional information.

Q:	What if I abstain from voting on any proposal?

A:

If you attend the special meeting in person or if you submit a proxy by duly executing and returning a proxy card, by telephone or over the Internet and you do not otherwise revoke your proxy, and you abstain from voting, your shares of Common Stock will still be counted for purposes of determining whether a quorum exists at the special meeting, but will not be voted on the proposals. As a result, if you mark “ABSTAIN” on your proxy card or otherwise indicate that you are abstaining from voting when you submit your proxy by telephone or over the Internet, your abstention from voting will have the same effect as a vote “AGAINST” the Merger Agreement Proposal, the Adjournment Proposal and the Advisory Compensation Proposal.

Q:	What is a broker non-vote?

A:

Broker non-votes are shares held in “street name” by brokers, banks and other nominees that are present in person or represented by proxy at the special meeting, but with respect to which the broker, bank or other nominee is not instructed by the beneficial owner of such shares as to how to vote on a particular proposal and such broker, bank or other nominee does not otherwise have discretionary voting power on such proposal. Under Nasdaq rules, brokers, banks and other nominees holding shares in “street name” do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement. Therefore, if a beneficial owner of shares of Common Stock held in “street name” does not give voting instructions to the broker, bank or other nominee, then those shares will not be counted as present in person or represented by proxy at the special meeting. The failure to issue voting instructions to your broker, bank or other nominee will have no effect on the outcome of the Adjournment Proposal or the Advisory Compensation Proposal, assuming that a quorum exists. However, the vote to approve the Merger Agreement Proposal is based on the total number of shares of Common Stock outstanding at the close of business on the record date, not just the shares that are counted as present in person or represented by proxy at the special meeting. As a result, if you fail to issue voting instructions to your broker, bank or other nominee, it will have the same effect as a vote “AGAINST” the Merger Agreement Proposal.

Q:	Will my shares held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?

A:

No. Because any shares you may hold in “street name” will be deemed to be held by a different stockholder than any shares you hold of record, any shares held in “street name” will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card (or submit a proxy by telephone or over the Internet) for each of those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity. Shares held in an individual retirement account must be voted under the rules governing the account.

Q:	Will my shares be voted if I do not sign and return my proxy card or vote by telephone, over the Internet or in person at the special meeting?

A:

If you are a stockholder of record of the Company and you do not attend the special meeting in person, sign and return your proxy card by mail, or submit your proxy by telephone or over the Internet, your shares will not be voted at the special meeting and will not be counted as present for purposes of determining whether a quorum exists. The failure to submit a proxy or otherwise vote your shares at the special meeting will have no effect on the outcome of the Adjournment Proposal or the Advisory Compensation Proposal, assuming that a quorum exists. However, the vote to approve the Merger Agreement Proposal is based on the total number of shares of Common Stock outstanding at the close of business on the record date, not just the shares that are counted as present in person or represented by proxy at the special meeting. As a result, if you fail to submit a proxy or otherwise vote your shares at the special meeting, it will have the same effect as a vote “AGAINST” the Merger Agreement Proposal.

You will have the right to receive the Merger consideration if the Merger Agreement Proposal is approved and the Merger is consummated even if your shares are not voted at the special meeting. However, if your shares are not voted at the special meeting, it will have the same effect as a vote “AGAINST” the Merger Agreement Proposal.

Q:	How will our directors and executive officers vote on the Merger Agreement Proposal, the Adjournment Proposal and the Advisory Compensation Proposal?

A:

Our directors and executive officers have informed us that, as of the date of this proxy statement, they intend to vote all of the shares of Common Stock owned directly by them in favor of the Merger Agreement Proposal and each of the other proposals listed in this proxy statement. At the close of business on the record date, (i) our directors and executive officers directly owned, in the aggregate, [●] shares of Common Stock, or approximately [●]% of the outstanding shares of Common Stock, and (ii) our directors (other than Tony (Bizuo) Liu, Darren O’Brien and Hansheng Zhou) and executive officers (other than the Management

Rollover Stockholders) directly owned, in the aggregate, [●] shares of Common Stock, or approximately [●]% of the outstanding shares of Common Stock.

The affirmative votes by our directors (other than Tony (Bizuo) Liu, Darren O’Brien and Hansheng Zhou) and executive officers (other than the Management Rollover Stockholders) will count towards the Company Majority of the Minority Stockholder Approval. However, shares of Common Stock held by Tony (Bizuo) Liu, Darren O’Brien, Hansheng Zhou and the Management Rollover Stockholders will not count towards the Company Majority of the Minority Stockholder Approval, but their votes will count towards the affirmative votes to approve the Adjournment Proposal and the Advisory Compensation Proposal.

Q:	Why am I being asked to consider and vote on the Advisory Compensation Proposal?

A:

Section 14A of the Exchange Act requires the Company to provide its stockholders with the opportunity to cast an advisory (non-binding) vote on certain “golden parachute” compensation that may be payable to its named executive officers in connection with the consummation of the Merger. Approval of the Advisory Compensation Proposal is not required to consummate the Merger.

Q:	What is “golden parachute” compensation?

A:

“Golden parachute” compensation is certain compensation that, whether present, deferred or contingent, is based on or otherwise relates to the Merger and may be payable to the Company’s named executive officers in connection with the consummation of the Merger. For additional details, see “Special Factors—Interests of Certain Persons in the Merger” and “Special Factors—Golden Parachute Compensation” beginning on page 95.

Q:	What will happen if stockholders do not approve the Advisory Compensation Proposal?

A:

Approval of the Advisory Compensation Proposal is not a condition to the consummation of the Merger. This vote is an advisory vote and will not be binding on the Company. Therefore, if stockholders approve the Merger Agreement Proposal by the majority required for the Company Stockholder Approval and the Merger is consummated, the payments that are the subject of the vote may become payable to the named executive officers regardless of the outcome of such vote.

Q:	Am I entitled to exercise appraisal rights instead of receiving the Per Share Merger Consideration for my shares of Common Stock?

A:

Stockholders who do not vote in favor of the Merger Agreement Proposal are entitled to statutory appraisal rights under Delaware law in connection with the Merger. This means that if you comply with the requirements of Section 262 of the DGCL, you are entitled to have the “fair value” (as defined pursuant to Section 262 of the DGCL) of your shares of Common Stock determined by the Court of Chancery of the State of Delaware and to receive payment based on that valuation instead of receiving the Per Share Merger Consideration. The ultimate amount you would receive in an appraisal proceeding may be more than, the same as, or less than, the amount you would have received under the Merger Agreement. To exercise your appraisal rights, you must comply with the requirements of the DGCL. See “Rights of Appraisal” beginning on page 155 and the text of the Delaware appraisal rights statute, Section 262 of the DGCL, which is reproduced in its entirety as Annex C to this proxy statement, for additional information.

Q:	What effects will the Merger have on the Company?

A:

The Common Stock is currently registered under the Exchange Act and is quoted on Nasdaq under the symbol “CBMG.” As a result of the Merger, the Company will cease to have publicly traded equity securities and will be wholly owned by Parent. Following the consummation of the Merger, the registration of Common Stock and our reporting obligations under the Exchange Act with respect to such registration will be terminated upon application to the SEC. In addition, upon the consummation of the Merger, the Common Stock will no longer be listed on Nasdaq or any other stock exchange.

Q:	Who will own the Company immediately after the Merger?

A:	If the Merger is consummated, the Company will be wholly owned by Parent, which will be owned by the Equity Investors and the Rollover Stockholders.

Q:	When is the Merger expected to be completed?

A:

We currently expect to consummate the Merger during the first quarter of calendar year 2021. Since the Merger is subject to receipt of the Company Stockholder Approval, the CFIUS Clearance and other conditions, it is possible that factors outside the control of the Company or Parent could result in the Merger being consummated at a later time, or not at all. There may be a substantial amount of time between the special meeting and the consummation of the Merger. We expect to consummate the Merger promptly following the receipt of all required approvals and the satisfaction or waiver of the other conditions precedent as described in the Merger Agreement. See “The Merger Agreement—Conditions to the Merger” beginning on page 147 for additional information.

Q:	What happens if the Merger is not consummated?

A:

If the Merger Agreement Proposal is not approved by the Company’s stockholders, the CFIUS Clearance is not obtained or if the Merger is not consummated for any other reason, the Company’s stockholders will not receive any payment for their shares of Common Stock in connection with the Merger. Instead, the Company will remain a public company and shares of Common Stock will continue to be listed and traded on Nasdaq. Under specified circumstances, the Company may be required to pay Parent a termination fee. See “The Merger Agreement—Termination Fees” beginning on page 150 for additional information.

Q:	What happens if the CFIUS Clearance is not obtained?

A:

The obligations of each party to consummate the Merger are subject to, among other things, receipt of the CFIUS Clearance. If the CFIUS Clearance is not obtained prior to the Outside Date, then either the Company or Parent may terminate the Merger Agreement. In addition, either the Company (upon the recommendation of the Special Committee) or Parent may terminate the Merger Agreement if the President of the United States publicly announces a decision to suspend or prohibit the Merger pursuant to the DPA or, after CFIUS notifies Parent or the Company in writing that CFIUS intends to send a report to the President of the United States recommending that the President of the United States act to suspend or prohibit the Merger pursuant to the DPA, Parent determines in good faith that the condition relating to CFIUS Clearance is unlikely to be satisfied on terms that do not give rise to a Burdensome Condition and provides the Company with written notice of such determination. See “Special Factors—CFIUS Clearance” beginning on page 105, “The Merger Agreement—CFIUS Clearance” beginning on page 144, “The Merger Agreement—Conditions to the Merger” beginning on page 147 and “The Merger Agreement—Termination of the Merger Agreement” beginning on page 148 for additional information.

Q:	What do I need to do now?

A:

We urge you to read this proxy statement carefully, including its annexes and the documents referred to as incorporated by reference in this proxy statement, and to consider how the Merger affects you. If your shares are registered directly in your name with our transfer agent, you are considered a “stockholder of record.” Stockholders of record can vote their shares of Common Stock in the following four ways:

•

By Mail—You may vote by mail by indicating your vote by completing, signing and dating the proxy card where indicated and by mailing or otherwise returning the card in the envelope provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

•	By Telephone—You may submit your proxy by dialing 1-866-752-VOTE (8683) and by following the recorded instructions.

•	Over the Internet—You may submit your proxy by going to https://www.iproxydirect.com/CBMG and by following the instructions on how to complete an electronic proxy card.

•

At the Special Meeting—If you are a stockholder of record and prefer to vote your shares at the special meeting, you must present valid government photo identification, such as a driver’s license or passport, along with your notice of this special meeting or proof of ownership.

Even if you plan to attend the special meeting in person, we encourage you to submit a proxy in advance by mail, by telephone or over the Internet so that your shares will be represented and voted at the special meeting if you later decide not to attend the special meeting in person. Telephone and Internet facilities for the submission of a proxy to vote shares will be available 24 hours a day and will close at 11:59 p.m. on [●]. Proxy cards mailed must be received no later than [●] in order to be counted in the vote.

If your shares are held by your broker, bank or other nominee, you are considered the beneficial owner of shares held in “street name” and you will receive a form from your broker, bank or other nominee seeking instruction from you as to how your shares should be voted. If you beneficially own your shares and receive a voting instruction form, you can vote by following the instructions on your voting instruction form. Please refer to information from your broker, bank or other nominee on how to submit voting instructions. Stockholders who hold their shares in “street name” are not able to vote at the special meeting unless they have a “legal proxy,” executed in their favor, from the stockholder of record (i.e., the broker, bank or other nominee) giving them the right to vote the shares at the special meeting.

Q:	If a stockholder gives a proxy, how are the shares voted?

A:

Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares in the way you indicate. When completing the Internet or telephone process for submitting a proxy, you may specify whether your shares would be voted “FOR” or “AGAINST” or to abstain from voting on all, some or none of the proposals to come before the special meeting.

If you properly sign and return your proxy card or submit your proxy by telephone or over the Internet but do not include instructions on how your shares of Common Stock should be voted on a matter, the shares of Common Stock represented by your unrevoked proxy will be voted “FOR” the Merger Agreement Proposal, “FOR” the Adjournment Proposal and “FOR” the Advisory Compensation Proposal.

Q:	Should I send in my stock certificates or other evidence of ownership now?

A:

No. After the Merger is consummated, you will be sent a letter of transmittal with detailed written instructions for exchanging your shares of Common Stock for the Per Share Merger Consideration. If your shares of Common Stock are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” shares in exchange for the Per Share Merger Consideration. Do not send in your certificates now.

Q:	What happens if I sell my shares of Common Stock before consummation of the Merger?

A:

If you transfer your shares of Common Stock, you will have transferred your right to receive the Per Share Merger Consideration in the Merger. In order to receive the Per Share Merger Consideration, you must hold your shares of Common Stock through consummation of the Merger.

Q.	Can I change or revoke my proxy after it has been submitted?

A.	Yes. You can change or revoke your proxy at any time before the final vote at the special meeting. If you are the stockholder of record, you may change or revoke your proxy by:

•	sending a written statement to that effect to our Corporate Secretary, provided such statement is received no later than [●];

•	submitting a new proxy by telephone or over the Internet at a later time before the closing of those voting facilities at 11:59 p.m. on [●];

•	submitting a properly signed proxy card with a later date that is received no later than [●]; or

•	attending the special meeting and voting in person.

If you hold shares in “street name,” you may submit new voting instructions by contacting your broker, bank or other nominee and you may also change your vote or revoke your proxy in person at the special meeting if you obtain a proxy, executed in your favor, from the stockholder of record (i.e., the broker, bank or other nominee) giving you the right to vote the shares.

If you submit a proxy or provide instructions to vote your shares and do not otherwise revoke such proxy or change such instructions in accordance with one of the methods set forth above, your shares will be represented and voted at the special meeting in accordance with such proxy or instructions.

Q:	What does it mean if I get more than one proxy card or voting instruction card?

A:

If your shares are registered differently or are held in more than one account, you will receive more than one proxy or voting instruction card. Please complete and return all of the proxy cards or voting instruction cards you receive (or submit each of your proxies by telephone or the Internet, if available to you) to ensure that all of your shares are voted.

Q:	What is householding and how does it affect me?

A:

The SEC permits companies to send a single set of proxy materials to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the applicable company provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. Certain brokerage firms may have instituted householding for beneficial owners of Common Stock held through brokerage firms. If your family has multiple accounts holding Common Stock, you may have already received a householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Q:	Who will count the votes?

A:	All votes will be counted by Issuer Direct Corporation as inspector of election appointed for the special meeting.

Q:	Will any proxy solicitors be used in connection with the special meeting?

A:	No. The Company does not plan to engage a proxy solicitor to assist in the solicitation of proxies.

Q:	Who can help answer my other questions?

A:

If you have more questions about the Merger, or require assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, please contact our

Corporate Secretary by mail at 209 Perry Parkway, Suite 13, Gaithersburg, Maryland 20877, or by telephone at: +1 (301) 825-5320. If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

SPECIAL FACTORS

Background of the Merger

As part of the Company’s strategic planning process, the Board regularly reviews and discusses with senior management the Company’s performance, business strategy, prospects for growth and competitive position in the industry in which it operates. In addition, the Board and senior management regularly review and evaluate various strategic alternatives, including acquisitions, dispositions, commercial partnerships and other strategic transactions, as part of their ongoing efforts to strengthen the Company’s overall business, including its product development programs, cell therapy initiatives and commercialization efforts, and enhance stockholder value. Since the Company became a publicly-traded company as a result of its merger with EastBridge Investment Group Corporation in 2013, these reviews and evaluations included discussions regarding strategic alternatives to address the liquidity constraints of the Company given that the Company is a clinical-stage biopharmaceutical company that does not presently generate meaningful revenue. Given the existing liquidity pressure on the Company, these strategic alternatives included, among other things, financing ongoing operations by raising capital, which would result in significant dilution to the Company’s existing stockholders, entering into collaboration agreements with third parties, which could require the Company to relinquish certain rights to its technology or product or therapy candidates and share future revenues associated with the partnered product or therapy, or financing operations through debt financing facilities, which would cause the diversion of funds that could otherwise be available to support clinical or commercialization activities towards servicing the interest and principal repayment obligations under such facilities.

On September 25, 2018, the Company entered into a Share Purchase Agreement with Novartis, pursuant to which the Company agreed to sell, and Novartis agreed to purchase from the Company, 1,458,257 shares of Common Stock at a purchase price of $27.43 per share for total gross proceeds of approximately $40 million, and a Registration Rights Agreement with respect to such shares of Common Stock. Also on September 25, 2018, the Company, together with certain of its subsidiaries and certain other entities controlled by the Company, and Novartis entered into a License and Collaboration Agreement (the “Collaboration Agreement”), pursuant to which, among other things, the Company agreed to collaborate with Novartis in connection with the manufacture and supply of a cell therapy. Pursuant to the Collaboration Agreement, during the term of the Collaboration Agreement, the Company (together with such subsidiaries and controlled entities) agreed not to, and agreed to cause its affiliates, licensees, and sublicensees not to, directly or indirectly, (i) license, transfer, sell, or otherwise grant to any third party any right to develop, manufacture, or commercialize certain therapies of the Company (or such subsidiaries or controlled entities) or (ii) enter into a definitive agreement providing for a transaction or series of transactions that would constitute a change of control of the Company, in each case, without first complying with the provisions of the Collaboration Agreement relating to a right of first negotiation granted in favor of Novartis. In addition, the Collaboration Agreement provides that, if the Company were to breach such right of first negotiation, Novartis could have the right to terminate the Collaboration Agreement. On December 21, 2018, the Company, Shanghai Cellular Biopharmaceutical Group Ltd., an entity controlled by the Company, Novartis, and Beijing Novartis Pharma Co., Ltd., an affiliate entity of Novartis, entered into a Toll Manufacturing and Supply Agreement (the “Supply Agreement”) in connection with the manufacture and supply of such cell therapy.

On March 3, 2019, the Board held a telephonic meeting to receive an update regarding the status of the Company’s efforts to evaluate potential capital raising opportunities. At the invitation of the Board, Andrew Chan, Chief Legal Officer, Corporate Development and Secretary of the Company, and representatives of Ellenoff Grossman & Schole, legal counsel to the Company at the time (“EGS”), also attended the meeting. During this meeting, among other things, Tony (Bizuo) Liu, Director, Chief Executive Officer and Chief Financial Officer of the Company, updated the Board regarding recent meetings with investment banks relating to a possible registered public offering of Common Stock. Following discussion, the Board authorized a registered public offering of Common Stock for aggregate proceeds of between $20 million and $30 million at a per share price of at least $18.00 and established a Pricing Committee for the purposes of approving certain terms of the offering in the event that the proposed price at which the shares of Common Stock are to be sold is less than $18.00 per share. Subsequently, on March 21, 2019, the Pricing Committee of the Board approved, by unanimous written consent, a registered public offering of Common Stock at a per share price of $17.00, and the Company entered into an underwriting agreement with Cantor Fitzgerald & Co. and Robert W. Baird & Co. Incorporated (“Baird”), as representatives of a syndicate of underwriters, in connection with the offering.

On July 9, 2019, the Board held a telephonic meeting to discuss additional potential sources of financing. At the invitation of the Board, Mr. Chan and representatives of EGS also attended the meeting. During this meeting, among other things, in connection with the Board’s regular review of the Company’s liquidity and cash flow positions, Mr. Liu sought the Board’s authorization to engage an investment bank to aid the Board in identifying additional potential sources of financing. Following discussion, the Board authorized management to identify and engage an investment bank to evaluate certain business opportunities for further consideration by the Board and to explore options to obtain financing of between $20 million and $30 million, with the material terms of such financing to be presented to the Board at a later date.

At various times between July 9, 2019 and early October 2019, Mr. Liu and other members of the Company’s management held various meetings and otherwise worked with representatives of Baird to explore the viability of raising substantial additional capital through a registered public offering of Common Stock, including assessment of market conditions and timing for such offering. Following these efforts, the Company management determined that, at that time and in light of market conditions and various other related factors, in order for a registered public offering of Common Stock to be viable, it would likely need to be priced at a per share price significantly less than the per share price received in the March 2019 registered public offering.

On September 12, 2019, Mr. Liu met with representatives of Hillhouse Bio Holdings, L.P. (“HBH”) to discuss certain publicly available information regarding the Company’s clinical program and liquidity and cash flow positions. Representatives of the Company previously had introductory meetings with representatives of HBH in 2019. Representatives of the Company first met with representatives of HBH in January 2019 at an industry conference in San Francisco and later, at the Company’s offices in Shanghai, met with representatives of HBH in January 2019 and again in August 2019. However, such meetings did not involve any discussions regarding the terms of any potential transaction or any information of the Company that was not publicly available. Additionally, on September 12, 2019, representatives of TF Capital, which had previously invested in the Company, met with representatives of the Company to discuss a potential financing transaction. Between September 12, 2019 and November 11, 2019, Mr. Liu continued to engage in discussions with other third parties to explore a potential financing transaction.

During late September 2019 and early October 2019, Mr. Liu held various telephonic and in-person meetings with representatives of HBH in China to discuss the possibility of a potential transaction involving the Company and HBH, including potential equity or debt financing transactions, based on publicly available information of the Company.

On October 12, 2019, the Board held a meeting to receive an update regarding the status of the Company’s efforts to evaluate potential financing opportunities. At the invitation of the Board, Mr. Chan, Yihong Yao, Chief Scientific Officer of the Company, and representatives of EGS also attended the meeting. During this meeting, among other things, Mr. Liu updated the Board regarding the Company’s liquidity and cash flow positions and potential financing opportunities. Following discussion, the Board instructed Mr. Liu to continue his ongoing efforts to identify potential alternative sources of financing for the Company. Following the October 12, 2019 Board meeting, Mr. Liu discussed with Hansheng Zhou, a member of the Board affiliated with Dangdai International Group Co., Limited (“Dangdai”), the Company’s difficulties raising third party financing in light of the current stock price and Dangdai’s 2016 investment in the Company at a price of $19.00 per share.

On multiple occasions during October 2019, Mr. Liu continued to engage in discussions with representatives of each of HBH and TF Capital to explore a potential transaction that could address the Company’s capital needs and/or allow the Company to improve its competitive position in a business segment that was becoming increasingly competitive. The discussions between Mr. Liu, on the one hand, and representatives of HBH and TF Capital, on the other hand, that occurred during this time were based on publicly available information of the Company and were preliminary in nature and did not involve any in-depth discussions regarding the terms of any potential transaction. However, following the October 12, 2019 Board meeting, Mr. Liu and representatives of HBH began discussing the idea of pursuing a “going private transaction” involving the acquisition of all outstanding shares of Common Stock as a potential alternative transaction.

On November 2, 2019, Mr. Liu contacted Messrs. Yao and Dai and Ms. Zhang, each a member of the Company’s management team and a stockholder of the Company, to discuss the feasibility of a “going private transaction” and to ascertain their interest in considering such a potential transaction. These discussions were preliminary in nature and did not result in any in-depth discussions regarding the terms of, or any understanding or agreement with respect to, any potential transaction.

Between November 2, 2019 and November 9, 2019, Mr. Liu engaged in discussions with representatives of HBH and TF Capital to explore structures for a potential “going private transaction” in which HBH and TF Capital would partner with each other and obtain support from other stockholders of the Company, including Messrs. Liu, Yao and Dai and Ms. Zhang, for submitting a buyout proposal to the Company. During that same week, Mr. Liu contacted representatives of Dangdai, an existing stockholder of the Company, to ascertain Dangdai’s interest in considering a potential “going private transaction” involving the Company, including whether it would be interested in rolling over its shares of Common Stock as part of the proposed transaction. These discussions were based on publicly available information of the Company, and, as of such time, none of HBH, TF Capital or Dangdai had entered into a confidentiality agreement with the Company, nor had they received from the Company any due diligence information (including any confidential information) with respect to the Company.

On November 5, 2019, Mr. Liu contacted representatives of Mission Right Limited (“Mission Right”), an existing stockholder of the Company, and discussed the possibility of a “going private transaction” involving the Company and whether Mission Right was interested in potentially being involved in such a proposed transaction, including whether it would be interested in rolling over its shares of Common Stock as part of the proposed transaction. The discussion was preliminary in nature and did not involve any in-depth discussions regarding the terms of such going private transaction. Mission Right had not entered into a confidentiality agreement with the Company, nor had it received from the Company any due diligence information (including any confidential information) with respect to the Company.

On November 6, 2019, HBH sent a draft of a consortium agreement to Mr. Liu and TF Capital. Thereafter, representatives of Kirkland & Ellis LLP (“Kirkland”), which was at the time acting as U.S. legal counsel to HBH, HBH and TF Capital held various calls with Mr. Liu to discuss the draft consortium agreement.

From November 6, 2019 to November 9, 2019, Mr. Liu, HBH and TF Capital and their respective legal counsels negotiated and finalized the terms of the consortium agreement, including the per share merger consideration to be offered in connection with a non-binding proposal to acquire all outstanding shares of Common Stock not already owned by such parties. During this time, Mr. Liu also participated on calls with Messrs. Yao and Dai, Ms. Zhang and representatives of Dangdai and Mission Right to apprise them of the status of discussions with HBH and TF Capital and the terms of the Consortium Agreement.

On November 9, 2019, Messrs. Liu, Yao and Dai, Ms. Zhang, HBH and TF Capital entered into the consortium agreement (the “Consortium Agreement”) pursuant to which each party agreed, among other things, to form a consortium the members of which would work exclusively with one another to undertake a transaction to acquire all of the outstanding shares of Common Stock not already owned by such parties in a “going private transaction,” and that HBH, Mr. Liu and TF Capital would be designated as the lead investors (with authority to negotiate on behalf of the Buyer Consortium) under the Consortium Agreement. For purposes of this section entitled “—Background of the Merger,” references to the “Buyer Consortium” mean the Buyer Consortium as it was comprised at the relevant point in time.

On November 9 and 10, 2019, Mr. Liu contacted each of the directors to inform them of a forthcoming indication of interest from the Buyer Consortium.

On November 10, 2019 and November 11, 2019, each of Dangdai and Mission Right, respectively, entered into an adherence agreement pursuant to which they agreed to become a party to the Consortium Agreement and join the Buyer Consortium, which at the time was comprised of Messrs. Liu, Yao and Dai, Ms. Zhang, HBH and TF Capital.

On November 11, 2019, the Buyer Consortium delivered to the Company a non-binding indication of interest in acquiring all outstanding shares of Common Stock (other than those shares held by members of the Buyer Consortium that may be rolled over in the proposed transaction) for $19.50 per share in cash (the “November 11 Proposal”). The November 11 Proposal stated that $19.50 per share represented a 10.4% premium to the closing price for Common Stock on the last trading day prior to the date of such proposal and a premium of 16.1% and 30.3% to the volume-weighted average price for Common Stock during the 30- and 60-trading day periods preceding the last trading day prior to the date of such proposal, respectively. The Buyer Consortium noted that it proposed to finance the transaction with a combination of cash and the rollover of certain equity interests in the Company, it would submit a new proposal that is subject to appropriate procedural protections if a meaningful number of the Company’s stockholders agreed to roll over shares of Common Stock held by such stockholders, and the members of the Buyer Consortium did not intend to sell their equity interests in the Company to any third party. The Buyer Consortium also expressed a willingness to extend to the Company a bridge loan on terms to be mutually agreed by the Buyer Consortium and the Company in order to address any potential short-term liquidity needs of the Company. The November 11 Proposal reported that the members of the Buyer Consortium beneficially owned approximately 23.3% of the Company’s capital stock based on the number of outstanding shares of Common Stock as of November 1, 2019.

Following receipt of the November 11 Proposal, the Board held a telephonic meeting to discuss the proposal. At the invitation of the Board, representatives of EGS also attended the meeting. During this meeting, Mr. Liu explained to the other members of the Board that he and certain other members of management were concerned with the Company’s ability to raise capital on reasonable terms through a secondary public offering, the Company’s liquidity position and the Company’s recent stock price performance, in addition to the Company’s need for significant capital to execute its business plan. Mr. Liu noted that the Management Rollover Stockholders, HBH and TF Capital, together with certain stockholders of the Company, formed the Buyer Consortium and determined to submit the November 11 Proposal to the Board in light of the various challenges facing the Company at that time (particularly those set forth under the section entitled “Special Factors—Purposes and Reasons of the Buyer Filing Persons for the Merger” beginning on page 86).

Following discussion of the November 11 Proposal, at this meeting, the Board unanimously resolved to establish the Special Committee consisting of Chun Kwok Alan Au, Edward Schafer, Terry A. Belmont and Dr. Steve (Wentao) Liu, each having been determined by the Board to be disinterested and independent for all purposes under Delaware law with respect to the November 11 Proposal. The Board delegated to the Special Committee the full power and authority of the Board to take all actions the Special Committee considers necessary, desirable or convenient in connection with the identification, evaluation and negotiation of, and the making of recommendations to the Board regarding, the November 11 Proposal and any alternatives thereto, including the express power and authority to review and to evaluate the terms and conditions, and determine the advisability, of the November 11 Proposal and any alternatives thereto, to negotiate with any party the Special Committee deems appropriate with respect to the terms and conditions of the November 11 Proposal or any alternatives thereto, to determine whether the November 11 Proposal or any alternatives thereto is beneficial to the Company and its stockholders and on arm’s-length terms and conditions, to recommend to the Board what actions, if any, should be taken by the Board with respect to the November 11 Proposal and any alternatives thereto, including, without limitation, to approve or elect not to pursue the November 11 Proposal and any alternatives thereto, to act on behalf of the Company in connection with any matters ancillary or related to the November 11 Proposal and any alternatives thereto (including, without limitation, the ability to authorize and enter into contracts of any nature, commence litigation and adopt defensive measures), and to retain such legal counsel, financial advisors and other outside professionals, consultants and agents, each to perform such services and render such advice or opinions, as the Special Committee may deem necessary, desirable or convenient to assist it in connection with the discharge of its duties. The Board also resolved that it would not approve or recommend to the stockholders of the Company the November 11 Proposal or any alternatives thereto without the prior favorable recommendation of the Special Committee. Mr. Au was designated as the Chair of the Special Committee. As Chair, Mr. Au was consulted regularly by the Special Committee’s advisors and would inform the other members of the Special Committee of developments with respect to the proposed transaction when a meeting was not held.

On that same day, following the Board meeting, the Company issued a press release disclosing receipt of the November 11 Proposal, the formation of the Special Committee and that the Special Committee, with the assistance of its advisors, would consider the November 11 Proposal and any response thereto in connection with its ongoing review of strategic alternatives.

Over the following days, the Company filed a current report on Form 8-K, an affiliate of HBH (“HBH Advisor”) and Mr. Liu each filed a Schedule 13D and Dangdai amended its Schedule 13D, in each case, to disclose, among other things, the November 11 Proposal. Following public announcement of the November 11 Proposal, no inbound indications of interest from third parties relating to strategic alternatives were received by the Company. However, following such public announcement, certain stockholders of the Company, consisting of Viktor Pan, Zheng Zhou, Wealth Map Holdings Limited (“Wealth Map”), Earls Mill Limited (“Earls Mill”), OPEA SRL, Maplebrook Limited (“Maplebrook”) and Full Moon Resources Limited (“Full Moon”), each communicated with Mr. Liu to inquire about the proposed transaction.

On November 12, 2019, Mr. Liu contacted representatives of Novartis to discuss the November 11 Proposal and to provide additional information regarding the members of the Buyer Consortium. During these discussions, Mr. Liu informed Novartis of what he believed to be various benefits to the Company in moving forward with a “going private transaction” as contemplated by the November 11 Proposal, including the potential financial and competitive benefits to the Company, and expressed his desire to continue the Company’s business collaboration with Novartis and its affiliates regardless of whether any potential transaction was consummated.

On November 14, 2019, Mr. Au contacted a representative of White & Case LLP (“White & Case”) to discuss potential negotiation strategies, the duties and responsibilities of the Special Committee and the directors’ fiduciary duties in general and in the context of the November 11 Proposal. Mr. Au also requested that representatives of White & Case meet with the Special Committee telephonically to discuss a potential engagement by the Special Committee of White & Case to act as outside legal counsel to the Special Committee.

The Special Committee subsequently engaged White & Case as its outside legal counsel. The Special Committee’s decision was based on, among other factors, White & Case’s qualifications and experience with mergers and acquisitions transactions, including its prior representation of special committees. The Special Committee also determined that the ongoing relationships between White & Case and an affiliate of HBH, as previously disclosed by White & Case to the Special Committee, and between White & Case and Novartis, as later disclosed by White & Case to the Special Committee when discussions began regarding a waiver by Novartis of the right of first negotiation granted in favor of Novartis by the Company under the Collaboration Agreement, were not material to the Special Committee’s evaluation of a transaction involving a consortium that included HBH or a transaction involving Novartis.

On or about November 15, 2019, representatives of Velvet Investment also contacted Mr. Liu and expressed an interest in participating in a potential transaction involving the Company along with the Buyer Consortium.

These discussions were based on publicly available information of the Company, were preliminary in nature and did not result in any firm offer or proposal for, any in-depth discussions regarding the terms of, or any understanding or agreement with respect to, joining the Buyer Consortium or any potential transaction involving the Company. Following this initial outreach by and discussions with representatives of Velvet Investment, on or about November 17, 2020, Mr. Liu introduced representatives of Velvet Investment to certain members of the Buyer Consortium.

On November 18, 2019, the Board held a telephonic meeting. At the invitation of the Board, Mr. Chan and representatives of EGS also attended the meeting. During this meeting, among other things, Mr. Liu updated the Board regarding the Company’s liquidity position, including Mr. Liu’s expectation that the Company’s existing cash reserves were sufficient to fund ongoing operations for approximately six months.

On November 25, 2019, the Special Committee held a telephonic meeting to discuss the November 11 Proposal and to discuss certain preliminary matters relating to the formation of the Special Committee. At the invitation of the Special Committee, representatives of White & Case also attended the meeting. At the meeting, representatives of White & Case reviewed with the Special Committee the duties and responsibilities of the Special Committee and the directors’ fiduciary duties in general and in the context of the November 11 Proposal and also reviewed with the Special Committee the terms of the November 11 Proposal. Representatives of White & Case then discussed with the Special Committee the importance of retaining an independent financial advisor to assist the Special Committee in its evaluation of the November 11 Proposal and other strategic alternatives and to advise the Special Committee on other potential means to address the Company’s liquidity position.

On November 26, 2019, the Special Committee, with the assistance of White & Case, separately interviewed three financial advisors by telephone, including Jefferies, to discuss their respective interest in serving, and qualifications to serve, as a financial advisor to the Special Committee in connection with a potential transaction involving the Company and to receive their respective fee proposals. During the interview with Jefferies, representatives of Jefferies described Jefferies’ qualifications to serve as financial advisor to the Special Committee, including certain relationships of Jefferies with affiliates of HBH, and reviewed with the Special Committee various strategies that the Company could pursue to address its liquidity position. The Special Committee discussed numerous aspects of the information provided by Jefferies. At the conclusion of the Special Committee’s interview of Jefferies, the Special Committee requested additional disclosure from Jefferies regarding its relationships with affiliates of HBH, which relationships Jefferies characterized as immaterial to Jefferies. On the following day, Mr. Au informed a representative of White & Case that the Special Committee had discussed Jefferies’ qualifications and determined to engage Jefferies as the Special Committee’s financial advisor, subject to satisfactory negotiation of the terms of Jefferies’ engagement, including the fees payable to Jefferies and confirmation of Jefferies’ relationships with members of the Buyer Consortium and the Company.

On or about November 26, 2019, representatives of HBH contacted representatives of Velvet Investment to discuss Velvet Investment’s potential interest in participating in the Buyer Consortium. During the period between November 26, 2019 and March 30, 2020, Velvet Investment had multiple telephonic meetings with representatives of Kirkland with respect to the structure and general timetable of a potential privatization transaction involving the Company and continued to evaluate the possibility of participating in such transaction based on publicly available information.

On December 5, 2019, as previously requested by the Special Committee, representatives of Jefferies provided to representatives of White & Case disclosures regarding Jefferies’ relationships with members of the Buyer Consortium and the Company. On the following day, Mr. Au met telephonically with representatives of White & Case to discuss Jefferies’ qualifications and relationships with a company in which HBH or its affiliate maintained a material (but less than a majority) equity position, which relationships Jefferies had previously disclosed and characterized as immaterial to Jefferies. Subsequently, on December 11, 2019 and December 13, 2019, representatives of White & Case discussed with representatives of Jefferies the disclosures by Jefferies of its relationships with the company in which HBH or its affiliates maintained an equity position, as well as the terms of a possible engagement by the Special Committee of Jefferies.

On December 9, 2019, White & Case provided to Kirkland, which at that time was serving as outside legal counsel to the Buyer Consortium, an initial draft confidentiality agreement.

Between December 10, 2019 and February 21, 2020, representatives of the Buyer Consortium (which at that time consisted of Messrs. Liu, Yao and Dai, Ms. Zhang, HBH, TF Capital, Dangdai and Mission Right) held various calls with Mr. Pan, Zheng Zhou and representatives of Wealth Map, Earls Mill, OPEA SRL, Maplebrook and Full Moon regarding the possibility of such parties joining the Buyer Consortium. During this time, representatives of Kirkland provided each of Mr. Pan, Zheng Zhou, Wealth Map, Earls Mill, OPEA SRL, Full Moon and Maplebrook with copies of the Consortium Agreement and drafts of an adherence agreement that were in substantially the same form as the adherence agreements that Dangdai and Mission Right entered into on November 10, 2019 and November 11, 2019, respectively.

On December 13, 2019, and again on December 16, 2019, representatives of Velvet Investment visited the Company’s offices in Shanghai and further discussed with Mr. Liu the possibility of Velvet Investment participating in the potential privatization transaction involving the Company contemplated by the November 11 Proposal.

Later on December 13, 2019, the Special Committee held a telephonic meeting to discuss, among other things, the Special Committee’s engagement of Jefferies as its financial advisor. At the invitation of the Special Committee, representatives of White & Case also attended the meeting. After discussion of the information that had been provided previously by Jefferies and the matters previously discussed between White & Case and Jefferies, including the terms of a possible engagement of Jefferies, the consensus of the Special Committee was that Jefferies should be engaged as financial advisor to the Special Committee on the terms discussed with the Special Committee. The Special Committee selected Jefferies as its financial advisor because, among other factors, Jefferies is an internationally recognized investment banking firm with substantial experience in merger and acquisition transactions, including substantial experience advising special committees in transactions similar to the proposed transaction and advising healthcare companies, and its reputation. The Special Committee also determined that any relationships between Jefferies and members of the Buyer Consortium or the Company previously disclosed by Jefferies to the Special Committee were not material to the Special Committee’s evaluation of a transaction involving the Buyer Consortium. The Special Committee subsequently engaged Jefferies to act as its financial advisor and the Company issued a press release announcing such engagement and the engagement of White & Case as the Special Committee’s outside legal counsel.

On December 18, 2019, the Special Committee held a telephonic meeting to discuss certain preliminary matters with respect to evaluating the November 11 Proposal. At the invitation of the Special Committee, representatives of White & Case and Jefferies also attended the meeting. Representatives of Jefferies explained to the Special Committee that, in order to commence preparation of financial information with respect to the proposed transaction, Jefferies would require certain financial due diligence from the Company, as well as certain financial forecasts for the Company prepared by Company management, which the Special Committee would also need in order to evaluate the November 11 Proposal. In that regard, the Special Committee directed Jefferies to contact Company management to discuss the status of management’s preparation of financial forecasts for the Company. Representatives of Jefferies also reviewed with the Special Committee certain strategic parties that could have potential interest in a transaction involving the Company, and representatives of White & Case and Jefferies discussed with the Special Committee the process of conducting outreach to potential acquirors. Mr. Au then inquired about potential avenues to address the Company’s short term liquidity position in light of information recently provided to the Board that indicated that the Company would likely run out of operating capital sometime during the second quarter of 2020. Representatives of Jefferies explained that, in light of the publicly announced November 11 Proposal, the Company would have difficulty securing third party debt or equity financing on acceptable terms from a party that is not affiliated with the Buyer Consortium. Following further discussion, the Special Committee directed Jefferies to explore potential third party sources of financing, including by discussing with Company management any potential alternative sources of financing that might be available to the Company and with members of the Buyer Consortium as to whether any such members would be willing to provide bridge financing to the Company while the Special Committee continued to evaluate the November 11 Proposal.

From December 20, 2019 through January 6, 2020, in accordance with the Special Committee’s directives, representatives of Jefferies conducted discussions with Company management, including with respect to financing alternatives that might be available to the Company and the right of first negotiation granted in favor of Novartis by the Company under the Collaboration Agreement. Jefferies and Company management discussed how such right of first negotiation could delay the Company from entering into a definitive agreement for at least six months while Novartis evaluated such right of first negotiation pursuant to the terms of the Collaboration Agreement. From December 20, 2019 through July 23, 2020, at the direction of the Special Committee, representatives of Jefferies continued to conduct discussions with Company management regarding certain financial forecasts for the Company that were being prepared by Company management.

On January 6, 2020, Mr. Liu delivered to Jefferies initial drafts of documentation for a bridge loan to the Company in an aggregate principal amount equal to $14 million that were provided to him by Winsor Capital Limited, an affiliate of TF Capital.

On January 10, 2020, the Special Committee held a telephonic meeting to continue discussions regarding process and next steps, including with respect to evaluating the November 11 Proposal, the status of Company management’s preparation of certain financial forecasts for the Company, the status of the outreach process conducted by Jefferies, in accordance with the Special Committee’s directives, to potential alternative third party financing sources, the proposed terms of the bridge loan from Winsor Capital Limited and the right of first negotiation granted in favor of Novartis by the Company under the Collaboration Agreement. At the invitation of the Special Committee, representatives of White & Case and Jefferies also attended this meeting. Representatives of White & Case discussed with the Special Committee the right of first negotiation granted in favor of Novartis and its potentially adverse effect on the Special Committee’s ability to seek and obtain indications of interest from other potential acquirors. In that regard, representatives of White & Case and Jefferies also discussed with the Special Committee the advisability of obtaining a waiver from Novartis of its right of first negotiation. After further discussion, the Special Committee directed White & Case and Jefferies to contact Novartis to seek such a waiver. Also during this meeting, following a discussion of the terms of the proposed bridge loan from Winsor Capital Limited and an update from Jefferies regarding its discussions with Company management regarding potential alternative sources of financing that might be available to the Company, the Special Committee directed White & Case and Jefferies to propose to Mr. Liu that the amount of the proposed bridge loan be increased from $14 million to $22 million and that the terms of the bridge loan be modified to allow for conversion of any outstanding amounts into equity securities of the Company under certain circumstances. The Special Committee also directed Jefferies to continue to explore other alternative sources of financing together with Company management and with oversight from Mr. Belmont. Thereafter, from January 14, 2020 through January 23, 2020, the Special Committee, with the assistance of Jefferies and White & Case, continued to negotiate the terms of the proposed bridge loan from Winsor Capital Limited, and agreed, subject to approval of the Board, to a bridge loan in an aggregate amount of $16 million, with certain outstanding amounts being convertible into equity securities of the Company under certain circumstances.

On January 23, 2020, representatives of White & Case participated on an introductory call with representatives of Kirkland to discuss certain preliminary matters, including the status of the Buyer Consortium’s comments to the draft confidentiality agreement provided by the Company on December 9, 2019. During this discussion, representatives of Kirkland explained that they did not believe a confidentiality agreement among the Company and the Buyer Consortium was necessary at such time given that the Buyer Consortium was evaluating the Company based on publicly available information of the Company, and, as of such time, did not require from the Company any due diligence information (including any confidential information) with respect to the Company.

On January 27, 2020, in accordance with the Special Committee’s directives, representatives of White & Case and Jefferies discussed with representatives of Novartis the right of first negotiation granted in favor of Novartis by the Company under the Collaboration Agreement. At that time, the representatives of Novartis would not agree to a waiver of Novartis’ right of first negotiation with respect to a transaction with the Buyer Consortium or a third party acquiror, but expressed a willingness to reconsider its position if and when the Company proposed to enter into a definitive agreement with the Buyer Consortium or a third party.

On January 28, 2020, the Board, by written consent, unanimously approved, and the Company entered into, the TF Bridge Loan Agreement, receipt of funds from which were not conditioned on entry into a transaction with the Buyer Consortium. On January 30, 2020, the Company received funding in an amount equal to $7 million from Winsor Capital Limited for the first tranche of the TF Bridge Loan.

On January 30, 2020, Mr. Liu (and certain other members of the Buyer Consortium that had joined in Mr. Liu’s filing) and HBH Advisor, and on February 3, 2020, Dangdai, each amended their respective Schedule 13Ds to disclose that the members of the Buyer Consortium collectively may be deemed to be the beneficial owner of 24.7% of the outstanding shares of Common Stock. Also on February 3, 2020, Winsor Capital Limited filed a Schedule 13D disclosing, among other things, the TF Bridge Loan Agreement.

On February 3, 2020, the Special Committee held a telephonic meeting to continue discussions regarding process and next steps, including with respect to evaluating the November 11 Proposal, the status of Company management’s preparation of certain financial forecasts for the Company, the status of the outreach process conducted by Jefferies, in accordance with the Special Committee’s directives, to potential alternative third party financing sources, the potential outreach to certain strategic parties to gauge their respective interest in a potential transaction involving the Company, the terms of the TF Bridge Loan, and the right of first negotiation granted in favor of Novartis by the Company under the Collaboration Agreement. At the invitation of the Special Committee, representatives of White & Case and Jefferies also attended this meeting. Representatives of Jefferies reviewed the terms of the TF Bridge Loan Agreement and the unsuccessful efforts to identify potential alternative third party sources of financing. Representatives of Jefferies explained to the Special Committee that Jefferies believed it was unlikely that more favorable terms were reasonably available to the Company at that time than the terms included in the TF Bridge Loan Agreement. Following discussion, the Special Committee unanimously ratified the Board’s approval of the TF Bridge Loan Agreement. Representatives of White & Case then provided an update regarding its January 27, 2020 discussion with representatives of Jefferies and Novartis regarding the right of first negotiation granted in favor of Novartis by the Company under the Collaboration Agreement. Following discussion, the consensus of the Special Committee was that the Special Committee would engage with Novartis about waiving Novartis’ right of first negotiation at a later date. Representatives of Jefferies then reviewed with the Special Committee a list of potential strategic parties that could have a potential interest in a transaction involving the Company, which included selected global pharmaceutical companies that had made recent acquisitions in cell therapy, other well capitalized global pharmaceutical companies (including Novartis), well capitalized oncology companies, Chinese pharmaceutical companies and life sciences manufacturing companies, and reviewed with the Special Committee certain preliminary information that Jefferies proposed to provide to potential acquirors. After further discussion with the Special Committee, Jefferies agreed to consider whether certain growth funds of private equity sponsors would be interested in a potential transaction involving the Company.

On February 10, 2020, Mr. Liu met with representatives of Casdin Partners Master Fund, L.P. (“Casdin”), at Casdin’s request, to discuss Casdin’s potential interest in participating in the Buyer Consortium. Representatives of Casdin had previously met on multiple occasions with representatives of the Company over the preceding years at various industry conferences and indicated that Casdin had been following the Company for some time. During the period between February 10, 2020 and March 30, 2020, Casdin continued to evaluate the possibility of participating in a potential “going private transaction” involving the Company based on publicly available information.

On February 12, 2020, Jefferies provided to the Special Committee for its consideration an updated list of potential acquirors that could have a potential interest in a transaction involving the Company, consisting of 13 biopharma and oncology companies, nine other selected Chinese companies, eight manufacturing companies and one financial sponsor, as well as a revised preliminary information that Jefferies proposed to provide to potential acquirors. Following review of such updated information and the proposed list of potential acquirors, the Special Committee directed Jefferies to proceed with the outreach to such potential acquirors.

On February 13, 2020, at the direction of the Special Committee, Jefferies commenced the outreach to the potential acquirors discussed with the Special Committee on the prior day, which continued until March 12, 2020.

On February 21, 2020, Mr. Pan, Zheng Zhou, Wealth Map, Earls Mill, OPEA SRL and Maplebrook, each entered into an adherence agreement to the Consortium Agreement and joined the Buyer Consortium. On or about that time, representatives of Full Moon informed representatives of the Buyer Consortium that, after further internal discussion and consideration, Full Moon, as of such time, had decided not to join the Buyer Consortium.

Also on February 21, 2020, the Company received a revised non-binding indication of interest (the “February 21 Proposal”) from the Buyer Consortium, which at such time also included Mr. Pan, Zheng Zhou, Wealth Map, Earls Mill, OPEA SRL and Maplebrook. According to the February 21 Proposal, the Buyer Consortium collectively was the beneficial owner of 45.2% of the outstanding shares of Common Stock at the time of the February 21 Proposal. The February 21 Proposal reaffirmed the proposed consideration of $19.50 per share in cash and provided that consummation of the transaction contemplated by the February 21 Proposal would be subject to non-waivable conditions requiring approval by a properly functioning special committee and approval by stockholders holding at least a majority of all the issued and outstanding shares of Common Stock not affiliated with any member of the Buyer Consortium. On that same date, Winsor Capital Limited, HBH Advisor, Mr. Liu (and certain other members of the Buyer Consortium that had joined in Mr. Liu’s filing) and Sailing Capital each amended their respective Schedule 13Ds to disclose, among other things, the February 21 Proposal. The Company also filed a current report on Form 8-K confirming receipt of the February 21 Proposal and indicating that the Special Committee, with the assistance of its advisors, would consider the February 21 Proposal and any response thereto in connection with its ongoing review of strategic alternatives.

On March 3, 2020, the Special Committee held a telephonic meeting to continue discussions regarding process and next steps, including with respect to evaluating the February 21 Proposal, the status of the outreach process conducted by Jefferies, in accordance with the Special Committee’s directives, to potential acquirors to gauge their respective interest in a potential transaction involving the Company, the status of Company management’s preparation of certain financial forecasts for the Company, and the right of first negotiation granted in favor of Novartis by the Company under the Collaboration Agreement. At the invitation of the Special Committee, representatives of White & Case and Jefferies also attended this meeting. During this meeting, representatives of Jefferies informed the Special Committee that, in accordance with the Special Committee’s directives, Jefferies had contacted the 31 potential acquirors previously discussed with the Special Committee, of which, in connection with the initial outreach, 10 declined to evaluate a business combination with the Company and 21 had not been responsive despite repeated outreach. The reasons cited by those who declined to proceed included lack of strategic fit and/or a lack of interest in cell therapy or oncology. Following discussion, the Special Committee directed Jefferies to again attempt to initiate contact with such 21 parties that did not respond to the initial outreach, while continuing to follow up with Company management regarding the status of its preparation of certain financial forecasts for the Company to facilitate the Special Committee’s evaluation of the February 21 Proposal. Subsequent to the March 3, 2020 meeting and prior to the time the Board and Special Committee approved the Merger Agreement, except for parties that later became Participants, eight of such 21 parties declined to evaluate a business combination with the Company, and the remaining parties had not responded in any meaningful manner notwithstanding such additional outreach.

On or about March 9, 2020, representatives of Maplebrook indicated to the other members of the Buyer Consortium that, after further internal discussion and consideration, Maplebrook would not be able to participate in a potential transaction as a member of the Buyer Consortium due to timing constraints required to obtain internal approvals to roll over its shares of Common Stock in a potential transaction, and therefore desired to withdraw from the Buyer Consortium.

On March 12, 2020, the Company entered into confidentiality agreements with each of the members of the Buyer Consortium. Each of the executed confidentiality agreements contains, in addition to customary limitations regarding the use and disclosure of the Company’s confidential information, standstill provisions that prohibit the counterparty and its affiliates from taking certain actions during the 18-month period after the date of the confidentiality agreement, including prohibitions on acquiring, agreeing to acquire or proposing to acquire securities or any material assets of the Company, or rights to vote or direct the voting of securities of the Company. Although the executed confidentiality agreements provide that such standstill obligations would terminate upon, among other things, entry into the merger agreement or commencement of a tender offer or exchange offer with respect to the Company, none of the executed confidentiality agreements contains a “don’t ask, don’t waive” restriction. Prior to this time, no member of the Buyer Consortium had received from the Company any due diligence information (including any confidential information) with respect to the Company.

Between March 12, 2020 and the signing of the Merger Agreement, representatives of the Buyer Consortium and its financial, legal and accounting advisors had various discussions with the management of the Company regarding the business, operations and financial performance of the Company and conducted preliminary legal, business, financial and accounting due diligence on the Company.

On March 18, 2020, the Special Committee held a telephonic meeting to review certain financial forecasts for the Company prepared by Company management for the fiscal years ending December 31, 2020 through December 31, 2030 (the “March Management Forecasts”). At the invitation of the Special Committee, representatives of White & Case and Jefferies and certain members of senior management of the Company, including Mr. Liu, Angela Jiang, Vice President of Finance of the Company, Charles Zhou, a financial analyst employed by the Company, and Mr. Chan also attended the meeting. Charles Zhou presented the March Management Forecasts to the Special Committee and discussed with the Special Committee certain assumptions underlying the March Management Forecasts, including certain assumptions with respect to the probability of success of certain products under development. After the Special Committee members asked, and Mr. Liu and Charles Zhou answered, questions regarding the March Management Forecasts, all members of Company management in attendance were excused from the meeting, and the Special Committee continued to discuss the March Management Forecasts with representatives of Jefferies and White & Case. At the conclusion of such discussion, the Special Committee instructed Jefferies to prepare preliminary financial information regarding the Company and the February 21 Proposal utilizing the March Management Forecasts.

From March 18, 2020 to March 27, 2020, representatives of Kirkland circulated drafts of an amendment to the Consortium Agreement to HBH, TF Capital, Mr. Liu, Velvet Investment, Casdin and other members of the Buyer Consortium for their consideration and the members of the Buyer Consortium, Velvet Investment and Casdin negotiated and finalized the terms of such amendment.

On March 22, 2020, the Special Committee held a telephonic meeting to discuss preliminary financial information prepared by Jefferies as previously requested by the Special Committee. At the invitation of the Special Committee, representatives of White & Case and Jefferies also attended this meeting. Jefferies reviewed with the Special Committee certain preliminary financial information regarding the Company, including the March Management Forecasts (including Company management’s assumptions underlying such forecasts), and certain preliminary financial aspects of the February 21 Proposal. At the conclusion of the meeting and after further discussion, the consensus of the Special Committee was that the proposed consideration of $19.50 per share in cash was not compelling, that the Special Committee would provide a counterproposal to the Buyer Consortium of $22.00 per share in cash, and that Mr. Au would contact Mr. Liu to inquire about timing of a draft merger agreement.

On March 23, 2020, after Mr. Au requested an update about timing of a draft merger agreement as previously discussed with the Special Committee, Mr. Liu informed Mr. Au that a draft merger agreement would be forthcoming in approximately 24 hours. Later on March 23, 2020, Mr. Au discussed with a representative of Jefferies that Mr. Au would deliver the Special Committee’s counterproposal of $22.00 per share in cash upon the Special Committee’s receipt of the draft merger agreement.

On March 24, 2020, Kirkland delivered to White & Case a draft merger agreement. The draft merger agreement provided for, among other things, the rollover of all vested and unvested equity awards into awards settled in stock of Parent, a condition in favor of Parent that the number of dissenting shares not exceed a specified percentage of the total outstanding shares of Common Stock, a termination right in favor of Parent (and payment of a termination fee) if the Company breached the no-shop covenant, reimbursement of Parent’s and the Buyer Consortium’s expenses in the event that the Company was obligated to pay the termination fee, and a cap on Parent’s liability for all breaches under the merger agreement.

Following receipt of the draft merger agreement, on March 25, 2020, Mr. Au communicated to Mr. Liu the Special Committee’s counterproposal of $22.00 per share in cash.

On March 29, 2020, a representative of Jefferies participated on a call with a representative of HBH to discuss the Special Committee’s counterproposal. During this call, the representative of HBH indicated that the Buyer Consortium intended to revise the February 21 Proposal to reflect a reduction in the proposed consideration for Common Stock from $19.50 per share in cash. The representative of HBH cited the impact of the COVID-19 pandemic on the Company’s operations, the recent volatility in trading markets and the regulatory advancement of a drug that would potentially compete with a customer-collaborated product manufactured by the Company as reasons for reducing the proposed per share consideration contemplated by the February 21 Proposal. The representative of HBH advised the representative of Jefferies that a revised proposal would be forthcoming in the coming days and that the Buyer Consortium was seeking additional equity investors to reduce the financial exposure of the existing members of the Buyer Consortium.

On March 30, 2020, the Consortium Agreement was amended to reflect the addition of Velvet Investment and Casdin to the Buyer Consortium and the termination of the Consortium Agreement with respect to Maplebrook.

On March 30, 2020, each of HBH Advisor, Dangdai, Mr. Liu (and certain other members of the Buyer Consortium that had joined in Mr. Liu’s filing), Winsor Capital and Sailing Capital amended its Schedule 13D to disclose that Maplebrook had exited the Buyer Consortium, but that Velvet Investment and Casdin had joined the Buyer Consortium. These amendments disclosed that the Buyer Consortium may be deemed to beneficially own approximately 39.7% of the outstanding shares of Common Stock.

On April 2, 2020, representatives of Jefferies participated on a call with representatives of HBH. During this call, the representatives of HBH communicated that the Buyer Consortium’s revised proposal was for the Buyer Consortium to acquire all outstanding shares of Common Stock (other than those shares held by members of the Buyer Consortium that may be rolled over in the proposed transaction) for $18.00 per share in cash (the “April 2 Proposal”). The representatives of HBH reiterated that the reduced per share consideration was attributable to the impact of the COVID-19 pandemic on the Company’s operations, the recent volatility in trading markets and the regulatory advancement of a drug that would potentially compete with a customer-collaborated product manufactured by the Company.

Later that day, the Special Committee held a telephonic meeting to discuss the April 2 Proposal. At the invitation of the Special Committee, representatives of White & Case and Jefferies also attended this meeting. At this meeting, representatives of Jefferies updated the Special Committee with respect to their discussions with representatives of HBH on March 29 and April 2. Following discussion of the Jefferies representatives’ March 29, 2020 and April 2, 2020 discussions with representatives of HBH and the April 2 Proposal, the consensus of the Special Committee was that the COVID-19 pandemic did have an impact on the Company’s operations, and, given the liquidity position of the Company and lack of reasonable financing alternatives, the Company should continue to explore a transaction with the Buyer Consortium. However, the consensus of the Special Committee was that the reduction in per share consideration proposed by the Buyer Consortium was not acceptable. The Special Committee then directed Jefferies to communicate to HBH a counterproposal of $19.50 per share in cash, the per share consideration contemplated by the November 11 Proposal and the February 21 Proposal.

On April 4, 2020, representatives of Jefferies participated on a call with representatives of HBH. During this call, in accordance with the Special Committee’s directives, the representatives of Jefferies communicated to the representatives of HBH the Special Committee’s counterproposal of $19.50 per share in cash. The representatives of HBH reiterated that the per share consideration should reflect a reduced valuation of the Company as result of the impact of the COVID-19 pandemic on the Company’s operations, the recent volatility in trading markets and the regulatory advancement of a drug that would potentially compete with a customer-collaborated product manufactured by the Company. Representatives of Jefferies provided an update regarding this discussion by email to the Special Committee on April 6, 2020.

On April 7, 2020, representatives of White & Case delivered to Kirkland a revised draft merger agreement. The revised draft merger agreement provided for, among other things, the cash out of equity awards based on the per share merger consideration, a 45-day “go-shop” period, and payment by Parent of a reverse termination fee in the event that Parent failed to close when required to do so pursuant to the terms of the merger agreement or in the event of certain material breaches by Parent and payment by the Company of a termination fee equal to the termination fee proposed in the draft delivered by Kirkland to White & Case on March 24, 2020 (and a lesser amount if in connection with the “go-shop” provisions) and removed, among other things, the closing condition based on the number of dissenting shares, the termination right based on a breach of the no-shop covenant, reimbursement of Parent’s and the Buyer Consortium’s expenses in the event that the Company is obligated to pay the termination fee, and the cap on Parent’s liability for all breaches under the merger agreement as proposed in such draft delivered by Kirkland to White & Case.

On April 14, 2020 and April 20, 2020, the Special Committee and the Company entered into a confidentiality agreement with Casdin and Velvet Investment, respectively. These confidentiality agreements contain, in addition to customary limitations regarding the use and disclosure of the Company’s confidential information, standstill provisions that prohibit the counterparty and its affiliates from taking certain actions during the 18-month period after the date of the confidentiality agreement, including prohibitions on acquiring, agreeing to acquire or proposing to acquire securities or any material assets of the Company, or rights to vote or direct the voting of securities of the Company. Although each confidentiality agreement provides that such standstill obligations would terminate upon, among other things, entry into the merger agreement or commencement of a tender offer or exchange offer with respect to the Company, such agreements do not contain “don’t ask, don’t waive” restrictions.

Also on April 14, 2020, representatives of Jefferies participated on a call with a representative of HBH. During this call, the representative of HBH communicated a revised proposal for the Buyer Consortium to acquire all outstanding shares of Common Stock (other than those shares held by members of the Buyer Consortium that may be rolled over in the proposed transaction) for $18.50 per share in cash (the “April 14 Proposal”). Representatives of Jefferies provided an update regarding this discussion to the Special Committee later that day.

On April 15, 2020, the Special Committee held a telephonic meeting to discuss the April 14 Proposal. At the invitation of the Special Committee, representatives of White & Case and Jefferies also attended this meeting. Representatives of Jefferies provided an update regarding the April 14, 2020 call among representatives of Jefferies and representatives of HBH regarding the April 14 Proposal. Following discussion of such matters, as well as the liquidity position of the Company and the Company’s limited access to capital on acceptable terms, the Special Committee directed Jefferies to communicate to the Buyer Consortium that the April 14 Proposal was not compelling and that the Special Committee would consider a revised proposal of $19.00 per share in cash assuming resolution of the issues in the merger agreement in a manner acceptable to the Special Committee.

On April 17, 2020, representatives of Jefferies participated on a call with representatives of HBH. During this call, in accordance with the Special Committee’s directives, a representative of Jefferies communicated to the representatives of HBH that the April 14 Proposal was not compelling to the Special Committee and that the Special Committee would consider a revised proposal of $19.00 per share in cash. During that call, representatives of HBH agreed to the per share consideration of $19.00 in cash. Representatives of Jefferies reported to the Special Committee the Buyer Consortium’s agreement to per share consideration of $19.00 in cash.

On April 18, 2020, a representative of HBH called a representative of Jefferies to convey that, notwithstanding the acceptance communicated during the April 17, 2020 call, the Buyer Consortium was reverting to its April 14 Proposal of $18.50 per share in cash.

On April 20, 2020, Kirkland delivered to White & Case a revised draft merger agreement. The revised draft merger agreement provided for, among other things, the rollover of all vested and unvested equity awards into awards settled in stock of Parent, a condition in favor of Parent that the number of dissenting shares not exceed a specified percentage of the total outstanding shares of Common Stock, a termination right in favor of Parent (and payment of a termination fee equal to the termination fee proposed in the draft delivered by White & Case to Kirkland on April 7, 2020) if the Company breached the no-shop covenant, reimbursement of Parent’s and the Buyer Consortium’s expenses in the event that the Company was obligated to pay a termination fee, and a cap on Parent’s liability for all breaches under the merger agreement and removed, among other things, the “go-shop” provisions and the reverse termination fee.

From April 20, 2020 to April 28, 2020, Kirkland, White & Case and Novartis exchanged drafts of a confidentiality agreement contemplated to be entered into among the Special Committee, the Company and Novartis. However, Novartis’ continuing position was that it would not agree to enter into a confidentiality agreement that contained a standstill provision. On April 28, 2020, after consultation with Mr. Au, it was determined that Novartis would not be required to enter into the proposed confidentiality agreement, given the existing confidentiality restrictions contained in the Collaboration Agreement and certain other agreements to which the Company and Novartis were parties.

On April 21, 2020, representatives of HBH and Jefferies continued discussions regarding the April 14 Proposal. During this discussion, a representative of HBH explained that certain other members of the Buyer Consortium were lacking sufficient capital to proceed with a revised proposal of $19.00 per share in cash and would not be able to participate in the proposed transaction at that price.

Later on April 21, 2020, the Special Committee held a telephonic meeting to continue discussions regarding the April 14 Proposal in light of the recent discussions among representatives of Jefferies and HBH. At the invitation of the Special Committee, representatives of White & Case and Jefferies also attended this meeting. Representatives of Jefferies updated the Special Committee regarding the explanation provided by HBH for the acceptance (and later rejection) of a revised proposal of $19.00 per share in cash. Following discussion of the Special Committee’s concerns that certain of the Buyer Consortium members might withdraw from their consideration of a proposed transaction due to the lack of sufficient capital if the Special Committee insisted at such time on per share consideration of $19.00 in cash, the current operations of the Company and the effects of the COVID-19 pandemic, the ongoing liquidity position of the Company, the Company’s limited access to capital on acceptable terms and the proposed terms of the merger agreement, the Special Committee directed Jefferies to communicate to representatives of HBH that the Special Committee would accept the April 14 Proposal if the Buyer Consortium substantially agreed to the terms of a transaction reflected in the revised draft merger agreement provided by White & Case on April 7, 2020.

On April 22, 2020, representatives of Jefferies participated on a call with representatives of HBH. During this call, in accordance with the Special Committee’s directives, representatives of Jefferies communicated to the representatives of HBH the Special Committee’s conditional acceptance of the April 14 Proposal subject to the Buyer Consortium agreeing to the terms of a transaction reflected in the revised draft merger agreement provided by White & Case on April 7, 2020.

On April 24, 2020, Kirkland and White & Case participated on a call to discuss process and next steps with respect to the proposed transaction.

On April 25, 2020, White & Case delivered to Kirkland a revised draft merger agreement. The revised draft merger agreement provided for, among other things, the cash out of equity awards based on the per share merger consideration, a 30-day “go-shop” period and payment of a reverse termination fee by Parent equal to the reverse termination fee proposed in the draft delivered by White & Case to Kirkland on April 7, 2020 in the event that Parent failed to close when required to do so pursuant to the terms of the merger agreement or in the event of certain material breaches by Parent and payment by the Company of a termination fee equal to the termination fee proposed in such draft delivered by White & Case to Kirkland under certain circumstances and removed, among other things, the closing condition based on the number of dissenting shares, the termination right based on a breach of the no-shop covenant, the reimbursement of Parent’s and the Buyer Consortium’s expenses in the event that the Company was obligated to pay the termination fee, and the cap on Parent’s liability for all breaches under the merger agreement.

On April 28, 2020, representatives of White & Case and Kirkland participated on a call to discuss certain proposed terms of the merger agreement, including, among other things, the “go-shop” period, the circumstances in which the Company would be liable to Parent for a termination fee or Parent would be liable to the Company for a reverse termination fee, the amounts of the termination fees and the reverse termination fee, the conduct of the Company’s operations during the period between signing of the merger agreement and closing of the merger, and the treatment of equity awards in the merger.

On April 29, 2020, the Board held a telephonic regular meeting. At the invitation of the Board, Mr. Chan also attending this meeting. During this meeting, Mr. Liu updated the Board regarding various matters relating to the Company’s business, including the Company’s intention to provide notice to Novartis pursuant to the right of first negotiation granted in favor of Novartis by the Company under the Collaboration Agreement of the development of one of the Company’s products, recent clinical results relating to such product, and the Company’s liquidity position and potential means to address the Company’s working capital needs.

On April 30, 2020, the Special Committee held a telephonic meeting to discuss certain proposed terms of the merger agreement and the positions communicated by Kirkland with respect to those terms. At the invitation of the Special Committee, representatives of White & Case and Jefferies also attended this meeting. At this meeting, representatives of White & Case reviewed with the Special Committee the status of negotiations with Kirkland and the open points in the merger agreement. Following discussion, the Special Committee directed White & Case to communicate the Special Committee’s positions with respect to those issues to Kirkland. Later that day, White & Case and Kirkland participated on a call to discuss those issues.

On May 1, 2020, Kirkland delivered to White & Case a revised draft merger agreement. The revised draft merger agreement provided for, among other things, the rollover of all vested and unvested options and performance stock units and all unvested restricted stock units into awards settled in stock of Parent, the cash out of all vested RSUs based on the per share merger consideration, a termination right in favor of Parent (and payment of a termination fee by the Company in an amount greater than the termination fee proposed in the draft delivered by White & Case to Kirkland on April 25, 2020 if the Company breached the no-shop covenant, and payment of a reverse termination fee by Parent in an amount less than the reverse termination fee proposed in such draft delivered by White & Case to Kirkland if the merger agreement was terminated because Parent failed to close when required to do so pursuant to the terms of the merger agreement.

On May 5, 2020, White & Case delivered to Kirkland a revised draft merger agreement. The revised draft merger agreement provided for, among other things, the cash out of all equity awards based on the per share merger consideration, payment of a termination fee by the Company in an amount less than the termination fee proposed in the draft delivered by Kirkland to White & Case on May 1, 2020 (and a lesser amount if in connection with the “go-shop” provisions) under certain circumstances and payment of a reverse termination fee by Parent in an amount greater than the reverse termination fee proposed in such draft delivered by Kirkland to White & Case in the event that Parent failed to close when required to do so pursuant to the terms of the merger agreement or in the event of certain material breaches by Parent and removed, among other things, the termination right based on a breach of the no-shop covenant.

On May 6, 2020, representatives of White & Case and Kirkland participated on a call to discuss certain proposed terms of the merger agreement. During this discussion, the parties agreed, among other things, that the termination fee payable by the Company under certain circumstances would be equal to the termination fee proposed in the draft delivered by White & Case to Kirkland on May 5, 2020 (including a lesser amount if in connection with the “go-shop” provisions), a reverse termination fee equal to the reverse termination fee proposed in such draft delivered by White & Case to Kirkland would be payable by Parent in the event that Parent failed to close when required to do so pursuant to the terms of the merger agreement or in the event of certain material breaches by Parent, and Parent would not be permitted to terminate the merger agreement solely on the basis that the Company breached the no-shop covenant.

Later that day, representatives of Kirkland delivered to White & Case a revised draft merger agreement. The revised draft merger agreement provided for, among other things, the rollover of all vested and unvested options and performance stock units and all unvested restricted stock units into awards settled in stock of Parent, and the cash out of all vested RSUs based on the per share merger consideration, as well as certain terms agreed between White & Case and Kirkland earlier that day. From that date through May 21, 2020, Kirkland and White & Case, after regular consultation with and guidance from the Special Committee, continued to negotiate the terms of the merger agreement, including the treatment of equity awards thereunder, as well as the forms of equity commitment letter and limited guarantee to be delivered by certain members of the Buyer Consortium.

On May 9, 2020, the Special Committee held a telephonic meeting to discuss certain proposed terms of the merger agreement, including the treatment of equity awards. At the invitation of the Special Committee, representatives of White & Case and Jefferies also attended this meeting. At this meeting, representatives of White & Case reviewed with the Special Committee the status of negotiations with Kirkland and the open terms of the merger agreement. Following discussion, the consensus of the Special Committee was that Mr. Au would contact Mr. Liu to discuss certain matters relating to the Company’s employees and treatment of equity awards. On May 11, 2020, Mr. Au discussed with Mr. Liu certain modifications to the merger agreement relating to the treatment of equity awards.

On May 15, 2020, representatives of Gibson, Dunn & Crutcher LLP, outside legal counsel to the Company (“Gibson Dunn”), participated on a telephone conference with representatives of CFIUS to discuss the proposed transaction.

On May 16, 2020, White & Case delivered to Kirkland an initial draft of the Company’s confidential disclosure letter.

On June 1, 2020, representatives of TF Capital introduced Mr. Liu to representatives of Yunfeng Capital.

On or about June 5, 2020, Mr. Liu met with representatives of Yunfeng Capital in Shanghai to discuss Yunfeng Capital’s potential interest in participating in the Buyer Consortium.

Between June 6, 2020 and June 8, 2020, Mr. Liu participated on various calls with representatives of HBH to discuss the status of the proposed transaction. During these calls, representatives of HBH informed Mr. Liu that, in light of various recent developments, including the impact of the COVID-19 pandemic on the Company’s operations, the recent volatility in trading markets and the regulatory advancement of a drug that would potentially compete with a customer-collaborated product manufactured by the Company, HBH was reconsidering its participation in the Buyer Consortium and required further internal deliberation regarding whether it was prepared to move forward with the proposed transaction on the terms contemplated at that time.

On June 8, 2020, June 10, 2020 and June 11, 2020, Mr. Liu and representatives of Yunfeng Capital held several meetings (with representatives of TF Capital also in attendance at some of those meetings) to explore the possibility and feasibility of Yunfeng Capital replacing HBH as a member of the Buyer Consortium and one of the designated lead investors under the Consortium Agreement in the event that HBH determined to withdraw from the Buyer Consortium and not proceed with the proposed transaction. On or about June 11, 2020, representatives of Yunfeng Capital informed Mr. Liu and TF Capital that Yunfeng Capital was interested in potentially joining the Buyer Consortium, subject to further internal deliberation as well as further evaluation of the Company and its business based on publicly available information of the Company. On or about June 11, 2020, Yunfeng Capital engaged O’Melveny & Myers LLP (“O’Melveny”) to assist it in its evaluation of the proposed transaction and potentially joining the Buyer Consortium and Mr. Liu engaged Wilson Sonsini Goodrich & Rosati, P.C. to serve as his U.S. legal counsel in connection with the proposed transaction.

On June 11, 2020, the Special Committee held a telephonic meeting to discuss certain updates relating to the proposed transaction and the operations of the Company. At the invitation of the Special Committee, representatives of White & Case and Jefferies also attended this meeting. During this meeting, the Special Committee discussed the possibility that HBH could withdraw from the Buyer Consortium. The Special Committee also discussed recent clinical results relating to one of the Company’s products and the potential impact of such results on the Company.

From June 12, 2020 to June 16, 2020, representatives of Yunfeng Capital and O’Melveny conducted due diligence on the Company based solely on publicly available information and evaluated various considerations relating to Yunfeng Capital’s potential involvement in the proposed transaction and membership in the Buyer Consortium, including legal and regulatory matters that might be implicated by a “going private transaction” involving the Company. Yunfeng Capital had not entered into any confidentiality agreement with the Company at that time, nor had Yunfeng Capital received from the Company any due diligence information (including any confidential information) with respect to the Company.

On June 13, 2020, the Board held a telephonic special meeting. At the invitation of the Board, Mr. Chan and representatives of Gibson Dunn also attended the meeting. During this meeting, among other things, Mr. Liu informed the Board that, while there had not been any formal change to the Buyer Consortium’s composition as of such time, the composition might change in the near future. Mr. Liu also provided an overview of certain recent clinical results and informed the Board that notice was provided to Novartis pursuant to the right of first negotiation granted in favor of Novartis by the Company under the Collaboration Agreement of the development of one of the Company’s products as previously discussed during the April 29, 2020 meeting of the Board. Mr. Liu also updated the Board regarding the Company’s liquidity position and his intention to seek third party debt financing.

On June 18, 2020, representatives of O’Melveny provided a draft termination agreement to HBH relating to HBH’s withdrawal from the Buyer Consortium. During this time, representatives of O’Melveny also provided updates to other members of the Buyer Consortium and provided for their consideration drafts of the termination agreement as well as a draft of an amended and restated consortium agreement (which was in substantially the same form as the Consortium Agreement, except that Yunfeng Capital would replace HBH as a member of the Buyer Consortium and one of the lead investors thereunder).

Between June 18, 2020 and June 24, 2020, representatives of O’Melveny negotiated the terms of the termination agreement with representatives of HBH and its outside legal counsel.

On June 24, 2020, HBH and each of the other members of the Buyer Consortium at that time (consisting of Messrs. Liu, Yao and Dai, Ms. Zhang, TF Capital, Velvet Investment, Casdin, Dangdai, Mission Right, Mr. Pan,

Zheng Zhou, Wealth Map, Earls Mill and OPEA SRL) entered into the termination agreement (the “Termination Agreement”) pursuant to which HBH terminated its involvement and participation in the transactions contemplated under the Consortium Agreement and withdrew from the Buyer Consortium as of that date. Later on that same day, Yunfeng Capital and the members of the Buyer Consortium at that time (other than HBH, which had terminated its involvement in the Buyer Consortium earlier that day under the Termination Agreement) entered into an amended and restated consortium agreement (the “A&R Consortium Agreement”), which superseded the Consortium Agreement in its entirety on substantially the same terms as the Consortium Agreement, to provide for, among other things, the inclusion of Yunfeng Capital as a new member of the Buyer Consortium and as one of the lead investors (together with Mr. Liu and TF Capital) that was authorized and empowered to negotiate the terms of the potential transaction involving the Company on behalf of the Buyer Consortium with the Special Committee and its advisors.

Also on June 24, 2020, HBH Advisor amended its Schedule 13D to disclose HBH’s withdrawal from the Buyer Consortium. Mr. Liu (and certain other members of the Buyer Consortium that had joined in Mr. Liu’s filing) and Dangdai each amended their respective Schedule 13Ds to disclose that Yunfeng Capital would be added as a member of the Buyer Consortium. These amendments also disclosed that the reconstituted Buyer Consortium may be deemed to beneficially own approximately 38.5% of the outstanding shares of Common Stock.

On June 25, 2020, representatives of Kirkland sent to O’Melveny, which at that time had been appointed as outside legal counsel to the Buyer Consortium pursuant to the terms of the A&R Consortium Agreement, the latest drafts of the transaction documents that Kirkland had been negotiating with White & Case prior to HBH’s decision to enter into the Termination Agreement and withdraw from the Buyer Consortium. That same day, O’Melveny participated on an introductory call with White & Case. During this call, representatives of White & Case updated O’Melveny with respect to the negotiations to date and the status of the merger agreement and other transaction documents.

On June 26, 2020, and again on July 1, 2020, representatives of White & Case, O’Melveny and Gibson Dunn participated on calls to review Gibson Dunn’s interactions with CFIUS regarding the proposed transaction, and to discuss potential future interactions with CFIUS, with respect to the proposed transaction.

Also on June 26, 2020, the Board held a telephonic meeting. At the invitation of the Board, Mr. Chan and representatives of Gibson Dunn also attended the meeting. During this meeting, among other things, Mr. Liu reminded the Board that notice was provided to Novartis pursuant to the right of first negotiation granted in favor of Novartis by the Company under the Collaboration Agreement of the development of one of the Company’s products and provided an overview of the competitive landscape with respect to such product.

Between June 28, 2020 and July 3, 2020, representatives of O’Melveny evaluated the latest drafts of the transaction documents, including the merger agreement, with the lead members of the Buyer Consortium (consisting of Yunfeng Capital, Mr. Liu and TF Capital), during which time such parties discussed, among other matters, the open points in the merger agreement and other transaction documents, regulatory matters, and next steps and timeline with respect to the signing of definitive agreements. During these discussions, the lead members agreed to attempt to maintain consistency in approach on the merger agreement and the terms of the other transaction documents as previously negotiated with the Special Committee (to the extent feasible and supported by legal and commercial considerations of the Buyer Consortium as reconstituted by the A&R Consortium Agreement). Following these discussions, representatives of O’Melveny and the lead members of the Buyer Consortium determined that the key open points with respect to the proposed transaction were the Special Committee’s request that the Equity Investors be jointly and severally liable under their respective limited guarantees for the entire reverse termination fee that would be payable to the Company under certain circumstances and the desire by the Buyer Consortium to formally submit the proposed transaction to CFIUS for review.

On July 3, 2020, the Special Committee and the Company entered into a confidentiality agreement with Yunfeng Capital that provided for substantially similar confidentiality and standstill provisions as the confidentiality agreements previously executed by the other members of the Buyer Consortium. Following the execution of the confidentiality agreement, Yunfeng Capital and its advisors were granted access to due diligence materials provided by the Company and began their commercial, financial, regulatory and legal due diligence review of the Company (which was completed on or about August 1, 2020).

On July 7, 2020, the Special Committee held a telephonic meeting to discuss recent updates with respect to the proposed transaction. At the invitation of the Special Committee, representatives of White & Case and Jefferies also attended this meeting. Representatives of White & Case reviewed with the Special Committee the recent discussions among White & Case, O’Melveny and Gibson Dunn regarding CFIUS matters, including Yunfeng Capital’s intention (as communicated by representatives of O’Melveny on July 1, 2020) to formally clear the transaction with CFIUS prior to consummation of the merger. The Special Committee discussed the timing of a proposed transaction, including potential SEC and CFIUS review, and the impact of such timing on the Company’s liquidity position, which could result in the Company not having sufficient capital to fund its ongoing operations given that the first tranche of the TF Bridge Loan would mature on October 30, 2020 (or upon the occurrence of an earlier event of default). The Special Committee also continued discussions regarding recent clinical results relating to one of the Company’s products and the potential impact of such results on the Company. Following discussion of potential means to address the Company’s liquidity position prior to consummation of the proposed transaction, the consensus of the Special Committee was that the Special Committee would discuss with Mr. Liu the impact of the recent clinical results relating to such product on the March Management Forecasts and the need to secure short-term liquidity support. Following this meeting, Mr. Belmont contacted Mr. Liu to arrange a discussion with Mr. Liu and other members of Company management to review all ongoing projects relating to the Company’s products.

On July 8, 2020, the Special Committee held a telephonic meeting to receive an update from Company management regarding each of the Company’s products then under development. At the invitation of the Special Committee, Messrs. Liu, Yao and Chan, and Dr. Michael Humphries, Head of Development & Strategy of the Company, as well as representatives of White & Case and Jefferies, also attended this meeting. Messrs. Yao and Liu led a discussion with the Special Committee regarding the Company’s ongoing clinical programs and recent clinical results, including discussion of delays in certain clinical programs resulting from the impact of the COVID-19 pandemic, and a discussion of recent clinical results relating to one of the Company’s products. Company management was then excused from the meeting, and the Special Committee continued to discuss with its advisors the clinical results provided by Company management and its potential impact on the Company. Following further discussion, the consensus of the Special Committee was that Company management should revise the March Management Forecasts to reflect more recent clinical data and that the Board should discuss with Company management financing alternatives that might be available to address the Company’s liquidity position, including additional financing from Winsor Capital Limited or equity financing from another third party.

From July 10, 2020 until July 13, 2020, representatives of O’Melveny negotiated the terms of the merger agreement, form of equity commitment letter, form of limited guarantee and certain other transaction documents with certain members of the Buyer Consortium and their respective outside legal counsels. From time to time during this process, representatives of O’Melveny discussed the issues arising under the merger agreement (in particular, with respect to the CFIUS process and consequences of any failure to obtain CFIUS clearance) and under the interim investors agreement (in particular, with respect to draft proposed post-closing governance terms that were to be later negotiated), and positions to be taken in negotiations with the Special Committee and its advisors.

On July 13, 2020, O’Melveny delivered to White & Case revised drafts of the merger agreement, form of equity commitment letter, form of limited guarantee and certain other transaction documents. The revised draft merger agreement provided for, among other things, the rollover of all unvested equity awards into awards settled in stock of Parent, and the cash out of all vested equity awards based on the per share merger consideration, a condition that the transaction is cleared by CFIUS (as well as a termination right if the transaction is not cleared by CFIUS under certain circumstances), and a condition that Novartis waives the right of first negotiation with respect to the proposed transaction granted in favor of Novartis by the Company under the Collaboration Agreement.

On July 14, 2020, the Board held a telephonic special meeting. At the invitation of the Board, Mr. Chan and representatives of Gibson Dunn were also present. During this meeting, Mr. Liu provided to the Board an overview of the Company’s projected cash flows for the remainder of calendar year 2020. Mr. Liu also informed the Board that TF Capital would agree to extend the maturity of the TF Bridge Loan by six months, that Yunfeng Capital would be willing to provide an additional $25 million of bridge financing on terms substantially similar to those contained in the TF Bridge Loan Agreement and that he was participating in discussions with potential third party lenders for additional financing to satisfy the Company’s working capital needs.

On July 16, 2020, the Special Committee held a telephonic meeting to discuss certain terms of the draft merger agreement, form of equity commitment letter and form of limited guarantee provided by O’Melveny, the proposed bridge financing arrangements, the status of Company management’s preparation of revised financial forecasts for the Company, and the possible public disclosure of certain clinical data. At the invitation of the Special Committee, representatives of White & Case and Jefferies also attended this meeting. The Special Committee agreed that White & Case should continue to negotiate the transaction documents with O’Melveny so that definitive agreements could be executed without delay if the Buyer Consortium proposed per share consideration that was acceptable to the Special Committee.

Later that day, Mr. Au contacted Dr. Albert Huang, Executive Director of Yunfeng Capital, to request a draft of the bridge loan agreement with Yunfeng Capital, which O’Melveny then delivered to White & Case on July 17, 2020. The draft agreement contained terms that were substantially similar to those contained in the TF Bridge Loan Agreement, except that the outstanding amounts under the loan to be provided by Yunfeng Capital would not be convertible into equity securities of the Company. From July 17, 2020, through August 11, 2020, the Special Committee and its advisors continued to negotiate the terms of the amendment to the TF Bridge Loan Agreement and the terms of the Yunfeng Capital bridge loan agreement.

On July 14, 2020, Mr. Belmont and Dr. Liu contacted Mr. Liu to discuss the proposed consideration to be paid to holders of Common Stock in the proposed transaction.

On July 20, 2020, representatives of White & Case and O’Melveny participated on a call to discuss, among other things, certain terms of the merger agreement, form of equity commitment letter and form of limited guarantee, and the status of any revised proposal which might be forthcoming from the Buyer Consortium, given that the composition of the Buyer Consortium had recently changed. During these discussions, representatives of O’Melveny informed White & Case that Yunfeng Capital proposed that the Yunfeng Capital bridge loan agreement would be signed concurrently with a merger agreement (and not earlier) because Yunfeng Capital was unwilling to provide an unsecured loan to the Company on the terms contemplated under the Yunfeng Capital bridge loan agreement unless it had some reasonable level of assurance that the Company would be able to repay the loan. Following this discussion, White & Case delivered to O’Melveny revised drafts of the merger agreement, form of equity commitment letter and form of limited guarantee. The revised draft merger agreement provided for, among other things, payment of a reverse termination fee by Parent equal to 6% of the equity value of the Company in the event that the merger agreement is terminated due to a failure to obtain CFIUS clearance. The revised draft form of limited guarantee provided, among other things, that each of the guarantors would be jointly and severally liable for the entire reverse termination fee.

Also on July 20, 2020, representatives of O’Melveny contacted Novartis to discuss the status of the transaction and to inquire whether Novartis would be interested in rolling over its shares of Common Stock as part of the proposed transaction. In connection with this outreach, O’Melveny provided representatives of Novartis with the latest drafts of the transaction documents, including a rollover and support agreement to be entered into by certain stockholders of the Company, as well as draft waivers to be provided by Novartis with respect to certain obligations of the Company under the Collaboration Agreement, including a waiver by Novartis of the right of first negotiation granted in favor of Novartis by the Company under the Collaboration Agreement with respect to the proposed transaction, and certain obligations of the Company under the Supply Agreement. On that same day, representatives of Novartis informed representatives of the Buyer Consortium that Novartis had not decided whether to roll over its shares of Common Stock in connection with the proposed transaction, but would consider providing the requested waivers.

On July 23, 2020, the Special Committee held a telephonic meeting to discuss certain updates to the March Management Forecasts (the “July Management Forecasts”), which updates reflected certain developments with respect to the Company’s individual products, including certain assumptions as to probability of success and certain product development delays resulting from the COVID-19 pandemic. At the invitation of the Special Committee, Mr. Liu, Ms. Jiang and Charles Zhou of the Company, as well as representatives of White & Case and Jefferies, also attended this meeting. Charles Zhou reviewed the July Management Forecasts with the Special Committee and addressed certain questions posed by the Special Committee regarding the July Management Forecasts and certain assumptions with respect to the Company’s products under development. Following discussion, Company management was excused from the meeting, and the Special Committee discussed with its advisors the status of, among other things, the draft merger agreement and the Yunfeng Capital bridge loan agreement, including Yunfeng Capital’s proposal that the Yunfeng Capital bridge loan agreement would be signed concurrently with a merger agreement (and not earlier) and the circumstances under which the Yunfeng Capital bridge loan would be required to be repaid prior to its maturity. At the conclusion of the meeting, the Special Committee directed Jefferies to update its preliminary financial information regarding the Company using the July Management Forecasts.

On July 24, 2020, the Special Committee held a telephonic meeting to discuss updated preliminary financial information prepared by Jefferies as previously requested by the Special Committee. At the invitation of the Special Committee, representatives of White & Case and Jefferies also attended this meeting. Jefferies reviewed with the Special Committee certain updated preliminary financial information regarding the Company. Following discussion, and in view of the potential future financial performance of the Company indicated by the July Management Forecasts and recent clinical data relating to one of the Company’s products, the Special Committee directed Jefferies to inform the Buyer Consortium that if the Buyer Consortium reconfirmed its proposal of $18.50 per share, as communicated by the Buyer Consortium in the April 14 Proposal, that per share consideration was now deemed insufficient by the Special Committee.

Also on July 24, 2020, Hogan Lovells, outside legal counsel to Novartis, provided, on behalf of Novartis, comments to the draft waivers to be provided by Novartis with respect to certain obligations of the Company under the Collaboration Agreement, including a waiver by Novartis of the right of first negotiation granted in favor of Novartis by the Company under the Collaboration Agreement with respect to the proposed transaction, and certain obligations of the Company under the Supply Agreement.

On July 26, 2020, O’Melveny delivered to White & Case revised drafts of the merger agreement, form of equity commitment letter, form of limited guarantee and certain other transaction documents. The revised draft merger agreement provided for, among other things, the removal of Parent’s obligation to pay the reverse termination fee in the event that the merger agreement was terminated due to a failure to obtain CFIUS clearance and the inclusion of certain limitations on the guarantor’s obligations to provide to CFIUS certain non-public information. The revised draft limited guarantee provided, among other things, that the guarantors would not be jointly and severally liable for the entire reverse termination fee.

Later that day, representatives of Jefferies contacted Dr. Huang of Yunfeng Capital to communicate the Special Committee’s position that the April 14 Proposal was insufficient. In response, Dr. Huang communicated to Jefferies a revised proposal for the Buyer Consortium to acquire all outstanding shares of Common Stock (other than those shares held by members of the Buyer Consortium that may be rolled over in the proposed transaction) for $19.00 per share in cash, contingent on the Special Committee’s acceptance of the terms set forth in the draft transaction documents delivered by O’Melveny to White & Case earlier that day. Representatives of Jefferies provided an update regarding this discussion to the Special Committee.

On July 28, 2020, O’Melveny delivered to White & Case its comments to the draft of the Company’s confidential disclosure letter. White & Case and O’Melveny continued to exchange drafts of the Company’s confidential disclosure letter through August 11, 2020.

On July 29, 2020, the Special Committee held a telephonic meeting to discuss certain terms of the merger agreement and the other transaction documents and whether to submit a counterproposal to the Buyer Consortium’s latest proposal of $19.00 per share in cash. At the invitation of the Special Committee, representatives of White & Case and Jefferies also attended this meeting. Following discussion, the Special Committee directed Jefferies to communicate a counterproposal to Dr. Huang of $20.75 per share in cash.

Later that day, O’Melveny delivered to White & Case a revised draft of the Yunfeng Capital bridge loan agreement, which provided that the amounts outstanding could be convertible into equity securities of the Company under certain circumstances. White & Case then delivered to O’Melveny revised drafts of the merger agreement, form of equity commitment letter, form of limited guarantee and certain other transaction documents. The revised draft merger agreement provided for, among other things, removal of the limitations on the guarantor’s obligations to provide to CFIUS certain non-public information and an obligation on the part of Parent to pay a reverse termination fee equal to 3% of the equity value of the Company in the event that the merger agreement was terminated due to a failure to obtain CFIUS clearance.

On July 31, 2020, representatives of Jefferies discussed with Dr. Huang the Special Committee’s counterproposal of $20.75 per share in cash. In response, Dr. Huang communicated a revised proposal for the Buyer Consortium to acquire all outstanding shares of Common Stock (other than those shares held by members of the Buyer Consortium that may be rolled over in the proposed transaction) for per share consideration of $19.25 in cash (the “July 31 Proposal”).

Later that day, O’Melveny delivered to White & Case revised drafts of the merger agreement, form of equity commitment letter, form of limited guarantee and certain other transaction documents. The draft merger agreement provided for, among other things, the removal of Parent’s obligation to pay the reverse termination fee in the event that the merger agreement was terminated due to a failure to obtain CFIUS clearance and the inclusion of certain limitations on the guarantor’s obligations to provide to CFIUS certain non-public information.

On August 3, 2020, representatives of White & Case and O’Melveny participated on a call to discuss certain unresolved terms of the merger agreement relating to CFIUS clearance. Representatives of O’Melveny also conveyed that the July 31 Proposal was premised on acceptance of the terms relating to CFIUS clearance contained in O’Melveny’s most recent draft of the merger agreement, and that the Buyer Consortium might consider a proposal of $19.50 per share in cash, although no formal revised proposal was made by the Buyer Consortium at such time. White & Case provided to the Special Committee a summary of certain unresolved terms of the merger agreement and related transaction documents, including those with respect to CFIUS clearance.

Also on August 3, 2020, representatives of Novartis indicated that, while Novartis had not decided whether to roll over its shares of Common Stock in connection with the proposed transaction, it had decided not to join the Buyer Consortium or enter into the A&R Consortium Agreement or an interim investors agreement being negotiated by the members of the Buyer Consortium. Representatives of Novartis then provided a markup of a separate rollover and support agreement that reflected certain points for consideration in the event Novartis did ultimately decide to roll over its shares of Common Stock in connection with the proposed transaction.

On August 4, 2020, representatives of Maplebrook informed Mr. Liu that, after further internal deliberation, Maplebrook was interested in participating in the proposed transaction and joining the Buyer Consortium, but needed to first review and assess the relevant transaction documents. On that same day, representatives of O’Melveny sent to representatives of Maplebrook the latest drafts of the transaction documents (including the merger agreement, the rollover and support agreement and the interim investors agreement) and thereafter provided additional support to inform Maplebrook of the terms of the proposed transaction and the transaction documents to which Maplebrook would be a party should it decide to participate in the proposed transaction and join the Buyer Consortium.

Also on August 4, 2020, the Special Committee held a telephonic meeting to discuss whether to submit a counterproposal to the July 31 Proposal and to discuss certain terms of the merger agreement relating to CFIUS clearance. At the invitation of the Special Committee, representatives of White & Case and Jefferies also attended this meeting. Representatives of White & Case updated the Special Committee about their August 3, 2020 discussion with representatives of O’Melveny, including that O’Melveny explained that the July 31 Proposal was premised on acceptance of the terms relating to CFIUS clearance contained in O’Melveny’s most recent draft of the merger agreement, and that the Buyer Consortium might consider a proposal of $19.50 per share in cash. Following discussion of certain terms of the merger agreement relating to CFIUS clearance, the July 31 Proposal and the directors’ fiduciary duties in general and in the context of the July 31 Proposal, the Special Committee directed Jefferies to communicate a counterproposal to Dr. Huang of $19.95 per share in cash and an obligation on the part of Parent to reimburse the Company’s expenses (subject to a cap of 3% of the equity value of the Company) in the event that the merger agreement was terminated due to a failure to obtain CFIUS clearance. The consensus of the Special Committee was also that the members of the Special Committee would discuss with Mr. Liu this counterproposal following the regularly scheduled Board meeting later that day.

Following the meeting, White & Case delivered to O’Melveny revised drafts of the merger agreement, form of equity commitment letter and form of limited guarantee. The draft merger agreement provided for, among other things, an obligation on the part of Parent to reimburse the Company’s expenses (subject to a cap of 3% of the equity value of the Company) in the event that the merger agreement is terminated due to a failure to obtain CFIUS clearance.

Also following the meeting, in accordance with the Special Committee’s directives, representatives of Jefferies communicated to Dr. Huang the Special Committee’s counterproposal of $19.95 per share in cash. In response, Dr. Huang explained that he was not authorized to propose per share consideration greater than $19.50 in cash, but that he would advise the other members of the Buyer Consortium of the proposal. Dr. Huang also explained that Yunfeng Capital would not accept an obligation to reimburse the Company’s expenses or to pay a reverse termination fee if CFIUS clearance is not obtained, and if the Company insisted on such a provision, Yunfeng Capital likely would not proceed with the proposed transaction.

Later that day, the Special Committee met with Mr. Liu following a regularly-scheduled meeting of the Board to discuss the proposed per share consideration and certain terms of the merger agreement relating to CFIUS clearance. During that discussion, the Special Committee proposed to Mr. Liu that, if the per share consideration were increased, the Special Committee would not insist on an obligation on the part of Parent to reimburse the Company’s expenses or to pay a reverse termination fee if CFIUS clearance is not obtained.

On August 4, 2020, the Board approved the Company’s entry into the Amendment Letter and the Yunfeng Bridge Loan Agreement.

On August 5, 2020 and August 6, 2020, O’Melveny delivered to White & Case drafts of the proposed waivers to be provided by Novartis with respect to certain obligations of the Company under the Collaboration Agreement, including a waiver by Novartis of the right of first negotiation granted in favor of Novartis by the Company under the Collaboration Agreement with respect to the proposed transaction, and certain obligations of the Company under the Supply Agreement.

Also on August 5, 2020, representatives of Full Moon informed Mr. Liu that, after further internal discussion and consideration, Full Moon was interested in participating in the proposed transaction and joining the Buyer Consortium, but needed to continue to review and assess the relevant transaction documents.

On August 6, 2020, O’Melveny delivered to White & Case revised drafts of the merger agreement, form of equity commitment letter, and form of limited guarantee. O’Melveny and White & Case continued to exchange drafts of these and other transaction documents through August 11, 2020

On August 7, 2020, White & Case delivered to O’Melveny a revised draft of the waiver relating to the right of first negotiation granted in favor of Novartis by the Company under the Collaboration Agreement, which provided, among other things, that Novartis’ waiver of its right of first negotiation extended to acquisition proposals that are superior proposals under the merger agreement. Later that day, a representative of O’Melveny explained to White & Case that Novartis was unwilling to expand the scope of the waiver in the manner proposed by White & Case.

Also on August 7, 2020, at the direction of the Special Committee, representatives of Jefferies contacted representatives of Yunfeng Capital to request a status update regarding any revised proposals that might be forthcoming.

At various times on August 7, 2020 and August 8, 2020, Mr. Liu and representatives of Yunfeng Capital, TF Capital and Velvet Investment discussed the open points in the merger agreement and the proposed per share consideration and resolved to make a best and final offer to the Special Committee of $19.75 per share in cash, contingent on the Special Committee’s agreement to remove any termination fee associated with termination of the merger agreement due to failure to obtain CFIUS clearance, as reflected in the revised draft merger agreement that O’Melveny proposed to circulate to White & Case.

On August 8, 2020, representatives of O’Melveny sent to representatives of Full Moon various background materials as well as the latest drafts of the transaction documents (including the drafts of the merger agreement, the rollover and support agreement and the interim investors agreement) and thereafter provided additional support to inform Full Moon of the terms of the proposed transaction and the transaction documents to which Full Moon would be party should it decide to participate in the proposed transaction and join the Buyer Consortium.

Also on August 8, 2020, O’Melveny circulated final drafts of the transaction documents, including the merger agreement, to the members of the Buyer Consortium, Novartis, Maplebrook and Full Moon. On or about that same day, representatives of Novartis informed representatives of O’Melveny that, subject to the resolution of the remaining open points with respect to the scope of the proposed Novartis waiver of its right of first negotiation, Novartis had decided to roll over its shares of Common Stock in the proposed transaction and would execute the Novartis Rollover and Support Agreement, but as previously communicated to O’Melveny, it had decided not to join the Buyer Consortium or sign the interim investors agreement. Representatives of Maplebrook and Full Moon each informed Mr. Liu and representatives of O’Melveny that they were satisfied with the terms of the transaction documents, including the merger agreement, rollover and support agreement, and the interim investors agreement, and were prepared to execute the rollover and support agreement and interim investors agreement and thereby join the Buyer Consortium. During that same day, representatives of O’Melveny discussed with representatives of Hogan Lovells the request from the Special Committee and its advisors that Novartis’ waiver of its right of first negotiation extend to acquisition proposals that are superior proposals under the merger agreement, to which the response was that Novartis was unwilling to provide an advanced and irrevocable waiver in respect of an indistinct transaction with respect to which Novartis did not know, among other things, the counterparties or the terms of the proposed transaction that would constitute a superior proposal.

Further on August 8, 2020, representatives of Jefferies participated on a call with representatives of Yunfeng Capital. During this call, the representatives of Yunfeng Capital communicated a revised proposal for the Buyer Consortium to acquire all outstanding shares of Common Stock (other than those shares held by members of the Buyer Consortium that may be rolled over in the proposed transaction) for $19.75 per share in cash, contingent on acceptance of the terms reflected in the revised draft merger agreement that would be forthcoming from

O’Melveny. Jefferies then provided an update to the Special Committee regarding the revised proposal just received from the Buyer Consortium.

Shortly thereafter, the revised proposal of $19.75 per share in cash was also communicated by email from O’Melveny to White & Case. Later that day, O’Melveny delivered to White & Case revised drafts of the merger agreement, form of equity commitment letter, form of limited guarantee and certain other transaction documents, and stated that Hogan Lovells (on behalf of Novartis) reiterated that Novartis would not agree to an advance waiver of its right of first negotiation without knowing the counterparties or terms of the transaction, and this included an advance waiver of any acquisition proposal which would constitute a superior proposal under the merger agreement.

During the evening of August 8, 2020, representatives of White & Case and O’Melveny participated on a call to discuss, among other things, the methodology used to calculate the termination fees and the reverse termination fee reflected in the revised draft merger agreement.

On August 9, 2020, Jefferies provided to White & Case updated disclosure regarding Jefferies’ relationships with the members of the Buyer Consortium, which White & Case delivered to the Special Committee on August 10, 2020.

The following day, on August 10, 2020, representatives of White & Case discussed the scope of the waiver of the right of first negotiation granted in favor of Novartis by the Company under the Collaboration Agreement with representatives of Hogan Lovells. During that discussion, the representatives of Hogan Lovells reiterated that Novartis would not agree to expand the scope of the waiver to include a waiver of its right of first negotiation with respect to acquisition proposals that are superior proposals under the merger agreement.

On August 10, 2020, Mr. Liu received a message from representatives of Casdin that, in light of the newly-revised proposal of $19.75 per share in cash, Casdin may need additional time to evaluate its involvement in the Buyer Consortium and its participation in the proposed transaction.

During the evening of August 10, 2020, the Special Committee held a telephonic meeting. At the invitation of the Special Committee, representatives of White & Case and Jefferies also attended this meeting. Representatives of White & Case reviewed with the Special Committee the directors’ fiduciary duties in general and in the context of the proposed Merger Agreement. White & Case then reviewed the Merger Agreement and other transaction documents, including the limited scope of the waiver of the right of first negotiation granted in favor of Novartis by the Company under the Collaboration Agreement. Also at this meeting, at the Special Committee’s request, Jefferies reviewed its financial analysis of the Per Share Merger Consideration with the Special Committee. After discussion of the financial analysis among members of the Special Committee and representatives of Jefferies, Jefferies rendered its opinion to the Special Committee to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as described in its opinion, the Per Share Merger Consideration to be received by holders of shares of Common Stock (other than Parent, Merger Sub, the Rollover Stockholders and their respective affiliates) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. After careful consideration of various reasons to approve the Merger Agreement and the risks associated therewith, the Special Committee unanimously (i) determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders (other than the Participants and their respective affiliates), (ii) directed that the Merger Agreement be submitted to the Board for its approval and recommendation that the Company’s stockholders adopt the Merger Agreement, and (iii) recommended that the Board (a) approve and declare advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, (b) declare that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, the Company and its stockholders (other than the Participants and their respective affiliates), (c) authorize and approve the Company’s entry into the Merger Agreement and consummation of the transactions contemplated thereby, including the Merger, (d) submit the adoption of the Merger Agreement for consideration by the Company’s stockholders at a meeting of the stockholders of the Company, and (e) recommend that the Company’s stockholders vote in favor of the adoption of the Merger Agreement. The Special Committee also approved, and ratified all actions previously taken by the Board with respect to, the Amendment Letter and the Yunfeng Bridge Loan Agreement.

Shortly after the Special Committee meeting during the evening of August 10, 2020, Mr. Liu informed the other members of the Board that the meeting of the Board that was to occur immediately following the Special Committee meeting would be postponed for 24 hours, and representatives of O’Melveny contacted representatives of White & Case to convey that they received indications that suggested that Casdin might not be prepared to participate in the proposed transaction.

During the evening of August 10, 2020 through the morning of August 11, 2020, after discussions among certain members of the Buyer Consortium, Mr. Liu agreed to increase his capital contribution under his equity commitment letter by $5 million to a total of $10 million, Dangdai agreed to increase the number of its rollover shares from 1,513,333 shares of Common Stock to 1,766,498 shares of Common Stock, Yunfeng Capital agreed to increase its equity commitment under its equity commitment letter by $5 million to a total of $105 million and TF Capital agreed to increase its equity commitment under its equity commitment letter by $5 million to a total of $65 million, in each case, to cover any shortfall resulting from Casdin’s withdrawal from the Buyer Consortium.

During the morning of August 11, 2020, representatives of O’Melveny confirmed to White & Case that Casdin would not be participating in the proposed transaction and confirmed that the Buyer Consortium had agreed to reallocate Casdin’s portion of the equity commitment and guaranteed obligations among the participating members of the Buyer Consortium.

During the evening of August 11, 2020, the Special Committee held a telephonic meeting. At the invitation of the Special Committee, representatives of White & Case and Jefferies also attended this meeting. Representatives of White & Case reviewed with the Special Committee the changes to the composition of the Buyer Consortium and the changes that were made to the transaction documents to reflect such changes. During this meeting, the Special Committee confirmed its prior recommendation to the Board.

Later that evening, the Board held a telephonic meeting. At the invitation of the Board, certain members of Company senior management, as well as representatives of White & Case and Gibson Dunn, also attended this meeting. Dr. Liu, in his capacity as Chairman of the Compensation Committee of the Board, reported on the recent meeting of the Compensation Committee at which the Compensation Committee reviewed the terms of certain incentive plans sponsored by the Company. The Compensation Committee then recommended to the Board that the Board adopt the treatment of equity awards as contemplated by the Merger Agreement, and the Board thereafter adopted such treatment (without the participation of Tony (Bizuo) Liu, Darren O’Brien and Hansheng Zhou, who abstained from voting given their relationships with the Buyer Consortium). Mr. Au, on behalf of the Special Committee, then reviewed with the Board the Special Committee’s process, and conveyed the Special Committee’s recommendation to the Board. In reviewing with the Board the Special Committee’s process, Mr. Au reported that the Special Committee, among other things, had carefully reviewed and considered (i) the advice of its legal advisors regarding the terms and conditions of the Merger Agreement and the Merger and (ii) the opinion rendered to the Special Committee by its financial advisor, Jefferies, as to the fairness, from a financial point of view, of the Per Share Merger Consideration to be received by holders of shares of Common Stock (other than Parent, Merger Sub, the Rollover Stockholders and their respective affiliates) pursuant to the Merger Agreement, and, in conveying the Special Committee’s recommendation to the Board, stated that the Special Committee recommended that the Board (a) approve and declare advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, (b) declare that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, the Company and its stockholders (other than the Participants and their respective affiliates), (c) authorize and approve the

Company’s entry into the Merger Agreement and consummation of the transactions contemplated thereby, including the Merger, (d) submit the adoption of the Merger Agreement for consideration by the Company’s stockholders at a meeting of the stockholders of the Company, and (e) recommend that the Company’s stockholders vote in favor of the adoption of the Merger Agreement. After careful consideration, the Board (without the participation of Tony (Bizuo) Liu, Darren O’Brien and Hansheng Zhou, who abstained from voting given their relationships with the Buyer Consortium), acting on behalf of the Company and upon the unanimous recommendation of the Special Committee with respect to the Merger Agreement and the transactions contemplated thereby, including the Merger, unanimously (i) determined that the Merger Agreement and other transaction documents and the transactions contemplated thereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders (other than the Participants and their respective affiliates), (ii) authorized and approved the execution, delivery and performance by the Company of the Merger Agreement and other transaction documents and consummation of the transactions contemplated thereby, including the Merger, and (iii) directed that the Merger Agreement be submitted for adoption by the Company’s stockholders and recommended that the Company’s stockholders vote in favor of the adoption of the Merger Agreement.

Following the adjournment of such meeting, the Company, Parent and Merger Sub entered into the Merger Agreement, and the related transaction documents, including the Novartis Waivers (as defined in “—Position of the Participants as to the Fairness of the Merger—Novartis’ Position”), the Amendment Letter and the Yunfeng Bridge Loan Agreement were also executed. Prior to the opening of the financial markets in the United States on August 12, 2020, the Company issued a press release announcing the execution of the Merger Agreement and other transaction documents and and filed a Current Report on Form 8-K, including copies of the Merger Agreement and the press release as exhibits.

On August 12, 2020, Mr. Liu (and certain other members of the Buyer Consortium that had joined in Mr. Liu’s filing) and Dangdai each amended their respective Schedule 13Ds to disclose the execution of the Merger Agreement and other transaction documents.

On August 14, 2020, Novartis filed its Schedule 13D to disclose that Novartis executed the Novartis Rollover and Support Agreement and the Novartis Waivers to the Collaboration Agreement and the Supply Agreement on August 11, 2020 in connection with the execution of the Merger Agreement between the Company and the Buyer Consortium.

The Merger Agreement permits the Company (at the direction of the Special Committee) to actively solicit and negotiate Acquisition Proposals from third parties during the Go-Shop Period (as described in the section entitled “The Merger Agreement—Go-Shop Period; Solicitation of Acquisition Proposals” beginning on page 138). During the Go-Shop Period, Jefferies, under the direction of the Special Committee, contacted again the potential acquirors that were part of the initial outreach from February 13, 2020 through March 12, 2020 (other than parties that later became Participants). As of the No-Shop Period Start Date, nine of such parties declined to evaluate a business combination with the Company, and the remaining parties had not responded in any meaningful manner. As a result, as of the No-Shop Period Start Date, there were no Excluded Parties.

Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Merger

Both the Special Committee and the Board believe, based on their consideration of the factors described below, that the Merger Agreement and the transactions contemplated thereby, including the Merger, are substantively and procedurally fair, to the Company’s stockholders (including the Company’s unaffiliated security holders).

Recommendation of the Special Committee

The Special Committee, with the advice and assistance of its independent legal and financial advisors, evaluated and directed the negotiation of the Merger Agreement and the transactions contemplated thereby, including the Merger. At a telephonic meeting held on August 10, 2020 (described above in the section entitled “—Background of the Merger”), the Special Committee unanimously (i) determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders (other than the Participants and their respective affiliates), (ii) directed that the Merger Agreement be submitted to the Board for its approval and recommendation that the Company’s stockholders adopt the Merger Agreement, and (iii) recommended that the Board (a) approve and declare advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, (b) declare that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, the Company and its stockholders (other than the Participants and their respective affiliates), (c) authorize and approve the Company’s entry into the Merger Agreement and consummation of the transactions contemplated thereby, including the Merger, (d) submit the adoption of the Merger Agreement for consideration by the Company’s stockholders at a meeting of the stockholders of the Company, and (e) recommend that the Company’s stockholders vote in favor of the adoption of the Merger Agreement. In this section entitled “—Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Merger,” references to the Board refer to the Board without the participation of Tony (Bizuo) Liu, Darren O’Brien and Hansheng Zhou, who abstained from voting given their relationships with the Buyer Consortium. The Special Committee further believes that the Merger is substantively and procedurally fair to the Company’s unaffiliated security holders.

In evaluating the Merger Agreement and the transactions contemplated thereby, including the Merger, the Special Committee consulted with the Special Committee’s independent legal counsel and financial advisor and with Company management and, in the course of making the determinations described above, the Special Committee considered the following factors relating to the Company, its business and prospects, and the risks and challenges facing it, and to the Merger Agreement and the transactions contemplated thereby, including the Merger (which are not necessarily presented in any relative order of importance):

Merger Consideration

•

the immediacy and certainty of the value of the cash consideration to be paid to the Company’s unaffiliated security holders in the Merger, as compared to the long-term and recent historical trading prices of Common Stock, the potential long-term business and execution risk to the Company’s stockholders and other potential forms of consideration and the fact that such liquidity may not otherwise be available to the Company’s unaffiliated security holders. In addition, the unaffiliated security holders will have the opportunity to liquidate their ownership of Common Stock without incurring the transaction costs typically associated with market sales;

•	the current and historical market prices of shares of Common Stock, and the fact that the Per Share Merger Consideration of $19.75 represents:

•

a premium of approximately 31.9% over the closing price per share of Common Stock on August 10, 2020, the last full trading day before the Special Committee’s initial determination to recommend that the Board approve, adopt and declare advisable the Merger Agreement and the transactions contemplated thereby;

•	a premium of approximately 42.5% over the closing price per share of Common Stock seven days prior to August 10, 2020;

•	a premium of approximately 32.6% over the closing price per share of Common Stock 30 days prior to August 10, 2020;

•	a premium of approximately 36.9% over the closing price per share of Common Stock 90 days prior to August 10, 2020;

•	a premium of approximately 4% over the 52-week intraday high for the period ending on August 10, 2020;

•	a premium of approximately 79.9% over the 52-week intraday low for the period ending on August 10, 2020; and

•	a premium of approximately 11.8% over the closing price per share of Common Stock on November 8, 2019, the last trading day before the date of the November 11 Proposal;

•

the fact that the Special Committee negotiated an increase in the Per Share Merger Consideration to $19.75 per share in cash from the Buyer Consortium’s initial proposal of $19.50 per share in cash on November 11, 2019, notwithstanding the several changes in the composition of the Buyer Consortium, the Buyer Consortium’s attempt to reduce the per share consideration to below $19.50 per share in cash and the uncertainty related to the spread of the COVID-19 pandemic and the consequences of such pandemic on the financial markets and the possibility for the pandemic to continue to negatively impact the price of shares of Common Stock;

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the Special Committee’s belief that, based on the negotiations between the parties and their respective advisors, the Per Share Merger Consideration of $19.75 was the highest per share consideration that the Buyer Consortium was willing to pay at the time of those negotiations, and that the combination of the Buyer Consortium’s agreement to pay the Per Share Merger Consideration of $19.75 and pre-signing market check conducted by the Special Committee, with the assistance of Jefferies, resulted in a sale of the Company at the highest per share consideration that was reasonably attainable, particularly in light of the Special Committee’s concern that certain Buyer Consortium members might withdraw from their consideration of a proposed transaction due to the lack of sufficient capital if the Special Committee insisted on greater per share consideration;

•

the financial analysis reviewed by Jefferies with the Special Committee as well as the opinion of Jefferies rendered to the Special Committee on August 10, 2020 as to the fairness, from a financial point of view, of the Per Share Merger Consideration to be received by holders of shares of Common Stock (other than Parent, Merger Sub, the Rollover Stockholders and their respective affiliates) pursuant to the Merger Agreement, which financial analysis and conclusion the Special Committee adopted as its own. See “—Opinion of Jefferies LLC” beginning on page 68;

•

the belief that the price per share of Common Stock was not likely to trade at or above the Per Share Merger Consideration for any extended period of time in the foreseeable future in the event the Merger were not consummated, which belief was based on a number of factors, including the directors’ knowledge and understanding of the Company and its industry, the July Management Forecasts (as further described in the section entitled “—Certain Company Forecasts” and the section entitled “—Background of the Merger”), and the Company’s operating plans;

Stockholder Approval and Availability of Appraisal Rights

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the non-waivable conditions that the Merger Agreement must be adopted not only by the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock entitled to vote thereon, but also by the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock held by stockholders entitled to vote thereon excluding the votes of the Participants and their respective affiliates;

•

the availability of appraisal rights under Delaware law to holders of shares of Common Stock who do not vote in favor of the adoption of the Merger Agreement and who comply with all of the required procedures under Delaware law, which provides those eligible stockholders with an opportunity to have the Delaware Court of Chancery determine the fair value of shares of Common Stock held by such stockholders, which may be more than, less than, or the same as, the amount such stockholders would have received pursuant to the Merger Agreement;

Available Alternatives

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information with respect to the Company’s business, operations, financial condition, earnings and prospects and long-range plans, and the risk of failing to achieve those plans, including the possibility that, if the Company did not proceed with the Merger, the Company may not have sufficient capital to meet the Company’s expected cash requirements for the next 12 months or over the longer term and, if the Company is unable to find alternative sources of financing or restructure its existing debt and other obligations, the Company might not have enough cash and working capital to fund the operations of the Company beyond the near term;

•	industry, economic and market conditions and trends, the impact on the Company of macro-economic developments and other risks and uncertainties discussed in the Company’s public filings with the SEC;

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current financial market conditions, and historical market prices, volatility and trading information with respect to the Common Stock, as well as the general risks of market conditions that could reduce the price per share of Common Stock;

•

the prospects of the Company if it were to remain an independent, stand-alone company, including the competitive landscape and the fact that the Company’s expenses and fixed costs associated with its operations exceed its revenues, that the Company’s available cash is declining, and that the Company’s ability to raise capital in the future may continue to be limited;

•

the Special Committee’s review, with the assistance of Jefferies, of the strategic alternatives available to the Company, including seeking to continue to execute on the Company’s existing business plan, and seeking alternative sources of capital or a sale to, or merger with, another buyer, all of which had significant risks and uncertainties and, in light of the Special Committee’s outreach to alternative sources of capital and to other potential acquirors, did not appear to be reasonably available;

•

the fact that the Company publicly announced on November 11, 2019 its receipt of the November 11 Proposal and that the Special Committee had been formed to evaluate strategic alternatives for the Company; however, since that time, no inbound offers from third parties relating to strategic alternatives for the Company had been received prior to execution and announcement of the Merger Agreement;

•

the fact that, before the Company entered into the Merger Agreement, at the direction of the Special Committee, Jefferies contacted 31 parties considered to be potential acquirors of the Company and that, of those 31 parties, 18 had indicated prior to the time the Board and the Special Committee approved the Merger Agreement that such parties were not interested in pursuing a transaction with the Company, and the remaining parties had not responded in any meaningful manner prior to the time the Board and Special Committee approved the Merger Agreement notwithstanding additional outreach conducted by Jefferies, at the direction of the Special Committee, to such remaining parties;

•

the statement in the November 11 Proposal that the Buyer Consortium would not be willing to sell its equity stake in the Company, and the fact that, because the Participants now own a majority of the Company’s voting power, any alternative transaction requiring a stockholder vote would require the Participants’ approval;

•

the limited scope of the waiver of the right of first negotiation granted in favor of Novartis by the Company under the Collaboration Agreement, pursuant to which Novartis waived its right of first negotiation solely with respect to the Merger and not with respect to any other potential change of control transaction, including any Superior Proposal, which resulted in the Merger having greater certainty of closing than any other potential change of control transaction;

•

public disclosure of the Per Share Merger Consideration, together with the “go-shop” process (as further described in the section entitled “The Merger Agreement—Go-Shop Period; Solicitation of Acquisition Proposals” beginning on page 138), would likely result in a sale of the Company at the highest price per share that was reasonably attainable;

Negotiations with the Buyer Consortium

•

the course of negotiations regarding the Merger Agreement and the transactions contemplated thereby, including the Merger, among the Company and the Buyer Consortium resulting in more favorable terms to the Company than those originally proposed by the Buyer Consortium, including, among other things, the addition of the Go-Shop Period of 30 days following entry into the Merger Agreement, more favorable closing conditions, and the payment by Parent to the Company of a reverse termination fee of $24 million if the Merger Agreement is terminated under certain circumstances, and the Special Committee members’ belief, based on the course of negotiations, that the Merger Agreement reflected overall the most favorable terms and conditions that the Buyer Consortium was willing to agree to or that were reasonably attainable from any third party;

•

in connection with the Merger Agreement, Yunfeng Capital Limited agreed to provide the Company with the $25 million Yunfeng Bridge Loan and Winsor Capital Limited agreed to extend the maturity of the TF Bridge Loan;

•

the fact that the consideration and negotiation of the Merger Agreement was conducted through arm’s-length negotiations by a special committee comprised entirely of disinterested and independent directors, who were fully empowered to say “no” definitively to any transaction and to take all actions the Special Committee considered necessary, desirable or convenient in connection with identifying, evaluating, negotiating and making recommendations to the Board regarding the November 11 Proposal and any alternative transactions;

Likelihood of Consummation

•	the probability that the Merger will be consummated, based on, among other matters:

•

the relatively limited number of conditions to Parent’s obligations to consummate the Merger under the Merger Agreement, as more fully described under “The Merger Agreement—Conditions to the Merger” beginning on page 147;

•	the absence of a financing condition to Parent’s obligation to consummate the Merger;

•

the Buyer Consortium having obtained committed equity financing for the transaction to cover the full amount of the aggregate merger consideration such that no debt financing is required, the limited number and nature of the conditions to the equity financing, the fact that the Company has customary third party beneficiary rights to seek specific performance of the funding obligations under the Equity Commitment Letters and the reputation and financial condition of the Equity Investors, as more fully described under “—Financing for the Merger” beginning on page 98;

•

the requirement that, in the event of a failure of the Merger to be consummated under certain circumstances, Parent pay the Company a termination fee of $24 million, and the guarantee of such payment obligation by the Equity Investors pursuant to the Limited Guarantees, as more fully described under “—Financing for the Merger” beginning on page 98;

•

the commitment of the parties to use reasonable best efforts to consummate the Merger and the other transactions contemplated by the Merger Agreement, as more fully described under “The Merger Agreement—CFIUS Clearance” beginning on page 144; and

•	the perceived absence of any significant regulatory impediments to the Merger;

Terms of the Merger Agreement and Certain Other Agreements

•	the terms and conditions of the Merger Agreement, including:

•	the Company’s right, acting under the direction of the Special Committee, to solicit, initiate, facilitate and encourage Acquisition Proposals during the Go-Shop Period;

•

the ability of Board (acting on the Special Committee’s recommendation) to change, qualify, withhold, withdraw or modify the Board’s recommendation that the stockholders of the Company adopt the Merger Agreement under the circumstances described in the Merger Agreement and under “The Merger Agreement—Adverse Recommendation Change” beginning on page 141;

•

the Company’s right, after complying with the terms of the Merger Agreement and the Collaboration Agreement, to terminate the Merger Agreement in order to enter into an agreement with respect to a Superior Proposal, upon payment by the Company of the applicable Termination Fee as more fully described under “The Merger Agreement—Adverse Recommendation Change” beginning on page 141;

•

the Special Committee’s belief that the size of the Termination Fee of $12 million (or $6 million under certain circumstances) that the Company would be required to pay to Parent under certain circumstances likely would not deter any interested third party from making, or inhibit the Special Committee from approving, a Superior Proposal and that the size of the Termination Fee is typical of such fees in similar transactions;

•

the requirement that, in the event of a failure of the Merger to be consummated under certain circumstances, Parent would be required to pay the Company a Parent Termination Fee of $24 million (as further described in the section entitled “The Merger Agreement—Termination Fees” beginning on page 150);

•	the Company’s ability to seek specific performance to prevent breaches of the Merger Agreement by Parent or Merger Sub and to enforce specifically the terms of the Merger Agreement; and

•

that the Merger Agreement contains terms that, taken as a whole, the Special Committee believed (i) provided a significant degree of certainty that the Merger will be consummated on a reasonably prompt basis, (ii) while restricting the Company from taking certain actions during the pendency of the Merger, would not unduly interfere with the Company’s ability to operate its business in the ordinary course, and (iii) were of a customary nature for mergers involving companies of the Company’s size and operating in the Company’s industry; and

•	the terms and conditions of the Equity Commitment Letters and the Merger Agreement relating to the equity commitment under the Equity Commitment Letters, including the fact that:

•

the Company has customary third party beneficiary rights in such Equity Commitment Letters to the extent of Parent’s right to cause each of the Equity Investors to fund his or its equity commitment thereunder;

•	the Equity Investors have committed to provide Parent with an equity contribution of an aggregate amount of $210 million immediately prior to consummation of the Merger; and

•

Parent and Merger Sub have represented to the Company in the Merger Agreement that, following the funding of the equity commitment under the Equity Commitment Letters, Parent will have cash on hand sufficient to consummate the Merger and the other transactions contemplated by the Merger Agreement, including the payment by Parent and Merger Sub of the aggregate Per Share Merger Consideration and any fees and expenses of or payable by Parent and Merger Sub.

In the course of reaching the determinations and making the recommendation described above, the Special Committee also considered the following factors relating to the procedural safeguards that it believed would ensure the fairness of the Merger and permit the Special Committee to represent effectively the interests of the Company’s unaffiliated security holders:

Process of the Special Committee

•	the Special Committee consists solely of directors of the Company who are independent, disinterested with respect to the Merger and not otherwise affiliated with the Company, the Buyer Consortium or

Parent; in addition, none of the Special Committee members is an employee of the Company or any of its subsidiaries or affiliates and none of such directors has any financial interest in the Merger that is different from that of the Company’s unaffiliated security holders other than the members’ receipt of Board compensation and Special Committee compensation (which are not contingent upon the consummation of the Merger or the Special Committee’s or the Board’s recommendation and/or authorization and approval of the Merger) and their rights to indemnification from the Company, subject to the terms of the applicable indemnification agreement, the Company’s organizational documents, the DGCL and the terms of the Merger Agreement;

•

the Special Committee was provided a clear mandate to retain independent legal counsel and financial advisors and to determine whether to proceed with a transaction with the Buyer Consortium, and, if a decision was made to so proceed, to review and negotiate any such transaction;

•	the Special Committee was fully empowered to say “no” definitively to any transaction;

•	the Board resolved that it would not approve or authorize a potential transaction involving the Company and the Buyer Consortium without the prior favorable recommendation of the Special Committee;

•

the Special Committee was advised by White & Case, as its independent legal counsel, and by Jefferies, as its independent financial advisor, each a globally recognized firm selected by the Special Committee;

•

the November 11 Proposal stated that the Buyer Consortium would submit a new proposal that is subject to appropriate procedural protections if a meaningful number of the Company’s existing stockholders agreed to roll over shares of Common Stock held by such stockholders and the Buyer Consortium required in its February 21 Proposal that any transaction contemplated by such proposal would be subject to non-waivable conditions requiring approval by a properly functioning special committee and approval by stockholders holding at least a majority of all the issued and outstanding shares of Company common stock not affiliated with any member of the Buyer Consortium;

•

the adoption of the Merger Agreement is conditioned on the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock entitled to vote thereon excluding the votes of the Participants and their respective affiliates;

•

the Special Committee, together with its legal and financial advisors, met on 22 occasions prior to the Company’s entry into the Merger Agreement, to discuss and evaluate extensively the Merger and alternatives to the Merger;

•	with the assistance of its financial and legal advisors, the Special Committee conducted arm’s-length negotiations with the Buyer Consortium; and

Terms of the Merger Agreement

•

the terms and conditions of the Merger Agreement, including provisions relating to the Company’s ability to enforce the terms of the Merger Agreement, allow the Company to ensure that the Merger is consummated as negotiated by the Special Committee.

In the course of reaching the determinations and decisions and making the recommendation described above, the Special Committee considered the following risks and potentially negative factors relating to the Merger Agreement and the transactions contemplated thereby, including the Merger (which are not necessarily presented in any relative order of importance):

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the Company’s unaffiliated security holders will have no ongoing equity participation in the Company following the Merger, and that such stockholders will cease to participate in the Company’s future earnings or growth, if any, and to benefit from increases, if any, in the value of the shares of Common Stock, and will not participate in any potential future sale of the Company to a third party;

•

the fact that there can be no assurance that all conditions to the parties’ obligations to consummate the Merger, including receipt of the CFIUS Clearance, will be satisfied, and, as a result, that the Merger may not be consummated even if the Merger Agreement is adopted by the Company’s stockholders;

•

the risks and costs to the Company if the Merger is not consummated in a timely manner or at all, including the potential adverse effect on the Company’s ability to attract and retain key personnel, the diversion of management and employee attention and the potential disruptive effect on the Company’s day-to-day operations and relationships with third parties, any or all of which risks and costs, among other things, could adversely affect the Company’s overall competitive position and the trading price of shares of Common Stock;

•

uncertainty about the effect of the proposed Merger on the Company’s employees, customers and other parties, which may impair the Company’s ability to attract, retain and motivate key personnel, and could cause customers, suppliers, financial counterparties and others to seek to change existing business relationships with the Company;

•

the Merger Agreement’s restrictions on the conduct of the Company’s business prior to the consummation of the Merger, which may delay or prevent the Company from pursuing business opportunities that would otherwise be in its best interest as a stand-alone company;

•

the limited scope of the waiver of Novartis’ right of first negotiation under the Collaboration Agreement, which may have discouraged, and may in the future discourage, third parties from submitting Acquisition Proposals with terms and conditions, including price, that may be superior to the Merger;

•

the fact that the Rollover Stockholders own shares in the Company representing approximately 51.5% of the outstanding shares of Common Stock and have expressed an unwillingness to sell their stake in the Company to a third party, which may have discouraged, and may in the future discourage, third parties from submitting Acquisition Proposals with terms and conditions, including price, that may be superior to the Merger;

•	certain restrictions that the Merger Agreement imposes on soliciting competing Acquisition Proposals after the Go-Shop Period ends;

•

the fact that the Company would be obligated to pay the applicable Termination Fee to Parent if the Merger Agreement is terminated under certain circumstances set forth in the Merger Agreement, which may discourage third parties from submitting Acquisition Proposals, but which the Special Committee believes would not be a meaningful deterrent;

•	the fact that Parent and Merger Sub are newly formed companies with essentially no assets other than the equity commitment under the Equity Commitment Letters;

•

the significant costs involved in connection with negotiating the Merger Agreement and consummating the Merger, including in connection with any litigation that may result from the announcement or pendency of the Merger, and the fact that if the Merger is not consummated, the Company may be required to bear such costs; and

•	the fact that the Per Share Merger Consideration will generally be taxable to the Company’s stockholders for U.S. federal income tax purposes.

The Special Committee concluded that the potential benefits that it expected the Company’s stockholders (other than the Participants and their respective affiliates) would achieve as a result of the Merger outweighed the risks and the potentially negative factors relevant to the Merger. The foregoing discussion of the information and factors considered by the Special Committee is not intended to be exhaustive but includes the material factors considered by the Special Committee. In view of the variety of factors considered in connection with its evaluation of the Merger, the Special Committee did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual members of the Special Committee may have given different weights to different factors. The Special Committee did not undertake to make any specific determination as to whether any factor or any particular aspect of any factor supported or did not support its ultimate determination. Accordingly, the Special Committee recommended to the Board that the Merger Agreement and the Merger be approved based upon the totality of the information it considered.

In addition, the Special Committee was aware of and considered the fact that certain of the Company’s directors and executive officers have financial interests in the transactions contemplated by the Merger Agreement that may be different from, or in addition to, those of the Company’s stockholders generally, including those interests that are a result of employment and compensation arrangements with the Company, as more fully described in the section entitled “—Interests of Certain Persons in the Merger” beginning on page 89.

In its analysis of the fairness of the Merger, the Special Committee did not consider the liquidation value of the Company, and did not believe it to be a relevant methodology, because it considered the Company to be a viable going concern and it considered determining a liquidation value to be impracticable given the significant execution risk involved in any breakup of the Company and that the Company will continue to operate its business following the Merger. For the foregoing reasons, the Special Committee did not consider liquidation value to be a relevant methodology. Further, the Special Committee did not consider net book value as a factor because they believed that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs and because net book value does not take into account the prospects of the Company, market conditions, trends in the industry in which the Company operates or the business risks inherent in that industry.

The Special Committee did not seek to establish a pre-Merger going concern value for the Company, and therefore no such value was considered by the Board in making its fairness determination on behalf of the Company. Rather, the Special Committee believed that the financial analyses of Jefferies, as more fully summarized in the section entitled “—Opinion of Jefferies LLC,” on which the Special Committee relied in making its recommendation to the Board, were indicative of going concern values for the Company as it continues to operate its business.

Recommendation of the Board of Directors

On August 11, 2020, the Board (without the participation of Tony (Bizuo) Liu, Darren O’Brien and Hansheng Zhou, who abstained from voting given their relationships with the Buyer Consortium), acting on behalf of the Company and upon the unanimous recommendation of the Special Committee with respect to the Merger Agreement and the transactions contemplated thereby, including the Merger, unanimously (i) determined that the Merger Agreement and other transaction documents and the transactions contemplated thereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders (other than the Participants and their respective affiliates), (ii) authorized and approved the execution, delivery and performance by the Company of the Merger Agreement and other transaction documents and consummation of the transactions contemplated thereby, including the Merger, and (iii) directed that the Merger Agreement be submitted for adoption by the Company’s stockholders and recommended that the Company’s stockholders vote in favor of the adoption of the Merger Agreement. The Board further believes that the Merger is substantively and procedurally fair to the Company’s unaffiliated security holders.

In the course of making such determinations, the Board considered the following additional factors (which factors are not in any relative order of importance):

•	the fact that the Special Committee was unanimous in its determination to recommend that the Board approve the Merger Agreement and recommend the Company’s stockholders adopt the Merger Agreement;

•	the fact that the Special Committee consists of four independent and disinterested directors of the Company; and

•

the fact that the Special Committee was fully empowered to say “no” definitively to any transaction and to take all actions the Special Committee considers necessary, desirable or convenient in connection with identifying, evaluating, negotiating and making recommendations to the Board regarding the November 11 Proposal and any alternative transactions.

The Board concluded that the potential benefits that it expected the Company’s stockholders (other than the Participants and their respective affiliates) would achieve as a result of the Merger outweighed the risks and the potentially negative factors relevant to the Merger. The foregoing discussion of the information and factors considered by the Board is not intended to be exhaustive but includes the material factors considered by the Board. In view of the variety of factors considered in connection with its evaluation of the Merger, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The Board did not undertake to make any specific determination as to whether any factor or any particular aspect of any factor supported or did not support its ultimate determination. Accordingly, the Board approved the Merger Agreement and the Merger based upon the totality of the information it considered.

During the two years prior to the Board’s approval of the Merger and the Company’s entry into the Merger Agreement, the Company did not repurchase any shares of Common Stock other than as disclosed in the section entitled “Important Information Regarding Cellular Biomedicine Group, Inc.—Transactions in Common Stock” and the Company did not receive any offers (firm or otherwise) in respect of a merger, consolidation, sale of all or a substantial part of the Company’s assets or purchase of a controlling equity interest in the Company other than as disclosed in the section entitled “—Background of the Merger.” Accordingly, the Board could not consider any such purchase or offer in its fairness determination (other than to the extent the Board considered the absence of any such offers (in particular, in response to the pre-signing market check) in making its determinations, as discussed above).

The Board (without the participation of Tony (Bizuo) Liu, Darren O’Brien and Hansheng Zhou, who abstained from voting given their relationships with the Buyer Consortium) unanimously recommends that you vote “FOR” the proposal to adopt the Merger Agreement.

The Board believes, based on its consideration of the factors described above, that the Merger Agreement and the transactions contemplated thereby, including the Merger, are substantively and procedurally fair, to the Company’s unaffiliated security holders. In adopting the Special Committee’s recommendations and concluding that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of the Company and its stockholders, the Board consulted with outside legal counsel, considered and relied upon the same factors and considerations that the Special Committee relied upon, as described above, and adopted as its own the Special Committee’s analyses and conclusions in their entirety.

The Company entered into the Merger Agreement at this time because it believes that, in light of the Company’s near-term liquidity position and the risk that the Company would not be able to continue as a long-term going concern absent a capital raise or other significant liquidity event, as well as other information with respect to the Company’s business, operations, financial condition, earnings and prospects, the Company’s long-range plans, and the risk in achieving those prospects and plans, it will be challenging for the Company to compete as a public company. The Company believes that, as a private company it will have greater operating flexibility, and management will be able to more effectively concentrate on long-term growth and reduce its focus on the quarter-to-quarter performance often emphasized by the public markets. Additionally, the per share consideration offered under the Merger Agreement represents a significant premium to the historical trading prices for Common Stock and is payable in cash, providing the Company’s stockholders (other than the Rollover Stockholders) an opportunity to receive a defined value for their shares of Common Stock. The Company believes that providing such liquidity to its stockholders at such a premium at this time is also in the best interests of the unaffiliated security holders.

Opinion of Jefferies LLC

The Company has retained Jefferies as the financial advisor to the Special Committee in connection with a possible financing or refinancing for the Company or a sale, disposition or other business transaction or series of transactions involving all or substantially all of the consolidated assets or a majority of the outstanding equity of the Company, whether directly or indirectly and through any form of transaction, including the Merger. In connection with this engagement, the Special Committee requested that Jefferies evaluate the fairness, from a financial point of view, of the Per Share Merger Consideration to be received by holders of shares of Common Stock (other than Parent, Merger Sub, the Rollover Stockholders and their respective affiliates) pursuant to the Merger Agreement. At a meeting of the Special Committee held on August 10, 2020 to evaluate the Merger, Jefferies rendered its opinion to the Special Committee to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as described in its opinion, the Per Share Merger Consideration to be received by holders of shares of Common Stock (other than Parent, Merger Sub, the Rollover Stockholders and their respective affiliates) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.

The full text of Jefferies’ opinion, which describes various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Jefferies, is attached as Annex B to this proxy statement and is incorporated herein by reference. Jefferies’ opinion was provided for the use and benefit of the Special Committee (in its capacity as such) in its consideration of the Merger and did not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to the Company, nor did it address the underlying business decision by the Company to engage in the Merger or the terms of the Merger Agreement (other than the Per Share Merger Consideration to the extent expressly specified therein) or the documents referred to therein. Jefferies’ opinion did not constitute a recommendation as to how any holder of shares of Common Stock should vote on the Merger or any matter related thereto. The following summary is qualified in its entirety by reference to the full text of Jefferies’ opinion.

In arriving at its opinion, Jefferies, among other things:

•	reviewed a draft dated August 10, 2020 of the Merger Agreement;

•	reviewed certain publicly available financial and other information about the Company;

•

reviewed certain information furnished to Jefferies by the Company’s management, including probability adjusted financial forecasts and other information, relating to the business, operations and prospects of the Company (for further information regarding such financial forecasts, see “—Certain Company Forecasts”);

•	held discussions with members of senior management of the Company concerning the matters described in the two bullets immediately above;

•	reviewed the share trading price history for the Common Stock; and

•	conducted such other financial studies, analyses and investigations as Jefferies deemed appropriate.

In its review and analysis and in rendering its opinion, Jefferies assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by the Company or that was publicly available to Jefferies (including, without limitation, the information described above) or otherwise reviewed by Jefferies. Jefferies relied on assurances of the management of the Company that it was not aware of any facts or circumstances that would make such information inaccurate or misleading. In its review, Jefferies did not obtain any independent evaluation or appraisal of any of the assets or liabilities of, nor did Jefferies conduct a physical inspection of any of the properties or facilities of, the Company, and Jefferies was not furnished with any such evaluations or appraisals, and assumed no responsibility to obtain any such evaluations, appraisals or physical inspections.

With respect to the financial forecasts provided to and examined by Jefferies, Jefferies noted that projecting future results of any company is inherently subject to uncertainty. However, the Company informed Jefferies, and Jefferies assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company. Jefferies expressed no opinion as to the Company’s financial forecasts or the assumptions on which they were based.

Jefferies relied upon the assessments of the management of the Company as to, among other things, (i) the potential impact on the Company of market, competitive and other conditions, trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or affecting, the biopharmaceutical industry, including with respect to the pricing of and/or reimbursement for pharmaceutical products, (ii) matters relating to the Company’s products and product candidates, including the potential use and indications for such products and product candidates, related technology and intellectual property (including the validity and duration of licenses and patents) and regulatory approval processes and risks, the probability and timing for achieving the Company’s expected use and indications for such products and product candidates, the research and development, clinical testing, manufacturing and commercialization of such products and product candidates and the potential for generic competition, and (iii) the Company’s existing and future agreements and arrangements with, and ability to attract, retain and/or replace, key employees and consultants, customers, suppliers and manufacturers, and other commercial and collaboration relationships, including financial and other terms and ongoing obligations associated with the Company’s collaboration, licensing, royalty and other agreements and arrangements. Jefferies assumed that there would not be any developments with respect to any such matters that would be meaningful in any respect to Jefferies’ analyses or opinion.

Jefferies’ opinion was based on economic, monetary, regulatory, market and other conditions existing, and which could be evaluated, as of the date of Jefferies’ opinion. Jefferies expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which Jefferies becomes aware after the date of its opinion. As the Special Committee was aware, the credit, financial and stock markets, the industry in which the Company operates and the securities of the Company have experienced and may continue to experience volatility, and Jefferies expressed no view or opinion as to any potential effects of such volatility on the Company or the Merger.

Jefferies made no independent investigation of any legal or accounting matters affecting the Company, and Jefferies assumed the correctness in all respects material to its analyses of all legal and accounting advice given to the Company and the Special Committee, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement to the Company and its stockholders. In addition, in preparing its opinion, Jefferies did not take into account any tax consequences of the transaction to any holder of Common Stock. Jefferies assumed that the Merger would be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any term, condition or agreement and in compliance with applicable laws, documents and other requirements and that the final form of the Merger Agreement would be substantially similar to the last draft of the Merger Agreement reviewed by Jefferies. Jefferies also assumed that, in the course of obtaining the necessary regulatory or third-party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on the Company or the Merger in any respect meaningful to Jefferies’ analysis or opinion.

Jefferies’ opinion did not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to the Company, nor did it address the underlying business decision by the Company to engage in the Merger or the terms of the Merger Agreement (other than the Per Share Merger Consideration to the extent expressly specified therein) or the documents referred to therein. Jefferies was not asked to address, and its opinion did not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of shares of Common Stock. Jefferies expressed no view or opinion as to the price at which shares of Common Stock will trade at any time. Furthermore, Jefferies did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the Company’s officers, directors or employees, or any class of such persons, in connection with the Merger relative to the Per Share Merger Consideration or otherwise. Jefferies’ opinion was authorized by Jefferies’ fairness committee.

In connection with rendering its opinion to the Special Committee, Jefferies performed certain financial and comparative analyses, including those described below. The following summary is not a complete description of all analyses performed and factors considered by Jefferies in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description.

Jefferies believes that its analyses and the summary below must be considered as a whole and in context and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Jefferies’ analyses and opinion. Jefferies did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole.

The estimates of the future performance of the Company in or underlying Jefferies’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, Jefferies considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. Estimates of the financial value of companies or businesses do not purport to be appraisals or necessarily reflect the prices at which companies, businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the implied reference ranges resulting from, any particular analysis described below are inherently subject to substantial uncertainty and should not be taken as Jefferies’ view of the actual value of the Company or its businesses or securities.

The terms of the Merger were determined through negotiations between the Special Committee and the Buyer Consortium, and the decision by the Special Committee to recommend to the Board that the Company enter into the Merger Agreement was solely that of the Special Committee. Jefferies’ opinion and financial analyses were only one of many factors considered by the Special Committee and should not be viewed as determinative of the views of the Special Committee with respect to the Merger or the consideration payable in the Merger.

Jefferies Materials

Jefferies delivered to the Special Committee preliminary discussion materials on March 22, 2020 and July 24, 2020 and a presentation on August 10, 2020 (together, the “Jefferies Materials”). The summaries of the Jefferies Materials in this proxy statement are qualified in their entirety by reference to the full text of the Jefferies Materials, copies of which have been attached as exhibits to the transaction statement on Schedule 13E-3.

August 10, 2020 Presentation

Financial Analyses

The summary of the financial analyses described in this section entitled “—Financial Analyses” is a summary of the material financial analyses reviewed with the Special Committee and performed by Jefferies in connection with its opinion. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Jefferies’ financial analyses. The order in which the financial analyses summarized below appear does not necessarily reflect the relative importance or weight given to such analyses.

Discounted Cash Flow Analysis. Jefferies performed a discounted cash flow analysis of the Company by calculating the estimated present value of the standalone unlevered, after-tax free cash flows that the Company was forecasted to generate during the second half of the calendar year ending December 31, 2020 through the calendar year ending December 31, 2030 using the July Management Forecasts, which were based on probability-weighted and tax-affected estimates of the Company’s management and adjusted in the terminal year to set depreciation and amortization equal to capital expenditures and to normalize the change in working capital to reflect the perpetuity growth rate. For purposes of this analysis, stock-based compensation was treated as a cash expense. The implied terminal value of the Company was derived by applying a selected range of perpetuity growth rates of 2.5% to 3.5% to the Company’s normalized unlevered after-tax free cash flow in the terminal year. The present values (as of June 30, 2020) of the cash flows and terminal values were then calculated using a selected discount rate range of 12.5% to 14.5%, which was based on the Company’s estimated weighted average cost of capital. Jefferies determined implied enterprise values for the Company, then added the Company’s net cash as of June 30, 2020 (after reducing the Company’s balance sheet indebtedness by $7 million to reflect the equity repayment terms of the Company’s first tranche of the TF Bridge Loan, which was treated as equity), and divided by the number of fully diluted shares of Common Stock as of August 10, 2020 (calculated using the treasury stock method), each as provided or based upon information furnished to Jefferies by Company management. This analysis indicated a range of implied equity values per share of Common Stock of approximately $16.91 to $29.69, as compared to the Per Share Merger Consideration of $19.75.

Certain Additional Information

Premiums Paid Analysis. Jefferies observed certain additional information that was not considered part of Jefferies’ financial analysis with respect to its opinion but was noted for informational purposes, including the implied premiums paid or proposed to be paid in 49 selected merger and acquisition transactions involving U.S. listed Chinese acquisition transactions announced since January 1, 2015. Applying a selected range of implied premiums of 14.2% to 28.2% (reflecting the overall 25th and 75th percentile implied premiums derived from such transactions based on the closing stock prices of the target companies involved in such transactions one trading day prior to public announcement of such transactions) to the closing price of shares of Common Stock on November 8, 2019 and August 10, 2020, indicated a range of implied equity values per share of Common Stock of approximately $20.18 to $22.65 and $17.10 to $19.19, respectively.

Other Jefferies Materials

July 24, 2020 Discussion Materials

The July 24, 2020 discussion materials included preliminary financial analyses that were substantially similar to those contained in the August 10, 2020 presentation based on the July Management Forecasts and the then-current market information and share capitalization for the Company provided by Company management. The preliminary discounted cash flow analysis, utilizing the selected ranges of perpetuity growth rates and discount rates described above under “—August 10, 2020 Presentation,” indicated a range of implied equity values per share of Common Stock of approximately $16.77 to $29.45. The preliminary premiums paid analysis, which was provided for informational purposes and was based on the implied premiums paid or proposed to be paid in 48 selected merger and acquisition transactions involving U.S. listed Chinese acquisition transactions announced since January 1, 2015, applied a selected range of implied premiums of 15% to 28% (reflecting the overall 25th and 75th percentile implied premiums derived from such transactions based on the closing stock prices of the target companies involved in such transactions one trading day prior to public announcement of such transactions) to the closing price of shares of Common Stock on November 8, 2019 and July 23, 2020, which indicated a range of implied equity values per share of Common Stock of approximately $20.32 to $22.62 and $16.09 to $17.91, respectively.

March 22, 2020 Discussion Materials

The March 22, 2020 discussion materials included preliminary financial analyses that were substantially similar to those contained in the July 24, 2020 discussion materials based on the March Management Forecasts, the then-current market information, and publicly available information as to the Company’s share capitalization and balance sheet information, in each case publicly available at the time of the March 22, 2020 discussion materials. The discounted cash flow analysis, utilizing the selected range of perpetuity growth rates described above under “—August 10, 2020 Presentation” and selected ranges of discount rates of 12.8% to 14.8% based on market data as of March 20, 2020 and 13.5% to 15.5% based on market data as of February 21, 2020, which was the last trading day prior to the receipt of the February 21 Proposal, in each case based on the Company’s estimated weighted average cost of capital as of such dates, indicated a range of implied equity values per share of Common Stock of approximately $14.90 to $26.41 based on market data as of March 20, 2020 and approximately $12.58 to $22.42 based on market data as of February 21, 2020. The preliminary premiums paid analysis, which was provided for informational purposes and was based on the implied premiums paid or proposed to be paid in 37 selected merger and acquisition transactions involving U.S. listed Chinese acquisition transactions announced since January 1, 2015, applied a selected range of implied premiums of 13% to 26% (reflecting the overall 25th and 75th percentile implied premiums derived from such transactions based on the closing stock prices of the target companies involved in such transactions one trading day prior to public announcement of such transactions) to the closing price of shares of Common Stock on November 8, 2019 and March 20, 2020, which indicated a range of implied equity values per share of Common Stock of approximately $19.97 to $22.26 and $15.99 to $17.83, respectively. The March 22, 2020 discussion materials also included a preliminary discounted cash flow analysis, which was provided for informational purposes, utilizing the selected range of perpetuity growth rates described above under “—August 10, 2020 Presentation” and a selected range of discount rates of 12.8% to 18% to display a discount rate range calculated during the trading week ending on March 20, 2020 and the resulting volatility in the observed implied equity values per share. The low end of such range (12.8%) was calculated based on market data as of March 20, 2020 (based on the low end of the discount rate range calculated as of that day), and the high end of such range (18%) was calculated based on market data as of March 18, 2020 (based on the high end of the discount rate range calculated as of that day), in each case based on the Company’s estimated weighted average cost of capital as of such dates. This preliminary discounted cash flow analysis indicated a range of implied equity values per share of Common Stock of approximately $6.25 to $26.41.

Miscellaneous

The Company has agreed to pay Jefferies for its financial advisory services to the Special Committee in connection with the Merger an aggregate fee of $1.5 million, which was payable upon delivery of Jefferies’ opinion (regardless of the conclusion set forth therein) to the Special Committee. In addition, the Company agreed to reimburse Jefferies for expenses, including fees and expenses of counsel, incurred in connection with Jefferies’ engagement and to indemnify Jefferies and related parties against liabilities, including liabilities under federal securities laws, arising out of or in connection with the services rendered and to be rendered by Jefferies under its engagement.

During the two years prior to the date of its opinion, Jefferies did not receive any fees from the Company, Parent or any of the Participants for financial advisory or financing services. In the ordinary course of business, Jefferies and its affiliates may trade or hold securities or financial instruments (including loans and other obligations) of the Company and/or its affiliates for Jefferies’ own account and for the accounts of Jefferies’ customers and, accordingly, may at any time hold long or short positions or otherwise effect transactions in those securities or financial instruments.

Jefferies was selected as the financial advisor to the Company in connection with the Merger because, among other things, Jefferies is an internationally recognized investment banking firm with substantial experience in merger and acquisition transactions. Jefferies is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

Certain Company Forecasts

The Company does not as a matter of course make public forecasts as to future performance, earnings or other results due to the unpredictability of the underlying assumptions and estimates. However, in connection with the Special Committee’s evaluation of a potential transaction involving the Buyer Consortium, in March 2020, Company management presented to and discussed with the Special Committee certain unaudited prospective financial information prepared by Company management for fiscal years 2020 through 2030 comprising the March Management Forecasts and certain assumptions underlying the March Management Forecasts, including assumptions with respect to the probability of success of certain products under development. The March Management Forecasts also were provided to Jefferies. In July 2020, Company management presented to and discussed with the Special Committee the July Management Forecasts, which reflected certain updates to the March Management Forecasts prepared by Company management with respect to the Company’s individual products, including updated assumptions as to probability of success and assumptions as to certain product development delays resulting from the COVID-19 pandemic. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) reflected in the July Management Forecasts were lower than EBITDA reflected in the March Management Forecasts for fiscal years 2021 through 2025, but higher for fiscal years 2026 through 2030. The July Management Forecasts were otherwise substantially similar to the March Management Forecasts. The July Management Forecasts superseded the March Management Forecasts in all respects. The July Management Forecasts also were provided to Jefferies for its use and reliance in connection with its opinion and related financial analyses, as described in the section entitled “—Opinion of Jefferies LLC” beginning on page 68. The summary below of the July Management Forecasts is not being included in this proxy statement to influence a stockholder’s decision whether to adopt the Merger Agreement and thereby approve the Merger, but is being included to provide the Company’s stockholders with certain unaudited prospective financial information that was made available to the Special Committee, the Board and Jefferies.

Cautionary Note About the July Management Forecasts

The July Management Forecasts, while necessarily presented with numerical specificity, were based on numerous variables and assumptions that are inherently uncertain and many of which are beyond the Company’s control. The July Management Forecasts reflected numerous estimates and assumptions made by Company management, based on information available at the time the July Management Forecasts were developed, with respect to industry performance and competition, regulatory conditions, general business, economic, market and financial conditions and matters specific to the Company’s product candidates, including probability of success of such product candidates, all of which are difficult to predict and many of which are beyond the Company’s control. As a result, there can be no assurance that the July Management Forecasts accurately reflect future trends or accurately estimate the future market for the Company’s product candidates. There also can be no assurance of the approval, or timing of such approval, of any of the Company’s clinical-stage product candidates, and it is possible that other therapeutic scenarios will be preferable. The July Management Forecasts further reflect assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgement and, thus, are susceptible to multiple interpretations and periodic revisions based on actual experience and further or future business developments. Important factors that may affect actual results and result in the July Management Forecasts not being achieved include, but are not limited to, the timing of regulatory approvals and introduction of new products, market acceptance of new products, success of clinical testing, availability of third-party reimbursement, impact of competitive products and pricing, the effect of regulatory actions, the effect of global economic conditions, fluctuations in foreign currency exchange rates, the cost and effect of changes in tax and other legislation and other risk factors described in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2019, subsequent quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, the July Management Forecasts may be affected by the Company’s ability to achieve strategic goals, objectives and targets over the applicable periods. The July Management Forecasts cover multiple years and, by their nature, become less predictive with each successive year. Accordingly, there can be no assurance that the July Management Forecasts will be realized, and actual results may vary materially from those shown. The July Management Forecasts should be evaluated, if at all, in light of the assumptions made by Company management and in conjunction with other information regarding the Company contained elsewhere in this proxy statement and the Company’s public filings with the SEC. See the section entitled “Cautionary Statement Concerning Forward-Looking Information” beginning on page 112 and the section entitled “Where You Can Find Additional Information” beginning on page 204 for additional information. The Company can give no assurance that the July Management Forecasts and the underlying estimates and assumptions will be realized.

Modeling and forecasting the future commercialization of clinical stage drug candidates is a highly speculative endeavor. In addition to the various estimates, assumptions and factors described above, there can also be no assurance that the Company will obtain and maintain any of the regulatory approvals necessary for the commercialization of its product candidates, or that the Company’s competitors will not commercialize products that are safer, more effective, or more successfully marketed and sold than any product that the Company may commercialize. Since the July Management Forecasts cover a long period of time, the July Management Forecasts by their nature are unlikely to anticipate each circumstance that will have an effect on the commercial value of the Company’s product candidates.

In light of the foregoing estimates, assumptions and factors and the uncertainties inherent in the July Management Forecasts, holders of Common Stock are cautioned not to place undue reliance on the July Management Forecasts. The July Management Forecasts were not prepared with a view toward public disclosure. The inclusion of the July Management Forecasts in this proxy statement should not be regarded as an indication that the Company, any Participant or any of their respective affiliates, advisors, officers, directors or other representatives or any other recipient of this information considered or now considers the July Management Forecasts to be necessarily predictive of actual future events or events which have occurred since the date of such forecasts, and the July Management Forecasts should not be relied upon as such or construed as financial guidance. Neither the Company nor any of its affiliates, advisors, officers, directors or other representatives can give any assurance that actual results will not differ from the July Management Forecasts, and none of them undertakes any obligation to update or otherwise revise or reconcile the July Management Forecasts to reflect circumstances existing after the date the July Management Forecasts were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the July Management Forecasts are shown to be in error. The Company does not intend to make publicly available any update or other revision to the July Management Forecasts, except as otherwise required by law. Neither the Company nor any of its affiliates, advisors, officers, directors or other representatives has made or makes any representation or warranty to any holders of Common Stock regarding the ultimate performance of the Company compared to the information contained in the July Management Forecasts, the likelihood that the July Management Forecasts will be achieved or otherwise. The July Management Forecasts were prepared based on the Company’s continued operation as a stand-alone company and do not take into account the Merger, including the effect of any business or strategic decision or action that has been or will be taken as a result of the execution of the Merger Agreement. The Company can give no assurance that, had the July Management Forecasts been prepared either as of the date of the Merger Agreement or as of the date of this proxy statement, similar estimates and assumptions would be used.

The July Management Forecasts were not prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts (“GAAP”). Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by the Company may not be comparable to similarly titled amounts used by other companies. In addition, the July Management Forecasts were not prepared with the assistance of, or reviewed, compiled or examined by, independent accountants. The July Management Forecasts may differ from publicly available analyst estimates, and the July Management Forecasts do not take into account any events or circumstances after the date they were prepared, including the announcement of the Merger.

In light of the foregoing estimates, assumptions and factors and the uncertainties inherent in the July Management Forecasts, and considering that the special meeting will be held several months after the July Management Forecasts were prepared, stockholders are cautioned not to place undue reliance on the July Management Forecasts. Since the date the July Management Forecasts were prepared, the Company has made publicly available its actual results of operations for the quarter ended June 30, 2020. You should review the Company’s Current Report on Form 8-K filed on August 12, 2020 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, filed on August 12, 2020, to obtain this information. See the section entitled “Where You Can Find More Information” beginning on page 204 of this proxy statement.

July Management Forecasts

The following is a summary of the July Management Forecasts (figures are rounded to the nearest million dollars):

	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E
	($ in millions)
Revenue	—	—	$2	$21	$48	$110	$210	$294	$399	$485	$606
COGS	—	—	$2	$16	$33	$59	$102	$127	$160	$195	$232
Gross Profit	—	—	—	$5	$15	$52	$107	$167	$239	$290	$374
Operating Expenses	$66	$74	$76	$79	$49	$46	$53	$72	$94	$111	$136
Operating Income (EBIT)	$(66)	$(74)	$(76)	$(74)	$(34)	$6	$54	$95	$146	$179	$238
EBITDA	$(58)	$(63)	$(63)	$(59)	$(17)	$17	$66	$107	$158	$192	$252
Stock-based Compensation	$(4)	$(4)	$(4)	$(4)	$(4)	$(4)	$(4)	$(4)	$(4)	$(4)	$(4)
NOPBT	$(70)	$(78)	$(80)	$(78)	$(38)	$2	$50	$91	$141	$175	$234
NOPAT	$(70)	$(78)	$(80)	$(78)	$(38)	$1	$43	$77	$120	$148	$199
Depreciation & Amortization	$8	$11	$13	$15	$17	$11	$11	$12	$12	$13	$14
Capital Expenditures	$(5)	$(10)	$(11)	$(11)	$(12)	$(12)	$(13)	$(13)	$(14)	$(15)	$(16)
Change in Working Capital	—	—	—	$(3)	$(4)	$(9)	$(15)	$(13)	$(16)	$(13)	$(18)
Free Cash Flow (1)	$(67)	$(77)	$(78)	$(77)	$(36)	$(9)	$26	$63	$103	$134	$179

Note:    The July Management Forecasts are adjusted for probability of success assumptions per Company management.

(1)

Free Cash Flow was calculated by Jefferies for fiscal years 2020 through 2030, based on figures provided by the Company’s management in the July Management Forecasts, as NOPAT, plus Depreciation & Amortization, minus Capital Expenditures, minus Change in Working Capital. Free Cash Flow for the second half of fiscal year 2020 in the amount of approximately ($39) million was calculated by Jefferies based on figures provided by the Company’s management in the July Management Forecasts for fiscal year 2020 and the historical financial information of the Company for the six-month period ended June 30, 2020.

The July Management Forecasts are based on various assumptions, including the following:

•	certain assumptions relating to the probability of success of certain products being developed by the Company, including:

•	with respect to the C-CAR088 product, a probability of success of 40%;

•	with respect to the Anti-CD19/20 BiCar product, a probability of success of 20%;

•	with respect to the TIL product, a probability of success of 35%;

•	with respect to the AFP TCR-T product, a probability of success of 10%;

•	with respect to the AlloJoin® product, a probability of success of 40%; and

•	with respect to the ReJoin® product, a probability of success of 40%;

•	research and development and general and administrative expenses are based on 2020 budgeted amounts;

•	research and development expenses for pipeline products are adjusted to reflect probability of success based on the development phase of the applicable product;

•	unallocated research and development expenses are adjusted to reflect probability of success with reference to approximately 30% blended probability of success from and after 2025;

•	sales and marketing expenses assumed as 20% of total revenue adjusted by probability of success;

•	sales tax refers to the city construction tax and education surcharges associated with value added tax;

•	depreciation and amortization expenses are embedded in research and development and general and administrative expenses;

•	stock-based compensation is assumed to be flat;

•	EBITDA is determined before stock-based compensation expenses;

•	15% tax rate is assumed applicable upon positive net operating profit before tax from and after 2025;

•	no tax credits assumed;

•	change in working capital is 15% of the annual change in sales;

•	capital expenditures are assumed to have a five-year life with no residual value and straight-line depreciation; and

•	product commercialization in the United States is not taken into account.

Certain of the financial projections above were not prepared in accordance with GAAP, including EBITDA and free cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The Company’s calculation of non-GAAP financial measures may differ from others in the industry and EBITDA and free cash flow are not necessarily comparable with similar titles used by other companies. The non-GAAP financial measures were relied upon by Jefferies for purposes of its financial analyses and opinion and by the Special Committee in connection with its consideration of the Merger. Financial measures provided to a financial advisor in connection with a business combination transaction are excluded from the definition of non-GAAP financial measures and therefore are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not relied upon by Jefferies for purposes of its financial analyses and opinion or by the Special Committee in connection with its consideration of the Merger. Accordingly, we have not provided a reconciliation of the financial measures.

Purposes and Reasons of the Company for the Merger

The Company’s purpose for engaging in the Merger is to enable its stockholders to realize the value of their investment in the Company through their receipt of $19.75 per share of Common Stock in cash, subject to any applicable withholding taxes, which Per Share Merger Consideration represents:

•

a premium of approximately 31.9% over the closing price per share of Common Stock on August 10, 2020, the last full trading day before the Special Committee’s initial determination to recommend that the Board approve, adopt and declare advisable the Merger Agreement and the transactions contemplated thereby;

•	a premium of approximately 42.5% over the closing price per share of Common Stock seven days prior to August 10, 2020;

•	a premium of approximately 32.6% over the closing price per share of Common Stock 30 days prior to August 10, 2020;

•	a premium of approximately 36.9% over the closing price per share of Common Stock 90 days prior to August 10, 2020;

•	a premium of approximately 4% over the 52-week intraday high for the period ending on August 10, 2020;

•	a premium of approximately 79.9% over the 52-week intraday low for the period ending on August 10, 2020; and

•	a premium of approximately 11.8% over the closing price per share of Common Stock on November 8, 2019, the last trading day before the date of the November 11 Proposal.

The Company believes its long-term objectives can best be pursued as a private company. The Company has determined to undertake the Merger at this time based on the factors, determinations and conclusions of the Special Committee and the Board described in detail above under “—Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Merger” beginning on page 58.

Provisions for Unaffiliated Security Holders

No provision has been made (i) to grant the unaffiliated security holders access to the corporate files of the Company, any other party to the Merger or any of their respective affiliates, or (ii) to obtain counsel or appraisal services at the expense of the Company, any other party to the Merger or any of their respective affiliates. The Special Committee did not retain an unaffiliated representative to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of the Merger or preparing a report concerning the fairness of the Merger.

Position of the Buyer Filing Persons as to the Fairness of the Merger

Under SEC rules governing “going private transactions,” each of the Buyer Filing Persons is required to express his, her or its belief as to the fairness of the Merger to the unaffiliated security holders.

Each of the Buyer Filing Persons is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the Buyer Filing Persons as to the fairness of the Merger are not intended to be and should not be construed as a recommendation to any stockholder of the Company as to how that stockholder should vote on the Merger Agreement Proposal. The Buyer Filing Persons have interests in the Merger that are different from, and/or in addition to, those of the other stockholders of the Company by virtue of the Buyer Filing Persons’ continuing interests in the Company after the consummation of the Merger. These interests are described under the section entitled “—Interests of Certain Persons in the Merger—Interests of the Participants” beginning on page 90.

The Consortium Filing Persons’ Position

Each of the Consortium Filing Persons believes that the interests of the unaffiliated security holders were represented by the Special Committee, which negotiated the terms and conditions of the Merger Agreement with the assistance of its independent legal and financial advisors. The Consortium Filing Persons attempted to negotiate a transaction that would be most favorable to them, and not to the unaffiliated security holders and, accordingly, did not negotiate the Merger Agreement with a goal of obtaining terms that were substantively or procedurally fair to the unaffiliated security holders. None of the Consortium Filing Persons or their respective affiliates participated in the deliberations of the Special Committee regarding, nor received any advice from the Special Committee’s independent legal or financial advisors as to, the fairness of the Merger to the unaffiliated security holders.

Furthermore, the Consortium Filing Persons did not themselves undertake a formal evaluation of the fairness of the Merger. No financial advisor provided any of the Consortium Filing Persons or their affiliates with any analysis or opinion with respect to the fairness of the Per Share Merger Consideration to the unaffiliated security holders.

Based on their knowledge and assessment of available information regarding the Company, discussions with the Company’s senior management regarding the Company and its business and the factors considered by, and findings of, the Special Committee and the Board discussed under “—Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Merger” beginning on page 58, each of the Consortium Filing Persons believes that the Merger is substantively fair to unaffiliated security holders based on the following factors, which are not listed in any relative order of importance:

•

the Per Share Merger Consideration of $19.75 represents approximately an 11.8% premium over the Company’s closing stock price on November 8, 2019, the last trading day before the Company’s public announcement that the November 11 Proposal was made to the Board, and a premium of approximately 31.4% over the 30 trading-day average price of shares of Common Stock as of August 11, 2020, the last trading day prior to the announcement relating to the execution of the Merger Agreement;

•

shares of Common Stock traded as high as $20.63 per share as reported on Nasdaq during the 52-week period prior to the announcement of receipt of the November 11 Proposal and as high as $18.99 per share as reported on Nasdaq during the 52-week period prior to August 11, 2020;

•

shares of Common Stock traded as low as $10.98 per share as reported on Nasdaq during the 52-week period prior to the announcement of receipt of the November 11 Proposal and during the 52-week period prior to August 11, 2020;

•

the Special Committee consists solely of directors who are unaffiliated with the Participants and the members of the management of the Company and do not have any interests in the Merger different from, or in addition to, those of the unaffiliated security holders, other than (i) the members’ receipt of Board compensation in the ordinary course and Special Committee compensation in connection with its evaluation and negotiation of the Merger (none of which is contingent upon the consummation of the Merger or the Special Committee’s or the Board’s recommendation of the Merger), (ii) their indemnification and liability insurance rights under the Merger Agreement, and (iii) the cash payment in respect of Vested Company Equity Awards held by the members of the Special Committee. In addition, none of the members of the Special Committee is an employee of the Company or any of its subsidiaries or affiliates;

•

notwithstanding that the opinion of Jefferies was delivered to the Special Committee only, receipt by the Special Committee of the opinion of Jefferies, dated August 10, 2020, to the Special Committee, as to the fairness, from a financial point of view, to holders of Common Stock (other than Parent, Merger Sub, the Rollover Stockholders and their respective affiliates) of the Per Share Merger Consideration provided for in the Merger pursuant to the Merger Agreement, which opinion was based on and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Jefferies as more fully described under the section entitled “—Opinion of Jefferies LLC”;

•

the Special Committee and, acting upon the unanimous recommendation of the Special Committee, the Board, determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, the unaffiliated security holders;

•	the Company has the ability, under certain circumstances, to seek specific performance to prevent breaches of the Merger Agreement and to specifically enforce the terms of the Merger Agreement;

•

the Company has the ability, under certain circumstances, to specifically enforce the respective Equity Commitment Letter between each of the Equity Investors and Parent, in its capacity as an express third-party beneficiary;

•

the Merger is not conditioned on any financing being obtained by Parent or Merger Sub, thus increasing the likelihood that the Merger will be consummated and the Per Share Merger Consideration will be paid to the unaffiliated security holders;

•

the consideration to be paid to the unaffiliated security holders in the Merger is all cash, allowing the unaffiliated security holders to promptly realize a certain and fair value for all of their shares of Common Stock after the consummation of the transactions contemplated by the Merger Agreement;

•

concurrently with the execution of the Merger Agreement and pursuant to the Amendment Letter, Winsor Capital Limited has agreed to extend the maturity date of the TF Bridge Loan Agreement to August 7, 2021 (from October 30, 2020 with respect to the first tranche), providing the Company with more time to repay the amounts outstanding under the TF Bridge Loan Agreement; and

•

concurrently with the execution of the Merger Agreement, the Company entered into the Yunfeng Bridge Loan Agreement with Yunfeng Capital Limited, pursuant to which it received an unsecured loan in a principal amount of $25,000,000 due on August 7, 2021 at a simple interest rate of 6% per annum, which provided the Company with liquidity on favorable terms.

The Consortium Filing Persons’ consideration of the factors described above reflects their assessment of the fairness of the Per Share Merger Consideration payable in the Merger to the unaffiliated security holders in relation to the going-concern value of the Company on a stand-alone basis. The Consortium Filing Persons implicitly considered the value of the Company in a sale as a going concern by taking into account the Company’s current and anticipated business, financial condition, results and operations, prospects and other forward-looking matters. The Consortium Filing Persons did not, however, explicitly calculate a stand-alone pre-Merger going-concern value of the Company as a public company because the Company will have a significantly different capital structure following the Merger. Therefore, the Consortium Filing Persons do not believe that the going-concern value of the Company is an appropriate indicator to determine the fairness of Per Share Merger Consideration payable in the Merger to the unaffiliated security holders. However, to the extent the pre-Merger going concern value was reflected in the pre-announcement price of the shares of Common Stock, the Per Share Merger Consideration represented a premium to the going concern value of the Company.

The Consortium Filing Persons did not consider the liquidation value of the Company because they consider the Company to be a viable going concern and views the trading history of the shares of Common Stock as an indication of the Company’s going concern value and, accordingly, did not believe liquidation value to be relevant to a determination as to the fairness of the Merger.

The Consortium Filing Persons did not consider net book value, which is an accounting concept, as a factor, because they believed that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs and therefore not a relevant measure in the determination as to the fairness of the Merger. The Consortium Filing Persons note, however, that Per Share Merger Consideration of $19.75 receivable by the unaffiliated security holders in connection with the Merger is substantially higher than the net book value of the shares of Common Stock as of June 30, 2020 of $1.67 (based on 19,426,292 outstanding shares of Common Stock as of that date). See “Where You Can Find Additional Information” beginning on page 204 for a description of how to obtain a copy of the Company’s Quarterly Report on Form 10-Q for the Quarter Ended June 30, 2020.

Except as set forth under “—Background of the Merger” beginning on page 32, the Consortium Filing Persons are not aware of, and thus did not consider, any offers or proposals made by any unaffiliated person, other than the Buyer Consortium, during the past two years for (a) the merger or consolidation of the Company with or into another company, or vice versa, (b) an acquisition of the Company, (c) a tender offer or other acquisition of any class of the Company’s securities, (d) the sale or other transfer of a material amount of the assets of the Company, or (e) a purchase of the Company’s securities that would enable the purchaser to exercise control over the Company.

The Consortium Filing Persons did not perform or (prior to the execution of the Merger Agreement) receive any independent reports, opinions or appraisals from any third party related to the Merger, and thus did not consider any such reports, opinions or appraisals in determining the substantive and procedural fairness of the Merger to unaffiliated security holders.

The Consortium Filing Persons believe that the Merger is procedurally fair to the unaffiliated security holders based on the following factors, which are not listed in any relative order of importance:

•

all members of the Special Committee during the Company’s sale process were and are independent directors and were and are unaffiliated with any of the Participants; in addition, none of such Special Committee members is an employee of the Company or any of its subsidiaries or affiliates;

•

the Special Committee was established and given authority to, among other things, review, evaluate and negotiate the terms of the Merger and to recommend to the Board what action should be taken by the Company, including not to engage in the Merger;

•

members of the Special Committee do not have any interests in the Merger different from, or in addition to, those of the unaffiliated security holders, other than (i) the members’ receipt of Board compensation in the ordinary course and Special Committee compensation in connection with its evaluation and negotiation of the Merger (none of which is contingent upon the consummation of the Merger or the Special Committee’s or the Board’s recommendation of the Merger), (ii) their indemnification and liability insurance rights under the Merger Agreement, and (iii) the cash payment in respect of Vested Company Equity Awards held by the members of the Special Committee;

•	the Special Committee retained and was advised by its legal and financial advisors who are experienced in advising committees such as the Special Committee in similar transactions;

•	the Special Committee met regularly to consider and review the terms of the Merger Agreement and the transactions contemplated thereby;

•

the terms and conditions of the Merger Agreement were the product of extensive negotiations between the Special Committee and its advisors, on the one hand, and the Buyer Consortium and its advisors, on the other hand, over the course of approximately nine months;

•

the Special Committee was empowered to exercise any power or authority of the Board that the Special Committee determined was necessary or advisable in carrying out and fulfilling its duties and responsibilities;

•

the Special Committee and the Board had no obligation to recommend the approval and authorization of the Merger Agreement and the transactions contemplated thereby, including the Merger, or any other transaction and under the delegation of authority by the Board to the Special Committee, the Merger Agreement and the transactions contemplated thereby require approval from the Special Committee;

•	none of the Participants participated in or sought to influence the deliberative process of, or the conclusions reached by, the Special Committee or the negotiating positions of the Special Committee;

•

the Special Committee and the Board were fully informed about the extent to which the interests of certain stockholders of the Company who are also Participants in the Merger differed from those of the unaffiliated security holders;

•

the conditions that (i) the “going private” proposal from the Buyer Consortium was conditioned on the approval of the Special Committee and (ii) the “going private” proposal from the Buyer Consortium included a non-waivable condition requiring the approval of the proposal by the Company’s stockholders other than the members of the Buyer Consortium and their respective affiliates (i.e., a “majority-of-the-minority vote”), which approval requirement the Consortium Filing Persons considered, for purposes of the Consortium Filing Persons’ fairness determination, to be equivalent to a requirement that the Merger Agreement be adopted by the unaffiliated security holders;

•

under the terms of the Merger Agreement, in certain circumstances prior to obtaining the requisite stockholder approval of the Merger, the Company is permitted to provide information to and participate in discussions or negotiations with persons making Acquisition Proposals, and the Board is permitted to withdraw or modify its recommendation of the Merger Agreement if the proposal constitutes a Superior Proposal;

•

the ability of the Company to terminate the Merger Agreement (in accordance with the terms of the Merger Agreement) in order to enter into an acquisition agreement relating to a Superior Proposal (as further explained under “The Merger Agreement—Go-Shop Period; Acquisition Proposals” beginning on page 138);

•

the Board’s ability, under certain circumstances, to change, withhold, withdraw, qualify or modify the recommendation of the Board that the Company’s stockholders vote to authorize and approve the Merger Agreement and the transactions contemplated thereby, including the Merger;

•

the Company has conducted a 30-day “go-shop” process, during which it was permitted to solicit, initiate, facilitate and encourage Acquisition Proposals and to participate in discussions and negotiations with respect to any Acquisition Proposal. Following the Go-Shop Period, the Company may respond to certain unsolicited Acquisition Proposals and, during the first 15-day period following the Go-Shop Period, the Company had the right to continue to engage with certain third parties that have made Acquisition Proposals during the Go-Shop Period, in each case, subject to the terms and conditions of the Merger Agreement. The Company will have the right to terminate the definitive agreement to accept a Superior Proposal, if one is received, subject to the terms and conditions of the Merger Agreement. However, the Consortium Filing Persons acknowledge that the fact that the Rollover Stockholders owned shares in the Company representing approximately 51.5% of the outstanding shares of Common Stock of the Company and their ability to veto any other transaction at a stockholders’ meeting, and their expressed unwillingness to sell their stake in the Company to a third party, may have discouraged, and may in the future discourage, third parties from submitting Acquisition Proposals with terms and conditions, including price, that may be superior to the Merger;

•	the Merger Agreement requires Parent to pay a Parent Termination Fee of $24,000,000 to the Company if the Merger Agreement is terminated under certain circumstances; and

•

the availability of appraisal rights under Delaware law to holders of shares of Common Stock who do not vote in favor of the adoption of the Merger Agreement and who comply with all of the required procedures under Delaware law, which provides those eligible stockholders with an opportunity to have the Delaware Court of Chancery determine the fair value of their shares, which may be more than, less than, or the same as, the amount such stockholders would have received under the Merger Agreement.

The foregoing is a summary of the information and factors considered and given weight by the Consortium Filing Persons in connection with its evaluation of the fairness of the Merger to the unaffiliated security holders, which is not intended to be exhaustive, but is believed by the Consortium Filing Persons to include all material factors considered by it. The Consortium Filing Persons did not find it practicable to assign, and did not assign, relative weights to the individual factors considered in reaching their conclusion as to the fairness of the Merger to the unaffiliated security holders. Rather, their fairness determination was made after consideration of all of the foregoing factors as a whole.

The Consortium Filing Persons believe these factors provide a reasonable basis for their belief that the Merger is both substantively and procedurally fair to the unaffiliated security holders. This belief, however, is not intended to be and should not be construed as a recommendation by the Consortium Filing Persons to any stockholder of the Company as to how such stockholder should vote with respect to the Merger Agreement Proposal.

Novartis Filing Persons’ Position

The Novartis Filing Persons believe that the interests of the unaffiliated security holders were represented by the Special Committee, which it understood had negotiated the terms and conditions of the Merger Agreement with the assistance of its independent legal and financial advisors. The Novartis Filing Persons did not participate in the deliberations of the Special Committee regarding, and did not receive any advice from the Special Committee’s independent legal or financial advisors as to, the fairness of the Merger to the unaffiliated security holders. Additionally, the Novartis Filing Persons did not participate in the negotiation of the Merger other than entering into the Novartis Support Agreement and executing the Novartis Waivers (as defined below in this section) in respect of the transactions contemplated by the Merger Agreement, including the Merger. Furthermore, the Novartis Filing Persons did not themselves undertake a formal evaluation of the fairness of the Merger. No financial advisor provided the Novartis Filing Persons with any analysis or opinion with respect to the fairness of the Per Share Merger Consideration to the unaffiliated security holders. Based on their knowledge and assessment of available information regarding the Company (which did not include confidential information regarding the Company received by the Buyer Consortium as the Novartis Filing Persons did not participate in the negotiations of the Merger other than entering into the Novartis Support Agreement and the Novartis Waivers), as well as the factors considered by, and findings of, the Special Committee and the Board discussed under the section entitled “—Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Merger” beginning on page 58, the Novartis Filing Persons believe that the Merger is substantively fair to unaffiliated security holders based on the following factors, which are not listed in any relative order of importance:

•

the Per Share Merger Consideration of $19.75 represents approximately an 11.8% premium over the Company’s closing stock price on November 8, 2019, the last trading day before the Company’s public announcement that the November 11 Proposal was made to the Board, and a premium of approximately 31.4% over the 30 trading-day average price of shares of Common Stock as of August 11, 2020, the last trading day prior to the announcement relating to the execution of the Merger Agreement;

•

shares of Common Stock traded as high as $20.63 per share as reported on Nasdaq during the 52-week period prior to the announcement of receipt of the November 11 Proposal and as high as $18.99 per share as reported on Nasdaq during the 52-week period prior to August 11, 2020;

•

shares of Common Stock traded as low as $10.98 per share as reported on Nasdaq during the 52-week period prior to the announcement of receipt of the November 11 Proposal and during the 52-week period prior to August 11, 2020;

•

the Special Committee consists solely of directors who are unaffiliated with the Participants and the members of the management of the Company and do not have any interests in the Merger different from, or in addition to, those of the unaffiliated security holders, other than (i) the members’ receipt of Board compensation in the ordinary course and Special Committee compensation in connection with its evaluation and negotiation of the Merger (none of which is contingent upon the consummation of the Merger or the Special Committee’s or the Board’s recommendation of the Merger), (ii) their indemnification and liability insurance rights under the Merger Agreement, and (iii) the cash payment in respect of Vested Company Equity Awards held by the members of the Special Committee. In addition, none of the members of the Special Committee is an employee of the Company or any of its subsidiaries or affiliates;

•

notwithstanding that the opinion of Jefferies was delivered to the Special Committee only, receipt by the Special Committee of the opinion of Jefferies, dated August 10, 2020, to the Special Committee, as to the fairness, from a financial point of view, to holders of Common Stock (other than Parent, Merger

Sub, the Rollover Stockholders and their respective affiliates) of the Per Share Merger Consideration provided for in the Merger pursuant to the Merger Agreement, which opinion was based on and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Jefferies as more fully described under the section entitled “—Opinion of Jefferies LLC”;

•

the Special Committee and, acting upon the unanimous recommendation of the Special Committee, the Board, determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, the unaffiliated security holders;

•	the Company has the ability, under certain circumstances, to seek specific performance to prevent breaches of the Merger Agreement and to specifically enforce the terms of the Merger Agreement;

•

the Merger is not conditioned on any financing being obtained by Parent or Merger Sub, thus increasing the likelihood that the Merger will be consummated and the Per Share Merger Consideration will be paid to the unaffiliated security holders; and

•

the consideration to be paid to the unaffiliated security holders in the Merger is all cash, allowing the unaffiliated security holders to promptly realize a certain and fair value for all of their shares of Common Stock after the consummation of the transactions contemplated by the Merger Agreement.

The Novartis Filing Persons’ consideration of the factors described above reflects their assessment of the fairness of the Per Share Merger Consideration payable in the Merger to the unaffiliated security holders in relation to the going-concern value of the Company on a stand-alone basis. The Novartis Filing Persons implicitly considered the value of the Company in a sale as a going concern by taking into account the Company’s current and anticipated business, financial condition, results and operations, prospects and other forward-looking matters. The Novartis Filing Persons did not, however, explicitly calculate a stand-alone pre-Merger going-concern value of the Company as a public company because the Company will have a significantly different capital structure following the Merger. Therefore, the Novartis Filing Persons do not believe that the going-concern value of the Company is an appropriate indicator to determine the fairness of the Per Share Merger Consideration payable in the Merger to the unaffiliated security holders. However, to the extent the pre-Merger going concern value was reflected in the pre-announcement price of the shares of Common Stock, the Per Share Merger Consideration represented a premium to the going concern value of the Company.

The Novartis Filing Persons did not consider the liquidation value of the Company because they consider the Company to be a viable going concern and view the trading history of the shares of Common Stock as an indication of the Company’s going concern value and, accordingly, did not believe liquidation value to be relevant to a determination as to the fairness of the Merger.

The Novartis Filing Persons did not consider net book value, which is an accounting concept, as a factor, because they believed that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs and therefore not a relevant measure in the determination as to the fairness of the Merger. The Novartis Filing Persons note, however, that the Per Share Merger Consideration of $19.75 receivable by the unaffiliated security holders in connection with the Merger is substantially higher than the net book value of the shares of Common Stock as of June 30, 2020 of approximately $1.67 per share (based on 19,426,292 outstanding shares of Common Stock as of that date). See “Where You Can Find Additional Information” beginning on page 204 for a description of how to obtain a copy of the Company’s Quarterly Report on Form 10-Q for the Year Ended June 30, 2020.

Except as set forth under “—Background of the Merger” beginning on page 32, the Novartis Filing Persons are not aware of, and thus did not consider, any offers or proposals made by any unaffiliated person, other than the Buyer Consortium, during the past two years for (a) the merger or consolidation of the Company with or into another company, or vice versa, (b) an acquisition of the Company, (c) a tender offer or other acquisition of any class of the Company’s securities, (d) the sale or other transfer of a material amount of the assets of the Company, or (e) a purchase of the Company’s securities that would enable the purchaser to exercise control over the Company.

The Novartis Filing Persons did not perform or receive any independent reports, opinions or appraisals from any third party related to the Merger, and thus did not consider any such reports, opinions or appraisals in determining the substantive and procedural fairness of the Merger to unaffiliated security holders.

The Novartis Filing Persons believe that the Merger is procedurally fair to the unaffiliated security holders based on the following factors, which are not listed in any relative order of importance:

•

all of the members of the Special Committee during the entire process were and are independent directors and were and are unaffiliated with any of the Participants; in addition, none of such Special Committee members is an employee of the Company or any of its subsidiaries or affiliates;

•

the members of the Special Committee do not have financial interests in the Merger different from, or in addition to, those of the unaffiliated security holders, other than (i) the members’ receipt of Board compensation in the ordinary course and Special Committee compensation in connection with its evaluation and negotiation of the Merger (none of which is contingent upon the consummation of the Merger or the Special Committee’s or the Board’s recommendation of the Merger), (ii) their indemnification and liability insurance rights under the Merger Agreement, and (iii) the cash payment in respect of Vested Company Equity Awards held by the members of the Special Committee;

•	the Special Committee retained and was advised by its legal and financial advisors who are experienced in advising committees such as the Special Committee in similar transactions;

•

the Board had resolved that it would not approve or authorize a potential transaction involving the Company and the Buyer Consortium without the prior favorable recommendation of the Special Committee;

•

the Special Committee was empowered to consider, attend to and take any and all actions in connection with the written proposal from the Buyer Consortium and in connection with the transactions contemplated by the Merger Agreement from the date the Special Committee was established;

•

the Special Committee and the Board had no obligation to recommend the approval and authorization of the Merger Agreement and the transactions contemplated thereby, including the Merger, or any other transaction and under the delegation of authority by the Board to the Special Committee, the Merger Agreement and the transactions contemplated thereby require approval from the Special Committee;

•

the Novartis Filing Persons did not participate in or have any influence over the deliberative process of, or the conclusions reached by, the Special Committee or the negotiating positions of the Special Committee;

•

under the terms of the Merger Agreement, in certain circumstances prior to obtaining the requisite stockholder approval of the Merger, the Company is permitted to provide information to and participate in discussions or negotiations with persons making Acquisition Proposals, and the Board is permitted to withdraw or modify its recommendation of the Merger Agreement if the proposal constitutes a Superior Proposal;

•

the ability of the Company to terminate the Merger Agreement (in accordance with the terms of the Merger Agreement) in order to enter into an acquisition agreement relating to a Superior Proposal (as further explained under “The Merger Agreement—Go-Shop Period; Acquisition Proposals” beginning on page 138);

•

the Board’s ability, under certain circumstances, to change, withhold, withdraw, qualify or modify the recommendation of the Board that the Company’s stockholders vote to authorize and approve the Merger Agreement and the transactions contemplated thereby, including the Merger;

•

the Merger Agreement requires the approval not only by the affirmative vote of the holders of at least a majority of the shares of Common Stock, but also the affirmative vote of the holders of at least a majority of the shares of Common Stock excluding the votes of the Participants and their respective affiliates, which approval requirement the Novartis Filing Persons considered, for purposes of the Novartis Filing Persons’ fairness determination, to be equivalent to a requirement that the Merger Agreement be adopted by the unaffiliated security holders;

•

the Company has conducted a 30-day “go-shop” process, during which it was permitted to solicit, initiate, facilitate and encourage Acquisition Proposals and to participate in discussions and negotiations with respect to any Acquisition Proposal. Following the Go-Shop Period, the Company may respond to certain unsolicited Acquisition Proposals and, during the first 15-day period following the Go-Shop Period, the Company had the right to continue to engage with certain third parties that have made Acquisition Proposals during the Go-Shop Period, in each case, subject to the terms and conditions of the Merger Agreement. The Company will have the right to terminate the definitive agreement to accept a Superior Proposal, if one is received, subject to the terms and conditions of the Merger Agreement. However, the Novartis Filing Persons acknowledge that the fact that the Rollover Stockholders owned shares in the Company representing approximately 51.5% of the outstanding shares of Common Stock of the Company and their ability to veto any other transaction at a stockholders’ meeting, and their expressed unwillingness to sell their stake in the Company to a third party, may have discouraged, and may in the future discourage, third parties from submitting Acquisition Proposals with terms and conditions, including price, that may be superior to the Merger; and

•

the availability of appraisal rights under Delaware law to holders of shares of Common Stock who do not vote in favor of the adoption of the Merger Agreement and comply with all of the required procedures under Delaware law, which provides those eligible stockholders with an opportunity to have the Delaware Court of Chancery determine the fair value of their shares, which may be more than, less than, or the same as, the amount such stockholders would have received under the Merger Agreement.

The Novartis Filing Persons are not members of the Buyer Consortium. However, pursuant to the Novartis Support Agreement, Novartis has agreed, among other things, that the Novartis Rollover Shares will be canceled for no consideration in the Merger and that it will subscribe for newly issued ordinary shares of Parent immediately prior to the closing of the Merger and, until the earlier of the effective time of the Merger and the termination of the Merger Agreement, that it will vote all of its shares of Common Stock (i) in favor of the adoption of the Merger Agreement and any related action reasonably required in furtherance thereof, (ii) against any other acquisition proposal, (iii) against any action, agreement or proposal which could reasonably be expected to impede, interfere with, delay or adversely affect the Merger Agreement, the Merger or the Novartis Support Agreement, and (iv) against any action, proposal, transaction or agreement that could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Parent and Merger Sub under the Merger Agreement, or of Novartis under the Novartis Support Agreement.

In addition, concurrently with the execution and delivery of the Merger Agreement, Novartis also executed certain waivers (the “Novartis Waivers”) pursuant to which Novartis agreed, with respect to the Merger, to waive (i) certain early termination rights set forth in the Supply Agreement, and (ii) certain rights of first negotiation and early termination rights set forth in the Collaboration Agreement. Novartis agreed to execute and deliver the Novartis Waivers in light of its familiarity with certain members of the Buyer Consortium and the fact that, following the Merger, Mr. Liu would continue to operate the Company. See “—Novartis Waivers” beginning on page 102 for additional information.

The foregoing is a summary of the information and factors considered and given weight by the Novartis Filing Persons in connection with their evaluation of the fairness of the Merger to the unaffiliated security holders, which is not intended to be exhaustive, but is believed by the Novartis Filing Persons to include all material factors considered by it. The Novartis Filing Persons did not find it practicable to assign, and did not assign, relative weights to the individual factors considered in reaching its conclusion as to the fairness of the Merger to the unaffiliated security holders. Rather, their fairness determination was made after consideration of all of the foregoing factors as a whole.

The Novartis Filing Persons believe these factors provide a reasonable basis for their belief that the Merger is both substantively and procedurally fair to the unaffiliated security holders. This belief, however, is not intended to be and should not be construed as a recommendation by the Novartis Filing Persons to any stockholder of the Company as to how such stockholder should vote with respect to the authorization and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger.

Purposes and Reasons of the Buyer Filing Persons for the Merger

Under SEC rules governing “going private transactions,” each of the Buyer Filing Persons is required to express his, her or its reasons for the Merger to the unaffiliated security holders.

For the Buyer Filing Persons, the purpose of the Merger is to enable Parent to acquire 100% ownership and control of the Company in a transaction in which the Company’s stockholders (other than the holders of Excluded Shares) will be cashed out in exchange for Per Share Merger Consideration of $19.75, so that Parent will bear the rewards and risks of the sole ownership of the Company after the Merger, including any increase in value of the Company as a result of improvements to the Company’s operations or acquisitions of other businesses. In addition, the consummation of the transactions contemplated by the Merger Agreement, including the Merger, will enable Mr. Liu to increase his ownership percentage in the Company through his indirect ownership in Parent and maintain a leadership role with the Surviving Corporation, and for the Consortium Rollover Stockholders to maintain a significant portion of their investment through their respective direct or indirect ownership in Parent, each as described under “—Interests of Certain Persons in the Merger—Interests of the Participants.”

The Consortium Filing Persons believe the operating environment has changed in a significant manner since the Company’s initial public offering. In particular:

•

heightened U.S.-China trade tensions have caused uncertainty regarding the future relationship between the United States and China with respect to trade policies, treaties, government regulations and tariffs;

•

companies that primarily operate in China whose securities are listed on U.S. securities exchanges may be subject to additional costs and burdens to comply with various proposals (if enacted) relating to changes in listing and compliance rules in the future; and

•

the far-reaching impact of the outbreak of COVID-19 and uncertainty regarding the potential further impact of the COVID-19 pandemic and of measures implemented by various governments to control its spread, including travel restrictions, quarantines, temporary shutdowns of businesses, have had and will continue to have significant consequences on the Company’s business, financial condition and results of operation.

These changes have increased the uncertainty and volatility inherent in the business models of companies similar to the Company. Furthermore, to stay competitive, to devote efforts to developing the Company’s product candidates and to support clinical development, the Company may need to continue investing in research and development. Responding to current market challenges will require tolerance for volatility in the performance of the Company’s business, commitment, ability to make capital expenditures and a willingness to make business decisions focused on improving the Company’s long-term performance. The Consortium Filing Persons believe that these strategies would be most effectively implemented in the context of a private company structure. As a privately held company, the Company’s management will have greater flexibility to focus on raising additional capital, seeking and forming strategic alliances, and improving long-term performance without the pressures exerted by the public market’s valuation of the Company and its emphasis on short-term period-to-period performance. Each of the Consortium Filing Persons also believes that the Merger will provide the Company with flexibility to pursue transactions with a risk profile that may be unacceptable to many unaffiliated security holders, and that these transactions can be more effectively executed as a private company.

As a privately held company, the Company will be relieved of many of the expenses, burdens and constraints imposed on companies that are subject to the public reporting requirements under the U.S. federal securities laws, including the Exchange Act and the United States Sarbanes-Oxley Act of 2002. The need for the management of the Company to be responsive to the concerns of the unaffiliated security holders and to engage in an ongoing dialogue with unaffiliated security holders can at times distract management’s time and attention from the effective operation and improvement of the business. It is estimated that the Company will save approximately $2 million per year as a result of no longer being a public company separately subject to the reporting requirements of U.S. federal securities laws.

The Consortium Filing Persons decided to undertake the transactions contemplated by the Merger Agreement at this time because it wants to take advantage of the benefits of the Company being a privately held company as described above. In the course of considering the transactions contemplated by the Merger Agreement, the Consortium Filing Persons did not consider alternative transaction structures, because the Consortium Filing Persons believed the Merger was the most direct and effective way to enable the Buyer Consortium to acquire ownership and control of the Company.

The Novartis Filing Persons decided to participate in the Merger by rolling over the Novartis Rollover Shares because they wished to retain their investment in the Surviving Corporation after the closing of the Merger and participate in the future prospects of the Surviving Corporation through such investment. The Novartis Filing Persons did not consider alternative transaction structures other than the Merger, which was initiated by the Buyer Consortium and negotiated between the Company and the Buyer Consortium. The Novartis Filing Persons did not participate in the negotiations of the transactions contemplated by the Merger Agreement other than entering into the Novartis Support Agreement and the Novartis Waivers.

Certain Effects of the Merger

If the conditions to the parties’ obligations to consummate the Merger are satisfied or, if permitted, waived, (i) Merger Sub will be merged with and into the Company, with the Company surviving the Merger as a wholly-owned subsidiary of Parent and (ii) each share of Common Stock outstanding immediately prior to the effective time of the Merger (other than the Excluded Shares) will be converted into the right to receive $19.75 in cash, without interest and subject to any applicable withholding taxes. As a result of the Merger, the Company will cease to be a publicly traded company and will instead be a wholly-owned subsidiary of Parent and, through Parent, beneficially owned by the Equity Investors and the Rollover Stockholders.

Benefits of the Merger for the Unaffiliated Security Holders

The primary benefit of the Merger to the unaffiliated security holders will be their right to receive the Per Share Merger Consideration, which represents:

•

a premium of approximately 31.9% over the closing price per share of Common Stock on August 10, 2020, the last full trading day before the Special Committee’s initial determination to recommend that the Board approve, adopt and declare advisable the Merger Agreement and the transactions contemplated thereby;

•	a premium of approximately 42.5% over the closing price per share of Common Stock seven days prior to August 10, 2020;

•	a premium of approximately 32.6% over the closing price per share of Common Stock 30 days prior to August 10, 2020;

•	a premium of approximately 36.9% over the closing price per share of Common Stock 90 days prior to August 10, 2020;

•	a premium of approximately 4% over the 52-week intraday high for the period ending on August 10, 2020;

•	a premium of approximately 79.9% over the 52-week intraday low for the period ending on August 10, 2020; and

•	a premium of approximately 11.8% over the closing price per share of Common Stock on November 8, 2019, the last trading day before the date of the November 11 Proposal.

Additionally, such stockholders will avoid the risk of any possible decrease in the Company’s future earnings, growth or value.

Detriments of the Merger for the Unaffiliated Security Holders

The primary detriments of the Merger to such stockholders include the lack of interest of such stockholders in the Company’s potential future earnings, growth or value. Additionally, the receipt of cash in exchange for shares of Common Stock pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes to U.S. holders (as defined in the section entitled “—Material U.S. Federal Income Tax Consequences of the Merger” below) who surrender shares of Common Stock in the Merger.

Plans for the Company After the Merger

Following the consummation of the Merger, Parent will own 100% of the equity interests in the Surviving Corporation. The Buyer Consortium anticipates that the Surviving Corporation will continue to conduct its operations substantially as they are currently being conducted, except that it will cease to be a publicly-traded company and will instead be a wholly-owned subsidiary of Parent and, through Parent, beneficially owned by the Equity Investors and the Rollover Stockholders. In addition, the Surviving Corporation will no longer be subject to the Exchange Act and Nasdaq compliance and reporting requirements and the related direct and indirect costs and expenses, and may experience positive effects on profitability as a result of the elimination of such costs and expenses.

The Buyer Consortium has advised the Company that, except as set forth in this proxy statement and except for the transactions already under consideration by the Company, the Buyer Consortium does not have any current plans, proposals or negotiations that relate to or would result in an extraordinary corporate transaction involving the Company’s corporate structure, business, or management, such as a merger, reorganization, liquidation, relocation of any material operations, or sale or transfer of a material amount of the Company’s assets. However, subsequent to the consummation of the Merger, the Surviving Corporation’s management and board of directors will continuously evaluate and review the Surviving Corporation’s entire business and operations from time to time, and may propose or develop plans and proposals, including (i) any of the foregoing actions and any actions to address the challenges referred to in “—Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Merger” above, and (ii) the disposition or acquisition of material assets or other extraordinary transactions, including the possibility of relisting the Surviving Corporation or a substantial part of its business on another internationally recognized stock exchange, in each case, which they consider to be in the best interests of the Surviving Corporation and its stockholders. The Buyer Consortium expressly reserves the right to make any changes they deem appropriate to the operation of the Surviving Corporation in light of such evaluation and review as well as any future developments.

Effects on the Company if the Merger is Not Completed

If our stockholders do not approve the Merger Agreement or if the Merger is not consummated for any other reason, our stockholders will not receive any payment for shares of Common Stock held by such stockholders provided by the Merger Agreement. Instead, unless the Company is sold to another third party, the Company will remain a publicly-traded company, and Company management would expect to operate the business in a manner similar to that in which it is being operated today. Our shares of Common Stock will continue to be listed and traded on Nasdaq, provided that the Company continues to meet Nasdaq listing requirements. In addition, the Company will remain subject to SEC reporting obligations. Therefore, if the Merger is not consummated, our stockholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of shares of Common Stock. If the Merger is not consummated, there is no assurance as to the effect of these risks and opportunities on the future value of shares of Common Stock, including the risk that the market price of shares of Common Stock may decline to the extent that the current market price of our stock reflects a market assumption that the Merger will be consummated.

From time to time, the Board will evaluate and review the business operations, properties and capitalization of the Company and, among other things, make such changes as are deemed appropriate and continue to seek to maximize stockholder value. If our stockholders do not approve the Merger Agreement Proposal or the Merger is not consummated for any other reason, there is no assurance that any other transaction acceptable to the Company will be offered or that the business, prospects or results of operations of the Company will not be adversely impacted. If the Merger is not consummated for any reason, we will be subject to a number of material risks, including the disruption to our business resulting from the announcement of the signing of the Merger Agreement, the diversion of management’s attention from our day-to-day business, and the substantial restrictions imposed by the Merger Agreement on the operation of our business during the period before the consummation of the Merger, which may make it difficult for us to achieve our business goals if the Merger does not occur. In addition, the Rollover Stockholders would continue to hold a substantial portion of the outstanding shares of Common Stock.

Also, under specified circumstances in which the Merger Agreement is terminated, the Company may be required to pay Parent a termination fee, or Parent may be required to pay the Company a termination fee, in each case, as described in the section entitled “The Merger Agreement—Termination Fees” beginning on page 150.

Intent of the Company’s Directors and Executive Officers to Vote in Favor of the Merger

Our directors and executive officers have informed us that, as of the date of this proxy statement, they intend to vote all of the shares of Common Stock owned directly by them in favor of the Merger Agreement Proposal and each of the other proposals listed in this proxy statement. At the close of business on the record date, (i) our directors and executive officers directly owned, in the aggregate, [●] shares of Common Stock, or approximately [●]% of the outstanding shares of Common Stock, and (ii) our directors (other than Tony (Bizuo) Liu, Darren O’Brien and Hansheng Zhou) and executive officers (other than the Management Rollover Stockholders) directly owned, in the aggregate, [●] shares of Common Stock, or approximately [●]% of the outstanding shares of Common Stock.

The affirmative votes by our directors (other than Tony (Bizuo) Liu, Darren O’Brien and Hansheng Zhou) and executive officers (other than the Management Rollover Stockholders) will count towards the Company Majority of the Minority Stockholder Approval. However, shares of Common Stock held by Tony (Bizuo) Liu, Darren O’Brien, Hansheng Zhou and the Management Rollover Stockholders will not count towards the Company Majority of the Minority Stockholder Approval, but their votes will count towards the affirmative votes to approve the Adjournment Proposal and the Advisory Compensation Proposal.

Interests of Certain Persons in the Merger

In considering the recommendations of the Special Committee and the Board (without the participation of Tony (Bizuo) Liu, Darren O’Brien and Hansheng Zhou, who abstained from voting given their relationships with the Buyer Consortium) that you vote to approve the Merger Agreement Proposal, you should be aware that, aside from their interests as stockholders of the Company, certain directors and executive officers of the Company

(including Messrs. Liu and Yao, who are also Rollover Stockholders) and members of the Buyer Consortium have agreements or arrangements that provide them with interests in the Merger, including financial interests, that may be different from, or in addition to, the interests of the other stockholders of the Company. Interests of executive officers and directors that may be different from or in addition to the interests of the Company’s stockholders are described in more detail below, and include:

•	the Company’s executive officers hold Unvested Company Equity Awards that may become fully vested and canceled in exchange for the right to receive the Per Share Merger Consideration;

•	the Company’s executive officers have entered into individual agreements that provide for certain severance protections upon a qualifying termination;

•	the Company’s executive officers may enter into arrangements with Parent prior to or following the closing;

•	the Rollover Stockholders will receive ordinary shares of Parent in exchange for cancellation of the Rollover Shares;

•

beginning November 2019, members of the Special Committee received monthly compensation in an aggregate amount of $22,500 for their services in evaluating and negotiating the Merger Agreement and the transactions contemplated thereby, including the Merger, which was not contingent upon the Special Committee’s recommendation of the Merger and is not contingent on the consummation of the Merger; and

•	the Company’s directors and executive officers are entitled to continued indemnification and insurance coverage under the Merger Agreement and under indemnification agreements.

The Board and the Special Committee were aware of these interests during their respective deliberations of the merits of the Merger and in determining to recommend that the Company’s stockholders vote in favor of the Merger Agreement Proposal.

Interests of the Participants

If the Merger is consummated, the Surviving Corporation will be wholly owned by Parent. Mr. Liu, Yunfeng Capital, TF Capital, Velvet Investment, the other Consortium Rollover Stockholders and Novartis will beneficially own approximately 7.19%, 25.48%, 15.77%, 7.28%, 36.83% and 6.99%, respectively, of the equity interests in Parent immediately following the consummation of the Merger, subject to adjustments set forth in the Interim Investors Agreement. Because of Parent’s equity interest in the Surviving Corporation, each Participant will directly or indirectly enjoy the benefits from any future earnings and growth of the Surviving Corporation after the Merger which, if the Surviving Corporation is successfully managed, could exceed the value of their original investments in the Company. Parent will also directly bear the corresponding risks of any possible decreases in the future earnings, growth or value of the Surviving Corporation. Parent’s investment in the Surviving Corporation will be illiquid, with no public trading market for the Surviving Corporation’s shares and no certainty that an opportunity to sell its shares in the Surviving Corporation at an attractive price, or that dividends paid by the Surviving Corporation, will be sufficient to recover its investment.

The Merger may also provide additional means to enhance stockholder value for the Participants, including improved profitability due to the elimination of the expenses associated with public company reporting and compliance, increased flexibility and responsiveness in management of the business to achieve growth and respond to competition without the restrictions of short-term earnings comparisons and additional means for making liquidity available to the Participants, such as through dividends or other distributions.

The Company’s Net Book Value and Net Earnings (Losses)

The table below summarizes the indirect interest in the Company’s net book value and net earnings for each of the Participants before and after the Merger, based on the historical net book value and net earnings of the

Company as of June 30, 2020. The Company’s net losses for the six-month period ended June 30, 2020 were approximately $(25,079,586), and its net book value as of June 30, 2020 was approximately $32,532,551.

Name	Ownership Interest Prior to the Merger				Ownership Interest After the Merger
	Net Book Value		Net Losses		Net Book Value		Net Losses
	$’000	%(1)	$’000	%(1)	$’000%		$’000%
Yunfeng Capital	—	—	—	—	8,327.1	25.6%	(6,419.4)	25.6%
TF Capital	—	—	—	—	5,154.9	15.9%	(3,973.9)	15.9%
Velvet Investment	—	—	—	—	2,379.2	7.3%	(1,834.1)	7.3%
Tony (Bizuo) Liu	389.1	1.2%	(300.0)	1.2%	2,349.3	7.2%	(1,811.1)	7.2%
Yihong Yao	83.9	0.3%	(64.7)	0.3%	225.5	0.7%	(173.8)	0.7%
Li (Helen) Zhang	39.9	0.1%	(30.7)	0.1%	8.0	0.02%	(6.2)	0.02%
Chengxiang (Chase) Dai	32.2	0.5%	(24.9)	0.5%	6.1	0.02%	(4.7)	0.02%
Dangdai International Group Co., Limited	3,799.0	11.7%	(2,928.7)	11.7%	2,766.8	8.5%	(2,133.0)	8.5%
Mission Right Limited	1,733.9	5.3%	(1,336.7)	5.3%	1,622.7	5.0%	(1,251.0)	5.0%
Wealth Map Holdings Limited	2,350.5	7.2%	(1,812.0)	7.2%	2,199.8	6.8%	(1,695.9)	6.8%
Earls Mill Limited	516.2	1.6%	(397.9)	1.6%	483.1	1.5%	(372.4)	1.5%
OPEA SRL	35.2	0.1%	(27.2)	0.1%	33.0	0.1%	(25.4)	0.1%
Maplebrook Limited	1,849.2	5.7%	(1,425.5)	5.7%	1,432.8	4.4%	(1,104.6)	4.4%
Full Moon Resources Limited	1,189.0	3.7%	(916.6)	3.7%	1,112.8	3.4%	(857.8)	3.4%
Viktor Pan	1,673.6	5.1%	(1,290.2)	5.1%	1,566.3	4.8%	(1,207.5)	4.8%
Zheng Zhou	620.9	1.9%	(478.7)	1.9%	581.1	1.8%	(448.0)	1.8%
Novartis	2,440.5	7.5%	(1,881.4)	7.5%	2,284.0	7.0%	(1,760.8)	7.0%

(1)	Ownership interest percentages are based on 19,439,166 shares of Common Stock issued and outstanding as of August 31, 2020.

Prior to the closing of the Merger, each of our directors and officers has an interest in our net book value and net earnings in proportion to his or her ownership interest in the Company (as described in “Special Factors—Interests of Certain Persons in the Merger—Treatment of Company Equity Awards,” “Security Ownership of Certain Beneficial Owners and Management” and “Important Information Regarding Cellular Biomedicine Group, Inc.—Ownership of Common Stock by the Participants). Immediately after the closing of the Merger, none of our directors and officers (other than Tony (Bizuo) Liu, Yihong Yao, Li (Helen) Zhang and Chengxiang (Chase) Dai) will have any direct or indirect interest in the Company’s net book value and net earnings.

Treatment of Company Equity Awards

The Company’s named executive officers each hold outstanding options to purchase shares of the Stock Options, RSUs and PSUs. Certain outstanding equity awards granted under the Company’s 2014 Equity Incentive Plan, as amended, will vest immediately prior to the Merger pursuant to their terms, and therefore will (unless otherwise agreed between the applicable named executive officer and Parent) be treated as Vested Company Equity Awards in connection with the Merger.

Vested Stock Options. Except as otherwise agreed to in writing, each outstanding and unexercised Stock Option that is vested will automatically be canceled immediately prior to the effective time of the Merger and entitle the holder to receive (without interest and subject to any applicable withholding taxes) as promptly as practicable after the effective time of the Merger, an amount in cash equal to (A) the total number of shares of Common Stock subject to such Stock Option multiplied by (B) the excess, if any, of the Per Share Merger Consideration over the exercise price per share of Common Stock under such Stock Option, unless such Stock Option has an exercise price per share of Common Stock that is greater than or equal to the Per Share Merger

Consideration, in which case such Stock Option will be canceled at the effective time of the Merger for no consideration or payment (except as otherwise agreed to in writing between the Stock Option holder and Parent).

Notwithstanding the foregoing, Parent may seek, prior to the consummation of the Merger, to agree with an individual holder of a vested Stock Option that all or a portion of such holder’s vested Stock Option will be converted into or assumed into an option to acquire ordinary shares of Parent.

Vested RSUs. Except as otherwise agreed to in writing, each outstanding RSU that is vested will automatically be canceled immediately prior to the effective time of the Merger and entitle the holder to receive (without interest and subject to any applicable withholding taxes) as promptly as practicable after the effective time of the Merger, an amount in cash equal to (A) the total number of shares of Common Stock subject to such vested RSU immediately prior to the effective time of the Merger multiplied by (B) the Per Share Merger Consideration.

Vested PSUs. Except as otherwise agreed to in writing, each outstanding PSU that is vested will automatically be canceled immediately prior to the effective time of the Merger and entitle the holder to receive (without interest and subject to any applicable withholding taxes) as promptly as practicable after the effective time of the Merger, an amount in cash equal to (A) the number of shares of Common Stock subject to such vested PSU, calculated based on actual performance achieved in accordance with the terms of each vested PSU, immediately prior to the effective time of the Merger multiplied by (B) the Per Share Merger Consideration.

As further described below under “—Employment Agreements with Executive Officers” beginning on page 94, pursuant to their employment agreements with the Company, each named executive officer’s initial long-term incentive plan equity awards pursuant to the Company’s Long-Term Incentive Plan (“LTIP”), each of which awards were granted effective March 3, 2017, will be accelerated and vested in full in the event of a change in control such as the Merger. As a result, such initial long-term incentive plan stock options, RSUs and PSUs will be treated as Vested Company Equity Awards in connection with the Merger Agreement.

The Buyer Consortium expects to enter into arrangements with certain holders of Vested Company Equity Awards that provide for the rollover of such awards into ordinary shares of Parent.

Unvested Company Equity Awards. With respect to Unvested Company Equity Awards, at the effective time of the Merger, unless otherwise agreed to in writing between the award holder and Parent, each Unvested Company Equity Award will be assumed by Parent as an equity award of the same type covering ordinary shares of Parent, subject to the same terms and conditions (including vesting terms) set forth in the Company’s equity plan under which such equity award was granted and the equity award agreements relating thereto, as in effect immediately prior to the effective time of the Merger. The number of ordinary shares of Parent covered by each such assumed Unvested Company Equity Award will equal (A) the number of shares of Common Stock subject to such Unvested Company Equity Award multiplied by (B) the Exchange Ratio, with the result rounded down to the nearest whole share. The per share exercise price for ordinary shares of Parent issuable upon exercise of an assumed Unvested Company Equity Award that is a Stock Option will equal (A) the quotient obtained by dividing the exercise price per share of Common Stock at which such assumed Unvested Company Equity Award was exercisable immediately prior to the effective time of the Merger by (B) the Exchange Ratio, with the result rounded up to the nearest whole cent.

The table below sets forth the estimated value of unvested Stock Options and RSUs as of September 28, 2020, the last practicable date prior to the date of this proxy statement, held by the Company’s executive officers and non-employee Directors, based on the Per Share Merger Consideration. Depending on when the Merger is consummated, certain outstanding equity awards shown in the table below may become vested in accordance with their terms without regard to the Merger.

Named Executive Officer	Number of securities underlying unvested Stock Options (#)	Stock Option exercise price ($)	Number of unvested RSUs (#)	Market value of unvested RSUs ($)(7)	Number of unvested PSUs (#)	Market value of unvested PSUs ($)(7)
Tony (Bizuo) Liu (1)	12,500	$12.40	—	—	—	—
Andrew Chan (2)	2,403	$12.40	—	—	—	—
Yihong Yao (3)	2,764	$12.40	—	—	—	—
Tony (Bizuo) Liu (4)	—	—	12,500	228,750	240,000	4,392,000
Andrew Chan (5)	—	—	6,576	120,341	48,000	878,400
Yihong Yao (6)	—	—	2,764	50,581	54,000	988,200

(1)

Represents an option granted pursuant to the LTIP to purchase up to 120,000 shares that were issued on March 3, 2017 with a monthly vesting schedule over a 48-month period, an exercise price of $12.40 and an expiration date of March 3, 2027.

(2)

Represents an option granted pursuant to the LTIP to purchase up to 23,000 shares that were issued on March 3, 2017 with a monthly vesting schedule over a 48-month period, an exercise price of $12.40 and an expiration date of March 3, 2027.

(3)

Represents an option granted pursuant to the LTIP to purchase up to 26,500 shares that were issued on March 3, 2017 with a monthly vesting schedule over a 48-month period, an exercise price of $12.40 and an expiration date of March 3, 2027.

(4)

Pursuant to the LTIP, Tony (Bizuo) Liu holds 12,500 unvested RSUs, which vest pro-rata on a monthly basis through February 27, 2021. In addition, Mr. Liu holds PSUs, which vest in linear 1% increments when the Common Stock’s 20-day volume weighted average price (“VWAP”) is over $30 per share and up to $60 per share at closing between February 27, 2017 and February 27, 2021. The number of shares received in settlement of the PSUs could vary from 60,000 shares to 240,000 shares based on the Company’s VWAP achievement during the four-year performance period, provided that, as described below in the section entitled “Special Factors—Golden Parachute Compensation” beginning on page 95, the PSUs vest and pay out at maximum in connection with the Merger and so are reported herein at the maximum level.

(5)

Pursuant to the LTIP, Andrew Chan holds 6,576 unvested RSUs, which vest pro-rata on a monthly basis through February 27, 2021. In addition, Mr. Chan holds PSUs, which vest in linear 1% increments when the Common Stock’s 20-day VWAP is over $30 per share and up to $60 per share at closing between February 27, 2017 and February 27, 2021. The number of shares received in settlement of the PSUs could vary from 12,000 shares to 48,000 shares based on the Company’s VWAP achievement during the four-year performance period, provided that, as described below in the section entitled “Special Factors—Golden Parachute Compensation” beginning on page 95, the PSUs vest and pay out at maximum in connection with the Merger and so are reported herein at the maximum level.

(6)

Pursuant to the LTIP, Yihong Yao holds 2,764 unvested RSUs, which vest pro-rata on a monthly basis through February 27, 2021. In addition, Mr. Yao holds PSUs, which vest in linear 1% increments when the Common Stock’s 20-day VWAP is over $30 per share and up to $60 per share at closing between February 27, 2017 and February 27, 2021. The number of shares received in settlement of the PSUs will be delivered on February 27, 2021 and could vary from 13,500 shares to 54,000 shares based on the Company’s VWAP achievement during the four-year performance period, provided that, as described below in the section entitled “Special Factors—Golden Parachute Compensation” beginning on page 95, the PSUs vest and pay out at maximum in connection with the Merger and so are reported herein at the maximum level.

(7)	The amounts reflected in these columns represent the number of stock awards reported in the immediately preceding column, multiplied by the closing price of our Common Stock on September 28, 2020.

Employment Agreements with Executive Officers

The Company has entered into employment agreements with each of Messrs. Liu, Chan and Yao. The Merger will constitute a “Change in Control” and/or “Change of Control” for purposes of the employment agreements. Under the employment agreements:

•

if (a) the employment of such executive officer is terminated by the Company at any time without “Cause” (as defined in the employment agreements and summarized below) or (b) within one year following a “Change in Control” (as defined in the employment agreement and which includes the consummation of the Merger, also referred to as a “Change of Control”), such executive officer resigns for “Good Reason” (as defined in the employment agreements and summarized below) or is terminated by the Company without “Cause” (as summarized below), and if he signs a general release of claims and complies with the covenants described below, then he will be entitled to: (i) severance in an aggregate amount equal to two times such officer’s base salary; (ii) payment of a pro-rated portion of the officer’s bonus for the Company fiscal year in which such termination occurs; (iii) a cash payment equal to the Company’s portion of such officer’s Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) (or equivalent health insurance) premiums (on an after-tax basis) for 12 months of continuation coverage, with such payment to be made in the same month for which the continuation coverage was otherwise to be provided but no less than 30 days after the termination date for the executive and his eligible family members; (iv) up to $35,000 in reimbursement for outplacement services paid by the Company promptly following receipt of appropriate documentation substantiating the expense but no later than the end of the second calendar year following the calendar year in which the executive’s termination occurs; and (v) full acceleration of any outstanding equity awards (with any outstanding options having a post-termination exercise period of 15 months);

•

Each Unvested Company Equity Award granted on March 3, 2017 to Messrs. Liu, Chan and Yao will accelerate and vest in full automatically upon the consummation of the Merger, and therefore will be treated as a Vested Company Equity Award under the Merger Agreement; and

•

Messrs. Liu, Chan and Yao each covenant not to compete with the Company, not to solicit the employees of the Company and not to solicit the clients or customers of the Company for competing business, in each case, during each such officer’s employment and for a period of two years following termination.

As used in the Employment Agreements:

•

“Good Reason” includes: (i) a material reduction in base salary; (ii) a relocation by more than 50 miles; and (iii) for Messrs. Liu and Chan, a material adverse change in title, duties or responsibilities, in each case subject to certain notice and cure provisions.

•

“Cause” includes: (i) material and intentional breach of the agreement (subject to notice and cure); (ii) willful and continued failure to substantially perform duties (subject to notice and cure); (iii) intentional misconduct causing material harm to the Company or any of its subsidiaries; (iv) conviction (or plea of no contest) or indictment for any felony (provided that if the executive is terminated for “cause” based on an indictment that is thereafter resolved other than by a conviction or plea of no contest, the executive will be entitled to his severance benefits (or economic equivalent thereof); (v) intentional or knowing violation of any material antifraud provisions of federal or state securities laws; (vi) as determined in a court order or administrative proceeding, commission of willful misconduct or criminal activity that is materially harmful to the interests of the Company or any Subsidiary; (vii) current use or abuse of illegal substance that affects work performance; and (viii) knowing and material violations of the Company’s code of conduct and ethics that causes significant harm to the Company.

Each of the employment agreements was amended and restated on March 3, 2017, and each has a four-year initial term with automatic 12-month renewals, unless either party provides the other party with notice of non-renewal prior to the end of the applicable term.

For a tabular discussion of severance benefits payable to the above-mentioned executives see the Golden Parachute Compensation table below.

Benefits Continuation Pursuant to the Merger Agreement

For the one-year period beginning at the effective time of the Merger, Parent has agreed to provide each employee of the Company or any subsidiary of the Company who remains employed following the effective time of the Merger (including each of the Company’s executive officers who remains employed following the effective time of the Merger) with (i) a base salary and annual cash bonus opportunities (excluding long-term incentive opportunities and equity-based arrangements), except as otherwise agreed between an employee and Parent or its affiliates, that are no less than the base salary or annual cash bonus opportunities provided to such employee immediately prior to the effective time of the Merger, and (ii) with respect to the employees as a group, employee benefits and perquisites (excluding long term incentives and equity based incentives, defined benefit pension plans and post-employment welfare benefits) that are substantially comparable in the aggregate to the employee benefits provided to such employees immediately prior to the effective time of the Merger.

Agreements with Parent

Prior to or following the closing of the Merger, certain executive officers of the Company may discuss or enter into agreements with Parent or any of its affiliates regarding employment with, or the right to purchase or participate in the equity of, Parent or one or more of its affiliates. As of the date of this proxy statement, no new employment or compensation arrangements between such persons and Parent or the Surviving Corporation for post-closing periods have been discussed, negotiated or established.

Indemnification and Insurance

Pursuant to the terms of the Merger Agreement, following the effective time of the Merger, the Company’s current and former directors and officers will be entitled to certain ongoing rights of indemnification and to coverage under directors’ and officers’ liability insurance policies. For a description of such ongoing indemnification and insurance obligations, refer to the section entitled “The Merger Agreement—Indemnification; Directors’ and Officers’ Insurance” beginning on page 143.

Golden Parachute Compensation

The following table sets forth the information required by Item 402(t) of Regulation S-K promulgated under the Exchange Act regarding the compensation for Messrs. Liu, Chan and Yao (the “named executive officers”), that may be payable in connection with the consummation of the Merger under existing arrangements between the Company and such officers. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in the section entitled “Merger-Related Executive Compensation Arrangements (The Advisory Compensation Proposal—Proposal 3),” we use such term to describe the Merger-related compensation payable to our named executive officers, assuming the following:

•	the Per Share Merger Consideration is $19.75;

•	the Merger closed on November 30, 2020; and

•	the named executive officers were terminated without “cause” or resigned for “good reason” immediately following a change in control on November 30, 2020.

The Company’s executive officers will not receive pension payments, nonqualified deferred compensation benefits or tax reimbursements in connection with the Merger.

Golden Parachute Compensation

Name	Cash Severance ($)(1)	Unvested Equity ($)(2)	Perquisites/ Benefits ($)(3)	Other ($)(4)	Total ($)
Tony (Bizuo) Liu	$948,609	$4,943,250	$13,273	$35,000	$5,940,132
Andrew Chan	$748,563	$1,036,673	$57,269	$35,000	$1,877,505
Yihong Yao	$717,846	$1,111,486	$29,621	$35,000	$1,893,953

(1)

This column reflects the severance entitlements of our named executive officers pursuant to their respective employment agreements and represent the sum of (a) the value of two times such officer’s base salary, plus (b) the value of the pro-rated portion of the officer’s target annual cash bonus amount. These benefits are “double trigger” in that there needs to be a “change in control” (as defined under the employment agreement, which will include the consummation of the Merger) and Messrs. Liu, Chan and Yao need to have their employment terminated, as applicable, on account of an involuntary termination of employment within one year after a change in control for any reason other than “cause,” or voluntary resignation for “good reason” by the respective named executive officer within one year following a “change in control.” Messrs. Liu, Chan and Yao may also become entitled to these benefits if they are terminated without “cause” at any time, even if such termination occurs more than one year after a change in control. Details regarding the terms of these payments (including payments due to the named executive officers upon their termination outside of the context of a “change in control”), are set forth in “—Employment Agreements with Executive Officers” beginning on page 94. These components of the named executive officers’ severance are set forth in the following table:

Name	Cash Severance Payment ($)	Target Annual Cash Bonus Award ($)
Tony (Bizuo) Liu	$771,750	$192,938
Andrew Chan	$609,000	$152,250
Yihong Yao	$584,010	$146,003

(2)

This column represents the value of unvested Stock Options, RSUs and PSUs that would be outstanding as of November 30, 2020 and that would vest automatically and without action on the part of the holder of such award upon the consummation of the Merger in accordance with the terms of the employment agreements entered into with each named executive officer and the terms of the Company’s 2014 Equity Incentive Plan, as amended. Such vesting pursuant to these awards under the Company’s 2014 Equity Incentive Plan, as amended, and the named executive officers’ employment agreements is “single trigger,” as the acceleration will occur in connection with the Merger without the occurrence of any subsequent event (such as termination of employment) requirement. Details regarding the acceleration of such unvested Stock Options, RSUs and PSUs (including acceleration upon the termination of the named executive officers outside of the context of a “change in control”), are set forth in “—Employment Agreements with Executive Officers” beginning on page 94.

Stock Options

The table below provides information on the estimated value of unvested Stock Options held by our named executive officers that will vest in connection with the Merger as described above. The amounts shown with respect to each Stock Option represent the product of (a) the excess, if any, of $19.75 over the applicable exercise price per share of the Common Stock subject to such Stock Option, multiplied by (b) the number of shares of Common Stock subject to such Stock Option:

Name	Number of Shares Subject to Unvested Stock Options Outstanding (#)	Weighted Average Exercise Price ($)	Estimated Value of unvested Stock Options ($)
Tony (Bizuo) Liu	7,500	$12.40	$55,125
Andrew Chan	1,445	$12.40	$10,621
Yihong Yao	1,660	$12.40	$12,201

RSUs

The following table provides details on the estimated value of the RSUs held by our named executive officers that will vest in connection with the Merger as described above. Amounts represent the product of (a) $19.75, which is the Per Share Merger Consideration and (b) the number of shares of Common Stock subject to such RSU.

Name	Number of Shares Subject to unvested RSUs Outstanding (#)	Value of Awards ($)
Tony (Bizuo) Liu	7,500	$148,125
Andrew Chan	3,952	$78,052
Yihong Yao	1,660	$32,785

PSUs

The table below provides details on the estimated value of PSUs held by our named executive officers based upon the number of units or shares payable under the respective award agreements. The value of awards shown in the table represent the product of (a) $19.75, which is the Per Share Merger Consideration and (b) the number of shares of Common Stock that would vest in connection with the Merger as described above pursuant to the respective employment agreements of the named executive officers, assuming payout at maximum level of performance (200% of target) in accordance with the terms of the employment agreements.

Name	Number of Shares that Vest and are Payable with Respect to unvested PSUs Outstanding (#)	Value of Awards ($)
Tony (Bizuo) Liu	240,000	$4,740,000
Andrew Chan	48,000	$948,000
Yihong Yao	54,000	$1,066,500

(3)

This column represents the value of the Company’s portion of COBRA (or equivalent health insurance coverage comparable to the terms in effect immediately prior to the closing of the Merger) premiums for continued medical coverage for Messrs. Liu, Chan and Yao for 12 months. These continuation benefits are “double-trigger.” Details regarding these continuation benefits (including payment for such benefits due to the named executive officers upon their termination outside of the context of a “change in control”) are set forth in “—Employment Agreements with Executive Officers” beginning on page 94. The table below provides details on the value of continued participation in health and welfare benefits.

Name	Value of Continued Participation in Health and Welfare Benefits ($)
Tony (Bizuo) Liu	$13,273
Andrew Chan	$57,269
Yihong Yao	$29,621

(4)

This column represents the value of outplacement services reimbursable to each of Messrs. Liu, Chan and Yao up to a maximum amount of $35,000. These outplacement service reimbursements are “double-trigger.” Details regarding the terms of the outplacement benefit (including such benefit due to the named executive officers upon their termination outside of the context of a “change in control”) are set forth in “—Employment Agreements with Executive Officers” beginning on page 94.

Narrative to Golden Parachute Compensation Table

The Company has entered into employment agreements with each of Messrs. Liu, Chan and Yao. The employment agreements have “double-trigger” severance provisions, which means that they provide for severance payments to each executive if there is a “change in control” of the Company (which will include the consummation of the Merger) and Messrs. Liu, Chan and Yao have their employment terminated on account of (a) an involuntary termination of employment within one year after a change in control for any reason other than “cause,” or (b) a voluntary termination of employment for “good reason” within one year following a change in control. Messrs. Liu, Chan and Yao may also become entitled to these benefits if they are terminated without “cause” at any time, even if such termination occurs more than one year after a change in control. The amount of cash severance following such a qualifying termination for each of Messrs. Liu, Chan and Yao is, the sum of (i) an aggregate amount equal to two times such officer’s base salary, plus (ii) the pro-rated portion of the officer’s target annual cash bonus amount for the Company fiscal year in which such termination occurs for each of Messrs. Liu, Chan and Yao.

The employment agreements also provide that if there is a “change in control” of the Company (which will include the consummation of the Merger) and Messrs. Liu, Chan and Yao have their respective employment terminated on account of (a) an involuntary termination of employment within one year after a “change in control” for any reason other than “cause,” or (b) a voluntary termination of employment for “good reason” within one year following a change in control, each such executive is entitled to a cash payment equal to the value of the Company’s portion of COBRA premiums (or premiums for equivalent health insurance coverage comparable to the terms in effect immediately prior to the change in control) (on an after-tax basis) for continued medical coverage for Messrs. Liu, Chan and Yao (and their eligible family members) for 12 months. Messrs. Liu, Chan and Yao may also become entitled to these benefits if they are terminated without “cause” at any time, even if such termination occurs more than one year after a change in control.

Pursuant to their respective employment agreements, each Unvested Company Equity Award held by the named executive officers will accelerate and vest in full automatically and without action on the part of the holder of such award immediately upon the consummation of the Merger, with PSUs vesting at maximum level of performance. Pursuant to the Merger Agreement, all vested Stock Options, RSUs and PSUs (which includes any Stock Options, PSUs and RSUs granted under the Company’s 2011 Incentive Stock Option Plan, as amended, and Company’s 2014 Equity Incentive Plan, as amended, that automatically vest immediately prior to the consummation of the Merger pursuant to their terms) will automatically be canceled and entitle the holder to be paid out in cash, except as otherwise agreed to between the award holder and Parent. For further information regarding the treatment of company Stock Options, RSUs and PSUs, see the section entitled “—Treatment of Company Equity Awards” beginning on page 91.

The employment agreements also provide outplacement service benefits to each executive if there is a “change in control” of the Company (which will include the consummation of the Merger) and Messrs. Liu, Chan and Yao have their employment terminated on account of (a) an involuntary termination of employment within one year after a change in control for any reason other than “cause,” or (b) a voluntary termination of employment for “good reason” within one year after a change in control that is reimbursable in an amount up to $35,000. Messrs. Liu, Chan and Yao may also become entitled to these benefits if they are terminated without “cause” at any time, even if such termination occurs more than one year after a change in control.

For further information regarding the details of the employment agreements (including payments due to the named executive officers upon their termination outside of the context of a “change in control”), see the section entitled “—Employment Agreements with Executive Officers” beginning on page 94.

Financing for the Merger

The Company and the Buyer Consortium estimate that the total amount of funds necessary to complete the transactions contemplated by the Merger Agreement, including (i) the cash payment of the Per Share Merger

Consideration to holders of Common Stock (other than the Excluded Shares), (ii) the cash payment to holders of Vested Company Equity Awards, and (iii) fees and expenses in connection with the Merger, is approximately $210 million, assuming no exercise of appraisal rights by stockholders of the Company. In calculating this amount, the Company and the Buyer Consortium did not consider the value of the Excluded Shares, which will be canceled for no consideration pursuant to the Merger Agreement. The Buyer Consortium expects to provide this amount through equity contributions in cash as contemplated by the Equity Commitment Letters.

As of the date of this proxy statement, there are no alternative financing arrangements or alternative plans in place to obtain the funds necessary for the consummation of the Merger and the other transactions contemplated by the Merger Agreement.

Equity Commitment Letters

Pursuant to the Equity Commitment Letters, the Equity Investors have committed, subject to the terms and conditions therein, to purchase, or cause the purchase of, equity interests of Parent, at or prior to the effective time of the Merger, in an aggregate cash amount of $210 million.

The amount of each Equity Investor’s equity commitment under its respective Equity Commitment Letter is $10 million by Mr. Liu, $105 million by Yunfeng Fund III, L.P., $65 million by TF Capital Fund III L.P., and $30 million by Velvet Investment Pte. Ltd., in each case with such funds to be used by Parent solely for the purpose of financing the transactions contemplated by the Merger Agreement, including the Merger.

The funding of each Equity Investor’s equity commitment under its Equity Commitment Letter is conditioned upon (i) the satisfaction or waiver (if permissible) of each of the conditions to Parent’s and Merger Sub’s obligations to consummate the Merger under the Merger Agreement (other than any conditions that by their nature are to be satisfied at the closing of the Merger but subject to the prior or substantially concurrent satisfaction of such conditions), (ii) the substantially contemporaneous consummation of the closing of the Merger, and (iii) the substantially contemporaneous funding to Parent of the contributions contemplated by the other Equity Commitment Letters.

The obligation of each of the Equity Investors to fund its equity commitment under its Equity Commitment Letter will terminate automatically and immediately upon the earliest to occur of (i) the closing of the Merger, at which time such obligation will be discharged, subject to the performance of such obligation, (ii) the valid termination of the Merger Agreement in accordance with its terms, and (iii) the commencement of any proceeding by the Company or any of its affiliates acting at the Company’s direction (excluding the Rollover Stockholders) against such Equity Investor, Parent or certain related parties of Parent as described in the Equity Commitment Letter relating to the Equity Commitment Letter, the Limited Guarantee, the Merger Agreement or any of the transactions contemplated thereby, in each case, other than any proceeding initiated, by (i) the Company against Parent or Merger Sub under the Merger Agreement seeking only specific performance against Parent or Merger Sub or payment of the Parent Termination Fee, in each case in accordance with, and solely to the extent permitted under the Merger Agreement, (ii) the Company to enforce its rights under the confidentiality agreement entered into between the Company and such Equity Investor (or an affiliate of such Equity Investor), and (iii) the Company against Parent or such Equity Investor (or his, her or its successors or permitted assigns) seeking (A) payment of his, her or its guaranteed obligations under the relevant Limited Guarantee in accordance with, and solely to the extent permitted under, such Limited Guarantee or (B) specific performance of such Equity Investor’s obligation to fund his, her or its equity commitment in accordance with, and solely to the extent permitted under the terms of the Merger Agreement or the Equity Commitment Letter.

The Company is an express third-party beneficiary of each of the Equity Commitment Letters to the extent of Parent’s right to cause each Equity Investor to fund his or its equity commitment if and only if permitted by the Merger Agreement and subject to the conditions to such Equity Investor’s funding obligations under such Equity Commitment Letter.

Each of the Equity Investors may assign or delegate all or a portion of his or its obligations to fund his or its equity commitment to any of such Equity Investor’s affiliates or any investment funds managed or advised by such Equity Investor or any of his or its affiliates so long as such Equity Investor remains liable for the obligations under his or its Equity Commitment Letter.

Limited Guarantees

Concurrently with the execution and delivery of the Merger Agreement, the Company and each of the Equity Investors entered into the applicable Limited Guarantee. Under each Limited Guarantee, the applicable Equity Investor has guaranteed, subject to the terms and conditions set forth therein, in favor of the Company a portion of the payment obligations of Parent under the Merger Agreement for the Parent Termination Fee and certain costs and expenses that may become payable to the Company by Parent under certain circumstances as set forth in the Merger Agreement.

Each Limited Guarantee will terminate upon the payment in full of the obligations under such Limited Guarantee or otherwise on the earliest to occur of (i) the closing of the Merger, (ii) receipt in full in cash by the Company of the payment of the guaranteed obligations of Parent, and (iii) the termination of the Merger Agreement in accordance with its terms so long as, in addition thereto, any of the following is true: (a) payment in full of the Parent Termination Fee and any payable costs and expenses in relation thereto under the Merger Agreement has been made; (b) the parties to the Limited Guarantee otherwise agree in writing; (c) under the circumstances, Parent and Merger Sub are not obligated to pay the Parent Termination Fee pursuant to the provisions of the Merger Agreement; or (d) 120 days have elapsed following the termination of the Merger Agreement unless a claim for payment of the guaranteed obligations under such Limited Guarantee has been presented in writing by the Company to the Equity Investor on or prior to the last day of such 120-day period (in which case, termination will occur, as further detailed in the Limited Guarantee, when such claim has been resolved or satisfied).

Rollover and Support Agreements

Consortium Support Agreement

Concurrently with the execution and delivery of the Merger Agreement, the Consortium Rollover Stockholders entered into the Consortium Support Agreement with Parent.

Pursuant to the Consortium Support Agreement, each Consortium Rollover Stockholder will vote, or cause to be voted, all of the shares of Common Stock owned directly or indirectly by him, her or it in favor of (w) the adoption of the Merger Agreement, (x) the approval of the Merger, (y) the other transactions contemplated by the Merger Agreement, and (z) any other action reasonably requested by Parent that is necessary for the consummation of the Merger and the other transactions contemplated in the Merger Agreement. In addition, pursuant to the Consortium Support Agreement, the Consortium Rollover Stockholders also agreed that, until the closing of the Merger or the termination of the Merger Agreement, (i) when a meeting of the stockholders of the Company is held, to appear at such meeting or otherwise cause its shares of Common Stock to be counted as present for purposes of calculating a quorum, and (ii) to vote or cause to be voted at such meeting all of its shares of Common Stock against (A) any action, agreement or proposal which could reasonably be expected to impede, interfere with, delay or adversely affect the Merger Agreement, the Merger or the Consortium Support Agreement, (B) any Acquisition Proposal (as defined in the Merger Agreement and further explained under the section entitled “The Merger Agreement—Go-Shop Period; Solicitation of Acquisition Proposals” beginning on page 138) or (C) any action, proposal, transaction or agreement that could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Parent and Merger Sub under the Merger Agreement, or of the Consortium Rollover Stockholder under the Consortium Support Agreement. Pursuant to the Consortium Support Agreement, each Consortium Rollover Stockholder has appointed Parent, and any other designee of Parent, such Consortium Rollover Stockholder’s irrevocable (for the period until termination of the Consortium Support Agreement in accordance with its terms) proxy and attorney-in-fact (with full power of substitution) to vote its respective shares of Common Stock as indicated above.

In addition, pursuant to the Consortium Support Agreement, Consortium Rollover Shares will, in connection with and at the closing of the Merger, be canceled without any payment of, or the right to receive, the Per Share Merger Consideration. In consideration for the cancellation of its Consortium Rollover Shares, each of the Consortium Rollover Stockholders will receive, immediately prior to the closing of the Merger, a number of newly issued ordinary shares of Parent equal to its respective number of Consortium Rollover Shares that are canceled in such manner at the closing of the Merger. The remaining shares of Common Stock held by certain Consortium Rollover Stockholders will be canceled at the effective time of the Merger in exchange for the right to receive the Per Share Merger Consideration, as specified in the Merger Agreement.

Until the earlier of the closing of the Merger and the termination of the Merger Agreement pursuant to and in compliance with the terms therein, each of the Consortium Rollover Stockholders has agreed that he, she or it will not, without the prior written consent of Parent and the Board (at the direction of the Special Committee), directly or indirectly, sell, short sell, transfer, exchange, offer, pledge, assign, hypothecate, encumber, tender or otherwise dispose of shares of Common Stock owned by such Consortium Rollover Stockholder. The Consortium Support Agreement provides that any transfer in violation of the foregoing will be of no effect and null and void.

The consummation of the subscription for and issuance of shares of Parent contemplated by the Consortium Support Agreement is subject to the satisfaction in full (or waiver, if permissible) of all of the conditions to Parent’s and Merger Sub’s obligations to consummate the Merger under the Merger Agreement (other than those conditions that by their nature are to be satisfied or waived, as applicable, at the closing of the Merger).

The Consortium Support Agreement will terminate immediately upon the earliest to occur of (i) the closing of the Merger and (ii) the date of termination of the Merger Agreement in accordance with its terms (however, the termination clause and certain miscellaneous clauses will survive the termination of the Consortium Support Agreement).

At the close of business on the record date, the Consortium Rollover Stockholders owned an aggregate of [●] outstanding shares of Common Stock (which represented approximately [●]% of the total number of outstanding shares of Common Stock), of which [●] shares of Common Stock are Consortium Rollover Shares. Together with shares of Common Stock that are unissued as of the date of this proxy statement and that underlie certain company equity awards subject to vesting and exercise immediately prior to the closing of the Merger that will be treated as Consortium Rollover Shares under the Consortium Support Agreement, it is contemplated that the total number of the Rollover Shares of the Rollover Stockholders at the closing of the Merger will be 10,232,704 shares of Common Stock.

Novartis Support Agreement

Concurrently with the execution and delivery of the Merger Agreement, Novartis entered into the Novartis Support Agreement with Parent.

Pursuant to the Novartis Support Agreement, among other things, Novartis will vote, or cause to be voted, the Novartis Rollover Shares in favor of (w) the adoption of the Merger Agreement, (x) the approval of the Merger, (y) the other transactions contemplated by the Merger Agreement, and (z) any other action reasonably requested by Parent that is necessary for the consummation of the Merger and the other transactions contemplated in the Merger Agreement. In addition, pursuant to the Novartis Support Agreement, Novartis also agreed that, until the closing of the Merger or the termination of the Merger Agreement, (i) when a meeting of the stockholders of the Company is held, to appear at such meeting or otherwise cause its shares of Common

Stock to be counted as present for purposes of calculating a quorum, and (ii) to vote or cause to be voted at such meeting all of its shares of Common Stock against (A) any action, agreement or proposal which could reasonably be expected to impede, interfere with, delay or adversely affect the Merger Agreement, the Merger or the Novartis Support Agreement, (B) any Acquisition Proposal (as defined in the Merger Agreement and further explained in the section entitled “The Merger Agreement—Go-Shop Period; Solicitation of Acquisition Proposals” beginning on page 138) and (C) any action, proposal, transaction or agreement that could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Parent and Merger Sub under the Merger Agreement, or of Novartis under the Novartis Support Agreement. Pursuant to the Novartis Support Agreement, Novartis has appointed Parent and any other designee of Parent as Novartis’s irrevocable (for the period until termination of the Novartis Support Agreement in accordance with its terms) proxy and attorney-in-fact (with full power of substitution) to vote its shares of Common Stock as indicated above.

In addition, the Novartis Rollover Shares will, in connection with and at the closing of the Merger, be canceled without any payment of, or the right to receive, the Per Share Merger Consideration. In consideration for the cancellation of the Novartis Rollover Shares, Novartis will receive, immediately prior to the closing of the Merger, a number of newly issued ordinary shares of Parent equal to the number of the Novartis Rollover Shares that are canceled in such manner at the closing of the Merger.

Until the earlier of the closing of the Merger and the termination of the Merger Agreement pursuant to and in compliance with the terms therein, Novartis has agreed that it will not, without the prior written consent of Parent and the Board (at the direction of the Special Committee), directly or indirectly, sell, short sell, transfer, exchange, offer, pledge, assign, hypothecate, encumber, tender or otherwise dispose of shares of Common Stock owned by Novartis. The Consortium Support Agreement provides that any transfer in violation of the foregoing will be of no effect and null and void.

The consummation of the subscription for and issuance of shares of Parent contemplated by the Novartis Support Agreement is subject to the satisfaction in full (or waiver, if permissible) of all of the conditions to Parent’s and Merger Sub’s obligations to consummate the Merger under the Merger Agreement (other than those conditions that by their nature are to be satisfied or waived, as applicable, at the closing of the Merger).

The Novartis Support Agreement will terminate immediately upon the earliest to occur of (i) the closing of the Merger, and (ii) the date of termination of the Merger Agreement in accordance with its terms (however, the termination clause and certain miscellaneous clauses will survive the termination of the Novartis Support Agreement).

At the close of business on the record date, Novartis owned an aggregate of 1,458,257 shares of Common Stock (which represented approximately [●]% of the total number of outstanding shares of Common Stock, of which each share owned by Novartis is a “Novartis Rollover Share”).

Novartis Waivers

Concurrently with the execution and delivery of the Merger Agreement, Novartis executed the Novartis Waivers, pursuant to which Novartis agreed, with respect to the Merger, to waive (i) any early termination rights it may have under the Supply Agreement, and (ii) its rights of first negotiation and any early termination rights it may have under the Collaboration Agreement. Under the Novartis Waivers, Novartis also explicitly acknowledges that none of the members of the Buyer Consortium, other than Mr. Liu, Parent and Merger Sub, will be subject to any obligations under the Supply Agreement and the Collaboration Agreement as a result of their participation in the Merger. The Novartis Waivers will terminate if the Merger Agreement is terminated without the Merger having been consummated.

Interim Investors Agreement

Concurrently with the execution and delivery of the Merger Agreement, the Consortium Rollover Stockholders, the Equity Investors, Parent and Merger Sub entered into the Interim Investors Agreement, which governs the relationship among the parties thereto with respect to the Merger Agreement and matters relating thereto until the termination of the Merger Agreement or consummation of the Merger.

The Interim Investors Agreement provides for, among other things, subject to certain limitations or exceptions therein, (i) the mechanism for making decisions relating to the equity financing pending consummation of the Merger, (ii) the mechanism for making decisions relating to the Merger Agreement and ancillary agreements pending consummation of the Merger, and (iii) the arrangement for the sharing of certain fees and expenses among the Buyer Consortium.

Amendment Letter to TF Bridge Loan Agreement

On January 28, 2020, the Company and Winsor Capital Limited entered into the TF Bridge Loan Agreement, pursuant to which Winsor Capital Limited agreed to provide an unsecured loan to the Company in an aggregate principal amount of $16 million in three tranches at a simple interest rate of 6% per annum. Pursuant to the TF Bridge Loan Agreement, if a consortium of investors acquires 100% of the shares of the Company or takes the Company private by way of merger or otherwise (an “acquisition”), at the election of Winsor Capital Limited, all unpaid principal amount together with accrued but unpaid interest payable under all tranches of the TF Bridge Loan may be converted into shares of Common Stock at a conversion price equal to the price per share payable in such acquisition. Under the Convertible Promissory Note, dated January 28, 2020, issued by the Company to Winsor Capital Limited with respect to the first $7 million tranche of the TF Bridge Loan pursuant to the terms of the TF Bridge Loan Agreement (the “TF Note”), the Company agreed to repay all unpaid principal amount together with the accrued but unpaid interest under the TF Note on the maturity date, which was the earlier of (i) October 30, 2020, or (ii) the occurrence of an event of default (as specified in the TF Note) for so long as such event of default has not been remedied by the end of the applicable grace period, in each case of (i) and (ii), by converting such amounts outstanding into shares of Common Stock at a conversion price equal to the lower of (A) $19.50 per share and (B) an amount representing a 15% discount to the volume weighted average price over the preceding 30 trading days prior to and including such maturity date, in each case subject to ratable adjustment for any stock split, stock dividend, stock combination or other recapitalization occurring subsequent to the date of the TF Note, which conversion will be subject to the consent of Winsor Capital Limited if an acquisition has occurred on or prior to such maturity date. In the event that Winsor Capital Limited elects not to convert (if an acquisition has occurred) such amounts outstanding into shares of Common Stock in accordance with the preceding sentence, such amounts outstanding will be repaid by the Company in cash.

Concurrently with the execution and delivery of the Merger Agreement, the Company and Winsor Capital Limited entered into the Amendment Letter in connection with the TF Bridge Loan Agreement. Pursuant to the TF Bridge Loan Agreement, as amended by the Amendment Letter, the Company and Winsor Capital Limited have agreed to revise the terms of the TF Bridge Loan to provide for a new maturity date for all tranches thereunder, which will be the earlier of (i) August 7, 2021 and (ii) the occurrence of an event of default (as specified in the TF Note) for so long as such event of default has not been remedied by the end of the applicable grace period.

Yunfeng Bridge Loan Agreement

Concurrently with the execution and delivery of the Merger Agreement, the Company entered into the Yunfeng Bridge Loan Agreement with Yunfeng Capital Limited, an affiliate of Yunfeng Fund III, L.P., pursuant to which Yunfeng Capital Limited agreed to provide an unsecured loan to the Company in an aggregate principal amount of $25 million at a simple interest rate of 6% per annum. The Company is required to repay all unpaid principal of the Yunfeng Bridge Loan, together with the accrued but unpaid interest thereon, on the maturity date, which is the earlier of (i) August 7, 2021, and (ii) the occurrence of an event of default (as specified in the Yunfeng Loan Note), for so long as any such event of default has not been remedied by the end of the applicable grace period.

Pursuant to the Yunfeng Loan Note, Yunfeng Capital Limited has the right, at its option, to convert all (but not part) of the unpaid principal amount together with the accrued but unpaid interest under the Yunfeng Loan Note (i) on the close of business on the maturity date into Common Stock at a conversion price equal to the lower of (A) $19.50 per share and (B) an amount representing a 15% discount to the volume weighted average price over the preceding 30 trading days prior to and including the maturity date, subject to ratable adjustment for any stock split, stock dividend, stock combination or other recapitalization occurring subsequent to the date of the Yunfeng Loan Note or (ii) immediately prior to (but subject to) the closing of certain acquisitions of the Company (including the Merger) prior to the maturity date, at a conversion price equal to the price per share of Common Stock payable (or deemed payable) in such acquisition.

Remedies and Limitation on Liability

The parties to the Merger Agreement may be entitled to specific performance of the terms of the Merger Agreement, including an injunction or injunctions to prevent breaches of the Merger Agreement. The Company’s right to obtain an injunction or injunctions, or other appropriate form of specific performance or equitable relief, in each case with respect to causing the equity financing from the Equity Investors to be funded at any time or to effect the closing of the Merger, is, however, subject to (i) the satisfaction or waiver of each of the mutual conditions to the parties’ obligations to consummate the Merger and the conditions to Parent’s and Merger Sub’s obligations to consummate the Merger (other than those conditions that, by their terms, cannot be satisfied until the closing of the Merger but which are fully capable of being satisfied and will be satisfied at the closing of the Merger), (ii) Parent and Merger Sub failing to consummate the Merger by the date on which the closing of the Merger is required to have occurred pursuant to the Merger Agreement, and (iii) the Company having irrevocably confirmed in writing that (a) all of the conditions to the Company’s obligations to consummate the Merger have been satisfied or that it is willing to waive any of such conditions to the extent not so satisfied, and (b) if specific performance is granted and the equity financing is funded, then the Company will proceed with the closing of the Merger.

Subject to the Company’s rights to specific performance, the sole and exclusive remedy of the Company, its subsidiaries and certain related parties as described in the Merger Agreement, against the Buyer Consortium and certain related parties as described in the Merger Agreement for any loss or damage suffered as a result of the failure of the Merger or the other transactions contemplated by the Merger Agreement to be consummated or for a breach of any representation, warranty, covenant or agreement or other failure to perform under the Merger Agreement or any other document in connection therewith or otherwise or in respect of any oral representation made or alleged to have been made in connection therewith is the Company’s right, if applicable, to (i) receive from Parent the Parent Termination Fee in an amount of $24 million, and (ii) receive reimbursement of costs and expenses, together with interest, if such termination fee is not paid when due and in accordance with the Merger Agreement. See the section entitled “The Merger Agreement—Termination Fees,” beginning on page 150 for additional information.

Subject to Parent’s and Merger Sub’s rights to specific performance, the sole and exclusive remedy of the Buyer Consortium and certain related parties as described in the Merger Agreement, against the Company, its subsidiaries and certain related parties as described in the Merger Agreement, for any loss or damage suffered as a result of the failure of the Merger or the other transactions contemplated by the Merger Agreement to be consummated or for a breach of any representation, warranty, covenant or agreement or other failure to perform under the Merger Agreement or any other document in connection therewith or otherwise or in respect of any oral representation made or alleged to have been made in connection therewith is Parent’s right, if applicable, to (i) receive from the Company the Termination Fee in an amount of $12 million or $6 million (as applicable), and (ii) receive reimbursement of costs and expenses, together with interest, if such termination fee is not paid when due and in accordance with the Merger Agreement. See the section entitled “The Merger Agreement—Termination Fees,” beginning on page 150 for additional information.

While the parties may pursue both a grant of specific performance and payment of the applicable termination fee, none of them will be permitted or entitled to receive both a grant of specific performance that results in the consummation of the Merger and the applicable termination fee. See the section entitled “The Merger Agreement—Remedies; Specific Performance,” beginning on page 151 for additional information.

Fees and Expenses

Whether or not the Merger is consummated and except as described under the section entitled “The Merger Agreement—Termination Fees,” in general, all fees and expenses incurred in connection with the Merger will be paid by the party incurring those fees and expenses. Total fees and expenses incurred or to be incurred by the Company in connection with the Merger are estimated at this time to be as follows:

Amount to be Paid
(in thousands)
Financial advisors fee and expenses	$1,543
SEC filing fee	$24
Printing costs, mailing costs and other special meeting costs	$45
Miscellaneous (including accounting fees and expenses)	$226

Total estimated fees and expenses	$1,838

In addition to the estimated fees and expenses described above, the Company anticipates that it will incur legal expenses in connection with the Merger, including fees and expenses of counsel to the Special Committee and counsel to the Company. The Company is not able to estimate the amount of such fees and expenses as of the date of this proxy statement. These fees and expenses will not reduce the Per Share Merger Consideration to be received by our stockholders.

CFIUS Clearance

Under the DPA, the President of the United States, acting on his own or through CFIUS, is authorized to review transactions involving foreign persons that could result in control of a U.S. business engaged in interstate commerce in the United States (or, for certain U.S. businesses, non-passive investments by foreign persons that do not result in control of the U.S. business) if the President determines that there is credible evidence that the transaction threatens to impair the national security of the United States, and if other provisions of existing law do not provide adequate and appropriate authority to protect national security. CFIUS may clear a proposed transaction unconditionally or impose mitigation requirements as a condition of such clearance. CFIUS may also recommend that the President issue an executive order prohibiting a transaction or requiring a divestiture.

Pursuant to the DPA, a party or parties to a proposed transaction may voluntarily submit a notification of such transaction to CFIUS (and the President or CFIUS may also initiate a review of a transaction on their own initiative, without any submission by the parties). The CFIUS Declaration was submitted by the parties on August 25, 2020 and was accepted by CFIUS on August 27, 2020. In response to the CFIUS Declaration, CFIUS could have (i) concluded action, (ii) notified the parties to the CFIUS Declaration that it is not able to conclude action under the DPA but is not requesting that the parties submit a Joint Voluntary Notice, (iii) requested a Joint Voluntary Notice in connection with the transactions contemplated by the Merger Agreement, or (iv) initiated a unilateral CFIUS review of the transactions contemplated by the Merger Agreement. If CFIUS took either actions (i) or (ii), the CFIUS Clearance would have been received. If CFIUS took either actions (iii) or (iv), the CFIUS Clearance would not have been received. On September 25, 2020, CFIUS requested that the parties to the CFIUS Declaration file a Joint Voluntary Notice regarding the Merger, and indicated that if the parties do not file a Joint Voluntary Notice, CFIUS may use other authorities available to it, including, without limitation, initiating a unilateral review of the Merger.

The Company and Parent have agreed to promptly prepare and submit a Joint Voluntary Notice and use their respective reasonable best efforts to respond as promptly as practicable to any information request from CFIUS in connection with the CFIUS assessment, review or investigation of the Merger, if, among other things, CFIUS requests that the Company and/or Parent submit a Joint Voluntary Notice.

The parties will be obligated to consummate the Merger only if one of the following three circumstances are met:

•

the parties receive written notice from CFIUS stating either that (i) CFIUS has concluded that the transactions contemplated by the Merger Agreement are not subject to Section 721 of the DPA or (ii) CFIUS has concluded all actions under Section 721 of the DPA with respect to the transactions contemplated by the Merger Agreement and CFIUS has determined that there are no unresolved national security concerns with respect to the transactions contemplated by the Merger Agreement;

•

if CFIUS has sent a report to the President of the United States requesting the President’s decision with respect to the transactions contemplated by the Merger Agreement, and either (i) the President has announced a decision not to take any action to suspend, prohibit or place any limitations on the transactions contemplated by the Merger Agreement, or (ii) the President has taken no action within 15 days after receiving the report from CFIUS; or

•

in circumstances in which the Company and Parent have not agreed to file a Joint Voluntary Notice, on the basis of the CFIUS Declaration, the parties have received written notification from CFIUS to the effect that (i) CFIUS has concluded all actions under the DPA with respect to the transactions contemplated by the Merger Agreement and determined there are no unresolved national security concerns regarding the same, or (ii) CFIUS is not able to conclude action under the DPA with respect to the transactions contemplated by the Merger Agreement, but CFIUS has not requested that the parties submit a Joint Voluntary Notice in connection with the transactions contemplated by the Merger Agreement, and has not initiated a unilateral CFIUS review of the transactions contemplated by the Merger Agreement.

Any of the three circumstances described above constitutes CFIUS Clearance.

As of the date of this proxy statement, the Company and Parent have not filed a Joint Voluntary Notice, but have indicated to CFIUS that they will file a Joint Voluntary Notice prior to the consummation of the Merger and expect to file such Joint Voluntary Notice in the near future. Upon the acceptance of a Joint Voluntary Notice by CFIUS, CFIUS will initiate a 45 calendar day review period, at the end of which, if it determines that there are no unresolved national security concerns, it will conclude all action under the DPA. If CFIUS determines that certain circumstances warrant additional review, it will commence a 45 calendar day investigation no later than the end of the initial 45 day review period. If CFIUS has no unresolved national security concerns at the end of the investigation, it will conclude all action under the DPA. On the other hand, if CFIUS has unresolved national security concerns at the end of such investigation, it will send a report to the President of the United States, who may act to suspend or prohibit the Merger. At any time during the course of CFIUS review or investigation, CFIUS may request that the parties take actions to mitigate any national security concerns it has identified, and in connection with such request, may afford the parties the opportunity to withdraw and refile the Joint Voluntary Notice in order to allow additional time to negotiate the terms of mitigation. A withdrawal and refiling of the Joint Voluntary Notice will restart the aforementioned review period or investigation period timing (depending on whether CFIUS commences the subsequent cycle with a review or investigation). Where CFIUS has completed all action with respect to the Merger or the President of the United States has announced a decision not to exercise his authority under the DPA with respect to the Merger, the President and CFIUS cannot further exercise the authority available to them under the DPA, including divestment authority, thereby providing a “safe harbor” for the transaction.

Although Parent and the Company expect that the CFIUS Clearance will be obtained, there can be no assurance that the CFIUS Clearance will be obtained prior to the Outside Date, obtained at all or that the granting of the CFIUS Clearance will not involve the imposition of certain conditions which are defined as Burdensome Conditions under the Merger Agreement and that Parent is not obligated under the Merger Agreement to accept.

Effective Time of the Merger

If the Merger Agreement is adopted at the special meeting of the Company’s stockholders, then, assuming timely satisfaction or waiver (if permissible) of the other necessary closing conditions, we currently anticipate that the Merger will be consummated during the first quarter of calendar year 2021. The Merger will become effective upon the filing of the certificate of merger with the Secretary of State of the State of Delaware (or at such later date and time as the Company and Parent may agree and specify in the certificate of merger). Since the Merger is subject to various regulatory clearances and approvals and other conditions, it is possible that factors outside the control of the Company or Parent could result in the Merger being consummated at a later time, or not at all. There may be a substantial amount of time between the special meeting of the Company’s stockholders and the consummation of the Merger. We expect to consummate the Merger promptly following the receipt of all required approvals and the satisfaction or waiver of the other conditions precedent as described in the Merger Agreement.

Delisting and Deregistration of Common Stock

If the Merger is consummated, our shares of Common Stock will be delisted from, and no longer traded on, Nasdaq and will be deregistered under the Exchange Act. If the Merger is consummated, the Company will no longer be a public company, and, as such, will no longer file reports with the SEC.

Payment of the Per Share Merger Consideration and Surrender of Stock Certificates

At the effective time of the Merger, each share of Common Stock outstanding immediately prior to the effective time of the Merger (other than the Excluded Shares) will be converted into the right to receive the Per Share Merger Consideration, without interest and subject to any applicable withholding taxes. At the effective time of the Merger, all of our shares of Common Stock will cease to be outstanding, will be cancelled and will cease to exist, and each certificate formerly representing shares of Common Stock or non-certificated shares of Common Stock held in book-entry form will thereafter represent only the right to receive the Per Share Merger Consideration for each such share of Common Stock, without interest and subject to any applicable withholding taxes.

Parent, with the Company’s prior approval, will select a paying agent (the “paying agent”) to make the cash payments of the Per Share Merger Consideration to the Company’s stockholders contemplated by the Merger Agreement. At or prior to the effective time of the Merger, Parent will deposit, or will cause to be deposited, with the paying agent, for the benefit of the holders of shares of Common Stock (other than the Excluded Shares) and pursuant to a paying agent agreement in customary form that is reasonably acceptable to the Company, cash in immediately available funds in the aggregate amount necessary for the paying agent to make the payments of the Per Share Merger Consideration in respect of Common Stock required under the Merger Agreement. If a holder of Dissenting Shares (as defined in the section entitled “Merger Agreement—Per Share Merger Consideration” beginning on page 128) fails to perfect or effectively withdraws or loses his or her dissenters’ rights pursuant to the DGCL, such shares of Common Stock will cease to be Excluded Shares and Parent will make available or cause to be made available to the paying agent additional funds in an amount equal to the product of the number of Dissenting Shares for which such holder of Dissenting Shares has failed to perfect or effectively withdrawn or lost his or her dissenters’ rights pursuant to the DGCL and the Per Share Merger Consideration.

Promptly (and in any event within three business days) after the effective time of the Merger, Parent and the Surviving Corporation will cause the paying agent to mail to each holder of record of a certificate formerly representing shares of Common Stock (other than certificates formerly representing Excluded Shares) immediately prior to the effective time of the Merger (i) a letter of transmittal specifying that delivery will be effected, and risk of loss and title to the certificate formerly representing shares of Common Stock will pass, only upon delivery of the certificate (or affidavit of loss in lieu thereof) to the paying agent, such letter of transmittal to be in customary form and to have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the certificate (or affidavit of loss in lieu thereof) in exchange for the amount to which such holder is entitled as a result of the Merger pursuant to the Merger Agreement. If any shares of Common Stock represented by a certificate cease to be Excluded Shares, the Surviving Corporation will cause the paying agent promptly (and in any event within three business days) after such shares of Common Stock cease to be Excluded Shares to mail to the applicable holder the letter of transmittal and instructions referred to in the immediately preceding sentence, with respect to such certificate. Upon delivery of the letter of transmittal duly executed by the applicable holder and the surrender of a certificate (or affidavit of loss in lieu thereof) to the paying agent in accordance with the terms of such letter of transmittal, the holder of such certificate will be entitled to receive in exchange therefor a cash amount in immediately available funds equal to the product of (i) the number of shares of Common Stock represented by such certificate (or affidavit of loss in lieu thereof), and (ii) the Per Share Merger Consideration, and the certificate so surrendered will be cancelled.

Promptly (and in any event within three business days) after the effective time of the Merger, Parent and the Surviving Corporation has agreed to cause the paying agent to (i) mail to each holder of record of shares of Common Stock held in book-entry form materials advising such holder of the effectiveness of the Merger and the conversion of its shares of Common Stock into the right to receive the Per Share Merger Consideration and (ii) subject to receipt by the paying agent of an “agent’s message” in customary form if reasonably required by the paying agent, pay to each holder of shares of Common Stock held in book-entry form a cash amount in immediately available funds equal to the product of (i) the number of shares of Common Stock held in book-entry form and (ii) the Per Share Merger Consideration. In the event of a transfer of ownership of shares of Common Stock that is not registered in the transfer records of the Company, payment of cash to be delivered upon due surrender of the certificate or shares held in book-entry form may be made to such transferee if the certificate formerly representing shares of Common Stock or shares held in book-entry form formerly representing such shares of Common Stock is presented to the paying agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable. Interest will not be paid or accrue in respect of any cash payments of the Per Share Merger Consideration. The paying agent will reduce the amount of any merger consideration paid by any applicable withholding taxes.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

If you are the registered holder of a certificate formerly representing shares of Common Stock and any certificate has been lost, stolen or destroyed, you will be required to provide an affidavit of that fact and, if reasonably required by Parent, post a bond in reasonable and customary amount and upon such terms as may be reasonably required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such certificate. The instructions accompanying the letter of transmittal will inform you as to what to do in these circumstances.

After the consummation of the Merger, you will cease to have any rights as a stockholder of the Company.

The paying agent will return to the Surviving Corporation all funds in its possession one year after the Merger occurs. After that time, if you have not received payment of the Per Share Merger Consideration, you may look only to the Surviving Corporation for payment of the Per Share Merger Consideration, without interest and subject to any applicable withholding taxes, subject to applicable abandoned property, escheat and similar laws. Any merger consideration remaining unclaimed by former holders of shares of Common Stock as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity will, to the fullest extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a general discussion of the material U.S. federal income tax consequences of the Merger to holders of shares of Common Stock whose shares of Common Stock are exchanged for cash pursuant to the Merger. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury regulations promulgated thereunder, judicial opinions and administrative rulings and published positions of the Internal Revenue Service (the “IRS”), each as in effect as of the date of this proxy statement. These authorities are subject to change, possibly on a retroactive basis, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax considerations under state, local or non-U.S. laws or U.S. federal laws other than those pertaining to U.S. federal income tax.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Common Stock that is:

•	a citizen or individual resident of the United States;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•

a trust if (i) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more United States persons (as defined under Section 7701(a)(30) of the Code) are authorized to control all substantial decisions of the trust or (ii) such trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person (as defined under Section 7701(a)(30) of the Code); or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of shares of Common Stock, other than a partnership or other entity taxable as a partnership for U.S. federal income tax purposes, that is not a U.S. holder.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Common Stock, the tax treatment of a partner in such partnership will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding shares of Common Stock, you should consult your tax advisor.

This discussion applies only to beneficial owners of shares of Common Stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a holder in light of its particular circumstances, or that may apply to a holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, controlled foreign corporations, passive foreign investment companies, dealers or brokers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting, holders liable for the alternative minimum tax, U.S. holders that have a functional currency other than the U.S. dollar, tax-exempt organizations, banks and certain other financial institutions, mutual funds, certain expatriates, partnerships or other pass-through entities or investors in partnerships or such other entities, holders who hold shares of Common Stock as part of a hedge, straddle, constructive sale or conversion transaction, holders who will hold, directly or indirectly, an equity interest in the Surviving Corporation (including the Rollover Stockholders), holders who acquired their shares of Common Stock through the exercise of employee stock options or other compensation arrangements, and holders that are required to report income no later than when such income is reported in an “applicable financial statement”). This discussion does not address the effect of the Medicare tax on net investment income. It also does not address the receipt of cash in connection with the cancellation of RSUs, PSUs, Stock Options, or any other options to purchase shares of Common Stock, and does not address any other matters relating to equity compensation or benefit plans.

Holders of shares of Common Stock should consult their tax advisors as to the specific tax consequences to them of the Merger, including the applicability and effect of the alternative minimum tax, and any state, local, foreign or other tax laws.

Consequences to U.S. Holders

The receipt of cash by U.S. holders in exchange for shares of Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. In general, for U.S. federal income tax purposes, a U.S. holder who receives cash in exchange for shares of Common Stock pursuant to the Merger will recognize capital gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received and (2) the U.S. holder’s adjusted tax basis in such shares. If a U.S. holder’s holding period in the shares of Common Stock surrendered in the Merger is greater than one year as of the date of the Merger, such gain or loss generally will be long-term capital gain or loss. Long-term capital gains of certain non-corporate holders, including individuals, generally are subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of Common Stock at different times or different prices, such U.S. holder must determine its adjusted tax basis and holding period separately with respect to each block of Common Stock.

Consequences to Non-U.S. Holders

A non-U.S. holder generally will not be subject to U.S. federal income taxation upon the receipt of cash in exchange for shares of Common Stock pursuant to the Merger unless:

•

gain resulting from the Merger is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of such non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the individual’s taxable year in which the Merger occurs and certain other conditions are satisfied; or

•

shares of Common Stock constitute a U.S. real property interest (a “USRPI”) by reason of the Company’s status as a U.S. real property holding corporation (a “USRPHC”) for U.S. federal income tax purposes at any applicable time within the shorter of the five year period preceding the effective date of the Merger or the non-U.S. holder’s holding period for the Common Stock.

Any gain recognized by a non-U.S. holder described in the first bullet above generally will be subject to U.S. federal income tax on a net income basis at regular graduated U.S. federal income tax rates in the same manner as if such holder were a “United States person” (as defined under Section 7701(a)(30) of the Code). A non-U.S. holder that is a corporation may also be subject to an additional “branch profits tax” at a rate of 30% of its effectively connected earnings and profits or such lower rate as may be specified by an applicable income tax treaty.

Gain described in the second bullet above generally will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet above, we believe that the Company is not currently, and has not been during the preceding five-year period, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance that we currently are not a USRPHC or have not been a USRPHC during the preceding five-year period. Even if we are or were a USRPHC, gain arising from a

non-U.S. holder’s receipt of cash in exchange for shares of Common Stock pursuant to the Merger will not be subject to U.S. federal income tax if the Common Stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such non-U.S. holder owned, actually and constructively, 5% or less of the Common Stock throughout the shorter of the five-year period ending on the effective date of the Merger or the non-U.S. holder’s holding period in the Common Stock.

Information Reporting and Backup Withholding

Payments made to holders in exchange for shares of Common Stock pursuant to the Merger may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 24%). To avoid backup withholding, a U.S. holder that does not otherwise establish an exemption should complete and return IRS Form W-9, certifying that such U.S. holder is a United States person, the taxpayer identification number provided is correct and such U.S. holder is not subject to backup withholding. A U.S. holder that does not provide a correct taxpayer identification number may be subject to penalties imposed by the IRS. In general, a non-U.S. holder will not be subject to U.S. federal backup withholding and information reporting with respect to cash payments to the non-U.S. holder pursuant to the Merger if the non-U.S. holder has provided an IRS Form W-8BEN (or an IRS Form W-8ECI if the non-U.S. holder’s gain is effectively connected with the conduct of a U.S. trade or business).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the IRS in a timely manner.

Anticipated Accounting Treatment of the Merger

The Merger will be accounted for as a business combination using the acquisition method of accounting for financial reporting purposes.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement and the documents incorporated by reference into this proxy statement include “forward-looking statements” that reflect our current views as to future events and financial performance with respect to our operations, the expected completion and timing of the Merger and other information relating to the Merger. All forward-looking statements included in this document are based on information available to the Company on the date hereof. These statements are identifiable because they do not relate strictly to historical or current facts. There are forward-looking statements throughout this proxy statement, including, among others, under the headings “Summary Term Sheet,” “Questions and Answers About the Special Meeting and the Merger,” “The Special Meeting,” “Special Factors” and “Important Information Regarding Cellular Biomedicine Group, Inc.,” and in statements containing the words “aim,” “anticipate,” “are confident,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “could,” “should,” “will,” and “may” and other words and terms of similar meaning in conjunction with a discussion of future operating or financial performance or other future events. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect Company management’s views only as of the date as of which the statements were made. We cannot guarantee any future results, levels of activity, performance or achievements. In addition to other factors and matters contained in or incorporated by reference in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

•	the inability to complete the proposed Merger due to the failure to obtain the required stockholder approvals or the failure to satisfy other conditions to the consummation of the proposed Merger;

•	the parties may be unable to obtain CFIUS Clearance, or CFIUS may delay the Merger or result in the imposition of conditions that could cause the parties to abandon the Merger;

•	the risk that the financing under the Equity Commitment Letters delivered pursuant to the Merger Agreement is not provided as required, or the failure of the Merger to close for any other reason;

•	risks related to disruption of Company management’s attention from the Company’s ongoing business operations due to the Merger;

•	the outcome of any legal proceedings, regulatory proceedings or enforcement matters that have been or may be instituted against the Company and others relating to the Merger;

•	developments beyond the parties’ control, including but not limited to, changes in economic, industry-specific, employment and competitive conditions;

•	the possibility that Acquisition Proposals will or will not be made;

•

our announcement and pursuit of the Merger may disrupt our business and make it more difficult to maintain our business and operational relationships, and the restrictions imposed on us prior to the closing of the Merger or termination of the Merger Agreement may prevent us from growing our business or operating outside of the ordinary course of business without the consent of Parent and/or Merger Sub;

•	the potential difficulties in employee retention as a result of the pendency of the Merger;

•

the risk associated with the timing of the closing of the Merger, including the risk that the conditions to the Merger are not satisfied on a timely basis, or at all, and the failure of the Merger to close for any other reason;

•	unanticipated difficulties or expenditures relating to the Merger, the response of business partners and retention as a result of the announcement and pendency of the Merger;

•

the recent outbreak of the novel coronavirus (COVID-19) pandemic, including the effect of the COVID-19 pandemic on CBMG’s business and on global financial, business, travel, political, public health and other conditions, circumstances, requirements and practices;

•	the amount of the costs, fees, expenses and charges related to the Merger; and

•

additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements, which are discussed under “Risk Factors” and elsewhere in reports we have filed with the SEC, including our most recent filings on Forms 10-Q and 10-K. See “Where You Can Find Additional Information” beginning on page 204.

Forward-looking statements speak only as of the date of this proxy statement or the date of any document incorporated by reference in this document. All subsequent written and oral forward-looking statements concerning the Merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date of this proxy statement, to reflect the occurrence of unanticipated events or for any other reason.

THE PARTIES INVOLVED IN THE MERGER

Cellular Biomedicine Group, Inc.

Cellular Biomedicine Group, Inc. is a Delaware corporation. Originally incorporated in Arizona in 2011 and known as EastBridge Investment Group Corporation, the Company is a clinical-stage biopharmaceutical company committed to using our proprietary cell-based technologies to develop immunotherapies for the treatment of cancer and stem cell therapies for the treatment of degenerative diseases. CBMG’s principal business address is 209 Perry Parkway, Suite 13, Gaithersburg, Maryland 20877, and its telephone number is +1 (301) 825-5320.

Our Common Stock is traded on Nasdaq under the ticker symbol “CBMG.” Our corporate web address is https://www.cellbiomedgroup.com. The information provided on the Company’s website is not part of this proxy statement and is not incorporated in this proxy statement by reference or by any other reference to the Company’s website provided in this proxy statement.

See “Important Information Regarding Cellular Biomedicine Group, Inc.—Company Background” beginning on page 161 for additional information.

Additional information about CBMG is contained in its public filings, which is incorporated by reference herein. See “Where You Can Find Additional Information” beginning on page 204.

CBMG Holdings

Parent is an exempted company with limited liability incorporated under the laws of the Cayman Islands and is a holding company formed solely for the purpose of holding the equity interest in Merger Sub, entering into the Merger Agreement and consummating the transactions contemplated by the Merger Agreement, including the Merger. The registered address of Parent is c/o Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands. The principal business address of Parent is Suite 3206, One Exchange Square, 8 Connaught Place, Hong Kong, and the telephone number of Parent is +852 2516 6363.

CBMG Merger Sub Inc.

Merger Sub is a Delaware corporation and a holding company that is wholly owned by Parent and formed solely for the purpose of entering into the Merger Agreement and consummating the transactions contemplated by the Merger Agreement, including the Merger. The registered address of Merger Sub is c/o Maples Fiduciary Services (Delaware) Inc., Suite 302, 4001 Kennett Pike, County of New Castle, Wilmington, Delaware 19807. The principal business address of Merger Sub is Suite 3206, One Exchange Square, 8 Connaught Place, Hong Kong. Merger Sub is wholly owned by Parent and the telephone number of Merger Sub is +852 2516 6363.

Yunfeng Capital

Yunfeng Fund III, L.P. is an exempted limited partnership established under the laws of the Cayman Islands and is an investment fund which was established for the purpose of making portfolio investments in accordance with its investment guidelines and engaging in such other activities incidental or ancillary thereto, including, without limitation, holding interests in Parent and completing the transactions contemplated by the Merger Agreement, including the Merger and the related financing transactions. Yunfeng Fund III, L.P. has not engaged in any business except for activities permitted by the YF Fund III LPA, including activities incidental to its formation and in connection with the transactions contemplated by the Merger Agreement, including the Merger. The principal business address of Yunfeng Fund III, L.P. is Suite 3206, One Exchange Square, 8 Connaught Place, Central, Hong Kong and the telephone number of Yunfeng Fund III, L.P. is +852 2516 6363.

Yunfeng Investment III, Ltd. is the general partner of Yunfeng Fund III, L.P. Yunfeng Investment III, Ltd. is an exempted company with limited liability incorporated under the laws of the Cayman Islands. The principal business of Yunfeng Investment III, Ltd. is to serve as the general partner of Yunfeng Fund III, L.P. and as the general partner (or in a similar capacity) for other investment partnerships or alternative investment vehicles established pursuant to the YF Fund III LPA (including Yunfeng Fund III Parallel Fund, L.P.) and to engage in other lawful businesses under applicable laws and all things necessary or incidental thereto. The principal business address of Yunfeng Investment III, Ltd. is Suite 3206, One Exchange Square, 8 Connaught Place, Central, Hong Kong and the telephone number of Yunfeng Investment III, Ltd. is +852 2516 6363.

Yunfeng Capital Limited is an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands and an affiliate of Yunfeng Fund III, L.P. The registered office of Yunfeng Capital Limited is c/o Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands and the telephone number of Yunfeng Capital Limited is +852 2516 6363. The principal business of Yunfeng Capital Limited is private equity investment activities.

TF Capital

TF Capital Ranok Ltd. is a company with limited liability incorporated under the laws of the British Virgin Islands. The registered office of TF Capital Ranok Ltd. is Trinity Chambers, PO Box 4301, Road Town, Tortola, British Virgin Islands. The principal business address of TF Capital Ranok Ltd. is Unit 705, Tower 1, 88 Keyuan Road, German Center, Pudong New District, Shanghai 201203, China. The telephone number of TF Capital Ranok Ltd. is +86 21 5019 8835. The principal business of TF Capital Ranok Ltd. is private equity investment activities. TF Capital Ranok Ltd. is a wholly-owned subsidiary of TF Capital Fund III L.P.

TF Capital Fund III L.P. is an exempted limited partnership established under the laws of the Cayman Islands. The general partner of TF Capital Fund III L.P. is Taitong Fund Management Co., Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands. The registered office of each of TF Capital Fund III L.P. and Taitong Fund Management Co., Ltd. is P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. The principal business address of each of TF Capital Fund III L.P. and Taitong Fund Management Co., Ltd. is Unit 705, Tower 1, 88 Keyuan Road, German Center, Pudong New District, Shanghai 201203, China. The telephone number of each of TF Capital Fund III L.P. and Taitong Fund Management Co., Ltd. is +86 21 5019 8835. The principal business of each of TF Capital Fund III L.P. and Taitong Fund Management Co., Ltd. is private equity investment activities.

Winsor Capital Limited is a company with limited liability incorporated under the laws of the British Virgin Islands. The registered office of Winsor Capital Limited is c/o SHRM Trustees (BVI) Limited of Trinity Chambers, PO Box 4301, Road Town, Tortola, British Virgin Islands. The principal business address of Winsor Capital Limited is Unit 705, Tower 1, 88 Keyuan Road, German Center, Pudong New District, Shanghai 201203, China. The telephone number of Winsor Capital Limited is +86 21 5019 8835. The principal business of Winsor Capital Limited is private equity investment activities. Winsor Capital Limited is a wholly-owned subsidiary of Taitong Late Stage Fund L.P. Taitong Late Stage Fund L.P. is an affiliate of TF Capital Fund III L.P.

Velvet Investment

Velvet Investment Pte. Ltd. is a private company limited by shares formed under the laws of Singapore. Velvet Investment Pte. Ltd. is managed by GIC Special Investments Private Limited, which is wholly-owned by GIC Private Limited. GIC Special Investments Private Limited and GIC Private Limited are private companies limited by shares organized under the laws of the Republic of Singapore. Velvet Investment Pte. Ltd.’s principal business address is 168 Robinson Road, #37-01 Capital Tower, Singapore 068912 and its telephone number is +(65) 6889-8888. The principal business of Velvet Investment Pte. Ltd. is investment holding.

Tony (Bizuo) Liu

Mr. Liu is the Chief Executive Officer, the Chief Financial Officer and a director of the Company and is a citizen of the United States of America. His principal occupation is as a director and officer of the Company. The principal business address of Mr. Liu is c/o Cellular Biomedicine Group, Inc., 209 Perry Parkway, Suite 13, Gaithersburg, Maryland 20877 and his telephone number is +1 (301) 825-5320.

Other Management Rollover Stockholders

Yihong Yao

Yihong Yao is the Chief Scientific Officer of the Company and is a citizen of the United States of America. His principal business address is c/o Cellular Biomedicine Group, Inc., 209 Perry Parkway, Suite 13, Gaithersburg, Maryland 20877 and his telephone number is +1 (301) 825-5320.

Li (Helen) Zhang

Li (Helen) Zhang is the Chief Production Officer of the Company and is a citizen of the United States of America. Her principal business address is c/o Cellular Biomedicine Group, Inc., 209 Perry Parkway, Suite 13, Gaithersburg, Maryland 20877 and her telephone number is +1 (301) 825-5320.

Chengxiang (Chase) Dai

Chengxiang (Chase) Dai is the General Manager of the Regenerative Medicine Business Unit of the Company. Mr. Dai has been General Manager of the Regenerative Medicine Business Unit of the Company since March 2018. He is a Chinese citizen. His principal business address is c/o Cellular Biomedicine Group, Inc., 209 Perry Parkway, Suite 13, Gaithersburg, Maryland 20877 and his telephone number is +1 (301) 825-5320.

Other Consortium Rollover Stockholders

Dangdai International Group Co., Limited

Dangdai International Group Co., Limited is an exempted limited company incorporated under the laws of Hong Kong. The registered office of Dangdai International Group Co., Limited is Room 2105-07, 21/F, Man Yee Building, 68 Des Voeux Road Central, Central, Hong Kong. The principal business address of Dangdai International Group Co., Limited is Room 2105-07, 21/F, Man Yee Building, 68 Des Voeux Road Central, Central, Hong Kong. The telephone number of Dangdai International Group Co., Limited is +852 3892 2700. The principal business of Dangdai International Group Co., Limited is private equity investment activities.

Mission Right Limited

Mission Right Limited is a company with limited liability incorporated under the laws of the British Virgin Islands. The registered office of Mission Right Limited is Palm Grove House, P.O. Box 438, Road Town, Tortola, British Virgin Islands. The principal business address of Mission Right Limited is Rooms 4503-5, 45th floor, China Resources Building, 26 Harbour Road, Wanchai, Hong Kong. The telephone number of Mission Right Limited is +852 2856 9300. The principal business of Mission Right Limited is investment holding. Mission Right Limited is an entity jointly controlled by Zeacome Investment Limited and Yusen Holdings Limited.

Wealth Map Holdings Limited and Earls Mill Limited

Wealth Map Holdings Limited is a company with limited liability incorporated under the laws of the British Virgin Islands. The principal business address of Wealth Map Holdings Limited is c/o Unit 2006-08, 20/F Harbour Centre, 25 Harbour Road, Wan Chai, Hong Kong. The telephone number of Wealth Map Holdings Limited is +852 2630 2000.

Earls Mill Limited is a company with limited liability incorporated under the laws of the British Virgin Islands. The principal business address of Earls Mill Limited is c/o Unit 2006-08, 20/F Harbour Centre, 25 Harbour Road, Wan Chai, Hong Kong. The telephone number of Earls Mill Limited is +852 2630 2000.

Sailing Capital is an exempted limited partnership established under the laws of the Cayman Islands whose registered office is c/o Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands. The principal business address of Sailing Capital is Unit 2006-08, 20/F, Harbour Centre, 25 Harbour Road, Wan Chai, Hong Kong. The telephone number of Sailing Capital is +852 2630 2000. Sailing Capital is the sole shareholder of Wealth Map Holdings Limited and James Xiao Dong Liu, the Chairman of Sailing Capital, is the sole director of Earls Mill Limited. Sailing Capital is a global private equity firm focused on investments in the healthcare, technology and consumer sectors.

The general partner of Sailing Capital is Sailing Capital Overseas Investments GP, Ltd, an exempted company with limited liability incorporated under the laws of the Cayman Islands. The registered office of Sailing Capital Overseas Investments GP, Ltd is c/o Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands. The principal business address of Sailing Capital Overseas Investments GP, Ltd is Unit 2006-08, 20/F, Harbour Centre, 25 Harbour Road, Wan Chai, Hong Kong and its telephone number is +852 2630 2000. The principal business of Sailing Capital Overseas Investments GP, Ltd is to serve as the general partner of Sailing Capital and to engage in other lawful businesses under applicable laws and all things necessary or incidental thereto.

OPEA SRL

OPEA SRL is a company limited by shares incorporated under the laws of Italy and its registered address is Via Cesare Battisti 1, 20122 Milan, Italy. The principal business address of OPEA SRL is Via Cesare Battisti 1, 20122 Milan, Italy and its telephone number is +39 02 76011178. The principal business of OPEA SRL is private equity investment.

Maplebrook Limited

Maplebrook Limited is an exempted company with limited liability incorporated under the laws of the Cayman Islands. The registered office of Maplebrook Limited is P.O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1—1205 Cayman Islands. The principal business address of Maplebrook Limited is c/o Credit Suisse Trust Limited, 1 Raffles Link #05-02 Singapore 039393. The telephone number of Maplebrook Limited is +65 6212 6000. The principal business of Maplebrook Limited is financial and private equity investment activities.

Full Moon Resources Limited

Full Moon Resources Limited is a company with limited liability incorporated under the laws of the British Virgin Islands. The registered office of Full Moon Resources Limited is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands. The principal business address of Full Moon Resources Limited is Room 1902-3, Bank of America Tower, 12 Harcourt Road, Central, Hong Kong. The telephone number of Full Moon Resources Limited is +852 3900 8282. The principal business of Full Moon Resources Limited is investment holding.

Viktor Pan

Viktor Pan serves as a Managing Director of Infotech Electronics Ind. Inc. since February 1999. Mr. Pan is a citizen of Austria. His principal business address is 6th Floor, No.273, Sec.4, Hsin-Yi Road, Taipei, Republic of China and his business telephone number is +886 2 2325 7362.

Zheng Zhou

Zheng Zhou is a retiree and is a Hong Kong citizen. His address is Flat B, 25/F, Tower 6, Marinella, 9 Welfare Road, Aberdeen, Hong Kong.

Novartis Filing Persons

Novartis Pharma AG is a corporation organized under the laws of Switzerland. The principal business address and telephone number of Novartis Pharma AG are Lichtstrasse 35, 4056 Basel, Switzerland and +41 61 324 1111. The principal business of Novartis Pharma AG is developing and marketing pharmaceuticals. Novartis Pharma AG is a wholly-owned subsidiary of Novartis AG.

Novartis AG, a corporation organized under the laws of Switzerland, is the publicly owned parent of a multinational group of companies specializing in the research, development, manufacturing and marketing of healthcare products, led by innovative pharmaceuticals and also including high-quality generic pharmaceuticals. The principal business address and telephone number of Novartis AG are Lichtstrasse 35, 4056 Basel, Switzerland and +41 61 324 1111.

THE SPECIAL MEETING

We are furnishing this proxy statement to the Company’s stockholders as part of the solicitation of proxies by the Board for use at the special meeting.

Date, Time and Place

This proxy statement is being furnished to the Company’s stockholders as part of the solicitation of proxies by the Board for use at the special meeting to be held at [●], on [●], 2020 at [●], or at any adjournments or postponements thereof. As part of our precautions regarding the coronavirus or COVID-19 pandemic, the special meeting may be held solely by means of remote communication rather than in person. If we take this step, we will announce the decision to do so in advance and provide details on how to participate in a press release issued by the Company and on our website, https://www.cellbiomedgroup.com. We will also file the press release with the SEC as definitive additional solicitation material. We encourage you to vote by proxy—by mail, by telephone or over the Internet—well in advance of the special meeting, to ensure your shares are represented whether or not you decide to attend the special meeting in person.

Purpose of the Special Meeting

The special meeting is for the following purposes:

•	to consider and vote on the Merger Agreement Proposal;

•	to consider and vote on the Adjournment Proposal; and

•	to consider and vote on the Advisory Compensation Proposal.

Our stockholders must approve the Merger Agreement Proposal in order for the Merger to occur. A copy of the Merger Agreement is attached as Annex A to this proxy statement. We encourage you to read the Merger Agreement carefully in its entirety.

The votes on the Adjournment Proposal and the Advisory Compensation Proposal are separate and apart from the vote on the Merger Agreement Proposal. Accordingly, a stockholder may vote in favor of the Adjournment Proposal and/or the Advisory Compensation Proposal and vote not to approve the Merger Agreement Proposal (and vice versa).

Recommendations of the Special Committee and the Board

The Special Committee, on behalf of the Company, with the advice and assistance of its independent legal and financial advisors, unanimously (i) determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders (other than the Participants and their respective affiliates), (ii) directed that the Merger Agreement be submitted to the Board for its approval and recommendation that the Company’s stockholders adopt the Merger Agreement, and (iii) recommended that the Board (a) approve and declare advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, (b) declare that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, the Company and its stockholders (other than the Participants and their respective affiliates), (c) authorize and approve the Company’s entry into the Merger Agreement and consummation of the transactions contemplated thereby, including the Merger, (d) submit the adoption of the Merger Agreement for consideration by the Company’s stockholders at a meeting of the stockholders of the Company, and (e) recommend that the Company’s stockholders vote in favor of the adoption of the Merger Agreement.

The Board (without the participation of Tony (Bizuo) Liu, Darren O’Brien and Hansheng Zhou, who abstained from voting given their relationships with the Buyer Consortium), acting on behalf of the Company and upon the unanimous recommendation of the Special Committee with respect to the Merger Agreement and the transactions contemplated thereby, including the Merger, unanimously (i) determined that the Merger Agreement and other transaction documents and the transactions contemplated thereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders (other than the Participants and their respective affiliates), (ii) authorized and approved the execution, delivery and performance by the Company of the Merger Agreement and other transaction documents and consummation of the transactions contemplated thereby, including the Merger, and (iii) directed that the Merger Agreement be submitted for adoption by the Company’s stockholders and recommended that the Company’s stockholders vote in favor of the adoption of the Merger Agreement.

Accordingly, the Board (without the participation of Tony (Bizuo) Liu, Darren O’Brien and Hansheng Zhou, who abstained from voting given their relationships with the Buyer Consortium), acting on behalf of the Company and upon the unanimous recommendations of the Special Committee, unanimously recommends that the stockholders of the Company vote “FOR” the Merger Agreement Proposal, “FOR” the Adjournment Proposal and “FOR” the Advisory Compensation Proposal.

For a description of the reasons considered by the Special Committee and the Board in determining to recommend approval of the Merger Agreement Proposal, see “Special Factors—Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Merger” beginning on page 58.

Record Date and Quorum

The holders of record of Common Stock at the close of business on [●], 2020, the record date for the special meeting, will be entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof. For each matter to be voted on at the special meeting, holders of record of Common Stock are entitled to one vote for each share of Common Stock they own of record at the close of business on the record date. At the close of business on the record date, [●] shares of Common Stock were outstanding and held by [●] holders of record.

The presence at the special meeting, in person or represented by proxy, of the holders of a majority of the shares of Common Stock outstanding at the close of business on the record date will constitute a quorum at the special meeting. There must be a quorum for business to be conducted at the special meeting. Failure of a quorum to be represented at the special meeting will necessitate an adjournment or postponement of the special meeting and may subject the Company to additional expense.

If you attend the special meeting in person or if you submit a proxy by duly executing and returning a proxy card or by telephone or over the Internet and you do not otherwise revoke your proxy, and you abstain from voting, your shares of Common Stock will be counted for purposes of determining whether a quorum exists at the special meeting. See “—Abstentions and Broker Non-Votes” for a discussion of the effect of broker non-votes.

At the close of business on the record date, the Consortium Rollover Stockholders owned an aggregate of [●] outstanding shares of Common Stock (which represented approximately [●]% of the total number of outstanding shares of Common Stock), and Novartis owned an aggregate of 1,458,257 shares of Common Stock (which represented approximately [●]% of the total number of outstanding shares of Common Stock). Pursuant to the Consortium Support Agreement and the Novartis Support Agreement, each of the Rollover Stockholders has agreed, among other things, (i) to vote, or cause to be voted, all of the shares of Common Stock owned directly or indirectly by him, her or it in favor of the Merger Agreement Proposal, and (ii) until the earlier of the closing of the Merger and the termination of the Merger Agreement, not to, directly or indirectly, transfer any shares of Common Stock owned by him, her or it. Accordingly, assuming the Rollover Stockholders comply with their respective obligations under the applicable Rollover and Support Agreement, the presence of the shares of Common Stock owned by the Rollover Stockholders at the special meeting would ensure a quorum at the special meeting.

Required Vote

Each share of Common Stock outstanding at the close of business on the record date is entitled to one vote at the special meeting.

The Merger Agreement Proposal

Approval of the Merger Agreement Proposal requires the affirmative vote of the holders of (i) at least a majority of the shares of Common Stock outstanding at the close of business on the record date and (ii) at least a majority of the shares of Common Stock outstanding at the close of business on the record date excluding the votes of the Participants and their respective affiliates, in each case, in accordance with applicable law and the organizational documents of the Company. Consummation of the Merger requires the approval of a majority of the outstanding shares of Common Stock entitled to vote on such proposal excluding such shares held by the Participants and their respective affiliates, but does not require approval of a majority of the shares of Common Stock held by all unaffiliated security holders because, although the votes of the Buyer Consortium and its affiliates are excluded, the votes of our directors (other than Tony (Bizuo) Liu, Darren O’Brien and Hansheng Zhou) and officers (other than the Management Rollover Stockholders) are included.

In connection with the Merger Agreement, Parent entered into the Consortium Support Agreement and the Novartis Support Agreement with the Consortium Rollover Stockholders and Novartis, respectively, pursuant to which each of the Rollover Stockholders has agreed, among other things, (i) to vote, or cause to be voted, all of the shares of Common Stock owned directly or indirectly by him, her or it in favor of the Merger Agreement Proposal, and (ii) until the earlier of the closing of the Merger and the termination of the Merger Agreement, not to, directly or indirectly, transfer any shares of Common Stock owned by him, her or it. Accordingly, assuming the Rollover Stockholders comply with their respective obligations under the applicable Rollover and Support Agreement, the presence of the shares of Common Stock owned by the Rollover Stockholders at the special meeting would ensure a quorum at the special meeting. However, given that the Rollover Stockholders are Participants, shares of Common Stock held by the Rollover Stockholders and their respective affiliates will not count towards the affirmative vote to approve the Merger Agreement Proposal by the holders of at least a majority of the shares of Common Stock outstanding at the close of business on the record date excluding the votes of the Participants and their respective affiliates, but their votes will count towards the affirmative votes to approve the Adjournment Proposal and the Advisory Compensation Proposal. See the section entitled “Special Factors—Rollover and Support Agreements” beginning on page 100 for additional information.

The Adjournment Proposal

Assuming a quorum exists, approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock outstanding at the close of business on the record date that are present in person or represented by proxy at the special meeting.

The Advisory Compensation Proposal

Assuming a quorum exists, approval of the Advisory Compensation Proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock outstanding at the close of business on the record date that are present in person or represented by proxy at the special meeting.

Voting of Proxies

If your shares are registered directly in your name with our transfer agent, you are considered a “stockholder of record.” Stockholders of record can vote their shares of Common Stock by (i) indicating your vote by completing, signing and dating the proxy card where indicated and by mailing or otherwise returning the card in the envelope provided to you, (ii) submitting your proxy by telephone by dialing the toll-free number

1-866-752-VOTE (8683), (iii) submitting your proxy over the Internet by going to https://www.iproxydirect.com/CBMG, or (iv) attending the special meeting and voting your shares in person. Even if you plan to attend the special meeting in person, the Company encourages you to submit a proxy in advance by mail, by telephone or over the Internet so that your shares will be represented and voted at the special meeting if you later decide not to attend the special meeting in person. Telephone and Internet facilities for the submission of a proxy to vote shares will be available 24 hours a day and will close at 11:59 p.m. on [●]. Proxy cards must be received no later than [●] in order to be counted in the vote. Stockholders of record can vote their shares of Common Stock in the following four ways:

•

By Mail—You may vote by mail by indicating your vote by completing, signing and dating the proxy card where indicated and by mailing or otherwise returning the card in the envelope provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

•	By Telephone—You may submit your proxy by dialing 1-866-752-VOTE (8683) and by following the recorded instructions.

•	Over the Internet—You may submit your proxy by going to https://www.iproxydirect.com/CBMG and by following the instructions on how to complete an electronic proxy card.

•

At the Special Meeting—If you are a stockholder of record and prefer to vote your shares at the special meeting, you must bring proof of identification along with your notice of the special meeting or proof of ownership.

If your shares are held by your broker, bank or other nominee, you are considered the beneficial owner of shares held in “street name” and you will receive a form from your broker, bank or other nominee seeking instruction from you as to how your shares should be voted. You should instruct your broker, bank or other nominee as to how to vote your shares on each proposal in accordance with your voting instruction form. If you beneficially own your shares and receive a voting instruction form, you can vote by following the instructions on your voting instruction form. Please refer to information from your broker, bank or other nominee on how to submit voting instructions. Stockholders who hold their shares in “street name” are not able to vote at the special meeting unless they have a “legal proxy,” executed in their favor, from the stockholder of record (i.e., the broker, bank or other nominee) giving them the right to vote the shares at the special meeting.

If you properly sign and return your proxy card or submit your proxy by telephone or over the Internet but do not include instructions on how your shares of Common Stock should be voted on a matter, the shares of Common Stock represented by your unrevoked proxy will be voted “FOR” the Merger Agreement Proposal, “FOR” the Adjournment Proposal and “FOR” the Advisory Compensation Proposal.

Revocation of Proxies

You can change or revoke your proxy at any time before the final vote at the special meeting. If you are the stockholder of record, you may change or revoke your proxy by:

•	sending a written statement to that effect to our Corporate Secretary, provided such statement is received no later than [●];

•	submitting a new proxy by telephone or over the Internet at a later time before the closing of those voting facilities at 11:59 p.m. on [●];

•	submitting a properly signed proxy card with a later date that is received no later than [●]; or

•	attending the special meeting and voting in person.

If you hold shares in “street name,” you may submit new voting instructions by contacting your broker, bank or other nominee and you may also change your vote or revoke your proxy in person at the special meeting if you obtain a proxy, executed in your favor, from the stockholder of record (i.e., the broker, bank or other nominee) giving you the right to vote the shares.

If you submit a proxy or provide instructions to vote your shares and do not otherwise revoke such proxy or change such instructions in accordance with one of the methods set forth above, your shares will be represented and voted at the special meeting in accordance with your instructions.

Abstentions and Broker Non-Votes

An abstention occurs when a stockholder attends a meeting, either in person or represented by proxy, but abstains from voting. At the special meeting, abstentions will be counted as present for purposes of determining whether a quorum exists. Approval of the Merger Agreement Proposal is based on the total number of shares of Common Stock outstanding at the close of business on the record date, and approval of the Adjournment Proposal and the Advisory Compensation Proposal are based on the shares that are counted as present in person or represented by proxy at the special meeting. As a result, abstaining from voting will have the same effect as a vote “AGAINST” the Merger Agreement Proposal, the Adjournment Proposal and the Advisory Compensation Proposal.

Broker non-votes are shares held in “street name” by brokers, banks and other nominees that are present in person or represented by proxy at the special meeting, but with respect to which the broker, bank or other nominee is not instructed by the beneficial owner of such shares as to how to vote on a particular proposal and such broker, bank or other nominee does not otherwise have discretionary voting power on such proposal. Under Nasdaq rules, brokers, banks and other nominees holding shares in “street name” do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement. Therefore, if a beneficial owner of shares of Common Stock held in “street name” does not give voting instructions to the broker, bank or other nominee, then those shares will not be permitted under Nasdaq rules to be voted at the special meeting, and thus will not be counted as present in person or represented by proxy at the special meeting for purposes of determining whether a quorum exists. Approval of the Merger Agreement Proposal is based on the total number of shares of Common Stock outstanding at the close of business on the record date, not just the shares that are counted as present in person or represented by proxy at the special meeting. As a result, if you fail to issue voting instructions to your broker, bank or other nominee, it will have the same effect as a vote “AGAINST” the Merger Agreement Proposal, but, assuming that a quorum exists, will have no effect on the approval of the Adjournment Proposal or the Advisory Compensation Proposal.

Failure to Vote

If you are a stockholder of record and you do not sign and return your proxy card by mail or vote by telephone, over the Internet or in person at the special meeting, your shares will not be voted at the special meeting, will not be counted as present in person or represented by proxy at the special meeting and will not be counted as present for purposes of determining whether a quorum exists.

As discussed above, under Nasdaq rules, brokers, banks and other nominees holding shares in “street name” do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement. Therefore, if a beneficial owner of shares of Common Stock held in “street name” does not give voting instructions to the broker, bank or other nominee, then those shares will not be counted as present in person or represented by proxy at the special meeting for purposes of determining whether a quorum exists.

A failure to vote will have no effect on the outcome of the Adjournment Proposal or the Advisory Compensation Proposal, assuming that a quorum exists. However, the vote to approve the Merger Agreement Proposal is based on the total number of shares of Common Stock outstanding at the close of business on the record date, not just the shares that are counted as present in person or represented by proxy at the special meeting. As a result, if you fail to vote your shares, it will have the same effect as a vote “AGAINST” the Merger Agreement Proposal.

Attending the Special Meeting

Stockholders who are entitled to vote at the special meeting may attend the special meeting in person. You will need to demonstrate that you were a stockholder at the close of business on the record date to be admitted to the meeting and bring proof of identification along with your notice of the special meeting or proof of ownership. If your shares are held in the name of your broker, bank or other nominee, you will also need to bring evidence of your beneficial stock ownership. If you do not have proof that you owned Common Stock at the close of business on the record date, you may not be admitted to the meeting.

Appraisal Rights

Stockholders are entitled to statutory appraisal rights under Delaware law in connection with the Merger. This means that if you comply with the requirements of Section 262 of the DGCL, you are entitled to have the “fair value” (as defined pursuant to Section 262 of the DGCL) of your shares of Common Stock determined by the Court of Chancery of the State of Delaware and to receive payment based on that valuation instead of receiving the Per Share Merger Consideration. The ultimate amount you would receive in an appraisal proceeding may be more than, the same as, or less than, the amount you would have received under the Merger Agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to us before the vote is taken on the Merger Agreement, you must NOT vote in favor of the Merger Agreement Proposal and you must otherwise comply with the requirements of Section 262 of the DGCL. Your failure to follow exactly the procedures specified under Delaware law could result in the loss of your appraisal rights. See “Rights of Appraisal” beginning on page 155 and the text of the Delaware appraisal rights statute, Section 262 of the DGCL, which is reproduced in its entirety as Annex C to this proxy statement, for additional information.

Adjournments and Postponements

In addition to the Merger Agreement Proposal and the Advisory Compensation Proposal, assuming a quorum exists, the Company’s stockholders are also being asked to approve the Adjournment Proposal, which will enable the adjournment of the special meeting for the purpose of soliciting additional votes in favor of the Merger Agreement Proposal if there are not sufficient votes at the time of the special meeting to approve the Merger Agreement Proposal. If a quorum is not present, the person presiding at the special meeting may adjourn the special meeting from time to time until a quorum exists. If the adjournment is for more than 30 days, or if, after the adjournment, a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting. In addition, the special meeting could be postponed before it commences, subject to the terms of the Merger Agreement. If the special meeting is adjourned or postponed, stockholders who have already submitted their proxies will be able to revoke them at any time prior to the final vote on the proposals. If you return a proxy and do not indicate how you wish to vote on the Adjournment Proposal, your shares will be voted in favor of the Adjournment Proposal.

Solicitation of Proxies

The Company will bear all costs of this proxy solicitation. Proxies may be solicited by mail, in person, by telephone, or by other electronic means by officers, directors and other employees of the Company (which may include certain of the Management Rollover Stockholders). Officers, directors and other employees of the Company will not be paid any additional compensation for soliciting proxies. The Company may also reimburse brokerage firms, custodians, nominees and fiduciaries for their expenses to forward proxy materials to beneficial owners.

Additional Assistance

If you have more questions about the Merger, or require assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, please contact our Corporate

Secretary by mail at 209 Perry Parkway, Suite 13, Gaithersburg, Maryland 20877, or by telephone at: +1 (301) 825-5320. If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

THE MERGER

(THE MERGER AGREEMENT PROPOSAL—PROPOSAL 1)

The Proposal

The Company is asking you to approve the proposal to adopt the Agreement and Plan of Merger, dated as of August 11, 2020, by and among the Company, Parent and Merger Sub, pursuant to which Merger Sub will be merged with and into the Company, with the Company surviving the Merger as a wholly-owned subsidiary of Parent. A copy of the Merger Agreement is attached as Annex A to this proxy statement.

Vote Required and Board Recommendation

The approval of the Merger Agreement Proposal requires the affirmative vote of the holders of (i) at least a majority of the shares of Common Stock outstanding at the close of business on the record date and (ii) at least a majority of the shares of Common Stock outstanding at the close of business on the record date excluding the votes of the Participants and their respective affiliates, in each case, in accordance with applicable law and the organizational documents of the Company. Consummation of the Merger requires the approval of a majority of the outstanding shares of Common Stock entitled to vote on such proposal excluding such shares held by the Participants and their respective affiliates, but does not require approval of a majority of the shares of Common Stock held by all unaffiliated security holders because, although the votes of the Buyer Consortium and its affiliates are excluded, the votes of our directors (other than Tony (Bizuo) Liu, Darren O’Brien and Hansheng Zhou) and officers (other than the Management Rollover Stockholders) are included. Abstentions and the failure to vote your shares will have the same effect as a vote “AGAINST” the Merger Agreement Proposal. Broker non-votes, if any, will have the same effect as a vote “AGAINST” the Merger Agreement Proposal. If you sign and return a proxy and do not indicate how you wish to vote on the Merger Agreement Proposal, your shares will be voted in favor of the proposal.

The Board (without the participation of Tony (Bizuo) Liu, Darren O’Brien and Hansheng Zhou, who abstained from voting given their relationships with the Buyer Consortium) unanimously recommends that you vote “FOR” the Merger Agreement Proposal.

THE MERGER AGREEMENT

The following summary describes the material provisions of the Merger Agreement. This summary may not include all of the information about the Merger Agreement that is important to you. This summary is subject to, and qualified in its entirety by reference to, the Merger Agreement, which is attached as Annex A, and incorporated by reference into this section of this proxy statement. We encourage you to read the Merger Agreement carefully and in its entirety because it is the legal document governing the Merger.

The Merger Agreement and this summary of its terms have been included in this proxy statement to provide you with information regarding the terms and conditions of the Merger Agreement and the transactions contemplated thereby, including the Merger, and is not intended to modify or supplement any factual disclosures about the Company in the Company’s public reports filed with the SEC or Parent, Merger Sub (or any other Participant), any other party or their respective businesses. The representations, warranties and covenants of the Merger Agreement have been negotiated only for the purpose of the Merger Agreement and are intended solely for the benefit of the parties thereto. In many cases, the representations, warranties and covenants are subject to limitations agreed upon by the parties thereto and are qualified by certain supplemental disclosures provided by the parties to one another in connection with the execution of the Merger Agreement. Furthermore, many of the representations and warranties in the Merger Agreement are the result of a negotiated allocation of contractual risk among the parties and, taken in isolation, do not necessarily reflect facts about the Company, Parent, Merger Sub, their respective subsidiaries and affiliates, or any other party. Likewise, any references to materiality contained in the representations and warranties may not correspond to concepts of materiality applicable to investors or stockholders. Finally, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, and those changes may not have been fully reflected in this proxy statement. Accordingly, the summary of the Merger Agreement provided in this section should not be read alone but, instead, should be read only in conjunction with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement. See “Where You Can Find Additional Information” beginning on page 204.

The Merger

Upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the applicable provisions of the DGCL, at the effective time of the Merger, Merger Sub will be merged with and into the Company and the separate corporate existence of Merger Sub will cease. The Company will be the Surviving Corporation in the Merger and shall continue its corporate existence under Delaware law as a wholly-owned subsidiary of Parent. The Merger will have the effects specified in the Merger Agreement and as specified in the DGCL, and at the effective time of the Merger, all the properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

Closing and Effective Time of the Merger

Unless otherwise mutually agreed in writing between the Company and Parent, the closing of the Merger will take place on a date which will be no later than the third business day following the satisfaction or, if permissible, waiver of the last of the conditions to closing to be satisfied or, if permissible, waived (other than those conditions that by their nature are to be satisfied at the closing of the Merger, but subject to the fulfillment or waiver of those conditions). Concurrently with the closing of the Merger, the Company and Merger Sub will cause to be filed with the Secretary of State of the State of Delaware a certificate of merger, executed and filed in accordance with, and containing such information as is required by, the relevant provisions of the DGCL in order to effect the Merger. The Merger will become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or on such later date and time as may be agreed by the Company and Parent and specified in the certificate of merger in accordance with the relevant provisions of the DGCL.

Certificate of Incorporation and Bylaws; Directors and Officers

At the effective time of the Merger, the certificate of incorporation and bylaws of the Company as in effect immediately prior to the effective time of the Merger will be amended and restated to read as set forth in the applicable exhibit to the Merger Agreement. The directors of Merger Sub, and the officers of the Company immediately prior to the effective time of the Merger will become, respectively, the initial directors and officers of the Surviving Corporation upon consummation of the Merger, each to hold office until the earlier of their death, incapacitation, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Per Share Merger Consideration

At the effective time of the Merger, each outstanding share of Common Stock of the Company (other than the Excluded Shares, which will be canceled and which will include (i) shares of Common Stock owned by Parent or its direct or indirect wholly-owned subsidiaries (including Merger Sub) or the Company, (ii) the Rollover Shares, and (iii) shares of Common Stock owned by stockholders who are entitled to, and who have timely perfected and have not withdrawn a demand for (or lost their right to), appraisal rights pursuant to Section 262 of the DGCL (the “Dissenting Shares”)) will be canceled and cease to exist, in exchange for the right to receive $19.75 in cash (the “Per Share Merger Consideration”), without interest and subject to any applicable withholding taxes. At the effective time of the Merger, each share of common stock, par value $1 per share, of Merger Sub will be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

Exchange Procedures

At or prior to the effective time of the Merger, Parent will deposit, or will cause to be deposited, with the paying agent, for the benefit of the holders of shares of Common Stock (other than the Excluded Shares) and pursuant to a paying agent agreement in customary form that is reasonably acceptable to the Company, cash in immediately available funds in the aggregate amount necessary for the paying agent to make the payments of the Per Share Merger Consideration in respect of Common Stock required under the Merger Agreement. If a holder of Dissenting Shares fails to perfect or effectively withdraws or loses his or her dissenters’ rights pursuant to the DGCL, such shares of Common Stock will cease to be Excluded Shares and Parent will make available or cause to be made available to the paying agent additional funds in an amount equal to the product of the number of Dissenting Shares for which such holder of Dissenting Shares has failed to perfect or effectively withdrawn or lost his or her dissenters’ rights pursuant to the DGCL and the Per Share Merger Consideration. Promptly (and in any event within three business days) after the effective time of the Merger, Parent and the Surviving Corporation will cause the paying agent to mail to each holder of record of a certificate formerly representing shares of Common Stock (other than certificates formerly representing Excluded Shares) immediately prior to the effective time of the Merger (i) a letter of transmittal specifying that delivery will be effected, and risk of loss and title to the certificate formerly representing shares of Common Stock will pass, only upon delivery of the certificate (or affidavit of loss in lieu thereof) to the paying agent, such letter of transmittal to be in customary form and to have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the certificate (or affidavit of loss in lieu thereof) in exchange for the amount to which such holder is entitled as a result of the Merger pursuant to the Merger Agreement. If any shares of Common Stock represented by a certificate cease to be Excluded Shares, the Surviving Corporation will cause the paying agent promptly (and in any event within three business days) after such shares of Common Stock cease to be Excluded Shares to mail to the applicable holder the letter of transmittal and instructions referred to in the immediately preceding sentence, with respect to such certificate. Upon delivery of the letter of transmittal duly executed by the applicable holder and the surrender of a certificate (or affidavit of loss in lieu thereof) to the paying agent in accordance with the terms of such letter of transmittal, the holder of such certificate will be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required tax withholdings) equal to the product of (i) the number of shares of Common Stock represented by such certificate (or affidavit of loss in lieu thereof), and (ii) the Per Share Merger Consideration, and the certificate so surrendered will be cancelled.

Promptly (and in any event within three business days) after the effective time of the Merger, Parent and the Surviving Corporation will cause the paying agent to (i) mail to each holder of record of shares of Common Stock held in book-entry form materials advising such holder of the effectiveness of the Merger and the conversion of its shares of Common Stock into the right to receive the Per Share Merger Consideration and (ii) subject to receipt by the paying agent of an “agent’s message” in customary form if reasonably required by the paying agent, pay to each holder of shares of Common Stock held in book-entry form a cash amount in immediately available funds (after giving effect to any required tax withholdings) equal to the product of (i) the number of shares of Common Stock held in book-entry form and (ii) the Per Share Merger Consideration. No interest will be paid or accrued on any amount payable upon due surrender of a certificate or shares held in book-entry form, as the case may be. In the event of a transfer of ownership of shares of Common Stock that is not registered in the transfer records of the Company, payment of cash to be delivered upon due surrender of the certificate or shares held in book-entry form may be made to such transferee if the certificate formerly representing shares of Common Stock or shares held in book-entry form formerly representing such shares of Common Stock is presented to the paying agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

From and after the effective time of the Merger, there will be no transfers on the stock transfer books of the Company of the shares of Common Stock that were outstanding immediately prior to the effective time of the Merger. If, after the effective time of the Merger, any certificate formerly representing shares of Common Stock is presented to the Surviving Corporation, Parent or the paying agent for transfer, the holder of such certificate formerly representing shares of Common Stock will be given a copy of the letter of transmittal and instructed to comply with the instructions in that letter of transmittal in order to receive the cash to which the holder of such certificate is entitled pursuant to the Merger Agreement.

In the event that any certificate formerly representing shares of Common Stock is lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate formerly representing shares of Common Stock to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such person of a bond in reasonable and customary amount and upon such terms as may be reasonably required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such certificate formerly representing shares of Common Stock, the paying agent will pay the amount (after giving effect to any required tax withholdings) equal to the product of (i) the number of shares of Common Stock represented by such lost, stolen or destroyed certificate formerly representing shares of Common Stock and (ii) the Per Share Merger Consideration, in exchange for such lost, stolen or destroyed certificate.

Dissenting Shares

No Dissenting Share will be converted into the right to receive the Per Share Merger Consideration. At the effective time of the Merger, each Dissenting Share will no longer be outstanding and will automatically be canceled and will cease to exist, and each holder of a Dissenting Share will cease to have any rights with respect thereto, except that each holder of a Dissenting Share will have the right to receive only the payment provided by Section 262 of the DGCL with respect to the Dissenting Shares held by such holder. Each Dissenting Share held by a stockholder who, after the effective time of the Merger, fails to perfect or effectively withdraws or loses his or her right to appraisal pursuant to Section 262 of the DGCL, will be deemed to be converted as of the effective time of the Merger into the right to receive the Per Share Merger Consideration in accordance with the Merger Agreement, without interest and subject to any applicable withholding taxes. The Company has agreed to give Parent (i) prompt notice of any demands for appraisal pursuant to the applicable provisions of the DGCL received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal and (ii) the opportunity to participate in and, after the closing of the Merger, direct all negotiations and proceedings with respect to any such demand for appraisal under the DGCL. The Company has agreed not to, except with the prior written consent of Parent, and, prior to the closing of the Merger, Parent has agreed not to, make any payment with respect to any such demands for appraisal, offer to settle or settle any such demands, waive any failure to timely deliver a written demand for appraisal in accordance with the DGCL, or agree to do any of the foregoing.

Treatment of Company Equity Awards

Except as otherwise agreed to in writing between a holder of a Vested Company Equity Award and Parent, each outstanding Vested Company Equity Award will automatically be canceled immediately prior to the effective time of the Merger and will entitle the holder of such Vested Company Equity Award to receive (without interest) from the Surviving Corporation, as promptly as practicable after the effective time of the Merger, (i) for each vested Stock Option, an amount in cash equal to (A) the total number of shares of Common Stock subject to such Stock Option immediately prior to the effective time of the Merger multiplied by (B) the excess, if any, of the Per Share Merger Consideration over the exercise price per share of Common Stock under such Stock Option (subject to any applicable withholding taxes), (ii) for each vested RSU, an amount in cash equal to (A) the total number of shares of Common Stock subject to such vested RSU immediately prior to the effective time of the Merger multiplied by (B) the Per Share Merger Consideration (subject to any applicable withholding taxes), and (iii) for each vested PSU, an amount in cash equal to (A) the number of shares of Common Stock subject to such vested PSU, calculated based on actual performance achieved in accordance with the terms of each vested PSU, immediately prior to the effective time of the Merger multiplied by (B) the Per Share Merger Consideration (subject to any applicable withholding taxes). Except as otherwise agreed to in writing between a holder of the applicable Vested Company Equity Award and Parent, any vested Stock Option which has an exercise price per share of Common Stock that is greater than or equal to the Per Share Merger Consideration will be canceled at the effective time of the Merger for no consideration or payment.

Parent may seek, prior to the closing of the Merger, to agree with an individual holder of a vested Stock Option that all or a portion of such holder’s vested Stock Option will not be treated as outlined above, but will instead be converted into or assumed into an option to acquire ordinary shares of Parent (“Rollover Options”). To the extent that Parent has identified to the Company in writing, at least 15 days prior to closing of the Merger, the individuals with whom it is seeking agreement with respect to Rollover Options, the Company has agreed to use commercially reasonable efforts to cooperate with Parent’s obtaining the consent of such individuals.

Except as otherwise agreed to in writing between a holder of an Unvested Company Equity Award and Parent, each Unvested Company Equity Award outstanding immediately prior to the effective time of the Merger will be assumed by Parent as an equity award of the same type covering ordinary shares of Parent and will continue to have and be subject to, the same terms and conditions (including vesting terms) set forth in the Company equity plan under which it was granted and the equity award agreements relating thereto, as in effect immediately prior to the effective time of the Merger, except that (i) the number of ordinary shares of Parent covered by each such assumed equity award will equal the number of shares of Common Stock subject to such equity award multiplied by the Exchange Ratio, with the result rounded down to the nearest whole share, and (ii) the per share exercise price for the ordinary shares of Parent issuable upon exercise of an assumed equity award that is a Stock Option will be equal to the quotient obtained by dividing the exercise price per share of Common Stock at which such assumed equity award was exercisable immediately prior to the effective time of the Merger by the Exchange Ratio, rounded up to the nearest whole cent.

Parent may seek, prior to closing of the Merger, to agree with an individual holder of an Unvested Company Equity Award that all or a portion of such holder’s Unvested Company Equity Awards will not be treated as provided in the Merger Agreement, but will instead be treated as otherwise agreed by the Company and Parent. The Company has agreed that, to the extent that Parent has identified to the Company in writing, at least 15 days prior to closing of the Merger, the individuals with whom it is seeking agreement with respect to such Unvested Company Equity Awards, the Company has agreed to use commercially reasonable efforts to cooperate with Parent’s obtaining the consent of such individuals.

Promptly after the effective time of the Merger (and no later than five business days after the next scheduled payroll date following the effective time of the Merger) the Surviving Corporation or its subsidiary will pay through its payroll systems the amounts described above due in respect of the Vested Company Equity Awards.

Representations and Warranties

The Merger Agreement contains representations and warranties made by the Company to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub to the Company, in each case, as of specific dates. The statements embodied in those representations and warranties were made for purposes of the Merger Agreement and are subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the Merger Agreement. In addition, some of those representations and warranties may be subject to a contractual standard of materiality different from that generally applicable to stockholders, may have been made for the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to consummate the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise and allocating risks between the parties to the Merger Agreement rather than establishing matters as facts. Moreover, the representations and warranties made by the Company were qualified by (i) its public disclosures and filings, in each case, excluding disclosures relating to predictive, cautionary or forward looking facts or information, with the SEC since January 1, 2017 and prior to the date of the Merger Agreement and (ii) information disclosed in the disclosure letter delivered by the Company to Parent immediately prior to the execution of the Merger Agreement. It should also be noted that information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the Merger Agreement.

The representations and warranties made by the Company to Parent and Merger Sub include representations and warranties relating to, among other things:

•	due organization, existence, good standing and authority to carry on the Company’s business;

•	the Company’s certificate of incorporation and bylaws or equivalent organizational documents;

•

the Company’s capitalization, the absence of preemptive or other rights, options, warrants, conversion rights or other rights obligating the Company or its subsidiaries to issue or sell any equity interests or voting rights, and the absence of encumbrances on the Company’s ownership of the equity interests of its subsidiaries;

•

the Company’s corporate power and authority to execute, deliver, and perform its obligations under and to consummate the transactions contemplated by the Merger Agreement, and the enforceability of the Merger Agreement against the Company;

•

the declaration of advisability, the determination of fairness and the approval of the Merger Agreement by the Board (upon the unanimous recommendation of the Special Committee), and the resolution by the Board (upon the unanimous recommendation of the Special Committee) to recommend that the Company’s stockholders adopt the Merger Agreement;

•	the receipt of a fairness opinion from Jefferies, as the financial advisor to the Special Committee;

•	the vote of the Company’s stockholders required to approve the Merger Agreement;

•

(a) the absence of any conflict with the governing documents of the Company and its subsidiaries and (b) the absence of any breach, violation or termination, or creation of a lien (other than certain permitted liens) on any assets of the Company or its subsidiaries pursuant to any contract binding upon them, under any law to which they are subject, except for such breach, violation or termination that would not reasonably be expected to have a Company Material Adverse Effect (as defined below in this section of the proxy statement);

•	governmental consents and approvals in connection with the transactions contemplated by the Merger Agreement;

•	conduct by the Company and its subsidiaries of their businesses in the ordinary course and the absence of any Company Material Adverse Effect since December 31, 2019;

•

compliance with applicable laws and governmental orders since January 1, 2018, except for any non-compliance that would not have a Company Material Adverse Effect, and the possession and compliance with permits necessary to conduct the Company’s business, except for any non-compliance that would not have a Company Material Adverse Effect;

•

compliance with (i) all applicable health care laws applicable to the activities and/or products of the Company and its subsidiaries and (ii) all health care permits required for the conduct and operation of the businesses of the Company and its subsidiaries as presently conducted;

•

the absence of any legal proceedings pending, or to the knowledge of the Company, threatened in writing against the Company or any of its subsidiaries (except those that would not reasonably be expected to have a Company Material Adverse Effect), including legal proceedings relating to the Company or its subsidiaries that involve a matter within or related to the National Medical Products Administration of the People’s Republic of China (the “PRC”) or any comparable governmental entity’s jurisdiction;

•	the absence of any governmental orders against the Company or its subsidiaries, except those that would not have a Company Material Adverse Effect (as defined below in this section);

•	the Company’s SEC filings since January 1, 2018 and the financial statements included or incorporated by reference in such SEC filings;

•	compliance with the applicable provisions and requirements of the Securities Act, the Exchange Act, the United States Sarbanes-Oxley Act of 2002 and the applicable rules and regulations of Nasdaq;

•	the Company’s disclosure controls and procedures and internal control over financial reporting;

•

the absence of any applicable “fair price,” “moratorium,” “control share acquisition,” or other similar anti-takeover statute or regulation applicable to the Merger Agreement or the transactions contemplated thereby, including the Merger;

•	the fact that the Company is not a party to a rights agreement, “poison pill” or similar agreement or plan;

•	employee benefit plans and labor matters;

•	real property;

•	intellectual property;

•	privacy and cybersecurity;

•	tax matters;

•	material contracts and the absence of any default under, or breach or violation of, any material contract;

•	insurance matters;

•	environmental matters;

•	the absence of violations of anti-corruption laws and anti-money laundering laws since January 1, 2018, except for any non-compliance that would not have a Company Material Adverse Effect;

•

the absence of any untrue statement of a material fact or omission of a required statement of a material fact in this proxy statement or the Schedule 13E-3, excluding information incorporated by reference hereto and thereto;

•

the absence of affiliate transactions between the Company or its subsidiaries and any affiliate thereof (per Item 404 of Regulation S-K), except as disclosed in any of the Company’s reports and other materials filed with the SEC since January 1, 2018;

•

the absence of (a) the production, design, test, manufacture, fabrication or development of “critical technologies” as defined in 31 C.F.R. § 800.215, (b) the performance of the functions as set forth in column 2 of Appendix A to 31 C.F.R. part 800 with respect to covered investment critical infrastructure, and (c) the maintenance or collection, directly or indirectly, of “sensitive personal data” as that term is defined in 31 C.F.R. § 800.241, in each case by the Company or its subsidiaries and any affiliate thereof; and

•	the absence of any broker’s or finder’s fees, other than with respect to the financial advisor to the Special Committee.

Many of the representations and warranties in the Merger Agreement made by the Company are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, a “Company Material Adverse Effect” means, any development, fact, event, change, effect, occurrence or circumstance that, individually or in the aggregate with all other developments, facts, events, changes, effects, occurrences or circumstances, would or would reasonably be expected to have a material adverse effect on (a) the ability of the Company to consummate the Merger, or (b) the business, results of operations or financial condition of the Company and its subsidiaries (taken as a whole), except to the extent such material adverse effect under this clause (b) results from (either alone or in combination):

•	any changes in economic conditions in the United States or the PRC generally or economic conditions in countries in which the Company and its subsidiaries conduct significant operations;

•	any changes in conditions generally affecting the industries or markets in which the Company or any of its subsidiaries operate, including the cell therapy industry;

•	regulatory, social or political conditions or securities, financial, credit or other capital markets conditions;

•

any failure, in and of itself, by the Company to meet any internal or published projections, budgets, plans or forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be a Company Material Adverse Effect);

•

the execution, delivery or performance of the Merger Agreement or effects related to the public announcement or pendency of the Merger or any of the other transactions contemplated thereby, including any impact thereof on relationships, contractual or otherwise, with customers, lessors, suppliers, vendors, investors, lenders, partners, contractors or employees of the Company and its subsidiaries, and including the identities of the Participants (with certain exceptions);

•	any change or prospective change in applicable law or GAAP (or enforcement or authoritative interpretations thereof);

•

any hurricane, cyclone, tornado, earthquake, flood, tsunami, other natural disaster, act of God, any epidemic, pandemic, or disease outbreak (including the COVID-19 pandemic), the outbreak or escalation of war, military actions or any act of sabotage or terrorism in the United States or in any country in which the Company and its subsidiaries has significant operations;

•

any change in the price or trading volume of the Common Stock or the credit rating of the Company in and of itself (it being understood that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or will be a Company Material Adverse Effect);

•

any action taken by the Company or its subsidiaries that is required by the Merger Agreement or with Parent’s written consent or at Parent’s written request, or the failure to take any action by the Company or its subsidiaries if (A) that action is prohibited by the Merger Agreement, (B) Parent has withheld or refused its consent in writing with respect to such action or (C) the action was not taken with Parent’s written request or (x) any proceeding arising from allegations of a breach of fiduciary duty or other violation of applicable law relating to the Merger Agreement or the transactions contemplated thereby, including the Merger, except, in the case of the first, second, third, sixth and seventh foregoing bullet points to the extent such change or conditions or events have a disproportionate effect on the Company and its subsidiaries, taken as a whole, relative to others in the industry in which the Company and any of its subsidiaries operate (in which case solely the incremental disproportionate effect may be taken into account in determining whether there has been, or would reasonably expected to be, a Company Material Adverse Effect).

The representations and warranties made by Parent and Merger Sub to the Company include representations and warranties relating to, among other things:

•

their due organization, valid existence and good standing, except where the failure to be so organized, existing or in good standing would not, individually or in the aggregate, prevent or materially delay or materially impede the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by the Merger Agreement;

•	their organizational documents being in full force and effect;

•	their corporate power and authority to execute, deliver and perform their obligations under and to consummate the Merger, and the enforceability of the Merger Agreement against them;

•

the approval and authorization by boards of directors of Parent and Merger Sub, and by Parent as the sole stockholder of Merger Sub, of the Merger Agreement and the consummation of the transactions contemplated thereby;

•

compliance with applicable laws, governmental consents and approvals in connection with the transactions contemplated by the Merger Agreement (other than such items that the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a material delay or material adverse effect on the ability of Parent to consummate the Merger and the other transactions contemplated by the Merger Agreement (a “Parent Material Adverse Effect”);

•	the absence of a breach or violation of, or a default under, the governing documents of Parent or Merger Sub;

•

the absence of a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any of their respective obligations under or the creation of a lien (other than certain permitted liens) on any of the assets of Parent or Merger Sub pursuant to any contract binding upon Parent or Merger Sub (other than any such breach, violation, termination default, creation, acceleration or change that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect);

•

the absence of legal proceedings pending, or to the knowledge of Parent, threatened in writing against Parent or Merger Sub that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, any of the transactions contemplated by the Merger Agreement (except those that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect);

•	the absence of any governmental order that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect

•

the delivery of the Equity Commitment Letters and the provision that each of the Equity Commitment Letters is in full force and effect and is a legal, valid and binding obligation of Parent, and to the knowledge of Parent, the other parties thereto;

•	the absence of modification to the Equity Commitment Letters;

•	the absence of any breach or default under the Equity Commitment Letters on the part of Parent or Merger Sub, or, to the knowledge of Parent, any other parties thereto;

•	sufficiency of funds in the financing contemplated by the Equity Commitment Letter to consummate the Merger;

•	the delivery and execution of the Limited Guarantees in full force and effect and, to the knowledge of Parent, the absence of any defaults thereunder by the respective Equity Investor;

•	the solvency of each of Parent and the Surviving Corporation after giving effect to all of the transactions contemplated by the Merger Agreement;

•	the operations of Parent and Merger Sub;

•	Parent’s ownership of Merger Sub;

•	ownership of Common Stock by Parent, Merger Sub and their respective affiliates, and ownership of the Rollover Shares by the Rollover Stockholders;

•	Parent’s, Merger Sub’s and their respective affiliates’ ownership of the shares or any other securities or other economic rights of the Company;

•	the absence of any untrue statement of a material fact or omission of a required statement of a material fact in this proxy statement or the Schedule 13E-3;

•	the absence of any broker’s or finder’s fees;

•	the independent investigation of the Company and its subsidiaries by Parent and Merger Sub;

•

the absence of undisclosed agreements or arrangements (other than certain agreements specified in the Merger Agreement) involving Parent, Merger Sub or any of their affiliates, on the one hand, and (a) any member of the Company’s management or Board, on the other hand as of the date of the Merger Agreement, or (b) any stockholder of the Company (in its capacity as such), on the other hand, to receive a different amount or nature of Per Share Merger Consideration or vote in a certain respect on the Merger Agreement as of the date of the Merger Agreement; and

•	non-reliance by Parent or Merger Sub on any estimates, forecasts, projections, plans and budget information provided by the Company and its subsidiaries.

Conduct of Business by the Company

From the date of the Merger Agreement and until the effective time of the Merger (except as expressly contemplated by the Merger Agreement, disclosed in the disclosure schedules, required by law, order or a governmental entity or consented to by Parent) the Company has agreed to, and to cause its subsidiaries to:

•	conduct its business and operations in the ordinary course; and

•

use commercially reasonable efforts to preserve substantially intact its current business organization, keep personnel available and preserve its relationships with customers, suppliers, landlords, and other persons with material business dealings with the Company.

Further, from the date of the Merger Agreement and until the effective time of the Merger (except as expressly contemplated by the Merger Agreement, disclosed in the disclosure schedules, required by law, order or a governmental entity or consented to by Parent) the Company has agreed not to, and to cause its subsidiaries not to:

•	amend the certificate of incorporation, bylaws or equivalent documents of the Company or materially amend such documents of any of the Company’s subsidiaries;

•

(A) declare, set aside or pay any dividends or other distributions, with respect to its capital stock (other than paid entirely to the Company or a wholly-owned subsidiary of the Company), (B) issue, sell, dispose of or encumber any shares of Common Stock or other equity interests of the Company or any of its subsidiaries (except (1) pursuant to the due exercise, vesting and/or settlement of Stock Options or RSUs, and (2) transactions among the Company and its wholly-owned subsidiaries or among the Company’s wholly-owned subsidiaries), (C) split, combine, subdivide or reclassify the shares of Common Stock or any other equity interests of the Company or any of its subsidiaries or issue or authorize the issuance of any shares of Common Stock or any other equity interests of the Company or any of its subsidiaries (except (1) for the acquisition of shares of Common Stock tendered by directors or employees in connection with a cashless exercise of Stock Options or in order to pay taxes in connection with the exercise of Stock Options, (2) for the settlement of any RSUs and PSUs outstanding on the date of the Merger Agreement in accordance with their terms on the date of the Merger Agreement pursuant to the terms of the Company’s incentive plans or (3) any such transaction by a wholly-owned subsidiary of the Company which remains a wholly-owned subsidiary after consummation of such transaction), or (D) redeem, purchase or otherwise acquire, directly or indirectly, any shares of Common Stock or other equity interests of the Company or any of its subsidiaries, or cause to be issued, delivered or sold, any shares of Common Stock or other equity interests of the Company or any of its subsidiaries, other than (1) transactions among the Company and its wholly-owned subsidiaries or among the Company’s wholly-owned subsidiaries or (2) in connection with the exercise of Stock Options or the vesting of RSUs or PSUs outstanding on the date of the Merger Agreement (including in connection with any required withholding taxes related to such exercise or vesting);

•

except as required by applicable law or pursuant to any employee benefit plan in effect and disclosed to Parent on the date of the Merger Agreement, (A) increase the compensation or benefits payable or to become payable to any of its officers, directors, employees, agents, consultants or affiliates (except for (i) increases in the ordinary course of business with respect to current employees who are not directors or executive officers, including pursuant to the Company’s regular merit review process, in each case, to a current employee whose total annualized cash compensation for 2020 is expected to be less than $200,000, or (ii) increases that do not exceed $30,000 in the aggregate), or enter into, establish, amend or terminate any employee benefit plans or benefit arrangement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any current or former employee, director, agent or consultant, (B) terminate (without cause), hire or engage for services any individual with target annual cash compensation of more than $200,000, other than newly hired or replacement employees in the ordinary course of business, (C) enter into any employment, change of control, severance or retention agreement with any director, officer or employee of the Company, except with newly hired employees permitted to be hired by the terms of the Merger Agreement, or (D) take any action to accelerate the vesting, payment or funding of any compensation, payment or benefit;

•

make any loans, capital contributions, investments in, or advances to any of its officers, directors, employees, agents or consultants or other related parties (other than advances of routine business expenses made in the ordinary course of business consistent with past practice) or make any change in its existing borrowing or lending arrangements for or on behalf of any such persons;

•	implement any employee layoffs in violation of the Worker Adjustment and Retraining Notification Act of 1988 or any similar or related law;

•

(A) incur or assume any indebtedness, other than (1) indebtedness not in excess of $30 million in the aggregate, (2) letters of credit, bank guarantees, security or performance bonds or similar credit support instruments, overdraft facilities or cash management programs, in each case issued, not in excess of $30 million in the aggregate and made in the ordinary course of business, (3) indebtedness incurred under the TF Bridge Loan Agreement and the Yunfeng Bridge Loan Agreement, (4) intercompany indebtedness among the Company and its wholly-owned subsidiaries, or (5) indebtedness not in excess of $30 million in the aggregate incurred in connection with the refinancing of any indebtedness existing on the date of the Merger Agreement or permitted to be incurred pursuant to the Merger Agreement, (B) assume, guarantee, endorse or otherwise become liable for the obligations of any other person, except in the ordinary course of business or among the Company and its direct or indirect wholly-owned subsidiaries or among the Company’s wholly-owned subsidiaries or (C) make any loans, advances or capital contributions to, or investments in, any other person in excess of $30 million in the aggregate except to the Company or any wholly-owned subsidiary of the Company in the ordinary course of business;

•	incur or commit to incur any capital expenditures other than capital expenditures not to exceed $10 million in the aggregate;

•

pay, discharge, waive, settle or satisfy any material action or proceeding (other than stockholder litigation), other than the payment, discharge, waiver, settlement or satisfaction (A) in the ordinary course of business, of proceedings reflected or reserved against in the Company’s financial statements for an amount not materially in excess of the amount so reflected or reserved, or (B) for amounts in cash, individually or in the aggregate, not to exceed $2 million (in excess of third party insurance);

•

materially change any of the accounting methods, principles or practices used by it unless required by a change in GAAP or applicable law or required by any governmental entity or the Financial Accounting Standards Board or any similar organization;

•

make, change or rescind any material tax election, make any material change to any tax accounting period or tax accounting method (except as required by GAAP), file any amended tax return, enter into a tax closing agreement, settle any material claim or assessment, surrender any right to claim a material tax refund, offset or other reduction in liability or consent to any extension or waiver of the limitation period applicable to any claim or assessment, in each case with respect to material taxes;

•

(A) adopt a plan of liquidation, dissolution, merger, consolidation, business combination, restructuring, recapitalization or other reorganization, (B) acquire by any means any assets, properties, business or any corporation, partnership, joint venture, association or other business organization or division thereof if the aggregate amount of consideration paid or transferred by the Company and its subsidiaries would exceed $1.5 million, or (C) acquire, transfer, assign, lease, license, grant other rights under, sell, mortgage, pledge, dispose of, abandon, permit to lapse, or encumber or subject to any lien any material assets or properties of the Company, other than (1) pursuant to dispositions of obsolete, surplus or worn out assets, (2) acquisitions of equipment, raw materials and inventory and sales of inventory in the ordinary course of business, (3) the non-exclusive licensing of intellectual property in the ordinary course of business, (4) among the Company and its subsidiaries, (5) in an amount not in excess of $30 million in the aggregate, (6) liens incurred to secure permitted indebtedness, or (7) otherwise in the ordinary course of business;

•	terminate, amend in any material respect or waive any of its material rights under, or enter into, any material contract, except in the ordinary course of business;

•	enter into or discontinue any material line of business;

•

other than in the ordinary course of business, (A) enter into any lease or sublease of real property, with individual annual rents in excess of $1.5 million or aggregate annual rents in excess of $1.5 million, or (B) terminate, modify, amend or exercise any right to renew any material lease, with aggregate annual rents in excess of $1.5 million, or (C) acquire any interest in real property with a purchase price in excess of $1.5 million;

•

except to the extent required by applicable law, adopt, modify, extend, or enter into any collective bargaining agreement, or recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Company or any of its subsidiaries; and

•	enter into a contract or other commitment to do any of the foregoing.

Stockholders’ Meeting

The Company has agreed to take all actions in accordance with applicable law, the organizational documents of the Company and the rules of Nasdaq to establish a record date for, duly call, give notice of, convene and hold the special meeting for the purpose of obtaining the Company Stockholder Approval as soon as reasonably practicable after (i) the 10th calendar day after the Schedule 13E-3 (and this proxy statement) are filed with the SEC if by such date the SEC has not informed the Company that it intends to review the Schedule 13E-3 and this proxy statement, or (ii) if the SEC has by such date informed the Company that it intends to review the Schedule 13E-3 (and this proxy statement), the date on which the SEC confirms that it has no further comments on the Schedule 13E-3 and this proxy statement.

The Company has agreed to use its reasonable best efforts to obtain the Company Stockholder Approval. The Company may adjourn or postpone the special meeting without the consent of Parent (i) if there are insufficient shares of Common Stock represented (either in person or represented by proxy) to constitute a quorum necessary to conduct the business of the special meeting, (ii) in order to allow for additional time for the filing and distribution of any supplement or amendment to the Schedule 13E-3 or this proxy statement which the Special Committee has determined in good faith is necessary or advisable under applicable law for such amended or supplemental disclosure to be reviewed by the stockholders prior to the special meeting, (iii) after consultation with Parent, on one or more occasions for up to 10 business days each to solicit additional proxies if necessary to obtain the Company Stockholder Approval, (iv) to the extent required by a court of competent jurisdiction in connection with any proceedings in connection with the Merger Agreement or the transactions contemplated thereby, or (v) with Parent’s consent (not to be unreasonably withheld, conditioned or delayed).

In the event that the Board (or any committee thereof, including the Special Committee) effects an Adverse Recommendation Change or provides any notice of its intent to make an Adverse Recommendation Change, the Company will be obligated to submit the Merger Agreement to its stockholders for approval at the special meeting until and unless the Merger Agreement is terminated in accordance with its terms.

Go-Shop Period; Solicitation of Acquisition Proposals

During the Go-Shop Period, the Company and its subsidiaries and their respective representatives had the right (acting under the direction of the Special Committee) to, directly or indirectly:

•

solicit, initiate, facilitate and encourage, whether publicly or otherwise, Acquisition Proposals (as defined below), or inquiries, proposals or offers or other efforts or attempts that may reasonably be expected to lead to an Acquisition Proposal, including by way of furnishing non-public information pursuant to one or more acceptable confidentiality agreements (so long as the Company promptly (and in any event within 48 hours) provides to Parent any material non-public information concerning the Company or its subsidiaries that is provided to any person given such access which was not previously provided to Parent or its representatives); and

•

enter into, engage in and maintain discussions or negotiations with any persons or groups of persons or its or their representatives and financing sources with respect to Acquisition Proposals (or inquiries, proposals or offers or other efforts or attempts that may reasonably be expected to lead to an Acquisition Proposal) and otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, efforts, attempts, discussions or negotiations.

On the No-Shop Period Start Date, the Company and its subsidiaries agreed to use commercially reasonable efforts to cause its and their respective representatives to immediately cease all discussions and negotiations with any person (other than (i) any person or group of persons (or group that includes any such person or group of persons) from whom the Company or any of its representatives has received a written Acquisition Proposal after the execution of the Merger Agreement and prior to the No-Shop Period Start Date that the Special Committee determines in good faith, after consultation with its financial advisor and outside legal counsel, constitutes, or could reasonably be expected to lead to, a Superior Proposal (as defined below) (such determination to be made no later than two business days after the No-Shop Period Start Date) (an “Excluded Party”), and (ii) the parties to the Merger Agreement and their respective representatives) that may have been ongoing with respect to any Acquisition Proposal. The Company agreed to as promptly as reasonably practicable following the No-Shop Period Start Date (x) deliver a written notice to each such person to the effect that the Company is ending all discussions and negotiations with such person with respect to any Acquisition Proposal, which notice will also request such person to promptly return or destroy all confidential information concerning the Company and its subsidiaries furnished to such person by or on behalf of the Company or any of its subsidiaries prior to the No-Shop Period Start Date, and (y) terminate access to any physical or electronic data rooms relating to any potential Acquisition Proposal. No later than two business days after the No-Shop Period Start Date, the Company agreed it would notify Parent of the number of Excluded Parties and the material terms and conditions of any Acquisition Proposal received from any Excluded Party (including any changes thereto). From the No-Shop Period Start Date until 11:59 p.m. on September 25, 2020 (the “Cut Off Time”), the Company and its subsidiaries and their respective representatives had the right (acting under the direction of the Special Committee) to continue to engage in the activities described in the first sentence of this paragraph with respect to each Excluded Party.

Except as may relate to any Excluded Party or as otherwise expressly permitted under the Merger Agreement, from the No-Shop Period Start Date until the effective time of the Merger, or, if earlier, the termination of the Merger Agreement, the Company has agreed that the Company and its subsidiaries will not, and will cause each of its subsidiaries and will use commercially reasonable efforts to cause its and their respective representatives not to (and will not authorize or knowingly give permission to its and their respective representatives to), directly or indirectly:

•

solicit, initiate or knowingly facilitate or take any other action to knowingly encourage (including by furnishing non-public information) any inquiries regarding, or the making of, any submission or announcement of a proposal or offer that constitutes or that could reasonably be expected to lead to an Acquisition Proposal;

•

engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any non-public information in connection with or for the purpose of encouraging or facilitating, any Acquisition Proposal;

•	approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal;

•

enter into any letter of intent, memorandum of understanding, acquisition agreement, merger agreement or other similar agreement (other than an acceptable confidentiality agreement) relating to any Acquisition Proposal (an “Alternative Acquisition Agreement”);

•

take any action to make the provisions of any takeover law or any restrictive provision of any applicable anti-takeover provision in the organizational documents of the Company inapplicable to any transactions contemplated by any Acquisition Proposal; or

•	authorize, commit to or agree to do any of the foregoing.

In addition, the Company has agreed not to terminate and not to grant any waiver, amendment or release under any standstill or confidentiality agreement (or any standstill or confidentiality provisions of any other contract or agreement) unless the Special Committee has determined in good faith, after consultation with its outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law.

Notwithstanding anything to the contrary in the foregoing paragraphs, if at any time after the No-Shop Period Start Date and prior to receipt of the Company Stockholder Approval, the Company or any of its representatives receives an Acquisition Proposal from any person or group of persons (including, for the avoidance of doubt, from a person or group of persons that was an Excluded Party before or at the No-Shop Period Start Date), which Acquisition Proposal did not result from any breach of the non-solicitation provisions of the Merger Agreement:

•

the Company and its representatives may contact and engage in discussions with such person or group of persons making the Acquisition Proposal or its or their representatives and financing sources solely to clarify the terms and conditions thereof or to request that any Acquisition Proposal made orally be made in writing or to notify such person or group of persons or its or their representatives of the non-solicitation provisions of the Merger Agreement; and

•

if the Special Committee determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal (as defined below), then the Company and its representatives may (i) furnish, pursuant to an acceptable confidentiality agreement, information (including non-public information) with respect to the Company and its subsidiaries to the person or group of persons making such Acquisition Proposal and its or their respective representatives and financing sources (so long as the Company promptly (and in any event within 48 hours) provides to Parent any material non-public information concerning the Company or its subsidiaries that is provided to any person given such access which was not previously provided to Parent or its representatives) and (ii) engage in or otherwise participate in discussions or negotiations with the person or group of persons making such Acquisition Proposal and its or their representatives.

The Company agreed not to provide any information that, in the good faith judgment of the Company, is commercially sensitive non-public information to any competitor in connection with the actions permitted by the Merger Agreement as described above, other than in accordance with pre-determined “clean room” or other similar procedures designed to limit any adverse effect of the sharing of the information on the Company.

Following the No-Shop Period Start Date (or, with respect to an Excluded Party, the Cut Off Time), the Company has agreed to promptly (and in any event within 48 hours) provide to Parent:

•

notice of the Company or any of its subsidiaries having received any request for discussions or negotiations, any request for access to any non-public information of the Company or any of its subsidiaries, or any request for information relating to the Company or any of its subsidiaries, in each case, that constitutes, or is reasonably likely to lead to, any Acquisition Proposal;

•

an unredacted copy of any Acquisition Proposal made in writing (including any material updates, revisions or supplements thereto) provided to the Company or any of its subsidiaries or representatives (including any financing commitments); and

•

a written summary of the material terms of any Acquisition Proposal not made in writing (including any material updates, revisions or supplements thereto) provided to the Company or any of its subsidiaries or any of their respective representatives and, in each case, the identity of the person making such Acquisition Proposal, and will keep Parent reasonably informed of any significant developments, discussions or negotiations regarding any Acquisition Proposal on a reasonably prompt basis (and in any event within 48 hours of the occurrence thereof).

The Company has agreed that neither the Company nor its subsidiaries will enter into any confidentiality agreement with any person subsequent to August 11, 2020 which prohibits the Company from providing any information to Parent in accordance with this paragraph.

For purposes of the Merger Agreement, “Acquisition Proposal” means any inquiry, proposal or offer (other than an inquiry, proposal or offer by Parent or Merger Sub) providing for:

•

any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of (i) 20% or more (based on the fair market value, as determined in good faith by the Special

Committee) of assets (including capital stock of the Company’s subsidiaries) of the Company and its subsidiaries, taken as a whole, or (ii) shares of Common Stock or other equity securities of the Company which together with any other shares of Common Stock or other equity securities of the Company beneficially owned by such person or group, would equal 20% or more of the aggregate voting power of the Company or any of its subsidiaries, the business of which constitutes 20% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole;

•

any tender offer or exchange offer that, if consummated, would result in any person or group owning, directly or indirectly, 20% or more of the aggregate voting power of the Company or any of its subsidiaries, the business of which constitutes 20% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole;

•

any merger, consolidation, business combination, binding share exchange or similar transaction involving the Company, pursuant to which any person or group (or the stockholders of any person) would own, directly or indirectly, 20% or more of the aggregate voting power of the Company or of the surviving entity in a merger, or the resulting direct or indirect parent of the Company or such surviving entity; or

•

any recapitalization, liquidation, dissolution or any other similar transaction involving the Company or any of its subsidiaries, the business of which constitutes 20% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole.

For purposes of the Merger Agreement, “Superior Proposal” means any bona fide, written Acquisition Proposal (with all references to “20%” in the definition of Acquisition Proposal being deemed to be references to “50%”) which the Special Committee determines in good faith (after consultation with its financial advisor and outside legal counsel) (a) is reasonably likely to be consummated in accordance with its terms, and (b) if consummated, would be more favorable to the stockholders of the Company from a financial point of view than the Merger, in each case, taking into account all financial, legal, financing, regulatory and other aspects of such Acquisition Proposal (including the person or group making the Acquisition Proposal and timing of consummation thereof) and of the Merger Agreement as the Board or any committee thereof deems relevant (including any changes to the terms of the Merger Agreement proposed by Parent and any termination fee to be paid by the Company).

Adverse Recommendation Change

Except as expressly permitted under the Merger Agreement, neither the Board or any committee thereof (including the Special Committee) will effect an Adverse Recommendation Change or authorize, cause or permit the Company or any of its subsidiaries to enter into any Alternative Acquisition Agreement. For purposes of the Merger Agreement, “Adverse Recommendation Change” means taking any of the following actions:

•	failing to include the recommendation that the stockholders of the Company adopt the Merger Agreement in this proxy statement;

•

changing, qualifying, withholding, withdrawing or modifying, or publicly proposing to change, qualify, withhold, withdraw or modify, in a manner adverse to Parent, the Board’s recommendation that the stockholders of the Company adopt the Merger Agreement;

•

within 10 business days of a tender or exchange offer relating to securities of the Company having been commenced, failing to publicly recommend against such tender or exchange offer in a Solicitation or Recommendation Statement on Schedule 14D-9;

•

adopting, approving or recommending, or publicly proposing to approve or recommend to the stockholders of the Company, an Acquisition Proposal or entry by the Company into any Alternative Acquisition Agreement, or

•

following the disclosure or announcement of an Acquisition Proposal (other than a tender or exchange offer described above), failing to reaffirm publicly the Board’s recommendation that the stockholders of the Company adopt the Merger Agreement within 10 business days after Parent requests in writing that the Board’s recommendation that the stockholders of the Company adopt the Merger Agreement be reaffirmed publicly.

Prior to receipt of the Company Stockholder Approval, the Board (upon the recommendation of the Special Committee) may terminate the Merger Agreement to enter into an Alternative Acquisition Agreement (as described in the section below entitled “The Merger Agreement—Termination of the Merger Agreement”) or make an Adverse Recommendation Change in response to an Acquisition Proposal if:

•	the Acquisition Proposal was not solicited in violation of the non-solicitation provisions of the Merger Agreement;

•

the Special Committee has determined in good faith, after consultation with its financial advisor and outside legal counsel, that (i) failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law and (ii) such Acquisition Proposal constitutes a Superior Proposal;

•

the Board (or any committee thereof, including the Special Committee) has given Parent at least four business days’ prior written notice of its intention to take such action, which notice will include, to the extent not previously provided, an unredacted copy of the Acquisition Proposal, an unredacted copy of the relevant proposed transaction agreements and a copy of any financing commitments relating thereto and a written summary of the material terms of a Superior Proposal not made in writing (which period will recommence for an additional three-day period in the event that the Company notifies Parent of any material change to the material terms of such Superior Proposal); and

•

following the end of such notice period, the Special Committee has considered in good faith any proposed revisions to the Merger Agreement proposed in writing by Parent, and has determined that the Acquisition Proposal would continue to constitute a Superior Proposal if such revisions were to be given effect.

Prior to receipt of the Company Stockholder Approval, the Special Committee may, in response to an Intervening Event, cause the Board to fail to include the recommendation that the stockholders of the Company adopt the Merger Agreement in this proxy statement or to change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Parent, the Board’s recommendation that the stockholders of the Company adopt the Merger Agreement, if:

•

the Special Committee has determined in good faith, after consultation with its financial advisor and outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law;

•

prior to taking such action, the Board (or any committee thereof, including the Special Committee) has given Parent at least four business days’ prior written notice of its intention to take such action which notice will contain reasonably sufficient information about the Intervening Event to enable Parent to propose revisions to the terms of the Merger Agreement in such a manner that would obviate the need for taking such action; and

•

following the end of such notice period, the Special Committee has considered in good faith any revisions to the Merger Agreement proposed in writing by Parent, and has determined in good faith, after consultation with its financial advisor and outside legal counsel, that failure to effect such Adverse Recommendation Change would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law.

For purposes of the Merger Agreement, “Intervening Event” means any material development, fact, event, change, effect, occurrence or circumstance occurring after the date hereof that was not known to, or, if known, the consequences of which were not reasonably foreseeable by, the Special Committee as of or prior to execution of the Merger Agreement, that becomes known to the Special Committee after execution of the Merger Agreement and prior to the Company Stockholder Approval, other than (i) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or (ii) changes in the stock price of the shares of Common Stock (but any underlying cause of such a change in stock price may be taken into account for purposes of determining whether an Intervening Event has occurred).

Expenses

Except as otherwise provided in the Merger Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring such expense.

Indemnification; Directors’ and Officers’ Insurance

From and after the effective time of the Merger, each of Parent and the Surviving Corporation have agreed to jointly and severally (and Parent has agreed to cause the Surviving Corporation to):

•

indemnify, hold harmless, and advance expenses as incurred to, in each case to the fullest extent permitted under applicable law and the Company’s organizational documents, each individual who at or prior to the effective time of the Merger is or was a director, officer, employee or agent of the Company and its subsidiaries (an “Indemnified Party”) against any costs, expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities, penalties, costs and amounts paid in settlement incurred in connection with any actual or threatened investigation, audit, inquiry or legal proceeding, whether civil, criminal, administrative or investigative, arising out of or related to such person’s service as a director, officer, employee or agent of the Company or its subsidiaries or services performed by such person at the request of the Company or its subsidiaries at or prior to the effective time of the Merger; and

•

assume all obligations of the Company and its subsidiaries to such persons in respect of indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the Merger as provided in the Company’s organizational documents and the organizational documents of its subsidiaries as in effect on the date of the Merger Agreement or in any contract in existence as of the date of the Merger Agreement providing for indemnification between the Company or any of its subsidiaries and any Indemnified Party.

Neither Parent nor the Surviving Corporation will settle, compromise or consent to the entry of any judgment in any claim in respect of which indemnification has been sought by an Indemnified Party under the terms of the Merger Agreement, unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such claim.

Prior to the effective time of the Merger, the Company has agreed to obtain and fully pay the premium for “tail” insurance policies for the extension of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary and employment practices liability insurance policies, in each case for at least six years from and after the effective time of the Merger, as long as the aggregate premium is not in excess of 300% of the annual premium currently paid on such policies. If the Company for any reason fails to obtain such “tail” insurance policies, Parent has agreed to cause the Surviving Corporation to continue to maintain in effect, or the Surviving Corporation has agreed to use reasonable best efforts to purchase, for a period of at least six years from and after the effective time of the Merger the directors’ and officers’ liability insurance and fiduciary liability insurance in place as of the date of the Merger Agreement with benefits, terms, conditions, retentions and levels of coverage that are at least as favorable to the insureds as provided in the Company’s existing policies as of the date of the Merger Agreement. The Surviving Corporation, however, will not be required to expend for such policies an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance.

If the Surviving Corporation or any of its successors or assigns consolidates with or merges into any other corporation or entity and is not the continuing or surviving corporation or entity of such consolidation or merger or transfers all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, unless provided by operation of law, proper provisions will be made so that the successors and assigns of the Surviving Corporation will assume all of the obligations set forth in in the Merger Agreement with respect to indemnification.

Employee Benefits

For the one-year period beginning at the effective time of the Merger, Parent has agreed to provide each employee of the Company or any subsidiary of the Company who remains employed following the effective time of the Merger with (i) a base salary and annual cash bonus opportunities (excluding long-term incentive opportunities and equity-based arrangements), except as otherwise agreed between an employee and Parent or its affiliates, that are no less than the base salary or annual cash bonus opportunities provided to such employee immediately prior to the effective time of the Merger, and (ii) with respect to the employees as a group, employee benefits and perquisites (excluding long term incentives and equity based incentives, defined benefit pension plans and post-employment welfare benefits) that are substantially comparable in the aggregate to the employee benefits provided to such employees immediately prior to the effective time of the Merger.

Parent has agreed to cause any employee benefit plans (other than any equity based plans or arrangements and deferred compensation plans or arrangements) which such employees are entitled to participate in after the effective time of the Merger to take into account for purposes of eligibility, vesting, level of benefits and benefit accrual (but not for benefit accrual purposes under any defined benefit pension plan) thereunder, service for the Company and its subsidiaries as if such service were with Parent, to the same extent such service was credited under a comparable plan of the Company or any of its subsidiaries prior to the effective time of the Merger (except to the extent it would result in a duplication of benefits or compensation with respect to the same period of service). To the extent any health benefit plan replaces a health benefit plan of the Company in the plan year in which the effective time of the Merger occurs, Parent has agreed to, and to cause its direct and indirect subsidiaries (including the Surviving Corporation) to use commercially reasonable efforts to waive all limitations as to preexisting conditions, exclusions and all waiting periods with respect to participation and coverage requirements applicable to each such employee to the extent waived or satisfied under the replaced plan prior to the effective time of the Merger and credit each such employee for any co-payments, deductibles and other out-of-pocket expenses paid prior to the effective time of the Merger under the terms of the replaced plan in satisfying any applicable deductible, co-payment or out-of-pocket requirements for the plan year in which the effective time of the Merger occurs.

The Merger Agreement provides that nothing therein (i) will be construed to establish, amend, or modify any benefit or compensation plan, program, agreement, contract, policy or arrangement, (ii) will limit the ability of Parent or any of its affiliates (including, following the closing of the Merger, the Surviving Corporation or any of its subsidiaries) to amend, modify or terminate any benefit or compensation plan, program, agreement, contract, policy or arrangement, (iii) will create any third-party beneficiary rights or obligations in any person (including any such employee) or any right to employment or continued employment or to a particular term or condition of employment or (iv) will limit the right of Parent (or its subsidiaries) to terminate, in accordance with applicable law, the employment or service of any employee or other service-provider following the effective time of the Merger.

CFIUS Clearance

Prior to the closing of the Merger, Parent, Merger Sub and the Company have agreed to use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable laws to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement as soon as practicable. In furtherance of this obligation, the Company and Parent have agreed, as promptly as practicable after the date of the Merger Agreement, to prepare and file with CFIUS the CFIUS Declaration.

The Company and Parent have also agreed to promptly prepare and submit a Joint Voluntary Notice and use their respective reasonable best efforts to respond as promptly as practicable to any information request from CFIUS in connection with the CFIUS assessment, review or investigation of the Merger, in the event that any of the following three conditions are met: (i) CFIUS requests that the Company and/or Parent submit a Joint Voluntary Notice; (ii) CFIUS initiates a unilateral review of the Merger; or (iii) the Company and Parent mutually agree to file a Joint Voluntary Notice after CFIUS is not able to conclude action at the conclusion of the 30-day declaration assessment period described in 31 C.F.R. § 800.405 with respect to the Merger. The Company and Parent have agreed that they will not submit a Joint Voluntary Notice under any other circumstances.

Each of the Company and Parent have also agreed to, and to use its reasonable best efforts to cause its affiliates and subsidiaries to, among other things, avoid the entry of, effect the dissolution of, and have vacated, lifted, reversed or overturned, any decree, judgment, injunction or other order that would prevent, prohibit, restrict or delay the consummation of the Merger or any other transactions contemplated by the Merger Agreement, in each case, so as to enable the Company and Parent to close the contemplated transactions as expeditiously as practicable. Notwithstanding the preceding sentence, the Merger Agreement does not (i) require Parent, any of its affiliates or any direct or indirect equity holders of Parent (including the Equity Investors) or their respective affiliates or any investment funds advised or managed by one or more affiliates of Parent (or any Equity Investor) or any of their direct or indirect portfolio companies to agree or commit to any imposition of any condition or restriction with respect to any such person or their respective businesses, product lines or assets (other than, for the avoidance of doubt, the Company and its subsidiaries) necessary to secure the requisite approvals, clearances, and authorizations or expiration of waiting periods for the transactions contemplated by the Merger Agreement under any applicable law or to obtain the approval, clearance, authorization or exemption of any governmental entity, or (ii) require, or will be construed to require, Parent or its affiliates or subsidiaries to take, or propose or agree to take, certain actions specified in the Merger Agreement (and the Company and its subsidiaries have agreed to not take, or agree to take, any such actions, without the prior written consent of Parent) if such action would (A) have a material adverse effect on the business, results of operations, assets or financial condition of the Company and its subsidiaries, taken as a whole, or (B) limit in any material respect Parent’s or any of its affiliates’ freedom of action with respect to, or its ability after the effective time of the Merger to retain control of, the assets, properties, licenses, rights, product lines, operations or business of the Surviving Corporation and its subsidiaries (the matters described in clauses (A) and (B)  above, a “Burdensome Condition”).

Conversion of Bridge Loans

At least 10 business days prior to the closing of the Merger, Parent has agreed to notify the Company of whether (a) Winsor Capital Limited has elected to convert all, but not less than all, unpaid principal amount together with the accrued but unpaid interest under all tranches of the outstanding TF Bridge Loan into shares of Common Stock in accordance with Section 4 of the TF Bridge Loan Agreement, and (b) Yunfeng Capital Limited has elected to convert all, but not less than all, unpaid principal amount together with the accrued but unpaid interest under the outstanding Yunfeng Bridge Loan into shares of Common Stock in accordance with the Yunfeng Loan Note. Following receipt of such notice, the Company agrees to take such steps as reasonably requested by Parent to cause such amounts to be converted into shares of Common Stock, which conversion will be effective immediately prior to the effective time of the Merger. If Winsor Capital Limited and/or Yunfeng Capital Limited has not so elected to convert all unpaid principal amount together with the accrued but unpaid interest under all tranches of its applicable outstanding bridge loan into shares of Common Stock in accordance with the terms of, respectively, the TF Bridge Loan Agreement or the Yunfeng Bridge Loan Agreement, the Company has agreed to pay all amounts outstanding under the applicable bridge loan agreement as and when such amounts are due under the terms of such bridge loan agreement.

Notification of Certain Matters

Subject to applicable law, the Company has agreed to give prompt notice to Merger Sub and Parent, and Merger Sub and Parent has agreed to give prompt notice to the Company, of (a) the occurrence or non-occurrence of any event whose occurrence or non-occurrence would be reasonably likely to cause any condition to the Merger to be unsatisfied in any material respect at the effective time of the Merger, and (b) any material failure of the Company, Merger Sub or Parent, as the case may be, or any officer, director, employee, agent or representative of the Company, Merger Sub or Parent as applicable, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it under the Merger Agreement, which failure would be reasonably likely to cause any condition to the Merger to be unsatisfied at the effective time of the Merger.

Stockholder Litigation

The Company has agreed to give Parent the opportunity to participate in, but not control, the defense or settlement of any stockholder litigation against the Company and/or any of its directors or officers relating to the Merger Agreement, the Merger or any other transactions contemplated by the Merger Agreement, and the Company has agreed not to, and has agreed to cause its representatives not to, agree to any settlement of any stockholder litigation without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), subject to certain exceptions specified in the Merger Agreement.

Section 16 Matters

Prior to the effective time of the Merger, the Company has agreed that the Board (or an appropriate committee thereof) will take all such steps as may be required and permitted to cause dispositions of equity securities of the Company (including derivative securities) pursuant to the Merger Agreement by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 under the Exchange Act.

State Takeover Statutes

If any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation is or becomes applicable to the Merger or the other transactions contemplated by the Merger Agreement, the Company and Parent have agreed to each use reasonable best efforts to ensure that the Merger and the other transactions contemplated by the Merger Agreement may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise to eliminate or minimize the effects of such statute or regulation on the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.

Stock Exchange Delisting

Prior to the effective time of the Merger, the Company has agreed to cooperate with Parent and use reasonable best efforts to take all actions required, proper or advisable to cause the Common Stock to be delisted from Nasdaq and deregistered under the Exchange Act as soon as practicable following the effective time of the Merger.

Other Covenants

The Merger Agreement contains other customary covenants and agreements, including, but not limited to, covenants relating to this proxy statement and the Schedule 13E-3, public announcements and access and information.

Conditions to the Merger

The obligations of each party to consummate the Merger are subject to the satisfaction or waiver (to the extent permitted by applicable law and other than receipt of the Company Stockholder Approval, which may not be waived by either party) of the following conditions:

•	receipt of the Company Stockholder Approval;

•	the occurrence of any of the following three circumstances without requiring a Burdensome Condition (any of which will constitute “CFIUS Clearance”):

•

the parties receive written notice from CFIUS stating either that (i) CFIUS has concluded that the transactions contemplated by the Merger Agreement are not subject to Section 721 of the Defense Production Act of 1950, as amended (the “DPA”) or (ii) CFIUS has concluded all actions under Section 721 of the DPA with respect to the transactions contemplated by the Merger Agreement and CFIUS has determined that there are no unresolved national security concerns with respect to the transactions contemplated by the Merger Agreement;

•

if CFIUS has sent a report to the President of the United States requesting the President’s decision with respect to the transactions contemplated by the Merger Agreement, and either (i) the President has announced a decision not to take any action to suspend, prohibit or place any limitations on the transactions contemplated by the Merger Agreement, or (ii) the President has taken no action within 15 days after receiving the report from CFIUS; or

•

in circumstances in which the Company and Parent have not agreed to file a Joint Voluntary Notice, on the basis of the CFIUS Declaration, the parties have received written notification from CFIUS to the effect that (i) CFIUS has concluded all actions under the DPA with respect to the transactions contemplated by the Merger Agreement and determined there are no unresolved national security concerns regarding the same, or (ii) CFIUS is not able to conclude action under the DPA with respect to the transactions contemplated by the Merger Agreement, but CFIUS has not requested that the parties submit a Joint Voluntary Notice in connection with the transactions contemplated by the Merger Agreement, and has not initiated a unilateral CFIUS review of the transactions contemplated by the Merger Agreement; and

•

no order (whether temporary, preliminary or permanent) or proceeding having been issued and no law having been enacted, issued, entered, promulgated or enforced, by any governmental entity of competent jurisdiction that restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Merger, and continues to be in effect.

In addition, the obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of the following conditions:

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certain representations and warranties of the Company relating to capitalization and the opinion of Jefferies being true and correct in all but de minimis respects (which, for purposes of capitalization, would mean any inaccuracies that would result in no more than a de minimis increase in the sum of the aggregate amount of the Per Share Merger Consideration and the aggregate amount to be paid in respect of Stock Options, RSUs and PSUs pursuant to the Merger Agreement) as of August 11, 2020 and as of the closing of the Merger, as though made on and as of the closing of the Merger (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•

certain representations and warranties of the Company relating to capitalization (except those provisions subject to the condition in the bullet point immediately above), corporate authority, brokers and anti-takeover laws being true and correct as of August 11, 2020 and as of the closing of the Merger, as though made on and as of the closing of the Merger (except to the extent expressly made as of an earlier date, in which case as of such earlier date) in all material respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in such representations and warranties);

•

certain representations and warranties of the Company relating to absence of certain changes being true and correct as of August 11, 2020 and as of the closing of the Merger, as though made on and as of the closing of the Merger (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•

all other representations and warranties of the Company contained in the Merger Agreement being true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in such representations and warranties) as of August 11, 2020 and as of the closing of the Merger, as though made on and as of the closing of the Merger (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect;

•	the Company having performed in all material respects all of its obligations under the Merger Agreement on or prior to the closing date of the Merger;

•

the absence of any development, fact, change, event, effect, occurrence or circumstance since August 11, 2020 that has or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and

•	Parent having received a certificate of the Company, dated as of the closing date of the Merger, signed by an officer of the Company certifying the fulfillment of the above conditions.

In addition, the obligations of the Company to consummate the Merger are subject to the satisfaction or waiver of the following conditions:

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all representations and warranties of Parent contained in the Merger Agreement being true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in such representations and warranties) as of August 11, 2020 and as of the closing of the Merger, as though made on and as of the closing of the Merger (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect;

•	each of Parent and Merger Sub having performed in all material respects all their obligations under the Merger Agreement on or prior to the closing date of the Merger; and

•	the Company having received a certificate of Parent, dated as of the closing date of the Merger, signed by an officer of Parent certifying the fulfillment of the above conditions.

Termination of the Merger Agreement

The Company (upon the recommendation of the Special Committee) and Parent, by mutual written consent, may terminate the Merger Agreement and abandon the Merger at any time prior to the effective time of the Merger, whether before or after receipt of the Company Stockholder Approval.

Either the Company (upon the recommendation of the Special Committee) or Parent may terminate the Merger Agreement and abandon the Merger, at any time prior to the effective time of the Merger if:

•

the Merger has not been consummated by March 10, 2021, which date may be extended by two months by either Parent or the Company (upon the recommendation of the Special Committee) if CFIUS Clearance has not been received but all other conditions to the closing of the Merger have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the closing of the Merger (so long as such conditions are reasonably capable of being satisfied)) and such party seeking to extend has complied in all material respects with its obligations to use reasonable best efforts to consummate the Merger, including to use reasonable best efforts to obtain CFIUS Clearance

(an “Outside Date Termination”);

•	the special meeting has been held and the Company Stockholder Approval has not been obtained at such special meeting or at any adjournments or postponements thereof (a “Stockholder Vote Termination”);

•

any order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger has become final and non-appealable (whether before or after the Company Stockholder Approval is obtained) (a “Restraints Termination”); or

•

(i) the President of the United States publicly announces a decision to suspend or prohibit the Merger pursuant to the DPA or (ii) after CFIUS notifies Parent or the Company in writing that CFIUS intends to send a report to the President of the United States recommending that the President of the United States act to suspend or prohibit the Merger pursuant to the DPA, Parent determines in good faith that the condition relating to CFIUS Clearance is unlikely to be satisfied on terms that do not give rise to a Burdensome Condition and provides the Company with written notice of such determination (a “CFIUS Termination”).

However, (i) the right to effect an Outside Date Termination will not be available to any party whose breach of any provision of the Merger Agreement has been a principal cause of or results in the failure of the Merger to be consummated by such time, (ii) the right to effect a Restraints Termination will not be available to any party whose breach of any provision of the Merger Agreement has been a principal cause of or results in such order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger, and (iii) the right to effect a CFIUS Termination will not be available to any party whose breach of any provision of the Merger Agreement has been a principal cause of or results in the events giving rise to such CFIUS Termination.

The Company (upon the recommendation of the Special Committee) may terminate the Merger Agreement, and abandon the Merger:

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at any time prior to receipt of the Company Stockholder Approval, in order to concurrently enter into an Alternative Acquisition Agreement that constitutes a Superior Proposal, if (i) the Company and its representatives have complied in all material respects with the requirements of the non-solicitation provisions of the Merger Agreement and (ii) the Company immediately prior to, or concurrently with, such termination pays to Parent in immediately available funds the applicable Termination Fee so long as Parent has provided the Company with wire instructions for such payment (a “Superior Proposal Termination”);

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prior to the effective time of the Merger, Parent or Merger Sub has breached any representation, warranty, covenant or agreement made by Parent or Merger Sub in the Merger Agreement such that certain closing conditions specifically set forth in the Merger Agreement would not be satisfied, and such breach or failure of a condition is not curable or, if curable, is not cured prior to the earlier of (i) the 30th day after written notice thereof is given by the Company to Parent and (ii) the date that is two business days prior to the Outside Date (a “Parent Breach Termination”); or

•

prior to the effective time of the Merger, if all of the conditions to Parent’s obligation to consummate the Merger have been satisfied (other than those conditions that by their nature cannot be satisfied other than at the closing of the Merger) and Parent and Merger Sub fail to consummate the transactions contemplated by the Merger Agreement on the date the closing of the Merger should have occurred pursuant to the terms of the Merger Agreement if (i) the Company has previously given to Parent three days’ written notice of its intention to terminate the Merger Agreement, which notice will not be effective unless such notice irrevocably confirms that all conditions to the Company’s obligations to consummate the Merger have been satisfied (other than those conditions that by their nature cannot be satisfied other than at the closing of the Merger) or that the Company is willing to waive all unsatisfied conditions and it stands ready, willing and able to consummate the closing of the Merger, and (ii) such notice is given no earlier than the date the closing of the Merger should have occurred pursuant to the terms of the Merger Agreement (a “Parent Closing Failure Termination”).

However, the right to effect a Parent Breach Termination will not be available to the Company if the Company is then in breach of the Merger Agreement so as to cause certain conditions to closing specified in the Merger Agreement not to be capable of being satisfied.

Parent may terminate the Merger Agreement and abandon the Merger if:

•

prior to receipt of the Company Stockholder Approval, the Board or any committee thereof (including the Special Committee) has made an Adverse Recommendation Change (an “Adverse Recommendation Change Termination”); or

•

prior to the effective time of the Merger, the Company has breached any representation, warranty, covenant or agreement made by the Company in the Merger Agreement such that certain closing conditions specifically set forth in the Merger Agreement would not be satisfied, and such breach or failure of a condition is not curable or, if curable, is not cured prior to the earlier of (i) the 30th day after written notice thereof is given by Parent to the Company and (ii) the date that is two business days prior to the Outside Date (a “Company Breach Termination”).

However, the right to effect a Company Breach Termination will not be available to Parent if Parent is then in breach of the Merger Agreement so as to cause certain conditions to closing specified in the Merger Agreement not to be capable of being satisfied.

Termination Fees

Under certain circumstances, the Company may be required to pay Parent a fee in connection with the termination of the Merger Agreement (the “Termination Fee”), or Parent may be required to pay the Company a fee in connection with the termination of the Merger Agreement (the “Parent Termination Fee”).

The Company is obligated to pay Parent a Termination Fee of $6 million in the following circumstances:

•

if Parent effects an Adverse Recommendation Change Termination in a circumstance in which the Adverse Recommendation Change giving rise to the right of termination is based on the submission of an Acquisition Proposal (i) prior to the No-Shop Period Start Date or (ii) on or after the No-Shop Period Start Date and prior to the Cut Off Time by an Excluded Party, then the Company will be obligated to pay such Termination Fee within two business days after the date of such termination; or

•

if the Company effects a Superior Proposal Termination (i) prior to the No-Shop Period Start Date or (ii) on or after the No-Shop Period Start Date and prior to the Cut Off Time to enter into an Alternative Transaction Agreement providing for a Superior Proposal with any Excluded Party, then the Company will be obligated to pay such Termination Fee immediately prior to, or concurrently with, such termination.

The Company is obligated to pay Parent a Termination Fee of $12 million in the following circumstances:

•

if (i) either Parent or the Company effects an Outside Date Termination or a Stockholder Vote Termination or Parent effects a Company Breach Termination, (ii) any person has announced, commenced, publicly disclosed, made or made known to the Company an Acquisition Proposal, and has not withdrawn such Acquisition Proposal, prior to the special meeting (in the case of a Stockholder Vote Termination) or such termination (in the case of an Outside Date Termination or Company Breach Termination), and (iii) within 12 months of such termination the Company has entered into a definitive agreement with respect to any Acquisition Proposal or the transactions contemplated by any Acquisition Proposal are consummated (in which case the references to “20%” in the definition of

Acquisition Proposal will be deemed to be references to “50%”), then the Company will be obligated to pay Parent a Termination Fee of $12 million upon the earlier of entering into such definitive agreement with respect to such Acquisition Proposal and consummation of the transactions contemplated by such Acquisition Proposal;

•

if Parent effects an Adverse Recommendation Change Termination in a circumstance in which the Adverse Recommendation Change giving rise to the right of termination is based on the submission of an Acquisition Proposal (i) on or after the No-Shop Period Start Date or (ii) if by an Excluded Party, after the Cut Off Time, then the Company will be obligated to pay such Termination Fee within two business days after the date of such termination; or

•

if the Company effects a Superior Proposal Termination (i) on or after the No-Shop Period Start Date or (ii) if to enter into an Alternative Transaction Agreement providing for a Superior Proposal with any Excluded Party, after the Cut Off Time, then the Company will be obligated to pay such Termination Fee immediately prior to, or concurrently with, such termination.

Parent is obligated to pay a Parent Termination Fee of $24 million no later than two business days after the Company effects a Parent Breach Termination or a Parent Closing Failure Termination or either the Company or Parent effects an Outside Date Termination (in circumstances in which the Company could have effected a Parent Breach Termination or a Parent Closing Failure Termination).

Remedies; Specific Performance

The parties to the Merger Agreement may be entitled to specific performance of the terms of the Merger Agreement, including an injunction or injunctions to prevent breaches of the Merger Agreement. The Company’s right to obtain an injunction or injunctions, or other appropriate form of specific performance or equitable relief, in each case with respect to causing the equity financing from the Equity Investors to be funded at any time or to effect the closing of the Merger, is, however, subject to (i) the satisfaction or waiver of each of the mutual conditions to the parties’ obligations to consummate the Merger and the conditions to Parent’s and Merger Sub’s obligations to consummate the Merger (other than those conditions that, by their terms, cannot be satisfied until the closing of the Merger but which are fully capable of being satisfied and will be satisfied at the closing of the Merger), (ii) Parent and Merger Sub failing to consummate the Merger by the date on which the closing of the Merger is required to have occurred pursuant to the Merger Agreement, and (iii) the Company having irrevocably confirmed in writing that (a) all of the conditions to the Company’s obligations to consummate the Merger have been satisfied or that it is willing to waive any of such conditions to the extent not so satisfied and (b) if specific performance is granted and the equity financing is funded, then the Company will proceed with the closing of the Merger.

Subject to the Company’s rights to specific performance, the sole and exclusive remedy of the Company, its subsidiaries and certain related parties as described in the Merger Agreement against the Participants and certain related parties as described in the Merger Agreement for any loss or damage suffered as a result of the failure of the Merger or the other transactions contemplated by the Merger Agreement to be consummated or for a breach of any representation, warranty, covenant or agreement or other failure to perform under the Merger Agreement or any other document in connection therewith or otherwise or in respect of any oral representation made or alleged to have been made in connection therewith is the Company’s right, if applicable, to (i) receive from Parent the Parent Termination Fee in an amount of $24 million, and (ii) receive reimbursement of costs and expenses, together with interest, if such termination fee is not paid when due and in accordance with the Merger Agreement.

Subject to Parent’s and Merger Sub’s rights to specific performance, the sole and exclusive remedy of the Participants and certain related parties as described in the Merger Agreement against the Company, its subsidiaries and certain related parties as described in the Merger Agreement for any loss or damage suffered as a result of the failure of the Merger or the other transactions contemplated by the Merger Agreement to be consummated or for a breach of any representation, warranty, covenant or agreement or other failure to perform under the Merger Agreement or any other document in connection therewith or otherwise or in respect of any oral representation made or alleged to have been made in connection therewith is Parent’s right, if applicable, to (i) receive from the Company a termination fee in an amount of $12 million or $6 million (as applicable), and (ii) receive reimbursement of costs and expenses, together with interest, if such termination fee is not paid when due and in accordance with the Merger Agreement.

While the parties may pursue both a grant of specific performance and payment of the applicable termination fee, none of them will be permitted or entitled to receive both a grant of specific performance that results in the consummation of the Merger and the applicable termination fee.

Amendment

The Merger Agreement may be amended in writing signed by the Company (acting through the Special Committee), Parent and Merger Sub (or, in case of a waiver of any provision of the Merger Agreement, by a party against whom the waiver is to be effective). After receipt of the Company Stockholder Approval, if any amendment or waiver requires further approval of the Company’s stockholders, such amendment or waiver will be subject to the approval of the stockholders of the Company. Either party may extend the time for the performance by the other party of its obligations, waive any inaccuracies in the representations and warranties of the other party or waive compliance with any covenants or conditions contained in the Merger Agreement. No failure or delay by the Company or Parent in exercising any right under the Merger Agreement operates as a waiver thereof.

Special Committee

No amendment or waiver of any provision of the Merger Agreement and no decision or determination will be made, or action taken, by the Company under or with respect to the Merger Agreement without first obtaining the approval of the Special Committee.

Governing Law

The Merger Agreement is governed by the laws of the State of Delaware.

ADJOURNMENT OF THE SPECIAL MEETING

(THE ADJOURNMENT PROPOSAL—PROPOSAL 2)

The Proposal

The Company’s stockholders are being asked to approve a proposal that will give us authority from such stockholders to adjourn the special meeting for the purpose of soliciting additional proxies in favor of the Merger Agreement Proposal if there are insufficient votes at the time of the special meeting to approve the Merger Agreement Proposal. If a quorum is not present, the person presiding at the special meeting may adjourn the special meeting from time to time until a quorum exists.

In addition, the Board could postpone the special meeting before it commences, subject to the terms of the Merger Agreement. If the special meeting is adjourned or postponed, stockholders who have already submitted their proxies will be able to revoke them at any time prior to the final vote on the proposals. If the adjournment is for more than 30 days, or if, after the adjournment, a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting.

Vote Required and Board Recommendation

The vote on the Adjournment Proposal is a vote separate and apart from the vote on the Merger Agreement Proposal. Accordingly, you may vote to approve the Merger Agreement Proposal and vote not to approve the Adjournment Proposal, and vice versa.

Assuming a quorum exists, approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock outstanding at the close of business on the record date that are present in person or represented by proxy at the special meeting. Abstentions will have the same effect as a vote “AGAINST” the Adjournment Proposal, but the failure to vote your shares will have no effect on the outcome of the proposal, assuming that a quorum exists. Broker non-votes, if any, will have no effect on the outcome of the Adjournment Proposal, assuming that a quorum exists. If you sign and return a proxy and do not indicate how you wish to vote on the Adjournment Proposal, your shares will be voted in favor of the Adjournment Proposal. The Company does not intend to call a vote on this proposal if the Merger Agreement Proposal has been approved at the special meeting.

The Board (without the participation of Tony (Bizuo) Liu, Darren O’Brien and Hansheng Zhou, who abstained from voting given their relationships with the Buyer Consortium) recommends that you vote “FOR” the Adjournment Proposal.

MERGER-RELATED EXECUTIVE COMPENSATION ARRANGEMENTS

(THE ADVISORY COMPENSATION PROPOSAL—PROPOSAL 3)

The Proposal

As required by Item 402(t) of Regulation S-K and Section 14A of the Exchange Act, the Company is providing its stockholders with the opportunity to cast a nonbinding, advisory vote on “golden parachute” compensation that may become payable to its named executive officers in connection with the consummation of the Merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled “Special Factors—Interests of Certain Persons in the Merger—Golden Parachute Compensation.”

Vote Required and Board Recommendation

Section 14A of the Exchange Act requires the Company to provide its stockholders with the opportunity to cast an advisory (non-binding) vote on certain “golden parachute” compensation that may be payable to its named executive officers in connection with the consummation of the Merger. As required by those rules, the Company is asking its stockholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to the Company’s named executive officers in connection with the Merger, as disclosed in the table entitled “Golden Parachute Compensation” pursuant to Item 402(t) of Regulation S-K including the associated narrative discussion, and the agreements or understandings pursuant to which such compensation may be paid or become payable, are hereby APPROVED.”

The vote on the Advisory Compensation Proposal is a vote separate and apart from the vote on the Merger Agreement Proposal. Accordingly, you may vote to approve the Merger Agreement Proposal and vote not to approve the Advisory Compensation Proposal, and vice versa. Approval of the Advisory Compensation Proposal is only advisory in nature and it will not be binding on the Company, Parent or the Surviving Corporation. Accordingly, because the Company is contractually obligated to pay such Merger-related compensation, such compensation will be paid or payable, subject only to the conditions applicable thereto, if the Merger Agreement Proposal is approved, regardless of the outcome of the advisory vote.

Assuming a quorum exists, approval of the Advisory Compensation Proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock outstanding at the close of business on the record date that are present in person or represented by proxy at the special meeting. Abstentions will have the same effect as a vote “AGAINST” the Advisory Compensation Proposal, but the failure to vote your shares will have no effect on the outcome of the proposal, assuming that a quorum exists. Broker non-votes, if any, will have no effect on the outcome of the Advisory Compensation Proposal, assuming that a quorum exists. If you sign and return a proxy and do not indicate how you wish to vote on the Advisory Compensation Proposal, your shares will be voted in favor of the proposal.

The Board (without the participation of Tony (Bizuo) Liu, Darren O’Brien and Hansheng Zhou, who abstained from voting given their relationships with the Buyer Consortium) recommends that you vote “FOR” the Advisory Compensation Proposal.

RIGHTS OF APPRAISAL

Holders of shares of Common Stock who do not vote in favor of the Merger Agreement Proposal, who properly demand appraisal of their shares and who otherwise comply with the requirements of Section 262 of the DGCL will be entitled to appraisal rights under Section 262 of the DGCL in connection with the Merger. In order to exercise and perfect appraisal rights, such holders of shares must properly and in a timely manner follow the steps summarized below.

The following summary is a description of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is attached to this proxy statement as Annex C and incorporated by reference herein. To the extent there are any inconsistencies between the following summary and Section 262, the DGCL will govern. The following summary does not constitute legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262 of the DGCL.

Under Section 262 of the DGCL, holders of shares of Common Stock who (1) do not vote in favor of the Merger Agreement Proposal, (2) continuously are the record holders of such shares through the effective time of the Merger, and (3) otherwise follow the procedures set forth in Section 262 of the DGCL will be entitled to have the “fair value” (as defined pursuant to Section 262 of the DGCL) of their shares determined by the Delaware Court of Chancery and to receive payment in cash of the fair value of those shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value. The “fair value” of such shares as determined by the Delaware Court of Chancery may be less than, equal to or more than the consideration (i.e., $19.75 per share, without any interest, pursuant to the Merger Agreement) that you would otherwise be entitled to receive under the terms of the Merger Agreement.

Under Section 262 of the DGCL, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who were stockholders of record at the close of business on the record date for notice of such meeting that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement shall constitute such notice, and the full text of Section 262 of the DGCL is attached to this proxy statement as Annex C, in compliance with the requirements of Section 262 of the DGCL.

Any holder of shares of Common Stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should carefully review the following discussion and Annex C. Failure to timely and properly comply with the requirements of Section 262 of the DGCL will result in the stockholder’s forfeiture or waiver of appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of Common Stock, if a stockholder considers exercising such rights, such stockholder should consider seeking the advice of legal counsel.

Stockholders wishing to exercise the right to seek an appraisal of their shares of Common Stock must do ALL of the following:

•	the stockholder must deliver to the Company a written demand for appraisal before the vote on the Merger Agreement Proposal at the special meeting;

•

the stockholder must continuously hold his, her or its shares of Common Stock from the date of making the demand through the effective time of the Merger (the stockholder will lose appraisal rights if the stockholder transfers the shares before the effective time of the Merger);

•

the stockholder must not vote or submit a proxy in favor of, or consent in writing to, the Merger Agreement Proposal with respect to the shares of Common Stock for which the stockholder intends to demand appraisal; and

•

the stockholder or any other stockholder or beneficial owner of shares of Common Stock entitled to appraisal in connection with the Merger must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares of Common Stock of all such stockholders within 120 days after the effective time of the Merger. The Company, as the Surviving Corporation to the Merger, is under no obligation to file any such petition and has no intention of doing so. Accordingly it is the obligation of the stockholder to initiate all necessary action to perfect his, her or their appraisal rights in respect of his, her or their shares of Common Stock within the time prescribed in Section 262 of the DGCL.

If any of these conditions is not satisfied with respect to any of the stockholder’s shares of Common Stock and the Merger is consummated, the stockholder will be entitled to receive the Per Share Merger Consideration for such shares as provided in the Merger Agreement, but the stockholder will not have appraisal rights with respect to such shares. A proxy with respect to such shares that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the Merger Agreement Proposal, result in the loss of the stockholder’s right of appraisal with respect to such shares and nullify any previously delivered written demand for appraisal in respect thereof. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must either revoke such proxy, submit a later-dated proxy with respect to such shares containing instructions to vote “AGAINST” the adoption and approval of the Merger Agreement Proposal, “ABSTAIN” from voting on the Merger Agreement Proposal or attend the special meeting and vote in person “AGAINST” the Merger Agreement Proposal or “ABSTAIN” from voting on the Merger Agreement Proposal with respect to such shares.

Filing Written Demand

Any holder of shares of Common Stock wishing to exercise appraisal rights must deliver to the Company, before the vote on the Merger Agreement Proposal at the special meeting, a written demand for the appraisal of the stockholder’s shares. Neither voting against the Merger Agreement Proposal, nor abstaining from voting or failing to vote for the Merger Agreement Proposal, will, in and of itself, constitute a demand for appraisal satisfying the requirements of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote on the Merger Agreement Proposal. The demand for appraisal must reasonably inform the Company of the identity of the holder of record of shares of Common Stock and the intention of the holder to demand an appraisal of the fair value of his, her or its shares of Common Stock. A stockholder’s failure to deliver to the Company the written demand prior to the taking of the vote on the Merger Agreement Proposal at the special meeting of stockholders will result in the loss of appraisal rights.

Only a holder of record of shares of Common Stock, or a person duly authorized and explicitly purporting to act on such holder’s behalf, will be entitled to demand an appraisal of the shares registered in that holder’s name on the date the written demand for appraisal is made. A demand for appraisal should be executed by or on behalf of the holder of record and set forth, fully and correctly, the holder’s name as it appears on the holder’s stock certificate(s) or in the transfer agent’s records, and in the case of uncertificated shares, should specify the holder’s mailing address and the number of shares registered in the holder’s name. The demand should state that the person intends thereby to demand appraisal of the holder’s shares in connection with the Merger. If the shares are owned of record by a person other than the beneficial owner, such as by a broker, fiduciary, depository or other nominee, execution of the demand should be made in that capacity and must identify the record owner(s), and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy-in-common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. If a stockholder holds shares of Common Stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

A record holder, such as a broker, dealer, commercial bank, trust company, fiduciary or other nominee who holds shares as the nominee for several beneficial owners may exercise appraisal rights with respect to the shares of Common Stock held for one or more beneficial owners while not exercising such rights with respect to the shares held for other beneficial owners. In such case, the written demand should set forth the number of shares as to which appraisal is sought. If the number of shares of Common Stock is not expressly stated, the demand will be presumed to cover all shares held in the name of the record owner. If a stockholder holds shares in an account with a broker, dealer, commercial bank, trust company, fiduciary or other nominee and wishes to exercise his, her or its appraisal rights, the stockholder should consult with the broker, dealer, commercial bank, trust company, fiduciary or other nominee to determine the appropriate procedures for the making of a demand for appraisal.

All written demands for appraisal pursuant to Section 262 of the DGCL should be sent or delivered to the Company at:

Cellular Biomedicine Group, Inc.

209 Perry Parkway, Suite 13

Gaithersburg, Maryland 20877

Attention: Corporate Secretary

At any time within 60 days after the effective time of the Merger, any stockholder who has demanded an appraisal but has not commenced an appraisal proceeding or joined an appraisal proceeding as a named party may withdraw his, her or its demand for appraisal and accept the Per Share Merger Consideration offered pursuant to the Merger Agreement by delivering to the Company, as the Surviving Corporation of the Merger, a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time of the Merger will require written approval of the Company, as the Surviving Corporation. If the Company, as the Surviving Corporation, does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who properly withdraws a demand for appraisal within 60 days after the effective time of the Merger, if the Delaware Court of Chancery does not approve the dismissal of the stockholder to an appraisal proceeding, or if rights to appraisal otherwise cease, the stockholder will be entitled to receive only the appraised fair value of his, her or its shares of Common Stock determined in any such appraisal proceeding plus interest, which fair value could be less than, equal to or more than the Per Share Merger Consideration being offered pursuant to the Merger Agreement. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just, provided, however, that this provision shall not affect the right of any stockholder who has made an appraisal demand but has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the consummation of the Merger within 60 days after the effective time of the Merger.

Notice by the Surviving Corporation

Within ten days after the effective time of the Merger, the Company, as the Surviving Corporation in the Merger, must notify each holder of Common Stock who has made a written demand for appraisal pursuant to Section 262 of the DGCL, and who has not voted in favor of the Merger Agreement Proposal, of the effective time of the Merger.

Filing a Petition for Appraisal

Within 120 days after the effective time of the Merger, but not thereafter, either the Company, as the Surviving Corporation, or any holder of Common Stock who has complied with Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all dissenting holders. If a petition for appraisal is not timely filed, the right to appraisal will cease. The Company, as the Surviving Corporation, is under no obligation, and has no present intention, to file such a petition, and holders of Common Stock should not assume that the Company, as the Surviving Corporation, will file a petition or initiate any negotiations with respect to the fair value of the shares of Common Stock. Accordingly, it is the obligation of the holders of shares of Common Stock to initiate all necessary action to perfect their appraisal rights in respect of shares of Common Stock within the period prescribed in Section 262 of the DGCL.

Within 120 days after the effective time of the Merger, any holder of Common Stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Company, as the Surviving Corporation, a statement setting forth the aggregate number of shares not voted in favor of the Merger Agreement Proposal and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement must be mailed within 10 days after the date on which the written request for such statement was received by the Company, as the Surviving Corporation or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. Notwithstanding the foregoing requirement that a demand for appraisal must be made by or on behalf of the record owner of the shares, a person who is the beneficial owner of shares of Common Stock held either in a voting trust or by a nominee on behalf of such person, and as to which demand has been properly made and not effectively withdrawn, may, in such person’s own name, file a petition for appraisal or request from the Company, as the Surviving Corporation, the statement described in this paragraph.

Upon the filing of the petition for appraisal by any holder of shares of Common Stock, service of a copy thereof shall be made upon the Company, which, as the Surviving Corporation, will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list (the “Verified List”) containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. After notice to the Company, as the Surviving Corporation, and the stockholders from the Delaware Register in Chancery as required by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who have demanded payment for their shares of Common Stock and who hold stock represented by certificates to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and, if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder. The Delaware Court of Chancery must dismiss the appraisal proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (i) the total number of shares of Common Stock entitled to appraisal exceeds 1% of the outstanding shares of Common Stock, or (ii) the value of the consideration provided in the Merger for such total number of shares of Common Stock exceeds $1 million. Where proceedings are not dismissed, the appraisal proceeding will be conducted, as to the shares of Common Stock owned by such stockholders, in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings.

Determination of Fair Value

After the Delaware Court of Chancery determines which stockholders are entitled to appraisal, the appraisal proceedings will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceedings, the Delaware Court of Chancery will determine the fair value of the shares of Common Stock as of the effective time of the Merger after taking into account all relevant factors, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, and except as provided in subsection (h) of Section 262 of the DGCL, interest from the effective time of the Merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the Merger and the date of payment of the judgment. Notwithstanding anything herein to the contrary, at any time before the entry of judgment in the proceedings, the Company, as the Surviving Corporation, may pay to each stockholder entitled to appraisal an amount in cash, in which case interest will accrue thereafter only upon the sum of (i) the difference, if any, between the amount paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (ii) interest theretofore accrued, unless paid at that time.

In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the Delaware Court of Chancery must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the Merger that throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the Merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion that does not encompass known elements of value” but, rather, applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as, or less than, the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Merger, is not an opinion as to, and does not otherwise address, “fair value” under Section 262 of the DGCL. Although the Company believes that the Per Share Merger Consideration is fair, no representation is made as to the outcome of any appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Per Share Merger Consideration that stockholders would otherwise be entitled to receive in accordance with the terms of the Merger Agreement. Neither Parent nor the Company anticipates offering more than the Per Share Merger Consideration to any stockholder exercising appraisal rights, and the Company reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262 of the DGCL, the fair value of a share of Common Stock is less than or equal to the Per Share Merger Consideration.

Upon application by the Company, as the Surviving Corporation, or by any stockholder entitled to participate in an appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the Verified List and who has submitted such stockholder’s certificates of stock to the Delaware Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he, she or it is not entitled to appraisal rights. The Delaware Court of Chancery shall direct the payment of the fair value of the shares, together with interest, if any, by the Company, as the Surviving Corporation, to the stockholders entitled thereto. Payment shall be so made to each such stockholder upon the surrender to the Company, as the Surviving Corporation, of his, her or its certificates in the case of a holder of certificated shares. Payment shall be made forthwith in the case of holders of uncertificated shares. The Delaware Court of Chancery’s decree may be enforced as other decrees in such Court may be enforced.

The costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and allocated to the parties as the Delaware Court of Chancery deems equitable. Upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by a stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, to be charged pro rata against the value of all the shares of Common Stock entitled to appraisal. In the absence of such determination or assessment, each party bears its own expense.

Any stockholder who has duly demanded and perfected appraisal rights in compliance with Section 262 of the DGCL will not, after the effective time of the Merger, be entitled to vote his, her or its shares subject to that demand for any purpose or be entitled to the payment of dividends or other distributions thereon, except dividends or other distributions payable to holders of record of shares of Common Stock as of a date prior to the effective time of the Merger.

If no petition for appraisal is filed within 120 days after the effective time of the Merger, or if any stockholder who demands appraisal of shares of Common Stock under Section 262 of the DGCL fails to perfect, successfully withdraws or loses such stockholder’s right to appraisal, then the right of such stockholder to appraisal will cease and such stockholder’s shares of Common Stock will be deemed to have been automatically cancelled, cease to exist and converted at the effective time of the Merger into the right to receive the Per Share Merger Consideration pursuant to the Merger Agreement. In addition, as indicated above, a stockholder may withdraw his, her or its demand for appraisal in accordance with Section 262 of the DGCL and accept the Per Share Merger Consideration offered pursuant to the Merger Agreement.

Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL will result in the loss of a stockholder’s statutory appraisal rights.

In view of the complexity of Section 262 of the DGCL, the Company’s stockholders who may wish to pursue appraisal rights are encouraged to consult their legal advisors. To the extent there are any inconsistences between the foregoing summary and Section 262 of the DGCL, Section 262 of the DGCL will govern.

IMPORTANT INFORMATION REGARDING CELLULAR BIOMEDICINE GROUP, INC.

Company Background

Cellular Biomedicine Group, Inc. is a Delaware corporation. Originally incorporated in Arizona in 2011 and known as EastBridge Investment Group Corporation, the Company is a clinical-stage biopharmaceutical company committed to using our proprietary cell-based technologies to develop immunotherapies for the treatment of cancer and stem cell therapies for the treatment of degenerative diseases.

If the Merger is consummated, then the Company will be wholly owned by Parent, which will be owned by the Equity Investors and the Rollover Stockholders, and the Common Stock will be delisted from, and no longer traded on, Nasdaq and will be deregistered under the Exchange Act.

During the past five years, neither the Company nor any of the Company’s directors or executive officers listed below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). In addition, during the past five years, except as set forth below, neither the Company nor any of the Company’s directors or executive officers listed below has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Directors and Executive Officers

The Board presently consists of eight members. The persons listed below are the directors and executive officers of the Company as of the date of this proxy statement. The principal business address and telephone number of each executive officer is: 209 Perry Parkway, Suite 13, Gaithersburg, Maryland 20877, telephone number +1 (301) 825-5320. Except as noted below, each of the individuals listed below is a citizen of the United States.

Directors

Chun Kwok Alan Au–Director & Chair of the Special Committee

Mr. Au has served as a member of our Board since November 2014. He currently serves as a member of the Nominating and Corporate Governance Committee and Chair of the Special Committee. Mr. Au has nearly 20 years of experience across healthcare investment banking, private equity and venture capital investments in Asia/China. He is Founder/Managing Partner at GT Healthcare Group, a private equity fund focusing on cross border healthcare investments founded in 2015. Mr. Au was an Adviser to Simcere Pharmaceutical Group, a pharmaceutical company in China (previously listed on NYSE: SCR, privatized in December 2013, when Mr. Au was Chairman of the Special Committee of the Board) from 2013 to 2014. He was also a member of the Board, Audit Committee and Compensation Committee of China Nepstar Chain Drugstore Ltd. (NYSE: NPD, privatized in September 2016) from 2013 to 2016. Mr. Au currently also serves as a panel member in Biotechnology for the Innovation and Technology Fund of the Hong Kong SAR Government since 2014. Before that, Mr. Au was Head of Asia Healthcare Investment Banking of Deutsche Bank Group, advising healthcare IPOs and M&A in the region between 2011 and 2012. Prior to that, he was Executive Director at JAFCO Asia Investment Group, responsible for healthcare investments in China from 2008 to 2010, and Investment Director at Morningside Group, responsible for healthcare investments in Asia from 2000 to 2005. From 1995 to 1999, Mr. Au worked at KPMG and KPMG Corporate Finance Ltd., responsible for regional M&A transactions and financial advisory services. Mr. Au is a Certified Public Accountant in the U.S. and holds the Chartered Financial Analyst (CFA) designation. He is an associate member of the Hong Kong Institute of Financial Analysts and member of the American Institute of Certified Public Accountants. Mr. Au received his Bachelor’s degree in Psychology from the Chinese University of Hong Kong, and a Master’s degree in Management from Columbia Business School in New York. In considering Mr. Au’s eligibility to serve on the Board, the Board considered Mr. Au’s investment banking and capital markets experience, as well as healthcare and pharmaceutical industry specific expertise. Mr. Au is a citizen of Hong Kong SAR, China.

Terry A. Belmont–Chairman of the Board and Director

Mr. Belmont has been serving CBMG as an Independent Director since December 2013 and as Vice Chairman of the Board from March 2015 to January 2016, when he was elected to serve as Chairman of the Board. He also serves as a member of the Company’s Audit Committee. Mr. Belmont has over 20 years of experience in leading major academic and non-academic medical centers and healthcare entities with multi-campus responsibility. From 2009 to 2015, Mr. Belmont was CEO of UC Irvine Medical Center, the main campus of UC Irvine Health, in Orange, California, and its licensed ambulatory facilities in Orange, Irvine, Costa Mesa, Anaheim and Santa Ana and led several expansion and renovation projects. He helped open the state-of the-art UC Irvine Douglas Hospital and led the development of a patient-centered healing garden and a 7-story clinical laboratory building. Mr. Belmont launched a 10-year facility master planning project for facility development at UC Irvine Medical Center and clinics throughout Orange County. Mr. Belmont retired from UC Irvine Medical Center in 2015. Prior to joining UC Irvine Medical Center, Mr. Belmont served as CEO of Long Beach Memorial Medical Center and Miller Children’s Hospital from 2006-2009. He has also served as president and chief executive officer in several entities, including St. Joseph Hospital of Orange, Pacific Health Resources, California Hospital Medical Center and HealthForward. Mr. Belmont’s substantial community involvement includes board positions with the Orange County World Affairs Council, Southern California College of Optometry, American Heart Association and Children’s Fund. He serves on the Board of Trustees of the University of Redlands. Mr. Belmont received his master’s in public health with a major in hospital administration from UC Berkeley, and a bachelor’s in business from the University of Redlands. In considering Mr. Belmont’s eligibility to serve on the Board, the Board considered Mr. Belmont’s business acumen in the healthcare industry.

Jacky (Gang) Ji–Director

Mr. Ji has been a director of the Company since October 2016. Mr. Ji has 19 years of experience in finance and investment. He has been serving as Vice President of Ant Financial since January 2016 responsible for global strategic investments of Ant Financial. Before joining Ant Financial, he served Alibaba Group as Vice President responsible for strategic investment for seven years. Prior to joining Alibaba, Mr. Ji worked for several venture capital funds and also served as an auditor of KPMG. He currently serves as a director of Asia Game Technology Ltd., a company listed on the Hong Kong Stock Exchange (HKEX: 8279) as well as several private technology companies. Mr. Ji holds a bachelor’s degree in international business management from University of International Business and Economics (Beijing). He currently serves on the Company’s Compensation Committee. In considering Mr. Ji’s eligibility to serve on the Board, the Board considered Mr. Ji’s board experience, leadership, extensive accounting and financial control background, venture capital tenure as well as multinational corporate executive management experience in a highly regulated industry. Mr. Ji is a citizen of the People’s Republic of China.

Tony (Bizuo) Liu–Chief Executive Officer, Chief Financial Officer and Director

Tony (Bizuo) Liu has served as the Company’s Chief Executive Officer since February 2016 and Chief Financial Officer since January 2014. He has also served as director of the Company since February 2013. Prior to that, from the time he joined Alibaba in 2009, Mr. Liu severed in various positions including Corporate Vice President at B2B corporate investment, corporate finance, and General Manager for a global ecommerce platform. From July 2011 to December 2012, he served as CFO for HiChina, a subsidiary of Alibaba, an Internet infrastructure service provider. From January 2013 until he joined the Company, Mr. Liu served as the Corporate Vice President at Alibaba Group, handling Alibaba’s overseas investments. Prior to joining Alibaba, Mr. Liu spent 19 years at Microsoft Corporation where he served a variety of finance leadership roles. He was the General Manager at Corporate Strategy looking after Microsoft China investment strategy and Microsoft corporate strategic planning process. Mr. Liu was a leader in Microsoft’s corporate finance organization during the 1990s as Corporate Accounting Director. Mr. Liu earned a B.S. degree in Physics from Suzhou University, Suzhou, China and has completed MBA/MIS course work at Seattle Pacific University. Mr. Liu obtained his Washington State CPA certificate in 1992. In considering Mr. Liu’s eligibility to serve on the Board, the Board considered Mr. Liu’s position as Chief Executive Officer of the Company and his extensive leadership and finance experience with global corporations.

Steve (Wentao) Liu–Director

Dr. Liu has been a director of the Company since October 2013. Mr. Liu has over 30 years of professional career encompassing biomedicine, clean energy and semiconductor industries. He has led multi-national businesses as well as entrepreneurial companies, with a proven track record of delivering financial results and shareholder value. Prior to joining the Company, Mr. Liu served on boards of directors of various public and private companies in the United States, China, Hong Kong, Canada, and Australia. Mr. Liu previously served as Chairman and CEO of Cellular Biomedicine Group, Inc. from March, 2012 to September, 2013. In October 2013, he transitioned to the role of Executive Chairman of the Board and, in February 2016, to the role of director and strategic advisor to CBMG’s management. Prior to CBMG, Mr. Liu served as President and CEO of Seeo Inc. from July 2010 to February 2012, and as director through August 2015, where he led a team of scientists and entrepreneurs for the development of solid-state lithium ion battery for electric vehicles and smart grid applications. Before that, Mr. Liu worked for 25 years in the semiconductor industry. From 2003 to 2009, he was President and CEO of Shanghai Huahong NEC Electronics Company (now HHGRACE). From 1989 to 2002, he was Vice President and GM of Peregrine Semiconductor, Vice President and GM of Integrated Device Technology, Vice President and General Manager of Quality Semiconductor and Managing Director of Quality Semiconductor Australia. Mr. Liu served Cypress Semiconductor in various engineering capacities from 1984 to 1989. Mr. Liu earned a Bachelor’s degree in Chemistry from Nanjing University, Nanjing China. He holds a Doctorate in Physical Chemistry from Rensselaer Polytechnic Institute, Troy New York.

Darren O’Brien–Director

Mr. O’Brien has been a director of the Company since May 2019. He has over 20 years of experience in private equity and investment banking. Since May 2013 to the present, Mr. O’Brien has worked at Sailing Capital, a global private equity firm based in Hong Kong and is a Managing Director & Partner. From 2007 to 2012, Mr. O’Brien was at Credit Suisse (Asia Pacific) last serving as the Head of Power, Utilities and Infrastructure investment banking. Previously, Mr. O’Brien worked for ABN AMRO Bank, ING Barings and Furman Selz in investment banking in various industry coverage sectors. Mr. O’Brien received his Bachelor of Science in Foreign Service degree from Georgetown University and he is a CFA charterholder. Mr. O’Brien’s significant corporate involvement includes board positions with Soneva Holdings Pte. Ltd, Impossible Foods Inc, Brookstone Holdings Corp and Alphaeon Corp. In considering Mr. O’Brien’s eligibility to serve on the Board, the Board considered Mr. O’Brien’s professional experience in international finance and investment management.

Edward Thomas Schafer–Director

Mr. Schafer has been a director of the Company since October 2019. He has served on audit and compensation committees for public companies and has deep experience in strategic planning in both the private and public sectors. Mr. Schafer has served as Vice Chairman of Bion Environmental Technologies Inc., an agriculture technology company, since 2011. Mr. Schafer is Co-Founder of Extend America, a rural America wireless communication company. He is a board member of AGCO-Amity JV, and Vice Chairman of Amity Technology LLP, agricultural equipment companies, and previously served on the board of Northstar Capital Partners LLC, a financial services company. Mr. Schafer is also Chairman of Dynamic Food Ingredients, and a board member of the Center for Innovation at the University of North Dakota and teaches a leadership class at North Dakota State University. Mr. Schafer was elected as governor of the State of North Dakota in two consecutive terms, is a past chair of the Republican Governors Association, the Midwestern Governors’ Association, the Interstate Oil and Gas Compact, the Western Governors’ Association and served as the 29th United States Secretary of Agricultural from 2008 to 2009. Mr. Schafer holds a master’s degree in Business Administration from the University of Denver. In considering Mr. Schafer’s eligibility to serve on the Board, the Board considered Mr. Schafer’s business acumen, administration and management experience in the public and private sectors.

Hangsheng Zhou–Director

Hansheng Zhou has been a director of the Company since July 2016. Hansheng Zhou is a well-respected and seasoned executive with over 28 years of experience in the science and technology industries in China. He currently serves as Chief Executive Officer and Chairman of Wuhan Dangdai Science & Technology Industries Group Co., Ltd., a China based privately held conglomerate with a substantial medical and pharmaceutical portfolio in China. Hansheng Zhou previously served as Chief Financial Officer and Managing Director of Wuhan Humanwell Healthcare Group Co., Ltd. He holds a bachelor’s degree in Cell Biology and masters in Animal Biology from Wuhan University and has also earned his PhD degree in Applied Chemistry from Beijing Institute of Technology. Hansheng Zhou is a member of the Company’s Compensation Committee. In considering Hansheng Zhou’s eligibility to serve on the Board, the Board considered Hansheng Zhou’s leadership experience in managing both large pharmaceutical companies in China and multinationals in substantially similar industries. Hansheng Zhou is a citizen of the People’s Republic of China.

Executive Officers

Other than those directors who also serve as executive officers of the Company as of the date of this proxy statement, the Company’s executive officers are listed below.

Yihong Yao–Chief Scientific Officer

Mr. Yao has been Chief Scientific Officer since August 2015. Mr. Yao brings nearly 20 years of experience in the life sciences industry and academia with strong expertise in clinical biomarker discovery and development, strategy and personalized medicine. From 2005 until his appointment as Chief Scientific Officer, Mr. Yao served in various senior scientific positions at MedImmune, including most recently as director and head of pharmacogenomics and bioinformatics in the department of Translational Sciences from 2011 to July 2015. From 2001 to 2005, Mr. Yao served as Senior Scientist, Translational Science at Abbott Bioresearch Center. He holds a bachelor’s degree in Biochemistry from Fudan University, Shanghai, China, a master’s degree in Bioinformatics from Boston University, and a PhD in Molecular Biology and Biochemistry from the University of Kansas, and he was a postdoctoral fellow at Johns Hopkins University School of Medicine.

Andrew Chan–Chief Legal Officer (General Counsel), Corporate Development & Secretary

Mr. Chan has served as Senior Vice President of Corporate Business Development since January 2014, and was appointed Secretary and General Counsel in September 2016 and February 2019, respectively. He previously served as Secretary and Chief Financial Officer from February 2011 to January 2014. From 2003 until 2011, Mr. Chan was with Jazz Semiconductor and held various management roles focusing on business operations, business and corporate development. Prior to 2003, Mr. Chan was Vice President of Business Operations and Supply Chain Management for Mindspeed Technologies. In 2000, Mr. Chan served as Vice President of Supply Chain Management at Conexant Systems. Previously, Mr. Chan’s focus was in aviation and aerospace services. He served in diverse technical and operations management roles at Eastern Airlines, Continental Express and at Allied Signal (now called Honeywell) as Sr. Director of Strategic Business Development. Mr. Chan earned a B.S. degree in Management from Embry Riddle Aeronautical University and an MBA with specialization in Computer System Management and Operations Research from Nova University. He also holds a Jurisprudence Doctorate (J.D.) degree from South Texas College of Law.

Market Price of the Common Stock and Dividend Information

Shares of Common Stock are listed and traded on Nasdaq under the symbol “CBMG.” The following table shows, for the periods indicated, the reported high and low sale prices per share on Nasdaq for the Common Stock.

	High	Low
Fiscal Year 2018
First Quarter	$22.75	$11.35
Second Quarter	$22.70	$15.95
Third Quarter	$25.00	$17.95
Fourth Quarter	$20.63	$12.04
Fiscal Year 2019
First Quarter	$20.50	$15.90
Second Quarter	$17.94	$13.78
Third Quarter	$16.70	$10.98
Fourth Quarter	$18.99	$13.80
Fiscal Year 2020
First Quarter	$17.91	$11.48
Second Quarter	$16.29	$11.90
Third Quarter	$19.50	$12.95
Fourth Quarter (through October 8, 2020)	$18.53	$18.23

On November 8, 2019, the last trading day before the announcement of the November 11 Proposal, the high and low sale prices per share of Common Stock as reported on Nasdaq were $18.10 and $17.67, respectively, and the closing sale price per share of Common Stock as reported on Nasdaq on that date was $17.67. On August 11, 2020, the last trading day prior to the announcement of the Merger Agreement, the high and low sale prices per share of Common Stock as reported on Nasdaq were $15.27 and $14.18, respectively, and the closing sale price per share of Common Stock as reported on Nasdaq on that date was $14.27. On [●], the last trading day for which information was available prior to the date of the printing of this proxy statement, the high and low sale prices per share of Common Stock as reported on Nasdaq were $[●] and $[●], respectively, and the closing sale price per share of Common Stock as reported on Nasdaq on that date was $[●].

The Company’s stockholders should obtain a current market quotation for Common Stock before making any decision with respect to the Merger. At the close of business on the record date, there were approximately [●] holders of record of Common Stock.

Since its organization, the Company has not declared or paid any cash dividends on Common Stock. Accordingly, we do not expect to declare or pay dividends on the Common Stock prior to consummation of the Merger and, under the terms of the Merger Agreement, we are prohibited from doing so.

If the Merger is consummated, there will be no further market for shares of Common Stock because the Common Stock will be delisted from, and no longer traded on, Nasdaq and will be deregistered under the Exchange Act.

Selected Historical Financial Data

Set forth below is certain selected historical financial information relating to the Company. The selected historical financial data as of and for the fiscal years ended December 31, 2019, 2018 and 2017 have been derived from the Company’s historical audited consolidated financial statements, and the selected historical financial data as of and for the six months ended June 30, 2020 and 2019 are derived from the Company’s unaudited condensed consolidated financial statements. This information is only a summary and should be read in conjunction with our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020. More comprehensive financial information is included in those reports, including management’s discussion and analysis of the financial condition and results of operations of the Company. See the section entitled “Where You Can Find Additional Information” beginning on page 204 for additional information. Historical results are not necessarily indicative of results to be expected in any future period.

	December 31, 2019	December 31, 2018	December 31, 2017	June 30, 2020	June 30, 2019
Current Assets	$34,029,640	$54,607,711	$23,794,846	$14,975,346	$59,417,120
Non-Current Assets	$63,294,660	$52,973,638	$37,367,450	$62,592,837	$58,270,126
Current Liabilities	$23,672,866	$8,041,206	$3,676,121	$28,452,118	$22,171,523
Non-Current Liabilities	$17,933,743	$14,321,751	$183,649	$16,583,514	$13,338,721

	For the Year Ended December 31,			For the Six Months Ended June 30,
	2019	2018	2017	2020	2019
Net Sales or Gross Revenues	$339,920	$224,403	$336,817	—	$49,265
Gross Profit	$277,542	$88,642	$174,599	—	$41,178
Net Loss	$(49,984,054)	$(38,945,492)	$(25,490,310)	$(25,079,586)	$(21,433,485)
Comprehensive Loss	$(49,975,812)	$(40,025,181)	$(24,763,121)	$(25,472,414)	$(21,432,884)
Net Loss Per Common Share	$(2.63)	$(2.20)	$(1.78)	$(1.29)	$(1.15)

No separate financial information is provided for Parent because Parent is a newly formed entity formed in connection with the Merger and has no independent operations. No pro forma data giving effect to the Merger has been provided. The Company does not believe that such information is material to stockholders in evaluating the Merger and the Merger Agreement because (i) the Per Share Merger Consideration consists only of cash, and (ii) if the Merger is consummated, the Common Stock will cease to be publicly traded.

Book Value Per Share

The Company’s net book value per share as of June 30, 2020 was approximately $1.67 (calculated based on 19,426,292 shares outstanding as of such date).

Ownership of Common Stock by the Participants

Other than as otherwise disclosed in this proxy statement, including as set forth in the section entitled “Security Ownership Of Certain Beneficial Owners And Management” and in this section entitled “—Ownership of Common Stock by the Participants,” none of the Participants, any director, executive officer, or controlling person of any Participant or any associate or majority-owned subsidiary of any Participant beneficially owned shares of Common Stock as of September 28, 2020, except that Mr. Leung Pak To, the director of Full Moon Resources Limited, beneficially owned 78,951 shares of Common Stock and Mr. Rui Zhang, a managing director of Sailing Capital Advisors (Hong Kong) Limited, an affiliate of Sailing Capital, was the stockholder of record of 5,000 shares of Common Stock. Assuming Mr. Leung and Mr. Zhang vote for the Merger Agreement Proposal, given that they are deemed as affiliates of the Participants, their votes will not count towards the Company Majority of the Minority Stockholder Approval, but their votes will count towards the affirmative votes to approve the Adjournment Proposal and the Advisory Compensation Proposal.

The following table contains information about the beneficial ownership of shares of Common Stock by the Management Rollover Stockholders:

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Class
Tony (Bizuo) Liu (1)	848,617	4.2%
Director, Chief Executive Officer and Chief Financial Officer

Yihong Yao (2)	111,629	*
Chief Scientific Officer

Li (Helen) Zhang (3)	115,563	*
Chief Production Officer

Chengxiang (Chase) Dai (4)	60,966	*
General Manager of the Regenerative Medicine Business Unit

(1)

Total shares owned by Tony (Bizuo) Liu includes (i) 235,017 shares of Common Stock as of September 28, 2020; (ii) 35,300 Stock Options issued under the Company’s 2011 Incentive Stock Option Plan, as amended, vested as of September 28, 2020; (iii) 255,000 Stock Options issued under the Company’s 2013 Stock Incentive Plan vested as of September 28, 2020; (iv) 318,300 Stock Options issued under the Company’s 2014 Equity Incentive Plan, as amended, vested/to be vested within 60 days of September 28, 2020; and (v) 5,000 shares of Common Stock issuable upon the vesting of RSUs under the Company’s 2014 Equity Incentive Plan, as amended, to be vested within 60 days of September 28, 2020.

(2)

Total shares owned by Yihong Yao includes (i) 50,685 shares of Common Stock as of September 28, 2020; (ii) 59,840 Stock Options issued under the Company’s 2014 Equity Incentive Plan, as amended, vested/to be vested within 60 days of September 28, 2020; and (iii) 1,104 shares of Common Stock issuable upon the vesting of RSUs under the Company’s 2014 Equity Incentive Plan, as amended, to be vested within 60 days of September 28, 2020.

(3)

Total shares owned by Li (Helen) Zhang includes (i) 24,545 shares of Common Stock as of September 28, 2020; (ii) 32,000 Stock Options issued under the Company’s 2013 Stock Incentive Plan vested as of September 28, 2020; (iii) 57,560 Stock Options issued under the Company’s 2014 Equity Incentive Plan, as amended, vested/to be vested within 60 days of September 28, 2020; and (iv) 1,458 shares of Common Stock issuable upon the vesting of RSUs under the Company’s 2014 Equity Incentive Plan, as amended, to be vested within 60 days of September 28, 2020.

(4)

Total shares owned by Chengxiang (Chase) Dai includes (i) 19,822 shares of Common Stock as of September 28, 2020; (ii) 40,040 Stock Options issued under the Company’s 2014 Equity Incentive Plan, as amended, vested/to be vested within 60 days of September 28, 2020; and (iii) 1,104 shares of Common Stock issuable upon the vesting of RSUs under the Company’s 2014 Equity Incentive Plan, as amended, to be vested within 60 days of September 28, 2020.

Transactions in Common Stock

Other than as otherwise disclosed in this proxy statement, including as set forth in the sections entitled “Special Factors—Amendment Letter to TF Bridge Loan Agreement,” “Special Factors—Yunfeng Bridge Loan Agreement,” “—Certain Transactions among the Company and the Buyer Filing Persons,” “—Transactions between the Company and TF Capital” and “—Transactions between the Company and Yunfeng Capital” and in this section entitled “—Transactions in Common Stock,” the Company, the Buyer Filing Persons and their respective affiliates have not conducted any transactions with respect to Common Stock during the past 60 days.

During the past two years, the Company has repurchased certain of its securities. On June 1, 2017, the Company announced that the Board approved a stock repurchase program granting the Company authority to repurchase up to $10 million in shares of Common Stock through open market purchases pursuant to a plan adopted in accordance with Rule 10b5-1 of the Exchange Act and in accordance with Rule 10b-18 of the

Exchange Act, under which 560,768 shares of Common Stock were repurchased for an aggregate purchase price of approximately $6.51 million, or an average of $11.62 per share.

On October 10, 2018, the Company announced that it commenced a stock repurchase program approved by the Board granting the Company authority to repurchase up to $8.48 million in shares of Common Stock through open market purchases pursuant to a plan adopted in accordance with Rule 10b5-1 of the Exchange Act and in accordance with Rule 10b-18 of the Exchange Act, under which the Company repurchased shares of Common Stock during the past two years as set forth in the following table:

	Number of Shares Purchased	Average Price Per Share
October 2018	144,038	$14.49
November 2018	83,999	$17.24
December 2018	212,694	$18.36
First Quarter 2019	54,000	$19.24

On August 12, 2020, after public announcement by the Company of the Merger Agreement and other transaction documents, the asset manager of Viktor Pan sold 15,000 and 25,000 shares of Common Stock owned by Mr. Pan in two transactions at $19.28 and $19.26 per share, respectively. Given that the asset manager has the power of attorney to act on behalf of Mr. Pan over his brokerage account, the asset manager did not discuss or consult with or obtain authorization from Mr. Pan before effecting such transactions.

Certain Transactions among the Company and the Buyer Filing Persons

Transactions between the Company and the Novartis Filing Persons

On September 25, 2018, the Company entered into a Share Purchase Agreement with Novartis, pursuant to which the Company agreed to sell to Novartis, and Novartis agreed to purchase from the Company, 1,458,257 shares of Common Stock at a purchase price of $27.43 per share for total gross proceeds of approximately $40 million. In connection with such private placement, the Company and Novartis entered into a Registration Rights Agreement pursuant to which the Company agreed, subject to certain conditions set forth therein, to file a registration statement on Form S-3 with the SEC to register resale of the shares and any securities issued or then issuable upon a stock split and other events set forth therein. At the close of business on the record date, Novartis owned an aggregate of 1,458,257 shares of Common Stock (which represented approximately [●]% of the total number of outstanding shares of Common Stock). Also on September 25, 2018, the Company, together with certain of its subsidiaries and certain other entities controlled by the Company, and Novartis entered into the Collaboration Agreement, pursuant to which, among other things, the Company agreed to collaborate with Novartis in connection with the manufacture and supply of a cell therapy. Pursuant to the Collaboration Agreement, during the term of the Collaboration Agreement, the Company (together with such subsidiaries and controlled entities) agreed not to, and agreed to cause its affiliates, licensees, and sublicensees not to, directly or indirectly, (i) license, transfer, sell, or otherwise grant to any third party any right to develop, manufacture, or commercialize certain therapies of the Company (or such subsidiaries or controlled entities) or (ii) enter into a definitive agreement providing for a transaction or series of transactions that would constitute a change of control of the Company, in each case, without first complying with the provisions of the Collaboration Agreement relating to a right of first negotiation granted in favor of Novartis. In addition, the Collaboration Agreement provides that, if the Company were to breach such right of first negotiation, Novartis could have the right to terminate the Collaboration Agreement. The Company also granted Novartis a world-wide license for certain of its intellectual property and technology. Such license is exclusive with respect to the development, manufacture and commercialization of such cell therapy and non-exclusive with respect to the development, manufacture and commercialization of other products. On December 21, 2018, the Company, Shanghai Cellular Biopharmaceutical Group Ltd., an entity controlled by the Company, Novartis, and Beijing Novartis Pharma Co., Ltd., an affiliate entity of Novartis, entered into the Supply Agreement in connection with the manufacture and supply of such cell therapy.

Concurrently with the execution and delivery of the Merger Agreement, Novartis executed the Novartis Waivers, pursuant to which Novartis agreed, with respect to the Merger, to waive (i) any early termination rights it may have under the Supply Agreement, and (ii) its rights of first negotiation and any early termination rights it may have under the Collaboration Agreement. Under the Novartis Waivers, Novartis also explicitly acknowledges that none of the members of the Buyer Consortium, other than Mr. Liu, Parent and Merger Sub, will be subject to any obligations under the Supply Agreement and the Collaboration Agreement as a result of their participation in the Merger. The Novartis Waivers will terminate if the Merger Agreement is terminated without the Merger having been consummated.

Transactions between the Company and TF Capital

On January 28, 2020, the Company and Winsor Capital Limited entered into the TF Bridge Loan Agreement, pursuant to which Winsor Capital Limited agreed to provide an unsecured loan to the Company in an aggregate principal amount of $16 million in three tranches at a simple interest rate of 6% per annum. Pursuant to the TF Bridge Loan Agreement, if a consortium of investors acquires 100% of the shares of the Company or takes the Company private by way of merger or otherwise (an “acquisition”), at the election of Winsor Capital Limited, all unpaid principal amount together with the accrued but unpaid interest under all tranches of the TF Bridge Loan may be converted into shares of Common Stock at a conversion price equal to the price per share payable in such acquisition. Under the TF Note, the Company agreed to repay all unpaid principal amount together with the accrued but unpaid interest under the TF Note on the maturity date, which was the earlier of (i) October 30, 2020, or (ii) the occurrence of an event of default (as specified in the TF Note) for so long as such event of default has not been remedied by the end of the applicable grace period, in each case of (i) and (ii), by converting such amounts outstanding into shares of Common Stock at a conversion price equal to the lower of (A) $19.50 per share and (B) an amount representing a 15% discount to the volume weighted average price over the preceding 30 trading days prior to and including such maturity date, in each case subject to ratable adjustment for any stock split, stock dividend, stock combination or other recapitalization occurring subsequent to the date of the TF Note, which conversion will be subject to the consent of Winsor Capital Limited if an acquisition has occurred on or prior to such maturity date. In the event that Winsor Capital Limited elects not to convert (if an acquisition has occurred) such amounts outstanding into shares of Common Stock in accordance with the preceding sentence, such amounts outstanding will be repaid by the Company in cash.

Concurrently with the execution and delivery of the Merger Agreement, the Company and Winsor Capital Limited entered into the Amendment Letter in connection with the TF Bridge Loan Agreement. Pursuant to the TF Bridge Loan Agreement, as amended by the Amendment Letter, the Company and Winsor Capital Limited have agreed to revise the terms of the TF Bridge Loan to provide for a new maturity date for all tranches thereunder, which will be the earlier of (i) August 7, 2021 and (ii) the occurrence of an event of default (as specified in the TF Note) for so long as such event of default has not been remedied by the end of the applicable grace period.

Transactions between the Company and Yunfeng Capital

Concurrently with the execution and delivery of the Merger Agreement, the Company entered into the Yunfeng Bridge Loan Agreement with Yunfeng Capital Limited, an affiliate of Yunfeng Fund III, L.P., pursuant to which Yunfeng Capital Limited agreed to provide an unsecured loan to the Company in an aggregate principal amount of $25 million at a simple interest rate of 6% per annum. The Company is required to repay all unpaid principal of the Yunfeng Bridge Loan, together with the accrued but unpaid interest thereon, on the maturity date, which is the earlier of (i) August 7, 2021, and (ii) the occurrence of an event of default (as specified in the Yunfeng Loan Note), for so long as any such event of default has not been remedied by the end of the applicable grace period.

Pursuant to the Yunfeng Loan Note, Yunfeng Capital Limited has the right, at its option to convert all (but not part) of the unpaid principal amount together with the accrued but unpaid interest under the Yunfeng Loan

Note (i) on the close of business on the maturity date into Common Stock at a conversion price equal to the lower of (A) $19.50 per share and (B) an amount representing a 15% discount to the volume weighted average price over the preceding 30 trading days prior to and including the maturity date, subject to ratable adjustment for any stock split, stock dividend, stock combination or other recapitalization occurring subsequent to the date of the Yunfeng Loan Note or (ii) immediately prior to (but subject to) the closing of certain acquisitions of the Company (including the Merger) prior to the maturity date, at a conversion price equal to the price per share of Common Stock payable (or deemed payable) in such acquisition.

Prior Public Offerings

On March 21, 2019, the Company entered into an underwriting agreement with Cantor Fitzgerald & Co. and Robert W. Baird & Co. Incorporated, as representatives of a syndicate of underwriters, relating to an underwritten public offering of 1,029,412 shares of Common Stock at a price of $17.00 per share. Under the terms of the underwriting agreement, the Company granted the underwriters a 30-day option to purchase up to an additional 154,411 shares of Common Stock. The shares were sold pursuant to a prospectus supplement, dated March 20, 2019, and related prospectus, dated March 23, 2019, as amended on May 27, 2019, each filed with the SEC, relating to the Company’s shelf registration statement on Form S-3 (File No. 333-210337).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists ownership of our Common Stock as of September 28, 2020, unless indicated otherwise. The information includes beneficial ownership by (i) holders of more than 5% of the outstanding shares of Common Stock, (ii) each of our directors and named executive officers, and (iii) all of our directors and executive officers as a group. Except as noted below, to our knowledge, each person named in the table has sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. Except as otherwise indicated below, the address for each listed beneficial owner is c/o Cellular Biomedicine Group, Inc., 209 Perry Parkway, Suite 13, Gaithersburg, Maryland 20877.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Class
Named Executive Officers and Directors
Steve (Wentao) Liu (1)	365,220	1.9%
Director

Tony (Bizuo) Liu (2)	848,617	4.2%
Director, Chief Executive Officer and Chief Financial Officer

Andrew Chan (3)	316,134	1.6%
Chief Legal Officer (General Counsel), Corporate Development and Secretary

Yihong Yao (4)	111,629	*
Chief Scientific Officer

Darren O’Brien (5)	0	*
Independent Director

Terry A. Belmont (6)	58,013	*
Independent Director, Chairman of the Board

Edward Schafer (7)	5,044	*
Independent Director

Chun Kwok Alan Au (8)	43,802	*
Independent Director

Hansheng Zhou (9)	30,588	*
Independent Director

Jacky (Gang) Ji (10)	14,626	*
Independent Director

All Executive Officers and Directors as a Group	1,793,673	9.1%
5% or more Stockholders
Dangdai International Group Co., Limited (11)	2,270,000	11.7%

Sailing Capital Overseas Investments Management Ltd (12)	1,712,920	8.8%

Novartis Filing Persons (13)	1,458,257	7.5%

Maplebrook Limited (14)	1,104,933	5.7%

Viktor Pan (15)	1,000,000	5.1%

Mission Right Limited (16)	1,036,040	5.3%

Rollover Stockholders (as a group) (17)	11,242,071	54.6%

*	Less than 1%

(1)

Total shares owned by Steve (Wentao) Liu includes (i) 213,076 shares of Common Stock; (ii) 146,667 Stock Options issued under the Company’s 2011 Incentive Stock Option Plan, as amended, vested as of September 28, 2020; and (iii) 5,477 Stock Options issued under the Company’s 2014 Equity Incentive Plan, as amended, vested as of September 28, 2020.

(2)

Total shares owned by Tony (Bizuo) Liu includes (i) 235,017 shares of Common Stock as of September 28, 2020; (ii) 35,300 Stock Options issued under the Company’s 2011 Incentive Stock Option Plan, as amended, vested as of September 28, 2020; (iii) 255,000 Stock Options issued under the Company’s 2013 Stock Incentive Plan vested as of September 28, 2020; (iv) 318,300 Stock Options issued under the Company’s 2014 Equity Incentive Plan, as amended, vested/to be vested within 60 days of September 28, 2020; and (v) 5,000 shares of Common Stock issuable upon the vesting of RSUs under the Company’s 2014 Equity Incentive Plan, as amended, to be vested within 60 days of September 28, 2020.

(3)

Total shares owned by Andrew Chan includes (i) 185,171 shares of Common Stock as of September 28, 2020; (ii) 53,880 Stock Options issued under the Company’s 2011 Incentive Stock Option Plan, as amended, vested as of September 28, 2020; (iii) 37,904 Stock Options issued under the 2013 Stock Incentive Plan vested as of September 28, 2020; (iv) 36,555 Stock Options issued under the Company’s 2014 Equity Incentive Plan, as amended, vested/to be vested within 60 days of September 28, 2020; and (v) 2,624 shares of Common Stock to be vested within 60 days of September 28, 2020.

(4)

Total shares owned by Yihong Yao includes (i) 50,685 shares of Common Stock as of September 28; (ii) 59,840 Stock Options issued under the Company’s 2014 Equity Incentive Plan, as amended, vested/to be vested within 60 days of September 28, 2020; and (iii) 1,104 shares of Common Stock issuable upon the vesting of RSUs under the Company’s 2014 Equity Incentive Plan, as amended, to be vested within 60 days of September 28, 2020.

(5)

Darren O’Brien does not directly own any shares of Common Stock; however, he is affiliated with Sailing Capital but does not have voting or dispositive power over the Company securities owned by Sailing Capital.

(6)

Total shares owned by Terry Belmont includes (i) 7,000 Stock Options issued under the Company’s 2013 Stock Incentive Plan vested as of September 28, 2020; and (ii) 51,013 Stock Options issued under the Company’s 2014 Equity Incentive Plan, as amended, vested as of September 28, 2020.

(7)	Total shares owned by Edward Schafer includes 5,044 Stock Options issued under the Company’s 2014 Equity Incentive Plan, as amended, vested as of September 28, 2020.
(8)

Total shares owned by Chun Kwok Alan Au includes (i) 4,000 Stock Options issued under the Company’s 2013 Stock Incentive Plan vested as of September 28, 2020; and (ii) 39,802 Stock Options issued under the Company’s 2014 Equity Incentive Plan, as amended, vested as of September 28, 2020.

(9)	Total shares owned by Hansheng Zhou includes 30,588 Stock Options issued under the Company’s 2014 Equity Incentive Plan, as amended, vested as of September 28, 2020.
(10)	Total shares owned by Jacky (Gang) Ji includes 14,626 Stock Options issued under the Company’s 2014 Equity Incentive Plan, as amended, vested as of September 28, 2020.
(11)

Based on the Schedule 13D/A filed by Dangdai International Group Co., Limited, with the SEC on August 12, 2020, 2,270,000 shares are held by Dangdai International Group Co., Limited, an exempted limited company incorporated under the laws of Hong Kong, with a principal business address at Room 2105-07, 21/F, Man Yee Building, 68 Des Voeux Road Central, Central, Hong Kong.

(12)

Based on the Schedule 13D/A filed by Sailing Capital with the SEC on August 12, 2020, the total shares owned by Sailing Capital, an exempted limited partnership established under the laws of the Cayman Islands, with a principal business address at Unit 2006-08, 20/F, Harbour Centre, 25 Harbour Road, Wan Chai, Hong Kong, include 1,404,494 shares owned by Wealth Map Holdings Limited, a company with limited liability incorporated under the laws of the British Virgin Islands, with a principal business address at c/o Unit 2006-08, 20/F Harbour Centre, 25 Harbour Road, Wan Chai, Hong Kong, and 308,426 shares owned by Earls Mill Limited, a company with limited liability incorporated under the laws of the British Virgin Islands, with a principal business address at Wealth Map Holdings Limited is c/o Unit 2006-08, 20/F Harbour Centre, 25 Harbour Road, Wan Chai, Hong Kong. Sailing Capital is the sole shareholder of Wealth Map Holdings Limited. James Xiao Dong Liu is the sole director of Earls Mill Limited and the Chairman of Sailing Capital.

(13)

Based on the Schedule 13D filed by the Novartis Filing Persons with the SEC on August 14, 2020, 1,458,257 shares are beneficially owned by Novartis AG, a company (Aktiengesellschaft) organized and existing under the laws of Switzerland, with its principal place of business at Lichtstrasse 35, 4056 Basel, Switzerland, and Novartis Pharma AG, a company (Aktiengesellschaft) organized and existing under the laws of Switzerland, with its principal place of business at Lichtstrasse 35, 4056 Basel, Switzerland. Novartis Pharma AG is a wholly-owned subsidiary of Novartis AG.

(14)

Based on the Schedule 13D/A filed by Maplebrook Limited with the SEC on August 12, 2020, 1,104,933 shares are held by Maplebrook Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands, with a principal business address at c/o Credit Suisse Trust Limited, 1 Raffles Link #05-02 Singapore 039393.

(15)	Based on the Schedule 13D/A filed by Viktor Pan with the SEC on August 12, 2020, 1,000,000 shares are held by Viktor Pan, a private citizen of Austria.
(16)

Based on the Schedule 13D/A filed by Mission Right Limited with the SEC on August 12, 2020, 1,036,040 shares are held by Mission Right Limited, a company with limited liability incorporated under the laws of the British Virgin Islands, with a principal business address at Rooms 4503-5, 45th floor, China Resources Building, 26 Harbour Road, Wanchai, Hong Kong.

(17)

Based on the Schedule 13D filed by the Novartis Filing Persons on August 14, 2020, the Schedule 13D/A jointly filed by Tony (Bizuo) Liu, Li (Helen) Zhang, Yihong Yao, Chengxian (Chase) Dai, Mission Right Limited, Viktor Pan, OPEA SRL, Zheng Zhou, Sailing Capital, Winsor Capital Limited, TF Venture Capital Management Co., Ltd., Maplebrook Limited and Full Moon Resources Limited with the SEC on August 12, 2020, and the Schedule 13D/A filed by Dangdai International Group Co., Limited with the SEC on August 12, 2020, as a result of their entry into the Merger Agreement, the Equity Commitment Letters, the Limited Guarantees, and the Interim Investors Agreement, the Rollover Stockholders and TF Capital may be deemed to have formed a “group” for purposes of Section 13(d)(3) of the Exchange Act. As of September 28, 2020, such “group” may be deemed to collectively beneficially own an aggregate of 11,259,361 shares of outstanding Common Stock (comprised of 10,093,681 shares of outstanding Common Stock, 798,040 shares of Common Stock issuable upon the exercise of Stock Options, 8,666 shares of Common Stock issuable upon the vesting of RSUs and 358,974 shares of Common Stock issuable upon the conversion of the TF Bridge Loan), which represented approximately 54.6% of the total shares of outstanding Common Stock (accounting for all Common Stock that would be outstanding upon exercise of all the foregoing Stock Options, vesting of the foregoing RSUs and conversion of the TF Bridge Loan as of September 28, 2020). See “The Parties Involved in the Merger” beginning on page 114 for additional information regarding the Rollover Stockholders and TF Capital.

IMPORTANT INFORMATION REGARDING THE BUYER FILING PERSONS

CBMG Holdings and CBMG Merger Sub Inc.

Parent is an exempted company with limited liability incorporated under the laws of the Cayman Islands. Parent is a holding company formed solely for the purpose of holding the equity interest in Merger Sub, entering into the Merger Agreement and consummating the transactions contemplated by the Merger Agreement, including the Merger. The registered address of Parent is c/o Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands. The principal business address of Parent is Suite 3206, One Exchange Square, 8 Connaught Place, Hong Kong and the telephone number of Parent is +852 2516 6363.

Merger Sub, a Delaware corporation, is a holding company that is wholly owned by Parent and formed solely for the purpose of entering into the Merger Agreement and consummating the transactions contemplated by the Merger Agreement, including the Merger. The registered address of Merger Sub is c/o Maples Fiduciary Services (Delaware) Inc., Suite 302, 4001 Kennett Pike, County of New Castle, Wilmington, DE 19807. The principal business address of Merger Sub is Suite 3206, One Exchange Square, 8 Connaught Place, Hong Kong. Merger Sub is wholly owned by Parent and the telephone number of Merger Sub is +852 2516 6363.

As of the date of this proxy statement, Parent is wholly owned by YF Cell Therapy Limited. YF Cell Therapy Limited is wholly owned by Yunfeng Fund III, L.P. At the effective time of the Merger, Parent will be owned by the Equity Investors and the Rollover Stockholders. Descriptions of each of these entities and their controlling persons are provided under this section.

The following table sets forth information regarding the sole director of each of Parent, Merger Sub and YF Cell Therapy Limited, as of the date of this proxy statement. As of the date of this proxy statement, each of Parent, Merger Sub and YF Cell Therapy Limited does not have any executive officers.

Name	Principal Business Address	Present Principal Employment	Citizenship
Xin Huang	Suite 3206, One Exchange Square, 8 Connaught Place, Central, Hong Kong	Partner and Managing Director of Yunfeng Capital	PRC

Mr. Huang has been the sole director of each of Parent, Merger Sub and YF Cell Therapy Limited since their establishment in 2020. Mr. Huang is also currently a Partner and Managing Director of Yunfeng Capital and has been with the firm since 2010. Yunfeng Capital is principally engaged in the business of private equity. The principal address of Yunfeng Capital is Suite 3206, One Exchange Square, 8 Connaught Place, Central, Hong Kong. Previously, Mr. Huang served as a vice president of Shanghai Kaituo Capital Limited until 2010. Shanghai Kaituo Capital Limited is principally engaged in the business of investments. Its principal address is Room 2701, No. 2669, Xietu Road, Shanghai.

During the past five years, none of Parent, Merger Sub, YF Cell Therapy Limited or the person listed above have been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Yunfeng Capital

Yunfeng Fund III, L.P. is an exempted limited partnership established under the laws of the Cayman Islands. The general partner of Yunfeng Fund III, L.P. is Yunfeng Investment III, Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands. The registered office of each of

Yunfeng Fund III, L.P. and Yunfeng Investment III, Ltd. is located at Walkers Corporate Limited at Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands and the telephone number of each of Yunfeng Fund III, L.P. and Yunfeng Investment III, Ltd. is +852 2516 6363.

Feng Yu is the controlling shareholder of Yunfeng Investment III, Ltd. Mr. Yu’s principal business address is Suite 3206, One Exchange Square, 8 Connaught Place, Central, Hong Kong, and his telephone number is +852 2516 6363. Mr. Yu is a citizen of Hong Kong. Mr. Yu is a Founder and the Chairman of Yunfeng Capital and has held these positions for the past five years.

Yunfeng Capital Limited is an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands and an affiliate of Yunfeng Fund III, L.P. The registered office of Yunfeng Capital Limited is c/o Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands and the telephone number of Yunfeng Capital Limited is +852 2516 6363. Yunfeng Capital Limited is wholly owned by Mr. Yu.

The following table sets forth information regarding the directors of Yunfeng Investment III, Ltd. and Yunfeng Capital Limited, as of the date of this proxy statement. As of the date of this proxy statement, none of Yunfeng Investment III, Ltd. and Yunfeng Capital Limited has any executive officers.

Name	Principal Business Address	Present Principal Employment	Citizenship
Feng Yu	Suite 3206, One Exchange Square, 8 Connaught Place, Central, Hong Kong	Founder and Chairman of Yunfeng Capital	Hong Kong

Liping Duan	Suite 3206, One Exchange Square, 8 Connaught Place, Central, Hong Kong	Director	Canada

Yi Dai	Suite 3206, One Exchange Square, 8 Connaught Place, Central, Hong Kong	Director	PRC

During the past five years, none of Yunfeng Fund III, L.P., Yunfeng Investment III, Ltd., Yunfeng Capital Limited, or any of the persons listed above have been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

TF Capital

TF Capital Ranok Ltd. is a company with limited liability incorporated under the laws of the British Virgin Islands. The registered office of TF Capital Ranok Ltd. is Trinity Chambers, PO Box 4301, Road Town, Tortola, British Virgin Islands. The principal business address of TF Capital Ranok Ltd. is Unit 705, Tower 1, 88 Keyuan Road, German Center, Pudong New District, Shanghai 201203, China. The telephone number of TF Capital Ranok Ltd. is +86 21 5019 8835. The principal business of TF Capital Ranok Ltd. is private equity investment activities. TF Capital Ranok Ltd. is a wholly-owned subsidiary of TF Capital Fund III L.P.

TF Capital Fund III L.P. is an exempted limited partnership established under the laws of the Cayman Islands. The general partner of TF Capital Fund III L.P. is Taitong Fund Management Co., Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands. The registered office of each of TF Capital Fund III L.P. and Taitong Fund Management Co., Ltd. is P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. The principal business address of each of TF Capital Fund III L.P. and

Taitong Fund Management Co., Ltd. is Unit 705, Tower 1, 88 Keyuan Road, German Center, Pudong New District, Shanghai 201203, China. The telephone number of each of TF Capital Fund III L.P. and Taitong Fund Management Co., Ltd. is +86 21 5019 8835. The principal business of each of TF Capital Fund III L.P. and Taitong Fund Management Co., Ltd. is private equity investment activities.

Hsiu-Lien Chiang Chen is the controlling shareholder of Taitong Fund Management Co., Ltd. Ms. Chiang Chen’s principal business address is Unit 705, Tower 1, 88 Keyuan Road, German Center, Pudong New District, Shanghai 201203, China, and her telephone number is +86 21 5019 8835. Ms. Chiang Chen is a citizen of the PRC. Ms. Chiang Chen is a director of Taitong Fund Management Co., Ltd. since December 2017. Prior to that, she was an individual investor personally investing in healthcare and TMT industries.

The following table sets forth information regarding the sole director of TF Capital Ranok Ltd., as of the date of this proxy statement. TF Capital Ranok Ltd. does not have any executive officers.

Name	Principal Business Address	Present Principal Employment	Citizenship
Hsiu-Lien Chiang Chen	Unit 705, Tower 1, 88 Keyuan Road, German Center, Pudong New District, Shanghai, China	Director	Republic of China

The following table sets forth information regarding the directors of Taitong Fund Management Co., Ltd., as of the date of this proxy statement. Taitong Fund Management Co., Ltd. does not have any executive officers.

Name	Principal Business Address	Present Principal Employment	Citizenship
Hsiu-Lien Chiang Chen	Unit 705, Tower 1, 88 Keyuan Road, German Center, Pudong New District, Shanghai, China	Director	Republic of China

Xiaoqin Xin	189 LongXi Road, #1017, Shanghai, China	Director	Canada

Lee Chien Hsing	5181 S Kensington Ave, Ontario, California, United States	Director	United States of America

Winsor Capital Limited is a company with limited liability incorporated under the laws of the British Virgin Islands. The registered office of Winsor Capital Limited is c/o SHRM Trustees (BVI) Limited of Trinity Chambers, PO Box 4301, Road Town, Tortola, British Virgin Islands. The principal business address of Winsor Capital Limited is Unit 705, Tower 1, 88 Keyuan Road, German Center, Pudong New District, Shanghai 201203, China. The telephone number of Winsor Capital Limited is +86 21 5019 8835. The principal business of Winsor Capital Limited is private equity investment activities. Winsor Capital Limited is a wholly-owned subsidiary of Taitong Late Stage Fund L.P. Taitong Late Stage Fund L.P. is an affiliate of TF Capital Fund III L.P.

The following table sets forth information regarding the sole director of Winsor Capital Limited, as of the date of this proxy statement. Winsor Capital Limited does not have any executive officers.

Name	Principal Business Address	Present Principal Employment	Citizenship
Ming Li	Unit 705, Tower 1, 88 Keyuan Road, German Center, Pudong New District, Shanghai 201203, China	Director	PRC

Mr. Li serves as the sole director of Winsor Capital Limited. He has held that position for the past three years. Mr. Li has been the director of TF Capital Management Co., Ltd. since November 2017 and was the vice president of TF Capital Management Co., Ltd. from February 2014 to November 2017. TF Capital Management Co., Ltd. is the general partner and management company of Taitong Fund L.P., a fund focusing on early stage healthcare industry investments. The address of TF Capital Management Co., Ltd. is Unit 705, Tower 1, 88 Keyuan Road, German Center, Pudong New District, Shanghai 201203, China.

During the past five years, none of TF Capital Ranok Ltd., TF Capital Fund III L.P., Taitong Fund Management Co., Ltd., Winsor Capital Limited or any of the persons listed above have been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Tony (Bizuo) Liu

Mr. Liu is the Chief Executive Officer of the Company and is a citizen of the United States of America. Mr. Liu was appointed as Chief Financial Officer of the Company in January 2014 and has been serving as the Chief Executive Officer of the Company since February 2016. The principal business address of Mr. Liu is c/o Cellular Biomedicine Group, Inc., 209 Perry Parkway, Suite 13, Gaithersburg, Maryland 20877 and his telephone number is +1 (301) 825-5320.

During the past five years, Mr. Liu has not been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining Mr. Liu from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The Consortium Rollover Stockholders

Yihong Yao

Yihong Yao is the Chief Scientific Officer of the Company and has been with the Company since August 2015. He is a citizen of the United States of America. The principal business address of Mr. Yao is c/o Cellular Biomedicine Group, Inc., 209 Perry Parkway, Suite 13, Gaithersburg, Maryland 20877 and his telephone number is +1 (301) 825-5320.

During the past five years, Mr. Yao has not been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining Mr. Yao from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Viktor Pan

Viktor Pan serves as a Managing Director of Infotech Electronics Ind. Inc. since February 1999. Mr. Pan is a citizen of Austria. His principal business address is 6th Floor, No.273, Sec.4, Hsin-Yi Road, Taipei, Republic of China and his business telephone number is +886 2 2325 7362.

During the past five years, Mr. Pan has not been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining Mr. Pan from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Zheng Zhou

Zheng Zhou has been a retiree for the past five years and is a Hong Kong citizen. His address is Flat B, 25/F, Tower 6, Marinella, 9 Welfare Road, Aberdeen, Hong Kong.

During the past five years, Zheng Zhou has not been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining Zheng Zhou from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Li (Helen) Zhang

Li (Helen) Zhang is the Chief Production Officer of the Company and is a citizen of the United States of America. Her principal business address is c/o Cellular Biomedicine Group, Inc., 209 Perry Parkway, Suite 13, Gaithersburg, Maryland 20877 and her telephone number is +1 (301) 825-5320.

During the past five years, Ms. Zhang has not been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining Ms. Zhang from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Chengxiang (Chase) Dai

Chengxiang (Chase) Dai is the General Manager of the Regenerative Medicine Business Unit of the Company. Mr. Dai has been General Manager of the Regenerative Medicine Business Unit of the Company since March 2018 and was the vice president of the Regenerative Medicine Business Unit of the Company from December 2012 to March 2018. He is a Chinese citizen. The principal business address of Mr. Dai is c/o Cellular Biomedicine Group, Inc., 209 Perry Parkway, Suite 13, Gaithersburg, Maryland 20877 and his telephone number is +1 (301) 825-5320.

During the past five years, Mr. Dai has not been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining Mr. Dai from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Dangdai International Group Co., Limited

Dangdai International Group Co., Limited is an exempted limited company incorporated under the laws of Hong Kong. The registered office of Dangdai International Group Co., Limited is Room 2105-07, 21/F, Man Yee Building, 68 Des Voeux Road Central, Central, Hong Kong. The principal business address of Dangdai International Group Co., Limited is Room 2105-07, 21/F, Man Yee Building, 68 Des Voeux Road Central, Central, Hong Kong. The telephone number of Dangdai International Group Co., Limited is +852 3892 2700. The principal business of Dangdai International Group Co., Limited is private equity investment activities. Dangdai International Group Co., Limited is a wholly-owned subsidiary of Wuhan Dangdai Science & Technology Industries Group Co., Ltd.

The following table sets forth information regarding the directors and executive officers of Dangdai International Group Co., Limited, as of the date of this proxy statement:

Name	Principal Business Address	Present Principal Employment	Citizenship
Hansheng Zhou	Dangdai Center, 116 Optics Valley Avenue, Wuhan, Hubei, China	Director	PRC

Songlin Li	Dangdai Center, 116 Optics Valley Avenue, Wuhan, Hubei, China	Director	PRC

Qing Lu	Room2105-07, 21/F, Man Yee Building, 68 Des Voeux Road Central, Central, Hong Kong	Chief Executive Officer	PRC

Jie Chen	Room2105-07, 21/F, Man Yee Building, 68 Des Voeux Road Central, Central, Hong Kong	Executive Vice President	PRC

Hansheng Zhou is a director of Dangdai International Group Co., Limited and has held that position since 2016. Hansheng Zhou has been the Chairman and General Manager of Wuhan Dangdai Science & Technology Industries Group Co., Ltd. since 2002. Wuhan Dangdai Science & Technology Industries Group Co., Ltd.’s address is Dangdai Center, 116 Optics Valley Avenue, Wuhan, Hubei, China.

Mr. Li serves as a director of Dangdai International Group Co., Limited and has held that position since 2017. Mr Li has been the Chief Financial Officer of Wuhan Dangdai Science & Technology Industries Group Co., Ltd. since 2011. Wuhan Dangdai Science & Technology Industries Group Co., Ltd’s address is Dangdai Center, 116 Optics Valley Avenue, Wuhan, Hubei, China.

Mr. Lu serves as a Chief Executive Officer of Dangdai International Group Co., Limited and has held this position since 2018. Mr Lu served as Director of CITIC Securities Co., Ltd. from 2008 to 2017. CITIC Securities Co., Ltd.’s address is CITIC Securities Tower, No.48 Liangmaqiao Road, Chaoyang District, Beijing, China.

Mr. Chen serves as an Executive Vice President of Dangdai International Group Co., Limited. He has held that position for the past three years. He has also served as the Deputy Chief Executive Officer of TF International Securities Group Ltd since 2020. The address of TF International Securities Group Ltd is 11/F Nexxus Building, 41 Connaught Road Central, Hong Kong. Mr. Chen was an analyst at UBS AG from 2014 to 2017 with the Address 52/F, 2 International Finance Centre, 8 Finance Street, Hong Kong.

During the past five years, none of Dangdai International Group Co., Limited or any of the persons listed above have been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Mission Right Limited

Mission Right Limited is a company with limited liability incorporated under the laws of the British Virgin Islands. The registered office of Mission Right Limited is Palm Grove House, P.O. Box 438, Road Town, Tortola, British Virgin Islands. The principal business address of Mission Right Limited is Rooms 4503-5, 45th floor, China Resources Building, 26 Harbour Road, Wanchai, Hong Kong. The telephone number of Mission

Right Limited is +852 2856 9300. The principal business of Mission Right Limited is investment holding. Mission Right Limited is an entity jointly controlled by Zeacome Investment Limited and Yusen Holdings Limited.

The following table sets forth information regarding the directors of Mission Right Limited, as of the date of this proxy statement. Mission Right Limited does not have any executive officers.

Name	Principal Business Address	Present Principal Employment	Citizenship
Tao Chiu	Rooms 4501-5, 45th Floor, China Resources Building, 26 Harbour Road, Wanchai, Hong Kong	Director	PRC

Boon Ho Peter Chan	Flat 1409, 14th Floor, CC Wu Building, 308 Hennessy Road, Wanchai, Hong Kong	Director	PRC

Mr. Chiu serves as a director of Mission Right Limited. He has held that position for the past five years.

Mr. Chan serves as a director of Mission Right Limited. He has held that position for the past five years.

During the past five years, none of Mission Right Limited or any of the persons listed above have been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Wealth Map Holdings Limited and Earls Mill Limited

Wealth Map Holdings Limited is a company with limited liability incorporated under the laws of the British Virgin Islands. The principal business address of Wealth Map Holdings Limited is c/o Unit 2006-08, 20/F Harbour Centre, 25 Harbour Road, Wan Chai, Hong Kong. The telephone number of Wealth Map Holdings Limited is +852 2630 2000. The principal business of Wealth Map Holdings Limited is investment holding.

Earls Mill Limited is a company with limited liability incorporated under the laws of the British Virgin Islands. The principal business address of Earls Mill Limited is c/o Unit 2006-08, 20/F Harbour Centre, 25 Harbour Road, Wan Chai, Hong Kong. The telephone number of Earls Mill Limited is +852 2630 2000. The principal business of Earls Mill Limited is investment holding.

Sailing Capital is an exempted limited partnership established under the laws of the Cayman Islands whose registered office is c/o Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands. The principal business address of Sailing Capital is Unit 2006-08, 20/F, Harbour Centre, 25 Harbour Road, Wan Chai, Hong Kong. The telephone number of Sailing Capital is +852 2630 2000. Sailing Capital is the sole shareholder of Wealth Map Holdings Limited and James Xiao Dong Liu, the Chairman of Sailing Capital, is the sole director of Earls Mill Limited. Sailing Capital is a global private equity firm focused on investments in the healthcare, technology and consumer sectors.

The general partner of Sailing Capital is Sailing Capital Overseas Investments GP, Ltd, an exempted company with limited liability incorporated under the laws of the Cayman Islands. The registered office of Sailing Capital Overseas Investments GP, Ltd is c/o Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands. The principal business address of Sailing Capital Overseas Investments GP, Ltd is Unit 2006-08, 20/F, Harbour Centre, 25 Harbour Road, Wan Chai, Hong Kong and its telephone number is +852 2630 2000. The sole shareholder of Sailing Capital Overseas

Investments GP, Ltd is James Xiao Dong Liu. The principal business of Sailing Capital Overseas Investments GP, Ltd is to serve as the general partner of Sailing Capital and to engage in other lawful businesses under applicable laws and all things necessary or incidental thereto.

The following table sets forth information regarding the sole director of each of Wealth Map Holdings Limited and Earls Mill Limited, as of the date of this proxy statement. Wealth Map Holdings Limited and Earls Mill Limited do not have any executive officers.

Name	Principal Business Address	Present Principal Employment	Citizenship
James Xiao Dong Liu	Unit 2006-08, 20/F, Harbour Centre, 25 Harbour Road, Wan Chai, Hong Kong	Director	United States of America

The following table sets forth information regarding the directors of Sailing Capital Overseas Investments GP, Ltd, as of the date of this proxy statement. Sailing Capital Overseas Investments GP, Ltd does not have any executive officers.

Name	Principal Business Address	Present Principal Employment	Citizenship
James Xiao Dong Liu	Unit 2006-08, 20/F, Harbour Centre, 25 Harbour Road, Wan Chai, Hong Kong	Director	United States of America

Jie Feng	Unit 2006-08, 20/F, Harbour Centre, 25 Harbour Road, Wan Chai, Hong Kong	Director	Australia

James Xiao Dong Liu has served as the director of Sailing Capital Overseas Investments GP, Ltd, and the Chairman of Sailing Capital since 2013. He also has served as the sole director of each of Wealth Map Holdings Limited and Earls Mill Limited since the establishment of Wealth Map Holdings Limited and Earls Mill Limited in 2017.

Jie Feng has served as the executive director of Sailing Capital Advisors (Hong Kong) Limited, an affiliate of Sailing Capital, since January 2020. He was the vice president and director of Sailing Capital Advisors (Hong Kong) Limited from August 2015 to December 2019. The business address of Sailing Capital Advisors (Hong Kong) Limited is Unit 2006-08, Harbour Centre, 25 Harbour Road, Wan Chai, Hong Kong.

During the past five years, none of Wealth Map Holdings Limited, Earls Mill Limited, Sailing Capital, Sailing Capital Overseas Investments GP, Ltd and any of the persons listed above have been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

OPEA SRL

OPEA SRL is a company limited by shares incorporated under the laws of Italy and its registered address is Via Cesare Battisti 1, 20122 Milan, Italy. The principal business address of OPEA SRL is Via Cesare Battisti 1, 20122 Milan, Italy and its telephone number is +39 02 76011178. The principal business of OPEA SRL is private equity investment.

The following table sets forth information regarding the directors of OPEA SRL, as of the date of this proxy statement. OPEA SRL does not have any executive officers.

Name	Principal Business Address	Present Principal Employment	Citizenship
Edoardo Fontana	Via Cesare Battisti 1, 20122 Milan, Italy	Director and Chief Executive Officer	Italy

Olivia Fontana	Via Cesare Battisti 1, 20122 Milan, Italy	Director	Italy

Antonio Fontana	Via Cesare Battisti 1, 20122 Milan, Italy	Director	Italy

Piera Filippi	Via Cesare Battisti 1, 20122 Milan, Italy	Director	Italy

Edoardo Fontana serves as the director and chief executive officer of OPEA SRL. He has held that position for the past five years.

Each of Olivia Fontana, Antonio Fontana and Piera Filippi serves as the director of OPEA SRL. Each of them has held that position for the past five years.

During the past five years, none of OPEA SRL or any of the persons listed above have been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Maplebrook Limited

Maplebrook Limited is an exempted company with limited liability incorporated under the laws of the Cayman Islands. The registered office of Maplebrook Limited is P.O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1 – 1205 Cayman Islands. The principal business address of Maplebrook Limited is c/o Credit Suisse Trust Limited, 1 Raffles Link #05-02 Singapore 039393. The telephone number of Maplebrook Limited is +65 6212 6000. The principal business of Maplebrook Limited is financial and private equity investment activities. Maplebrook Limited is wholly owned by Credit Suisse Trust Limited as trustee of The Cayenne Trust.

The following table sets forth information regarding the directors of Maplebrook Limited, as of the date of this proxy statement. Maplebrook Limited does not have any executive officers.

Name	Principal Business Address	Position	Place of Incorporation
Bukit Merah Limited	1 Raffles Link #05-02 Singapore 039393	Corporate Director	Commonwealth of The Bahamas

Tanah Merah Limited	1 Raffles Link #05-02 Singapore 039393	Corporate Director	Commonwealth of The Bahamas

Each of Bukti Merah Limited and Tanah Merah Limited is a nominee company of Credit Suisse Trust Limited and has served as a corporate director of Maplebrook Limited since June 2020.

During the past five years, none of Maplebrook Limited, Bukti Merah Limited or Tanah Merah Limited have been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Full Moon Resources Limited

Full Moon Resources Limited is a company with limited liability incorporated under the laws of the British Virgin Islands. The registered office of Full Moon Resources Limited is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands. The principal business address of Full Moon Resources Limited is Room 1902-3, Bank of America Tower, 12 Harcourt Road, Central, Hong Kong. The telephone number of Full Moon Resources Limited is +852 3900 8282. The principal business of Full Moon Resources Limited is investment holding.

The following table sets forth information regarding the sole director of Full Moon Resources Limited, as of the date of this proxy statement. Full Moon Resources Limited does not have any executive officers.

Name	Business Address	Present Principal Employment	Citizenship
Leung Pak To	Room 1902-3, Bank of America Tower, 12 Harcourt Road, Central, Hong Kong	Director	Hong Kong

Mr. Leung has served as a sole director of Full Moon Resources Limited since February 2000. Mr. Leung has been the Chairman of Luminary Capital Limited since June 2007. The principal business of Luminary Capital Limited is advising on corporate finance and the principal business address of Luminary Capital Limited is 1902-3 Bank of America Tower, 12 Harcourt Road, Central, Hong Kong. Mr. Leung was a managing partner of CVC Capital Partners during the period from March 2012 to September 2016 and subsequently a senior advisor to CVC Asia till October 2019. The address of CVC Asia is 2009-11, ICBC Tower, 3 Garden Road, Central, Hong Kong. The principal business of CVC Capital Partners is private equity and investment advisory.

During the past five years, neither of Full Moon Resources Limited or the person listed above have been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Novartis Filing Persons

Novartis Pharma AG is a corporation organized under the laws of Switzerland. The principal business address and telephone number of Novartis Pharma AG are Lichtstrasse 35, 4056 Basel, Switzerland and +41 61 324 1111. The principal business of Novartis Pharma AG is developing and marketing pharmaceuticals. Novartis Pharma AG is a wholly-owned subsidiary of Novartis AG.

Novartis AG, a corporation organized under the laws of Switzerland, is the publicly owned parent of a multinational group of companies specializing in the research, development, manufacturing and marketing of healthcare products, led by innovative pharmaceuticals and also including high-quality generic pharmaceuticals. The principal business address and telephone number of Novartis AG are Lichtstrasse 35, 4056 Basel, Switzerland and +41 61 324 1111.

The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employment during at least the past five years for each of Novartis Pharma

AG’s directors and executive officers. Unless otherwise noted, the current business address of each person identified below is CH-4002 Basel, Switzerland, and the current business phone number of each such person is +41 61 324 1111.

Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Joerg Reinhardt, Germany	Function at Novartis Pharma AG. Joerg Reinhardt, Ph.D., serves as President of the Board of Directors of Novartis Pharma AG and has been Chairman of the Board of Directors of Novartis AG since 2013. He has also served as Chairman of the Research & Development Committee and Chairman of the Board of Trustees of the Novartis Foundation since 2012. Prior to that time, he was Novartis AG’s Chief Operating Officer from 2008 to 2010, and Head of the Vaccines and Diagnostics Division from 2006 to 2008. He was also Chairman of the Board of the Genomics Institute of the Novartis Research Foundation in the United States from 2000 to 2010.

Other Activities. Since 2017, Mr. Reinhardt has been a non-executive board member of Swiss Re (located at Mythenquai 50/60, Zurich, 8022 Switzerland; tel.: +41 43 285 2121), the principal business of which is reinsurance. He previously was chairman of the board of management and the executive committee of Bayer HealthCare, Germany. He was also a member of the supervisory board of MorphoSys AG in Germany from 2001 to 2004, and from 2012 to 2013 he served as a member of the board of directors of Lonza Group AG (located at Muenchensteinerstrasse 38, CH-4002 Basel, Switzerland; tel.: +41 61 316 81 11), the principal business of which is pharmaceuticals and biotechnology.

Professional Background. Mr. Reinhardt graduated with a doctorate in pharmaceutical sciences from Saarland University in Germany. He joined Sandoz Pharma Ltd. in 1982 and held various positions at Sandoz and later at Novartis AG, including Head of Development.

Shannon Thyme Klinger, United States of America	Function at Novartis Pharma AG. Shannon Thyme Klinger serves as a director of Novartis Pharma AG and was appointed Chief Legal Officer of Novartis AG on June 1, 2018. She is a member of the Executive Committee of Novartis AG. Ms. Klinger most recently served as Chief Ethics, Risk and Compliance Officer of Novartis AG and was appointed to the Executive Committee of Novartis AG in this role. Before that she was Chief Ethics and Compliance Officer and Global Head of Litigation of Novartis AG. She joined Novartis AG in 2011 as General Counsel, North America, for Sandoz in the United States and later became the Global Head of Legal and General Counsel for Sandoz International GmbH.

Professional Background. Prior to Novartis AG, Ms. Klinger worked in the U.S. as a partner at Mayer Brown LLP from 2010 to 2011, senior vice president and general counsel for Solvay Pharmaceuticals Inc. from 2008 to 2010, and vice president of marketing compliance and associate counsel for Barr Laboratories/Duramed Pharmaceuticals from 2005 to 2007. Before that, she was a partner at Alston & Bird LLP in the U.S.,

Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
where she focused on litigation and antitrust, pharmaceutical legal and regulatory matters. Ms. Klinger holds a juris doctor with honors from the University of North Carolina at Chapel Hill and a bachelor’s degree in psychology from the University of Notre Dame (both in the U.S.). She is a member of the board of directors of the SIX Group.

Harry Kirsch, Germany, Switzerland	Function at Novartis Pharma AG. Harry Kirsch serves as a director of Novartis Pharma AG and has been Chief Financial Officer (CFO) of Novartis AG since 2013 and is a member of the Executive Committee of Novartis AG. Mr. Kirsch joined Novartis AG in 2003 and, prior to his current position, served as CFO of the Pharmaceuticals Division. At Novartis AG, he also served as CFO of Pharma Europe and as Business Planning & Analysis Head of the Pharmaceuticals Division. From 2015 to 2018, Mr. Kirsch represented Novartis AG on the board of the GlaxoSmithKline Consumer Healthcare Holdings Ltd.

Professional Background. Mr. Kirsch holds a degree in industrial engineering and economics from the University of Karlsruhe in Germany. He joined Novartis AG from Procter & Gamble (P&G) in the United States, where he was CFO of P&G’s global pharmaceutical business. Prior to that, he held finance positions in various categories of P&G’s consumer goods business, technical operations and Global Business Services organization.

The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employment during at least the past five years for each of Novartis AG’s directors and executive officers. Unless otherwise noted, the current business address of each person identified below is CH-4002 Basel, Switzerland, and the current business phone number of each such person is +41 61 324 1111.

Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Joerg Reinhardt, Germany	Function at Novartis AG. Joerg Reinhardt, Ph.D., has been Chairman of the Board of Directors since 2013. He is also Chairman of the Science & Technology Committee. He has served as Chairman of the Board of Trustees of the Novartis Foundation since 2012. Prior to that time, he was Novartis AG’s Chief Operating Officer from 2008 to 2010, and Head of the Vaccines and Diagnostics Division from 2006 to 2008. He was also Chairman of the Board of the Genomics Institute of the Novartis Research Foundation in the United States from 2000 to 2010.

Other Activities. Since 2017, Mr. Reinhardt has been a non-executive board member of Swiss Re (located at Mythenquai 50/60, Zurich, 8022 Switzerland; tel.: +41 43 285 2121), the principal business of which is reinsurance. He previously was chairman of the board of management and the executive committee of Bayer HealthCare, Germany. He was also a member of the supervisory board of MorphoSys AG in Germany from 2001 to 2004, and from 2012 to 2013 he served as a member of the board of directors of Lonza Group AG (located at Muenchensteinerstrasse 38, CH-4002 Basel, Switzerland;

Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
tel.: +41 61 316 81 11), the principal business of which is pharmaceuticals and biotechnology.

Professional Background. Mr. Reinhardt graduated with a doctorate in pharmaceutical sciences from Saarland University in Germany. He joined Sandoz Pharma Ltd. in 1982 and held various positions at Sandoz and later at Novartis AG, including Head of Development.

Enrico Vanni, Switzerland	Function at Novartis AG. Enrico Vanni, Ph.D., has been a member of the Board of Directors since 2011 and qualifies as an independent Non-Executive Director. He is Vice Chairman of the Board of Directors and Chairman of the Compensation Committee. He is also a member of the Audit and Compliance Committee and the Governance, Nomination and Corporate Responsibilities Committee.

Other Activities. Since his retirement as director of McKinsey & Company in 2007, Mr. Vanni had been an independent consultant until 2015. He is a board member of several companies working in industries from healthcare to private banking, including, since 2013, Advanced Oncotherapy PLC (located at Third Floor, 4 Tenterden Street, London W1S 1TE, United Kingdom; tel.: +44 0203 617 8728), the principal business of which is the development of cancer treatment through proton therapy technology. Mr. Vanni is also a board member of several non-listed companies, including, since 2014, Lombard Odier SA (located at Rue de la Corraterie 11 Geneva, 1204 Switzerland; tel.: +41 22 709 2111), the principal business of which is banking with a specialization in asset and wealth management and private banking services; and, since 2008, Banque Privée BCP (Suisse) SA (located at 4 Place Du Molard, 1204 Geneva, Switzerland; tel.: +41 22 318 92 92), the principal business of which is private banking.

Professional Background. Mr. Vanni holds an engineering degree in chemistry from the Federal Polytechnic School of Lausanne, Switzerland; a doctorate in chemistry from the University of Lausanne; and the degree of Master of Business Administration from INSEAD in Fontainebleau, France. He began his career as a research engineer at the International Business Machines Corp. (IBM) in California and joined McKinsey in Zurich in 1980. He managed the Geneva office for McKinsey from 1988 to 2004, and consulted for companies in the pharmaceutical, consumer and finance sectors. He led McKinsey’s European pharmaceutical practice and served as a member of the firm’s partner review committee prior to his retirement in 2007.

Nancy C. Andrews, Switzerland, United States of America	Function at Novartis AG. Nancy C. Andrews, M.D., Ph.D., has been a member of the Board of Directors since February 2015. She qualifies as an independent Non-Executive Director and is a member of the Science & Technology Committee and the Risk Committee.

Other Activities. From 2007 to 2017, Dr. Andrews served as dean of the Duke University School of Medicine (located at Duke University

Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Medical Center Greenspace, Durham, NC 27710; tel.: 919 684 2985) and as vice chancellor for academic affairs at Duke University (located at 2138 Campus Drive, PO Box 90586, Durham, NC 27708; tel.: 919 684 8111). She is also a professor of pediatrics, pharmacology and cancer biology at Duke, a position she has held since 2007, and has been elected as a fellow of several organizations, including, since 2006, the American Association for the Advancement of Science (located at 1200 New York Ave NW, Washington, D.C. 20005; tel.: 202 326 6400), the principal purpose of which is the promotion of the sciences; also since 2006, the National Academy of Medicine (located at 500 5th Street NW, Washington, DC 20001; tel.: 202 334 2000), the principal purpose of which is supporting those in the health and medical fields; and, since 2007, the American Academy of Arts and Sciences (located at 136 Irving Street, Cambridge, MA 02138; tel.: 617 441 6100), the principal purpose of which is providing scholarship in the arts and sciences. She is also the chair of the board of directors of the American Academy of Arts and Sciences and former chair of the board of directors of the Burroughs Wellcome Fund (located at 21 T. W. Alexander Drive, Research Triangle Park, NC 27709; tel.: 919 991 5100), the principal purpose of which is independent biomedical research. Since 2017, Dr. Andrews has been a member of the executive committee of the Massachusetts Institute of Technology (MIT) Corporation (77 Massachusetts Avenue, Cambridge MA 02139; tel.: 617 253 5614), the principal business of which is to make decisions for MIT. She is the former president of the American Society for Clinical Investigation (located at 2015 Manchester Rd, Ann Arbor, MI 48104; tel.: 734 222 6050), the principal purpose of which is to honor and support physician-scientists, and has been a member of that society since 1998. Since 2013, Dr. Andrews has served on the Council of the National Academy of Medicine, and, since 2014, on the Scientific Management Review Board of the U.S. National Institutes of Health (9000 Rockville Pike, Bethesda, Maryland 20892; tel.: 301 496 4000), the principal purpose of which is to develop and distribute biomedical and public health research for the U.S. government.

Professional Background. Dr. Andrews holds a doctorate in biology from MIT and the degree of Doctor of Medicine from Harvard Medical School. She completed her residency and fellowship training in pediatrics and hematology/oncology at Boston Children’s Hospital and the Dana-Farber Cancer Institute, and served as an attending physician at Boston Children’s Hospital. Prior to joining Duke, Dr. Andrews was director of the Harvard/MIT M.D.-Ph.D. Program and dean of basic sciences and graduate studies, as well as professor of pediatrics, at Harvard Medical School. From 1993 to 2006, she was a biomedical research investigator at the Howard Hughes Medical Institute. Her research expertise is in iron homeostasis and mouse models of human diseases.

Ton Buechner, Switzerland, Netherlands	Function at Novartis AG. Ton Buechner has been a member of the Board of Directors since February 23, 2016. He qualifies as an independent

Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Non-Executive Director and is a member of the Audit and Compliance Committee and the Risk Committee.

Other Activities. From 2012 to 2017, Mr. Buechner served as chairman and CEO of the executive board of Dutch multinational AkzoNobel (located at Velperweg 76, 6824 BM Arnhem, the Netherlands;
tel.: +31 26 366 4433), the principal business of which is the development of paints, performance coatings and special chemicals. Prior to joining AkzoNobel, he spent almost two decades at the Sulzer Corporation in Switzerland, where he was appointed divisional president in 2001 and served as president and CEO from 2007 to 2011. Mr. Buechner’s early career was spent in the oil and gas construction industry and included roles at Allseas Engineering in the Netherlands and at Aker Kvaerner in Singapore. Since 2014, he has been a member of the supervisory board of Voith GmbH (located at St. Pöltener Straße 43, 89522 Heidenheim, Germany; tel.: +49 73 2137 2219), the principal business of which is mechanical engineering.

Professional Background. Mr. Buechner is an engineer by training. In 1988, he received his master’s degree in civil engineering from Delft University of Technology in the Netherlands, specializing in offshore construction technology and coastal engineering. Mr. Buechner holds a Master of Business Administration from the IMD business school in Lausanne, Switzerland.

Patrice Bula, Switzerland	Function at Novartis AG. Patrice Bula has been a member of the Board of Directors since February 28, 2019. He qualifies as an independent Non-Executive Director and is a member of the Compensation Committee.

Other Activities. Mr. Bula is executive vice president and head of strategic business units, marketing, sales and Nespresso at Nestlé SA (located at Avenue Nestle 55 Vevey, 1800 Switzerland;
tel.: +41 21 924 1111), the principal business of which is manufacturing and marketing food products, and chairman of Nestlé Nespresso SA (located at Route du Lac 3 Paudex, 1094 Switzerland;
tel.: +41 21 321 7878), the principal business of which is coffee capsules and machines. He joined Nestlé in 1980 and has held multiple positions at the company, including market head of Nestlé Greater China Region, and market head of Nestlé Germany. As a Nestlé representative, Mr. Bula serves as chairman of Blue Bottle Coffee Inc. (located at 476 9th Street, Oakland, CA 94607; tel.: +1 510 653 3394), the principal business of which is coffee roasting and retail, and as a board member of Froneri Ltd. (located at Richmond House Leeming Bar Industrial Estate Northallerton DL7 9UL, United Kingdom; tel.: +44 1677 423 397), the principal business of which is ice cream and frozen foods, Hsu Fu Chi Group Companies (located at Zhouwu Industrial District Dongcheng Dongguan, 523118 China; tel.: +86 769 2225 9888), the principal business of which is manufacturing sweet foods, and Cereal Partners Worldwide SA (located at Avenue de la Gottaz 36 Case Postale 2184

Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Morges, 1110 Switzerland; tel.: +21 803 0111), the principal business of which is producing and selling ready-to-eat breakfast cereals. Additionally, he is on the board and compensation committee of Schindler Holding Ltd. (located at Zugerstrasse 13 Ebikon, 6030 Switzerland; tel.: +41 41 445 3232), the principal business of which is manufacturing and installing elevators, escalators and moving walkways, and, from 2017 to 2019, served on the board and audit committee of Bobst Group SA (located at Case Postale Lausanne, 1001 Switzerland; tel.: +41 21 621 2111), the principal business of which is manufacturing printing presses and packaging producing machinery.

Professional Background. Mr. Bula received his master’s degree in economic sciences from HEC Lausanne in Switzerland, and completed the Program for Executive Development at IMD business school in Lausanne.

Srikant Datar, United States of America	Function at Novartis AG. Srikant Datar, Ph.D., has been a member of the Board of Directors since 2003 and qualifies as an independent Non-Executive Director. He is Chairman of the Risk Committee, as well as a member of the Audit and Compliance Committee and the Compensation Committee. The Board of Directors has appointed him as Audit Committee Financial Expert.

Other Activities. Since 1996, Mr. Datar has been the Arthur Lowes Dickinson professor of business administration at Harvard Business School (located at Dillon House, Soldiers Field, Boston, MA 02163;
tel.: 617 495 6128), where he has also served since 2015 as faculty chair of the Harvard Innovation Lab and, since 2016, as senior associate dean for university affairs. He is a member of the following boards of directors: since 2006, ICF International Inc. (9300 Lee Hwy, Fairfax, VA 22031; tel.: 703 934 3000), the principal business of which is global consulting in technology services; since 2009, Stryker Corp. (located at 2825 Airview Blvd, Portage, MI 49002; tel.: 269 385 2600), the principal purpose of which is to supply medical equipment; and, since 2013, T-Mobile U.S. (located at 1 Park Avenue, 14th Floor, New York, NY 10016; tel.: 212 358 3210), the principal business of which is to operate U.S.-based wireless networks.

Professional Background. In 1973, Mr. Datar graduated with distinction in mathematics and economics from the University of Bombay in India. He is a chartered accountant, and he holds two master’s degrees and a doctorate from Stanford University. Mr. Datar has worked as an accountant and planner in industry, and also as a professor at Carnegie Mellon University, Stanford University and Harvard University. His research interests are in the areas of cost management, measurement of productivity, new product development, innovation, time-based competition, incentives and performance evaluation. Mr. Datar has also advised and worked with numerous companies in research, development and training.

Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years

Elizabeth (Liz) Doherty, Great Britain	Function at Novartis AG. Elizabeth (Liz) Doherty has been a member of the Board of Directors since February 23, 2016. She qualifies as an independent Non-Executive Director and is the Chairman of the Audit and Compliance Committee and a member of the Risk Committee. The Board of Directors has appointed her as Audit Committee Financial Expert.

Other Activities. Since 2013, Ms. Doherty has served as a non-executive director and chairman of the audit committee of Dunelm Group PLC (located at Watermead Business Park, Syston, Leicestershire LE7, United Kingdom 1AD; tel.: +44 345 165 6565), the principal business of which is to sell home furnishings; and, since 2015, as a member of the supervisory board and audit committee of Corbion NV (located at Piet Heinkade 127, 1019 GM Amsterdam, the Netherlands;
tel.: +31 20 590 6911), the principal business of which is the production of food ingredients and bio-based chemicals. Since 2007, she has been a fellow of the Chartered Institute of Management Accountants (located at The Helicon, 1 South Pl, London EC2M 2RB, United Kingdom;
tel.: +44 20 8849 2251), the principal purpose of which is to support management accountants. She has served since 2015 as a non-executive board member of the United Kingdom Ministry of Justice (located at 102 Petty France, London SW1, United Kingdom; tel.: +44 300 123 1142) and, since 2016, as a non-executive board member of Her Majesty’s Courts and Tribunals Service in the United Kingdom (located at 102 Petty France, London SW1, United Kingdom; tel.: +44 300 123 1142). Ms. Doherty is also a member of the supervisory board of Royal Philips in the Netherlands (located at Amstelplein 2, 1096 BC Amsterdam, the Netherlands; tel.: +31 20 59 77777), the principal business purpose of which is production of technology at the intersection of electronics, healthcare and lighting.

Professional Background. Ms. Doherty received her bachelor’s degree in liberal studies in science (physics) from the University of Manchester in the United Kingdom. She began her career as an auditor and has held senior finance and accounting roles at Unilever PLC and Tesco PLC. Additionally, she was chief financial officer of both Brambles Ltd. and, from 2010 to 2013, Reckitt Benckiser Group PLC (located at Turner House, 103-105 Bath Road. Slough, SL1 3UH, United Kingdom; tel.: +44 17 5321 7800), the principal business of which is to produce health, hygiene and home products. From 2013 to 2016, she served as a director at both Delhaize Group (located at Provincialeweg 11, 1506 MA Zaandam, the Netherlands; tel.: +31 88 659 9111), the principal business of which is the sale of food and the operation of supermarkets, and Nokia Corp. (located at Karaportti 3, 02610 Espoo, Finland;
tel.: +358 71 400 4000), the principal business of which is the operation of communications, information technology and consumer electronics. She also served as a non-executive director at SABMiller PLC in the United Kingdom.

Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years

Ann Fudge, United States of America	Function at Novartis AG. Ann Fudge has been a member of the Board of Directors since 2008. She qualifies as an independent Non-Executive Director and is a member of the Science & Technology Committee and the Governance, Nomination and Corporate Responsibilities Committee.

Other Activities. From 2009 to 2018, Ms. Fudge has been vice chairman and senior independent director of Unilever, London and Rotterdam (located at Weena 455, PO Box 760, Rotterdam, 3000 DK, the Netherlands; tel.: +31 10 217 4000), the principal business of which is the production of food, beverages, cleaning agents and personal care products in London, United Kingdom and Rotterdam, Netherlands. She has also served, from 2007 to 2019, as chair of the United States Program Advisory Panel of the Bill & Melinda Gates Foundation (located at 500 Fifth Avenue North, Seattle, WA 98109; tel.: 206 709 3100), the principal purpose of which is to address issues in healthcare, poverty, education and access to information technology, and, since 2016, as a director of Northrop Grumman Corporation (located at 2980 Fairview Park Drive, Falls Church, VA 22042; tel.: 703 280 2900), the principal business of which is the manufacture of supplies for American aerospace and defense technology. She is also chair of Boston-based WGBH public media (located at One Guest Street, Boston, MA 02135; tel.: 617 300 2000), the principal purpose of which is to run a public radio and television station based in Boston, Massachusetts, a member of the visiting committee of Harvard Business School and a member of the American Academy of Arts and Sciences.

Professional Background. Ms. Fudge received her bachelor’s degree from Simmons College and holds the degree of Master of Business Administration from Harvard Business School. She is former chairman and CEO of Young & Rubicam Brands, New York. Before that, she served as president of the Beverages, Desserts and Post Division of Kraft Foods Inc.

Bridgette Heller, United States of America

Function at Novartis AG. Bridgette Heller has been a member of the Board of Directors since February 28, 2020. She is a member of the Compensation Committee.

Other Activities. Since 2019, Ms. Heller has been the co-founder and CEO, and member of the Board of the Shirley Proctor Puller Foundation, a non-profit committed to generating better educational outcomes for underserved children in St. Petersburg, Florida. Since 2019, she has been a member of the board of Dexcom, Inc., a medical device company primarily focused on the design, development and commercialization of continuous glucose monitoring systems. From 2016 until 2020, she served on the board of Tech Data Corp., an end-to-end technology distributor. She currently serves on the advisory board of the Kellogg School of Management at Northwestern University

Professional Background. Ms. Heller served as the Executive Vice President and President of early life nutrition of Danone S.A. from July

Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
2016 to August 2019 and as the Executive Vice President and President of specialized nutrition at Danone S.A. from 2017 to 2019. Ms. Heller was a member of the board of ADT Corp. from 2012 to 2016. She was a member of the board of Girls Inc., from 2002 to 2014. From 2010 to 2015, she served as Executive Vice President of Merck & Co., Inc. and President of Merck Consumer Care. Prior to joining Merck, Ms. Heller was President of Johnson & Johnson’s Global Baby Business Unit from 2007 to 2009 and President of its Global Baby, Kids, and Wound Care business from 2005 to 2007. She was the managing partner of Heller Associates: Ideas for Growth Inc., from 2004 to 2005. She was also the CEO of Chung’s Gourmet Foods from 2003 to 2004. Ms. Heller worked in various managerial positions for Kraft Foods from 1985 to 2003, ultimately serving as Executive Vice President and General Manager for the North American Coffee Portfolio. She holds a bachelor’s degree in economics and computer studies from Northwestern University and a master’s degree in marketing and management policy from Northwestern University’s Kellogg Graduate School of Management.

Frans van Houten, Netherlands	Function at Novartis AG. Frans van Houten has been a member of the Board of Directors since February 28, 2017. He qualifies as an independent Non-Executive Director and is a member of the Science & Technology Committee.

Other Activities. Since 2011, Mr. van Houten has been CEO and chairman of the executive committee and the board of management of Royal Philips (located at Amstelplein 2, 1096 BC Amsterdam, the Netherlands; tel.: +31 20 59 77777), the principal business purpose of which is production of technology at the intersection of electronics, healthcare and lighting. From May 2016 through December 2017, he also served as vice chairman and a member of the supervisory board of Philips Lighting (located at Mathildelaan 1, Eindhoven, 5611 BD, the Netherlands; tel.: + 31 40 279 1111), the principal business of which is the production of lighting products.

Professional Background. Mr. van Houten holds a master’s degree in economics and business management from Erasmus University Rotterdam in the Netherlands. He joined Philips in 1986 and has held multiple global senior leadership positions, including co-CEO of the Consumer Electronics Division. From 2004 to 2009, he was CEO of NXP Semiconductors.

Simon Moroney, Germany, New Zealand

Function at Novartis AG. Simon Moroney has been a member of the Board of Directors since February 28, 2020. He is a member of the Science & Technology Committee.

Professional Background. Dr. Moroney is the co-founder and former Chief Executive Officer of MorphoSys AG, Germany, 1992–2019. Prior to that, Dr. Moroney held positions in the Department of Pharmacology, University of Cambridge, United Kingdom, as assistant professor in the Chemistry Department of the University of British Columbia,

Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Vancouver, Canada, and as associate in the Chemistry Department of the ETH in Zurich, Switzerland, where he also held a position as lecturer. He was an associate in the Harvard Medical School, Boston, Massachusetts, USA, and an employee of ImmunoGen Inc., where he worked on the first generation of anti-cancer antibody conjugates. Dr. Moroney studied chemistry in New Zealand, where he completed a masters in science with 1st class honors and was a Commonwealth Scholar to the University of Oxford, where he was awarded a doctor in philosophy in Chemistry. In 2002, Dr. Moroney received the German Cross of the Order of Merit by Dr. Johannes Rau, President of the Federal Republic of Germany, for his services to the biotechnology industry.

Andreas von Planta, Switzerland	Function at Novartis AG. Andreas von Planta, Ph.D., has been a member of the Board of Directors since 2006. He qualifies as an independent Non-Executive Director and is Chairman of the Governance, Nomination and Corporate Responsibilities Committee. He is also a member of the Risk Committee and the Audit and Compliance Committee.

Other Activities. Since 2014, Mr. von Planta has been a board member of Helvetia Holding AG (located at Dufourstrasse 40, St. Gallen, 9001, Switzerland; tel.: +41 58 280 5000), the principal business of which is to provide insurance and reinsurance products through its subsidiaries. He also serves on the boards of various Swiss subsidiaries of foreign companies and other non-listed Swiss companies, including: since 2011, Burberry (Suisse) SA (located at Rue Céard 8, 1204 Geneva, Switzerland; tel.: +41 22 311 34 25), the principal business of which is the trade of fashion products, clothing articles and shoes; from 1996 to 2018, Lenz & Staehelin AG (located at Route de Chêne 30 CH-1211 Geneva, Switzerland; tel.: +41 58 450 70 00), the principal business of which is the practice of law; since 1997, A.P. Moller Finance SA (located at c/o KPMG SA, rue de Lyon 111, 1203 Geneva, Switzerland; tel.: +41 227041515), the principal business of which is the holding and investment of securities; since 2002, Socotab Frana SA (located at Rue de Lausanne 82 Geneva, 1202, Switzerland; tel.: +41 22 908 35 00), the principal business of which is trading in tobacco products; and, from 2007 to 2018, Raymond Weil SA (located at Avenue Eugène-Lance 36-38 Geneva 26 P.O. Box 1569 Geneva, 1211, Switzerland; tel.: +41 22 884 00 55), the principal business of which is watchmaking. Mr. von Planta is also chairman of HSBC Private Bank (Suisse) SA (located at Quai du Général Guisan 2, PO Box 3580, Geneva, 1211, Switzerland; tel.: + 41 58 705 55 55), the principal business of which is private banking in Switzerland. Additionally, he has served since 2009 as chairman of the regulatory board of the SIX Swiss Exchange AG (located at Pfingstweidstrasse 110 8005 Zurich, Switzerland; tel.: +41 58 399 5454), the principal business of which is the operation of the Swiss stock exchange.

Professional Background. Mr. von Planta holds a doctorate in law from the University of Basel in Switzerland, and a Master of Laws from Columbia Law School in the United States. He passed his bar

Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
examinations in Basel in 1982. Since 1983, he has lived in Geneva and worked for the law firm Lenz & Staehelin, where he became a partner in 1988. His areas of specialization include corporate law, corporate governance, corporate finance, company reorganizations and mergers and acquisitions.

Charles L. Sawyers, United States of America	Function at Novartis AG. Charles L. Sawyers, M.D., has been a member of the Board of Directors since 2013. He qualifies as an independent Non-Executive Director and is a member of the Science & Technology Committee and the Governance, Nomination and Corporate Responsibilities Committee.

Other Activities. Dr. Sawyers has been, since 2006, chair of the Human Oncology and Pathogenesis Program at Memorial Sloan Kettering Cancer Center (located at 1275 York Ave., New York, NY 10065; tel.: 800 525 2225), a cancer treatment and research institution; since 2011, professor of medicine and of cell and developmental biology at the Weill Cornell Graduate School of Medical Sciences (located at 1300 York Ave., New York, NY 10065; tel.: 212 746 5454); and, since 2008, an investigator at the Howard Hughes Medical Institute (located at 1230 York Ave., New York, NY 10065; tel.: 212 327 7925), the purpose of which is biological and medical research. From 2012 to 2017, he was a member of United States President Barack Obama’s National Cancer Advisory Board (located at 9609 Medical Center Drive, 7th Floor, Room 7W-412, MSC 9750, Bethesda, MD 20892; tel.: 420 276 6340), an advisory panel to the U.S. President; and was president, from 2013 to 2014, of the American Association for Cancer Research (located at 615 Chestnut St., Philadelphia, PA 19106; tel.: 215 440 9300), a professional association focusing on cancer research. He is also former president of the American Society for Clinical Investigation. He has been a member, since 2010, of the U.S. National Academy of Sciences (located at 2101 Constitution Ave. NW, Washington, DC 20418; tel.: 202 334 2000), the principal purpose of which is supporting researchers in the sciences, engineering and medicine; and, since 2009, of the scientific advisory board of Agios Pharmaceuticals Inc. in the United States (located at 88 Sidney St., Cambridge, MA 02139; tel.: 617 649 8600), the principal business of which is development of anti-cancer therapeutics. He is also a member of the National Academy of Medicine and the American Academy of Arts and Sciences.

Professional Background. Dr. Sawyers received the degree of doctor of medicine from the Johns Hopkins University School of Medicine, and worked at the Jonsson Comprehensive Cancer Center at the University of California, Los Angeles, for nearly eighteen years before joining Memorial Sloan Kettering in 2006. An internationally acclaimed cancer researcher, he co-developed the Novartis cancer drug Gleevec/Glivec and has received numerous honors and awards, including the Lasker-DeBakey Clinical Medical Research Award in 2009.

Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years

William T. Winters, Great Britain, United States of America	Function at Novartis AG. William T. Winters has been a member of the Board of Directors since 2013. He qualifies as an independent Non-Executive Director and is a member of the Compensation Committee and the Governance, Nomination and Corporate Responsibilities Committee.

Other Activities. Since 2015, Mr. Winters has been CEO and a board member of Standard Chartered (located 1 Basinghall Ave., London EC2V 5DD, United Kingdom; tel.: +44 20 7885 8888), the principal business of which is banking and financial services. Since 2013, he has served on the board of Colgate University (13 Oak Dr., Hamilton, NY 13346; tel.: 315 228 1000). He also serves on the boards of the International Rescue Committee and the Print Room theater in the United Kingdom.

Professional Background. Mr. Winters received his bachelor’s degree from Colgate University and the degree of Master of Business Administration from the Wharton School of the University of Pennsylvania. He previously ran Renshaw Bay, an alternative asset management firm, and was co-CEO of JPMorgan’s investment bank from 2004 to 2010. He joined JPMorgan in 1983 and has held management roles across several market areas and in corporate finance. Additionally, he was a commissioner on the United Kingdom Independent Commission on Banking in 2010 and 2011, and he was awarded the title of Commander of the Order of the British Empire in 2013.

Vasant Narasimhan, M.D., United States of America	Function at Novartis AG. Vasant (Vas) Narasimhan, M.D., has been Chief Executive Officer (CEO) since February 1, 2018. Dr. Narasimhan previously held the position of Global Head of Drug Development and Chief Medical Officer for Novartis AG. In 2017, he became a member of the Board of Trustees of the Novartis Foundation. Dr. Narasimhan joined Novartis AG in 2005 and has held numerous leadership positions in development and commercial functions. From 2014 to 2016, he was Global Head of Development for Novartis Pharmaceuticals, overseeing the entire general medicines pipeline. He previously served as Global Head of the Sandoz Biopharmaceuticals and Oncology Injectables business unit in 2014, overseeing the division’s biosimilars pipeline, and as Global Head of Development for Novartis Vaccines from 2012 to 2014. Dr. Narasimhan has also held commercial and strategic roles at Novartis AG, including North America Region Head for Novartis Vaccines, and United States Country President for Novartis Vaccines and Diagnostics.

Professional Background. Dr. Narasimhan received his medical degree from Harvard Medical School and obtained a master’s degree in public policy from Harvard’s John F. Kennedy School of Government. He received his bachelor’s degree in biological sciences from the University of Chicago. During and after his medical studies, he worked extensively on a range of health issues in developing countries. He is an elected

Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
member of the U.S. National Academy of Medicine and serves on the board of fellows of Harvard Medical School. Before joining Novartis AG, he briefly worked in management consulting.

Steven Baert, Belgium	Function at Novartis AG. Steven Baert has been Chief People & Organization Officer since 2014 and is a member of the Executive Committee. Mr. Baert joined Novartis AG in 2006 as Head of Human Resources Global Functions in Switzerland. He has held several other leadership roles at Novartis AG, including Head of Human Resources for Emerging Growth Markets and, from 2012 to 2014, Global Head, Human Resources, Oncology. Mr. Baert also served as Head of Human Resources, United States and Canada, for Novartis Pharmaceuticals Corporation. From 2015 to 2018, Mr. Baert represented Novartis AG on the board of the GlaxoSmithKline Consumer Healthcare Holdings Ltd.

Professional Background. Mr. Baert holds the degree of Master of Business Administration from the Vlerick Business School in Belgium and the degree of Master of Laws from the Katholieke Universiteit Leuven, also in Belgium. Additionally, he holds the degree of Bachelor of Laws from the Katholieke Universiteit Brussels. Prior to joining Novartis AG, he held HR positions at Bristol-Myers Squibb Co. and Unilever.

Bertrand Bodson, Belgium	Function at Novartis AG. Bertrand Bodson has been Chief Digital Officer of Novartis AG since April 1, 2018. He is a member of the Executive Committee.

Professional Background. From 2013 to 2017, Mr. Bodson served as chief digital and marketing officer of Sainsbury’s Argos, where he led Argos’ successful transformation from a traditional catalogue business to the third-largest online retailer in the United Kingdom. Prior to that, he was executive vice president of the global digital business at EMI Music from 2010 to 2013. He co-founded Bragster.com, a social networking and content sharing website, and has also held senior roles at Amazon. Mr. Bodson earned a Master of Business Administration from Harvard Business School in the United States, where he was a Baker Scholar, and a master’s degree in commercial engineering from the Solvay Business School (Belgium)/McGill University (Canada). He is a member of the board of directors of Electrocomponents PLC and a member of the supervisory board of Wolters Kluwer NV.

James (Jay) Bradner, M.D., United States of America	Function at Novartis AG. James (Jay) Bradner, M.D., has been President of the Novartis Institutes for BioMedical Research (NIBR) since 2016. He is a member of the Executive Committee.

Professional Background. Dr. Bradner is a graduate of Harvard College and the University of Chicago Medical School. He completed his residency in medicine at Brigham and Women’s Hospital and his fellowship in medical oncology and hematology at the Dana-Farber Cancer Institute. He has been honored with many awards and was

Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
elected to the American Society for Clinical Investigation in 2011 and the Alpha Omega Alpha Honor Medical Society in 2013. Prior to joining Novartis AG, from 2005 to 2015, Dr. Bradner was on the faculty of Harvard Medical School (A-111, 25 Shattuck Street, Boston, MA 02115; tel.: 617 432 1000) in the Department of Medical Oncology at the Dana-Farber Cancer Institute. Dr. Bradner is a co-founder of five biotechnology companies and has co-authored more than 200 scientific publications and 30 United States patent applications.

Harry Kirsch, Germany, Switzerland	Function at Novartis AG. Harry Kirsch has been Chief Financial Officer (CFO) since 2013 and is a member of the Executive Committee. Mr. Kirsch joined Novartis AG in 2003 and, prior to his current position, served as CFO of the Pharmaceuticals Division. At Novartis AG, he also served as CFO of Pharma Europe and as Business Planning & Analysis Head of the Pharmaceuticals Division. From 2015 to 2018, Mr. Kirsch represented Novartis AG on the board of the GSK Consumer Healthcare Holdings Ltd.

Professional Background. Mr. Kirsch holds a degree in industrial engineering and economics from the University of Karlsruhe in Germany. He joined Novartis AG from Procter & Gamble (P&G) in the United States, where he was CFO of P&G’s global pharmaceutical business. Prior to that, he held finance positions in various categories of P&G’s consumer goods business, technical operations and Global Business Services organization.

Shannon Thyme Klinger, United States of America	Function at Novartis AG. Shannon Thyme Klinger was appointed Chief Legal Officer of Novartis AG on June 1, 2018. She is a member of the Executive Committee. Ms. Klinger most recently served as Chief Ethics, Risk and Compliance Officer and was appointed to the Executive Committee in this role. Before that she was Chief Ethics and Compliance Officer and Global Head of Litigation. She joined Novartis AG in 2011 as General Counsel, North America, for Sandoz in the United States and later became the Global Head of Legal and General Counsel for Sandoz International GmbH.

Professional Background. Prior to Novartis AG, Ms. Klinger worked in the U.S. as a partner at Mayer Brown LLP from 2010 to 2011, senior vice president and general counsel for Solvay Pharmaceuticals Inc. from 2008 to 2010, and vice president of marketing compliance and associate counsel for Barr Laboratories/Duramed Pharmaceuticals from 2005 to 2007. Before that, she was a partner at Alston & Bird LLP in the U.S., where she focused on litigation and antitrust, pharmaceutical legal and regulatory matters. Ms. Klinger holds a juris doctor with honors from the University of North Carolina at Chapel Hill and a bachelor’s degree in psychology from the University of Notre Dame (both in the U.S.). She is a member of the board of directors of the SIX Group.

Steffen Lang, Ph.D., Germany, Switzerland	Function at Novartis AG. Steffen Lang, Ph.D., has been Global Head of Novartis Technical Operations since April 1, 2017. He is a member of

Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
the Executive Committee. Prior to his current appointment, Mr. Lang served for two years as Global Head of Biologics Technical Development and Manufacturing within Novartis Technical Operations. Prior to that, Mr. Lang served for six years as Global Head Technical Research & Development. Mr. Lang joined Novartis AG in 1994 as Head of Laboratory in Research, and over the years has held positions of increasing responsibility within Pharmaceuticals Development.

Professional Background. Mr. Lang holds a doctorate in pharmaceutical technology from the Swiss Federal Institute of Technology (ETH Zurich) in Switzerland, and a master’s degree in pharmaceutical sciences from the University of Heidelberg in Germany.

Klaus Moosmayer, Ph.D., Germany	Function at Novartis AG. Klaus Moosmayer, Ph.D., has been Chief Ethics, Risk & Compliance Officer of Novartis AG since December 1, 2018. He is a member of the Executive Committee.

Professional Background. Mr. Moosmayer holds a doctor of jurisprudence from the University of Freiburg in Germany. He joined Novartis AG from Siemens AG, where he was chief compliance officer since 2014. Prior to that, he served as chief counsel compliance, compliance operating officer and corporate legal counsel. Before joining Siemens, Mr. Moosmayer practiced law in Germany, specializing in white-collar crime, litigation and business law. He is chair of the Anti-Corruption Task Force of the Business and Industry Advisory Committee at the Organization for Economic Co-operation and Development (OECD), co-founder and chair of the European Chief Compliance and Integrity Officers’ Forum, former co-chair of the B20 Integrity & Compliance Task Force under the G20 presidency of Argentina and former chair of the task force under the G20 presidency of Germany. Mr. Moosmayer also lectures on compliance at the University of St. Gallen in Switzerland.

Richard Saynor, Great Britain	Function at Novartis AG. Richard Saynor has been CEO of Sandoz since July 15, 2019. He is a member of the Executive Committee.

Professional Background. Mr. Saynor holds a degree in Pharmacy from the University of Bradford in the United Kingdom. He joined Novartis AG from GlaxoSmithKline (GSK) Pte. Ltd., where he served as senior vice president of classic and established products as well as commercial and digital platforms. During his nine years at GSK, he also served as senior vice president and global head of classic and established products, senior vice president and global head of established products and senior vice president of classic brands and generics for Europe, Japan, and the emerging markets and Asia-Pacific (EMAP) region. From 2005 to 2010, Mr. Saynor held commercial operations leadership roles at Sandoz, serving as Region Head of all Asian markets and as Region Head of Asia-Pacific, Latin America, Canada and Turkey. He is a pharmacist by training and has also held positions at various companies including Merck.

Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years

Susanne Schaffert, Ph.D., Germany	Function at Novartis AG. Susanne Schaffert, Ph.D., has been President of Novartis Oncology since January 1, 2019. She is a member of the Executive Committee. Ms. Schaffert was appointed Chairperson and President of Advanced Accelerator Applications when it was acquired by Novartis AG in January 2018, and will remain President until her successor is in place. She joined Novartis AG more than 20 years ago and served as General Manager of Europe for Novartis Oncology from 2012 to 2018. Prior to that, she was Global Head of Investor Relations. She has also held other leadership positions during her career at Novartis AG, including Global Franchise Head for Immunology and Infectious Diseases, General Manager of Novartis Oncology in Northern and Central Europe, and General Manager of Novartis Oncology in Germany.

Professional Background. Ms. Schaffert holds a Ph.D. in organic chemistry from the University of Erlangen in Germany. She is a member of the Board of Novartis AG Germany, and previously served on the board of GlaxoSmithKline Consumer Healthcare Holdings Ltd.

John Tsai, M.D., United States of America	Function at Novartis AG. John Tsai, M.D., has been Head of Global Drug Development and Chief Medical Officer for Novartis AG since May 1, 2018. He is a member of the Executive Committee.

Professional Background. Mr. Tsai holds a medical degree from the University of Louisville School of Medicine in the United States. He received a Bachelor of Science in electrical engineering from Washington University of St. Louis, also in the U.S. Mr. Tsai joined Novartis AG from Amgen Inc., where he was chief medical officer and senior vice president of Global Medical, overseeing all clinical and medical functions across multiple sites worldwide. Before joining Amgen in 2017, he spent 11 years at Bristol-Myers Squibb Co. (BMS), most recently as global head of clinical development for marketed products. During his time at BMS, Mr. Tsai also served as a full development team lead in oncology, head of Worldwide Medical, chief medical officer for Europe, vice president of US Medical, and vice president of Cardiovascular Medical. Prior to BMS, he was a cardiovascular group leader at Pfizer Inc. Mr. Tsai started his career as an electrical engineer at General Electric Co.

Marie-France Tschudin, Switzerland	Function at Novartis AG. Marie-France Tschudin has been President of Novartis Pharmaceuticals since June 7, 2019. She is a member of the Executive Committee. Ms. Tschudin previously was President of Advanced Accelerator Applications, a Novartis company. She joined Novartis AG in January 2017 as Head of Novartis Pharmaceuticals, Region Europe.

Professional Background. Ms. Tschudin holds a Bachelor of Science from Georgetown University in the United States, and a Master of Business Administration from IMD business school in Switzerland. Before joining Novartis AG, Ms. Tschudin spent 10 years at Celgene

Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
International in a variety of leadership positions, including corporate vice president of hematology and oncology for Europe, the Middle East and Africa; regional vice president of northern Europe; and general manager of Austria, Switzerland, the Czech Republic, Poland, Slovenia and Slovakia. She started her industry career as a sales representative at Janssen-Cilag in Portugal and later managed business units for Essex Chemie AG in Switzerland and Schering-Plough SA in Spain.

Robert Weltevreden, Netherlands	Function at Novartis AG. Robert Weltevreden has been Head of Novartis Business Services (NBS) since June 1, 2018. He is a member of the Executive Committee.

Professional Background. Mr. Weltevreden holds a master’s degree in international finance, economics and business administration from Erasmus University Rotterdam in the Netherlands and a Master of Business Administration in financial management from Vlerick Business School in Ghent, Belgium. He previously worked at Syngenta AG as head of its business services organization. He joined Syngenta in 2003 and has held other leadership positions, including head of business process management; head of finance services; and chief financial officer (CFO) of the Asia-Pacific region for Syngenta Crop Protection AG. Prior to Syngenta, Mr. Weltevreden worked at Newell Rubbermaid Inc. as vice president/controller of Rubbermaid Europe and as CFO of the Germany, Benelux and Scandinavia markets. He started his career as a corporate business analyst at Curver and later became CFO of the Iberia region.

During the last five years, none of the persons referred to above or any of their directors or officers (where applicable) have been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINATIONS

If the Merger is consummated prior to the Company’s 2021 annual meeting of stockholders, the Company will not hold an annual meeting of stockholders in 2021 and there will be no public participation in any future meetings of the Company’s stockholders because, following the Merger, Common Stock will be delisted from Nasdaq and will be deregistered under the Exchange Act, and the Company will no longer be a publicly-held company. If the 2021 annual meeting is held, stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our 2021 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act, as described below.

Proposals to Be Submitted for the Annual Meeting

Rule 14a-8 Stockholder Proposals

Stockholder proposals to be presented at the 2021 annual meeting, pursuant to Rule 14a-8 under the Exchange Act, must be received by the Company no later than December 30, 2020, in order to be considered for inclusion in the Company’s proxy materials for that meeting. Such proposals must be submitted in writing to our Corporate Secretary at 209 Perry Parkway, Suite 13, Gaithersburg, Maryland 20877. Proposals must also comply with the proxy rules relating to stockholder proposals, in particular Rule 14a-8 under the Exchange Act, in order to be included in our proxy materials.

Advance Notice Nominations and Proposals

The Company’s Amended and Restated Bylaws (the “Bylaws”) require that the Company be given advance written notice of stockholder nominations for election to the Board and of other matters which stockholders wish to present for action at an annual meeting of stockholders (other than matters included in the Company’s proxy materials in accordance with Rule 14a-8 under the Exchange Act, as discussed above). Stockholder nominations to be considered at the 2021 annual meeting must be received by the Corporate Secretary of the Company no less than 120 days prior to the date of such meeting. Stockholder proposals to be considered for inclusion in the Company’s proxy materials for the 2021 annual meeting submitted pursuant to the Bylaws must be received by the Corporate Secretary of the Company not less than 90 days nor more than 120 days prior to the anniversary of the date on which the Company first mailed its proxy materials for the 2020 annual meeting. A stockholder’s notice to the Corporate Secretary of the Company must comply with the Bylaws.

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS

“Householding” is a program, approved by the SEC, which allows companies and intermediaries (e.g. brokers) to satisfy the delivery requirements for proxy statements and annual reports by delivering only one package of stockholder proxy material to any household at which two or more of the company’s stockholders reside. If you and other residents at your mailing address own shares of our Common Stock in “street name,” your broker, bank or other nominee may have notified you that your household will receive only one copy of our proxy materials. Once you have received notice from your broker, bank or other nominee that it will be “householding” materials to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker, bank or other nominee if your shares are held in a brokerage account.

OTHER MATTERS FOR ACTION AT THE STOCKHOLDERS MEETING

We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. Pursuant to the Bylaws, business transacted at the special meeting will be limited to the purposes (i) stated in the notice of the special meeting (which is provided at the beginning of this proxy statement), (ii) otherwise properly brought before the meeting by or at the direction of the Board, or (iii) otherwise properly brought before the meeting by a stockholder or stockholders of record holding not less than 66 2⁄3% of the entire capital stock of the Company issued and outstanding and entitled to vote in accordance with applicable law, the Bylaws or otherwise. If other matters do properly come before the special meeting, or at any adjournments or postponements of the special meeting by or at the direction of the Board, we intend that shares of Common Stock represented by properly submitted proxies will be voted in accordance with the recommendations of the Board.

Your vote is important, regardless of the number of shares of Common Stock you own. We encourage you to vote by proxy—by mail, by telephone or over the Internet—well in advance of the special meeting, to ensure your shares are represented whether or not you decide to attend the special meeting in person.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. The Company’s public filings are available to the public from document retrieval services and the Internet website maintained by the SEC at https://www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement, by going to our corporate website at https://www.cellbiomedgroup.com. The information contained on or accessible through that website is not part of this proxy statement, other than the documents that the Company files with the SEC that are incorporated by reference into this proxy statement. In addition, you may obtain a copy of the reports, without charge, upon written or oral request to the following address and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all of the information that has been incorporated by reference into this proxy statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this proxy statement incorporates):

Cellular Biomedicine Group, Inc.

209 Perry Parkway, Suite 13

Gaithersburg, Maryland 20877

Attention: Investor Relations

Telephone: (301) 825-5320

Because the Merger is a “going private transaction,” the Company, the Rollover Stockholders and the Investors have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material change in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

The SEC allows the Company to “incorporate by reference” into this proxy statement documents it files with the SEC. This means that the Company can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement and, with respect to this proxy statement but not with respect to the Schedule 13E-3, later information that the Company files with the SEC will update and supersede that information. Information in documents that is deemed, in accordance with SEC rules, to be furnished and not filed shall not be deemed to be incorporated by reference into this proxy statement. The Company incorporates by reference the documents listed below and, with respect to this proxy statement but not with respect to the Schedule 13E-3, any documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement, and prior to the date of the special meeting:

•	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as filed with the SEC on February 28, 2020;

•

The Company’s Quarterly Reports on Form 10-Q for the quarter ended June 30, 2020, as filed with the SEC on August 12, 2020, and for the quarter ended March 31, 2020, as filed with the SEC on May 6, 2020;

•	The Company’s Current Reports on Form 8-K, filed with the SEC on August 12, 2020 and January 29, 2020; and

•	The Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 29, 2020.

We will amend the Schedule 13E-3 to incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting to the extent required to fulfill our obligations under the Exchange Act.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated [●], 2020.

You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

Annex A

AGREEMENT AND PLAN OF MERGER

among

Cellular Biomedicine Group, Inc.,

CBMG Holdings

and

CBMG Merger Sub Inc.

Dated as of August 11, 2020

5.19.	Information in Schedule 13E-3 and Proxy Statement	A-22
5.20.	TID US Business	A-22
5.21.	Brokers and Finders	A-22
5.22.	Affiliate Transactions	A-22
5.23.	No Other Representations and Warranties	A-23

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

6.1.	Organization, Good Standing and Qualification	A-23
6.2.	Corporate Authority	A-23
6.3.	Governmental Filings; No Violations; Etc.	A-24
6.4.	Litigation	A-24
6.5.	Financing	A-24
6.6.	Limited Guarantees	A-25
6.7.	Solvency	A-25
6.8.	No Operations	A-25
6.9.	Information in Schedule 13E-3 and Proxy Statement	A-25
6.10.	Brokers and Finders	A-25
6.11.	Ownership of Shares	A-25
6.12.	Certain Arrangements	A-26
6.13.	No Other Representations and Warranties	A-26
6.14.	Acknowledgement of Disclaimer of Other Representations and Warranties	A-26

ARTICLE VII

COVENANTS AND AGREEMENTS

7.1.	Conduct of Business by the Company	A-26
7.2.	No Solicitation; Change of Recommendation	A-29
7.3.	Stockholders Meeting; Proxy Statement; Schedule 13E-3	A-33
7.4.	Stockholder Litigation	A-34
7.5.	Reasonable Best Efforts	A-35
7.6.	Access and Reports	A-39
7.7.	Stock Exchange De-listing	A-39
7.8.	Publicity	A-39
7.9.	Employee Benefits	A-40
7.10.	Expenses	A-41
7.11.	Indemnification; Directors’ and Officers’ Insurance	A-41
7.12.	State Takeover Statutes	A-42
7.13.	Conversion of Bridge Loans	A-42
7.14.	Notification of Certain Matters	A-43
7.15.	Section 16 Matters	A-43
7.16.	Parent Vote	A-43

ARTICLE VIII

CONDITIONS TO THE MERGER

8.1.	Conditions to Each Party’s Obligation to Effect the Merger	A-43
8.2.	Conditions to Obligations of Parent and Merger Sub	A-44
8.3.	Conditions to Obligation of the Company	A-45
8.4.	Frustration of Closing Conditions	A-45

A-ii

ARTICLE IX

TERMINATION

9.1.	Termination by Mutual Consent	A-45
9.2.	Termination by Parent or the Company	A-45
9.3.	Termination by the Company	A-46
9.4.	Termination by Parent	A-46
9.5.	Effect of Termination and Abandonment	A-47

ARTICLE X

MISCELLANEOUS AND GENERAL

10.1.	Survival	A-49
10.2.	Amendments; Waivers	A-49
10.3.	Special Committee Approval	A-50
10.4.	Counterparts; Effectiveness	A-50
10.5.	Governing Law and Venue; Waiver of Jury Trial	A-50
10.6.	Specific Performance	A-51
10.7.	Notices	A-52
10.8.	Entire Agreement	A-53
10.9.	No Third Party Beneficiaries	A-53
10.10.	Obligations of Parent and of the Company	A-53
10.11.	Definitions	A-53
10.12.	Severability	A-53
10.13.	Interpretation; Construction	A-53
10.14.	Assignment	A-54

ANNEXES

Annex A	Definitions	A-A-1

EXHIBITS

Exhibit A	Surviving Corporation Certificate of Incorporation
Exhibit B	Surviving Corporation Bylaws

SCHEDULE 7.5(f)

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 11, 2020, is entered into by and among Cellular Biomedicine Group, Inc., a Delaware corporation (the “Company”), CBMG Holdings, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), and CBMG Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”). All capitalized term used in this Agreement shall have the meaning ascribed to them in Annex A hereto.

RECITALS

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the parties hereto intend that Merger Sub be merged with and into the Company, with the Company surviving the Merger as a wholly-owned Subsidiary of Parent (the “Merger”);

WHEREAS, the Company Board (upon the unanimous recommendation of the Special Committee) has: (a) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (b) determined that the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, the Company and the Public Stockholders, (c) authorized and approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions set forth herein, (d) resolved to recommend that the stockholders of the Company adopt this Agreement and (e) directed that this Agreement be submitted to the stockholders of the Company for their adoption at a duly held meeting of such stockholders for such purpose.

WHEREAS, the board of directors of Merger Sub has determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, Merger Sub and its sole stockholder and unanimously approved this Agreement, and the board of directors of Parent and Parent, as the sole stockholder of Merger Sub, has approved and adopted, respectively, this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, each of the Guarantors is entering into limited guarantees in favor of the Company (each, a “Limited Guarantee” and, collectively, the “Limited Guarantees”) with respect to certain obligations of Parent and Merger Sub under this Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, (a) Parent and the Consortium Rollover Stockholders have entered into a rollover and support agreement (the “Support Agreement”), and (b) Parent and the Novartis Investor have entered into a rollover and support agreement (the “Novartis Support Agreement”, together with the Consortium Support Agreement, the “Support Agreements”), pursuant to which each such Rollover Stockholder has agreed, among other things, (i) subject to the terms and conditions of the applicable Support Agreement, to vote its shares of Common Stock, together with any other shares of Common Stock acquired (whether beneficially or of record) by such Rollover Stockholder after the date hereof and prior to the earlier of the Effective Time and the termination of such Rollover Stockholder’s obligations under the applicable Support Agreement, in favor of the adoption of this Agreement and the approval of the Merger and the other transactions contemplated hereby, and to take certain other actions in furtherance of the transactions contemplated by this Agreement and (ii) subject to the terms and conditions of the applicable Support Agreement, (A) to receive no consideration for cancellation of the Rollover Shares in accordance with this Agreement, and (B) to subscribe for or otherwise receive newly issued shares of Parent at or immediately prior to the Effective Time; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER; CLOSING; EFFECTIVE TIME

1.1.    The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue its corporate existence under Delaware Law as a wholly-owned subsidiary of Parent. The Merger shall have the effects specified in this Agreement and as specified in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. At any time prior to the Effective Time, Parent may modify the entity type of Parent and Merger Sub; provided, however, that no such change shall (a) alter or change the Per Share Merger Consideration; (b) adversely affect the tax treatment of the Company’s shareholders (not including the Rollover Stockholders) pursuant to this Agreement; or (c) be reasonably likely to prevent, impede or delay consummation of the transactions contemplated by this Agreement.

1.2.    Closing. Unless otherwise mutually agreed in writing between the Company and Parent, the closing of the Merger (the “Closing”) shall take place at the offices of O’Melveny & Myers LLP, 31/F AIA Central, 1 Connaught Road Central, Hong Kong commencing at 9:00 p.m. (Hong Kong time) on a date to be specified by the parties hereto which shall be no later than the third (3rd) Business Day following the satisfaction or, if permissible, waiver of the last of the conditions set forth in Article VIII to be satisfied or, if permissible, waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions). The date on which the Closing actually occurs is referred to as the “Closing Date.”

1.3.    Effective Time. Concurrently with the Closing, the Company and Merger Sub shall cause to be filed with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), executed and filed in accordance with, and containing such information as is required by, the relevant provisions of the DGCL in order to effect the Merger. The Merger will become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or on such later date and time as may be agreed by the Company and Parent and specified in the Certificate of Merger in accordance with the relevant provisions of the DGCL. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

1.4.    Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation, its right, title or interest in, to or under any of the rights, properties or assets of either the Company or Merger Sub vested in or to be vested in the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE II

CERTIFICATE OF INCORPORATION AND

BYLAWS OF THE SURVIVING CORPORATION

2.1.    The Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated in its entirety to read as set forth on Exhibit A attached hereto and, as so amended and restated, subject to Section 7.11, shall be the certificate of incorporation of the Surviving Corporation from and after the Effective Time until thereafter amended or restated as provided therein or by applicable Law.

2.2.    The Bylaws. At the Effective Time, the bylaws of the Company shall be amended and restated in their entirety to read as set forth on Exhibit B attached hereto and, as so amended and restated, subject to Section 7.11, shall be the bylaws of the Surviving Corporation from and after the Effective Time until thereafter amended or restated as provided therein or by applicable Law.

ARTICLE III

OFFICERS AND DIRECTORS

OF THE SURVIVING CORPORATION

3.1.    Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their death, incapacitation, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

3.2.    Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their death, incapacitation, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE IV

CONVERSION OF SECURITIES

4.1.    Conversion of Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company, Parent or Merger Sub:

(a)    Merger Consideration. Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares of Common Stock owned by Parent, Merger Sub or any other direct or indirect wholly-owned Subsidiary of Parent and shares of Common Stock owned by the Company, and in each case not held on behalf of third parties, (ii) the Rollover Shares (together with the shares referred to in the immediately preceding clause (i), the “Converted Shares”), and (iii) shares of Common Stock owned by stockholders (“Dissenting Stockholders”) who are entitled to, and who have timely perfected and not withdrawn a demand for (or lost their right to), appraisal rights pursuant to Section 262 of the DGCL (the “Dissenting Shares,” and, together with the Converted Shares, the “Excluded Shares”)) shall be converted into the right to receive $19.75 per share of Common Stock in cash (the “Per Share Merger Consideration”), without interest. At the Effective Time, all of the shares of Common Stock shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate formerly representing any of the shares of Common Stock (each, a “Certificate”) or non-certificated shares of Common Stock held in book-entry form (each, a “Book-Entry Share”) (in each case other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration for each such share of Common Stock, without interest.

(b)    Cancellation of Excluded Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each (i) Dissenting Share shall cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist, subject to any rights the holder thereof may have under Section 4.2(f), and (ii) each Converted Share shall cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist.

(c)    Merger Sub Common Stock. At the Effective Time, each share of common stock, par value $1 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation (“Surviving Corporation Stock”).

4.2.    Exchange of Certificates and Book-Entry Shares.

(a)    Paying Agent. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a paying agent selected by Parent with the Company’s prior approval (such approval not to be unreasonably withheld, conditioned or delayed) (the “Paying Agent”), for the benefit of the holders of shares of Common Stock (other than Excluded Shares) and pursuant to a paying agent agreement in customary form that is reasonably acceptable to the Company, cash in immediately available funds in the aggregate amount necessary for the Paying Agent to make the payments contemplated by Section 4.1(a) (such cash amount being hereinafter referred to as the “Exchange Fund”). If a Dissenting Stockholder fails to perfect or effectively withdraws or loses his or her dissenters’ rights pursuant to the DGCL, (i) such shares of Common Stock shall cease to be Excluded Shares and (ii) Parent shall make available or cause to be made available to the Paying Agent additional funds in an amount equal to the product of (A) the number of Dissenting Shares for which such Dissenting Stockholder has failed to perfect or effectively withdrawn or lost his or her dissenters’ rights pursuant to the DGCL and (B) the Per Share Merger Consideration. The Paying Agent shall invest the Exchange Fund as directed by Parent in (1) short-term direct obligations of the United States of America, (2) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (3) commercial paper obligations rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services or (4) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the aggregate amount payable pursuant to Section 4.1(a) shall be returned to the Surviving Corporation in accordance with Section 4.2(d). To the extent that there are any losses with respect to any such investments, or the Exchange Fund diminishes for any reason below the level required for the Paying Agent to make prompt cash payment pursuant to Section 4.1(a), Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to make all such cash payments under Section 4.1(a). Except as set forth in this Section 4.2(a), the Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Section 4.1(a). Parent shall be responsible for all fees and expenses of the Paying Agent.

(b)    Exchange Procedures. Promptly (and in any event within three (3) Business Days) after the Effective Time, Parent and the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Certificate (other than Certificates representing Excluded Shares) immediately prior to the Effective Time (each holder of record of a Certificate and/or Book-Entry Share, a “Record Holder”) (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) to the Paying Agent, such letter of transmittal to be in customary form and to have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) in exchange for the amount to which such Record Holder is entitled as a result of the Merger pursuant to Section 4.1(a). If any shares of Common Stock represented by a Certificate cease to be Excluded Shares pursuant to Section 4.2(a), the Surviving Corporation shall cause the Paying Agent promptly (and in any event within three (3) Business Days) after such shares of Common Stock cease to be Excluded Shares to mail to the applicable Record Holder the letter of transmittal and instructions referred to in the immediately preceding sentence, with respect to such Certificate. Upon delivery of the letter of transmittal duly executed by the applicable Record Holder and the surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 4.2(e)) (other than Certificates representing Excluded Shares) to the Paying Agent in accordance with the terms of such letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 4.2(g)) equal to the product of (A) the number of shares of Common Stock represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(e)), and (B) the Per Share Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. Promptly (and in any event within three (3) Business Days) after the Effective Time, Parent and the Surviving Corporation shall cause the Paying Agent to (1) mail to each Record Holder of Book-Entry Shares materials advising such Record Holder of the effectiveness of the Merger and the conversion of its Book-Entry Shares into the right to receive the Per Share Merger Consideration and (2) subject to receipt by the Paying Agent of an “agent’s message” in customary form if reasonably required by the Paying Agent (it being understood that the holders of Book-Entry Shares shall be deemed to have surrendered such shares of Common Stock upon receipt by the Paying Agent of such “agent’s message” or such other evidence, if any, as the Paying Agent may reasonably request), pay to each Record Holder of Book-Entry Shares (other than with respect to Excluded Shares) a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 4.2(g)) equal to the product of (x) the number of Book-Entry Shares and (y) the Per Share Merger Consideration. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates (or affidavits of loss) or Book-Entry Shares, as the case may be. In the event of a transfer of ownership of shares of Common Stock that is not registered in the transfer records of the Company, payment of cash to be delivered upon due surrender of the Certificate or Book-Entry Shares may be made to such transferee if the Certificate or Book-Entry Shares formerly representing such shares of Common Stock is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.

(c)    Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, the holder of such Certificate shall be given a copy of the letter of transmittal referred to in Section 4.2(b) and instructed to comply with the instructions in that letter of transmittal in order to receive the cash to which the holder of such Certificate is entitled pursuant to this Article IV.

(d)    Termination of Exchange Fund; Escheat. Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the stockholders of the Company for twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation. Any holder of shares of Common Stock (other than Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for payment of the amount to which such holder is entitled as a result of the Merger pursuant to Section 4.1(a) (after giving effect to any required Tax withholdings as provided in Section 4.2(g)) upon due surrender of its Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of shares of Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any portion of the Exchange Fund remaining unclaimed as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity will, to the extent permissible under applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

(e)    Lost, Stolen or Destroyed Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such Person of a bond in reasonable and customary amount and upon such terms as may be reasonably required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will pay the amount (after giving effect to any required Tax withholdings as provided in Section 4.2(g)) equal to the product of (i) the number of shares of Common Stock represented by such lost, stolen or destroyed Certificate and (ii) the Per Share Merger Consideration, in exchange for such lost, stolen or destroyed Certificate. Delivery of such affidavit and the posting of such bond shall be deemed delivery of a Certificate with respect to the relevant shares of Common Stock for purposes of this Article IV.

(f)    Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, no Dissenting Share shall be converted into the right to receive the Per Share Merger Consideration. At the Effective Time, each Dissenting Share shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each Dissenting Stockholder shall cease to have any rights with respect thereto, except that each Dissenting Stockholder shall have the right to receive only the payment provided by Section 262 of the DGCL with respect to the Dissenting Shares held by such Dissenting Stockholder; provided, however, that each Dissenting Share held by a Dissenting Stockholder who, after the Effective Time, fails to perfect or effectively withdraws or loses his or her right to appraisal pursuant to Section 262 of the DGCL, shall be deemed to be converted as of the Effective Time into the right to receive the Per Share Merger Consideration in accordance with this Article IV, without any interest thereon. The Company shall give Parent (i) prompt notice of any demands for appraisal pursuant to the applicable provisions of the DGCL received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal and (ii) the opportunity to participate in and, after the Closing, direct all negotiations and proceedings with respect to any such demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, and, prior to the Closing, Parent shall not, make any payment with respect to any such demands for appraisal, offer to settle or settle any such demands, waive any failure to timely deliver a written demand for appraisal in accordance with the DGCL, or agree to do any of the foregoing.

(g)    Withholding Rights. Notwithstanding any other provision of this Agreement, each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts that it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld and paid to the applicable Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

4.3.    Treatment of Company Equity Awards.

(a)    Treatment of Vested Company Equity Awards. Immediately prior to the Effective Time, except as otherwise agreed to in writing between a holder of a Vested Company Equity Award and Parent, each outstanding Vested Company Equity Award, shall, automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Vested Company Equity Award to receive (without interest) from the Surviving Corporation, as promptly as practicable after the Effective Time, (x) for each vested Company Stock Option, an amount in cash equal to (A) the total number of shares of Common Stock subject to such Company Stock Option multiplied by (B) the excess, if any, of the Per Share Merger Consideration over the exercise price per share of Common Stock under such Company Stock Option (after giving effect to any required Tax withholdings with respect to such payment), (y) for each vested Company RSU, an amount in cash equal to (A) the total number of shares of Common Stock subject to such vested Company RSU immediately prior to the Effective Time multiplied by (B) the Per Share Merger Consideration (after giving effect to any required Tax withholdings with respect to such payment) and (z) for each vested Company PSU, an amount in cash equal to (A) the number of shares of Common Stock subject to such vested Company PSU, calculated based on actual performance achieved in accordance with the terms of each vested Company PSU, immediately prior to the Effective Time multiplied by (B) the Per Share Merger Consideration (after giving effect to any required Tax withholdings with respect to such payment). For the avoidance of doubt, except as otherwise agreed to in writing between a holder of a Vested Company Equity Award and Parent, any vested Company Stock Option which has a per share of Common Stock exercise price that is greater than or equal to the Per Share Merger Consideration shall be cancelled at the Effective Time for no consideration or payment. The Company acknowledges that Parent may seek, prior to Closing, to agree with an individual holder of a vested Company Stock Option that all or a portion of such holder’s vested Company Stock Option shall not be treated as provided herein, but shall instead be converted into or assumed into an option to acquire ordinary shares of Parent (“Rollover Options”). The Company agrees that, to the extent that Parent has identified to the Company in writing, at least fifteen (15) days prior to Closing, the individuals with whom it is seeking agreement with respect to Rollover Options, the Company shall use commercially reasonable efforts to cooperate with Parent’s obtaining the consent of such individuals. Notwithstanding anything herein to the contrary, the Company’s failure to use “commercially reasonable efforts” as provided in this Section 4.3(a) shall not affect any of the conditions set forth in Article VIII or give rise to any right to terminate under Article IX.

(b)    Treatment of Unvested Company Equity Awards. At the Effective Time, except as otherwise agreed to in writing between a holder of a Unvested Company Equity Award and Parent, each Unvested Company Equity Award outstanding as of immediately prior to the Effective Time shall be assumed by Parent as an equity award of the same type covering ordinary shares of Parent. Each Unvested Company Equity Award so assumed by Parent pursuant to this Section 4.3(b) shall continue to have, and be subject to, the same terms and conditions (including vesting terms) set forth in the Company equity plan under which it was granted and the equity award agreements relating thereto, as in effect immediately prior to the Effective Time, except that (a) the number of ordinary shares of Parent covered by such assumed Unvested Company Equity Award will equal the number of shares of Common Stock subject to such Unvested Company Equity Award multiplied by the Exchange Ratio, with the result rounded down to the nearest whole share, and (b) the per share exercise price for the ordinary shares of Parent issuable upon exercise of such assumed Unvested Company Equity Award that is a Company Stock Option shall be equal to the quotient obtained by dividing the exercise price per share of Common Stock at which such assumed Unvested Company Equity Award was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. The assumption of Unvested Company Equity Awards pursuant to this Section 4.3(b) that are Company Stock Options and that are held by U.S. taxpayers shall be effected in a manner that satisfies the requirements of U.S. Treasury Regulation 1.409A-1(b)(5)(v)(D), and the Treasury Regulations promulgated thereunder, and in the case of any such that qualifies as an “incentive stock option” within the meaning of Section 422 of the Code, Section 424(a) of the Code, and the assumption of Unvested Company Equity Awards pursuant to this Section that are Company RSUs or Company PSUs and that are held by U.S. taxpayers shall be completed in a manner to preserve such Company RSU’s or Company PSU’s status as exempt from Section 409A of the Code if applicable, or, if applicable, shall continue to comply with the requirements of Section 409A of the Code and the regulations and guidance thereunder such that the holder of such Unvested Company Equity Award is not subject to any additional tax under Section 409A or the regulations and guidance thereunder. The “Exchange Ratio” is the ratio of the Per Share Merger Consideration divided by the fair market value of one ordinary share of Parent as of Closing Date. The Company acknowledges that Parent may seek, prior to Closing, to agree with an individual holder of a Unvested Company Equity Award that all or a portion of such holder’s Unvested Company Equity Awards shall not be treated as provided herein, but shall instead be treated as otherwise agreed by the Company and Parent. The Company agrees that, to the extent that Parent has identified to the Company in writing, at least fifteen (15) days prior to Closing, the individuals with whom it is seeking agreement with respect to such Unvested Company Equity Awards, the Company shall use commercially reasonable efforts to cooperate with Parent’s obtaining the consent of such individuals. Notwithstanding anything herein to the contrary, the Company’s failure to use “commercially reasonable efforts” as provided in this Section 4.3(b) shall not affect any of the conditions set forth in Article VIII or give rise to any right to terminate under Article IX.

(c)    Corporate Actions. At or prior to the Effective Time, the Company and the Company Board (or any committee thereof, as applicable) shall adopt resolutions and will take such other actions requested by Parent to cause the Company Stock Options, the Company RSUs and the Company PSUs to be treated in accordance with the provisions of this Section 4.3.

(d)    Payments. Promptly after the Effective Time (but in any event, no later than five (5) Business Days after the next regularly scheduled payroll date after the Effective Time), the Surviving Corporation or a Subsidiary thereof shall pay through its payroll systems the amounts due in respect of the Vested Company Equity Awards pursuant to Section 4.3; provided, however, that in the case of any such amounts that constitute non-qualified deferred compensation under Section 409A of the Code, the Surviving Corporation or an Affiliate thereof shall pay such amounts at the earliest time permitted under the terms of the applicable agreement, plan or arrangement that will not trigger a tax or penalty under Section 409A of the Code.

4.4.    Adjustments to Prevent Dilution. Without limiting the other provisions of this Agreement, in the event that, prior to the Effective Time, the Company changes the number of shares of Common Stock or securities convertible or exchangeable into or exercisable for shares of Common Stock issued and outstanding, as a result of a reclassification, stock split (including a reverse stock split), stock dividend, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted to reflect such change and as so adjusted shall, from and after the date of such event, be the Per Share Merger Consideration.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (x) the Company SEC Reports (excluding, in each case, any disclosures contained therein under the captions “Risk Factors” or “Forward Looking Statements” and any other disclosures contained therein relating to information, factors or risks that are predictive, cautionary or forward looking in nature) filed or furnished with the SEC on or after January 1, 2017 and at least one (1) Business Day prior to the date of this Agreement (and (i) other than any matters required to be disclosed for purposes of Section 5.2 (Capital Structure), which matters shall only be disclosed by specific disclosure in the respective corresponding Section of the Company Disclosure Letter and (ii) without giving effect to any amendment to any such documents filed on or after the date hereof) or (y) the corresponding Section or Subsection of the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being acknowledged and agreed that disclosure of any event, item or occurrence in any Section or Subsection of the Company Disclosure Letter shall be deemed disclosed with respect to any other Section or Subsection to the extent that the relevance of such disclosed event, item or occurrence in the Company Disclosure Letter to such other Section or Subsection is reasonably apparent as to matters which are subject of the corresponding representation or warranty, other than any matters required to be disclosed for purposes of Section 5.2 (Capital Structure), which matters shall only be disclosed by specific disclosure in the respective corresponding section of the Company Disclosure Letter), the Company hereby represents and warrants to Parent and Merger Sub that:

5.1.    Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or the conduct of its business as presently conducted requires such qualification or licensing, except where any such failure to be so organized, existing, licensed, qualified or in good standing or to have such power or authority, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent complete and correct copies of the Organizational Documents of the Company, each as amended as of the date of this Agreement, and each as so made available is in full force and effect on the date of this Agreement. All of the Subsidiaries of the Company are wholly-owned.

5.2.    Capital Structure.

(a)    The authorized capital stock of the Company consists of 300,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), and 50,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). As of the close of business on August 10, 2020 (the “Capitalization Date”), (i) 19,432,979 shares of Common Stock were issued and outstanding (not including shares of Common Stock that were held by the Company as treasury stock), (ii) 1,055,499 shares of Common Stock were held by the Company as treasury stock, (iii) no shares of Common Stock were Company Restricted Stock, (iv) an aggregate maximum of 4,146,976 unissued shares of Common Stock were reserved for issuance pursuant to awards under the Incentive Plans, of which 1,694,119 shares were subject to outstanding Company Stock Options, 146,300 shares were subject to outstanding Company RSUs, 514,000 shares were subject to outstanding Company PSUs, and 1,792,557 shares remain available for future issuance (and for the avoidance of doubt, the reserved unissued shares described in this clause are not included in the number of issued and outstanding shares of Common Stock set forth in clause (i)), and (v) no shares of Preferred Stock were issued and outstanding. All of the outstanding shares of Common Stock are, and all shares of Common Stock reserved for issuance as noted in clause (iv) above shall be (when issued in accordance with the terms of the Incentive Plans and the respective grants thereunder), duly authorized, validly issued, fully paid and nonassessable. Since the close of business on the Capitalization Date through the date hereof, the Company has not issued any shares of Common Stock, Company Restricted Stock, Company Stock Options or Company RSUs or other Equity Interests, except for shares of Common Stock issued upon the exercise of Company Stock Options, if any, or settlement of Company RSUs, if any, in each case, that were outstanding as of the Capitalization Date, in accordance with their terms.

(b)    As of the date of this Agreement, except as set forth in Section 5.2(a), (i) there were no issued or outstanding (A) shares of capital stock, equity interests or other voting securities of the Company or any of its Subsidiaries, (B) securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any shares of capital stock, equity interests or other voting securities of the Company or any of its Subsidiaries, (C) preemptive or other rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock, equity interests or other voting securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any shares of capital stock, equity interests or other voting securities of the Company or any of its Subsidiaries, or (D) securities or rights that are derivative of, or provide economic benefits based on the value of, any shares of capital stock, equity interests or other voting securities of the Company or any of its Subsidiaries (clauses (A), (B), (C) and (D), collectively, “Equity Interests”), and (ii) there were no outstanding obligations of the Company or any of its Subsidiaries to redeem, purchase or otherwise acquire any Equity Interests of the Company or any of its Subsidiaries or to issue, deliver or sell, or cause to be issued, delivered or sold, any Equity Interests of the Company or any of its Subsidiaries.

(c)    Section 5.2(c) of the Company Disclosure Letter contains (i) a true and complete list as of the Capitalization Date of each outstanding share of Company Restricted Stock, Company Stock Option, Company RSU and Company PSU, including the holder thereof, the number of shares of Common Stock subject to each award (including, with respect to each Company PSU, (ii) the maximum number of shares of Common Stock that may be issued in respect of each such Company PSU assuming achievement of any applicable performance metrics at the maximum level), (iii) the exercise price (if applicable), and (iv) the grant date, the expiration date (if applicable), and the vesting schedule. Each Company Restricted Stock, Company Stock Option, Company RSU and Company PSU was granted in compliance with (A) applicable Law, (B) the terms and conditions of the relevant Incentive Plan and (C) the rules and regulations of the NASDAQ.

(d)    Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any Liens, except for Permitted

Liens and such Liens and transfer restrictions as may be provided under the Securities Act or other applicable securities Laws.

5.3.    Corporate Authority; Approval; Fairness Opinion.

(a)    The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, subject only to the affirmative vote of (i) the holders of a majority of all outstanding shares of Common Stock, and (ii) the holders of at least a majority of all outstanding shares of Common Stock held by the Public Stockholders, in each case, entitled to vote in favor of adopting this Agreement at the Stockholders Meeting (collectively, the “Company Requisite Vote”) and the filing of the Certificate of Merger. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as enforceability is subject to the Bankruptcy and Equity Exception.

(b)    On or prior to the date hereof, the Company Board (upon the unanimous recommendation of the Special Committee) has (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (ii) determined that the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, the Company and the stockholders of the Company, (iii) authorized and approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions set forth herein, (iv) resolved to recommend that the stockholders of the Company adopt this Agreement (such recommendation, the “Company Board Recommendation”) and (v) directed that this Agreement be submitted to the stockholders of the Company for their adoption at a duly held meeting of such stockholders for such purpose, which resolutions have not, except after the date hereof as permitted by Section 7.2, been rescinded, modified or withdrawn in any way.

(c)    The Special Committee has received the opinion of Jefferies LLC (the “Financial Advisor”), to the effect that, as of the date of such opinion, and subject to the various assumptions and qualifications set forth therein, the Per Share Merger Consideration to be received by holders of the shares of Common Stock pursuant to this Agreement (other than Parent, Merger Sub, the holders of Rollover Shares and any of their respective Affiliates) is fair, from a financial point of view, to such holders and a copy of such opinion shall be promptly provided by the Company to Parent, solely for informational purposes, following receipt thereof by the Company.

5.4.    Governmental Filings; No Violations; Certain Contracts.

(a)    Except for (i) filings under the HSR Act, if required, (ii) compliance with, and filings under, the Exchange Act and the Securities Act, including the filing with the SEC of a Rule 13e-3 Transaction Statement on Schedule 13E-3 (together with any amendments or supplements thereto, the “Schedule 13E-3”) and a proxy statement relating to the Stockholders Meeting to be held in connection with this Agreement, the Merger and the other transactions contemplated hereunder (together with any amendments or supplements thereto, the “Proxy Statement”), (iii) compliance with state securities, takeover and “blue sky” Laws and the filing of documents with various state securities authorities that may be required in connection with the transactions contemplated hereby, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (v) compliance with the applicable requirements of the NASDAQ, (vi) notices, reports or other filings as may be required by the DPA and the rules and regulations thereunder or any other legal requirement applicable to obtaining CFIUS Clearance, and (vii) such other items as disclosed in Section 5.4(a) of the Company Disclosure Letter (the “Other Approvals”), no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals or authorizations required to be obtained by the Company from any domestic or foreign governmental or regulatory body, commission, agency, court, instrumentality, authority or other legislative, executive or judicial entity (each, a “Governmental Entity”) in connection with the execution, delivery and performance of this Agreement by the Company or the consummation of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain, as the case may be, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Merger and the other transactions contemplated hereby will not, constitute or result in (i) subject to receipt of the Company Stockholder Approval, a breach or violation of, or a default under, the Organizational Documents of (A) the Company or (B) any of its Subsidiaries or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under or the creation of a Lien (other than any Permitted Lien) on any of the assets of the Company or any of its Subsidiaries pursuant to any Contract binding upon the Company or any of its Subsidiaries, or, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby) receipt of the Company Stockholder Approval and compliance with the matters referred to in Section 5.4(a), under any Law to which the Company or any of its Subsidiaries is subject, except, in the case of clause (i)(B) or this clause (ii), for any such breach, violation, termination, default, creation, acceleration or change that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

5.5.    Company Reports; Financial Statements.

(a)    The Company has filed or furnished, as applicable, on a timely basis (taking into account all applicable grace periods) all material forms, certifications, reports, statements and documents required to be filed or furnished by it with the SEC pursuant to the Securities Act and the Exchange Act since January 1, 2018 (the “Applicable Date”) (all such forms, certificates, reports, statements and documents filed or furnished after the Applicable Date, including all exhibits and other information incorporated therein, amendments and supplements thereto, collectively, the “Company SEC Reports”). Each of the Company SEC Reports, at the time of its filing or being furnished (or, if amended, as of the time of such amendment), complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). As of their respective dates (or, if amended, as of the date of such amendment), the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments from the SEC staff with respect to any of the Company SEC Reports, and, to the Knowledge of the Company, none of the Company SEC Reports is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(b)    The Company has established and maintains “disclosure controls and procedures” and “internal controls over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed and maintained to provide reasonable assurance that material information required to be disclosed by the Company in the reports and other documents that it files or furnishes pursuant to the Exchange Act is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. Since the Applicable Date, neither the Company nor, to the Knowledge of the Company, its independent registered public accounting firm has identified, been made aware of or received any written notification of any (A) “significant deficiency,” (B) “material weakness” (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) or (C) fraud in the design or operation of the Company’s internal controls over financial reporting or that involves management or other employees who have a significant role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries.

(c)    Since the Applicable Date, the Company has been in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules and regulations of the NASDAQ.

(d)    Each of the audited annual consolidated financial statements and the unaudited quarterly consolidated financial statements of the Company and its consolidated Subsidiaries included in or incorporated by reference into the Company SEC Reports (including the related notes and schedules and the consolidated results of operations and cash flows for the periods set forth therein) (collectively, the “Company Financial Statements”) fairly present in all material respects, the consolidated or combined financial position of the Company and its consolidated or combined Subsidiaries as of their dates and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the absence of notes and to normal year-end adjustments).

(e)    No Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any periodic forms, reports, schedules, statements or other documents with the SEC.

(f)    Neither the Company nor any of its Subsidiaries is, or has any commitment to become, a party to any joint venture, off-balance sheet partnership or any similar Contract, including any structured finance, special purpose or limited purpose entity or Person, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Securities Act), in each case, where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company SEC Reports.

5.6.    Absence of Certain Changes. Since December 31, 2019 through the date of this Agreement, (a) except as contemplated by this Agreement, the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business, (b) no event contemplated by Section 7.1(b)(i), Section 7.1(b)(ii), Section 7.1(b)(vi), and Section 7.1(b)(x) has occurred which if it had occurred following the date of this Agreement and before the Effective Time would have required the written consent of Parent, and (c) there has not been any development, fact, change, event, effect, occurrence or circumstance that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

5.7.    Litigation and Liabilities.

(a)    There are no civil, criminal or administrative actions, suits, litigations, claims, hearings, arbitrations or proceedings (each, a “Proceeding”) pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, except those that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any Order specifically imposed upon the Company or any of its Subsidiaries except any such Order that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)    Neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected or reserved against on a consolidated balance sheet of the Company and its consolidated Subsidiaries prepared in accordance with GAAP or the notes thereto, other than liabilities and obligations (i) set forth or as reflected or reserved against in the Company Financial Statements filed prior to the date of this Agreement, (ii) incurred in the ordinary course of business since December 31, 2019, (iii) as permitted or contemplated by this Agreement or (iv) that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

5.8.    Employee Benefits.

(a)    Section 5.8(a) of the Company Disclosure Letter sets forth a true and complete list of each material Company Plan and separately designates each International Plan. For purposes of this Agreement, “Company Plans” shall mean all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), whether or not subject to ERISA, all equity or equity-based (including the Incentive Plans), change in control, bonus or other incentive compensation, disability, salary continuation, employment, severance, retention, retirement, pension, profit sharing, savings or thrift, deferred compensation, health or life insurance, housing fund contributions, vacation, sick pay or paid time off agreements, plans or policies, and each other material benefit or compensation plan, program, policy, contract, agreement or arrangement, in each case established, maintained, sponsored or contributed to (or with respect to which any obligation to contribute has been undertaken) by the Company or any of its Subsidiaries, or under or with respect to which the Company or any of its Subsidiaries has any current or contingent liability or obligation, including on behalf of any employee, director, consultant, or other individual service provider of the Company or any of its Subsidiaries (whether current, former or retired); provided, however, that no plan, program or arrangement that is sponsored or maintained by any Governmental Entity shall be considered a Company Plan.

(b)    The Company has made available to Parent, to the extent in writing and to the extent applicable: (i) copies of all material documents setting forth the terms of each material Company Plan, (ii) the most recent annual reports (Form 5500 series), if any, as filed in connection with each Company Plan, (iii) the most recent actuarial report (if applicable) for all Company Plans, (iv) all material written contracts, instruments or agreements relating to each material Company Plan, including administrative service agreements and group insurance contracts and (v) the most recent IRS determination or opinion letter, if any, issued with respect to each Company Plan intended to be qualified under Section 401(a) of the Code.

(c)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, with respect to each Company Plan that is a “pension plan” (as defined in Section 3(2) of ERISA) that is subject to Section 412 of the Code or Title IV of ERISA (each, a “Company Pension Plan”): (i) the minimum funding standard under Section 302 of ERISA and Sections 412 and 430 of the Code has been satisfied and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted, (ii) no notice of intent to terminate any Company Pension Plan has been filed and no amendment to treat a Company Pension Plan as terminated has been adopted, and there have been no Proceedings instituted (by the Pension Benefit Guaranty Corporation (“PBGC”) or otherwise) to treat any Company Pension Plan as terminated, (iii) no accumulated funding deficiency, whether or not waived, exists, (iv) since the last valuation date for each Company Pension Plan, no Company Pension Plan is considered to be in “at risk” status under Section 430 of the Code and (v) none of the Company, any of its Subsidiaries or any ERISA Affiliate has incurred or is expected to incur any liability to the PBGC or otherwise under any provision of Title IV of ERISA. No Company Pension Plan is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

(d)    Each Company Plan intended to qualify under Section 401(a) of the Code has received a current determination letter from the IRS (or the prototype plan on which such Company Plan is based has received a current opinion letter from the IRS) upon which it may rely regarding its qualified status under the Code, and, to the Knowledge of the Company, nothing has occurred that would reasonably be expected to adversely affect the qualification of such Company Plan.

(e)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Proceeding is pending, or, to the Knowledge of the Company, has been threatened, against or involving any of the Company Plans (other than routine claims for benefits and appeals of such claims), any trustee or fiduciary thereof, or any of the assets of any trust of any of the Company Plans. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Plan complies in form and has been maintained and operated in accordance with its terms and applicable Law, including ERISA and the Code, and none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any third party, has engaged in a non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code and Section 406 of ERISA or any breach of fiduciary duty (as determined under ERISA).

(f)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no underfunded or unfunded liabilities or obligations that are not reflected in the Company Financial Statements with respect to any Company Plan that is maintained for severance or retirement purposes located outside the United States.

(g)    Neither the execution of this Agreement nor the consummation of the Merger and the other transactions contemplated hereby, alone or in combination with any other event, will (i) give rise to any material liability under any Company Plan or otherwise to any employee, director, or other individual service provider of the Company or any of its Subsidiaries (whether current, former or retired), (ii) accelerate the time of funding, payment or vesting or materially increase the amount of compensation or benefits due to any employee, director, or other individual service provider of the Company or any of its Subsidiaries (whether current, former or retired) or their beneficiaries, (iii) entitle any employee, director, or other individual service provider of the Company or any of its Subsidiaries (whether current, former or retired) to severance pay, or any other payment, except as expressly provided in this Agreement, or (iv) limit or restrict the right of Parent to merge, amend or terminate any Company Plan on or after the Effective Time. No amount that could be received (whether in cash or property or the vesting of property) as a result of the consummation of the Merger by any employee, director, or other individual service provider of the Company or any of its Subsidiaries (whether current, former or retired) under any Company Plan or otherwise would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code. Neither the Company nor any of its Subsidiaries has entered into any agreement or arrangement with any employee or other individual service-provider providing for a tax gross-up or tax reimbursement. Each arrangement considered to be a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code complies in form and operation with Section 409A of the Code.

(h)    Each International Plan has been maintained in compliance with its terms and with any applicable Law, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All payments (including premiums due) and all employer and employee contributions required to have been collected in respect of each International Plan have been paid when due, or if applicable, accrued on the balance sheet of the Company and its Subsidiaries, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

5.9.    Compliance with Laws; Licenses; Business Practices.

(a)    Neither the Company nor any of its Subsidiaries is in violation of, or since the Applicable Date has been in violation of or has been given written notice of or been charged with any violation of, any Law or Order of any Governmental Entity, except for any exceptions as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries have all Permits necessary to conduct their businesses as presently conducted, have been in compliance with all such Permits, and no Governmental Entity has declined any renewals of any such Permits, except for any exceptions as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i)    all products of the Company and its Subsidiaries are developed, manufactured labeled, distributed, sold, and marketed in compliance with all applicable Health Care Laws, including product approval or clearance, good manufacturing practices, labeling, advertising and promotion, establishment registration and device listing, reporting of recalls and notification of defects, adverse event reporting, and filing of product reports and annual reports, in each case, to the extent applicable to the activities and/or products of the Company and its Subsidiaries;

(ii)    the Company and its Subsidiaries hold and are in compliance with all Health Care Permits that are required for the conduct and operation of their businesses as presently conducted, and, to the Knowledge of the Company, since the Applicable Date, there is no materially false or misleading information or significant omission in any product application or other submission related to any Health Care Permit submitted by the Company or any of its Subsidiaries to any Governmental Entity administering Health Care Laws in connection with their businesses; and

(iii)    since the Applicable Date, there have been no Proceedings relating to the Company or any of its Subsidiaries pending, or, to the Knowledge of Company, threatened in writing, that involve a matter within or related to the NMPA’s or any comparable Governmental Entity’s jurisdiction and arising out of or relating to the business of the Company or any of its Subsidiaries.

(c)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since the Applicable Date, neither the Company, any of its Subsidiaries, nor, to the Knowledge of the Company, any of its or their directors, officers or agents, has, in the course of its actions for, or on behalf of, any of them violated any Anti-Corruption Laws or made or promised to make a payment or anything of value (i) to or for the use or benefit of any Government Official; (ii) to any other Person either for an advance or reimbursement, if, to the Knowledge of the Company, any part of such payment or thing of value will be directly or indirectly given or paid by such other Person, to any Government Official; or (iii) to any other Person, to obtain or keep business or to secure some other improper advantage, the payment of which would violate applicable Anti-Corruption Laws. Since the Applicable Date, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received any written communication that alleges that the Company or any of its Subsidiaries or any of its or their directors, officers or agents is, or may be, in violation of, or has, or may have, any liability under, the Anti-Corruption Laws which has not been resolved.

(d)    The Company and its Subsidiaries have instituted and maintain policies and procedures reasonably designed to ensure compliance with the Anti-Corruption Laws.

(e)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since the Applicable Date, the operations of the Company and its Subsidiaries have been conducted in compliance with applicable Anti-Money Laundering Laws.

(f)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) none of the Company, its Subsidiaries, nor to the Knowledge of the Company, any of their respective directors, officers, employees, or agents is a Sanctioned Person, and (ii) the Company has not conducted or agreed to conduct any business, or entered into or agreed to enter into any transaction with or for the benefit of a Sanctioned Person in a manner that would violate applicable Sanctions.

(g)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company, no Proceeding by or before any Governmental Entity involving the Company, its Subsidiaries, or their respective directors, officers, employees, or agents in relation to potential violations of applicable Anti-Corruption Laws, Anti-Money Laundering Laws, or Sanctions is pending or threatened in writing.

5.10.    Environmental Matters.

(a)    The Company and its Subsidiaries have since the Applicable Date complied, and are in compliance, with all Environmental Laws and have obtained, maintained and, since the Applicable Date,

complied, and are in compliance with all permits, licenses, registrations, identification numbers, authorizations and approvals required under applicable Environmental Laws except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    The Company and its Subsidiaries have not received any written notice of any obligation, liability, order, settlement, judgment, injunction or decree involving outstanding requirements for any noncompliance with Environmental Laws by the Company or any of its Subsidiaries, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)    There are no written Proceedings arising under any Environmental Laws that are pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or, to the Knowledge of the Company, the Leased Real Property, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)    The Company and its Subsidiaries have not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, manufactured, distributed or exposed any Person to any material, substance or waste that is defined under Environmental Laws as “hazardous” or “toxic” or as a “pollutant” or “contaminant” (“Hazardous Materials”), at the Leased Real Property, in noncompliance with Environmental Laws, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e)    The Company and its Subsidiaries have not assumed, undertaken or provided an indemnity with respect to, or otherwise become subject to, any liability of any other Person pursuant to Environmental Laws, except for any liability that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

5.11.    Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)    (i) All Tax Returns required to be filed by the Company and its Subsidiaries have been timely filed (taking into account any extensions), (ii) all such Tax Returns were true, complete and correct, (iii) all Taxes shown as due and payable on such Tax Returns, and all other Taxes (whether or not reflected on such Tax Returns) that are due and payable by the Company and its Subsidiaries have been paid or have been adequately reserved for in the Company Financial Statements, (iv) all Taxes of the Company and its Subsidiaries that are not yet due and payable have been adequately reserved for in the Company Financial Statements and (v) the Company and its Subsidiaries have duly and timely withheld all Taxes required to be withheld, and such withheld Taxes have been either duly and timely paid to the proper Taxing Authority or (to the extent not yet due) properly set aside in accounts for such purpose.

(b)    (i) No audits or other Proceedings before any Taxing Authority are presently pending with regard to any Taxes or Tax Return of the Company or any of its Subsidiaries, as to which any Taxing Authority has asserted in writing any claim, and (ii) no Taxing Authority has asserted in writing any deficiency or claim for Taxes or any adjustment to Taxes with respect to which the Company or any of its Subsidiaries may be liable with respect to income or other Taxes that has not been fully paid or finally settled.

(c)    Neither the Company nor any of its Subsidiaries is a party to or bound by or has any obligation under any Tax indemnification, separation, sharing or similar agreement or arrangement (other than exclusively among the Company and its Subsidiaries), except for agreements entered into in the ordinary course of business, the primary purpose of which is not to allocate liability for any Tax, and neither the Company nor any of its Subsidiaries (i) is or has been a member of any consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than a group of which the Company or any of its Subsidiaries is the common parent corporation), (ii) has entered into a closing agreement pursuant to Section 7121 of the Code, or any predecessor provision or any similar provision of state, local or foreign Law or (iii) has any liability for the payment of Taxes of any Person as a successor or transferee or otherwise under applicable Law.

(d)    None of the Company or any its Subsidiaries will be required to include any amount in income, or exclude any item of deduction, in a taxable period (or portion thereof) beginning after the Closing Date as a result of (i) a change in method of accounting occurring on or prior to the Closing Date, (ii) any intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any similar or analogous provision of state, local, or non-U.S. Law), (iii) an installment sale or open transaction arising on or before the Closing Date, (iv) a prepaid amount received or paid on or before the Closing Date, or (v) an election under Section 108(i) of the Code (or any similar or analogous provision of state, local, or non-U.S. Law). None of the Company or any of its Subsidiaries has made the election described in Section 965(h) of the Code.

(e)    None of the assets of the Company or any of its Subsidiaries is subject to any Lien for Taxes (other than Permitted Liens).

(f)    Neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(g)    No written claim, other than claims defeated or withdrawn, has been made by a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(h)    Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code within the past two (2) years.

5.12.    Labor and Employment Matters.

(a)    (i) Neither the Company nor any of its Subsidiaries is a party to any material collective bargaining agreement or other material agreement or bargaining relationship with any labor organization, works council, trade union or other employee representative (each, a “Collective Bargaining Agreement”), (ii) to the Knowledge of the Company, there are no (and for the past three (3) years there have not been any) ongoing or threatened union organization or decertification activities or proceedings relating to any employees of the Company or any of its Subsidiaries, and no demand for recognition as the exclusive bargaining representative of any employees is pending by or on behalf of any labor organization, works council, trade union, or other employee representative and (iii) there is no (and for the past three (3) years there has not been any) pending or, to the Knowledge of the Company, threatened strike, lockout, work stoppage, or other material labor disputes against or involving the Company or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. With respect to the transactions contemplated by this Agreement, any notice to employees or their representatives required under applicable Law or Collective Bargaining Agreement has been, or prior to the Closing Date will be, given, and all bargaining obligations have been, or prior to the Closing Date will be, satisfied.

(b)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and its Subsidiaries are in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, occupational safety and health and workers’ compensation, employee classification and wages and hours. There are no unfair labor practice charges pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, nor are there any grievances or arbitrations under any Collective Bargaining Agreement pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its

Subsidiaries, in either case except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

5.13.    Intellectual Property.

(a)    All Registered Company Owned IP is not, to the Knowledge of the Company, subject to any outstanding Order or Proceeding that adversely affects any of the Company’s or any of its Subsidiaries’ rights in or to such Material Company IP, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of its Subsidiaries exclusively legally and beneficially owns, free and clear of all Liens (except for Permitted Liens), or has a valid and enforceable license to, all Material Company IP.

(b)    To the Knowledge of the Company, the Company and its Subsidiaries have not infringed, misappropriated or otherwise violated, and do not infringe, misappropriate or otherwise violate, any Intellectual Property of any other Person in any manner that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received written claims or valid notice of other Proceedings since the Applicable Date: (i) alleging that the Company or any of its Subsidiaries or any other Person has infringed, misappropriated or otherwise violated any Intellectual Property of any Person, (ii) contesting the validity, use, ownership, registrability or enforceability of, or requesting compensation for, any Company Owned IP (other than office actions issued by the United States Patent and Trademark Office or a similar office in another jurisdiction in the ordinary course of patent or trademark prosecution), or (iii) alleging any material breach of any Data Security Requirements, in each case of the foregoing clause (i), (ii) or (iii), that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, there is no infringement, misappropriation or other violation of any Company Owned IP by any Person that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Company and its Subsidiaries has taken commercially reasonable actions under the circumstances to maintain and protect the confidentiality of material Trade Secrets that are Company Owned IP, and (ii) to the Knowledge of the Company, there has been no unauthorized use, access or disclosure of any Trade Secrets or other confidential information included in the Material Company IP that is Company Owned IP.

(d)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Person who is an inventor of an invention for, or on behalf of, the Company or any of its Subsidiaries that is subject to an issued patent has assigned all right, title and interest in and to such issued patent to the Company or relevant Subsidiary (whether by contract or operation of applicable Law) and irrevocably waived all moral rights that may subsist in, or relate to, such issued patent.

(e)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company, no Governmental Entity or academic institution has any right to, ownership of, or right to royalties for, any Material Company IP that is Company Owned IP, nor has the Company or any of its Subsidiaries used any funding, facilities, personnel, Intellectual Property or other resources of any such Person in connection with the development of any such Company Owned IP.

(f)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there have not been any security breaches, cyber incidents, misappropriation, unauthorized access, disclosure or use, intrusions, or compromises of or to any Computer Systems controlled by the Company or any of its Subsidiaries (or to the Knowledge of the Company, any other Computer Systems) or any Personal Data used, collected, maintained, or stored by or on behalf of the Company or any of its Subsidiaries.

(g)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries use commercially reasonable efforts to protect the confidentiality, integrity and security of the Computer Systems controlled by the Company or any of its Subsidiaries from any unauthorized use, access, interruption, or modification, (ii) the Computer Systems are sufficient for the immediate and currently anticipated future needs of the Company and its Subsidiaries and are in good order and function in accordance with all specifications under which they have been supplied, and (iii) since the Applicable Date, there have been no material failures, breakdowns, continued substandard performance or other adverse events affecting any such Computer Systems controlled by the Company or any of its Subsidiaries that have caused any substantial disruption of or interruption in or to the use of such Computer Systems.

5.14.    Privacy; Cybersecurity. For the purposes of Section 5.13 and this Section 5.14, the terms “controller,” “data subject,” “personal data breach,” “processing” (and its cognates) and “processor” shall have the meaning given to them in the GDPR.

(a)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries (i) take and have taken reasonable measures consistent with industry practices and applicable cybersecurity Laws designed to (A) protect, preserve, maintain, and secure the performance, security, operation, and integrity of the Computer Systems (and all software, information and data stored or contained thereon) and (B) ensure that all Personal Data and other material data collected, stored, used, disclosed, transferred or otherwise processed by the Company or any of its Subsidiaries is protected against unauthorized access, use, modification, disclosure, or other misuse, and (ii) have implemented disaster recovery and business continuity plans, and security, maintenance, backup, archiving, and virus and malicious device scanning and protection measures with respect to the material Computer Systems consistent with industry practices and applicable cybersecurity Laws.

(b)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since the Applicable Date, the Company and its Subsidiaries have (i) maintained commercially reasonable practices, policies (including privacy policies), programs, and similar notices regarding data privacy, processing, protection, and security, including Personal Data, that comply with applicable Law, (ii) obtained, used, and disclosed only such Personal Data as and if they are authorized to obtain, use, or disclose by Law and contract, and (iii) complies and has complied with (A) all of such practices, policies, programs and other similar notices noted in (i), (B) all Privacy Laws, (C) all Security Standards, and (D) all other obligations of the Company and any of its Subsidiaries under any Contract to customers and other third parties, in each case regarding collection, storage, use, disclosure, transfer or other processing or the protection of Personal Data ((A), (B), (C) and (D), collectively, the “Data Security Requirements”).

(c)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have used commercially reasonable efforts to ensure that all service providers, outsourcers, processors or other third parties who process, store or otherwise handle Personal Data for or on behalf of the Company or its Subsidiaries have agreed to comply with applicable Data Security Requirements and take reasonable steps to protect and secure Personal Data from loss, theft, misuse or unauthorized access, use, modification or disclosure. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries has received any written notice of any claims or complaints (including written notice from third parties acting on their behalf) of, or been subject to any Proceedings concerning, the violation or alleged violation of any Data Security Requirements, and (ii) since the Applicable Date, there have been no Proceedings pending or, to the Knowledge of the Company, threatened in writing of any kind from any Person that has been served on, or initiated against, the Company or any of its Subsidiaries regarding violation or alleged violation of any Data Security Requirements, and, to the Knowledge of the Company, there are no facts or circumstances that could form the basis of any such notice or claim under the foregoing clause (i) or (ii). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company’s or any of its Subsidiaries’ publicly facing statements or notices regarding its collection and treatment of Personal Data are materially misleading or materially deceptive.

(d)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have conducted reasonable privacy and data security testing or audits (including vulnerability assessments and penetration tests) and, to the Knowledge of the Company, have resolved or remediated any and all material privacy or data security issues or vulnerabilities identified.

5.15.    Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries maintain reasonable insurance, in such amounts and against such risks as are customary for the industries in which it and its Subsidiaries operate and for companies of the size of the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has received written notice of any pending or threatened cancellation with respect to any such insurance policy (except for any renewal or expiration in accordance with the terms thereof) and each of the Company and its Subsidiaries is in compliance in all respects with all conditions contained therein, with such exceptions that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

5.16.    Real Property.

(a)    Neither the Company nor any of its Subsidiaries owns any real property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each lease, sublease, license, concession and other agreement under which the Company or its Subsidiaries lease, sublease, use or occupy the real property leased, subleased, licensed or otherwise occupied by the Company or any of its Subsidiaries, including all material amendments, modifications, extensions and guaranties relating thereto (each, a “Lease” and, such real property, the “Leased Real Property”) is a valid and binding obligation on the Company and such of its Subsidiaries party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect and enforceable in accordance with its terms (except that (A) such enforcement may be subject to the Bankruptcy and Equity Exception and (B) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought), (ii) there is no breach or default under any Lease by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, (iii) no event has occurred which, with notice, lapse of time or both, would constitute a default under any Lease by any of the Company or its Subsidiaries and (iv) the Company or one of its Subsidiaries that is either the tenant, subtenant or licensee named under the Lease has a good and valid leasehold interest in each Leased Real Property which is subject to a Lease and is in possession of such Leased Real Property.

(b)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) there are no pending or, to the Knowledge of the Company, threatened condemnation or eminent domain proceedings that affect any Leased Real Property and (ii) the Company has not received any written notice of the intention of any Governmental Entity or other Person to take any Leased Real Property.

5.17.    Contracts.

(a)    As of the date hereof, neither of the Company or any of its Subsidiaries is a party to or bound by any:

(i)    Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K that has not been filed or incorporated by reference in the Company SEC Reports;

(ii)    indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other evidence of Indebtedness, in each case providing for Indebtedness in excess of $20,000,000, other than Indebtedness solely between or among any of the Company and any of its wholly owned Subsidiaries;

(iii)    Contract (other than this Agreement) for the sale or purchase of any assets or capital stock or other equity interests of any Person for aggregate consideration in excess of $10,000,000 that contains continuing representations, covenants, indemnities or other obligations (other than sales or purchases of supplies or inventory in the ordinary course of business);

(iv)    Collective Bargaining Agreement;

(v)    Contract that contains a put, call, right of first refusal or similar right pursuant to which the Company or any of its Subsidiaries would be required to purchase or sell, as applicable, any equity interests of any Person;

(vi)    material settlement agreement or similar agreement with a Governmental Entity to which the Company or any of its Subsidiaries is a party that contains material obligations or limitations on the Company’s or such Subsidiary’s conduct;

(vii)    material Contract to which the Company or any of its Subsidiaries is a party related to (A) licensing, use, or development of, or for, or grant of any rights under, any Material Company IP that has a maximum potential value (or which otherwise requires the receipt or making of payments) in excess of $6,000,000 (including pursuant to any “earn-out,” contingent value rights, milestone payments, license fees, royalty payments, development costs or other contingent payment or value obligations), (B) that restricts the Company’s or any of its Subsidiaries’ ability to use or enforce any Material Company IP that is Company Owned IP, or (C) pursuant to which any material Computer Systems are licensed to the Company or any of its Subsidiaries (in each case of (A), (B), and (C), other than licenses of uncustomized commercially available or off-the-shelf software or Computer Systems granted to the Company or any of its Subsidiaries for internal use only that are generally available on nondiscriminatory pricing terms);

(viii)    material Contract that purports to bind the Company or any of its Subsidiaries or any of their respective non-controlled Affiliates (or would, after the Closing, purport to bind Parent or any of its Affiliates, other than the Company and its Subsidiaries) to any material (A) exclusivity provision in favor of the other parties thereto, (B) non-compete provision that limits, curtails or restricts the ability of such Person to compete or conduct activities in any geographic area or line of business or with any Person or (C) “most favored nation” provision in favor of the other parties thereto, in each case, that cannot be cancelled by the Company or one of its Subsidiaries without more than sixty (60) days’ notice without payment of a material penalty;

(ix)    Contract that obligates the Company or any of its Subsidiaries to make a loan, capital contribution to, or investment in excess of $20,000,000 in any Person, other than loans to any wholly-owned Subsidiary of the Company and advances to employees in the ordinary course of business;

(x)    Contract that creates, governs or controls any partnership, joint venture or other similar arrangement that is material to the business of the Company and its Subsidiaries, taken as a whole; or

(xi)    other Contract (other than this Agreement, purchase orders for the purchase of inventory or agreements (A) between the Company and any of its wholly-owned Subsidiaries or (B) between any of the Company’s wholly-owned Subsidiaries) under which the Company and its Subsidiaries are obligated to make or receive payments in excess of $6,000,000 during the fiscal year ending December 31, 2020 that cannot be cancelled by the Company or one of its Subsidiaries without more than ninety (90) days’ notice without payment of a material penalty (other than Contracts entered into in the ordinary course of business).

Each such Contract described in clauses (i) through (xi) is referred to herein as a “Company Material Contract.”

(b)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries is (and, to the Knowledge of the Company, no other party is) in default under or breach of any Company Material Contract, there are no events or conditions, including with respect to any events or conditions as a result of COVID-19, which constitute, or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries or to the Knowledge of the Company, any counterparty under such Company Material Contract, (ii) each of the Company Material Contracts is in full force and effect and is a valid, binding and enforceable obligation of the Company and its Subsidiaries, except (A) that such enforcement may be subject to the Bankruptcy and Equity Exception, (B) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought, and (C) to the extent that any Company Material Contract expires in accordance with its terms, (iii) the Company and its Subsidiaries have performed all respective material obligations required to be performed by them to date under the Company Material Contracts to which they are a party, and (iv) neither the Company nor any of its Subsidiaries has received any written notice of termination with respect to, and, to the Knowledge of the Company, no party has threatened in writing to terminate, any Company Material Contract.

5.18.    Takeover Law; Absence of Rights Agreement.

(a)    No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Law”) is applicable to this Agreement, the Merger or the other transactions contemplated hereby.

(b)    The Company is not party to a rights agreement, “poison pill” or similar agreement or plan.

5.19.    Information in Schedule 13E-3 and Proxy Statement. None of the information supplied or to be supplied by or on behalf of the Company in writing specifically for inclusion or incorporation by reference in the Schedule 13E-3 or the Proxy Statement will, at the date it is first mailed to the Company’s stockholders and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Schedule 13E-3 or the Proxy Statement or necessary in order to make the statements in the Schedule 13E-3 or the Proxy Statement, in light of the circumstances under which they are made, not misleading. Each of the Schedule 13E-3 and the Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding anything to the contrary in this Section 5.19, no representation or warranty is made by the Company with respect to information contained or incorporated by reference in the Schedule 13E-3 or the Proxy Statement supplied by or on behalf of Parent, Merger Sub or the Rollover Stockholders (in their capacities as such) in writing specifically for inclusion or incorporation by reference in the Schedule 13E-3 or the Proxy Statement.

5.20.    TID US Business. As of the date of this Agreement, to the Knowledge of the Company, none of the Company, any of its Subsidiaries, or any of its Affiliates (a) produce, design, test, manufacture, fabricate, or develop “critical technologies” as that term is defined in 31 C.F.R. § 800.215; (b) perform the functions as set forth in column 2 of Appendix A to 31 C.F.R. part 800 with respect to covered investment critical infrastructure; or (c) maintain or collect, directly or indirectly, “sensitive personal data” as that term is defined in 31 C.F.R. § 800.241.

5.21.    Brokers and Finders. Neither the Company nor any of its officers, directors or employees has engaged any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Merger or the other transactions contemplated hereby, other than the Financial Advisor. Prior to the execution of this Agreement, the Company has made available to Parent an excerpt of a true and complete copy of the Company’s engagement letter with the Financial Advisor that concerns the fee payable to the Financial Advisor in connection with the Merger and the other transactions contemplated hereby (and, as of the Closing Date, such engagement letter shall not have been amended, modified or waived by the Company). Other than arrangements set forth in such engagement letter as made available to Parent prior to the execution of this Agreement, the Company does not have any arrangements in place that could result in any brokerage fees, commissions or finder’s fees in connection with the Merger or other transactions contemplated hereby.

5.22.    Affiliate Transactions. As of the date of this Agreement, except as disclosed in the Company SEC Reports, there are no transactions, contracts, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate thereof (other than the Company or any of its Subsidiaries), on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC to an annual meeting of stockholders that has not been so disclosed.

5.23.    No Other Representations and Warranties. Except for the representations and warranties contained in this Article V, neither the Company nor any other Person acting on behalf of the Company makes any other express or implied representation or warranty. In particular, and without limiting the generality of the foregoing, except for the representations and warranties contained in this Article V, neither the Company nor any other Person makes or has made any express or implied representation or warranty to Parent, Merger Sub or any of their respective Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or their respective businesses or (b) any oral, written, video, electronic or other information presented to Parent, Merger Sub or any of their respective Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or the course of the transactions contemplated by this Agreement (including with respect to the accuracy and completeness thereof). Neither the Company nor any other Person will have or be subject to any liability to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub or their Representatives in management presentations or otherwise in expectation of the transactions contemplated by this Agreement, unless and to the extent any such information is included in the representations and warranties contained in this Article V.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that:

6.1.    Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or the conduct of its business as presently conducted requires such qualification or licensing, except where any such failure to be so organized, existing, licensed, qualified or in good standing or to have such power or authority is not, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impede the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement. Parent has made available to the Company complete and correct copies of the Organizational Documents of each of Parent and Merger Sub, each as amended as of the date of this Agreement, and each as so made available is in full force and effect on the date of this Agreement.

6.2.    Corporate Authority. The board of directors of Merger Sub has determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, Merger Sub and its sole stockholder and unanimously approved this Agreement, and the board of directors of Parent and Parent, as the sole stockholder of Merger Sub, has approved and adopted, respectively, this Agreement and the transactions contemplated hereby, including the Merger. The adoption of this Agreement by Parent as the sole stockholder of Merger Sub (which Parent shall cause to occur immediately following the execution of this Agreement) is the only vote or consent of holders of capital stock of Parent or Merger Sub necessary to approve this Agreement, the Merger or the other transactions contemplated by this Agreement. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and binding agreement of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, except as enforceability is subject to the Bankruptcy and Equity Exception.

6.3.    Governmental Filings; No Violations; Etc..

(a)    Except for (i) filings under the HSR Act, if required, (ii) compliance with, and filings under, the Exchange Act and the Securities Act, including the filing with the SEC of the Schedule 13E-3 and the Proxy Statement, (iii) compliance with state securities, takeover and “blue sky” Laws and the filing of documents with various state securities authorities that may be required in connection with the transactions contemplated hereby, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (v) compliance with the applicable requirements of the NASDAQ, (vi) notices, reports or other filings as may be required by the DPA and the rules and regulations thereunder or any other legal requirement applicable to obtaining the CFIUS Clearance, and (vii) the Other Approvals, no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals or authorizations required to be obtained by Parent or Merger Sub from any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation of the Merger and the other transactions contemplated by this Agreement, other than such items that the failure to make or obtain, as the case may be, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)    The execution, delivery and performance of this Agreement by each of Parent and Merger Sub does not, and the consummation of the Merger and the other transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, the respective Organizational Documents of Parent or Merger Sub, or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any of their respective obligations under or the creation of a Lien (other than any Permitted Lien) on any of the assets of Parent or Merger Sub pursuant to any Contract binding upon Parent or Merger Sub, or, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby) compliance with the matters referred to in Section 6.3(a), under any Law to which Parent or Merger Sub is subject, except, in the case of clause (ii) above, for any such breach, violation, termination, default, creation, acceleration or change that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

6.4.    Litigation. As of the date of this Agreement, there are no Proceedings pending or, to the Knowledge of Parent, threatened in writing against Parent or Merger Sub that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement, except those that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries nor any of their respective material properties or assets is or are subject to any Order that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

6.5.    Financing. Parent has delivered to the Company true, correct and complete copies of executed equity commitment letters (the “Equity Commitment Letters”), dated as of the date hereof, pursuant to which the Guarantors have committed to purchase for cash, or cause to be purchased for cash, subject to the terms and conditions therein, equity securities of Parent, up to the amounts set forth therein (being collectively referred to as the “Financing”). Each of the Equity Commitment Letters provides that the Company is an intended third party beneficiary thereof and entitled to enforce such Equity Commitment Letter in accordance with the terms and conditions thereof. As of the date hereof, (a) each of the Equity Commitment Letters is in full force and effect and is a legal, valid and binding obligation of Parent (except as enforceability is subject to the Bankruptcy and Equity Exception) and, to the Knowledge of Parent, the other parties thereto (except as enforceability is subject to the Bankruptcy and Equity Exception), (b) none of the Equity Commitment Letters has been amended or modified and no such amendment or modification is contemplated, and the respective commitments contained in the Equity Commitment Letters have not been withdrawn, terminated or rescinded in any respect and no such withdrawal, termination or rescission is contemplated, and (c) no event has occurred that (with or without notice, lapse of time, or both) would constitute a breach or default under the Equity Commitment Letters on the part of Parent or Merger Sub or, to the Knowledge of Parent, any other parties thereto. Assuming that (i) the Financing is funded in accordance with the Equity Commitment Letters and (ii) the satisfaction of the conditions to the obligation of Parent and Merger Sub to consummate the Merger as set forth in Section 8.1 and Section 8.2 or the waiver of such conditions, the net proceeds contemplated by the Equity Commitment Letters will in the aggregate be sufficient for Parent and Merger Sub to (A) pay the aggregate Per Share Merger Consideration, and (B) pay any and all fees and expenses required to be paid by Parent and Merger Sub in connection with the Merger upon the terms and conditions contemplated by this Agreement. The Equity Commitment Letters contain all of the conditions precedent to the obligations of the parties thereto to make the applicable Financing available to Parent or Merger Sub on the terms and conditions therein. As of the date of hereof, Parent and Merger Sub do not have any reason to believe that any of the conditions of the Financing will not be satisfied or that the Financing will not be available to Parent and Merger Sub at the time required to consummate the Merger and the other transactions contemplated by this Agreement.

6.6.    Limited Guarantees. Concurrently with the execution of this Agreement, each of the Guarantors has delivered, or has caused to be delivered, to the Company a Limited Guarantee, which has been duly executed and delivered. Each Limited Guarantee is in full force and effect and is the valid, binding and enforceable obligation of the respective Guarantor. There are no defaults under any Limited Guarantee by the respective Guarantor and, to the Knowledge of Parent, no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of such Guarantor under such Limited Guarantee.

6.7.    Solvency. Assuming satisfaction of the conditions to Parent’s obligation to consummate the Merger, or waiver of such conditions, and after giving effect to the transactions contemplated by this Agreement, including the Financing and the payment of the aggregate Per Share Merger Consideration, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby, and payment of all related fees and expenses, and assuming the accuracy of all of the representations and warranties of the Company set forth herein, each of Parent and the Surviving Corporation will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated hereby.

6.8.    No Operations. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub. Neither Parent nor Merger Sub has conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

6.9.    Information in Schedule 13E-3 and Proxy Statement. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub in writing specifically for inclusion or incorporation by reference in the Schedule 13E-3 or the Proxy Statement will, at the date it is first mailed to the Company’s stockholders and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Schedule 13E-3 or the Proxy Statement or necessary in order to make the statements in the Schedule 13E-3 or the Proxy Statement, in light of the circumstances under which they are made, not misleading.

6.10.    Brokers and Finders. No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub for which the Company could have any liability prior to the Closing.

6.11.    Ownership of Shares. As of the date of this Agreement, the Rollover Shares consist of 9,007,464 shares of Common Stock (excluding shares of Common Stock underlying Company Equity Awards held by the Rollover Stockholders that have not vested and (in the case of Company Options) been exercised). As of the date of this Agreement, other than the Rollover Shares, none of Parent, Merger Sub or any of their respective Affiliates beneficially owns any shares of Common Stock.

6.12.    Certain Arrangements. Except for this Agreement, the Support Agreements, the Consortium Agreement, the Interim Investors Agreement, the Equity Commitment Letters and the Limited Guarantees, there are no written contracts or other agreements, arrangements or understandings or commitments to enter into written contracts, agreements, arrangements or understandings between Parent, Merger Sub or any of their Affiliates, on the one hand, and (a) any member of the Company’s management or the Company Board, on the other hand, as of the date hereof that relate to this Agreement or the transactions contemplated hereby or (b) any stockholder of the Company (in its capacity as such), on the other hand, as of the date hereof, pursuant to which such stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration or pursuant to which any stockholder of the Company agrees to vote to approve this Agreement or the Merger or agrees to vote against any Superior Proposal.

6.13.    No Other Representations and Warranties. Except for the representations and warranties contained in this Article VI, neither Parent nor Merger Sub nor any other Person acting on behalf of Parent or Merger Sub makes any other express or implied representation or warranty.

6.14.    Acknowledgement of Disclaimer of Other Representations and Warranties. Parent and Merger Sub each acknowledge and agree that, except for the representations and warranties expressly set forth in Article V, (i) neither the Company nor any of the Company Subsidiaries makes, or has made, any representation or warranty relating to itself or its business or otherwise in connection with the Merger and Parent and Merger Sub have not relied and are not relying on any representation or warranty, (ii) no Person has been authorized by the Company or any of the Company Subsidiaries, expressly or impliedly, to make any representation or warranty relating to the Company or any of the Company Subsidiaries or their respective businesses or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by Parent or Merger Sub as having been authorized by the Company or any of the Company Subsidiaries and (iii) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Parent, Merger Sub or any of their Representatives, including any materials or information made available for purposes of the transactions contemplated by this Agreement, marketing material, confidential information memorandum, management presentation, functional break-out discussions, responses to questions submitted on behalf of Parent, Merger Sub or their respective Representatives or in any other form in connection with the transactions contemplated by this Agreement, are not and shall not be deemed to be or include representations or warranties (and neither the Company nor any other Person will have any liability or other obligation to Parent, Merger Sub or their respective Affiliates or Representatives or any other Person resulting from such Person’s use of such material or information). Each of Parent and Merger Sub has conducted, to its satisfaction, its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and its Subsidiaries and, in making its determination to proceed with the transactions contemplated by this Agreement, including the Merger, each of Parent and Merger Sub has relied on the results of its own independent review and analysis.

ARTICLE VII

COVENANTS AND AGREEMENTS

7.1.    Conduct of Business by the Company.

(a)    From and after the date hereof and until the earlier of the Effective Time and the termination of this Agreement in accordance with Article IX, except (i) as expressly contemplated by this Agreement, (ii) as set forth in Section 7.1(a) of the Company Disclosure Letter, (iii) as required by applicable Law, Order or a

Governmental Entity or (iv) as consented to in writing by Parent after the date of this Agreement and prior to the Effective Time, which consent shall not be unreasonably withheld, conditioned or delayed (and provided that, if the Company’s written request for Parent’s consent states that such request is being made in response to an emergency or exigent circumstance, then Parent shall be deemed to have consented to any written request to take any action prohibited under this Section 7.1(a) if Parent does not respond in writing to such request within five (5) Business Days; for the avoidance of doubt, if Parent responds in writing to the Company within such five (5) Business Days that it is withholding its consent to the Company’s request to take such action (which consent cannot be unreasonably withheld, conditioned or delayed), then the Company shall not be permitted to take such action), the Company shall, and shall cause its Subsidiaries to, (A) conduct its business and operations in the ordinary course of business and (B) use commercially reasonable efforts to (x) preserve substantially intact its current business organization, (y) keep available the services of its current officers and employees and (z) preserve in all material respects its relationships with customers, suppliers, landlords and other Persons having material business dealings with the Company and its Subsidiaries.

(b)    From and after the date hereof and until the earlier of the Effective Time and the termination of this Agreement in accordance with Article IX, except (1) as expressly contemplated by this Agreement, (2) as set forth in Section 7.1(b) of the Company Disclosure Letter, (3) as required by applicable Law, Order or a Governmental Entity or (4) as consented to in writing by Parent after the date of this Agreement and prior to the Effective Time, which consent shall not be unreasonably withheld, conditioned or delayed (and provided that, if the Company’s written request for Parent’s consent states that such request is being made in response to an emergency or exigent circumstance, then Parent shall be deemed to have consented to any written request to take any action prohibited under this Section 7.1(b) if Parent does not respond in writing to such request within five (5) Business Days; for the avoidance of doubt, if Parent responds in writing to the Company within such five (5) Business Days that it is withholding its consent to the Company’s request to take such action (which consent cannot be unreasonably withheld, conditioned or delayed), then the Company shall not be permitted to take such action), the Company shall not, and shall cause its Subsidiaries not to:

(i)    amend the Organizational Documents of the Company or amend the Organizational Documents of any of its Subsidiaries in any material respect;

(ii)    (A) declare, set aside or pay any dividend or other distribution (including any constructive or deemed distribution), whether payable in cash, stock or other property, with respect to its capital stock, other than dividends paid entirely to the Company or a wholly-owned Subsidiary of the Company, (B) issue, sell, grant, transfer, pledge, dispose of or encumber any shares of Common Stock or other Equity Interests of the Company or any of its Subsidiaries (except (1) pursuant to the due exercise, vesting and/or settlement of Company Stock Options, if any, or Company RSUs outstanding as of the date hereof in accordance with their terms as such terms are in effect on the date hereof, or pursuant to any Company Stock Options or Company RSUs permitted to be issued pursuant to this Agreement and (2) transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries), (C) split, combine, subdivide or reclassify the shares of Common Stock or any other Equity Interests of the Company or any of its Subsidiaries or issue or authorize the issuance of any shares of Common Stock or any other Equity Interests of the Company or any of its Subsidiaries (except (1) for the acquisition of shares of Common Stock tendered by directors or employees in connection with a cashless exercise of Company Stock Options or in order to pay Taxes in connection with the exercise of Company Stock Options outstanding on the date hereof in accordance with their terms on the date hereof, (2) for the settlement of any Company RSUs and Company PSUs outstanding on the date hereof in accordance with their terms on the date hereof pursuant to the terms of the Incentive Plans or (3) any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction), or (D) redeem, purchase or otherwise acquire, directly or indirectly, any shares of Common Stock or other Equity Interests of the Company or any of its Subsidiaries, or cause to be issued, delivered or sold, any shares of Common Stock or other Equity Interests of the Company or any of its Subsidiaries, other than (1) transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries or (2) in connection with the exercise of Company Stock Options or the vesting of Company RSUs or

Company PSUs outstanding on the date hereof in accordance with their terms on the date hereof (including in connection with any required withholding Taxes related to such exercise or vesting);

(iii)    except as required by applicable Law or pursuant to any Company Plan in effect and disclosed to Parent on the date of this Agreement, (A) increase the compensation or benefits payable or to become payable to any of its officers, directors, employees, agents, consultants or Affiliates (except for (i) increases in the ordinary course of business with respect to current employees who are not directors or executive officers, including pursuant to the Company’s regular merit review process, in each case, to a current employee whose total annualized cash compensation for 2020 is expected to be less than $200,000, or (ii) increases that do not exceed $30,000 in the aggregate), or enter into, establish, amend or terminate any Company Plans or benefit arrangement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any current or former employee, director, agent or consultant, (B) terminate (without cause), hire or engage for services any individual with target annual cash compensation of more than $200,000, other than newly hired or replacement employees in the ordinary course of business, (C) enter into any employment, change of control, severance or retention agreement with any director, officer or employee of the Company, except with newly hired employees permitted to be hired by the terms of this Agreement, or (D) take any action to accelerate the vesting, payment or funding of any compensation, payment or benefit;

(iv)    make any loans, capital contributions, investments in, or advances to any of its officers, directors, employees, agents or consultants or other related parties (other than advances of routine business expenses made in the ordinary course of business consistent with past practice) or make any change in its existing borrowing or lending arrangements for or on behalf of any such Persons;

(v)    implement any employee layoffs in violation of the WARN Act or any similar or related Law;

(vi)    (A) incur or assume any Indebtedness, other than (1) Indebtedness not in excess of $30,000,000 in the aggregate, (2) letters of credit, bank guarantees, security or performance bonds or similar credit support instruments, overdraft facilities or cash management programs, in each case issued, not in excess of $30,000,000 in the aggregate and made or entered into in the ordinary course of business, (3) Indebtedness incurred under the Bridge Loan Agreements, (4) intercompany Indebtedness among the Company and its wholly-owned Subsidiaries or (5) Indebtedness not in excess of $30,000,000 in the aggregate incurred in connection with the refinancing of any Indebtedness existing on the date of this Agreement or permitted to be incurred, assumed or otherwise entered into hereunder, (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except in the ordinary course of business or among the Company and its direct or indirect wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries or (C) make any loans, advances or capital contributions to, or investments in, any other Person in excess of $30,000,000 in the aggregate except to the Company or any wholly-owned Subsidiary of the Company in the ordinary course of business;

(vii)    incur or commit to incur any capital expenditures other than capital expenditures not to exceed $10,000,000 in the aggregate;

(viii)    pay, discharge, waive, settle or satisfy any material Proceeding (other than any Proceeding that is the subject of Section 7.4), other than the payment, discharge, waiver, settlement or satisfaction (A) in the ordinary course of business, of Proceedings reflected or reserved against in the Company Financial Statements for an amount not materially in excess of the amount so reflected or reserved (excluding any amount that may be paid under insurance policies or indemnification agreements), or (B) for amounts in cash, individually or in the aggregate, not to exceed $2,000,000 (in excess of third party insurance);

(ix)    materially change any of the accounting methods, principles or practices used by it unless required by a change in GAAP or Law or required by any Governmental Entity or the Financial Accounting Standards Board or any similar organization;

(x)    make, change or rescind any material Tax election, make any material change to any Tax accounting period or Tax accounting method (except as required by GAAP), file any amended Tax Return with respect to any material Taxes, enter into a Tax closing agreement with respect to any material Taxes, settle any material claim or assessment with respect to any material Taxes, surrender any right to claim a material Tax refund, offset or other reduction in liability or consent to any extension or waiver of the limitation period applicable to any claim or assessment with respect to material Taxes;

(xi)    (A) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, business combination, restructuring, recapitalization or other reorganization, (B) acquire by merging or consolidating with, or by purchasing an equity interest in or portion of the assets of, or by any other manner, any assets, properties, business or any corporation, partnership, joint venture, association or other business organization or division thereof if the aggregate amount of consideration paid or transferred by the Company and its Subsidiaries in connection with all such transactions would exceed $1,500,000 or (C) acquire, transfer, assign, lease, license, grant of other rights under, sell, mortgage, pledge, dispose of, abandon, permit to lapse, or encumber or subject to any Lien (other than any Permitted Lien) any material assets or properties of the Company, including Material Company IP, other than, in each case of this clause (C), (1) pursuant to dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of the business of the Company and its Subsidiaries, (2) acquisitions of equipment, raw materials and inventory and sales of inventory, in each case in the ordinary course of business, (3) the non-exclusive licensing of Intellectual Property granted to customers, subcontractors or distributors in the ordinary course of business, (4) among the Company and its Subsidiaries, (5) in an amount not in excess of $30,000,000 in the aggregate, (6) Liens incurred to secure Indebtedness permitted under this Section 7.1(b) or (7) otherwise in the ordinary course of business.

(xii)    terminate, amend in any material respect or waive any of its material rights under any Company Material Contract, or enter into any Contract that would constitute a Company Material Contract if it had been entered into prior to the date of this Agreement, except in the ordinary course of business;

(xiii)    enter into or discontinue any material line of business;

(xiv)    other than in the ordinary course of business, (A) enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee) with individual annual rents in excess of $1,500,000 or aggregate annual rents in excess of $1,500,000, (B) terminate, modify, amend or exercise any right to renew any material Lease with aggregate annual rents in excess of $1,500,000 or (C) acquire any interest in real property with a purchase price in excess of $1,500,000;

(xv)    except to the extent required by applicable Law, adopt, modify, extend, or enter into any Collective Bargaining Agreement, or recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Company or any of its Subsidiaries; and

(xvi)    enter into a Contract or other commitment to do any of the foregoing.

(c)    Notwithstanding anything to the contrary in this Section 7.1, the parties hereto acknowledge and agree that nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or any of its Subsidiaries’ operations (including for purposes of Antitrust Law) prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision over its and its Subsidiaries’ operations.

7.2.    No Solicitation; Change of Recommendation.

(a)    Go-Shop Period. Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m., New York time, on September 10, 2020 (the “Go-Shop Period”), the Company and its Subsidiaries and their respective Representatives shall have the right (acting under the direction of the Special Committee) to directly or indirectly: (i) solicit, initiate, facilitate and encourage, whether publicly or otherwise, Acquisition Proposals (or inquiries, proposals or offers or other efforts or attempts that may reasonably be expected to lead to an Acquisition Proposal), including by way of furnishing non-public information pursuant to one or more Acceptable Confidentiality Agreements; provided, that the Company shall promptly (and in any event within forty-eight (48) hours) provide to Parent any material non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or its Representatives; and (ii) enter into, engage in and maintain discussions or negotiations with any Persons or groups of Persons or its or their Representatives and financing sources with respect to Acquisition Proposals (or inquiries, proposals or offers or other efforts or attempts that may reasonably be expected to lead to an Acquisition Proposal) and otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, efforts, attempts, discussions or negotiations.

(b)    No Solicitation. Except as expressly permitted by this Section 7.2 and except as may relate to any Excluded Party, (i) from 12:00 a.m., New York time, on September 10, 2020 (i.e., one minute after 11:59 p.m., New York time, on September 10, 2020) (the “No-Shop Period Start Date”) until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article IX, the Company shall not, and shall cause each of its Subsidiaries and shall use commercially reasonable efforts to cause its and their respective Representatives not to (and shall not authorize or knowingly give permission to its and their respective Representatives to), directly or indirectly:

(i)    solicit, initiate or knowingly facilitate or knowingly encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of, any submission or announcement of a proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal;

(ii)    engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information in connection with or for the purpose of encouraging or facilitating, any Acquisition Proposal;

(iii)    approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal;

(iv)    enter into any letter of intent, memorandum of understanding, acquisition agreement, merger agreement or other similar agreement (other than an Acceptable Confidentiality Agreement) relating to any Acquisition Proposal (an “Alternative Acquisition Agreement”);

(v)    take any action to make the provisions of any Takeover Law or any restrictive provision of any applicable anti-takeover provision in the Organizational Documents of the Company inapplicable to any transactions contemplated by any Acquisition Proposal; or

(vi)    authorize, commit to or agree to do any of the foregoing.

Notwithstanding the commencement of the obligations of the Company under this Section 7.2(b), on the No-Shop Period Start Date, the Company and its Subsidiaries and their respective Representatives may (acting under the direction of the Special Committee) continue to engage in the activities described in clauses (i) and (ii) of Section 7.2(a) with respect to each Excluded Party on and after the No-Shop Period Start Date until 11:59 p.m., New York time, on September 25, 2020 (the “Cut Off Time”), including with respect to any amended or revised proposal submitted by such Excluded Party on or after the No-Shop Period Start Date and before the Cut Off Time. On the No-Shop Period Start Date, the Company shall and shall cause each of its Subsidiaries and shall use commercially reasonable efforts to cause its and their respective Representatives to immediately cease and cause to be terminated all discussions and negotiations with any Person (other than any Excluded Party and the parties hereto and their respective Representatives) that may be ongoing with respect to any Acquisition Proposal. The Company shall as promptly as reasonably practicable following the No-Shop Period Start Date (x) deliver a written notice to each such Person to the effect that the Company is ending all discussions and negotiations with such Person with respect to any Acquisition Proposal and the notice shall also request such

Person to promptly return or destroy all confidential information concerning the Company and its Subsidiaries furnished to such Person by or on behalf of the Company or any of its Subsidiaries prior to the No-Shop Period Start Date, and (y) terminate access to any physical or electronic data rooms relating to any potential Acquisition Proposal. No later than two (2) Business Days after the No-Shop Period Start Date, the Company shall notify Parent of the number of Excluded Parties and the material terms and conditions of any Acquisition Proposal received from any Excluded Party (including any changes thereto).

(c)    Discussions. Notwithstanding anything to the contrary contained in Section 7.2(b), if at any time after the No-Shop Period Start Date and prior to obtaining the Company Stockholder Approval, the Company or any of its Representatives receives an Acquisition Proposal from any Person or group of Persons (including, for the avoidance of doubt, from a Person or group of Persons that was an Excluded Party before or at the No-Shop Period Start Date), which Acquisition Proposal did not result from any breach of this Section 7.2, (i) the Company and its Representatives may contact and engage in discussions with such Person or group of Persons making the Acquisition Proposal or its or their Representatives and financing sources solely to clarify the terms and conditions thereof or to request that any Acquisition Proposal made orally be made in writing or to notify such Person or group of Persons or its or their Representatives of the provisions of this Section 7.2 and (ii) if the Special Committee determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, then the Company and its Representatives may (A) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and its Subsidiaries to the Person or group of Persons making such Acquisition Proposal and its or their respective Representatives and financing sources; provided, that the Company shall promptly (and in any event within forty-eight (48) hours) provide to Parent any material non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or its Representatives and (B) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Acquisition Proposal and its or their Representatives. Notwithstanding anything to the contrary contained in Section 7.2(b) and this Section 7.2(c), if there is one or more Excluded Parties on the No-Shop Period Start Date, the Company and its Subsidiaries and their respective Representatives may continue to engage in the activities described in Section 7.2(a) from and after the No-Shop Period Start Date and until the Cut Off Time with respect to any such Excluded Party, including with respect to any amended proposal submitted by any such Excluded Party. The Company shall not provide any information that in the good faith judgment of the Company is commercially sensitive non-public information to any competitor in connection with the actions permitted by this Section 7.2(c), other than in accordance with pre-determined “clean room” or other similar procedures designed to limit any adverse effect of the sharing of the information on the Company.

(d)    Notice of Acquisition Proposals and Inquiries. Following the No-Shop Period Start Date (or, with respect to an Excluded Party, the Cut Off Time), the Company shall promptly (and in any event within forty-eight (48) hours) provide to Parent (i) notice of the Company or any of its Subsidiaries having received any request for discussions or negotiations, any request for access to any non-public information of the Company or any of its Subsidiaries, or any request for information relating to the Company or any of its Subsidiaries, in each case, that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (ii) an unredacted copy of any Acquisition Proposal made in writing (including any material updates, revisions or supplements thereto) provided to the Company or any of its Subsidiaries or Representatives (including any financing commitments) and (iii) a written summary of the material terms of any Acquisition Proposal not made in writing (including any material updates, revisions or supplements thereto) provided to the Company or any of its Subsidiaries or any of their respective Representatives and, in each case, the identity of the Person making such Acquisition Proposal, and shall keep Parent reasonably informed of any significant developments, discussions or negotiations regarding any Acquisition Proposal on a reasonably prompt basis (and in any event within forty-eight (48) hours of the occurrence thereof). The Company agrees that it and its Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from providing any information to Parent in accordance with this Section 7.2(d).

(e)    Company Adverse Recommendation Change. Except as expressly permitted by Section 7.2(f) or Section 7.2(g), the Company Board (or any committee thereof, including the Special Committee) shall not (i) (A) fail to include the Company Board Recommendation in the Proxy Statement, (B) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Parent, the Company Board Recommendation, (C) within ten (10) Business Days of a tender or exchange offer relating to securities of the Company having been commenced, fail to publicly recommend against such tender or exchange offer in a Solicitation/Recommendation Statement on Schedule 14D-9, (D) adopt, approve or recommend, or publicly propose to approve or recommend, to the stockholders of the Company an Acquisition Proposal or entry by the Company into any Alternative Acquisition Agreement, or (E) following the disclosure or announcement of an Acquisition Proposal (other than a tender or exchange offer that is the subject of clause (C)), fail to reaffirm publicly the Company Board Recommendation within ten (10) Business Days after Parent requests in writing that the Company Board Recommendation be reaffirmed publicly (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) authorize, cause or permit the Company or any of its Subsidiaries to enter into any Alternative Acquisition Agreement.

(f)    Superior Proposal. Notwithstanding anything to the contrary set forth in this Section 7.2, prior to (but not after) the time the Company Stockholder Approval is obtained, the Company Board (upon the recommendation of the Special Committee) may terminate this Agreement pursuant to Section 9.3(a) to enter into an Alternative Acquisition Agreement or make a Company Adverse Recommendation Change in response to an Acquisition Proposal if (i) the Acquisition Proposal was not solicited in violation of the provisions of this Section 7.2 and (ii) the Special Committee has determined in good faith, after consultation with its financial advisor and outside legal counsel, that (A) failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law and (B) such Acquisition Proposal constitutes a Superior Proposal; provided, however, that (x) the Company Board (or any committee thereof, including the Special Committee) has given Parent at least four (4) Business Days’ prior written notice of its intention to take such action (which notice shall include, to the extent not previously provided pursuant to Section 7.2(d), an unredacted copy of the Acquisition Proposal, an unredacted copy of the relevant proposed transaction agreements and a copy of any financing commitments relating thereto and a written summary of the material terms of any Superior Proposal not made in writing), (y) following the end of such notice period, the Special Committee shall have considered in good faith any proposed revisions to this Agreement proposed in writing by Parent, and shall have determined that the Acquisition Proposal would continue to constitute a Superior Proposal if such revisions were to be given effect, and (z) in the event of any material change to the material terms of such Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (x) above and the notice period in clause (x) shall have recommenced and the condition in clause (y) shall have occurred again, except that the notice period shall be at least three (3) Business Days (rather than the four (4) Business Days otherwise contemplated by clause (x) above).

(g)    Intervening Event. Notwithstanding anything to the contrary herein, prior to (but not after) the time the Company Stockholder Approval is obtained, the Special Committee may effect a Company Adverse Recommendation Change involving the actions contemplated by Section 7.2(e)(i)(A) and Section 7.2(e)(i)(B) in response to an Intervening Event if (i) the Special Committee, has determined in good faith, after consultation with its financial advisor and outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law, (ii) prior to taking such action, the Company Board (or any committee thereof, including the Special Committee) has given Parent at least four (4) Business Days’ prior written notice of its intention to take such action which notice will contain reasonably sufficient information about the Intervening Event to enable Parent to propose revisions to the terms of this Agreement in such a manner that would obviate the need for taking such action, and (iii) following the end of such notice period, the Special Committee shall have considered in good faith any revisions to this Agreement proposed in writing by Parent, and shall have determined in good faith, after consultation with its financial advisor and outside legal counsel, that failure to effect such Company Adverse Recommendation Change would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law. For the avoidance of doubt, a Company Adverse Recommendation Change pursuant to this Section 7.2(g) shall not give rise to any termination right for the Company.

(h)    Enforcement of Standstills. The Company shall not terminate and shall not grant any waiver, amendment or release under any standstill or confidentiality agreement (or any standstill or confidentiality provisions of any other contract or agreement) unless the Special Committee has determined in good faith, after consultation with its outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law.

(i)    Disclosure Obligations. Nothing contained in this Agreement shall prohibit the Company or the Company Board (or any committee thereof, including the Special Committee) from (i) complying with its disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to stockholders), or (ii) making any “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to the stockholders of the Company) or, except as provided by Section 7.2(e) above, taking a neutral or no position with respect to any Acquisition Proposal; provided, that complying with such obligations or making such disclosure shall not, in and of themselves, constitute a Company Adverse Recommendation Change or form a basis for Parent to terminate this Agreement.

(j)    Actions of Representatives. Any breach of this Section 7.2 by a Representative of the Company or any of its Subsidiaries acting on behalf of the Company or one of its Subsidiaries shall constitute a breach of this Section 7.2 by the Company.

7.3.    Stockholders Meeting; Proxy Statement; Schedule 13E-3.

(a)    Stockholders Meeting. Subject to Section 7.2, the Company shall take all actions in accordance with applicable Law, the Organizational Documents of the Company and the rules of the NASDAQ to establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (including any adjournment or postponement thereof, the “Stockholders Meeting”) for the purpose of obtaining the Company Stockholder Approval, as soon as reasonably practicable after (i) the tenth (10th) calendar day after the initial Schedule 13E-3 and the preliminary Proxy Statement therefor have been filed with the SEC if by such date the SEC has not informed the Company that it intends to review the Schedule 13E-3 and the Proxy Statement, or (ii) if the SEC has by such date informed the Company that it intends to review the Schedule 13E-3 and the Proxy Statement, the date on which the SEC confirms that it has no further comments on the Schedule 13E-3 and the Proxy Statement). Subject to Section 7.2, the Company shall use its reasonable best efforts to obtain the Company Stockholder Approval. The Company shall not, without the consent of Parent, adjourn or postpone the Stockholders Meeting; provided that the Company may, without the consent of Parent, adjourn or postpone the Stockholders Meeting (A) if as of the time for which the Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Stockholders Meeting, (B) to allow additional time for the filing and distribution of any supplement or amendment to the Schedule 13E-3 or Proxy Statement which the Special Committee has determined in good faith is necessary or advisable under applicable Law for such amended or supplemental disclosure to be reviewed by the stockholders of the Company prior to the Stockholders Meeting, (C) after consultation with Parent, on one or more occasions for up to ten (10) Business Days each to solicit additional proxies if necessary to obtain the Company Stockholder Approval, (D) to the extent required by a court of competent jurisdiction in connection with any proceedings in connection with this Agreement or the transactions contemplated hereby or (E) with Parent’s consent (not to be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, in the event that subsequent to the date of this Agreement, the Company Board (or any committee thereof, including the Special Committee) shall have made a Company Adverse Recommendation Change or shall have provided any notice of its intent to make a Company

Adverse Recommendation Change pursuant to Section 7.2(f) or Section 7.2(g), the Company nevertheless shall continue to submit this Agreement to the stockholders of the Company for approval at the Stockholders Meeting unless this Agreement shall have been terminated in accordance with its terms prior to the Stockholders Meeting.

(b)    Proxy Statement; Schedule 13E-3. As promptly as reasonably practicable after the No-Shop Period Start Date, the Company shall prepare the Proxy Statement in preliminary form and file it with the SEC. Concurrently with the preparation of the Proxy Statement, the Company, Parent and Merger Sub shall jointly prepare a Schedule 13E-3 and use their reasonable best efforts to cause the initial Schedule 13E-3 to be filed with the SEC as promptly as reasonably practicable after the No-Shop Period Start Date. The Company and Parent shall cooperate with each other in connection with the preparation of the Proxy Statement and the Schedule 13E-3. The Company shall use reasonable best efforts to respond as promptly as reasonably practicable to and resolve all comments received from the SEC or its staff concerning the Proxy Statement or the Schedule 13E-3 and shall use reasonable best efforts to cause the Proxy Statement to be mailed to its stockholders as promptly as reasonably practicable after the resolution of any such comments. The Company shall notify Parent promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or the Schedule 13E-3 and shall supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Schedule 13E-3. The Company shall not file the Proxy Statement or the Schedule 13E-3 or any amendments thereof with the SEC without Parent’s reasonable prior review and comment, which comments the Company shall consider in good faith, and will not participate substantively in, or initiate, any substantive meetings or discussions with the SEC regarding the Proxy Statement or the Schedule 13E-3 without first consulting with Parent and providing Parent the opportunity to participate; provided, that the Company will no longer be required to comply with the foregoing if the Special Committee has effected any Company Adverse Recommendation Change or shall have resolved to do so. Without limiting the generality of the foregoing, each of Parent and Merger Sub shall cooperate with the Company in connection with the preparation and filing of the Proxy Statement and the Schedule 13E-3, including promptly furnishing to the Company in writing upon request any and all information relating to it as may be required to be set forth in the Proxy Statement or the Schedule 13E-3 under applicable Law. Parent agrees that such information supplied by or on behalf of Parent or Merger Sub in writing for inclusion (or incorporation by reference) in the Proxy Statement or the Schedule 13E-3 will not, on the date it is first mailed to stockholders of the Company and at the time of the Stockholders Meeting or filed with the SEC (as applicable), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company agrees that the Proxy Statement and the Schedule 13E-3 (i) will not, on the date it is first mailed to stockholders of the Company and at the time of the Stockholders Meeting or filed with the SEC (as applicable), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) will comply as to form in all material respects with the applicable requirements of the Exchange Act, the SEC and the NASDAQ. If at any time prior to the Effective Time any information relating to the Company, Parent or Merger Sub, or any of their respective Affiliates, directors or officers, is discovered by the Company, Parent or Merger Sub, which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.

7.4.    Stockholder Litigation. The Company shall give Parent the opportunity to participate in, but not control, the defense or settlement of any stockholder litigation against the Company and/or any of its directors or officers relating to this Agreement, the Merger or any other transactions contemplated by this Agreement, and the Company shall not, and shall cause its Representatives not to, agree to any settlement of any stockholder litigation without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed); provided, that, such consent shall not be required for settlements solely for money damages and the payment of attorneys’ fees in an aggregate amount not in excess of the dollar amount of the coverage limits for such settlements under the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries. For purposes of Section 4.2(f) and this Section 7.4, “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to such stockholder litigation (or demand for appraisal) by the Company (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected), and Parent may offer comments or suggestions with respect to such stockholder litigation (or demand for appraisal), to which the Company shall give reasonable and good faith consideration, but will not be afforded any decision-making power or other authority over such stockholder litigation (or demand for appraisal) except for the settlement or compromise consent set forth above. The Company shall notify Parent promptly (and in any event within forty-eight (48) hours) of becoming aware of the commencement of any such stockholder litigation (or demand for appraisal) or any material developments with respect to the status thereof.

7.5.    Reasonable Best Efforts.

(a)    Upon the terms and subject to the conditions of this Agreement (including Section 7.5(f)), prior to the Closing, Parent, Merger Sub and the Company shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable and in any event prior to the Termination Date, including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger and the other transactions contemplated by this Agreement, (ii) the satisfaction of the parties’ respective conditions to consummating the Merger and the other transactions contemplated by this Agreement, (iii) refraining from taking any action after the date of this Agreement that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any consents, authorizations, approvals, clearances, expirations or terminations of waiting periods, registrations, waivers, permits, franchises, certificates, variances, Orders, confirmations and exemptions from any Governmental Entity necessary to be obtained prior to Closing, (iv) the taking of all reasonable actions necessary to obtain (and cooperation with each other in obtaining) any consent, authorization, approval, clearance, expiration or termination of waiting periods, registration, waiver, permit, franchise, certificate, variance, Order or other confirmation of, or any exemption by, any Governmental Entity required to be obtained or made by Parent, Merger Sub, the Company or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, (v) cooperating with each other in (A) determining which material filings, submissions and declarations are required to be made prior to the Effective Time with, and which material consents, authorizations, approvals, clearances, expirations or terminations of waiting periods, registrations, waivers, permits, franchises, certificates, variances, Orders, confirmations and exemptions are required to be obtained prior to the Effective Time from, Governmental Entities or other third parties in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby and (B) timely making all such filings, submissions and declarations and timely seeking all such consents, authorizations, approvals, clearances, expirations or terminations of waiting periods, registrations, waivers, permits, franchises, certificates, variances, Orders, confirmations and exemptions, and (vi) the execution and delivery of any additional instruments necessary to consummate the Merger and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement; provided that the foregoing shall not require any party to this Agreement to waive any of the conditions set forth in Article VIII.

(b)    Without limiting the generality of the foregoing, the Company and Parent shall (i) file, as promptly as practicable, but in any event no later than ten (10) Business Days after the date of this Agreement, notifications under the HSR Act, if required, (ii) file, as promptly as practicable, any other filings and/or notifications under applicable Antitrust Laws or with any applicable Governmental Entity, (iii) as promptly as practicable after the date of this Agreement, prepare and file with CFIUS a declaration pursuant to 31 C.F.R. § 800.402, and in the event that (A) CFIUS requests that the Company and/or Parent submit a Joint Voluntary

Notice, (B) CFIUS initiates a unilateral review of the Merger, or (C) if (1) CFIUS is not able to conclude action at the conclusion of the thirty (30)-day declaration assessment period described in 31 C.F.R. § 800.405 with respect to the Merger and (2) Parent and the Company mutually agree to file a Joint Voluntary Notice, then the parties shall promptly prepare and submit a Joint Voluntary Notice to CFIUS pursuant to 31 C.F.R. § 800.401(a) and use their respective reasonable best efforts to respond as promptly as practicable to any information request from CFIUS in connection with the CFIUS assessment, review or investigation of the Merger. The parties agree that (x) they shall not submit a Joint Voluntary Notice to CFIUS other than in the circumstances described in Section 7.5(b)(iii)(A), (B) or (C) and (y) if CFIUS requests, or if the Company and Parent mutually agree that it is reasonably appropriate in connection with obtaining the CFIUS Clearance, that the parties withdraw and resubmit the Joint Voluntary Notice submitted to CFIUS pursuant to this Section 7.5(b)(iii)(A), (B) or (C), the Company and Parent shall cooperate in withdrawing and resubmitting such Joint Voluntary Notice. Subject to Section 7.5(f), Parent shall use its reasonable best efforts to cause its Affiliates to cooperate with the Company and Parent in taking the actions described in, and provide any information required for any of the filings or responses required by, this Section 7.5(b).

(c)    Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in Section 7.5(a) and Section 7.5(b), (i) obtain all requisite approvals and authorizations or expiration of waiting periods for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law (if required) or in order to obtain the CFIUS Clearance (as applicable); (ii) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (iii) subject to applicable Law, furnish to the other party as promptly as reasonably practicable all information reasonably required for any application or other filing to be made by the other party pursuant to any applicable Law in connection with the transactions contemplated by this Agreement; (iv) promptly notify the other party of any written or substantive oral communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”), CFIUS or any other U.S. or foreign Governmental Entity and of any written or substantive oral communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby and, subject to applicable Law, furnish the other party promptly with copies of all correspondence, filings and communications between such party and the FTC, the DOJ, CFIUS or its member agencies, or any other Governmental Entity with respect to the transactions contemplated by this Agreement (excluding personal identifier information and any internal documents submitted with any application or other filing made pursuant to the HSR Act or any other Antitrust Law, and with due regard for customary information exchange protocols); (v) respond as promptly as reasonably practicable to any inquiries received from, and supply as promptly as reasonably practicable any additional information or documentation that may be requested by, the DOJ, the FTC, CFIUS, or any other Governmental Entity in respect of such registrations, declarations and filings or such transactions, and in any event when applicable within the timeframes set forth in the DPA as extended, if applicable; and (vi) consult with each other reasonably in advance, and consider in good faith the other party’s reasonable comments in connection with, any communication, meeting or conference with, the FTC, the DOJ, CFIUS, or any other Governmental Entity or, in connection with any proceeding by a private party, with any other Person. No party shall independently participate in any meeting or communication with respect to the transactions contemplated by this Agreement with any Governmental Entity in respect of any such filings, investigation or other inquiry relating to Section 7.5(b) or this Section 7.5(c) without giving the other parties sufficient and reasonable prior notice of the meeting and, to the extent not prohibited by such Governmental Entity, the opportunity to attend and/or participate in such meeting or communication; provided, however, that the requirements of this provision shall not apply to any portion of a meeting or discussion between Parent or its Representatives, on the one hand, and any Governmental Entity, on the other hand, solely to the extent such a meeting or communication relates only to Parent confidential business information unrelated to the Merger or the other transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, Parent shall, on behalf of the parties, control and direct all communications and strategy in dealing with any Governmental Entity under the HSR Act or other Antitrust Laws; provided that Parent shall consider in good faith the views and comments of the Company and its outside counsel with respect to such communications and strategies.

(d)    Each of Parent and the Company shall use all reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. In connection therewith, if any Proceeding is instituted (or threatened to be instituted) challenging the Merger or any of the other transactions contemplated by this Agreement or that could otherwise prevent or impede, interfere with, hinder or delay in any material respect the consummation of the transactions contemplated by this Agreement, each of Parent and the Company shall cooperate and use all reasonable best efforts to vigorously contest and resist any such Proceeding, and to avoid the entry of, effect the dissolution of, or have vacated, lifted, reversed, or overturned, any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, delays or restricts consummation of the Merger or any other transactions contemplated by this Agreement, including by vigorously pursuing all available avenues of administrative and judicial appeal unless, by mutual agreement, Parent and the Company decide that litigation is not in their respective best interests.

(e)    In furtherance and not in limitation of the foregoing, but subject to Section 7.5(f), each of Parent and Merger Sub, on the one hand and the Company, on the other hand, shall, and shall use its reasonable best efforts to cause its Affiliates and Subsidiaries to, take any and all steps necessary to (i) cause the expiration of the notice periods under the HSR Act or other Antitrust Laws (if required) with respect to the Merger and the other transactions contemplated by this Agreement as promptly as possible after the execution of this Agreement, (ii) resolve, avoid, or eliminate impediments or objections, if any, that may be asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law or in order to obtain the CFIUS Clearance and (iii) avoid the entry of, effect the dissolution of, and have vacated, lifted, reversed or overturned, any decree, judgment, injunction or other Order that would prevent, prohibit, restrict or delay the consummation of the Merger or any other transactions contemplated by this Agreement, in each case, so as to enable the parties to close the contemplated transactions as expeditiously as practicable, including (A) proposing, negotiating, committing to and effecting, by consent decree, hold separate orders or otherwise, the sale, divestiture, disposition, or license of any assets, properties, products, rights, services or businesses (collectively “Assets”) of the Company or its Subsidiaries or any interest therein contemporaneously with or subsequent to the Closing, (B) otherwise taking or committing to take actions that would limit its or their freedom of action with respect to, or its or their ability to retain any Assets of, the Company or its Subsidiaries or any interest therein contemporaneously with or subsequent to the Closing, (C) providing assurances of continuing supply of products directly or indirectly to the United States Government, and (D) agreeing to terminate, relinquish, modify or waive existing relationships, ventures, contractual rights, obligations or other arrangements of the Company or any of its Subsidiaries contemporaneously with or subsequent to the Closing or (the matters described in this sentence, individually and collectively, “Remedy Actions”). Parent and the Company shall consult with each other with respect to all Remedy Actions. If Parent reasonably determines in good faith that doing so would be advisable, at the request of Parent, the Company shall take such Remedy Action as directed by Parent, provided that any such Remedy Action is conditioned upon the consummation of the Merger.

(f)    Notwithstanding anything to the contrary in this Agreement, nothing in this Section 7.5 shall (i) require any of Parent, any of its Affiliates or any direct or indirect equity holders of Parent (including the Guarantors) or their respective Affiliates or any investment funds advised or managed by one or more Affiliates of Parent (or any Guarantor) or any direct or indirect portfolio companies thereof to agree or commit to any imposition of any condition or restriction with respect to any such Person or their respective businesses, product lines or assets (other than, for the avoidance of doubt, the Company and its Subsidiaries) necessary to secure the requisite approvals, clearances, and authorizations or expiration of waiting periods for the transactions contemplated by this Agreement under any applicable Law or to obtain the approval, clearance, authorization or exemption of any Governmental Entity, or (ii) require, or be construed to require, Parent or its Affiliates or Subsidiaries to take, or propose or agree to take, any Remedy Actions (and the Company and its Subsidiaries shall not take, or agree to take, any Remedy Actions, without the prior written consent of Parent) (A) that, individually or in the aggregate with all other Remedy Actions, would, or would be reasonably expected to, have a material adverse effect on the business, results of operations, assets or financial condition of the Company and its Subsidiaries, taken as a whole, or (B) that would limit in any material respect Parent’s or any of its Affiliates’ freedom of action with respect to, or its ability after the Effective Time to retain control of, the assets, properties, licenses, rights, product lines, operations or business of the Surviving Corporation and its Subsidiaries (including by requiring Parent or any of its Affiliates (including any Guarantor) to enter into any proxy, voting trust, or other arrangements that vest rights of ownership or control in Persons who are independent of Parent or any of its Affiliates (including any Guarantor), but excluding, without limitation, any arrangements that might limit access of Parent and its Affiliates (including any Guarantor) to personally identifying information or protected health information provided by a Person of the Surviving Corporation or its Subsidiaries) (the matters described in clauses (A) and (B) above, a “Burdensome Condition”). Prior to any party being entitled to invoke a Burdensome Condition, the parties and their respective Representatives shall meet and confer in good faith in order to (x) exchange and review their respective views and positions as to such Burdensome Condition and (y) discuss and present to, and engage with, the applicable Governmental Entity regarding any potential approaches or workarounds that would avoid such Burdensome Condition or mitigate its impact so it is no longer a Burdensome Condition. Notwithstanding anything in this Agreement to the contrary, none of the provisions of this Agreement shall be construed as requiring any Guarantor or Rollover Stockholder to provide, or cause to be provided or agree or commit to provide, (1) information where the sharing of such information as contemplated would be prohibited by Laws applicable to, or any Order applicable to or imposed upon, such Guarantor or Rollover Stockholder or one of its Affiliates (other than Parent and the Company and their respective Subsidiaries), (2) information of the nature set forth in Schedule 7.5(f), or (3) in the case of the GIC Investor, any non-public financial information with respect to GIC Private Limited or any of its Affiliates or any entity managed or advised by GIC Private Limited (other than of the type or to the extent GIC Private Limited and/or its Affiliates have previously provided to a Governmental Entity in previous applications under substantially similar standards of confidentiality), and no failure by Parent or Merger Sub to cause the provision of such information to a Governmental Entity shall be deemed a breach of any provision in this Agreement by Parent or Merger Sub; provided, however, that, in the event any such information is requested but not provided by such Guarantor, Rollover Stockholder, the GIC Investor, GIC Private Limited or the applicable Affiliate of any of the foregoing, Parent shall enter into good faith discussions with such Guarantor, Rollover Stockholder, the GIC Investor, GIC Private Limited or such Affiliate thereof (as applicable), the Company and the Governmental Entity to, and use its reasonable best efforts to, provide other information, within the constraints imposed on such Guarantor, Rollover Stockholder, the GIC Investor, GIC Private Limited or the applicable Affiliates of the foregoing by applicable Law, organizational documents, existing internal policies and past practices, that attempts in good faith to address the topic(s) of inquiry then being made by such Governmental Entity. Solely with respect to this Section 7.5(f), Affiliates of the GIC Investor include all Affiliates of the GIC Investor, including but not limited to GIC Private Limited, GIC Special Investments Pte. Ltd., GIC (Ventures) Pte. Ltd. and their respective subsidiaries.

(g)    Parent agrees that it shall not, directly or indirectly, (i) acquire or agree to acquire any assets or business or (ii) acquire or agree to acquire, or be acquired or agree to be acquired by, whether by merger, consolidation, by purchasing any portion of the assets of or equity in, or by any other manner, any business or any Person or division thereof owning, operating or otherwise controlling any assets or business, if the entering into of a definitive agreement relating thereto or the consummation of such acquisition, merger or consolidation could reasonably be expected to (A) delay (x) the expiration or termination of any applicable waiting period or (y) the obtaining, or increasing the risk of not obtaining, any consents, authorizations, approvals, clearances, expirations or terminations of waiting periods, registrations, waivers, permits, franchises, certificates, variances, Orders, confirmations and exemptions of any Governmental Entity necessary to consummate the transactions contemplated by this Agreement, (B) increase the risk of any Governmental Entity entering an Order prohibiting the transactions contemplated by this Agreement, or (C) otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated by this Agreement.

(h)    Any filing fees payable to any applicable Governmental Entity relating to any filings made under this Section 7.5 shall be borne by Parent or Merger Sub, as applicable.

7.6.    Access and Reports.

(a)    Subject to applicable Law, upon reasonable advance notice to the Company, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and other Representatives reasonable access, during the period commencing from the date of this Agreement and until the Effective Time, to its employees, properties, books, Contracts and records, and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may be reasonably requested, in each case for any reasonable business purpose; provided, however, that any such access shall be conducted at Parent’s expense, during normal business hours of the Company, to the extent required by the Company, under the supervision of appropriate personnel of the Company and its Subsidiaries and in such a manner as not to unreasonably interfere with the normal operation of the business of the Company and its Subsidiaries. All requests for information made pursuant to this Section 7.6 shall be directed to the executive officer or other Persons designated by the Company. No investigation pursuant to this Section 7.6 or by Parent or its Representatives at any time prior to or following the date of this Agreement shall affect or be deemed to modify any representation or warranty made by the Company herein.

(b)    This Section 7.6 shall not require the Company or its Subsidiaries to permit any access, or to disclose any information that, in the reasonable, good faith judgment (after consultation with counsel) of the Company, is likely to result in any violation of any Law, cause any privilege (including attorney-client privilege) that the Company or its Subsidiaries would be entitled to assert to be undermined with respect to such information, result in a breach of an agreement to which the Company or any of its Subsidiaries is a party as of the date hereof (or to which the Company or any of its Subsidiaries becomes a party after the date hereof in the ordinary course of business and which are not related to any Acquisition Proposal) or result in the disclosure of trade secrets or competitively sensitive information to third parties (other than Parent and its Representatives); provided that the parties hereto shall cooperate in seeking to find a way to allow disclosure of such information to the extent doing so (i) would not (in the good faith belief of the Company (after consultation with counsel)) be likely to result in the violation of any such Law, be likely to cause such privilege to be undermined with respect to such information or be likely to result in such breach or disclosure, or (ii) could reasonably (in the good faith belief of the Company (after consultation with counsel)) be managed through the use of customary “clean-room” arrangements.

(c)    The information provided pursuant to this Section 7.6 shall be governed by the terms and conditions of the Confidentiality Agreement(s).

7.7.    Stock Exchange De-listing. Prior to the Effective Time, the Company shall cooperate with Parent and shall use reasonable best efforts to take all actions required, proper or advisable to cause the shares of Common Stock of the Company to be de-listed from the NASDAQ and de-registered under the Exchange Act as soon as practicable following the Effective Time.

7.8.    Publicity. The initial press release regarding this Agreement, the Merger and the transactions contemplated by this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Thereafter, none of the Company, Parent or Merger Sub shall, and the Company shall not permit any of its Subsidiaries to, issue or cause the publication of any press release or similar public announcement with respect to, or otherwise make any public statement concerning, this Agreement, the Merger or the other transactions contemplated by this Agreement without the prior consent (which consent will not be unreasonably withheld, conditioned or delayed) of Parent, in the case of a proposed announcement or statement by the Company, or the Company, in the case of a proposed announcement or statement by Parent or Merger Sub; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent such party may reasonably conclude may be required by applicable Law or by the rules and regulations of the NASDAQ; provided, further, however, that the restrictions set forth in this Section 7.8 will not apply to (a) any release or public statement made or proposed to be made by any party in connection with an Acquisition Proposal or made or proposed to be made relating to a Company Adverse Recommendation Change in accordance with this Agreement, (b) any release or public statement that does not contain information related to Parent or its Affiliates, or the Guarantors, this Agreement or the transactions contemplated by this Agreement that has not been previously publicly disclosed in a press release or filing with the SEC that was not made in violation of this Agreement, (c) any release or public statement made in the ordinary course of business and that does not expressly relate to Parent or its Affiliates, or the Guarantors, this Agreement or the transactions contemplated by this Agreement or (d) any release or public statement in connection with any dispute between the parties hereto regarding this Agreement, the Merger, or the transactions contemplated by this Agreement. The Company shall not make any communications to employees with respect to the Merger and the other transactions contemplated by this Agreement containing information that has not been previously publicly disclosed in a press release or filing with the SEC. Without limiting the foregoing, the Company will consult with Parent and provide Parent with a reasonable opportunity to comment before publishing any other press release or public announcement.

7.9.    Employee Benefits.

(a)    Employees. Parent agrees that, during the period commencing at the Effective Time and ending on the first anniversary thereof, employees of the Company and its Subsidiaries who continue employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation on or after the Effective Time (“Affected Employees”) will be provided with (i) with respect to each Affected Employee, except as otherwise agreed between an Affected Employee and Parent or its Affiliates, base salary, and annual cash bonus opportunities (but excluding long-term incentive opportunities and equity-based arrangements, which incentives Parent agrees to consider when implementing incentive compensation arrangements post-Closing) which are no less than the base salary and annual cash bonus opportunities provided by the Company and its Subsidiaries to each such Affected Employee immediately prior to the Effective Time, and (ii) with respect to each Affected Employees as a group, other employee benefits and perquisites that are substantially comparable in the aggregate to those benefits (excluding long term incentives and equity based incentives (which incentives Parent agrees to consider when implementing incentive compensation arrangements post-Closing), defined benefit pension plans and post-employment welfare benefits) provided by the Company and its Subsidiaries under a Company Plan to such Affected Employees immediately prior to the Effective Time.

(b)    Plans. Parent shall cause any employee benefit plans (other than any equity based plans or arrangements and deferred compensation plans or arrangements) which the Affected Employees are entitled to participate in after the Effective Time, including any severance plans set forth on Section 5.8(a) of the Company Disclosure Letter, to take into account for purposes of eligibility, vesting, level of benefits and benefit accrual (but not for benefit accrual purposes under any defined benefit pension plan) thereunder, service for the Company and its Subsidiaries as if such service were with Parent, to the same extent such service was credited under a comparable plan of the Company or any of its Subsidiaries prior to the Effective Time (except to the extent it would result in a duplication of benefits or compensation with respect to the same period of service). To the extent any health benefit plan replaces a Company Plan that is a health benefit plan in the plan year in which the Effective Time occurs, Parent shall, and shall cause its direct and indirect Subsidiaries (including the Surviving Corporation) to use commercially reasonable efforts to (i) waive all limitations as to preexisting conditions, exclusions and all waiting periods with respect to participation and coverage requirements applicable to each Affected Employee to the extent waived or satisfied under the replaced Company Plan prior to the Effective Time and (ii) credit each Affected Employee for any co-payments, deductibles and other out-of-pocket expenses paid prior to the Effective Time under the terms of the replaced Company Plan in satisfying any applicable deductible, co-payment or out-of-pocket requirements for the plan year in which the Effective Time occurs.

(c)    Effect of Agreement. Nothing contained in this Section 7.9 or any other provision of this Agreement, (i) shall be construed to establish, amend, or modify any benefit or compensation plan, program, agreement, contract, policy or arrangement, (ii) shall limit the ability of Parent or any of its Affiliates (including, following the Closing, the Surviving Corporation or any of its Subsidiaries) to amend, modify or terminate any benefit or compensation plan, program, agreement, contract, policy or arrangement at any time assumed, established, sponsored or maintained by any of them, (iii) shall create any third-party beneficiary rights or obligations in any Person (including any Affected Employee) other than the parties to this Agreement or any right to employment or continued employment or to a particular term or condition of employment with Parent, the Surviving Corporation, any of its Subsidiaries, or any of their respective Affiliates or (iv) shall limit the right of Parent (or its Subsidiaries) to terminate, in accordance with applicable Law, the employment or service of any employee or other service-provider following the Effective Time.

7.10.    Expenses. Except as otherwise provided in this Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

7.11.    Indemnification; Directors’ and Officers’ Insurance.

(a)    From and after the Effective Time, each of Parent and the Surviving Corporation will jointly and severally (and Parent will cause the Surviving Corporation to) (i) indemnify and hold harmless, and advance expenses as incurred to, in each case to the fullest extent permitted under applicable Law and the Company’s Organizational Documents and in a manner consistent with the terms and conditions on which indemnification is provided for as of the date hereof, each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director, officer, employee or agent of the Company and its Subsidiaries (collectively, the “Indemnified Parties” and each, an “Indemnified Party”) against any costs, expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities, penalties, costs and amounts paid in settlement (collectively, “Costs”) incurred in connection with any actual or threatened investigation, audit, inquiry or Proceeding, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Party’s service as a director, officer, employee or agent of the Company or its Subsidiaries or services performed by such Person at the request of the Company or its Subsidiaries at or prior to the Effective Time (including in connection with serving at the request of the Company or such Subsidiary as a representative of another Person (including any employee benefit plan)), whether asserted or claimed prior to, at or after the Effective Time (a “Claim”), including, for the avoidance of doubt, in connection with (A) the Merger and the other transactions contemplated by this Agreement and (B) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party; provided, that the Person to whom Costs are advanced provides an undertaking to repay such Costs if it is ultimately determined that such Person is not entitled to indemnification, and (ii) assume (in the case of the Surviving Corporation, in the Merger without any further action) all obligations of the Company and its Subsidiaries to the Indemnified Parties in respect of indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the Company’s Organizational Documents and the Organizational Documents of its Subsidiaries as in effect on the date of this Agreement or in any Contract in existence as of the date of this Agreement providing for indemnification between the Company or any of its Subsidiaries and any Indemnified Party. Neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any Claim in respect of which indemnification has been sought by such Indemnified Party hereunder, unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Claim. From and after the Effective Time, Parent shall assume, be jointly and severally liable for, and honor, guarantee and stand surety for, and shall cause the Surviving Corporation and its Subsidiaries to honor, in accordance with their respective terms, each of the covenants contained in this Section 7.11.

(b)    Prior to the Effective Time, the Company shall, as of the Effective Time, obtain and fully pay the premium for “tail” insurance policies for the extension of (i) the directors’ and officers’ liability coverage of the

Company’s existing directors’ and officers’ insurance policies for the Indemnified Parties, and (ii) the Company’s existing fiduciary and employment practices liability insurance policies, in each case for at least six (6) years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s insurance carrier as of the date of this Agreement with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits, terms, conditions, retentions and levels of coverage that are at least as favorable to the Indemnified Parties as the Company’s existing directors’ and officers’ insurance policies with respect to any matters that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however, that in no event shall the Company be required to expend an aggregate premium in excess of 300% of the annual premium currently paid by the Company for the Company’s existing directors’ and officers’ insurance policies. If the Company for any reason fails to obtain such “tail” insurance policies as of the Effective Time, Parent shall cause the Surviving Corporation to continue to maintain in effect for a period of at least six (6) years from and after the Effective Time the D&O Insurance in place as of the date of this Agreement with benefits, terms, conditions, retentions and levels of coverage that are at least as favorable to the insureds as provided in the Company’s existing policies as of the date of this Agreement, or the Surviving Corporation shall use reasonable best efforts to purchase comparable D&O Insurance for such six (6)-year period with benefits, terms, conditions, retentions and levels of coverage that are at least as favorable to the insureds as provided in the Company’s existing policies as of the date of this Agreement; provided, however, that in no event shall the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c)    If the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, unless provided by operation of Law, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section 7.11.

(d)    The provisions of this Section 7.11 are intended to be for the benefit of, and shall be enforceable after the Effective Time by, each of the Indemnified Parties, their heirs and their respective Representatives, who are third party beneficiaries of this Section 7.11 as of the Closing. Notwithstanding any other provision of this Agreement to the contrary, this Section 7.11 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of Parent and the Surviving Corporation.

(e)    The rights of the Indemnified Parties under this Section 7.11 shall be in addition to any rights such Indemnified Parties may have under the Organizational Documents of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the Organizational Documents of the Company and its Subsidiaries or any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

7.12.    State Takeover Statutes. If any Takeover Law is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and Parent shall each use reasonable best efforts to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effects of Takeover Law on this Agreement, the Merger and the other transactions contemplated hereby.

7.13.    Conversion of Bridge Loans. At least ten (10) Business Days prior to the Closing, Parent shall notify the Company of whether (a) Winsor Capital Limited (the “Winsor Capital”) has elected to convert all, but not less than all, unpaid principal amount together with the unpaid and accrued interest payable under all tranches of the outstanding Winsor Capital Bridge Loan into shares of Common Stock in accordance with Section 4 of the Winsor Capital Bridge Loan Agreement, and (b) Yunfeng Capital Limited (“YF Capital”) has elected to convert all, but not less than all, unpaid principal amount together with the unpaid and accrued interest payable under the outstanding YF Capital Bridge Loan into shares of Common Stock in accordance with Section 4 of the promissory note attached as Annex A to the YF Capital Bridge Loan Agreement. Following receipt of such notice, the Company agrees to take such steps as reasonably requested by Parent to cause such amounts to be converted into shares of Common Stock, which conversion shall be effective immediately prior to the Effective Time. If Winsor Capital and/or YF Capital has not so elected to convert all unpaid principal amount together with the unpaid and accrued interest payable under all tranches of its applicable outstanding Bridge Loan into shares of Common Stock in accordance with the terms of, respectively, the Winsor Capital Bridge Loan Agreement or the YF Capital Bridge Loan Agreement, the Company shall pay all amounts outstanding under the applicable Bridge Loan Agreement as and when such amounts are due under the terms of such Bridge Loan Agreement.

7.14.    Notification of Certain Matters. Subject to applicable Law, the Company shall give prompt notice to Merger Sub and Parent, and Merger Sub and Parent shall give prompt notice to the Company, of (a) the occurrence or non-occurrence of any event whose occurrence or non-occurrence would be reasonably likely to cause any condition to the Merger to be unsatisfied in any material respect at the Effective Time and (b) any material failure of the Company, Merger Sub or Parent, as the case may be, or any officer, director, employee, agent or representative of the Company, Merger Sub or Parent as applicable, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it under this Agreement, which failure would be reasonably likely to cause any condition to the Merger to be unsatisfied at the Effective Time; provided, however, that the delivery of any notice pursuant to this Section 7.14 shall not limit or otherwise affect the remedies available under this Agreement to the party receiving such notice. The failure to deliver any such notice shall not affect any of the conditions set forth in Article VIII or give rise to any right to terminate under Article IX.

7.15.    Section 16 Matters. Prior to the Effective Time, the Company Board (or an appropriate committee thereof) shall take all such steps as may be required and permitted to cause dispositions of equity securities of the Company (including derivative securities) pursuant to this Agreement by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.16.    Parent Vote. Parent shall vote (or consent, by written action in lieu of a meeting, with respect to) all shares of common stock of Merger Sub in favor of the adoption of this Agreement by Merger Sub and the consummation by Merger Sub of the Merger and the transactions contemplated by this Agreement.

ARTICLE VIII

CONDITIONS TO THE MERGER

8.1.    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party hereto to effect the Merger is subject to the satisfaction or waiver (to the extent permitted by applicable Law and other than the conditions set forth in Section 8.1(a) which may not be waived by any party) at or prior to the Effective Time of each of the following conditions:

(a)    Company Stockholder Approval. This Agreement shall have been duly adopted by holders of shares of Common Stock constituting the Company Requisite Vote in accordance with applicable Law and the Organizational Documents of the Company (the “Company Stockholder Approval”).

(b)    CFIUS Clearance. The CFIUS Clearance shall have been obtained and shall not have required a Burdensome Condition.

(c)    No Injunction. No Order (whether temporary, preliminary or permanent) or Proceeding by any Governmental Entity of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Merger shall have been issued and be continuing in effect. No Law shall have been enacted, issued, entered, promulgated or enforced by any Governmental Entity that restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Merger and shall continue to be in effect.

8.2.    Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a)    Representations and Warranties. (i) The representations and warranties of the Company contained in Section 5.2(a), clause (iii) of the first sentence of Section 5.2(c) (Capital Structure), and Section 5.3(c) (Opinion of Financial Advisor) of this Agreement shall, in all but de minimis respects (for purposes of Section 5.2 only, meaning any inaccuracies that would result in no more than a de minimis increase in the sum of the aggregate amount of the Per Share Merger Consideration and the aggregate amount to be paid in respect of Company Stock Options, Company RSUs and Company PSUs pursuant to Section 4.3), be true and correct as of the date hereof and as of the Closing Date as though made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), (ii) the representations and warranties of the Company contained in Section 5.2(b) (Capital Structure) (solely with respect to the Company), Section 5.3(a) (Corporate Authority), Section 5.18 (Takeover Law; Absence of Rights Agreement) and Section 5.21 (Brokers and Finders) of this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), (iii) the representations and warranties of the Company contained in Section 5.6(c) (Absence of Certain Changes) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on the Closing Date, and (iv) all other representations and warranties of the Company set forth in this Agreement shall be true and correct (without giving effect to any qualifications or limitations as to materiality or Company Material Adverse Effect set forth therein) as of the date hereof and as of the Closing Date as though made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except, in the case of this clause (iv), for such failures to be true and correct that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by the Company under this Agreement on or prior to the Closing Date.

(c)    Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any development, fact, change, event, effect, occurrence or circumstance that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)    Company Closing Certificate. Parent shall have received a certificate of the Company, dated as of the Closing Date, signed by an officer of the Company certifying for and on behalf of the Company that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied.

8.3.    Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a)    Representations and Warranties. The representations and warranties of Parent set forth in this Agreement shall be true and correct (without giving effect to any qualifications or limitations as to materiality or Parent Material Adverse Effect set forth therein) as of the date hereof and as of the Closing Date as though made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except for such failures to be true and correct that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect .

(b)    Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by Parent and Merger Sub, as applicable, under this Agreement on or prior to the Closing Date.

(c)    Parent Closing Certificate. The Company shall have received a certificate of Parent, dated as of the Closing Date, signed by an officer of Parent certifying for and on behalf of Parent that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

8.4.    Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 8.2 or Section 8.3 as the case may be, to be satisfied to excuse such party’s obligation to consummate the Merger and the other transactions contemplated by this Agreement if such failure was caused by such party’s failure to use the standard of efforts required from such party to consummate the Merger and the other transactions contemplated by this Agreement, including as required by and subject to Section 7.5.

ARTICLE IX

TERMINATION

9.1.    Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval is obtained, by mutual written consent of the Company (upon the recommendation of the Special Committee) and Parent.

9.2.    Termination by Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by either Parent or the Company (upon the recommendation of the Special Committee) if:

(a)    the Merger shall not have been consummated by March 10, 2021, whether such date is before or after the Company Stockholder Approval is obtained (such date, as it may be extended in accordance with the following proviso, the “Termination Date”); provided, however, that if the conditions to the Closing set forth in Section 8.1(b) have not been satisfied or waived on or prior to such date but all other conditions to Closing set forth in Article VIII have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the Closing (so long as such conditions are reasonably capable of being satisfied)), the Termination Date may be extended by either Parent or the Company (upon the recommendation of the Special Committee) (provided that such party has complied in all material respects with its obligations under Section 7.5) no more than one (1) time, for a period of two (2) months); provided, further, that the right to terminate this Agreement pursuant to this Section 9.2(a) shall not be available to any party whose breach of any provision of this Agreement has been a principal cause of or results in the failure of the Merger to be consummated by such time;

(b)    the Stockholders Meeting shall have been held and the Company Stockholder Approval shall not have been obtained at such Stockholders Meeting or at any adjournment or postponement thereof;

(c)    any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the Company Stockholder Approval is obtained), provided that the right to terminate this Agreement pursuant to this Section 9.2(c) shall not be available to any party whose breach of any provision of this Agreement has been a principal cause of or results in such Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger; or

(d)    following a Final CFIUS Turndown; provided that the right to terminate this Agreement pursuant to this Section 9.2(d) shall not be available to any party whose breach of any provision of this Agreement has been a principal cause of or results in such Final CFIUS Turndown.

9.3.    Termination by the Company. This Agreement may be terminated and the Merger may be abandoned by the Company (upon the recommendation of the Special Committee):

(a)    at any time prior to the time the Company Stockholder Approval is obtained, in order to concurrently enter into an Alternative Acquisition Agreement that constitutes a Superior Proposal, if (i) the Company and its Representatives have complied in all material respects with the requirements of Section 7.2(f) and (ii) the Company immediately prior to, or concurrent with, such termination pays to Parent in immediately available funds the Termination Fee required to be paid pursuant to Section 9.5(b)(iii) so long as Parent has provided the Company with wire instructions for such payment;

(b)    at any time prior to the Effective Time, if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement such that the conditions set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied, and such breach or failure of a condition is not curable or, if curable, is not cured prior to the earlier of (i) the thirtieth (30th) day after written notice thereof is given by the Company to Parent and (ii) the date that is two (2) Business Days prior to the Termination Date; provided, however, that the Company is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 8.2(a) or Section 8.2(b) not to be capable of being satisfied; or

(c)    at any time prior to the Effective Time, if all of the conditions set forth in Section 8.1 and Section 8.2 have been satisfied (other than those conditions that by their nature cannot be satisfied other than at the Closing) and Parent and Merger Sub fail to consummate the transactions contemplated by this Agreement on the date the Closing should have occurred pursuant to Section 1.2; provided that the Company shall have previously given to Parent three (3) days’ written notice of its intention to terminate this Agreement pursuant to this Section 9.3(c), which notice shall not be effective unless such notice (i) irrevocably confirms that all conditions set forth in Section 8.1 and Section 8.3 have been satisfied (other than those conditions that by their nature cannot be satisfied other than at the Closing) or that the Company is willing to waive all unsatisfied conditions in Section 8.3 and it stands ready, willing and able to consummate the Closing and (ii) is given no earlier than the date the Closing should have occurred pursuant to Section 1.2.

9.4.    Termination by Parent. This Agreement may be terminated and the Merger may be abandoned by Parent:

(a)    at any time prior to the time the Company Stockholder Approval is obtained, if the Company Board or any committee thereof (including the Special Committee) shall have made a Company Adverse Recommendation Change; or

(b)    at any time prior to the Effective Time, if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied and such breach or failure of a condition is not curable or, if curable, is not cured prior to the earlier of (i) the thirtieth (30th) day after written notice thereof is given by Parent to the Company and (ii) the date that is two (2) Business Days prior to the Termination Date; provided, however, that Parent is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 8.3(a) or Section 8.3(b) not to be capable of being satisfied.

9.5.    Effect of Termination and Abandonment.

(a)    In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, this Agreement shall terminate and become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, the provisions set forth in this Section 9.5, Article X and the agreements of the Company, Parent and Merger Sub contained in Section 7.10 and the Confidentiality Agreement(s) shall survive the termination of this Agreement.

(b)    In the event that this Agreement is terminated:

(i)    (A) (x) by either Parent or the Company pursuant to Section 9.2(a) (the Section relating to the Termination Date), (y) by either Parent or the Company pursuant to Section 9.2(b) (the Section relating to the failure to obtain the Company Stockholder Approval) or (z) by Parent pursuant to Section 9.4(b) (the Section relating to breaches of the Company’s representations, warranties, covenants and agreements), (B) (x) in the event of a termination pursuant to Section 9.2(b), any Person shall have announced, commenced, publicly disclosed, made or made known to the Company an Acquisition Proposal, and not withdrawn such Acquisition Proposal, prior to the Company Stockholders Meeting, or (y) in the event of a termination pursuant to Section 9.2(a) or Section 9.4(b), any Person shall have announced, commenced, publicly disclosed, made or made known to the Company an Acquisition Proposal, and not withdrawn such Acquisition Proposal, prior to such termination and (C) within twelve (12) months of such termination the Company shall have entered into a definitive agreement with respect to any Acquisition Proposal or the transactions contemplated by any Acquisition Proposal are consummated (provided that for purposes of this clause (C) the references to “twenty percent (20%)” in the definition of Acquisition Proposal shall be deemed to be references to “fifty percent (50%)”);

(ii)    by Parent pursuant to Section 9.4(a) (the Section relating to a Company Adverse Recommendation Change); or

(iii)    by the Company pursuant to Section 9.3(a) (the Section relating to termination to enter into an Alternative Acquisition Agreement),

the Company shall (1) in the case of clause (i) above, upon the earlier of entering into such definitive agreement with respect to such Acquisition Proposal or consummation of the transactions contemplated by such Acquisition Proposal, (2) in the case of clause (ii) above, no later than two (2) Business Days after the date of such termination and (3) in the case of clause (iii) above, immediately prior to, or concurrent with, such termination, pay Parent or any Person designated by Parent the Termination Fee (as defined below) by wire transfer of immediately available funds so long as Parent has provided the Company with wire instructions for such payment (it being understood that in no event shall the Company be required to pay the Termination Fee on more than one (1) occasion).

(c)    In the event this Agreement is (i) terminated by the Company pursuant to Section 9.3(b) or Section 9.3(c), or (ii) terminated by Parent or the Company pursuant to Section 9.2(a) (and at the time of such termination, the Company could have terminated this Agreement pursuant to Section 9.3(b) or Section 9.3(c)), Parent shall pay, or cause to be paid, to the Company or any Person designated by the Company an amount equal to $24,000,000 (the “Parent Termination Fee”) by wire transfer of immediately available funds no later than two (2) Business Days after the date of such termination (it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one (1) occasion).

(d)    Each of the parties hereto acknowledges that the agreements contained in this Section 9.5 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the other parties would not enter into this Agreement. Each of the parties hereto acknowledges that each of the Termination Fee and the Parent Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate Parent or the Company, as the case may be, in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. Accordingly, if the Company fails to promptly pay the Termination Fee when due pursuant to this Section 9.5 or Parent fails to promptly pay the Parent Termination Fee when due pursuant to this Section 9.5, and, in order to obtain such payment, Parent or the Company, as the case may be, commences a Proceeding which results in a judgment against the Company or Parent for the payment set forth in this Section 9.5, or any portion thereof, the Company shall pay Parent, or Parent shall pay the Company, its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Proceeding, together with interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date of payment.

(e)    Notwithstanding anything to the contrary in this Agreement, the Termination Fee and, if applicable, the costs and expenses of Parent pursuant to Section 9.5(d) shall, subject to Section 10.6, be the sole and exclusive monetary remedy of Parent, Merger Sub and the other Parent Related Parties against (i) the Company, its Subsidiaries and their respective Affiliates and (ii) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Persons listed in clause (i) (the Persons in clauses (i) and (ii) collectively, the “Company Related Parties”) for any loss or damage suffered as a result of the failure of the Merger or the other transactions contemplated by this Agreement to be consummated (whether willfully, intentionally, unintentionally or otherwise) or for a breach of any representation, warranty, covenant or agreement (whether willfully, intentionally, unintentionally or otherwise) of, or failure to perform under, this Agreement or any certificate or other document delivered in connection herewith or otherwise (whether willfully, intentionally, unintentionally or otherwise) or in respect of any oral representation made or alleged to have been made in connection herewith or therewith. For the avoidance of doubt, without limitation to Parent’s remedies pursuant to Section 10.6, (A) none of the Company Related Parties shall have any liability or obligation relating to or arising out of this Agreement or in respect of representations made or alleged to be made in connection herewith, whether in equity or at law, in contract, in tort or otherwise, other than the payment of the Termination Fee and, if applicable, the costs and expenses of Parent pursuant to Section 9.5(d) and (B) under no circumstances will any of the Parent Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person (including Parent, Merger Sub, any Rollover Stockholder, or any Guarantor) be entitled to seek or obtain, any monetary damage, recovery or award (whether consequential, special, indirect, punitive or otherwise) against any of the Company Related Parties for, or with respect to, this Agreement or the transactions contemplated hereby and thereby (including any breach by the Company), the termination of this Agreement, the failure to consummate the Merger or any claims or Proceedings under applicable Law arising out of any such breach, termination or failure, in each case, whether willfully, intentionally, unintentionally or otherwise, other than from the Company to the extent provided in Section 9.5(b) or Section 9.5(d). This Section 9.5(e) was specifically bargained for and is intended to be for the benefit of, and shall be enforceable by, each of the Company Related Parties.

(f)    Notwithstanding anything to the contrary in this Agreement, the Parent Termination Fee and, if applicable, the costs and expenses of the Company pursuant to Section 9.5(d) shall, subject to Section 10.6, be the sole and exclusive monetary remedy of the Company or any of the Company Related Parties against (i) Parent, Merger Sub, the Rollover Stockholders, the Guarantors, or any of their respective Affiliates or (ii) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Persons listed in clause (i) (the Persons in clauses (i) and (ii) collectively, the “Parent Related Parties”) for any loss or damage suffered as a result of the failure of the Merger or the other transactions contemplated by this Agreement to be consummated (whether willfully, intentionally, unintentionally or otherwise) or for a breach of any representation, warranty, covenant or agreement (whether willfully, intentionally, unintentionally or otherwise) of, or failure to perform under, this Agreement or any certificate or other document delivered in connection herewith or otherwise (whether willfully, intentionally, unintentionally or otherwise) or in respect of any oral representation made or alleged to have been made in connection herewith or therewith. For the avoidance of doubt, without limitation to the Company’s remedies pursuant to Section 10.6, (A) none of the Parent Related Parties shall have any liability or obligation relating to or arising out of this Agreement or in respect of representations made or alleged to be made in connection herewith, whether in equity or at law, in contract, in tort or otherwise, other than the payment of the Parent Termination Fee and, if applicable, the costs and expenses of the Company pursuant to Section 9.5(d) and (B) under no circumstances will any of the Company Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person (including the Company and its Subsidiaries) be entitled to seek or obtain, any monetary damage, recovery or award (whether consequential, special, indirect, punitive or otherwise) against the Parent Related Parties for, or with respect to, this Agreement, the Support Agreements, the Equity Commitment Letters, the Limited Guarantees or the transactions contemplated hereby and thereby (including any breach by Parent, Merger Sub, any Rollover Stockholder, or any Guarantor), the termination of this Agreement, the failure to consummate the Merger or any claims or Proceedings under applicable Law arising out of any such breach, termination or failure, in each case, whether willfully, intentionally, unintentionally or otherwise, other than from Parent to the extent provided in Section 9.5(c) or Section 9.5(d), or each Guarantor’s obligations under its Limited Guarantee. This Section 9.5(f) was specifically bargained for and is intended to be for the benefit of, and shall be enforceable by, each Parent Related Parties.

ARTICLE X

MISCELLANEOUS AND GENERAL

10.1.    Survival. None of the representations or warranties in this Agreement or in any document, certificate or instrument delivered pursuant to or in connection with this Agreement shall survive the Effective Time. This Section 10.1 shall not limit any covenant or agreement contained in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement that by its terms applies in whole or in part after the Effective Time.

10.2.    Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company (acting through the Special Committee), Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of the Company Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the NASDAQ require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company. At any time before the Effective Time, Parent and Merger Sub, on the one hand, and the Company (only pursuant to a resolution adopted by the Special Committee), on the other hand, may (a) extend the time for the performance of any of the obligations of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement or (c) subject to applicable Law, waive compliance with any of the covenants or conditions contained in this Agreement. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby and specifically referencing this Agreement. No failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

10.3.    Special Committee Approval. No amendment or waiver of any provision of this Agreement and no decision or determination shall be made, or action taken, by the Company under or with respect to this Agreement without first obtaining the approval of the Special Committee.

10.4.    Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts (including by email, pdf, facsimile or other readable electronic format), each such counterpart being deemed to be an original instrument, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered (including by email, pdf, facsimile or other readable electronic format) to the other parties hereto, and all such counterparts shall together constitute one and the same agreement.

10.5.    Governing Law and Venue; Waiver of Jury Trial.

(a)    This Agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b)    Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any legal proceeding relating to this Agreement or the transactions contemplated hereby or thereby, for and on behalf of itself or any of its properties or assets, in accordance with Section 10.7 or in such other manner as may be permitted by applicable Law, and nothing in this Section 10.5 will affect the right of any party to serve legal process in any other manner permitted by applicable Law, (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any legal proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement or the transactions contemplated hereby or thereby, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iv) agrees that any legal proceeding arising in connection with this Agreement or the transactions contemplated hereby or thereby will be brought, tried and determined only in the Chosen Courts, (v) waives any objection that it may now or hereafter have to the venue of any such legal proceeding in the Chosen Courts or that such legal proceeding was brought in an inconvenient court and agrees not to plead or claim the same and (vi) agrees that it will not bring any legal proceeding relating to this Agreement or the transactions contemplated hereby or thereby in any court other than the Chosen Courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any legal proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(c)    EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER, THE LIMITED GUARANTEES, THE FINANCING DOCUMENTS OR THE FINANCING (INCLUDING ANY SUCH LEGAL PROCEEDING INVOLVING FINANCING SOURCES). EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE

THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) IT MAKES THIS WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.

10.6.    Specific Performance.

(a)    The parties hereto agree and acknowledge that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and accordingly, prior to any valid termination of this Agreement in accordance with Article IX, (i) the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms hereof, in each case in the Chosen Courts (in the order expressed in Section 10.5(b)), (ii) each of the parties hereto agree that the election to pursue an injunction or other appropriate form of specific performance or equitable relief shall not restrict, impair or otherwise limit Parent and Merger Sub or the Company from, in the alternative, seeking to terminate the Agreement and collect the Termination Fee pursuant to Section 9.5(b) and expenses under Section 9.5(d), by Parent and Merger Sub on the one hand, or the Parent Termination Fee pursuant to Section 9.5(c) and expenses under Section 9.5(d), by the Company on the other hand, (iii) the parties waive any requirement for the securing or posting of any bond in connection with the obtaining of any specific performance or injunctive relief and (iv) the parties will waive, in any action for specific performance, the defense of adequacy of a remedy at law. Notwithstanding anything herein to the contrary, (x) while the parties hereto may pursue both a grant of specific performance in accordance with this Section 10.6 and the payment of the amounts set forth in Section 9.5, under no circumstances shall the parties hereto be permitted or entitled to receive both a grant of specific performance or other equitable relief, on the one hand, and the payment of such amounts, on the other hand, and (y) upon the payment of such amounts, the remedy of specific performance or equitable relief shall not be available against the party making such payment and, if such party is Parent or Merger Sub, any other member of the Parent Related Parties or, if such party is the Company, any other member of the Company Related Parties.

(b)    Notwithstanding anything in this Agreement to the contrary, the parties hereto agree that the Company shall be entitled to obtain an injunction, specific performance or other equitable remedies to causing Parent to cause the Financing to be funded and enforce Parent’s and Merger Sub’s obligation to consummate the Merger in accordance with Article I but only in the event that each of the following conditions has been satisfied and on the terms and subject to the conditions in this Agreement: (i) all conditions in Section 8.1 and Section 8.2 (other than those conditions that, by their terms, cannot be satisfied until the Closing but which are fully capable of being satisfied and will be satisfied at the Closing) have been satisfied or waived, (ii) Parent and Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.2 and (iii) the Company has irrevocably confirmed in writing that (A) all conditions set forth in Section 8.3 have been satisfied or that it is willing to waive any of the conditions to the extent not so satisfied in Section 8.3 and (B) if specific performance is granted and the Financing is funded, then the Company will proceed with the Closing.

(c)    If any party brings any Proceeding to enforce specifically the performance of the terms and provisions hereof, the Termination Date shall automatically be extended by (x) the amount of time during which such Proceeding is pending, plus 20 Business Days or (y) such other time period established by the court presiding over such Proceeding.

10.7.    Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile, e-mail or by overnight courier:

If to Parent or Merger Sub:

CBMG Holdings

Room 3501, 35th floor, K. Wah Centre, No. 1010,

Middle Huaihai Rd,

Shanghai 200031, China

Attention: Xin Huang

Fax:          (+86) 21 -31271750

E-mail:     huangxin@yfc.cn

with a copy (which shall not constitute notice) to:

O’Melveny & Myers LLP

31/F AIA Central

1 Connaught Road Central, Hong Kong

Attention: Nima Amini, Esq.

Fax:          +852 2522 1760

Email:      namini@omm.com

If to the Company:

Cellular Biomedicine Group, Inc.

209 Perry Parkway, Suite 13

Gaithersburg, Maryland 20877

Attention: Special Committee Chair

Fax:          +1 347 679 8203

E-mail:     ckalanau@yahoo.com

with	a copy (which shall not constitute notice) to:

White & Case LLP

9th Floor Central Tower

28 Queen’s Road Central

Hong Kong SAR

Attention: William Fong, Esq.

Fax:          + 852 2845 9070

E-mail:     william.fong@whitecase.com

and

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020-1095

United States

Attention: Morton A. Pierce, Esq.

                  Chang-Do Gong, Esq.

Fax:          +1 212 354 8113

E-mail:     morton.pierce@whitecase.com

                 cgong@whitecase.com

or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party (a) upon actual receipt, if delivered personally, (b) three (3) Business Days after deposit in the mail, if sent by registered or certified mail, (c) upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile, such notice, request, instruction or other document shall be followed up within one (1) Business Day by dispatch pursuant to one of the other methods described herein other than by email), (d) on the next Business Day after deposit with an overnight courier, if sent by an overnight courier or (e) upon written confirmation of receipt, if sent by email (provided that if given by email, such notice, request, instruction or other document shall be followed up within one (1) Business Day by dispatch pursuant to one of the other methods described herein other than by facsimile).

10.8.    Entire Agreement. This Agreement (including any schedules and exhibits hereto), the Financing Documents, the Limited Guarantees, the Company Disclosure Letter and the Confidentiality Agreement(s) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties hereto, with respect to the subject matter hereof.

10.9.    No Third Party Beneficiaries. Except (a) with respect to the Indemnified Parties and only after the Effective Time, as provided in Section 7.11 (Indemnification; Directors’ and Officers’ Insurance), (b) the rights of the Parent Related Parties and Company Related Parties set forth in Section 9.5(e) and Section 9.5(f), and (c) with respect to stockholders, holders of Company Stock Options, Company RSUs and Company PSUs and only after the Effective Time, to receive such amounts as provided for in Article IV, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

10.10.    Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

10.11.    Definitions. Each of the terms set forth in Annex A is defined as set forth therein or as in the Section or Subsection of this Agreement corresponding to such term.

10.12.    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision to be negotiated by the parties, each acting reasonably and in good faith, shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

10.13.    Interpretation; Construction.

(a)    The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Annex or Exhibit, such reference shall be to a Section of or Annex or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “ordinary course of business” refer to the ordinary course of business of the Company and its Subsidiaries, taken as a whole, consistent with past practice (including, for the avoidance of doubt, recent past practice in light of the current pandemic, epidemic or disease outbreak to the extent reasonably consistent with policies, procedures and protocols recommended by the Centers for Disease Control and Prevention, the World Health Organization and other Governmental Entities). All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person may require. Where a reference in this Agreement is made to any Contract (including this Agreement) or Law, such references are to, except as context may otherwise require, the Contract or Law as amended, modified, supplemented, restated or replaced from time to time (in the case of an Contract, to the extent permitted by the terms thereof); and to any Section of any Law including any successor to the Section and, in the case of any statute, any rules or regulations promulgated thereunder; provided, that, for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any Law shall be deemed to refer to such Law, as amended (and, in the case of statutes, any rules and regulations promulgated under said statutes), in each case, as of such date. All references to “dollars” or “$” in this Agreement are to U.S. dollars. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” The words “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole (including any Exhibits hereto and Schedules delivered herewith) and not merely to the specific section, paragraph or clause in which such word appears. All references herein to “parties” shall be to the parties hereto unless the context shall otherwise require. All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. The terms “or”, “any” and “either” are not exclusive.

(b)    The parties hereto have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c)    The mere inclusion of any item in any Section or Subsection of the Company Disclosure Letter as an exception to any representation or warranty or otherwise shall not be deemed to constitute an admission by the applicable party, or to otherwise imply, that any such item has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or otherwise represents an exception or material development, fact, change, event, effect, occurrence or circumstance for the purposes of this Agreement, or that such item meets or exceeds a monetary or other threshold specified for disclosure in this Agreement. Matters disclosed in any Section or Subsection of the Company Disclosure Letter are not necessarily limited to matters that are required by this Agreement to be disclosed therein. Headings inserted in the Sections or Subsections of the Company Disclosure Letter are for convenience of reference only and shall not have the effect of amending or changing the express terms of the Sections or Subsections as set forth in this Agreement. Nothing in the Company Disclosure Letter is intended to broaden the scope of any representation or warranty of the Company made herein.

10.14.    Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns. No party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other parties hereto (in the case of the Company, acting through the Special Committee); provided, however, that Merger Sub shall be permitted to assign its rights and obligations under this Agreement to any Subsidiary of Parent; provided, further, that no assignment by any party shall relieve such party of any of its obligations hereunder. Any purported assignment in violation of this Agreement is void.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

Cellular Biomedicine Group, Inc.

By	/s/ Andrew Chan
Name:	Andrew Chan
Title:	Chief Legal Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

CBMG Holdings

By	/s/ Xin Huang
Name:	Xin Huang
Title:	Authorized Signatory

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

CBMG Merger Sub Inc.

By	/s/ Xin Huang
Name:	Xin Huang
Title:	Authorized Signatory

[Signature Page to Agreement and Plan of Merger]

ANNEX A

DEFINITIONS

As used in this Agreement, the following terms have the meanings specified in this Annex A.

“2009 Plan” means the Company’s 2009 Stock Option Plan.

“2011 Plan” means the Company’s 2011 Incentive Stock Option Plan, as amended.

“2013 Plan” means the Company’s 2013 Stock Incentive Plan.

“2014 Plan” means the Company’s 2014 Equity Incentive Plan, as amended.

“2019 Plan” means the Company’s 2019 Equity Incentive Plan.

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreements, except that such confidentiality agreement need not include explicit or implicit standstill provisions or otherwise restrict the making of or amendment or modification to Acquisition Proposals; provided that such agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting the Company from satisfying its obligations under this Agreement.

“Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons (other than Parent or Merger Sub) providing for (a) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of (i) twenty percent (20%) or more (based on the fair market value, as determined in good faith by the Special Committee) of the assets (including capital stock of the Subsidiaries of the Company) of the Company and its Subsidiaries, taken as a whole, or (ii) shares of Common Stock or other equity securities of the Company, which together with any other shares of Common Stock or other equity securities of the Company beneficially owned by such Person or group, would equal twenty percent (20%) or more of the aggregate voting power of the Company or any of its Subsidiaries, the business of which constitutes twenty percent (20%) or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (b) any tender offer or exchange offer that, if consummated, would result in any Person or group owning, directly or indirectly, twenty percent (20%) or more of the aggregate voting power of the Company or any of its Subsidiaries, the business of which constitutes twenty percent (20%) or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (c) any merger, consolidation, business combination, binding share exchange or similar transaction involving the Company pursuant to which any Person or group (or the stockholders of any Person) would own, directly or indirectly, twenty percent (20%) or more of the aggregate voting power of the Company or of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity, or (d) any recapitalization, liquidation, dissolution or any other similar transaction involving the Company or any of its Subsidiaries, the business of which constitutes twenty percent (20%) or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, other than, in each case, the transactions contemplated by this Agreement.

“Affected Employees” has the meaning set forth in Section 7.9(a).

“Affiliate” means, when used with respect to any party, any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act. For purposes of this Agreement, “control” (as used in Rule 405 promulgated under the Securities Act) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of securities, by contract, management control, or otherwise. “Controlled” and “controlling” shall be construed

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accordingly. Except for purposes of Section 5.3(c), Section 6.11, Section 6.12, Section 6.14 and the definition of “Public Stockholders,” in no event shall a portfolio company (other than Parent or Merger Sub) or investment fund, in either case, affiliated with Parent be considered to be an Affiliate of Parent or Merger Sub or their respective Subsidiaries (including the Company and its Subsidiaries following the Closing).

“Agreement” has the meaning set forth in the Preamble to this Agreement.

“Alternative Acquisition Agreement” has the meaning set forth in Section 7.2(b)(iv).

“Anti-Corruption Laws” means any Law of any jurisdiction in which the Company or any of its Subsidiaries performs business, or of the United States, or of the United Kingdom, including the Criminal Law of China, the PRC Anti-Unfair Competition Law, the Provisional Regulations on Anti-Commercial Bribery, the Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act of 2010, and where applicable, legislation enacted by member States and signatories implementing the OECD Convention Combating Bribery of Foreign Officials.

“Anti-Money Laundering Laws” means all applicable anti-money laundering Laws of all jurisdictions in which the Company or any of its Subsidiaries conducts its business (including all anti-money laundering Laws of the PRC, Hong Kong and the U.S.).

“Antitrust Law” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, including, as applicable, the requirements of antitrust or other competition Laws of jurisdictions other than the United States.

“Applicable Date” has the meaning set forth in Section 5.5(a).

“Assets” has the meaning set forth in Section 7.5(e).

“Bankruptcy and Equity Exception” means any bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights, to general equity principles (whether considered in a proceeding in equity or at law).

“Book-Entry Share” has the meaning set forth in Section 4.1(a).

“Bridge Loans” means the loan extended to the Company under the Bridge Loan Agreements.

“Bridge Loan Agreements” means that the Winsor Capital Bridge Loan Agreement and the YF Capital Bridge Loan Agreement.

“Burdensome Condition” has the meaning set forth in Section 7.5(f).

“Business Day” means any day other than a Saturday or Sunday or other day on which banks are required or authorized to close in the City of New York, Hong Kong or Beijing.

“Capitalization Date” has the meaning set forth in Section 5.2(a).

“Certificate” has the meaning set forth in Section 4.1(a).

“Certificate of Merger” has the meaning set forth in Section 1.3.

“CFIUS” means the Committee on Foreign Investment in the United States or any U.S. Governmental Entity acting in its capacity as a member of CFIUS or directly involved in CFIUS’s assessment, review or investigation of the transactions contemplated by this Agreement.

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“CFIUS Clearance” means: (a) the parties shall have received written notice from CFIUS stating that (i) CFIUS has concluded that the transactions contemplated by this Agreement are not subject to the DPA or (ii) CFIUS has concluded all actions under Section 721 of the DPA with respect to the transactions contemplated by this Agreement and CFIUS has determined that there are no unresolved national security concerns with respect to the transactions contemplated by this Agreement; (b) if CFIUS has sent a report to the President of the United States requesting the President’s decision with respect to the transactions contemplated by this Agreement, either (i) the President has announced a decision not to take any action to suspend, prohibit or place any limitations on the transactions contemplated by this Agreement, or (ii) the President shall have taken no action within 15 days after receiving the report from CFIUS; or (c) on the basis of a CFIUS declaration, the parties shall have received written notification from CFIUS to the effect that (i) CFIUS has concluded all actions under the DPA with respect to the transactions contemplated by this Agreement and determined there are no unresolved national security concerns regarding the same, or (ii) CFIUS is not able to conclude action under the DPA with respect to the transactions contemplated by this Agreement, but CFIUS has not requested that the parties submit a Joint Voluntary Notice in connection with the transactions contemplated by this Agreement, and has not initiated a unilateral CFIUS review of the transactions contemplated by this Agreement (unless, at such time, Parent and the Company mutually agree to file a Joint Voluntary Notice as contemplated under Section 7.5(b)(iii)(C), in which case clauses (a) and (b) of this definition shall apply).

“CFIUS Notification Event” shall be deemed to have occurred if CFIUS notifies Parent or the Company in writing that CFIUS intends to send a report to the President of the United States recommending that the President of the United States act to suspend or prohibit the Merger pursuant to the DPA.

“Chosen Courts” has the meaning set forth in Section 10.5(b).

“Claim” has the meaning set forth in Section 7.11(a).

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Code” has the meaning set forth in Section 4.2(g).

“Collective Bargaining Agreement” has the meaning set forth in Section 5.12(a).

“Common Stock” has the meaning set forth in Section 5.2(a).

“Company” has the meaning set forth in the Preamble to this Agreement.

“Company Adverse Recommendation Change” has the meaning set forth in Section 7.2(e).

“Company Board” means the board of directors of the Company.

“Company Board Recommendation” has the meaning set forth in Section 5.3(b).

“Company Disclosure Letter” has the meaning set forth in Article V.

“Company Equity Awards” means the Company Stock Options, the Company RSUs and the Company PSUs and any other awards granted under any Incentive Plan.

“Company Financial Statements” has the meaning set forth in Section 5.5(d).

“Company Material Adverse Effect” means any development, fact, event, change, effect, occurrence or circumstance that, individually or in the aggregate with all other developments, facts, events, changes, effects,

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occurrences or circumstances, would or would reasonably be expected to have a material adverse effect on (a) the ability of the Company to consummate the Merger or (b) the business, results of operations or financial condition of the Company and its Subsidiaries (taken as a whole), except to the extent such material adverse effect under this clause (b) results from (either alone or in combination): (i) any changes in economic conditions in the United States or the PRC generally or economic conditions in countries in which the Company and its Subsidiaries conduct significant operations, (ii) any changes in conditions generally affecting the industries or markets in which the Company or any of its Subsidiaries operate, including the cell therapy industry, (iii) regulatory, social or political conditions or securities, financial, credit or other capital markets conditions, (iv) any failure, in and of itself, by the Company to meet any internal or published projections, budgets, plans or forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect), (v) the execution, delivery or performance of this Agreement or effects related to the public announcement or pendency of the Merger or any of the other transactions contemplated hereby, including any impact thereof on relationships, contractual or otherwise, with customers, lessors, suppliers, vendors, investors, lenders, partners, contractors or employees of the Company and its Subsidiaries, and including the identities of Parent, Merger Sub, the Guarantors, and the Rollover Stockholders (provided that the exceptions in this clause (v) shall not apply to any representation or warranty contained in Section 5.4 to the extent that it purports to address the consequences resulting from the execution and delivery of this Agreement or the performance of obligations or satisfaction of conditions under this Agreement) or Section 8.2(a) to the extent that it relates to any representation or warranty contained in Section 5.4), (vi) any change or prospective change in applicable Law or GAAP (or enforcement or authoritative interpretations thereof), (vii) any hurricane, cyclone, tornado, earthquake, flood, tsunami, other natural disaster, act of God, any epidemic, pandemic, or disease outbreak (including the COVID-19 virus), the outbreak or escalation of war, military actions or any act of sabotage or terrorism in the United States or in any country in which the Company and its Subsidiaries has significant operations, (viii) any change in the price or trading volume of the Common Stock or the credit rating of the Company in and of itself (it being understood that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or will be a Company Material Adverse Effect), (ix) any action taken by the Company or its Subsidiaries that is required by this Agreement or with Parent’s written consent or at Parent’s written request, or the failure to take any action by the Company or its Subsidiaries if (A) that action is prohibited by this Agreement, (B) Parent has withheld or refused its consent in writing with respect to such action or (C) the action was not taken with Parent’s written request or (x) any Proceeding arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to this Agreement or the transactions contemplated hereby, including the Merger, except, in each case of clauses (i), (ii), (iii), (vi) and (vii) to the extent such change or conditions or events have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to others in the industry in which the Company and any of its Subsidiaries operate (in which case solely the incremental disproportionate effect may be taken into account in determining whether there has been, or would reasonably expected to be, a Company Material Adverse Effect).

“Company Material Contract” has the meaning set forth in Section 5.17(a).

“Company Owned IP” means all Intellectual Property owned or purported by the Company and its Subsidiaries to be owned by the Company or any of its Subsidiaries.

“Company Pension Plan” has the meaning set forth in Section 5.8(c).

“Company Plans” has the meaning set forth in Section 5.8(a).

“Company PSUs” means the restricted stock unit awards granted under the Incentive Plans and subject to performance-based vesting conditions. For the avoidance of doubt, the Company PSUs do not include any Company RSU for purposes of this Agreement.

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“Company Related Parties” has the meaning set forth in Section 9.5(e).

“Company Requisite Vote” has the meaning set forth in Section 5.3(a).

“Company Restricted Stock” means the shares of restricted stock granted under the Incentive Plans.

“Company RSUs” means the restricted stock unit awards granted under the Incentive Plans and subject to time-based vesting schedules. For the avoidance of doubt, the Company RSUs do not include any Company PSU for purposes of this Agreement.

“Company SEC Reports” has the meaning set forth in Section 5.5(a).

“Company Stock Options” means the options granted under the Incentive Plans.

“Company Stockholder Approval” has the meaning set forth in Section 8.1(a).

“Computer Systems” means software, computer firmware, computer hardware, electronic data processing, telecommunications networks, network equipment, interfaces, platforms, peripherals, computer systems, and data and information contained therein or transmitted thereby, including any outsourced systems and processes and any related services and documentation, and other similar or related items of automated, computerized or software systems, that are owned, used, held for use, or relied on by the Company or any of its Subsidiaries.

“Confidentiality Agreement(s)” means, collectively, (a) the Confidentiality Agreements dated March 12, 2020 entered into by and among (i) the Company and the Special Committee, on one hand, and (ii) on the other hand, each of (A) TF Capital Ranok Ltd., (B) Dangdai International Group Co., Limited, (C) Mission Right Limited, (D) Wealth Map Holdings Limited, (E) Earls Mill Limited, (F) OPEA SRL, (G) Bizuo (Tony) Liu, (H) Li (Helen) Zhang, (I) Yihong Yao, (J) Chengxiang (Chase) Dai, (K) Viktor Pan and (L) Zheng Zhou, respectively, (b) the Confidentiality Agreement dated April 20, 2020 entered into by and among the Company, the Special Committee and Velvet Investment Pte. Ltd. and (c) the Confidentiality Agreement dated July 3, 2020 entered into by and among the Company, the Special Committee and Yunfeng Fund III, L.P.

“Consortium Agreement” means the Amended and Restated Consortium Agreement, dated as of June 24, 2020, as may be further amended from time to time, by and among Yunfeng Fund III, L.P., an exempted limited partnership organized under the Laws of the Cayman Islands, TF Capital Ranok Ltd., an exempted company organized and existing under the Laws of the British Virgin Islands, Velvet Investment Pte. Ltd., a company organized and existing under the Laws of Singapore, Casdin Partners Master Fund, L.P., an exempted limited partnership established under the Laws of the Cayman Islands, Dangdai International Group Co., Limited, a private company limited by shares organized and existing under the Laws of Hong Kong, Mission Right Limited, a company organized and existing under the Laws of the British Virgin Islands, Wealth Map Holdings Limited, a company organized and existing under the Laws of the British Virgin Islands, Earls Mill Limited, a company organized and existing under the Laws of the British Virgin Islands, OPEA SRL, a company organized and existing under the laws of Italy, Bizuo (Tony) Liu, a citizen of the United States of America, Li (Helen) Zhang, a citizen of the United States of America, Yihong Yao, a citizen of the United States of America, Chengxiang (Chase) Dai, a citizen of the PRC, Viktor Pan, a citizen of Austria, and Zheng Zhou, a citizen of Hong Kong.

“Consortium Members” means, collectively, the Consortium Rollover Stockholders and the Guarantors, and “Consortium Member” means any one of them.

“Consortium Rollover Shares” shares of Common Stock held by the Consortium Rollover Stockholders (including shares of Common Stock that a Consortium Rollover Stockholder may acquire upon the exercise of any Company Stock Options or vesting of any Company RSUs or Company PSUs) set forth in the column titled “Rollover Shares” opposite each Consortium Rollover Stockholder’s name on Schedule A of the Consortium Support Agreement, but excluding any shares set forth under the column titled “Non-Rollover Shares.”

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“Consortium Rollover Stockholders” means Bizuo (Tony) Liu, Yihong Yao, Viktor Pan, Zheng Zhou, Li (Helen) Zhang, Chengxiang (Chase) Dai, Dangdai International Group Co., Limited, Mission Right Limited, Wealth Map Holdings Limited, Earls Mill Limited, OPEA SRL, Maplebrook Limited, a company organized and existing under the Laws of the Cayman Islands and Full Moon Resources Limited, a company organized and existing under the Laws of the British Virgin Islands.

“Contract” means any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other similar obligation.

“Converted Shares” has the meaning set forth in Section 4.1(a).

“Costs” has the meaning set forth in Section 7.11(a).

“Cut Off Time” has the meaning set forth in Section 7.2(b).

“D&O Insurance” has the meaning set forth in Section 7.11(b).

“Data Security Requirements” has the meaning set forth in Section 5.14(b).

“DGCL” means the General Corporation Law of the State of Delaware.

“Dissenting Shares” has the meaning set forth in Section 4.1(a).

“Dissenting Stockholders” has the meaning set forth in Section 4.1(a).

“DPA” means Section 721 of the Defense Production Act of 1950, as amended (50 U.S.C. § 4565), and all rules and regulations thereunder, including those codified at 31 C.F.R. Part 800 et seq.

“Effective Time” has the meaning set forth in Section 1.3.

“Environmental Law” means any Law concerning worker health and safety to the extent relating to exposure to Hazardous Materials, pollution, or the protection of the environment (including air, surface water and groundwater), or the use, storage, recycling, treatment, generation, transportation, processing, handling, release or disposal of any Hazardous Materials.

“Equity Commitment Letters” has the meaning set forth in Section 6.5.

“Equity Interests” has the meaning set forth in Section 5.2(b).

“ERISA” has the meaning set forth in Section 5.8(a).

“ERISA Affiliate” means any Person that, together with the Company or any of its Subsidiaries, is (or at any relevant time has been or would be) treated as a single employer under Section 414 of the Code.

“Exchange Act” means Securities Exchange Act of 1934.

“Exchange Fund” has the meaning set forth in Section 4.2(a).

“Exchange Ratio” has the meaning set forth in Section 4.3(b).

“Excluded Party” means any Person or group of Persons (or group that includes any such Person or group of Persons) from whom the Company or any of its Representatives has received a written Acquisition Proposal after

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the execution of this Agreement and prior to the No-Shop Period Start Date that the Special Committee determines in good faith, after consultation with its financial advisor and outside legal counsel, constitutes, or could reasonably be expected to lead to, a Superior Proposal (such determination to be made no later than two (2) Business Days after the No-Shop Period Start Date).

“Excluded Shares” has the meaning set forth in Section 4.1(a).

“Final CFIUS Turndown” shall be deemed to have occurred if: (a) a decision to suspend or prohibit the Merger is publicly announced by the President of the United States pursuant to the DPA; or (b) at any time after a CFIUS Notification Event, Parent makes a determination in good faith that the CFIUS Clearance is unlikely to be obtained on terms that do not give rise to a Burdensome Condition and provides the Company with written notice of such determination.

“Financial Advisor” has the meaning set forth in Section 5.3(c).

“Financing” has the meaning set forth in Section 6.5.

“Financing Documents” means, collectively, the Support Agreements and the Equity Commitment Letters.

“GAAP” means generally accepted accounting principles in the United States.

“GIC Investor” means Velvet Investment Pte. Ltd., a company organized and existing under the Laws of Singapore.

“Go-Shop Period” has the meaning set forth in Section 7.2(a).

“Government Official” means (a) any official, officer, employee or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, (b) any political party or party official or candidate for political office or (c) any company, business, enterprise or other entity owned, in whole or in part, or controlled by any Person described in the foregoing clause (a) or (b) of this definition.

“Governmental Entity” has the meaning set forth in Section 5.4(a).

“Guarantors” means (i) Yunfeng Fund III, L.P., an exempted limited partnership organized under the Laws of the Cayman Islands, (ii) TF Capital Fund III L.P., an exempted limited partnership established under the Laws of the Cayman Islands, (iii) the GIC Investor, and (iv) Bizuo (Tony) Liu, and “Guarantor” means any one of the Guarantors.

“Hazardous Materials” has the meaning set forth in Section 5.10(d).

“Health Care Laws” means all applicable health care Laws relating to, as applicable, the safety, efficacy, approval, development, testing, labeling, manufacture, storage, marketing, promotion, sale, commercialization, import, export or distribution of pharmaceutical or biological products applicable to the operation of the business of the Company and its Subsidiaries as currently conducted.

“Health Care Permits” means all permits, approvals, clearances, authorizations, licenses, registrations, certificates, concessions, variances, permissions and exemptions granted by the NMPA or any other Governmental Entity to the Company or any of its Subsidiaries (including, but not limited to clinical trial approvals, human genetic resources approvals or filings, marketing authorizations, drug manufacturing licenses, drug trading licenses, pricing approvals, and advertising permits or their foreign equivalent).

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

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“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Incentive Plans” means, collectively, (a) the 2009 Plan, (b) the 2011 Plan, (c) the 2013 Plan, (d) the 2014 Plan and (e) the 2019 Plan.

“Indebtedness” of any Person means, as of any specified time, (a) all obligations of such Person for borrowed money to the extent appearing as a liability on a balance sheet of such Person prepared in accordance with GAAP, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments for the payment of which such Person is responsible or liable to the extent appearing as a liability on a balance sheet of such Person prepared in accordance with GAAP, (c) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances or similar credit transactions, (d) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions (valued at the termination value thereof) and (e) all obligations of such Person guaranteeing any obligations of any other Person of the type described in the foregoing.

“Indemnified Parties” has the meaning set forth in Section 7.11(a).

“Intellectual Property” means (a) trademarks, service marks, trade names, corporate names, company names, business names, trade styles, logos, slogans, brand names, product names, trade dress, rights in get-up and all other source or business identifiers, social media accounts and identifiers, Internet domain names, and all applications and registrations and renewals for, goodwill associated with and symbolized by, any of the foregoing, (b) proprietary rights in inventions, patent disclosures, patent applications and patents, supplementary protection certificates, and all registrations, continuations, continuations-in-part, divisionals, re-examinations, renewals, extensions and reissues and counterparts thereof, (c) Trade Secrets, (d) design rights, rights in works of authorship (whether or not copyrightable), copyrights and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof, (e) proprietary rights in software, data, databases, and related documentation, (f) rights of publicity, (g) database rights and rights in data, and (h) all other intellectual property, industrial property, and proprietary rights, in each case of (a) to (h), in any part of the world and whether registered, unregistered, patented, unpatented or the subject of an application for registration or a patent application.

“Interim Investors Agreement” means the Interim Investors Agreement, dated as of the date hereof, by and among Parent, Merger Sub, and the other parties appearing on the signature pages thereto under the heading “Investors” or who join such agreement as an “Investor” under circumstances contemplated by and in accordance with the terms thereof.

“International Plan” means any Company Plan, including any material employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement providing for cash or equity compensation, profit-sharing, incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, disability or sick leave benefits and post-employment or retirement benefits, in each case which is subject to the applicable Laws of a jurisdiction outside of the United States (a) primarily for the benefit of any employee, director, consultant, or other individual service provider of the Company or any of its Subsidiaries who reside or are working or otherwise providing services outside of the United States (whether current, former or retired) or any of their beneficiaries or (b) with respect to which the Company or any of its Subsidiaries has or could reasonably be expected to have, any liability or obligation.

“Intervening Event” means, with respect to the Company, any material development, fact, event, change, effect, occurrence or circumstance occurring after the date hereof that was not known to, or, if known, the consequences of which were not reasonably foreseeable by, the Special Committee as of or prior to execution of this Agreement, that becomes known to the Special Committee after execution of this Agreement and prior to the Company Stockholder Approval; provided that in no event shall any of the following constitute or be deemed to be an Intervening Event: (a) the receipt, existence or terms of an Acquisition Proposal or any matter relating

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thereto or (b) changes in the stock price of the shares of Common Stock (it being understood, however, that any underlying cause thereof may be taken into account for purposes of determining whether an Intervening Event has occurred).

“IRS” means the Internal Revenue Service.

“Joint Voluntary Notice” means a joint voluntary notice filed with CFIUS in accordance with the DPA.

“Knowledge” means, (A) in the case of the Company, the actual knowledge, following reasonable inquiry of direct reports, of the individuals listed on Section 10.11(a) of the Company Disclosure Letter, and (B) in the case of Parent, the actual knowledge, following reasonable inquiry of direct reports, of any of the officers or directors of Parent or Merger Sub.

“Law” or “Laws” means any domestic or foreign laws, statutes, ordinances, rules (including rules of common law), regulations, codes or legally enforceable requirements enacted, issued, adopted, or promulgated by any Governmental Entity and any judicial interpretation thereof.

“Leased Real Property” has the meaning set forth in Section 5.16(a).

“Leases” has the meaning set forth in Section 5.16(a).

“Lien” means any lien, license, covenant not to sue, option, right of first refusal, negotiation or offer, charge, pledge, security interest, claim or other encumbrance.

“Limited Guarantee” or “Limited Guarantees” has the meaning set forth in the Recitals to this Agreement.

“Material Company IP” means all (i) Company Owned IP, (ii) Intellectual Property exclusively licensed to the Company or its Subsidiaries, and (iii) other Intellectual Property used by the Company or any of its Subsidiaries, in each case, that is material to the conduct of the businesses of the Company and its Subsidiaries, taken as a whole.

“Merger” has the meaning set forth in the Recitals to this Agreement.

“Merger Sub” has the meaning set forth in the Preamble to this Agreement.

“NASDAQ” means the Nasdaq Global Select Market.

“NMPA” means the National Medical Products Administration of the PRC (formerly, the China Food and Drug Administration), which is the agency for regulating drugs and medical devices in the PRC.

“No-Shop Period Start Date” has the meaning set forth in Section 7.2(b).

“Novartis Investor” means Novartis Pharma AG, a company (Aktiengesellschaft) organized under the laws of Switzerland.

“Novartis Rollover Shares” shares of Common Stock held by the Novartis Investor as set forth in Schedule A of the Novartis Support Agreement.

“Novartis Support Agreement” has the meaning set forth in the Recitals to this Agreement.

“Order” means any order, judgment, injunction, award, decree or writ adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity or arbitrator.

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“Organizational Documents” means the articles of incorporation, certificate of incorporation, memorandum of association, charter, bylaws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, limited liability company agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.

“Other Approvals” has the meaning set forth in Section 5.4(a).

“Parent” has the meaning set forth in the Preamble to this Agreement.

“Parent Material Adverse Effect” means any development, fact, event, change, effect, occurrence or circumstance that prevents, materially delays or has a material adverse effect on the ability of Parent to consummate the Merger and the other transactions contemplated by this Agreement.

“Parent Related Parties” has the meaning set forth in Section 9.5(f).

“Parent Termination Fee” has the meaning set forth in Section 9.5(c).

“Paying Agent” has the meaning set forth in Section 4.2(a).

“PBGC” has the meaning set forth in Section 5.8(c).

“Per Share Merger Consideration” has the meaning set forth in Section 4.1(a).

“Permit” means any authorizations, licenses, franchises, consents, certificates, registrations, approvals or other permits of any Governmental Entity.

“Permitted Liens” means (a) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, (b) Liens for taxes, assessments and other governmental charges and levies that are not due and payable or that may thereafter be paid without interest or penalty or for taxes that are being contested in good faith by appropriate proceedings or for which adequate reserves have been established in the Company Financial Statements in accordance with GAAP or other applicable accounting standard, (c) Liens, defects or irregularities in title, easements, rights-of-way, covenants, restrictions, and other similar matters that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate, (d) with respect to real property, (i) easements, rights of way, covenants, conditions, encumbrances and other similar matters of record (but excluding any violation thereof) which do not, individually or in the aggregate, materially adversely affect the current use, occupancy, ownership, or maintenance of, or access to the property of the Company or the Subsidiaries of the Company encumbered or affected thereby, (ii) encroachments, defects, exceptions, restrictions, exclusions, encumbrances, and other matters that would be shown in an accurate survey or physical inspection of such real property, (iii) Liens encumbering the interests of any lessor (other than the Company or any Subsidiary) of any such real property and (iv) zoning, entitlement, building and other land use codes and regulations or ordinances imposed by any Governmental Entity having jurisdiction over any real property, (e) any conditions of real property that would be disclosed by a current, accurate survey or physical inspection, (f) non-exclusive licensing with respect to Intellectual Property granted to customers, subcontractors, or distributors in the ordinary course of business, (g) statutory liens securing payments not yet due, (h) pledges or deposits made in the ordinary course of business to secure obligations under workers’ compensation, unemployment insurance, social security, retirement and similar Laws or similar legislation or to secure public or statutory obligations, and (i) the matters set forth on Section 10.11(b) of the Company Disclosure Letter.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

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“Personal Data” means, in addition to any definition for any similar term (e.g., “personally identifiable information,” “personal data” or “PII”) provided by applicable Law, any information relating to an identified or identifiable natural person; an “identifiable natural person” is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of such natural person, including payment card information.

“PRC” means the People’s Republic of China, excluding, for purposes of this Agreement, Hong Kong, the Macau Special Administrative Region of the People’s Republic of China, and Taiwan.

“PRC Anti-Monopoly Law” means the PRC Anti-Monopoly Law made effective as of August 1, 2008.

“Preferred Stock” has the meaning set forth in Section 5.2(a).

“Privacy Laws” means any and all applicable Laws, legal requirements and self-regulatory guidelines (including of any applicable foreign jurisdiction) governing the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure, transfer (including cross-border) or protection of Personal Data or Computer Systems or privacy, including, as applicable, the Federal Trade Commission Act, Payment Card Industry Data Security Standard (PCI-DSS), Health Insurance Portability and Accountability Act (“HIPAA”), Health Information Technology for Economic and Clinical Health Act (HITECH), Genetic Information Nondiscrimination Act (GINA), Controlling the Assault of Non-Solicited Pornography and Marketing (CAN-SPAM) Act, EU-U.S. Privacy Shield, Swiss-U.S. Privacy Shield, General Data Protection Regulation 2016/679/EU on the protection of natural persons with regard to the processing of personal data and on the free movement of such data (“GDPR”), the Cybersecurity Law of the PRC ([INSERT GRAPHIC]), the California Consumer Privacy Act of 2018, and any Laws supplementing or implementing any of the foregoing, and any amendments or re-enactments of the foregoing from time to time.

“Proceeding” has the meaning set forth in Section 5.7(a).

“Proxy Statement” has the meaning set forth in Section 5.4(a).

“Public Stockholders” means all of the holders of outstanding Common Stock, excluding Parent, the Consortium Members, the Novartis Investor and their respective Affiliates. For purposes of this definition only, “Consortium Member” shall also include each immediate family member (as defined in Item 404 of Regulation S-K under the Securities Act) of any Consortium Member and any trust or other entity (other than the Company) in which any Consortium Member or any such immediate family member thereof holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary, equity or other financial interest.

“Record Holder” has the meaning set forth in Section 4.2(b).

“Registered Company Owned IP” means all Company Owned IP which is registered or patented or the subject of a pending application for registration or a pending patent application.

“Remedy Actions” has the meaning set forth in Section 7.5(e).

“Representatives” means, with respect to any Person, such Person’s officers, directors, employees, consultants, agents, financial advisors, attorneys, accountants, other advisors, Affiliates and other representatives.

“Rollover Options” has the meaning set forth in Section 4.3(a).

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“Rollover Shares” means (a) with respect to the Consortium Rollover Stockholders, the Consortium Rollover Shares and (b) with respect to the Novartis Investor, the Novartis Rollover Shares.

“Rollover Stockholders” means the Consortium Rollover Stockholders and the Novartis Investor.

“Sanctioned Person” means at any time any Person: (a) listed on any Sanctions-related list of designated or blocked Persons; (b) resident in or organized under the Laws of a country or territory that is the subject of comprehensive Sanctions from time to time (which includes as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine); or (c) majority-owned or controlled by any of the foregoing.

“Sanctions” means all economic or financial sanctions Laws, measures or embargoes administered or enforced by the United States (including all sanctions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control, and its “Specially Designated Nationals and Blocked Persons” lists), the PRC, Hong Kong, the European Union, the United Nations, the United Kingdom or any other relevant sanctions Governmental Entity.

“Sarbanes-Oxley Act” has the meaning set forth in Section 5.5(a).

“Schedule 13E-3” has the meaning set forth in Section 5.4(a).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Security Standards” means all applicable rules, regulations, standards or guidelines adopted or required by major credit card networks or the PCI Security Standards Council, LLC relating to privacy, data security, and the safeguarding, disclosure and handling of payment information, including the Payment Card Industry Data Security Standard and Guidelines (PCI-DSS), Visa’s Cardholder Information Security Program, MasterCard’s Site Data Protection Program, Visa’s Payment Application Best Practices, the Payment Card Industry’s Payment Application Data Security Standard (PA-DSS), MasterCard Point of Sale Terminal Security Program, and the Payment Card Industry PIN Security Requirements, in each case as may be amended from time to time.

“Solvent” means that, with respect to any Person, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed the sum of (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature. For purposes of this definition, “not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

“Special Committee” means a special committee consisting of independent and disinterested members of the Company Board.

“Stockholders Meeting” has the meaning set forth in Section 7.3(a).

“Subsidiary” means, with respect to any Person (the “Subject Person”), any other Person in which the Subject Person and/or or one or more other Subsidiaries of the Subject Person (a) owns, directly or indirectly,

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share capital or other equity interests representing more than fifty percent (50%) of the outstanding voting stock or other equity interests or (b) directly or indirectly holds the voting power or right to elect a majority of the board of directors or others performing similar functions with respect to such other Person.

“Superior Proposal” means any bona fide, written Acquisition Proposal (with all references to “twenty percent (20%)” in the definition of Acquisition Proposal being deemed to be references to “fifty percent (50%)”) which the Special Committee determines in good faith (after consultation with its financial advisor and outside legal counsel) (a) is reasonably likely to be consummated in accordance with its terms, and (b) if consummated, would be more favorable to the stockholders of the Company from a financial point of view than the Merger, in each case, taking into account all financial, legal, financing, regulatory and other aspects of such Acquisition Proposal (including the Person or group making the Acquisition Proposal and timing of consummation thereof) and of this Agreement as the Company Board or any committee thereof deems relevant (including any changes to the terms of this Agreement proposed by Parent and any fee to be paid by the Company pursuant to Section 9.5).

“Support Agreements” has the meaning set forth in the Recitals to this Agreement.

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Surviving Corporation Stock” has the meaning set forth in Section 4.1(c).

“Takeover Law” has the meaning set forth in Section 5.18(a).

“Tax” or “Taxes” means all taxes or other governmental charges of any kind, including any federal, state, local and non-U.S. income, profits, franchise, gross receipts, duty, stamp, payroll, sales, use, employment, enterprise, social security, environmental, property, withholding, escheat, excise, production, value added, goods and services, or other tax, fee, duty, tariff, assessment or other governmental charge of any kind whatever, whether disputed or not, together with all interest, penalties and additions imposed with respect thereto.

“Tax Return” means any return, report, declaration, or statement relating to Taxes filed or required to be filed with any Governmental Entity (including any schedules thereto or amendments to any of the foregoing).

“Taxing Authority” means any Governmental Entity responsible for the administration, collection, imposition or determination of any Taxes.

“Termination Date” has the meaning set forth in Section 9.2(a).

“Termination Fee” means an amount equal to $12,000,000; provided, however, that if (a) the Company terminates this Agreement pursuant to Section 9.3(a) (i) prior to the No-Shop Period Start Date or (ii) on or after the No-Shop Period Start Date and prior to the Cut Off Time to enter into an Alternative Transaction Agreement providing for a Superior Proposal with any Excluded Party or (b) Parent terminates this Agreement pursuant to Section 9.4(b) in a circumstance in which the Company Adverse Recommendation Change giving rise to the right of termination is based on the submission of an Acquisition Proposal (or any amendment or modification to a predecessor Acquisition Proposal) (i) prior to the No-Shop Period Start Date or (ii) on or after the No-Shop Period Start Date and prior to the Cut Off Time by an Excluded Party, then the Termination Fee means an amount equal to $6,000,000.

“Trade Secrets” means all trade secrets, know-how and other confidential information, including all proprietary and confidential: inventions, invention disclosures, improvements, processes, methods, techniques, protocols, formulae, recipes, compositions, assays, protocols, screens, algorithms, models, layouts, designs, drawings, plans, specifications, methodologies, ideas, lab notebooks, patent data and records, experiment, test and other data and results, formulations, manufacturing production, stability, pharmacological, biological, chemical, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, nonclinical, pre-clinical and clinical data and information, regulatory data and filings, and other proprietary and confidential information.

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“Unvested Company Equity Award” means any Company Equity Award that is not a Vested Company Equity Award.

“Vested Company Equity Award” means any Company Equity Award that shall have become vested on or prior to the Closing Date in accordance with the terms of the applicable Incentive Plan and the applicable award agreement pursuant to which such Company Equity Award was granted.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988.

“Winsor Capital” has the meaning set forth in Section 7.13.

“Winsor Capital Bridge Loan Agreement” means that certain Bridge Loan Agreement entered into by and between the Company (as borrower) and Winsor Capital on January 28, 2020 (as amended on the date hereof), as in effect on the date hereof.

“YF Capital” has the meaning set forth in Section 7.13.

“YF Capital Bridge Loan Agreement” means that certain Bridge Loan Agreement entered into by and between the Company (as borrower) and YF Capital on the date hereof, as in effect on the date hereof.

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Exhibit A

Surviving Corporation Certification of Incorporation

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CELLULAR BIOMEDICINE GROUP, INC.

ARTICLE ONE

The name of the corporation is Cellular Biomedicine Group, Inc. (hereinafter called the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office is at Suite 302, 4001 Kennett Pike, County of New Castle, Wilmington, DE 19807. The name of its registered agent at such address is Maples Fiduciary Services (Delaware) Inc.

ARTICLE THREE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE FOUR

The total number of shares which the Corporation shall have the authority to issue is one thousand (1,000), all of which shall be shares of common stock, with a par value of one cent ($0.01) per share, and are to be of one class.

ARTICLE FIVE

The board of directors shall have the power to adopt, amend or repeal by-laws of the Corporation (the “By-laws”), except as may be otherwise provided in the By-laws.

ARTICLE SIX

The Corporation expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE SEVEN

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the Bylaws of the Corporation.

ARTICLE EIGHT

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware), to the fullest extent permitted by applicable law, be the sole and exclusive forum for: (A) any derivative action or proceeding brought on behalf of the Corporation; (B) any action or proceeding (including any class action) asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders; (C) any action or proceeding (including any class action) asserting a claim against the Corporation or any director, officer, employee or agent of the Corporation arising pursuant to any provision of the General Corporation Law, this Certificate of Incorporation or the Bylaws of the Corporation; (D) any action or proceeding (including any class action) to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws of the Corporation; or (E) any action asserting a claim against the Corporation or any director, officer, employee or agent of the Corporation governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this section.

ARTICLE NINE

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of the DGCL, order a meeting of the creditors or class of creditors, and/or the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders, or class of stockholders, of the Corporation, as the case may be, and also on this Corporation.

ARTICLE TEN

No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended DGCL. No amendment to or repeal of this Article Eight shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

ARTICLE ELEVEN

Section 1. Nature of Indemnity. Each person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (each, a “Proceeding”), by reason of the fact that such person (or a person of whom such person is the legal representative), is or was a director or officer of the corporation or is or was

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serving at the request of the corporation as a director, manager, officer, employee, fiduciary or agent of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to any employee benefit plan (each, an “Indemnified Person”), whether the basis of such Proceeding is alleged action in an official capacity as a director or officer of the corporation or in any other capacity while serving at the request of the corporation as a director, manager, officer, employee, fiduciary or agent of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to any employee benefit plan, shall be indemnified and held harmless by the corporation to the fullest extent which it is empowered to do so by the DGCL against all expense, judgments, fines, amounts paid in settlement and other liability and loss (including attorneys’ fees) actually and reasonably incurred by such Indemnified Person in connection with such Proceeding and such indemnification shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in Section 2 of this Article Nine, the corporation shall indemnify any Indemnified Person seeking indemnification in connection with a Proceeding initiated by such person only if such Proceeding was authorized by the board of directors. The corporation may, by action of the board of directors, provide indemnification to employees, fiduciaries and agents of the corporation with the same scope and effect as the foregoing indemnification of Indemnified Parties.

Section 2. Procedure for Indemnification of Indemnified Persons. Any indemnification of an Indemnified Person under Section 1 of this Article Nine or advance of expenses under Section 5 of this Article Nine shall be made promptly, and in any event within 30 days, upon the written request of such Indemnified Person. If a determination by the corporation that such Indemnified Person is entitled to indemnification pursuant to this Article Nine is required, and the corporation fails to respond within 60 days to a written request for indemnity, then the corporation shall be deemed to have approved the request. If the corporation denies a written request for indemnification or advancing of expenses, in whole or in part, or if payment in full pursuant to such request is not made within 30 days, then the right to indemnification or advances as granted by this Article Nine shall be enforceable by such Indemnified Person in any court of competent jurisdiction. Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the corporation. Neither the failure of the corporation (including the board of directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the corporation (including the board of directors, independent legal counsel or the corporation’s stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Section 3. Nonexclusivity of Article Nine. The rights to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Article Nine shall not be exclusive of any other right which any Indemnified Person may have or hereafter acquire under any statute, provision of the certificate of incorporation, by-law, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while serving at the request of the corporation while holding such office.

Section 4. Insurance. The corporation may purchase and maintain insurance on its own behalf and on behalf of fiduciary or agent of one or more of the Indemnified Persons against any liability asserted against him or her and incurred by him or her in the capacity as a director or officer of the corporation or, at the request of the corporation, as a director or officer of the corporation or, at the request of the corporation, as a director, manager, officer, employee, fiduciary or agent of another corporation or of a partnership, limited liability company, joint

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venture, trust or other enterprise, whether or not the corporation would have the power to indemnify such person against such liability under this Article Nine.

Section 5. Expenses. Expenses incurred by any Indemnified Person in defending a Proceeding or enforcing such Indemnified Person’s rights to indemnification or advancement of expenses under this Article Nine shall be paid by the corporation in advance of such Proceeding’s final disposition upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the corporation. Such expenses incurred by employees, fiduciaries and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

Section 6. Employees, Fiduciaries and Agents. Persons who are not Indemnified Persons and who are or were employees or agents of the corporation may be indemnified to the extent authorized at any time or from time to time by the board of directors.

Section 7. Contract Rights. The provisions of this Article Nine shall be deemed to be a contract right between the corporation and each Indemnified Person who serves in the capacity as a director or officer of the corporation or, at the request of the corporation, as a director, manager, officer, employee, fiduciary or agent of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise at any time while this Article Nine and the relevant provisions of the DGCL or other applicable law are in effect, and any repeal or modification of this Article Nine or any such law shall not affect any rights or obligations then existing with respect to any state of facts or proceeding then existing.

Section 8. Merger or Consolidation. For purposes of this Article Nine, references to the “corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, managers, officers, employees, fiduciaries or agents, so that any person who is or was a director, manager, officer, employee, fiduciary or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporations, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article Nine with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

ARTICLE TWELVE

The Corporation reserves the right to amend or repeal any provisions contained in this Certificate of Incorporation from time to time and at any time in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders and directors are granted subject to such reservation.

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Exhibit B

Surviving Corporation Bylaws

AMENDED AND RESTATED BY-LAWS

OF

CELLULAR BIOMEDICINE GROUP, INC.

A Delaware Corporation

Adopted as of

Article I

OFFICES

Section 1. Registered Office. The registered office of Cellular Biomedicine Group, Inc. (the “Corporation”) in the State of Delaware shall be located at Suite 302, 4001 Kennett Pike, County of New Castle, Wilmington, DE 19807. The name of the Corporation’s registered agent at such address shall be Maples Fiduciary Services (Delaware) Inc. The registered office and/or registered agent of the Corporation may be changed from time to time by action of the board of directors.

Section 2. Other Offices. The Corporation may also have offices at such other places, both within and outside of the State of Delaware, as the board of directors may from time to time determine or the business of the Corporation may require.

Article II

MEETINGS OF STOCKHOLDERS

Section 1. Place and Time of Meetings. An annual meeting of the stockholders shall be held each year for the purpose of electing directors and conducting such other proper business as may come before the meeting. The date, time and place of the annual meeting may be determined by resolution of the board of directors or as set by the president of the Corporation. No annual meeting of the stockholders need be held if not required by the Corporation’s certificate of incorporation, as the same may be amended from time to time (the “Certificate of Incorporation”) or by the General Corporation Law of the State of Delaware (as amended from time to time (the “DGCL”)).

Section 2. Special Meetings. Special meetings of stockholders may be called for any purpose (including, without limitation, the filling of board vacancies and newly created directorships), and may be held at such time and place, within or outside of the State of Delaware, as shall be stated in a notice of meeting or in a duly executed waiver of notice thereof. Such meetings may be called at any time by two or more members of the board of directors, the chief executive officer or the president and shall be called by the chief executive officer or the president upon the written request of holders of shares entitled to cast not less than fifty percent (50%) of the outstanding shares of any series or class of the Corporation’s capital stock.

Section 3. Place of Meetings. The board of directors may designate any place, either within or outside of the State of Delaware, and/or by means of remote communication, as the place of meeting for any annual meeting or for any special meeting called by the board of directors. If no designation is made, or if a special meeting is otherwise called, the place of meeting shall be the principal executive office of the Corporation.

Section 4. Notice. Whenever stockholders are required or permitted to take action at a meeting, written or printed notice stating the place, date, time, the means of remote communication, if any, and, in the case of special meetings, the purpose or purposes, of such meeting, shall be given to each stockholder entitled to vote at such meeting not less than 10 nor more than 60 days before the date of the meeting. All such notices shall be delivered, either personally or by mail, or by a form of electronic transmission, by or at the direction of the board of directors, the chief executive officer, the president or the secretary, and if mailed, such notice shall be deemed to be delivered when deposited in the United States mail, postage prepaid, addressed to the stockholder at his, her or its address as the same appears on the records of the Corporation. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

Section 5. Stockholders List. The officer having charge of the stock ledger of the Corporation shall make, at least 10 days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at such meeting arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting, on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting or during ordinary business hours at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

Section 6. Quorum. Except as otherwise provided by applicable law or by the Certificate of Incorporation, a majority of the outstanding shares of the Corporation entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of stockholders. If less than a majority of the outstanding shares are represented at a meeting, a majority of the shares so represented may adjourn the meeting from time to time in accordance with Section 7 of this Article II, until a quorum shall be present or represented.

Section 7. Adjourned Meetings. When a meeting is adjourned to another time and place, notice need not be given of the adjourned meeting if the time and place thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 8. Vote Required. When a quorum is present, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders, unless the question is one upon which by express provisions of an applicable law or of the Certificate of Incorporation a different vote is required, in which case such express provision shall govern and control the decision of such question. Where a separate vote by class is required, the affirmative vote of the majority of shares of such class present in person or represented by proxy at the meeting shall be the act of such class, unless the question is one upon which by express provisions of an applicable law or of the Certificate of Incorporation a different vote is required, in which case such express provision shall govern and control the decision of such question.

Section 9. Voting Rights. Except as otherwise provided by the DGCL or by the Certificate of Incorporation or any amendments thereto and subject to Section 3 of Article VI hereof, every stockholder shall at every

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meeting of the stockholders be entitled to one vote in person or by proxy for each share of common stock held by such stockholder.

Section 10. Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for him, her or it by proxy. Every proxy must be signed by the stockholder granting the proxy or by his, her or its attorney-in-fact. No proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally.

Section 11. Action by Written Consent. Unless otherwise provided in the Certificate of Incorporation, any action required to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing or electronic communication, setting forth the action so taken and bearing the dates of signature of the stockholders who signed the consent or consents, shall be signed by the holders of outstanding stock having not less than a majority of the shares entitled to vote, or, if greater, not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, or the Corporation’s principal place of business, or an officer or agent of the Corporation having custody of the book or books in which proceedings of meetings of the stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested provided, however, that no consent or consents delivered by certified or registered mail shall be deemed delivered until such consent or consents are actually received at the registered office. All consents properly delivered in accordance with this section shall be deemed to be recorded when so delivered. No written or electronic consent shall be effective to take the corporate action referred to therein unless, within sixty days of the earliest dated consent delivered to the Corporation as required by this section, written consents signed by the holders of a sufficient number of shares to take such corporate action are so recorded. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing. Any action taken pursuant to such written or electronic consent or consents of the stockholders shall have the same force and effect as if taken by the stockholders at a meeting thereof.

Article III

DIRECTORS

Section 1. General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the board of directors.

Section 2. Number, Election and Term of Office. The number of directors which shall constitute the board as of the effective date of these by-laws shall be one or more, which number may be increased or decreased from time to time by resolution of the board of directors. The directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors. The directors shall be elected in this manner at the annual meeting of the stockholders, except as provided in Section 4 of this Article III. Each director elected shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

Section 3. Removal and Resignation. Any director or the entire board of directors may be removed at any time, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of

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directors. Whenever the holders of any class or series are entitled to elect one or more directors by the provisions of the Certificate of Incorporation, the provisions of this section shall apply, in respect to the removal without cause of a director or directors so elected, to the vote of the holders of the outstanding shares of that class or series and not to the vote of the outstanding shares as a whole. Any director may resign at any time upon written notice to the Corporation.

Section 4. Vacancies. Except as otherwise provided by the Certificate of Incorporation or any amendments thereto, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority vote of the holders of the Corporation’s outstanding stock entitled to vote thereon or by a majority of the members of the board of directors. Each director so chosen shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as herein provided.

Section 5. Annual Meetings. The annual meeting of each newly elected board of directors shall be held without other notice than these by-laws immediately after, and at the same place as, the annual meeting of stockholders.

Section 6. Other Meetings and Notice. Regular meetings, other than the annual meeting, of the board of directors may be held without notice at such time and at such place as shall from time to time be determined by resolution of the board of directors. Special meetings of the board of directors may be called by or at the request of the chief executive officer or president on at least 24 hours notice to each director, either personally, by telephone, by mail, electronic mail, telefacsimile or other electronic transmission; in like manner and on like notice the chief executive officer or president must call a special meeting on the written request of at least a majority of the directors.

Section 7. Quorum, Required Vote and Adjournment. A majority of the number of directors then in office (without regard to any then vacancies on the board of directors) shall constitute a quorum for the transaction of business. The vote of a majority of the number of votes of directors present at a meeting at which a quorum is present shall be the act of the board of directors. If a quorum shall not be present at any meeting of the board of directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 8. Committees. The board of directors may, by resolution passed by a majority of the whole board of directors, designate one or more committees, each committee to consist of one or more of the directors of the Corporation, which to the extent provided in such resolution or these by-laws shall have and may exercise the powers of the board of directors in the management and affairs of the Corporation except as otherwise limited by law. The board of directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the board of directors. Each committee shall keep regular minutes of its meetings and report the same to the board of directors when required.

Section 9. Committee Rules. Each committee of the board of directors may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the board of directors designating such committee. Unless otherwise provided in such a resolution, the presence of at least a majority of the directors who are members of the committee shall be necessary to constitute a quorum. In the event that a member and that member’s alternate, if alternates are designated by the board of directors as provided in Section 8 of this Article III, of such committee is or are absent or disqualified, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in place of any such absent or disqualified member.

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Section 10. Communications Equipment. Members of the board of directors or any committee thereof may participate in and act at any meeting of such board or committee through the use of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in the meeting pursuant to this section shall constitute presence in person at the meeting.

Section 11. Waiver of Notice and Presumption of Assent. Any member of the board of directors or any committee thereof who is present at a meeting shall be conclusively presumed to have waived notice of such meeting except when such member attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Such member shall be conclusively presumed to have assented to any action taken unless his or her dissent shall be entered in the minutes of the meeting or unless his or her written dissent to such action shall be filed with the person acting as the secretary of the meeting before the adjournment thereof or shall be forwarded by registered mail to the secretary of the Corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to any member who voted in favor of such action.

Section 12. Action by Written Consent. Unless otherwise restricted by the Certificate of Incorporation, any action required or permitted to be taken at any meeting of the board of directors, or of any committee thereof, may be taken without a meeting if all the then members of the board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the board or committee. Such filing shall be in paper form if in the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Article IV

OFFICERS

Section 1. Number. The officers of the Corporation shall be elected by the board of directors and may consist of a chairman, if any is elected, a chief executive officer, a president, one or more vice presidents, a secretary, a treasurer, and such other officers and assistant officers as may be deemed necessary or desirable by the board of directors. Any number of offices may be held by the same person. In its discretion, the board of directors may choose not to fill any office for any period as it may deem advisable.

Section 2. Election and Term of Office. The officers of the Corporation shall be elected annually by the board of directors at its first meeting held after each annual meeting of stockholders or as soon thereafter as conveniently may be. Vacancies may be filled or new offices created and filled at any meeting of the board of directors. Each officer shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

Section 3. Removal. Any officer or agent elected by the board of directors may be removed by the board of directors whenever in its judgment the best interests of the Corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

Section 4. Vacancies. Any vacancy occurring in any office because of death, resignation, removal, disqualification or otherwise, may be filled by the board of directors for the unexpired portion of the term by the board of directors then in office.

Section 5. Compensation. Compensation of all officers shall be fixed by the board of directors, and no officer shall be prevented from receiving such compensation by virtue of his or her also being a director of the Corporation.

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Section 6. The Chairman of the Board. The Chairman of the board of directors, if one shall have been elected, shall be a member of the board of directors, may be an officer of the Corporation, and, if present, shall preside at each meeting of the board of directors or stockholders. He shall advise the chief executive officer, and in the chief executive officer’s absence, other officers of the Corporation, and shall perform such other duties as may from time to time be assigned to him by the board of directors.

Section 7. The Chief Executive Officer. In the absence of the Chairman of the board of directors or if a Chairman of the board of directors shall have not been elected, the chief executive officer shall preside at all meetings of the stockholders and board of directors at which he or she is present; subject to the powers of the board of directors, shall have general charge of the business, affairs and property of the Corporation, and control over its officers, agents and employees; and shall see that all orders and resolutions of the board of directors are carried into effect. The chief executive officer shall have such other powers and perform such other duties as may be prescribed by the board of directors or as may be provided in these by-laws.

Section 8. President; Vice Presidents. The president shall, in the absence or disability of the chief executive officer, act with all of the powers and be subject to all of the restrictions of the chief executive officer. The president shall also perform such other duties and have such other powers as the board of directors, the chief executive officer or these by-laws may, from time to time, prescribe. The vice president, if any, or if there shall be more than one, the vice presidents in the order determined by the board of directors shall, in the absence or disability of the president, act with all of the powers and be subject to all the restrictions of the president. The vice presidents shall also perform such other duties and have such other powers as the board of directors, the president or these by-laws may, from time to time, prescribe.

Section 9. The Secretary and Assistant Secretaries. The secretary shall attend all meetings of the board of directors, all meetings of the committees thereof and all meetings of the stockholders and record all the proceedings of the meetings in a book or books to be kept for that purpose. Under the chief executive officer’s supervision, the secretary shall give, or cause to be given, all notices required to be given by these by-laws or by law; shall have such powers and perform such duties as the board of directors, the chief executive officer or these by-laws may, from time to time, prescribe; and shall have custody of the corporate seal of the Corporation. The secretary, or an assistant secretary, shall have authority to affix the corporate seal to any instrument requiring it and when so affixed, it may be attested by his or her signature or by the signature of such assistant secretary. The board of directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his or her signature. The assistant secretary, or if there be more than one, the assistant secretaries in the order determined by the board of directors, shall, in the absence or disability of the secretary, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as the board of directors, the chief executive officer, or secretary may, from time to time, prescribe.

Section 10. The Treasurer and Assistant Treasurer. The treasurer shall have the custody of the corporate funds and securities; shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation; shall deposit all monies and other valuable effects in the name and to the credit of the Corporation as may be ordered by the board of directors; shall cause the funds of the Corporation to be disbursed when such disbursements have been duly authorized, taking proper vouchers for such disbursements; and shall render to the chief executive officer and the board of directors, at its regular meeting or when the board of directors so requires, an account of the Corporation; shall have such powers and perform such duties as the board of directors, the chief executive officer or these by-laws may, from time to time, prescribe. If required by the board of directors, the treasurer shall give the Corporation a bond (which shall be rendered every six years) in such sums and with such surety or sureties as shall be satisfactory to the board of directors for the faithful performance of the duties of the office of treasurer and for the restoration to the Corporation, in case of death, resignation, retirement, or removal from office, of all books, papers, vouchers, money, and other property of whatever kind in the possession or under the control of the treasurer belonging to the Corporation. The assistant treasurer, or if there shall be more than one, the assistant treasurers in the order determined by the board of directors, shall in the absence or disability of the treasurer, perform the duties and exercise the powers of the

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treasurer. The assistant treasurers shall perform such other duties and have such other powers as the board of directors, the chief executive officer, the president or treasurer may, from time to time, prescribe.

Section 11. Other Officers, Assistant Officers and Agents. Officers, assistant officers and agents, if any, which officers may include officers of any division of the Corporation, other than those whose duties are provided for in these by-laws, shall have such authority and perform such duties as may from time to time be prescribed by resolution of the board of directors.

Section 12. Absence or Disability of Officers. In the case of the absence or disability of any officer of the Corporation and of any person hereby authorized to act in such officer’s place during such officer’s absence or disability, the board of directors may by resolution delegate the powers and duties of such officer to any other officer or to any director, or to any other person whom it may select.

Article V

INDEMNIFICATION OF OFFICERS, DIRECTORS AND OTHERS

Section 1. Nature of Indemnity. Each person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or a person of whom he is the legal representative, is or was a director or officer, of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, fiduciary, or agent of another Corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, fiduciary or agent or in any other capacity while serving at the request of the Corporation as a director, officer, employee, fiduciary or agent, shall be indemnified and held harmless by the Corporation to the fullest extent which it is empowered to do so by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) against all expense, judgments, fines, amounts paid in settlement and other liability and loss (including attorneys’ fees actually and reasonably incurred by such person in connection with such proceeding and such indemnification shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in Section 2 hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the board of directors of the Corporation. The right to indemnification conferred in this Article V shall be a contract right and, subject to Sections 2 and 5 hereof, shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition. The Corporation may, by action of its board of directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

Section 2. Procedure for Indemnification of Directors and Officers. Any indemnification of a director or officer of the Corporation under Section 1 of this Article V or advance of expenses under Section 5 of this Article V shall be made promptly, and in any event within 30 days, upon the written request of the director or officer. If a determination by the Corporation that the director or officer is entitled to indemnification pursuant to this Article V is required, and the Corporation fails to respond within sixty days to a written request for indemnity, the Corporation shall be deemed to have approved the request. If the Corporation denies a written request for indemnification or advancing of expenses, in whole or in part, or if payment in full pursuant to such request is not made within 30 days, the right to indemnification or advances as granted by this Article V shall be enforceable by the director or officer in any court of competent jurisdiction. Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than

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an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the Corporation. Neither the failure of the Corporation (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its board of directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Section 3. Nonexclusivity of Article V. The rights to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article V shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while serving at the request of the Corporation while holding such office.

Section 4. Insurance. The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, fiduciary, or agent of the Corporation or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not the Corporation would have the power to indemnify such person against such liability under this Article V.

Section 5. Expenses. Expenses incurred by any person described in Section 1 of this Article V in defending a proceeding shall be paid by the Corporation in advance of such proceeding’s final disposition unless otherwise determined by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

Section 6. Employees and Agents. Persons who are not covered by the foregoing provisions of this Article V and who are or were employees or agents of the Corporation, or who are or were serving at the request of the Corporation as employees or agents of another Corporation, partnership, joint venture, trust or other enterprise, may be indemnified to the extent authorized at any time or from time to time by the board of directors.

Section 7. Contract Rights. The provisions of this Article V shall be deemed to be a contract right between the Corporation and each director or officer who serves in any such capacity at any time while this Article V and the relevant provisions of the DGCL or other applicable law are in effect, and any repeal or modification of this Article V or any such law shall not affect any rights or obligations then existing with respect to any state of facts or proceeding then existing.

Section 8. Merger or Consolidation. For purposes of this Article V, references to “the Corporation” shall include, in addition to the resulting Corporation, any constituent Corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent Corporation, or is or was serving at the request of such constituent Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article V with respect to the resulting or surviving Corporation as he or she would have with respect to such constituent Corporation if its separate existence had continued.

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Article VI

CERTIFICATES REPRESENTING STOCK

Section 1. Certificates; Signatures. The shares of the Corporation shall be represented by certificates or all of such shares shall be uncertificated shares that may be evidenced by a book entry system maintained by the Corporation, or a combination of both. If shares are represented by certificates, such certificates shall be in the form approved by the board of directors. The certificates representing shares shall be signed by or in the name of the Corporation by the Chairman of the board of directors, or the Chief Executive Officer, the President or any Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary or any other authorized officer of the Corporation, representing the number of shares registered in certificate form. Any and all signatures on any such certificate may be facsimiles. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue. The name of the holder of record of the shares represented thereby, with the number of such shares and the date of issue, shall be entered on the books of the Corporation.

The board of directors shall have power and authority to make all such rules and regulations as it may deem expedient concerning the issue, transfer and registration of certificates representing shares of the Corporation.

Section 2. Fixing a Record Date for Stockholder Meetings. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which record date shall not be more than sixty nor less than ten days before the date of such meeting. If no record date is fixed by the board of directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for the adjourned meeting.

Section 3. Fixing a Record Date for Action by Written Consent. In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the board of directors. If no record date has been fixed by the board of directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the board of directors is required by statute, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the board of directors and prior action by the board of directors is required by statute, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the board of directors adopts the resolution taking such prior action.

Section 4. Fixing a Record Date for Other Purposes. In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purposes of any other lawful action, the board of directors may fix a record date, which record date shall not

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precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto.

Section 5. Subscriptions for Stock. Unless otherwise provided for in the subscription agreement, subscriptions for shares shall be paid in full at such time, or in such installments and at such times, as shall be determined by the board of directors. Any call made by the board of directors for payment on subscriptions shall be uniform as to all shares of the same class or as to all shares of the same series. In case of default in the payment of any installment or call when such payment is due, the Corporation may proceed to collect the amount due in the same manner as any debt due the Corporation.

Section 6. Transfers of Stock. Upon compliance with provisions restricting the transfer or registration of transfer of shares of stock, if any, shares of capital stock shall be transferable on the books of the Corporation only by the holder of record thereof in person, or by duly authorized attorney, upon surrender and cancellation of certificates for a like number of shares, properly endorsed, and the payment of all taxes due thereon.

Section 7. Fractional Shares. In no event will holders of fractional shares be required to accept any consideration in exchange for such shares other than consideration which all holders of capital stock are required to accept.

Section 8. Lost, Stolen or Destroyed Certificates. The Corporation may issue a new certificate of stock in place of any certificate, theretofore issued by it, alleged to have been lost, stolen or destroyed, and the board of directors may require the owner of any lost, stolen or destroyed certificate, or his legal representative, to give the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.

Article VII

GENERAL PROVISIONS

Section 1. Dividends. Dividends upon the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation, if any, may be declared by the board of directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or any other purpose and the directors may modify or abolish any such reserve in the manner in which it was created.

Section 2. Checks, Drafts or Orders. All checks, drafts, or other orders for the payment of money by or to the Corporation and all notes and other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or officers, agent or agents of the Corporation, and in such manner, as shall be determined by resolution of the board of directors or a duly authorized committee thereof.

Section 3. Contracts. The board of directors may authorize any officer or officers, or any agent or agents, of the Corporation to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the Corporation, and such authority may be general or confined to specific instances.

Section 4. Loans. The Corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the Corporation or of its subsidiary, including any officer or employee who is a

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director of the Corporation or its subsidiary, whenever, in the judgment of the directors, such loan, guaranty or assistance may reasonably be expected to benefit the Corporation. The loan, guaranty or other assistance may be with or without interest, and may be unsecured, or secured in such manner as the board of directors shall approve, including, without limitation, a pledge of shares of stock of the Corporation. Nothing in this section contained shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the Corporation at common law or under any statute.

Section 5. Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the board of directors.

Section 6. Corporate Seal. The board of directors may provide a corporate seal which shall be in the form of a circle and shall have inscribed thereon the name of the Corporation and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

Section 7. Voting Securities Owned By Corporation. Voting securities in any other corporation held by the Corporation shall be voted by the chief executive officer, unless the board of directors specifically confers authority to vote with respect thereto, which authority may be general or confined to specific instances, upon some other person or officer. Any person authorized to vote securities shall have the power to appoint proxies, with general power of substitution.

Section 8. Inspection of Books and Records. Any stockholder of record, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the Corporation’s stock ledger, a list of its stockholders, and its other books and records, and to make copies or extracts therefrom. A proper purpose shall mean any purpose reasonably related to such person’s interest as a stockholder. In every instance where an attorney or other agent shall be the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing which authorizes the attorney or other agent to so act on behalf of the stockholder. The demand under oath shall be directed to the Corporation at its registered office in the State of Delaware or at its principal place of business.

Section 9. Section Headings. Section headings in these by-laws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

Section 10. Inconsistent Provisions. In the event that any provision of these by-laws is or becomes inconsistent with any provision of the Certificate of Incorporation, the DGCL or any other applicable law, the provision of these by-laws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.

Article VIII

AMENDMENTS

These by-laws may be amended, altered, or repealed and new by-laws adopted at any meeting of the board of directors by a majority vote. The fact that the power to adopt, amend, alter, or repeal the by-laws has been conferred upon the board of directors shall not divest the stockholders of the same powers.

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Annex B

OPINION OF JEFFERIES LLC

August 10, 2020

The Special Committee of the Board of Directors

Cellular Biomedicine Group, Inc.

1345 Avenue of the Americas, 15th Floor

New York, NY 10105

Members of the Special Committee:

We understand that Cellular Biomedicine Group, Inc. (the “Company”), CBMG Holdings (“Parent”), and CBMG Merger Sub Inc., a wholly-owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”) in a transaction in which each outstanding share of common stock, par value $0.001 per share, of the Company (the “Common Stock”), other than shares of Common Stock owned by the Company, Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent, the Rollover Shares (as defined in the Merger Agreement), and shares of Common Stock as to which dissenters rights have been properly exercised, will be converted into the right to receive $19.75 in cash (the “Consideration”). As contemplated by the Merger Agreement, the holders of the Rollover Shares will enter into the Support Agreements (as defined in the Merger Agreement) pursuant to which, among other things, such holders will agree to receive no consideration for the cancellation of such Rollover Shares and to subscribe for or otherwise receive newly issued shares of Parent at or immediately prior to the effective time of the Merger. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders (other than Parent, Merger Sub, the holders of the Rollover Shares, and any of their respective affiliates).

In arriving at our opinion, we have, among other things:

(i)	reviewed a draft dated August 10, 2020 of the Merger Agreement;

(ii)	reviewed certain publicly available financial and other information about the Company;

(iii)

reviewed certain information furnished to us by the Company’s management, including probability adjusted financial forecasts and other information, relating to the business, operations and prospects of the Company;

(iv)	held discussions with members of senior management of the Company concerning the matters described in clauses (ii) and (iii) above;

(v)	reviewed the share trading price history for the Common Stock; and

(vi)	conducted such other financial studies, analyses and investigations as we deemed appropriate.

In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by the Company or that was publicly available to us (including, without limitation, the information described above), or that was otherwise reviewed by us. We have relied on assurances of the management of the Company that it is not aware of any facts or circumstances that would make such information inaccurate or misleading. In our review, we did not obtain any independent evaluation or appraisal of any of the assets or liabilities of, nor did we conduct a physical inspection of any of the properties or facilities of, the Company, nor have we been furnished with any such evaluations or appraisals, nor do we assume any responsibility to obtain any such evaluations, appraisals or physical inspections.

With respect to the financial forecasts provided to and examined by us, we note that projecting future results of any company is inherently subject to uncertainty. The Company has informed us, however, and we have assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company. We express no opinion as to the Company’s financial forecasts or the assumptions on which they are made.

We have relied upon the assessments of the management of the Company as to, among other things, (i) the potential impact on the Company of market, competitive and other conditions, trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or affecting, the biopharmaceutical industry, including with respect to the pricing of and/or reimbursement for pharmaceutical products, (ii) matters relating to the Company’s products and product candidates, including the potential use and indications for such products and product candidates, related technology and intellectual property (including the validity and duration of licenses and patents) and regulatory approval processes and risks, the probability and timing for achieving the expected use and indications for such products and product candidates, the research and development, clinical testing, manufacturing and commercialization of such products and product candidates and the potential for generic competition, and (iii) the Company’s existing and future agreements and arrangements with, and ability to attract, retain and/or replace, key employees and consultants, customers, suppliers and manufacturers, and other commercial and collaboration relationships, including financial and other terms and ongoing obligations associated with the Company’s collaboration, licensing, royalty and other agreements and arrangements. We have assumed that there will not be any developments with respect to any such matters that would be meaningful in any respect to our analyses or opinion.

Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof. As you are aware, the credit, financial and stock markets, the industry in which the Company operates and the securities of the Company have experienced and may continue to experience volatility, and we express no view or opinion as to any potential effects of such volatility on the Company or the Merger.

We have made no independent investigation of any legal or accounting matters affecting the Company, and we have assumed the correctness in all respects material to our analysis of all legal and accounting advice given to the Company and the Special Committee of the Board of Directors (the “Special Committee”), including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement to the Company and its stockholders. In addition, in preparing this opinion, we have not taken into account any tax consequences of the transaction to any holder of Common Stock. We have assumed that the Merger will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any term, condition or agreement and in compliance with applicable laws, documents and other requirements and that the final form of the Merger Agreement will be substantially similar to the last draft reviewed by us. We have also assumed that in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or the Merger in any respect meaningful to our analyses or opinion.

It is understood that our opinion is for the use and benefit of the Special Committee (in its capacity as such) in its consideration of the Merger, and our opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to the Company, nor does it address the underlying business decision by the Company to engage in the Merger or the terms of the Merger Agreement (other than the Consideration to the extent expressly specified herein) or the documents referred to therein. Our opinion does not constitute a recommendation as to how any holder of shares of Common Stock should vote on the Merger or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the

B-2

holders of any class of securities, creditors or other constituencies of the Company, other than the holders of shares of Common Stock. We express no opinion as to the price at which shares of Common Stock will trade at any time. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable or to be received by any of the Company’s officers, directors or employees, or any class of such persons, in connection with the Merger relative to the Consideration or otherwise. Our opinion has been authorized by the Fairness Committee of Jefferies LLC.

We have been engaged by the Company to act as financial advisor to the Special Committee in connection with the Merger and will receive a fee for our services which is payable upon delivery of this opinion. We also will be reimbursed for expenses incurred. The Company has agreed to indemnify us against liabilities arising out of or in connection with the services rendered and to be rendered by us under such engagement. Although we have not, in the two years prior to the date of this opinion, received any compensation from the Company or Parent for financial advisory or financing services, we and our affiliates may seek to, in the future, provide such services to the Company, Parent or entities that are affiliated with Company or Parent, for which services we and our affiliates would expect to receive compensation. In the ordinary course of our business, we and our affiliates may trade or hold securities of the Company and/or its affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in those securities.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders (other than Parent, Merger Sub, the holders of the Rollover Shares, and any of their respective affiliates).

Very truly yours,

JEFFERIES LLC

B-3

Annex C

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

Section 262. Appraisal Rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PRELIMINARY PROXY CARD—SUBJECT TO COMPLETION

CELLULAR BIOMEDICINE GROUP, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
DIRECTORS OF

CELLULAR BIOMEDICINE GROUP, INC.

SPECIAL MEETING OF STOCKHOLDERS—[●], 2020 AT [●] EASTERN TIME

CONTROL ID:

REQUEST ID:

The undersigned hereby appoint(s) and authorize(s) Terry A. Belmont with the full power of substitution and resubstitution to represent and to vote, as designated on the reverse hereof, any and all shares of common stock, par value $0.001 per share, of Cellular Biomedicine Group, Inc. (the “Company”) which the undersigned would be entitled to vote as fully as the undersigned could do if personally present at the Special Meeting of Stockholders of the Company, to be held at [●] on [●], 2020 at [●] Eastern Time, and at any adjournment(s) or postponement(s) thereof, hereby revoking any prior proxies to vote said stock, upon the below items more fully described in the notice of any proxy statement for the Special Meeting (receipt of which is hereby acknowledged).

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

VOTING INSTRUCTIONS If you vote by phone, fax or internet, please DO NOT mail your proxy card.
MAIL:	Please mark, sign, date, and return this Proxy Card promptly using the enclosed envelope.
INTERNET:	https://www.iproxydirect.com/CBMG

PHONE:	1-866-752-VOTE(8683)

PRELIMINARY PROXY CARD—SUBJECT TO COMPLETION SPECIAL MEETING OF THE STOCKHOLDERS OF CELLULAR BIOMEDICINE GROUP, INC. PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS	PLEASE COMPLETE, DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: ☒

Proposal 1	FOR	AGAINST	ABSTAIN

To adopt the Agreement and Plan of Merger, dated as of August 11, 2020 (as it may be amended from time to time, the “Merger Agreement”), by and among CBMG Holdings, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), CBMG Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company, pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent.

	☐	☐	☐
CONTROL ID:
REQUEST ID:

Proposal 2	FOR	AGAINST	ABSTAIN

To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement.

	☐	☐	☐

Proposal 3	FOR	AGAINST	ABSTAIN
To approve, on a non-binding, advisory basis, specified compensation that may become payable to the named executive officers of the Company in connection with the Merger.	☐	☐	☐

THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS OTHERWISE INDICATED, THIS PROXY WILL BE VOTED “FOR” EACH OF PROPOSAL NUMBER 1, 2 AND 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Please mark, sign, date and return this Proxy Card promptly using the accompanying postage pre-paid envelope.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CELLULAR BIOMEDICINE GROUP, INC.

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING:  ☐

MARK HERE FOR ADDRESS CHANGE ☐  New Address (if applicable):

IMPORTANT: Please sign exactly as the name appears hereon. When shares of common stock are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please include full title as such. If the shares of common stock are owned by a corporation, sign in the full corporate name by an authorized officer. If the shares of common stock are owned by a partnership, sign in the name of the partnership by an authorized officer.

Dated:                                         , 2020

(Print Name of Stockholder and/or Joint Tenants)

(Signature of Stockholder)

(Second Signature if held jointly)